    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2004

                                                              NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                 CONSECO, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   6321                                  75-3108137
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                          11825 N. PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032
                                 (317) 817-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     EUGENE M. BULLIS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER WILLIAM S. KIRSCH, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CONSECO, INC.
                          11825 N. PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032
                                 (317) 817-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

             JAMES S. ROWE                          VINCENT J. PISANO                      WILLIAM J. WHELAN, III
          KIRKLAND & ELLIS LLP                     KIRKLAND & ELLIS LLP                       ANDREW J. PITTS
        200 EAST RANDOLPH DRIVE                      CITIGROUP CENTER                   CRAVATH, SWAINE & MOORE LLP
        CHICAGO, ILLINOIS 60601                    153 EAST 53RD STREET                       WORLDWIDE PLAZA
             (312) 861-2000                      NEW YORK, NEW YORK 10022                    825 EIGHTH AVENUE
                                                      (212) 446-4800                      NEW YORK, NEW YORK 10019
                                                                                               (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM AGGREGATE
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE(1)(2)       AMOUNT OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....................        $  800,000,000                   $101,360
-----------------------------------------------------------------------------------------------------------------------
Mandatorily Convertible Preferred Stock, Class B, par value
  $0.01 per share...........................................        $  350,000,000                   $ 44,345
-----------------------------------------------------------------------------------------------------------------------
Total.......................................................        $1,150,000,000                   $145,705(3)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Includes amount attributable to shares of common stock and Mandatorily Convertible Preferred Stock, Class B that may be purchased by the underwriters under an option to purchase additional shares at the public offering price less the underwriting discount.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) The registrant filed a registration statement on Form S-3 (No. 333-110963) on December 5, 2003 for which the registrant paid a filing fee of $242,700. The registration statement on Form S-3 (No. 333-110963) was not declared effective by the Commission, no securities were sold under such registration statement, and on January 29, 2004, the registrant requested the withdrawal of such registration statement. Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant has offset the registration fee of $145,705 due herewith with a portion of the registration fee paid on December 5, 2003.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains alternate sections, paragraphs, sentences or phrases which will be contained in two forms of prospectus covered in this Registration Statement, one to be used in connection with an offering of shares of our common stock and the other to be used in connection with a concurrent offering of shares of our Mandatorily Convertible Preferred Stock, Class B. Those sections, paragraphs, sentences or phrases that will appear only in the common stock prospectus are marked at the beginning of such section, paragraph, sentence or phrase by the symbol [C] and those that will appear only in the Mandatorily Convertible Preferred Stock, Class B prospectus are designated with the symbol [P]. Unless so indicated with a [C] or [P], the language therein will appear in both forms of prospectus.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

[C]              Subject to Completion, Dated January 29, 2004

                                                                  (CONSECO LOGO)
                                            Shares

                                 CONSECO, INC.

                                  Common Stock
                             ----------------------
     We are offering      shares of our common stock. Concurrently with this
offering, we are offering      shares of our   % Class B Mandatorily Convertible
Preferred Stock (the "Class B Preferred Stock"). The closing of this offering is not conditioned upon the closing of the Class B Preferred Stock offering.

     Our common stock is listed on the New York Stock Exchange under the symbol "CNO." The last reported sale price of our common stock on January 28, 2004 was $22.94 per share.

     Investing in our securities involves risks. See "Risk Factors" beginning on page 14 to read about factors you should consider before buying our securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial price to public.....................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Conseco.......................  $           $

     To the extent that the underwriters sell more than      shares of common
stock, the underwriters have the option to purchase up to an additional shares from us at the initial price to public less the underwriting discount.
                               ------------------

     The underwriters expect to deliver the shares of common stock to purchasers
on             , 2004.
                               ------------------

                           Joint Bookrunning Managers

GOLDMAN, SACHS & CO.                                              MORGAN STANLEY
                               ------------------
                         BANC OF AMERICA SECURITIES LLC
                               ------------------
                       Prospectus dated           , 2004.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

[P]              Subject to Completion, Dated January 29, 2004

                                                                  (CONSECO LOGO)
                                            Shares

                                 CONSECO, INC.

                % Mandatorily Convertible Preferred Stock, Class B
                   (liquidation preference $      per share)
                             ----------------------
     We are offering      shares of our   % Mandatorily Convertible Preferred
Stock, Class B (the "Class B Preferred Stock"). Concurrently with this offering,
we are offering      shares of our common stock. The closing of this offering is conditioned upon the closing of the common stock offering.

     Dividends on the shares of Class B Preferred Stock will be cumulative from
          , 2004 and will be payable           ,           ,           and
          of each year, commencing on           , 2004. Accumulated unpaid
dividends will cumulate dividends at the annual rate of      %. The dividend
rate is $     per share per annum.

     On the mandatory conversion date, each share of Class B Preferred Stock will automatically convert into shares of our common stock based on the conversion rates described in this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "CNO." The last reported sale price of our common stock on January 28, 2004 was $22.94 per share.

     Prior to this offering there has been no public market for the Class B Preferred Stock. We intend to list the Class B Preferred Stock on the New York Stock Exchange under the symbol "CNO PrB."

     Investing in our securities involves risks. See "Risk Factors" beginning on page 14 to read about factors you should consider before buying our securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial price to public.....................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to Conseco.......................  $           $

     To the extent that the underwriters sell more than      shares of Class B
Preferred Stock, the underwriters have the option to purchase up to an
additional      shares of Class B Preferred Stock from us at the initial price to public less the underwriting discount.
                               ------------------
     The underwriters expect to deliver the shares of Class B Preferred Stock to
purchasers on             , 2004.
                               ------------------
                           Joint Bookrunning Managers

GOLDMAN, SACHS & CO.                                              MORGAN STANLEY
                               ------------------
                                    JPMORGAN
                               ------------------
                       Prospectus dated           , 2004.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................   14
OUR RECENT EMERGENCE FROM BANKRUPTCY...   31
[P] RATIOS OF EARNINGS TO FIXED CHARGES
  AND EARNINGS TO FIXED CHARGES,
  PREFERRED STOCK DIVIDENDS, AND
  DISTRIBUTIONS ON COMPANY-OBLIGATED
  MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUSTS......   33
USE OF PROCEEDS........................   35
PRICE RANGE OF OUR COMMON STOCK........   35
DIVIDEND POLICY........................   36
CAPITALIZATION.........................   37
SELECTED CONSOLIDATED FINANCIAL AND
  OPERATING DATA.......................   38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   40

                                         PAGE
                                         ----
BUSINESS...............................   93
MANAGEMENT.............................  118
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.........................  127
PRINCIPAL STOCKHOLDERS.................  128
[P] DESCRIPTION OF THE MANDATORILY
  CONVERTIBLE PREFERRED STOCK..........  129
[P] CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS.......................  141
DESCRIPTION OF CAPITAL STOCK...........  146
SHARES ELIGIBLE FOR FUTURE SALE........  154
[C] UNDERWRITING.......................  157
[P] UNDERWRITING.......................  160
LEGAL MATTERS..........................  163
EXPERTS................................  163
WHERE YOU CAN FIND MORE INFORMATION....  163
INDEX TO FINANCIAL STATEMENTS..........  F-1

                             ----------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     The terms "Conseco," the "Company," "we," "us" and "our" as used in this prospectus refer to Conseco, Inc., a Delaware corporation, and, unless we state otherwise or the context otherwise requires, its subsidiaries. Unless we state otherwise or the context otherwise requires, the terms "Conseco," the "Company," "we," "us" and "our" as used in this prospectus also refer to our predecessor, Conseco, Inc., an Indiana corporation, and its subsidiaries.

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus, including "Risk Factors" and our consolidated financial statements and accompanying notes, before making an investment decision.

                                  OUR COMPANY

     We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing. As of September 30, 2003, we had $2.8 billion of shareholders' equity and $29.9 billion of assets. For the one month ended September 30, 2003, we had $366.3 million of revenues and $24.2 million of net income.

     We conduct our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of businesses in run-off:

     - BANKERS LIFE, which consists of the businesses of Bankers Life & Casualty Company ("Bankers Life & Casualty") and Colonial Penn Life Insurance Company ("Colonial Penn"). Bankers Life & Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life & Casualty and Colonial Penn market their products under their own brand names.

     - CONSECO INSURANCE GROUP, which markets and distributes specified disease insurance, Medicare supplement insurance, and certain life and annuity products to the senior and middle-income markets through over 500 independent marketing organizations ("IMOs") that represent over 9,100 producing independent agents. This segment markets its products under the "Conseco" brand.

     - OTHER BUSINESS IN RUN-OFF, which includes blocks of business that we no longer market or underwrite. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

     We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our operating segments.

     The following table sets forth information on our segments for the one month ended September 30, 2003 (dollars in millions):

                                                  COLLECTED PREMIUMS
                                                  -------------------   INCOME BEFORE
                                                    $      PERCENTAGE   INCOME TAXES
                                                    -      ----------   -------------
Bankers Life....................................  $172.1      53.0%        $ 24.9
Conseco Insurance Group.........................   104.7      32.2           20.2
Other Business In Run-off.......................    48.0      14.8            3.6
Corporate.......................................      --        --          (10.9)
                                                  ------     -----         ------
Total...........................................  $324.8     100.0%        $ 37.8
                                                  ======     =====         ======

                               OUR RESTRUCTURING

     We are in the process of significantly restructuring our business through a process which included the bankruptcy of our predecessor company and our subsequent emergence from bankruptcy on September 10, 2003. None of our insurance company subsidiaries were a part of the bankruptcy petitions, although the bankruptcy did cause disruptions to our insurance operations.

     We have achieved several critical financial goals as part of our restructuring, including:

     - reducing our debt and other obligations by $5.7 billion,

     - disposing of the assets of our predecessor's finance business,

     - selling non-core operating subsidiaries such as Conseco Variable Insurance Company ("CVIC"),

     - improving the risk profile of our investment portfolio, and

     - improving the financial strength of our insurance companies as measured by risk-based capital.

     We have also recruited and integrated new members into our management team, and we have a new board of directors. Since our emergence from bankruptcy, management has continued to take steps in an effort to improve our profitability and further streamline our business. For example, in September 2003, we sold our stake in the General Motors building in New York City (the "GM building"), which increased the statutory capital and surplus of our insurance subsidiaries by over $350 million.

     We have also undertaken several strategic initiatives to streamline our business lines, focusing on those businesses we believe are most profitable. These initiatives include emphasizing the sales of Medicare supplement and specified disease products and de-emphasizing sales of certain annuity and life products, ceasing sales of long-term care products in Conseco Insurance Group and attempting to re-price certain lines of business through significant rate increases.

     The next stage of our restructuring, which includes the offering of our common stock and the offering of the Class B Preferred Stock, is a recapitalization of our current balance sheet (the "Recapitalization"). The offering of our Class B Preferred Stock is conditioned upon the offering of our common stock. The offering of our common stock is not conditioned upon the offering of our Class B Preferred Stock. Our current capitalization is presented below:

                                                                    AS OF
                                                              SEPTEMBER 30, 2003
                                                              ------------------
                                                                (IN MILLIONS)
Notes payable...............................................       $1,300.0
                                                                   --------
Equity:
  Preferred Stock, par value $0.01 per share, 265,000,000
     authorized; 34,386,740 shares of Class A Senior
     Cumulative Convertible Exchangeable Preferred Stock
     issued and outstanding.................................          865.0
  Common Stock, par value $0.01 per share, 8,000,000,000
     authorized; 100,098,119 issued and outstanding.........            1.0
  Additional paid-in-capital................................        1,639.3
  Accumulated other comprehensive income....................          273.2
  Retained earnings.........................................           18.9
                                                                   --------
     Total equity...........................................        2,797.4
                                                                   --------
       Total capitalization.................................       $4,097.4
                                                                   ========

     The Recapitalization has two components:

     - REDEMPTION OF OUR EXISTING PREFERRED STOCK. We plan to use a portion of the proceeds of the offerings to redeem our outstanding Class A Senior Cumulative Convertible Exchangeable Preferred Stock (the "Class A Preferred Stock").

     - REDUCTION AND REPLACEMENT OR RENEGOTIATION OF OUR EXISTING BANK CREDIT FACILITY. We intend to reduce our overall senior indebtedness, reduce our borrowing costs and improve the terms and conditions of our existing bank credit facility. We believe that we can achieve these goals by using a portion of the proceeds of the offerings of our common stock and our Class B Preferred Stock to retire a portion of our existing debt, or by renegotiating the terms of our existing bank credit facility.

     By redeeming all or a part of the Class A Preferred Stock and reducing our overall indebtedness, our goals are to improve the financial flexibility of our top-tier holding company and improve the financial strength ratings of our insurance companies. The completion of the common stock offering is not conditioned upon completion of the Class B Preferred Stock offering, and if we complete the common stock offering but not the Class B Preferred Stock offering, we will have fewer proceeds to apply in this regard.

                             COMPETITIVE STRENGTHS

     We believe our competitive strengths have enabled and will continue to enable us to capitalize on the opportunities in our target markets. These strengths include:

     - our position as a leading national provider of life and health insurance products to the senior market,

     - our broad-based distribution networks,

     - our strong, nationally recognized brand names, and

     - our experienced management with a proven track record.

     LEADING NATIONAL PROVIDER OF LIFE AND HEALTH INSURANCE PRODUCTS TO THE SENIOR MARKET. The Bankers Life segment is one of the leading national providers of life and health insurance products focused primarily on the senior market. The career agents and direct distribution channels within Bankers Life provide a number of products that are important to the financial well-being of seniors: supplemental health coverage, including Medicare supplement and long-term care insurance, as well as selected life and annuity products. According to the most recently published study on the Medicare supplement market by the Life Insurance Marketing Research Association, we were ranked second in sales of agent-distributed Medicare supplement insurance based on collected premiums in 2002. Our approximately 4,000 career agents are trained to cater to the needs of the senior market. Current demographic trends indicate that the senior market will continue to grow, and we believe our focus on seniors will provide us with a significant opportunity to increase our share of this market.

     BROAD-BASED DISTRIBUTION NETWORKS. Our broad-based distribution networks provide us with a number of ways to reach our target markets. Our career agents and direct distribution channels focus on the senior market. We also have independent agents who focus on senior market products such as Medicare supplement insurance. Our independent agents also sell certain of our products that are specifically designed for the under-age-65 middle-income market. These products include our specified disease insurance coverage, such as cancer and heart/stroke products, as well as equity-indexed life insurance and equity-indexed annuities. Despite the bankruptcy, we have retained the majority of our career agents, including 80 percent of our top 1,000 career agents, who accounted for over 50 percent of Bankers Life & Casualty's sales during 2003. In 2002, 55 percent of our sales were through independent distributors, 43 percent were through career agents, and 2 percent were through direct marketing by Colonial Penn.

     STRONG, NATIONALLY RECOGNIZED BRAND NAMES. We believe our brands are widely recognized by our customers and distributors. We believe we have successfully developed product-focused consumer recognition in our chosen markets through three distinct brands -- Conseco, Bankers Life & Casualty and Colonial Penn. According to Communicus, an independent research firm, we have increased the awareness of the Conseco brand from 28 percent of consumers in our target market in 1998 to 50 percent in 2003. Additionally, we believe our multiple-brand strategy has helped us maintain sales of certain key products, such as Medicare supplement, and retain business through our reorganization. We continue to raise the profile of our brands through our "Step Up" campaign and several national and local community sponsorship arrangements, including the Indy Racing League and the Conseco Fieldhouse in Indianapolis, home to the Indiana Pacers

NBA basketball team. In addition, we continue to raise the profile of our Bankers Life brand through our continued relationship with the Alzheimer's Association and International Longevity Center as well as a renewed relationship with Paul Harvey, who for many years was the spokesperson for Bankers Life & Casualty. We believe that our brands give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors.

     EXPERIENCED MANAGEMENT WITH A PROVEN TRACK RECORD. Our strong, experienced senior management team has led us through our restructuring to date. Our management is led by our President and Chief Executive Officer, William J. Shea, who has over 25 years of financial services experience and joined Conseco in 2001. Mr. Shea has served as Vice Chairman and Chief Financial Officer of BankBoston Corporation and as Partner and Vice Chairman of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP). In addition to our experienced senior management team, our Non-Executive Chairman, R. Glenn Hilliard, has over 35 years of insurance experience, having served most recently as Chairman and CEO of ING Americas. Mr. Hilliard joined our board in September 2003. Our management's knowledge and experience have helped us maintain our business operations through the restructuring and are expected to provide us with opportunities to further enhance the Company in the future.

                                    STRATEGY

     Our objective is to generate attractive returns on equity while growing a stable, well capitalized insurance business focused on serving the middle-income and senior markets. We intend to achieve these objectives by executing the following strategies:

     - focus on the senior and middle-income markets,

     - continue to improve our financial condition,

     - leverage our distribution network to strengthen market access, and

     - continue to improve our operational efficiency.

     FOCUS ON THE SENIOR AND MIDDLE-INCOME MARKETS. We are committed to serving the senior and middle-income markets in the United States. Our customer base includes approximately 3.8 million policyholders. According to the January 2004 issue of "Journal of Financial Service Professionals," the population of the United States age 50 or older is projected to increase by approximately 27 percent from 2004 to 2014. We have taken several steps in recent periods to sharpen our focus on both markets by strengthening our distribution, reducing our sales of non-core life and annuity products and introducing new and innovative supplemental health and retirement savings products targeting senior and middle-income customers.

     CONTINUE TO IMPROVE OUR FINANCIAL CONDITION. We seek to continue to improve our financial condition by reducing leverage at the holding company, maintaining adequate risk-based capital in our operating subsidiaries and focusing on marketing profitable products. We took a series of actions in 2002 and 2003 to enhance our financial condition. In addition to reducing our debt and other obligations at the holding company by $5.7 billion through the bankruptcy, we improved the risk profile of our investment portfolio and the financial strength of our insurance companies as measured by risk-based capital. Our fixed maturity investment portfolio is primarily comprised of government, investment-grade and structured securities. Below-investment grade securities comprised 4.1 percent of our fixed maturity portfolio as of September 30, 2003, down from 6.5 percent as of December 31, 2002. Our insurance companies' consolidated company action level risk-based capital ratio ("RBC") improved from 166 percent at December 31, 2002 to approximately 250 percent at September 30, 2003. The RBC ratio is one of the tools insurance regulators use to determine the adequacy of an insurance company's capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Statutory Information" for further information. We intend to continue to manage our business with a view to improving our capitalization, financial strength and ratings.

     LEVERAGE OUR DISTRIBUTION NETWORK TO STRENGTHEN MARKET ACCESS. We seek to leverage our broad distribution channels to meet our customers' needs and enhance our market presence. We believe we have created appropriate incentives focused on persistent and profitable production, as well as improved monitoring and tracking of production and persistency levels by distributor. We promote cross-selling of life, supplemental health and retirement savings products in certain markets to capture a greater share of our policyholders' coverage needs. In addition, we utilize our independent producers and career agent network as important sources of information regarding the evolving needs of our customer base. As a result, our products are tailored to include the specific features that we believe are most important to our customers. If we are successful in raising our ratings, we expect to be able to add new agents to our career and independent agency distribution channels, which we believe will result in increased sales of our insurance products.

     CONTINUE TO IMPROVE OUR OPERATIONAL EFFICIENCY. We have undertaken several initiatives to improve our operational efficiency and lower costs. We have simplified our organizational structure by divesting certain businesses and consolidating several legal entities. We are in the process of integrating policy administration and claims management systems from previous acquisitions to lower our operational costs in our Conseco Insurance Group segment. We intend to reduce the number of policy administration and related support systems by 50 percent over the next 12 to 18 months. We have also reduced our headcount over the past two years and have focused on improving the productivity of our employees, career agents and independent distributors. We intend to continue to work to improve our operational efficiency by rationalizing expenses and systems in an effort to enhance our service standards and profitability.

                             CORPORATE INFORMATION

     We are a corporation organized under the laws of the State of Delaware, and the successor to Conseco, Inc., an Indiana corporation. We emerged from bankruptcy on September 10, 2003. Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number at this location is (317) 817-6100. Our website is www.conseco.com. Information on our website should not be construed to be part of this prospectus.

     Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CNO," and our Series A Warrants are listed on the NYSE under the symbol "CNOWS." Our Class A Preferred Stock currently trades on the Over-the-Counter Bulletin Board under the symbol "CNSJP."

                                [C] THE OFFERING

Issuer........................   Conseco, Inc.

Common stock offered..........             shares

Common stock to be outstanding
after this offering...........             shares if the underwriters do not
                                 exercise the option to purchase additional shares.

Over-allotment option.........             shares

Initial price.................   $          per share

Use of proceeds...............   We intend to use the net proceeds of this
                                 offering, together with the net proceeds of the concurrent Class B Preferred Stock offering, to redeem shares of our outstanding Class A
                                 Preferred Stock, to repay indebtedness under our existing senior credit facility, to contribute capital to our insurance subsidiaries and/or for general corporate purposes. See "Use of Proceeds." The completion of the common stock offering is not conditioned upon completion of the Class B Preferred Stock offering.

NYSE symbol...................   CNO

The number of shares of our common stock shown above to be outstanding after this offering is based on 100,115,772 shares, the number of shares of our common stock outstanding as of December 31, 2003, and excludes:

  - 6 million shares of common stock issuable upon the exercise of outstanding Series A Warrants at an exercise price of $27.60 per share;

  - 43.6 million shares of common stock issuable upon the conversion of outstanding Class A Preferred Stock at a conversion price of $20.35 per share, which shares are not convertible into common stock until September 30, 2005, and which we intend to redeem with the proceeds of this offering and the concurrent Class B Preferred Stock offering;

  - the shares of common stock issuable upon the conversion of the Class B Preferred Stock expected to be issued in the concurrent offering;

  - 1 million shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price per share of $18.01;

  - an aggregate of 1 million shares of unvested restricted stock granted to our President and Chief Executive Officer and to our Non-Executive Chairman;

  - approximately 3 million shares of common stock issuable upon the exercise of options to purchase common stock under our long-term equity incentive plan that we currently intend to grant to our officers on or shortly after the date of this prospectus at an exercise price equal to the fair market value on the date of grant; and

  - approximately 5 million shares of common stock reserved for future grants under our long-term equity incentive plan.

                                [P] THE OFFERING

Issuer........................   Conseco, Inc.

Securities offered............             shares of           % Class B
                                 Mandatorily Convertible Preferred Stock, which we call the Class B Preferred Stock.

Initial price.................   $          for each share of Class B Preferred
                                 Stock.

Option to purchase additional
Class B Preferred Stock.......   The underwriters have the option to purchase up
                                 to           additional shares of Class B
                                 Preferred Stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. If the underwriters exercise their option to purchase additional shares of Class B Preferred Stock in full, we will have million shares of Class B Preferred
                                 Stock outstanding.

Dividends.....................   $          for each share of Class B Preferred
                                 Stock per year. Dividends will be cumulative
                                 from the date of issuance, and to the extent
                                 that assets are legally available to pay
                                 dividends and such payments will not result in
                                 a default under our senior credit facility, we
                                 will pay dividends in cash on each dividend
                                 payment date. Accumulated unpaid dividends will
                                 cumulate dividends at the annual rate of
                                           %. The dividend payable on the first
                                 dividend payment date is $          and on each
                                 subsequent dividend payment date will be
                                 $          . See "Description of the
                                 Mandatorily Convertible Preferred
                                 Stock -- Dividends."

Dividend payment dates........             ,           ,           and
                                           of each year, commencing on
                                           , 2004.

Redemption....................   The Class B Preferred Stock will not be
                                 redeemable.

Mandatory conversion date.....             ,           , which we call the
                                 mandatory conversion date.

Automatic conversion..........   On the mandatory conversion date, each share of
                                 Class B Preferred Stock will automatically convert into shares of our common stock, based on the conversion rate as described below.

                                 The holders of the Class B Preferred Stock on the mandatory conversion date will have the right to receive the cash dividends due on such date (including any accrued and unpaid dividends on the shares of Class B Preferred Stock as of the mandatory conversion date), whether or not declared prior to such date, provided that we have legally available assets at such time and such payments will not result in a default under our senior credit facility. If we do not have adequate legally available assets to pay any or all accumulated dividends in cash on the mandatory conversion date or such payment would result in a default under our senior credit facility, then, in respect of the portion of such dividends which we are unable to pay in cash, we will deliver to the holders shares of our common stock as described under "Description of the Mandatorily Convertible Preferred Stock -- Mandatory Conversion."

Conversion rate...............   The conversion rate for each share of Class B
                                 Preferred Stock will be not more than
                                           shares and not less than
                                 shares of our common stock, depending on the applicable market value of our common stock, as described below.

                                 The "applicable market value" of our common stock is the arithmetic average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. It will be calculated as described under "Description of the Mandatorily Convertible Preferred
                                 Stock -- Mandatory Conversion."

                                 The conversion rate is subject to certain adjustments, as described under "Description of the Mandatorily Convertible Preferred
                                 Stock -- Anti-Dilution Adjustments."

                                 The following table illustrates the conversion rate per share of Class B Preferred Stock, subject to certain anti-dilution adjustments:

                                                       APPLICABLE MARKET
                                                           VALUE ON
                                                           MANDATORY               CONVERSION
                                                        CONVERSION DATE               RATE
                                                       -----------------         --------------
                                                less than or equal to $
                                                between $         and $                to
                                                equal to or greater than
                                                  $

Optional conversion...........   At any time prior to           ,           and
                                 on or after the day immediately following the
                                 issue date of the Class B Preferred Stock, you
                                 may elect to convert each of your shares of
                                 Class B Preferred Stock at the minimum
                                 conversion rate of           shares of our
                                 common stock for each share of Class B
                                 Preferred Stock. This conversion rate is subject to certain adjustments as described under "Description of the Mandatorily
                                 Convertible Preferred Stock -- Anti-Dilution
                                 Adjustments."

Provisional conversion at our
option........................   If at any time prior to           ,
                                 and on or after the day immediately following
                                 the issue date of the Class B Preferred Stock,
                                 the closing price per share of our common stock
                                 exceeds $          (150% of the threshold
                                 appreciation price of $          ), subject to
                                 anti-dilution adjustments, for at least 20
                                 trading days within a period of 30 consecutive
                                 trading days, we may elect to cause the
                                 conversion of all, but not less than all, of
                                 the shares of Class B Preferred Stock then
                                 outstanding at the minimum conversion rate of
                                           shares of our common stock for each
                                 share of Class B Preferred Stock, subject to
                                 certain adjustments as described under
                                 "Description of the Mandatorily Convertible
                                 Preferred Stock -- Anti-Dilution Adjustments,"
                                 only if, in addition to issuing you such shares
                                 of common stock, we pay
                                 you in cash the present value of all the
                                 remaining dividend payments through and
                                 including           ,           , on the shares
                                 of Class B Preferred Stock, computed using a discount rate equal to the treasury yield (as defined), plus any accrued and unpaid dividend payments on the shares of Class B Preferred
                                 Stock, whether or not declared, in each case, out of legally available assets. See
                                 "Description of the Mandatorily Convertible
                                 Preferred Stock -- Provisional Conversion at
                                 Our Option."

Early conversion upon cash
merger........................   Prior to the mandatory conversion date, if we
                                 are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a "cash merger," then on the date specified in our notice to you each holder of shares of Class B Preferred Stock will have the right to convert their shares of Class B
                                 Preferred Stock at the conversion rate,
                                 determined in accordance with "Conversion Rate" above, in effect immediately prior to the cash merger. See "Description of the Mandatorily
                                 Convertible Preferred Stock -- Early Conversion upon Cash Merger."

Anti-dilution adjustments.....   The formula for determining the conversion rate
                                 on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur. See "Description of the Mandatorily Convertible Preferred
                                 Stock -- Anti-Dilution Adjustments."

Liquidation preference........   $     per share of Class B Preferred Stock,
                                 plus an amount equal to the sum of all accrued and unpaid dividends.

Voting rights.................   Holders of shares of Class B Preferred Stock
                                 will not be entitled to any voting rights, except as required by applicable state law and as described under "Description of the Mandatorily Convertible Preferred
                                 Stock -- Voting Rights."

Ranking.......................   The Class B Preferred Stock will rank:

                                 - junior to all of our existing and future debt
                                   obligations;

                                 - junior to any class or series of our capital
                                   stock the terms of which provide that such class or series will rank senior to the Class B Preferred Stock;

                                 - senior to any class or series of our capital
                                   stock the terms of which provide that such class or series will rank junior to the Class B Preferred Stock;

                                 - senior in right of payment to all of our
                                   Class A Preferred Stock and common stock now outstanding or to be issued in the future; and

                                 - on a parity with any other class or series of
                                   our capital stock ranking pari passu with the Class B Preferred Stock as to the payment of dividends or the distribution of assets upon distribution, liquidation or winding up.

                                 We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to the Class B Preferred Stock without the consent of the holders of at least two-thirds of the shares of the Class B Preferred Stock.

                                 As of the date of this prospectus, we are authorized to issue up to 8,000,000,000 shares of common stock, $.01 par value per share. As of December 31, 2003, 100,115,772 shares of common stock were issued and outstanding. In addition, as of such date, there were:

                                 - 6 million shares of common stock issuable
                                   upon the exercise of outstanding Series A
                                   Warrants at an exercise price of $27.60 per share;

                                 - 43.6 million shares of common stock issuable
                                   upon the conversion of outstanding Class A
                                   Preferred Stock at a conversion price of $20.35 per share, which shares are not convertible into common stock until September 30, 2005, and which we intend to redeem with the proceeds of this offering and the concurrent common stock offering;

                                 - 1 million shares of common stock issuable
                                   upon the exercise of outstanding options at a weighted average exercise price per share of $18.01;

                                 - an aggregate of 1 million shares of unvested
                                   restricted stock granted to our President and Chief Executive Officer and to our Non-Executive Chairman;

                                 - approximately 3 million shares of common
                                   stock issuable upon the exercise of options to purchase common stock under our long-term equity incentive plan that we currently intend to grant to our officers on or shortly after the date of this prospectus at an exercise price equal to the fair market value on the date of grant; and

                                 - approximately 5 million shares of common
                                   stock reserved for future grants under our long-term equity incentive plan.

Use of proceeds...............   We intend to use the net proceeds of this
                                 offering, together with the net proceeds of the concurrent common stock offering, to redeem all outstanding shares of our Class A Preferred
                                 Stock, to repay indebtedness under our existing senior credit facility, to contribute capital to our insurance subsidiaries and/or for general corporate purposes. See "Use of Proceeds." The completion of this offering is conditioned upon completion of the common stock offering.

NYSE symbol...................   We intend to list the Class B Preferred Stock
                                 on the New York Stock Exchange under the symbol
                                 "CNO PrB."

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary financial data for Conseco, Inc. for each of the three years ended December 31, 2002, for the eight months ended August 31, 2003, and as of and for the one month ended September 30, 2003. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus.

     Our predecessor and certain of its subsidiaries emerged from Chapter 11 bankruptcy proceedings on September 10, 2003 (the "Effective Date"). However, for accounting convenience, the Effective Date of the plan was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders' equity at the reorganization value determined in connection with our Sixth Amended Joint Plan of Reorganization (the "Plan of Reorganization"), and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003 are not comparable with those prepared before that date.

     For financial reporting purposes, we refer to Conseco and its subsidiaries on or prior to August 31, 2003 as the predecessor company and after August 31, 2003 as the successor company.

     As part of our Chapter 11 reorganization, we sold the assets of our finance business and exited this line of business effective March 31, 2003. In October 2002, we sold CVIC, our primary writer of variable annuity products. The results of operations of these former businesses have been reported as discontinued operations in all periods prior to their sale presented in the summary financial data. The predecessor's net income (loss) includes amounts related to the discontinued operations of $(2,216.8) million, $(100.6) million, $(381.9) million and $16.0 million, for the years ended December 31, 2002, 2001 and 2000 and for the eight months ended August 31, 2003, respectively. The sales of these businesses further affect the comparability of the summary financial data.

     We have derived the summary financial data for the years ended December 31, 2002, 2001 and 2000 from our predecessor's audited consolidated financial statements included in this prospectus. We have derived the summary statement of operations data for the one month ended September 30, 2003, and the eight months ended August 31, 2003 and the summary balance sheet data as of September 30, 2003 from our unaudited interim condensed consolidated financial statements included in this prospectus.

     The unaudited interim consolidated financial data presented in the table below reflect all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

     We have prepared the summary financial data, other than statutory data, in conformity with generally accepted accounting principles ("GAAP"). We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     The following is a summary, and in order to more fully understand our historical consolidated financial data, you should read the following in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

                                                      SUCCESSOR                        PREDECESSOR
                                                     ------------   -------------------------------------------------
                                                     AS OF OR FOR
                                                       THE ONE      FOR THE EIGHT
                                                        MONTH          MONTHS
                                                        ENDED           ENDED            YEAR ENDED DECEMBER 31,
                                                      SEPT. 30,      AUGUST 31,     ---------------------------------
                                                         2003           2003           2002        2001       2000
                                                     ------------   -------------      ----        ----       ----
                                                                                  (AMOUNTS IN MILLIONS,
                                                                                 EXCEPT PER SHARE DATA)
    STATEMENT OF OPERATIONS DATA(a)
    Insurance policy income........................   $   256.2       $ 2,204.3     $  3,602.3   $3,992.7   $ 4,170.7
    Net investment income..........................       101.2           969.0        1,334.3    1,550.0     1,578.1
    Net realized investment gains (losses).........         6.7            (5.4)        (556.3)    (340.0)     (304.8)
    Total revenues.................................       366.3         3,202.2        4,450.4    5,492.0     5,581.4
    Interest expense on corporate notes payable and
      investment borrowings (contractual interest:
      $268.5 for the eight months ended August 31,
      2003; and $345.3 for 2002)...................         7.0           202.5          341.9      400.0       454.3
    Total benefits and expenses....................       328.5         1,030.0        6,082.6    5,735.4     6,358.9
    Income (loss) before income taxes, minority
      interest, discontinued operations and
      cumulative effect of accounting change.......        37.8         2,172.2       (1,632.2)    (243.4)     (777.5)
    Cumulative effect of accounting change, net of
      income tax...................................          --              --       (2,949.2)        --       (55.3)
    Net income (loss)..............................        24.2         2,201.7       (7,835.7)    (405.9)   (1,191.2)
    Preferred stock dividends......................         5.3              --            2.1       12.8        11.0
    Net income (loss) applicable to common stock...        18.9         2,201.7       (7,837.8)    (418.7)   (1,202.2)
    PER SHARE DATA
    Net income, basic..............................   $     .19
    Net income, diluted............................   $     .17
    Book value per common share outstanding........   $   19.31
    Weighted average shares outstanding for basic
      earnings.....................................       100.1
    Weighted average shares outstanding for diluted
      earnings.....................................       144.7
    Shares outstanding at period end...............       100.1
    BALANCE SHEET DATA -- AT PERIOD END
    Total investments..............................   $22,415.8
    Goodwill.......................................       935.4
    Total assets...................................    29,859.9
    Corporate notes payable........................     1,300.0
    Total liabilities..............................    27,062.5
    Shareholders' equity...........................     2,797.4
    STATUTORY DATA(B)
    Statutory capital and surplus..................   $ 1,412.4
    Asset valuation reserve ("AVR")................        78.4
    Total statutory capital and surplus and AVR....     1,490.8
    OTHER FINANCIAL DATA
    Ratio of earnings to fixed charges(c)..........        1.82x
    Ratio of earnings to fixed charges, preferred
      stock dividends and distributions on
      company-obligated mandatorily redeemable
      preferred securities of subsidiary
      trusts(d)....................................        1.54x

---------------

(a) Our financial condition and results of operations have been significantly affected during the periods presented by the discontinued finance operations. Please refer to note 17 to the audited consolidated financial statements of our predecessor included elsewhere in this prospectus.

(b) We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting principles, which vary in certain respects from GAAP.

(c) For the purpose of computing the "ratio of earnings to fixed charges", earnings represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and the fixed charges described in the following sentence. Fixed charges consist of: (1) interest expense on corporate debt, including amortization; (2) interest expense on investment borrowings; (3) interest added to policyholder account balances; and (4) the portion of rental expense we deem representative of the interest factor.

(d) For the purpose of computing the "ratio of fixed charges excluding interest added to policyholder account balances", earnings represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and the fixed charges described in the following sentence. Fixed charges consist of: (1) interest expense on corporate debt, including amortization; (2) interest expense on investment borrowings; and (3) the portion of rental expense we deem representative of the interest factor.

     We calculate the "ratio of fixed charges excluding interest added to policyholder account balances" as a measure of our historical ability to meet our interest obligations related to corporate debt and investment borrowings, without consideration of insurance policy benefits credited to policyholders in the form of interest.

                                  RISK FACTORS

     An investment in our securities involves significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and related notes contained in this prospectus, before you decide to buy our securities. If any of the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR RECENT BANKRUPTCY AND RELATED PROCEEDINGS MAY CONTINUE TO DISRUPT OUR OPERATIONS AND THE OPERATIONS OF OUR SUBSIDIARIES.

     The announcement of our intention to seek a restructuring of our capital in August 2002 and the subsequent filing of bankruptcy petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in December 2002 caused significant disruptions in our operations. Adverse publicity concerning our financial condition and the bankruptcy filings caused sales of our insurance products to decline and policyholder redemptions and lapses to increase. We also experienced increased agent attrition, which in some cases led us to increase agents' commissions or sales incentives in order to retain them.

     We continue to be involved in various legal proceedings that arose in the context of our restructuring. For example, since our August 2002 announcement, we and/or our predecessor and certain of our former, and in some instances current, officers and directors have been named as defendants in lawsuits, including class action lawsuits, alleging, among other things, securities fraud and breaches of fiduciary duties under ERISA. We are also involved with, and have been subject to subpoena in respect of, federal investigations relating to certain matters including the accounting for certain interest-only securities of our predecessor's finance subsidiary, which was sold in connection with the reorganization. Our business and financial results may be negatively impacted by resulting adverse publicity and damage to our reputation and brands. Furthermore, we may be required to indemnify some of these officers and directors for certain expenses and losses incurred in connection with such proceedings and investigations. We may also be negatively impacted by adverse publicity in the context of our ongoing litigation with certain of our former officers and directors relating to our collection efforts in respect of our predecessor's 1996-1999 director and officer loan programs. In addition, while our ultimate financial exposure in respect of some of the litigation in which we are named as defendants is limited by our discharge in bankruptcy, not all of the cases relating to periods prior to our bankruptcy are so limited and we cannot predict with certainty what our ultimate liability in such cases may be. See "Business -- Legal Proceedings."

     We emerged from bankruptcy on September 10, 2003. The full extent to which our bankruptcy impacted our business operations, reputation and relationships with our customers, employees, regulators, distributors and agents may not be known for some time, and there may be ongoing adverse effects associated with our bankruptcy filing.

A FAILURE TO IMPROVE AND MAINTAIN THE FINANCIAL STRENGTH RATINGS OF OUR INSURANCE SUBSIDIARIES COULD NEGATIVELY IMPACT OUR OPERATIONS AND FINANCIAL RESULTS.

     An important competitive factor for our insurance subsidiaries is the ratings they receive from nationally recognized rating organizations, as agents, insurance brokers and marketing companies who market our products and prospective purchasers of our products view ratings as an important factor in determining which insurer's products to market or purchase, particularly with respect to annuity, interest-sensitive life insurance and long-term care products. Our insurance companies' financial strength ratings were downgraded by all of the major rating agencies beginning in July, 2002, in connection with the financial distress that ultimately led to our predecessor's bankruptcy. The current financial strength ratings of our insurance subsidiaries (with the exception of Conseco Senior Health Insurance Company) from A.M. Best Company ("A.M. Best"), Standard & Poors Corporation ("S&P") and Moody's Investors Services, Inc. ("Moody's") are B (Fair), BB- and Ba3, respectively. The current financial strength ratings of Conseco Senior Health Insurance

Company from A.M. Best, Standard & Poor's and Moody's are B (Fair), CCC and Caa1, respectively. For a description of the ratings issued by these firms and additional information on our ratings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity for Insurance Operations." Many of our competitors have higher financial strength ratings and we believe it is critical for us to improve our ratings to be competitive. The lowered ratings assigned to our insurance subsidiaries were one of the primary factors causing sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commissions or sales incentives in an effort to retain them. These events have had a material adverse effect on our operations, financial results and liquidity.

     Our Plan of Reorganization contemplated that our insurance subsidiaries would achieve an A.M. Best "A" category rating approximately by the end of 2004, but we cannot assure you that we will be able to either achieve or maintain this rating. If we fail to achieve and maintain an A.M. Best "A" category rating, sales of our insurance products could fall further, we may face further defections among our independent and career sales force, and existing policyholders may redeem or allow their policies to lapse, adversely affecting our future operations, financial results and liquidity. If we experience a ratings downgrade below "B (Fair)" or a downgrade by two or more levels in any six-month period, a "trigger event" under our existing Class A Preferred Stock will occur and the holders of such stock will have the right to vote with holders of our common stock on all matters on an as-converted basis. Accordingly, our failure to return to our historical ratings levels or further downgrades by A.M. Best, S&P or Moody's would likely have further material and adverse effects on our operations, financial results and liquidity.

OUR INDEBTEDNESS MAY LIMIT OUR FINANCING AND OPERATING ACTIVITIES.

     We continue to have significant indebtedness after our emergence from bankruptcy. As of September 30, 2003, our debt to total capital ratio was 32 percent. As adjusted to give effect to the concurrent offerings of our common stock and Class B Preferred Stock and the use of proceeds thereof as described under "Use of Proceeds," our debt to total capital ratio as of September 30,
2003 would have been           percent. Furthermore, our historical capital
requirements have been significant and our future capital requirements could vary significantly and may be affected by general economic conditions, regulatory requirements, industry trends, performance, and many other factors that are not within our control. We cannot assure you that our substantial indebtedness will not impair our ability to obtain financing in the future. Our profitability and ability to generate sufficient cash flow to fund our operations and service our substantial indebtedness will depend upon our ability to successfully implement our business strategy. However, we cannot assure you that we will be able to do so. We may encounter a lack of liquidity, which could affect our ability to meet our obligations while attempting to meet competitive pressures or adverse economic conditions.

THE COVENANTS IN OUR SENIOR CREDIT FACILITY AND IN THE CERTIFICATE OF DESIGNATIONS FOR OUR CLASS A PREFERRED STOCK RESTRICT OUR ACTIVITIES AND REQUIRE US TO MEET OR MAINTAIN VARIOUS FINANCIAL RATIOS.

     Our Senior Credit Facility and the certificate of designations for our Class A Preferred Stock contain a number of covenants and other provisions that restrict our ability to engage in various financing transactions and pursue certain operating activities without obtaining prior consent. We also must meet or maintain various financial ratios and minimum financial strength ratings for our insurance subsidiaries. For example, we must have earnings before interest, taxes, depreciation and amortization (as defined in the credit agreement), of greater than or equal to $490 million for the two quarters ended March 31, 2004, and increasing over time to $1,296.0 million for the four quarters ending March 31, 2010. Our ability to meet these financial covenants may be affected by events beyond our control. These requirements represent significant restrictions on the manner in which we may operate our business. If we default under any of the requirements of our Senior Credit Facility, the lenders could declare all outstanding borrowings, accrued interest and fees to be immediately due and payable. If that were to occur, we cannot assure you that we would have sufficient liquidity to repay or refinance this indebtedness or any of our other debts. If a trigger event occurs under the certificate of designations for our Class A Preferred Stock, holders of the Class A Preferred Stock will be entitled to vote with the holders of our common stock, as a single class, on all matters on which holders of common stock are entitled to vote. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

CONSECO, INC. AND CDOC, INC. ARE HOLDING COMPANIES AND DEPEND ON THEIR SUBSIDIARIES FOR CASH.

     Conseco, Inc. and CDOC, Inc., our wholly owned subsidiary and a guarantor under the Senior Credit Facility, are holding companies with no business operations of their own. As a result, they depend on their operating subsidiaries for cash to make principal and interest payments on debt, and to pay administrative expenses and income taxes. The cash they receive from insurance subsidiaries consists of dividends and distributions, principal and interest payments on surplus debentures, fees for services, tax-sharing payments, and from our non-insurance subsidiaries, loans and advances. A deterioration in the financial condition, earnings or cash flow of the significant subsidiaries of Conseco or CDOC for any reason could limit their ability to pay cash dividends or other disbursements to Conseco and CDOC, which, in turn, would limit the ability of Conseco and CDOC to meet debt service requirements and satisfy other financial obligations, including payments in respect of preferred stock.

     The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations and is based on the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities, which differ from GAAP. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of):

     - statutory net gain from operations or statutory net income for the prior year; or

     - 10 percent of statutory capital and surplus as of the end of the preceding year.

     Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. See Risk Factors -- "We are Subject to Extensive Regulation."

THE RESULTS OF OPERATIONS OF OUR INSURANCE BUSINESS WILL DECLINE IF OUR PREMIUM RATES ARE NOT ADEQUATE OR IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVAL TO INCREASE RATES.

     We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, maintenance costs to administer the policies and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors, but we cannot predict with certainty what the actual claims on our products will be. This is particularly true in the context of setting premium rates for certain products, such as long-term care insurance, with respect to which we have limited historical claims experience. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial results may be adversely affected.

     Our estimates of insurance liabilities assume we will be able to raise rates if blocks of our health insurance business are not profitable. The loss ratios for our long-term care products included in the Other Business in Run-Off segment have increased in recent periods and exceeded 106 percent during the one month ended September 30, 2003. We will have to raise rates or take other actions with respect to certain of these policies or this business will continue to be unprofitable and our financial results will be adversely affected. We generally cannot raise our health insurance premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file proposed rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. Moreover, our ability to exit unprofitable lines of business is subject to regulatory approval, which may require that we continue to service certain products at a loss for an extended period of time. If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in anti-selection if healthier policyholders allow their policies to lapse. This would reduce our premium income and profitability in future periods. Increased lapse rates also could require us to expense all or a portion of the value of policies inforce and/or the cost of policies produced relating to lapsed policies in the period in which those policies lapse, adversely affecting our financial results in that period.

RECENTLY ENACTED AND PENDING OR FUTURE LEGISLATION COULD ADVERSELY AFFECT THE FINANCIAL PERFORMANCE OF OUR INSURANCE OPERATIONS.

     During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals, which could have the effect of increasing our loss ratios and have an adverse effect on our financial results. In particular, Medicare reform and legislation concerning prescription drugs could affect our ability to price or sell our products or maintain our blocks inforce. Federal comprehensive medical or long-term care programs, if proposed and implemented, could partially or fully replace some of Conseco's current products.

     Proposals currently pending in Congress and some state legislatures may also affect our financial results. These proposals include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers (including lapse and replacement rates for policies and the percentage of claims denied). Enactment of any of these proposals could adversely affect our financial results.

     In addition, the federal government may seek to directly regulate the insurance industry, and recent government regulation may increase competition in the insurance industry and may affect our insurance subsidiaries' current sales methods. Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have a direct impact on the insurance business. Current and proposed measures that may significantly affect the insurance business generally include limitations on antitrust immunity and minimum solvency requirements.

TAX LAW CHANGES COULD ADVERSELY AFFECT OUR INSURANCE PRODUCT SALES AND PROFITABILITY.

     We sell deferred annuities and some forms of life insurance products which we believe are attractive to purchasers, in part, because policyholders generally are not subject to United States Federal income tax on increases in policy values until some form of distribution is made. Recently, Congress enacted legislation to lower marginal tax rates, reduce the federal estate tax gradually over a ten-year period, with total elimination of the federal estate tax in 2010, and increase contributions which may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will expire at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products. Additionally, Congress has considered, from time to time, other possible changes to the U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. There can be no assurance that further tax legislation will not be enacted which would contain provisions with possible adverse effects on our insurance products.

WE MAY NOT ACHIEVE THE GOALS OF CERTAIN INITIATIVES WE HAVE UNDERTAKEN WITH RESPECT TO THE RESTRUCTURING OF OUR PRINCIPAL INSURANCE BUSINESSES.

     Our Conseco Insurance Group segment has experienced declining sales and expense levels that exceed product pricing. We have adopted several initiatives designed to improve these operations, including focusing sales efforts on higher margin products; reducing operating expenses by eliminating or reducing the costs of marketing certain products; personnel reductions and streamlined administrative procedures; stabilizing the profitability of inforce business, particularly the long-term care block of business in run-off sold through independent agents; and combining certain legal insurance entities to reduce burdens associated with statutory capital requirements and certain other redundancies. Many of the redundancies present in our business which our current initiatives are intended to address result from the substantial number of acquisitions undertaken by our predecessor. Our future performance depends, in part, on our ability to successfully integrate these prior acquisitions. This process of integration may involve unforeseen expenses, complications and delays, including, among other things, further difficulties in integrating the systems and operations of the acquired companies, and our current initiatives may be inadequate to address such issues. In addition, certain of our initiatives have only recently been adopted, and we cannot assure you that they will be successfully implemented. Our initiatives include the elimination of duplicate processing systems by converting all similar business currently accounted for on multiple systems to a single system. We expect to spend over $30 million to complete these initiatives over the next 2 years, but cannot assure you that such efforts will be successful. Even if we are able to successfully implement these measures, we cannot assure you that our results of operations will improve.

OUR INVESTMENTS MAY DECLINE IN VALUE.

     The values of the assets in our investment portfolio are subject to numerous general factors, including, among other things, prevailing economic conditions, volatility in the securities markets and changes in interest rates, as well as factors specific to the particular assets. All of these factors are difficult to predict and are beyond our control. In particular, our actively managed fixed maturity investments, which comprised 86 percent of our total investments as of September 30, 2003, are subject to the risk of issuer default. This risk is significantly greater in respect of below-investment grade securities, which comprised 4.1 percent of our actively-managed fixed maturity investments as of September 30, 2003. In 2001 and 2002, a number of large, highly leveraged issuers experienced significant financial difficulties, which resulted in our recognition of significant other-than-temporary impairments on these assets. In addition, our structured-security investments, which comprised 30 percent of our actively-managed fixed maturity investments as of September 30, 2003, are subject to risks relating to variable prepayment and default on the assets underlying such securities, such as mortgage loans. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Investments."

     Accordingly, we are subject to the risk that our investments may decline in value. We have sustained substantial investment losses in the past and may again in the future. Because a substantial portion of our net income is derived from returns on our investment portfolio, significant losses in the portfolio may have a direct and materially adverse impact on our results of operations. In addition, losses on our investment portfolio could reduce the investment returns which we are able to credit to our customers on certain of our products, thereby impacting our sales and further eroding our financial performance. Further, our need for liquidity to fund substantial product surrenders or policy claims may require that we maintain highly liquid, and therefore lower yielding, assets, or that we sell assets at a loss, thereby further eroding the performance of our portfolio. Although we have recently reduced our exposure to certain types of higher risk assets, we cannot assure you that this strategy will prevent or limit investment losses.

A DECLINE OR INCREASED VOLATILITY IN THE SECURITIES MARKETS, AND OTHER ECONOMIC FACTORS, MAY ADVERSELY AFFECT OUR BUSINESS, PARTICULARLY CERTAIN OF OUR LIFE INSURANCE PRODUCTS AND ANNUITIES.

     Fluctuations in the securities markets and other economic factors may adversely affect sales and/or policy surrenders of our annuities and life insurance policies. For example, we believe that a protracted and/or steep decline in the capital markets would reduce the popularity of products such as equity-indexed life and annuity products. In addition, significant or unusual volatility in the general level of interest rates could negatively impact sales and/or lapse rates on certain types of insurance products.

OUR RESERVES FOR FUTURE INSURANCE POLICY BENEFITS AND CLAIMS MAY PROVE TO BE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES AND RESULTING IN REDUCED NET INCOME AND SHAREHOLDERS' EQUITY.

     We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on assumptions made by our actuaries. For our health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement, and incurred but not reported claims, as well as a reserve for the present value of amounts on claims not yet due. For our long-term care insurance business, we establish reserves based on assumptions and estimates of morbidity rates, policy and claim termination rates, benefit amounts, investment returns and other factors. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, regulatory actions (including those related to the pricing of our policies), changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions and prior years' statistics. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. This is particularly so with respect to certain products with limited claims history from which to extrapolate, such as long-term care insurance. We have recently incurred significant losses as a result of actual claim costs and persistency of certain long-term care business which have exceeded our expectations. Our financial performance depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, resulting in an adverse effect on our financial results and financial position if we are unable to increase our premium rates.

WE ARE SUBJECT TO FURTHER RISK OF LOSS NOTWITHSTANDING OUR REINSURANCE
AGREEMENTS.

     We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. Furthermore, we face credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations could materially affect our operations and financial condition.

OUR GOODWILL AND OTHER INTANGIBLE ASSETS ARE SUBJECT TO IMPAIRMENT TESTS.

     Upon our emergence from bankruptcy, we revalued our assets and liabilities to estimated fair value as of August 31, 2003 and established our capital accounts at the reorganization value determined in conjunction with our bankruptcy plan. We recorded the $1,102.8 million of reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill.

     Under GAAP, we are required to evaluate our goodwill and other intangible assets for impairment on an annual basis, or more frequently if there is an indication that an impairment may exist. If certain criteria are met, we are required to record an impairment charge. We obtained independent appraisals to determine the value of the Company in conjunction with the preparation of our bankruptcy plan which indicated no impairments of our goodwill or other intangible assets existed. However, we cannot assure you that we will not have to recognize an impairment charge in future periods.

     The appraisals prepared to determine the value of our subsidiaries are based on numerous estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. These estimates and assumptions had a significant effect on the determination of our reorganization value and the amount of goodwill we recognized. Accordingly, if our actual experience differs from our estimates and assumptions, it is possible we will have to recognize an impairment charge in future periods.

WE ARE SUBJECT TO EXTENSIVE REGULATION.

     Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiaries are subject to state insurance laws that establish supervisory agencies with broad administrative powers relative to granting and revoking licenses to transact business, regulating sales and other practices, approving premium rate increases, licensing agents, approving policy forms, setting reserve and solvency requirements, determining the form and content of required statutory financial statements, limiting dividends and prescribing the type and amount of investments we can make.

     We have been operating under heightened scrutiny from state insurance regulators. For example, our insurance subsidiaries domiciled in Texas, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas (on behalf of itself and its subsidiaries), entered into consent orders with the Commissioner of Insurance for the State of Texas on October 30, 2002, which were formally released on November 19, 2003. These consent orders applied to all of our insurance subsidiaries and, among other things, restricted the ability of our insurance subsidiaries to pay dividends and other amounts to the parent company without regulatory consent. Notwithstanding the release of these consent orders, we have agreed with the Texas Department of Insurance to provide prior notice of certain transactions, including up to 30 days prior notice for the payment of dividends by an insurance subsidiary to any non-insurance company parent, and to provide information periodically concerning our financial performance and condition. As noted above, state laws generally provide state insurance regulatory agencies with broad authority to protect policyholders in their jurisdictions. Accordingly, we cannot assure you that regulators will not seek to assert greater supervision and control over our insurance subsidiaries' businesses and financial affairs.

IN CERTAIN CIRCUMSTANCES, REGULATORY AUTHORITIES MAY PLACE OUR INSURANCE SUBSIDIARIES UNDER REGULATORY CONTROL.

     Our insurance subsidiaries are subject to risk-based capital requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover potential weakly-capitalized companies for the purpose of initiating regulatory action. Generally, if an insurer's RBC falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the magnitude of the deficiency. See "Business -- Government Regulation." The National Association of Insurance Commissioner's (the "NAIC") (an association of state regulators and their staffs) Model Act provides for an annual trend test if a company's total adjusted capital is between 100 percent and 125 percent of RBC at the end of the year. Two of our subsidiaries' RBC ratios were less than 125 percent, based on the capital balances reported in their 2002 audited statutory financial statements. Although the RBC ratios for such subsidiaries subsequently exceeded 125 percent, as a result of reserve strengthening of approximately $85 million and other losses on the long-term care business within our Other Business in Run-Off segment during the third quarter of 2003, we will need to contribute additional capital to one subsidiary to enable its RBC ratio to equal or exceed 125 percent at December 31, 2003. Furthermore, we cannot assure you that we will be able to maintain the RBC ratios of our subsidiaries above levels that could give rise to regulatory action. See the information described under the caption "Statutory Information" within "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR INSURANCE SUBSIDIARIES MAY BE REQUIRED TO PAY ASSESSMENTS TO FUND POLICYHOLDER LOSSES OR LIABILITIES AND THIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our financial results and financial position.

CHANGING INTEREST RATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our profitability may be directly affected by the level of and fluctuations in interest rates. While we monitor the interest rate environment and have previously employed hedging strategies designed to mitigate the impact of changes in interest rates, our financial results could be adversely affected by changes in interest rates. Our spread-based insurance and annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting our results. Our ability to adjust for such a compression is limited by virtue of the guaranteed minimum rates that we must credit to policyholders on certain of our products, as well as by the fact that we are able to reduce the crediting rates on most of our products only at limited, pre-established intervals. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell invested assets at a loss in order to fund such surrenders. The profits from many non-spread-based insurance products, such as long-term care policies, are adversely affected when interest rates decline because we may be unable to reinvest the cash flows generated from premiums received and our investment portfolio at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/liability strategies that are designed to mitigate the effect of interest rate changes on our profitability but do not currently employ derivative instruments for this purpose. We cannot assure you that we will be successful in implementing these strategies and achieving adequate investment spreads.

OUR NET INCOME AND REVENUES WILL SUFFER IF POLICYHOLDER SURRENDER LEVELS DIFFER SIGNIFICANTLY FROM OUR ASSUMPTIONS.

     Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. At December 31, 2002, approximately 20 percent of our total insurance liabilities (or approximately $4.5 billion) could be surrendered by the policyholder without penalty. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period which ranges from five to twelve years after the date the policy is issued. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of the acquisition costs or commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy's value at a higher rate of return in an alternative insurance, investment or financial institution product.

LITIGATION AND REGULATORY INVESTIGATIONS ARE INHERENT IN OUR BUSINESS AND MAY HARM OUR FINANCIAL STRENGTH AND REDUCE OUR PROFITABILITY.

     Insurance companies historically have been subject to substantial litigation resulting from claims, disputes and other matters. In addition to the traditional policy claims associated with their businesses, insurance companies typically face policyholder suits and class action suits. The class action and policyholder suits are often in connection with insurance sales practices, policy and claims administration practices and other market conduct issues. State insurance departments focus on sales practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of insurance companies. We are, in the ordinary course of our business, a plaintiff or defendant in actions arising out of our insurance business, including class actions and reinsurance disputes, and, from time to time, are also involved in various governmental and administrative proceedings and investigations. This litigation and these proceedings and investigations may harm our financial strength and reduce our profitability. We cannot assure you that such litigation will not adversely affect our future business, financial condition or results of operations. Because our insurance subsidiaries were not part of our bankruptcy proceedings, the bankruptcy proceedings did not result in the discharge of any claims, including claims asserted in litigation, against our insurance subsidiaries. See
"Business -- Legal Proceedings" below.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE.

     Each of the markets in which we operate is highly competitive. Competitors include other life and accident and health insurers, commercial banks, thrifts, mutual funds and broker-dealers. Many of our competitors are larger companies that have greater capital, technological and marketing resources, and have access to capital at a lower cost. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, recent changes in federal law have narrowed the historic separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increasing competition may harm our ability to maintain or increase our profitability. In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. There are many life and health insurance companies in the U.S., most of which currently enjoy higher financial strength ratings than we do. Some of these companies may pay higher commissions and charge lower premium rates, and many companies have more substantial resources. Publicity about our recent financial difficulties, including our bankruptcy, caused agents to place business with other insurers, and we may not be able to recapture business from these agents following our emergence from bankruptcy.

     We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete with other insurance and financial services companies for sales representatives primarily on the basis of our financial position, financial strength ratings, support services and compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues would suffer.

WE ARE DEPENDENT ON THIRD PARTIES FOR THE DISTRIBUTION OF PRODUCTS SOLD THROUGH THE CONSECO INSURANCE GROUP SEGMENT.

     Our Conseco Insurance Group segment markets and distributes its products, including specified disease insurance, Medicare supplement insurance, equity-indexed life insurance and equity-indexed annuities, exclusively through independent agents. As a result, our ability to maintain our relationships with these organizations is critical to our financial performance. This ability is dependent upon, among other things, the compensation we offer independent distributors and the overall attractiveness of our products to their customers. In addition, the distribution of our life insurance and annuity products through this channel is particularly sensitive to the financial strength ratings of our insurance subsidiaries. The downgrades of our ratings in 2002, as well as our bankruptcy, caused significant defections among our independent agents and increased our costs of retaining them, which had a material adverse effect on our results of operations and reduced our operating margins. We cannot assure you that we will be able to restore our relationships with these independent parties. In the event that we are unable to attract and retain qualified independent distributors of our products, our operations and financial results may be materially adversely affected.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR MAY ONLY BE AVAILABLE ON UNFAVORABLE TERMS.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through future financings and, if we are unable to do so, we may need to curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

A BROAD RANGE OF UNCERTAINTIES ARISING OUT OF WORLD EVENTS MAY ADVERSELY AFFECT THE INSURANCE INDUSTRY AND FINANCIAL MARKETS.

     Terrorist attacks in New York City and Washington, D.C. on September 11, 2001 adversely affected commerce throughout the United States and resulted in significant disruption to the insurance industry and significant declines and volatility in financial markets. The continued threat of terrorism within the United States and abroad, the military action and heightened security measures in response to that threat and the risk of global outbreaks of illnesses such as SARS may cause additional disruptions to the insurance industry, reduced economic activity and continued volatility in markets throughout the world, which may adversely impact our financial results.

WE ARE SUBJECT TO RESIDUAL LIABILITIES RELATING TO OUR PRIOR DISPOSAL OF BUSINESSES.

     We are subject to retained liabilities and indemnification obligations related to businesses we have sold. For example, we retained liabilities for certain purported class action litigation in connection with our disposal of Manhattan National Life Insurance Company in June 2002. See "Business -- Legal Proceedings." In addition, the agreements entered into in connection with our sales of CVIC and Conseco Finance Corp. ("CFC") impose continuing indemnification obligations in respect of liabilities relating to our period of ownership of such entities and other matters. We cannot assure you that we will not be subject to claims in respect of these continuing or residual obligations, or that any such claims would not be material.

                       [C] RISKS RELATED TO THE OFFERING

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

     Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

     - our quarterly or annual earnings or those of other companies in our industry;

     - the public's reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission ("SEC");

     - changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

     - new laws or regulations or new interpretations of laws or regulations applicable to our business;

     - changes in accounting standards, policies, guidance, interpretations or principles;

     - changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

     - sales of common stock by our directors and executive officers.

     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the insurance industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could drop materially based upon factors that have little or nothing to do with our Company.

     If our share price is volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend. In the past, following periods of market volatility in the price of a company's securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted from the operation of our business, causing our business to suffer.

THERE IS A LIMITED TRADING HISTORY IN OUR COMMON STOCK AND WE CANNOT ASSURE YOU THAT AN ACTIVE MARKET WILL DEVELOP.

     We emerged from bankruptcy, and our common stock was approved for listing on the NYSE, on September 10, 2003. Accordingly, there is a limited trading history in our common stock and we cannot predict whether an active market will continue in shares of our common stock or how illiquid that market might become. The liquidity of the market for shares of our common stock and the prices at which the stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering.

ISSUANCE OF ADDITIONAL COMMON STOCK OR PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

     We may sell additional shares of common stock in subsequent public offerings. Under certain circumstances, we are authorized to issue, without stockholder approval, over 7.0 billion additional shares of common stock. After
the completion of this offering, we will have           million outstanding
shares of common stock (          shares assuming the underwriters exercise in
full their option to purchase additional shares). This number includes million shares that we are selling in this offering, which may be resold immediately in the public market. In addition, shares of our outstanding Class A Preferred Stock are convertible by holders at any time on or after September 30, 2005 into shares of our common stock. The Class A Preferred Stock outstanding as of December 31, 2003 would have been convertible into an aggregate amount of 43.2 million shares of our common stock as of such date if it was then convertible. This amount will increase as the holders receive dividends, payable in additional shares of Class A Preferred Stock, at a rate per annum equal to 10.5 percent of the liquidation preference per share, payable semi-annually until September 10, 2005, when the rate increases to 11 percent, and may increase as a result of anti-dilution adjustments. Holders of our outstanding Series A Warrants are entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The Series A Warrants are exercisable for an aggregate of up to 6,000,000 shares of common stock and expire on September 10, 2008. Holders of our Class B Preferred Stock issued in the concurrent offering will be entitled at their option at any time on or after the day immediately following the issue date of the Class B Preferred Stock to convert the shares of Class B Preferred Stock into an
aggregate of      shares of our common stock and, under specified circumstances,
such shares could be convertible into an aggregate of up to      shares of our
common stock. In the event that we are unable to pay all accumulated dividends on the Class B Preferred Stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. See "Description of Capital Stock."

     In connection with our reorganization, we entered into registration rights agreements with certain of our predecessor's creditors with respect to our common stock and Class A Preferred Stock. Under these agreements, these stockholders have the right, subject to certain limitations, to require us to effect the registration of their shares upon written demand. In addition, subject to certain limitations, if we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities (including the registration statement of which this prospectus is a part), we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request. See "Description of Capital Stock -- Registration Rights Agreements."

     In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

     The issuance of additional common stock or securities convertible into common stock would result in dilution of existing stockholders' equity interest in us. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW, AS WELL AS IN STATE INSURANCE LAWS, MIGHT DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS CONSIDER TO BE IN THEIR BEST INTERESTS, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Provisions in our amended and restated certificate of incorporation and our second amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law ("DGCL") may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock . These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

     - a classified board of directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board of directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy;

     - advance notice requirements for stockholder proposals and director nominations;

     - removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy; and

     - the authority of our board of directors to issue, without stockholder approval, series of preferred stock with such terms as the board of directors may determine.

     In addition to the foregoing, state insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For instance, state insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10 percent or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. In addition, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock, Class A Preferred Stock or Class B Preferred Stock if they are viewed as discouraging takeover attempts in the future.

                       [P] RISKS RELATED TO THE OFFERING

YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE.

     The number of shares of our common stock that you will receive upon the conversion of your shares of Class B Preferred Stock is not fixed but instead will depend on the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the mandatory conversion date will be equal to or greater than the effective price per share paid by you for our common stock by buying the shares of Class B Preferred Stock. If the applicable market value
of the common stock is less than the initial price of $     , the market value
of the common stock issued to you pursuant to each share of Class B Preferred Stock on the mandatory conversion date (assuming that the market value on the mandatory conversion date is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock on the date of issuance of the shares of Class B Preferred Stock. Accordingly, you assume the risk that the market value of the common stock may decline, and the decline could be substantial.

WE COULD BE PREVENTED FROM PAYING DIVIDENDS ON SHARES OF THE CLASS B PREFERRED STOCK.

     You will only receive cash dividends on shares of the Class B Preferred Stock if we have funds legally available for the payment of dividends and such payment will not result in a default under our senior credit facility. Such funds may not be available to pay cash dividends to you, including upon mandatory conversion. For the quarter ended December 31, 2003 on an as adjusted basis to give effect to the concurrent offerings of our common stock and Class B Preferred Stock and the use of proceeds thereof as described under "Use of
Proceeds," we would have been entitled to pay dividends of up to $          in
compliance with our senior credit facility and in accordance with applicable law. In addition, because we are a holding company, our ability to pay cash dividends on shares of the Class B Preferred Stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries. See "Risk Factors -- Conseco, Inc. and CDOC, Inc. are Holding Companies and Depend on their Subsidiaries for Cash." Accordingly, there is no guarantee that we will be able to pay any cash dividends on shares of the Class B Preferred Stock.

     We have agreed to deliver shares of our common stock in respect of accumulated and unpaid dividends on the mandatory conversion date in the event that we have inadequate legally available assets to pay such dividends in full in cash on such date or such payment would result in a default under our senior credit facility. We cannot assure you as to the value of any such shares of our common stock delivered in those circumstances, or whether such shares will be able to be sold promptly or at any particular price.

OUR ISSUANCE OF ADDITIONAL COMMON STOCK OR PREFERRED STOCK MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE, WHICH MAY NEGATIVELY IMPACT YOUR INVESTMENT.

     Issuances or sales of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common stock to decline. We may sell additional shares of common stock in subsequent public offerings. As of the date of this prospectus, our amended and restated certificate of incorporation provides that we have authority to issue up to 8.0 billion shares of common stock. As of December 31, 2003, 100,115,772 shares of common stock were outstanding. Also, as of such date, there were 43.9 million shares of common stock authorized and available for issuance, 7.8 billion shares of common stock authorized and reserved for issuance upon conversion or exchange of our Class A Preferred Stock, 6.0 million shares of common stock authorized but reserved for issuance upon exercise of our Series A Warrants, and 10.0 million shares of common stock authorized and reserved for issuance under our long-term equity incentive plan (including a total of 2.0 million shares of unvested restricted stock and unvested options to purchase common stock issued to our Chief Executive Officer and Non-Executive Chairman). If all of the Class A Preferred Stock is redeemed with the proceeds of the offerings, the shares of common stock reserved for issuance upon conversion or exchange of the Class A Preferred Stock will be available for issuance for
other purposes.           to           shares of common stock will be issuable
upon conversion of the shares of Class B Preferred Stock, assuming that all dividends on the Class B Preferred Stock are paid in cash (and an additional
          to           shares of common stock if the underwriters exercise their
option to purchase additional shares of Class B Preferred Stock in full). We will reserve for issuance the maximum number of shares of our common stock issuable upon conversion of the shares of Class B Preferred Stock at all times that the Class B Preferred Stock is convertible. See "Description of the Mandatorily Convertible Preferred Stock." Holders of our outstanding Series A Warrants are also entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The Series A Warrants are exercisable for an aggregate of up to 6.0 million shares of common stock and expire on September 10, 2008. See "Description of the Mandatorily Convertible Preferred Stock" and "Description of Capital Stock." Because the value of the Class B Preferred Stock is derived in large part from the value of the underlying common stock into which it is convertible, such declines in the value of our common stock could negatively impact the value of your investment in the Class B Preferred Stock.

     In connection with our Plan of Reorganization, we entered into registration rights agreements with certain of our predecessor's creditors with respect to our common stock and Class A Preferred Stock. Under these agreements, these stockholders have the right, subject to certain limitations, to require us to effect the registration of their shares upon written demand. In addition, subject to certain limitations, if we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities (including the registration statement of which this prospectus is a part), we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request. See "Description of Capital Stock -- Registration Rights Agreements." In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of our Class B Preferred Stock. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

THE TRADING PRICES FOR THE SHARES OF CLASS B PREFERRED STOCK WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF OUR COMMON STOCK.

     The trading prices for the shares of Class B Preferred Stock in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Class B Preferred Stock, or the perception that such sales could occur, could affect the price of our common stock, and thus the price of our Class B Preferred Stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the Class B Preferred Stock. Any such arbitrage could, in turn, affect the trading prices of the shares of Class B Preferred Stock and our common stock.

     We emerged from bankruptcy, and our common stock was approved for listing on the NYSE, on September 10, 2003. Accordingly, there has been a limited trading history in our common stock and we cannot predict whether an active market will continue in shares of our common stock or how illiquid that market might become. The liquidity of the market for shares of our common stock and the prices at which the stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control.

Consequently, you bear the risk that the value of your investment in the Class B Preferred Stock will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date you purchased the Class B Preferred Stock.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN OUR CLASS B PREFERRED STOCK IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN OUR COMMON STOCK.

     Your opportunity for equity appreciation afforded by investing in shares of our Class B Preferred Stock is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the shares of Class B Preferred Stock on the mandatory conversion date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share paid by you for our common stock on the date of issuance of the Class B Preferred Stock if the applicable market value of the common stock exceeds the threshold appreciation
price of $     (which represents an appreciation of approximately   % over the
initial price of $     ). If the applicable market value of our common stock
exceeds the initial price but falls below the threshold appreciation price, you realize no equity appreciation of the common stock for the period during which you own the Class B Preferred Stock. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you
would receive on the mandatory conversion date only approximately   % of the
value of the shares of common stock you could have purchased with $ at the last reported sale price of our common stock on the date hereof.

HOLDERS OF THE SHARES OF CLASS B PREFERRED STOCK WILL HAVE NO RIGHTS AS A COMMON STOCKHOLDER UNTIL THEY ACQUIRE OUR COMMON STOCK.

     Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law or our amended and restated certificate of incorporation, and as described under "Description of the Mandatorily Convertible Preferred Stock -- Voting Rights"), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

OUR CLASS B PREFERRED STOCK HAS NEVER BEEN PUBLICLY TRADED AND AN ACTIVE TRADING MARKET FOR SUCH STOCK MAY NOT DEVELOP.

     Prior to this offering, there has been no public market for the shares of Class B Preferred Stock. Although we intend to apply to list the shares of Class B Preferred Stock on the NYSE, we cannot assure you that an active trading market will develop, or, if developed, will be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in the shares of Class B Preferred Stock. However, the underwriters are not obligated to make a market in the shares of Class B Preferred Stock and may discontinue market making activities at any time.

THE SHARES OF CLASS B PREFERRED STOCK WILL RANK JUNIOR TO ALL OF OUR AND OUR SUBSIDIARIES' LIABILITIES IN THE EVENT OF A BANKRUPTCY, LIQUIDATION OR WINDING UP OF OUR ASSETS.

     In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Class B Preferred Stock only after all of our liabilities have been paid and only on a pari passu basis with any pari passu preferred stock we may issue hereafter. In addition, the Class B Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties, if any, and thus rights of holders of the shares of

Class B Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary's creditors and equity holders. As of September 30, 2003, we had approximately $27.1 billion of total liabilities (excluding indebtedness to our subsidiaries). In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries' liabilities, to pay amounts due on the Class B Preferred Stock then outstanding. To the extent we have assets remaining after paying our and our subsidiaries' liabilities, we are obligated to pay amounts due on any parity stock then outstanding on a pari passu basis with amounts due on any or all the shares of Class B Preferred Stock then outstanding.

THE SHARES OF CLASS B PREFERRED STOCK PROVIDE LIMITED CONVERSION RATE
ADJUSTMENTS.

     The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of a share of Class B Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See "Description of the Mandatorily Convertible Preferred Stock -- Anti-Dilution Adjustments." We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. We cannot assure you that an event that adversely affects the value of the shares of Class B Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, we are not restricted from issuing additional common stock during the term of the Class B Preferred Stock and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on the mandatory date to the price of the common stock, such other events may adversely affect the trading price of the shares of Class B Preferred Stock.

YOU MAY HAVE TO PAY TAXES WITH RESPECT TO DISTRIBUTIONS ON OUR COMMON STOCK THAT YOU DO NOT RECEIVE.

     The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of the shares of Class B Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of the Mandatorily Convertible Preferred Stock -- Anti-Dilution Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you will generally have to include in income would be the fair market value of the additional common stock to which you would be entitled by reason of the increase in your proportionate equity interest in the company to the extent of our current and accumulated earnings and profits. In addition, non-U.S. holders of shares of Class B Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW, AS WELL AS IN STATE INSURANCE LAWS, MIGHT DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS CONSIDER TO BE IN THEIR BEST INTERESTS, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Provisions in our amended and restated certificate of incorporation and our second amended and restated bylaws, and applicable provisions of the DGCL may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock, and thus the market price of the Class B Preferred Stock. These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

     - a classified board of directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board of directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy;

     - advance notice requirements for stockholder proposals and director nominations;

     - removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy; and

     - the authority of our board of directors to issue, without stockholder approval, series of preferred stock with such terms as the board of directors may determine.

     In addition to the foregoing, state insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For instance, state insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10 percent or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. In addition, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock and Class B Preferred Stock if they are viewed as discouraging takeover attempts in the future.

                      OUR RECENT EMERGENCE FROM BANKRUPTCY

     On December 17, 2002, our predecessor and certain of its non-insurance company subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). We emerged from bankruptcy protection under the Plan of Reorganization, which was confirmed pursuant to an order of the Bankruptcy Court on September 9, 2003 (the "Confirmation Date"), and became effective on September 10, 2003. Upon the confirmation of the Plan of Reorganization, we implemented fresh start accounting in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). Our accounting and actuarial systems and procedures are designed to produce financial information as of the end of a month. Accordingly, for accounting convenience purposes, we applied the effects of fresh start accounting on August 31, 2003. The activity of the Company for the period from September 1, 2003 through September 10, 2003 is therefore included in the successor's statement of operations and excluded from the predecessor's statement of operations. See "Selected Consolidated Financial and Operating Data" and "Basis of Presentation" and "Fresh Start Reporting" in our unaudited consolidated financial statements included elsewhere in this prospectus for more information on fresh start accounting.

     The Plan of Reorganization generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, fully secured claims and certain intercompany claims, and the distribution of new equity securities (including warrants) to partially secured and unsecured creditors of our predecessor. Holders of claims arising under our predecessor's $1.5 billion senior bank credit facility also received a pro rata interest in our Senior Credit Facility. Holders of our predecessor's common stock and preferred stock did not receive any distribution under the Plan of Reorganization, and these securities, together with all other prepetition securities and the $1.5 billion senior bank credit facility of our predecessor, were cancelled on the Effective Date.

     On the Effective Date, under the terms of the Plan of Reorganization, we emerged from the bankruptcy proceedings with a capital structure consisting of:

     - our $1.3 billion Senior Credit Facility;

     - approximately 34.4 million shares of Class A Preferred Stock with an initial aggregate liquidation preference of approximately $859.7 million;

     - 100.0 million shares of common stock, excluding shares issued to our new non-executive chairman upon his appointment and shares issued or to be issued to directors, officers or employees under a new equity incentive plan; and

     - warrants to purchase 6.0 million shares of our common stock (the "Series A Warrants").

     Under the terms of the Plan of Reorganization, we distributed the equity securities to the creditors of our predecessor in the amounts outlined below:

     - lenders under our predecessor's senior bank credit facility and director and officer loan program received approximately 34.4 million shares of our Class A Preferred Stock, with an initial aggregate liquidation preference of $859.7 million;

     - holders of our predecessor's senior notes received approximately 32.3 million shares of our common stock;

     - holders of our predecessor's guaranteed senior notes received approximately 60.6 million shares of our common stock;

     - holders of our predecessor's general unsecured claims received approximately 3.8 million shares of our common stock; and

     - holders of trust preferred securities issued by our predecessor's subsidiary trusts received approximately 1.5 million shares of our common stock and Series A Warrants to purchase 6.0 million shares of our common stock at an exercise price of $27.60 per share.

     The distribution of our common stock summarized above represents approximately 98 percent of all of the shares of common stock to be distributed under the Plan of Reorganization. As of December 31, 2003, approximately 1.8 million shares of common stock have been reserved for distribution under the Plan of Reorganization in respect of disputed claims, the resolution of which is still pending. If reserved shares remain after resolution of these disputed claims, then the reserved shares will be reallocated to other general unsecured creditors of our predecessor as provided for under the Plan of Reorganization.

     As part of our Chapter 11 reorganization, we sold substantially all of the assets of our predecessor's finance business and exited from this line of business. Our finance business was conducted through our predecessor's indirect wholly-owned subsidiary, CFC. We accounted for our finance business as a discontinued operation in 2002 once we formalized our plans to sell it. On April 1, 2003, CFC and 22 of its direct and indirect subsidiaries, which collectively comprised substantially all of the finance business, filed liquidating plans of reorganization with the Bankruptcy Court in order to facilitate the sale of this business. The sale of the finance business was completed in the second quarter of 2003. We did not receive any proceeds from this sale in respect of our interest in CFC, nor did any creditors of our predecessor. As of March 31, 2003, we ceased to include the assets and liabilities of CFC on our predecessor's consolidated balance sheet.

     For a complete discussion of the distributions provided for under the Plan of Reorganization, you should refer to the complete text of the Plan of Reorganization confirmed by the Bankruptcy Court, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

      [P] RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS, AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts for the periods indicated. For purposes of the table, "earnings" represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and fixed charges, as defined below.

     "Fixed charges" for the "ratio of earnings to fixed charges as reported" consist of:

     - interest expense on corporate debt, including amortization;

     - interest expense on investment borrowings;

     - interest added to policyholder account balances; and

     - the portion of rental expense we deem representative of the interest factor.

     "Fixed charges" for the "ratio of earnings to fixed charges excluding interest added to policyholder balances" consist of:

     - interest expense on corporate debt, including amortization;

     - interest expense on investment borrowings; and

     - the portion of rental expense we deem representative of the interest factor.

     We calculate the "ratio of fixed charges excluding interest added to policyholder account balances" as a measure of our historical ability to meet our interest obligations related to corporate debt and investment borrowings, without consideration of insurance policy benefits credited to policyholders in the form of interest.

     "Preferred stock dividends" and "distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts" consist of income before taxes that is required to pay dividends or distributions on such securities. For further information with respect to the following table, please see Exhibit 12.1 to the registration statement of which this prospectus is a part.

                                         SUCCESSOR                       PREDECESSOR
                                       -------------   -----------------------------------------------
                                         ONE MONTH     EIGHT MONTHS
                                           ENDED          ENDED            YEAR ENDED DECEMBER 31
                                       SEPTEMBER 30,    AUGUST 31,    --------------------------------
                                           2003          2003(A)      2002   2001   2000   1999   1998
                                       -------------   ------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges:
  As reported........................      1.82x           4.94x       (b)    (d)    (f)   2.10x  2.13x
  Excluding interest added to
    policyholder account balances....      5.61x          10.04x       (b)    (d)    (f)   4.24x  5.10x
Ratio of earnings to fixed charges,
  preferred stock dividends and
  distributions on company-obligated
  mandatorily redeemable preferred
  securities of subsidiary trusts:
    As reported......................      1.54x           4.94x       (c)    (e)    (g)   1.72x  1.83x
    Excluding interest added to
      policyholder account
      balances.......................      2.80x          10.04x       (c)    (e)    (g)   2.55x  3.17x

---------------

(a) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (1) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (2) $(950.0) million related to fresh start adjustments; and
     (3) $(70.9) million related to professional fees. The ratios for the eight months ended August 31, 2003, excluding such reorganization items, would be as follows: (1) ratio of earnings to fixed charges -- 1.08x; and (2) ratio of earnings to fixed charges excluding interest added to policyholder account balances -- 1.17x. There were no preferred stock dividends or distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts during the eight months ended August 31, 2003.

(b) For such ratios, earnings were $1,632.2 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (1) special and reorganization charges of $110.9 million; (2) goodwill impairment charges of $500 million; and (3) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(c) For such ratios, earnings were $1,808.6 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (1) special and reorganization charges of $110.9 million; (2) goodwill impairment charges of $500 million; and (3) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(d) For such ratios, earnings were $243.4 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (1) special charges of $80.4 million; and (2) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(e) For such ratios, earnings were $447.1 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (1) special charges of $80.4 million; and (2) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(f) For such ratios, earnings were $777.5 million less than fixed charges. Earnings for the year ended December 31, 2000 included: (1) special charges of $305.0 million; and (2) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(g) For such ratios, earnings were $1,018.0 million less than fixed charges. Earnings for the year ended December 31, 2000 included: (1) special charges of $305.0 million; and (2) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

                                USE OF PROCEEDS

     [C] Net proceeds from the offering of the common stock will be
approximately $     million, or $     million if the underwriters exercise in
full their option to purchase additional shares of common stock in the offering,
assuming a public offering price of $     per share, and after deducting
underwriting discounts and commissions and the estimated expenses of the offering. Concurrently with the offering of the common stock, we are offering shares of Class B Preferred Stock. The closing of the common stock offering is not conditioned upon the closing of the Class B Preferred Stock offering.

     [P] Net proceeds from the offering of the Class B Preferred Stock will be
approximately $     million, or $     million if the underwriters exercise in
full their option to purchase additional shares of Class B Preferred Stock in
the offering, assuming a public offering price of $     per share, and after
deducting underwriting discounts and commissions and the estimated expenses of the offering. Concurrently with the offering of the Class B Preferred Stock, we
are offering           shares of common stock. The closing of the Class B
Preferred Stock offering is conditioned upon the closing of the common stock offering and upon having sufficient net proceeds from the offerings to redeem all of our outstanding Class A Preferred Stock.

     We expect to use the net proceeds from the offering of the common stock and the Class B Preferred Stock in one or more of the following ways:

     - to redeem shares of our Class A Preferred Stock,

     - to repay indebtedness under our Senior Credit Facility, which matures in 2009 and currently has a weighted average interest rate of 7.8 percent,

     - to contribute capital to our insurance subsidiaries, and/or

     - for general corporate purposes.

                        PRICE RANGE OF OUR COMMON STOCK

     All of our predecessor's common stock was cancelled pursuant to the Plan of Reorganization, which became effective September 10, 2003. Our common stock has traded on the NYSE under the symbol "CNO" since September 12, 2003. The high and low sale prices of our common stock, as reported on the NYSE, for the quarterly periods (beginning September 12, 2003) are set forth below. On January 28, 2004, the last reported sale price of our common stock on the NYSE was $22.94. As of January 21, 2004, there were 100,115,772 shares of our common stock outstanding, and there were approximately 65,000 holders of our common stock.

                                                                  CONSECO
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2003
  Third Quarter (beginning September 12)....................  $22.50   $17.70
  Fourth Quarter............................................   22.18    18.05
2004
  First Quarter (through January 27)........................  $23.89   $20.90

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock since our emergence from bankruptcy, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We intend to pay cash dividends on our Class B Preferred Stock in accordance with its terms. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, regulatory and other restrictions on the payment of dividends by our subsidiaries to us, and other factors that our board of directors deems relevant. In addition, our Senior Credit Facility contains limitations on our ability to declare and pay cash dividends. Moreover, the payment of dividends on our common stock is subject to our prior satisfaction of our obligations under any outstanding shares of preferred stock with preference as to the payment of dividends, including our existing Class A Preferred Stock and Class B Preferred Stock.

     As an insurance holding company, the assets of which consist primarily of direct and indirect equity interests in our insurance company subsidiaries, our ability to pay dividends to our stockholders and meet our other obligations, including operating expenses and debt service, depends primarily on the receipt of dividends and other payments from our insurance company subsidiaries. The payment of dividends by Conseco Life Insurance Company of Texas, our top tier insurance holding company, is regulated under the insurance laws of the State of Texas. See "Risk Factors -- Conseco, Inc. and CDOC, Inc. are Holding Companies and Depend on their Subsidiaries for Cash," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 2003, our actual consolidated capitalization and our capitalization as adjusted to give effect to:

     - the sale of           shares of common stock at a public offering price
       of $     per share; and

     - the sale of           shares of Class B Preferred Stock at a public
       offering price of $     per share (which sale is conditioned upon the
       closing of the common stock offering); and

     - the application of the estimated net proceeds from the offerings as set forth under "Use of Proceeds" as if the offerings had occurred as of September 30, 2003.

     The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                                               AS OF SEPTEMBER 30,
                                                                       2003
                                                               -------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                                  (IN MILLIONS)
Notes payable...............................................  $1,300.0    $
                                                              --------    --------
Equity:
  Preferred Stock, par value $0.01 per share, 265,000,000
     authorized:
       34,386,740 shares of Class A Preferred Stock issued
        and outstanding actual;          shares of Class A
        Preferred Stock issued and outstanding as
        adjusted............................................     865.0
       No shares of Class B Preferred Stock issued and
        outstanding actual;          shares of Class B
        Preferred Stock issued and outstanding as
        adjusted............................................        --
  Common Stock, par value $0.01 per share, 8,000,000,000
     authorized 100,098,119 shares issued and outstanding
     actual,      shares issued and outstanding as
     adjusted...............................................       1.0
  Additional paid-in-capital................................   1,639.3
  Accumulated other comprehensive income....................     273.2
  Retained earnings.........................................      18.9
                                                              --------    --------
     Total equity...........................................   2,797.4
                                                              --------    --------
          Total capitalization..............................  $4,097.4    $
                                                              ========    ========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial data for Conseco, Inc. as of and for each of the five years ended December 31, 2002, as of and for the eight months ended August 31, 2003, and as of and for the one month ended September 30, 2003. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus.

     Our predecessor and certain of its subsidiaries emerged from Chapter 11 bankruptcy proceedings on September 10, 2003. However, for accounting convenience, the effective date of the plan was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders' equity at the reorganization value determined in connection with our plan of reorganization, and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003, are not comparable with those prepared before that date.

     For financial reporting purposes, we refer to Conseco and its subsidiaries on or prior to August 31, 2003 as the predecessor company and after August 31, 2003 as the successor company.

     As part of our Chapter 11 reorganization, we sold the assets of our finance business and exited this line of business effective March 31, 2003. In October 2002, we sold CVIC, our primary writer of variable annuity products. The results of operations of these former businesses have been reported as discontinued operations in all periods presented in the selected financial data prior to their sale. The predecessor's net income (loss) includes amounts related to the discontinued operations of $(2,216.8) million, $(100.6) million, $(381.9) million, $117.3 million, $(53.7) million and $16.0 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and for the eight months ended August 31, 2003, respectively. The sales of these businesses further affect the comparability of the selected financial data.

     We have derived the selected financial data for the years ended December 31, 2002, 2001 and 2000 and as of December 31, 2002 and 2001 from the predecessor's audited consolidated financial statements included in this prospectus. We have derived the selected financial data for the years ended December 31, 1999 and 1998 and as of December 31, 2000, 1999 and 1998 from our audited consolidated financial statements not included in this prospectus. We have derived the selected statement of operations data for the one month ended September 30, 2003 and the eight months ended August 31, 2003 and the selected balance sheet data as of September 30, 2003 and August 31, 2003 from our unaudited interim condensed consolidated financial statements included in this prospectus.

     The unaudited interim historical consolidated financial data presented in the table below reflects all adjustments, consisting only of normal, recurring accruals, that we consider necessary for a fair presentation of our consolidated financial position and results of operations for such periods and as of such dates. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

     We have prepared the selected financial data, other than statutory data, in conformity with GAAP. We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from GAAP.

     You should read the following in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included in this prospectus.

                                           SUCCESSOR                                   PREDECESSOR
                                          ------------   ------------------------------------------------------------------------
                                          AS OF OR FOR   AS OF OR FOR
                                            THE ONE       THE EIGHT
                                             MONTH          MONTHS
                                             ENDED          ENDED                       YEARS ENDED DECEMBER 31,
                                           SEPT. 30,      AUGUST 31,    ---------------------------------------------------------
                                              2003           2003         2002        2001        2000        1999        1998
                                          ------------   ------------     ----        ----        ----        ----        ----
                                                               (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(a)
Insurance policy income.................   $   256.2      $ 2,204.3     $ 3,602.3   $ 3,992.7   $ 4,170.7   $ 3,990.4   $ 3,875.2
Net investment income...................       101.2          969.0       1,334.3     1,550.0     1,578.1     2,287.7     1,885.0
Net realized investment gains
  (losses)..............................         6.7           (5.4)       (556.3)     (340.0)     (304.8)       80.0       189.6
Total revenues..........................       366.3        3,202.2       4,450.4     5,492.0     5,581.4     6,315.3     6,041.1
Interest expense on corporate notes
  payable and investment borrowings
  (contractual interest: $268.5 for the
  eight months ended August 31, 2003;
  and $345.3 for 2002)..................         7.0          202.5         341.9       400.0       454.3       300.2       242.2
Total benefits and expenses.............       328.5        1,030.0       6,082.6     5,735.4     6,358.9     5,301.2     5,011.8
Income (loss) before income taxes,
  minority interest, discontinued
  operations and cumulative effect of
  accounting change.....................        37.8        2,172.2      (1,632.2)     (243.4)     (777.5)    1,014.1     1,029.3
Cumulative effect of accounting change,
  net of income tax.....................          --             --      (2,949.2)         --       (55.3)         --          --
Net income (loss).......................        24.2        2,201.7      (7,835.7)     (405.9)   (1,191.2)      595.0       467.1
Preferred stock dividends...............         5.3             --           2.1        12.8        11.0         1.5         7.8
Net income (loss) applicable to common
  stock.................................        18.9        2,201.7      (7,837.8)     (418.7)   (1,202.2)      593.5       459.3
PER SHARE DATA
Net income, basic.......................   $     .19
Net income, diluted.....................   $     .17
Book value per common share
  outstanding...........................   $   19.31
Weighted average shares outstanding for
  basic earnings........................       100.1
Weighted average shares outstanding for
  diluted earnings......................       144.7
Shares outstanding at period-end........       100.1
BALANCE SHEET DATA -- AT PERIOD END
Total investments.......................   $22,415.8      $22,018.3     $21,783.7   $25,067.1   $25,017.6   $26,431.6   $26,073.0
Goodwill................................       935.4           99.4         100.0     3,695.4     3,800.8     3,927.8     3,960.2
Total assets............................    29,859.9       28,318.1      46,509.0    61,432.2    58,589.2    52,185.9    43,599.9
Corporate notes payable and commercial
  paper.................................     1,300.0             --            --     4,085.0     5,055.0     4,624.2     3,809.9
Liabilities subject to compromise.......          --        6,951.4       4,873.3          --          --          --          --
Total liabilities.......................    27,062.5       30,519.5      46,637.9    54,764.7    51,810.9    43,990.6    36,229.4
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trusts................................          --             --       1,921.5     1,914.5     2,403.9     2,639.1     2,096.9
Shareholders' equity (deficit)..........     2,797.4       (2,201.4)     (2,050.4)    4,753.0     4,374.4     5,556.2     5,273.6
STATUTORY DATA(b)
Statutory capital and surplus...........   $ 1,412.4                    $ 1,064.4   $ 1,649.8   $ 1,881.8   $ 2,170.5   $ 1,850.0
Asset valuation reserve ("AVR").........        78.4                         11.6       105.1       266.8       362.8       336.4
Total statutory capital and surplus and
  AVR...................................     1,490.8                      1,076.0     1,754.9     2,148.6     2,533.3     2,186.4

---------------

(a) Our financial condition and results of operations have been significantly affected during the periods presented by the discontinued finance operations. Please refer to note 17 to the audited consolidated financial statements of our predecessor included elsewhere in this prospectus.

(b) We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting principles, which vary in certain respects from GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated results of our operations and financial condition should be read in conjunction with "Selected Consolidated Financial and Operating Data," and the consolidated financial statements and the related notes to the financial statements and the other financial information included elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our narrative analysis below and elsewhere in this prospectus contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. The "Risk Factors" section of this prospectus provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:

     - the potential adverse impact of our predecessor's Chapter 11 petition on our business operations, and relationships with our customers, employees, regulators, distributors and agents;

     - our ability to operate our business under the restrictions imposed by our senior bank credit facility or future credit facilities;

     - our ability to improve the financial strength ratings of our insurance company subsidiaries and the impact of recent ratings downgrades on our business;

     - general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the market value of our investments, and the lapse rate and profitability of policies;

     - our ability to achieve anticipated synergies and levels of operational efficiencies;

     - customer response to new products, distribution channels and marketing initiatives;

     - mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products;

     - performance of our investments;

     - changes in Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products;

     - increasing competition in the sale of insurance and annuities;

     - regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, including the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products;

     - the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; and

     - the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission.

     Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

OVERVIEW

     We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing.

     We conduct our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of businesses in run-off. Prior to September 30, 2003, we conducted our insurance operations through one segment. In the fourth quarter of 2003, we implemented changes contemplated in our restructuring plan to conduct our business through the following segments:

     - BANKERS LIFE, which consists of the businesses of Bankers Life & Casualty and Colonial Penn. Bankers Life & Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life & Casualty and Colonial Penn market their products under their own brand names.

     - CONSECO INSURANCE GROUP, which markets and distributes specified disease insurance, Medicare supplement insurance, and certain life and annuity products to the senior and middle-income markets through over 500 IMOs that represent over 9,100 producing independent agents. This segment markets its products under the "Conseco" brand.

     - OTHER BUSINESS IN RUN-OFF, which includes blocks of business that we no longer market or underwrite. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

     We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our operating segments.

     We have restated all historical periods presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" to reflect our new segments.

     We emerged from bankruptcy protection under our Plan of Reorganization, which was confirmed pursuant to an order of the Bankruptcy Court on September 9, 2003, and became effective on September 10, 2003. Upon the confirmation of the Plan, we implemented fresh start accounting in accordance with SOP 90-7. Our accounting and actuarial systems and procedures are designed to produce financial information as of the end of a month. Accordingly, for accounting convenience purposes, we applied the effects of fresh start accounting on August 31, 2003. The activity of the Company for the period September 1, 2003 through September 10, 2003 is therefore included in the successor's statement of operations and excluded from the predecessor's statement of operations. We believe the net income impact of the use of the convenience date is immaterial.

     In accordance with SOP 90-7, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders' equity at the reorganization value determined in connection with our Plan of Reorganization and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003, are not comparable with those prepared before that date.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management has made estimates in the past that we believed to be appropriate but were subsequently revised to reflect actual experience. If our future experience differs materially from these estimates and assumptions, our results of operations and financial condition could be affected.

     We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. We continually evaluate the information used to make these estimates as our business and the economic environment change. The use of estimates is pervasive throughout our financial statements. The accounting policies and estimates we consider most critical are summarized below. Additional information on our accounting policies is included in the note to our predecessor's consolidated financial statements for the year ended December 31, 2002 entitled "Summary of Significant Accounting Policies".

  INVESTMENTS

     At September 30, 2003, the carrying value of our investment portfolio was $22.4 billion. The accounting risks associated with these assets relate to the recognition of income, our determination of other-than-temporary impairments and our estimation of fair values.

     We defer any fees received or costs incurred when we originate investments. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider anticipated prepayments on structured securities in determining estimated yields on such securities. Adjustments to yields as a result of actual prepayments being different than anticipated are recognized as investment income (loss).

     When we sell a security (other than trading securities or venture capital investments), we report the difference between the sale proceeds and the amortized cost (determined based on specific identification) as a realized investment gain or loss.

     We regularly evaluate all of our investments for possible impairment based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security's net realizable value that is other than temporary, the decline is recognized as a realized loss and the cost basis of the security is reduced to its estimated fair value. For 2002, we recorded $556.8 million of writedowns of fixed maturities, equity securities and other invested assets as a result of conditions that caused us to conclude a decline in the fair value of the investments was other than temporary. During the eight months ended August 31, 2003, we recorded writedowns of fixed maturity investments totaling $45.9 million. During the one month ended September 30, 2003, we did not record any writedowns of fixed maturity investments.

     If a decline in value is determined to be other than temporary and the cost basis of the security is written down to fair value, we review the circumstances which caused us to believe that the decline was other than temporary with respect to other investments in our portfolio. If such circumstances exist with respect to other investments, those investments are also written down to fair value. Future events may occur, or additional or updated information may become available, which may necessitate future realized losses of securities in our portfolio. Significant losses in the carrying value of our investments could have a material adverse effect on our earnings in future periods.

     Our evaluation of investments for impairment requires significant judgments to be made, including: (1) the identification of potentially impaired securities; (2) the determination of their estimated fair value; and (3) assessment of whether any decline in estimated fair value is other than temporary. Our periodic assessment of whether unrealized losses are "other than temporary" also requires significant judgment. Factors considered include: (1) the extent to which market value is less than the cost basis; (2) the length of time that the market value has been less than cost; (3) whether the unrealized loss is event driven, credit-driven or a result of changes in market interest rates; (4) the near-term prospects for improvement in the issuer and/or its industry; (5) whether the investment is investment grade and our security analyst's view of the investment's rating and whether the investment has been downgraded since its purchase; (6) whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment; (7) our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery; and (8) the underlying asset and enterprise values of the issuer. If new information becomes available or the financial condition of the investee changes, our judgments may change resulting in the recognition of a realized investment loss at that time. At September 30, 2003, our net accumulated other comprehensive income included gross unrealized losses on investments of $20.0 million; we consider all such declines in estimated fair value to be temporary.

     Estimated fair values for our investments are determined based on estimates from nationally recognized pricing services, broker-dealer market makers and internally developed methods. Our internally developed methods require us to make judgments about the security's credit quality, liquidity and market spread.

     Below-investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below-investment grade securities than with other corporate debt securities. Below-investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below-investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. We attempt to reduce the overall risk in the below-investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

     During 2002, we sold $11.3 billion of fixed maturity investments which resulted in gross realized investment losses (before income taxes) of $251.8 million. During the first eight months of 2003, we sold $2.7 billion of fixed maturity investments which resulted in gross realized investment losses (before income taxes) of $59.4 million. During the one month ended September 30, 2003, we sold $50.9 million of fixed maturity investments which resulted in gross realized investment losses (before income taxes) of $0.8 million. Securities sold at a loss are sold for a number of reasons including: (1) changes in the investment environment; (2) expectation that the market value could deteriorate further; (3) desire to reduce our exposure to an issuer or an industry; (4) changes in credit quality; and (5) our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

     We seek to closely match the estimated duration of our invested assets to the expected duration of our insurance liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. A mismatch of the durations of invested assets and insurance liabilities could have a significant impact on our results of operations and financial position. See "-- Quantitative and Qualitative Disclosures About Market Risks" for additional discussion of the duration of our invested assets and insurance liabilities.

  VALUE OF POLICIES INFORCE AT THE EFFECTIVE DATE AND COST OF POLICIES PRODUCED

     In conjunction with the implementation of fresh start accounting, we eliminated the historical balances of our predecessor's cost of policies purchased and cost of policies produced as of the Effective Date and replaced them with the value of policies inforce.

     The cost assigned to the right to receive future cash flows from contracts existing at August 31, 2003 is referred to as the value of policies inforce. We also defer renewal commissions paid in excess of ultimate commission levels related to the existing policies in this account. The balance of this account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described below. We expect to amortize approximately 2 percent of the September 30, 2003 balance of value of policies inforce during the remainder of 2003, 8 percent in 2004, 9 percent in 2005, 9 percent in 2006 and 8 percent in 2007.

     The cost of policies produced are those costs that vary with, and are primarily related to, producing new insurance business. These amounts are amortized using the interest rate credited to the underlying policy: (1) in relation to the estimated gross profits for investment and universal life-type products or (2) in relation to future anticipated premium revenue for other products. The amortization for investment and universal life-type products is adjusted retrospectively when estimates of current or future gross profits and margins to be realized from a group of products and contracts are revised.

     When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders' equity.

     At September 30, 2003, the combined balance of the value of policies inforce and cost of policies produced was $2.8 billion. The recovery of these costs is dependent on the future profitability of the related business.

     Each year, we evaluate the recoverability of the unamortized balance of the value of policies inforce and the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

     The assumptions we use to amortize and evaluate the recoverability of the value of policies inforce and the cost of policies produced involve significant judgment. A revision to these assumptions could have a significant adverse effect on our results of operations and financial position.

  GOODWILL

     Upon our emergence from bankruptcy, we revalued our assets and liabilities to current estimated fair value and established our capital accounts at the reorganization value determined in connection with the Plan of Reorganization. We recorded the $1,102.8 million of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. Under current accounting rules (which became effective January 1, 2002) goodwill is not amortized but is subject to an annual impairment test (or more frequently if there is an indication that an impairment may exist). We obtained an independent appraisal of our business in connection with the preparation of the Plan of Reorganization which indicated no impairment of our goodwill existed. However, we cannot assure you that we will not have to recognize impairment charges in the future.

     Although the goodwill balance will not be subject to amortization, it will be reduced by future use of our net deferred income tax assets (including the deferred tax assets associated with tax operating loss carryforwards) existing at August 31, 2003 (which balance was reduced by $167.4 million in the one month ended September 30, 2003). A valuation allowance has been provided for the remaining balance of such net deferred income tax assets due to the uncertainties regarding their realization. See "-- Income Taxes" below for further discussion.

  INCOME TAXES

     Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. In addition, the use of our net operating loss carryforwards is dependent, in part, on whether the IRS ultimately agrees with the tax position we plan to take in our current and future tax returns. With respect to the deferred income tax assets, we assess the need for a valuation allowance on a quarterly basis.

     A valuation allowance has been provided for the entire balance of net deferred income tax assets at September 30, 2003, as we believe the realization of such assets in future periods is uncertain. We reached this conclusion after considering the availability of taxable income in prior carryback years, tax planning strategies, our recent history of significant losses and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards.

     As of September 30, 2003, we had approximately $3.6 billion of net operating loss carryforwards (after taking into account the reduction in tax attributes described in the paragraph which follows and the loss resulting from the worthlessness of our predecessor's investment in CFC discussed below), which expire as follows: $2.3 million in 2003; $11.2 million in 2004; $4.5 million in 2005; $0.2 million in 2006; $5.7 million in 2007; $6.6 million in 2008; $10.5 million in 2009; $4.2 million in 2010; $2.5 million in 2011; $16.0 million in 2012; $43.4 million in 2013; $6.9 million in 2014; $60.5 million in 2016; $116.7 million in 2017; $3,322.5 million in 2018; $0.2 million in 2019; $12.1 million in 2020. The timing and manner in which we will utilize the net operating loss carryforwards in any year or in total may be limited by various provisions of the Internal Revenue Code (the "Code") (and interpretation thereof) and our ability to generate sufficient future taxable income in the relevant carryforward period.

     The Code provides that any income realized as a result of the cancellation of indebtedness (cancellation of debt income or "CODI") in bankruptcy will reduce certain tax attributes, including net operating loss carryforwards. We realized an estimated $2.5 billion of CODI when we emerged from bankruptcy. Accordingly, our net operating loss carryforwards were reduced by $2.5 billion.

     The following paragraphs summarize some of the various limitations and contingencies which exist with respect to the future utilization of the net operating loss carryforwards.

     We realized an estimated $5.4 billion tax loss in 2003 as a result of our investment in CFC. In consultation with our tax advisors and based on relevant provisions of the Code, we intend to treat this loss as an ordinary loss, thereby increasing our net operating loss carryforward. We have requested a pre-filing examination by the IRS to confirm that this loss should be treated as an ordinary loss. If the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss would be treated as a capital loss, which would only be available to reduce future capital gains for the next 5 years. The procedures related to the pre-filing examination are in process, but are not expected to be completed before August 2004.

     The Code limits the extent to which losses realized by a non-life entity (or entities) may offset income from a life insurance company (or companies) to the lesser of: (1) 35 percent of the income of the life insurance company and
(2) 35 percent of the total loss. There is no limitation with respect to the ability to utilize net operating losses generated by a life insurance company. Subsequent to our emergence from bankruptcy, we reorganized certain of our subsidiaries to improve their capital position and, as a result, the loss related to CFC was realized by a life insurance company. Accordingly, we believe the loss should be treated as a life insurance loss and would not be subject to the limitations described above.

     The timing and manner in which we will be able to utilize our net operating loss carryforward will be limited by Section 382 of the Code. Section 382 imposes limitations on a corporation's ability to use its net operating losses if the company undergoes an ownership change. Because we underwent an ownership change pursuant to our reorganization, we have determined that this limitation applies to us. In order to determine the amount of this limitation we must determine how much of our net operating loss carryforward relates to the period prior to our emergence from bankruptcy (which amount will be subject to the Section 382 limitation) and how much relates to the period after emergence (which amount will not be subject to the Section 382 limitation). Pursuant to the Code, we may (1) allocate the current year tax loss on a pro rata basis to determine earnings (loss) post- and pre-emergence; or (2) specifically identify transactions in each period and record them in the period in which they actually occurred. We intend to elect the latter, which we believe will result in a substantial portion of the loss related to CFC being treated as post-emergence and therefore not subject to the Section 382 limitation. Any losses that are subject to the Section 382 limitation will only be utilized by us up to approximately $140 million per year, with any unused amounts carried forward to the following year.

     The use of our net deferred income tax assets (including the deferred tax assets associated with net operating loss carryforwards) existing as of August 31, 2003, will be accounted for as a reduction of goodwill when utilized pursuant to SOP 90-7. If goodwill is eliminated, any additional use of net deferred income tax assets existing at August 31, 2003 will be accounted for as a reduction of other intangible assets until exhausted and thereafter as an addition to paid-in-capital. Goodwill was reduced by $167.4 million during the one month ended September 30, 2003 due to a reduction in the valuation allowance for net deferred income tax assets established at the Effective Date.

  LIABILITIES FOR INSURANCE PRODUCTS

     At September 30, 2003, the total balance of our liabilities for insurance and asset accumulation products was $24.5 billion. These liabilities are often payable over an extended period of time and the profitability of the related products is dependent on the pricing of the products and other factors. Differences between our expectations when we sold these products and our actual experience could result in future losses.

     We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions. For our supplemental health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and historical experience. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our financial results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, which would negatively affect our operating results.

     Liabilities for insurance products are calculated using management's best judgments of mortality, morbidity, lapse rates, investment experience and expense levels that are based on our past experience and standard actuarial tables.

     In accordance with SOP 90-7, the successor established insurance liabilities and an asset for the value of policies inforce at the effective date using current assumptions. Adjustments to the predecessor's liabilities for insurance and asset accumulation products as of August 31, 2003 are summarized below (dollars in millions):

                                                             PREDECESSOR    FRESH START     SUCCESSOR
                                                            BALANCE SHEET   ADJUSTMENT    BALANCE SHEET
                                                            -------------   -----------   -------------
Liabilities for insurance and asset accumulation products:
  Traditional and limited payment products:
     Traditional life insurance products..................    $ 1,817.7      $  309.3       $ 2,127.0
     Limited pay products.................................        758.9         135.2           894.1
     Individual accident and health.......................      5,245.8       1,838.4         7,084.2
     Group life and health................................        692.0         136.7           828.7
     Unearned premiums....................................          3.3            --             3.3
                                                              ---------      --------       ---------
       Total liabilities for traditional and limited
          payment products................................      8,517.7       2,419.6        10,937.3
                                                              ---------      --------       ---------
  Interest sensitive products:
     Investment contracts.................................      8,678.5         (66.8)        8,611.7
     Universal life-type products.........................      3,994.6          (4.8)        3,989.8
                                                              ---------      --------       ---------
       Total liabilities for interest sensitive
          products........................................     12,673.1         (71.6)       12,601.5
                                                              ---------      --------       ---------
  Other liabilities for insurance and asset accumulation
     products:
     Separate accounts and investment trusts..............         87.7            --            87.7
     Claims payable and other policyholder funds..........        897.1         (10.3)          886.8
                                                              ---------      --------       ---------
       Total other liabilities for insurance and asset
          accumulation products...........................        984.8         (10.3)          974.5
                                                              ---------      --------       ---------
Total liabilities for insurance and asset accumulation
  products................................................    $22,175.6      $2,337.7       $24,513.3
                                                              =========      ========       =========

     The following provides explanations for the fresh-start adjustment to insurance liabilities related to our insurance inforce at the effective date.

TRADITIONAL INSURANCE AND LIMITED PAY PRODUCTS

     In accordance with Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises" and Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" ("FAS 97"), the predecessor used the original actuarial assumptions determined when traditional long-duration and limited payment insurance contracts were issued in determining liability calculations through the fresh start date, provided the resulting liabilities were adequate to provide for future benefits and expenses under the related contracts. This accounting principle is referred to as the "lock in" principle and is only applicable to traditional insurance and limited pay products. The use of assumptions that are locked in at the time of issue means that absent loss recognition, the same assumptions are used in accounting for a particular block of business unless the block is subject to purchase or fresh start accounting.

     At the Effective Date, the successor established insurance liabilities at the present value of future benefits and expenses associated with the policies, by using current best-estimate assumptions with provisions for adverse deviation. Such assumptions include estimates as to investment yields, mortality, morbidity, withdrawals, lapses and maintenance expenses. The current best-estimate assumptions for these blocks of business differ from the original actuarial assumptions determined when the business was acquired or issued as further described in the following paragraphs.

     Due to the current interest rate environment and the requirement to mark the value of the investment portfolio to market, we changed our assumptions related to future investment earnings. The weighted average expected yield on our investment portfolio decreased to approximately 5.5 percent from 6.5 percent at

December 31, 2002. Approximately $.9 billion of the fresh-start increase to insurance liabilities is the result of changes in future expected investment earnings.

     The performance of our long-term care business (especially the acquired block originally sold through independent agents) has generally been unfavorable to the predecessor's assumptions established when these blocks of business were acquired. For example, variance in actual versus estimated morbidity, lapses and expenses have been unfavorable to original assumptions. Approximately $1.3 billion of the increase to insurance liabilities is the result of changes in non-interest assumptions for our long-term care policies. Our assumption changes for long-term care business included: (1) changes in morbidity assumptions from estimates made when the business was acquired to recent Company experience; (2) changes in mortality assumptions related to certain blocks of this business from the 1958 and 1980 Commissioners Standard Ordinary Mortality table to the 1983 Group Annuity Mortality table; and (3) changes in ultimate lapse ratios from a range of approximately 3 percent to 5.5 percent prior to the adoption of fresh start accounting to a range of 2 percent to 3.5 percent.

INTEREST-SENSITIVE PRODUCTS SUBJECT TO REQUIREMENTS OF FAS 97

     The insurance liability for asset accumulation products (such as deferred annuities and universal life products) are generally equal to current policyholder account balances. These balances generally do not change as a result of the adoption of fresh start accounting. The fresh-start adjustment to insurance liabilities for interest sensitive products primarily results from:
(1) the adoption of SOP 03-01 as of the Effective Date; and (2) certain predecessor insurance liabilities that exceed the present value of estimated future benefits as of August 31, 2003.

     The adoption of SOP 03-01 as of the effective date required a change in methodology regarding persistency bonuses provided to policyholders who continue to keep their policies inforce for a stated period of time. The predecessor recognized the cost of this benefit over the period prior to the time the benefit is credited in proportion to estimated gross profits and assumed a certain number of policies would terminate before the benefit was credited. Under SOP 03-1, the cost for such benefits is recognized ratably over the period prior to the time the benefit is credited without assuming policy terminations. Insurance liabilities increased by approximately $.1 billion as a result of the adoption of SOP 03-01.

     The predecessor had previously established an insurance liability related to certain business, to recognize the future loss expected to be recognized for the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policy. The predecessor amortized this liability into income in proportion to estimated gross profits on the business, consistent with SFAS 97 requirements for unearned revenues. The predecessor had previously decided to discontinue the practice of providing this nonguaranteed benefit. Accordingly, the remaining insurance liability established for this benefit was no longer required at August 31, 2003, resulting in a $.1 billion reduction to reserves in conjunction with our adoption of fresh-start accounting.

  LIABILITIES FOR LOSS CONTINGENCIES RELATED TO LAWSUITS

     We are involved on an ongoing basis in lawsuits relating to our operations, including with respect to sales practices, and we and current and former officers and directors are defendants in pending class action lawsuits asserting claims under the securities laws and in derivative lawsuits. The ultimate outcome of these lawsuits cannot be predicted with certainty. We recognize an estimated loss from these loss contingencies when we believe it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, it is difficult to measure the actual loss that might be incurred related to litigation. The ultimate outcome of these lawsuits could have a significant impact on our results of operations and financial position.

RESULTS OF OPERATIONS

     Due to the application of fresh start accounting, the reported historical financial statements of our predecessor for periods prior to August 31, 2003 generally are not comparable to our financial statements prepared after that date. Therefore, our results of operations have not been combined with those of our predecessor. Please read this discussion in conjunction with the accompanying consolidated financial statements and notes included elsewhere in this prospectus.

     After our emergence from bankruptcy, we began to manage our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of business in run-off. We refer to these segments as: (1) Bankers Life; (2) Conseco Insurance Group; and (3) Other Business in Run-Off. Prior to its disposition effective March 31, 2003, we also had a finance segment. We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our other operating segments. The following tables and narratives summarize the operating results of our segments for the periods presented as we currently manage them (dollars in millions):

                                            SUCCESSOR                        PREDECESSOR
                                          -------------   --------------------------------------------------
                                            ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                              ENDED          ENDED           ENDED          DECEMBER 31,
                                          SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                              2003            2003           2002          2002       2001
                                          -------------   ------------   -------------     ----       ----
Earnings (losses) before taxes:
  Bankers Life..........................     $ 24.9         $  159.6       $    69.1     $   136.5   $ 289.3
  Conseco Insurance Group...............       20.2            299.9          (178.4)       (211.5)    186.0
  Other business in run-off.............        3.6           (171.3)         (161.8)       (216.8)   (106.0)
  Corporate operations..................      (10.9)         1,884.0        (1,154.4)     (1,340.4)   (612.7)
                                             ------         --------       ---------     ---------   -------
  Income (loss) before income taxes,
    minority interest, discontinued
    operations and cumulative effect of
    accounting change...................     $ 37.8         $2,172.2       $(1,425.5)    $(1,632.2)  $(243.4)
                                             ======         ========       =========     =========   =======

     GENERAL: Conseco, Inc. is the top tier holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We distribute these products through a career agency force and direct response marketing (which, together, represent our Bankers Life segment) and through professional independent producers (which represent our Conseco Insurance Group segment). Our Other Business in Run-off segment consists of: (1) long-term care products written in prior years through independent agents; (2) small group and individual major medical business which we began to nonrenew in 2001; and (3) other group major medical business which we no longer actively market. Most of the long-term care business in run-off relates to business written by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997.

BANKERS LIFE (DOLLARS IN MILLIONS)

                                         SUCCESSOR                        PREDECESSOR
                                       -------------   --------------------------------------------------
                                         ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                           ENDED          ENDED           ENDED          DECEMBER 31,
                                       SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                           2003            2003           2002          2002       2001
                                       -------------   ------------   -------------     ----       ----
Premiums and asset accumulation
  product collections:
      Annuities......................    $   63.5        $  698.4       $  496.8      $  740.9   $  513.1
      Supplemental health............        96.6           759.6          854.8       1,159.4    1,097.4
      Life...........................        12.0           102.7           99.7         139.0      286.3
                                         --------        --------       --------      --------   --------
         Total premium collections...    $  172.1        $1,560.7       $1,451.3      $2,039.3   $1,896.8
                                         ========        ========       ========      ========   ========
      Deposit type contracts.........    $    3.8        $   39.6       $   28.0      $   40.7   $   23.0
                                         ========        ========       ========      ========   ========
Average liabilities for insurance
  products:
  Annuities:
      Mortality based................    $   94.7        $   84.9       $   75.9      $   75.7   $  159.4
      Equity-linked..................       214.9           183.2          192.6         187.5      320.8
      Deposit based..................     3,390.2         3,130.9        2,477.9       2,550.1    1,962.5
  Health.............................     2,537.3         1,916.3        1,678.2       1,709.6    1,497.6
  Life:
      Interest sensitive.............       333.3           324.4          309.2         311.0      300.0
      Non-interest sensitive.........       755.3           652.4          661.0         657.7    1,083.2
                                         --------        --------       --------      --------   --------
         Total average liabilities
           for insurance products,
           net of reinsurance
           ceded.....................    $7,325.7        $6,292.1       $5,394.8      $5,491.6   $5,323.5
                                         ========        ========       ========      ========   ========
Revenues:
  Insurance policy income............    $  111.7        $  892.7       $  962.1      $1,300.1   $1,400.1
  Net investment income:
    General account invested
      assets.........................        32.4           253.4          286.1         382.2      391.9
    Equity-indexed products based on
      the change in value of the S&P
      500 Call Options...............        (1.4)            4.8          (14.6)        (14.8)     (15.5)
    Trading account income related to
      policyholder and reinsurer
      accounts.......................         6.4              --             --            --         --
    Change in value of embedded
      derivatives related to modified
      coinsurance agreements.........        (6.4)             --             --            --         --
    Net realized investment gains
      (losses).......................         2.8             5.5         (131.4)       (128.7)     (43.5)
  Fee revenue and other income.......          .4              .2            1.0           1.3        1.2
                                         --------        --------       --------      --------   --------
         Total revenues..............       145.9         1,156.6        1,103.2       1,540.1    1,734.2
                                         --------        --------       --------      --------   --------
Expenses:
  Insurance policy benefits..........        83.6           701.9          710.0         968.3      997.8
  Amounts added to policyholder
    account balances:
      Annuity products and interest-
         sensitive life products
         other than those listed
         below.......................        13.1            93.2           89.5         122.0      110.4
      Equity-indexed products based
         on S&P 500 Index............        (2.2)             --             .6            .6         .6
  Amortization related to
    operations.......................        15.5           113.4          128.0         171.9      198.4
  Amortization related to net
    realized investment gains
    (losses).........................          --              .5           (3.9)         (3.2)      (5.0)
  Interest expense on investment
    borrowings.......................          .2             3.4            3.1           4.6        6.1

                                         SUCCESSOR                        PREDECESSOR
                                       -------------   --------------------------------------------------
                                         ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                           ENDED          ENDED           ENDED          DECEMBER 31,
                                       SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                           2003            2003           2002          2002       2001
                                       -------------   ------------   -------------     ----       ----
  Other operating costs and
    expenses.........................        10.8            84.6           63.0          94.4      130.6
  Special charges....................          --              --           43.8          45.0        6.0
                                         --------        --------       --------      --------   --------
         Total benefits and
           expenses..................       121.0           997.0        1,034.1       1,403.6    1,444.9
                                         --------        --------       --------      --------   --------
Income before income taxes, minority
  interest, discontinued operations
  and cumulative effect of accounting
  change.............................    $   24.9        $  159.6       $   69.1      $  136.5   $  289.3
                                         ========        ========       ========      ========   ========
Health loss ratios:
  All health lines:
    Insurance policy benefits........    $   73.1        $  578.5       $  626.5      $  840.9   $  770.8
    Loss ratio(a)....................       75.73%          75.30%         73.83%        74.06%     70.23%
  Medicare Supplement:
    Insurance policy benefits........    $   35.3        $  283.3       $  329.7      $  437.6   $  443.1
    Loss ratio(a)....................       66.50%          66.39%         67.32%        67.15%     66.87%
  Long-Term Care:
    Insurance policy benefits........    $   37.3        $  287.2       $  290.7      $  394.3   $  316.2
    Loss ratio(a)....................       87.81%          86.08%         83.24%        83.69%     75.31%
    Interest-adjusted loss
      ratio(b).......................       62.37%          69.26%         67.71%        67.95%     60.91%
  Other:
    Insurance policy benefits........    $     .5        $    8.0       $    6.1      $    9.0   $   11.5
    Loss ratio(a)....................       52.48%         101.05%         63.98%        71.21%     76.45%

---------------

(a) We calculate loss ratios by taking the related product's (1) insurance policy benefits divided by (2) insurance policy income.
(b) We calculate the interest-adjusted loss ratio for Bankers Life's long-term care products by taking the product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     TOTAL PREMIUM COLLECTIONS were $172.1 million in the one month ended September 30, 2003; $1,560.7 million in the eight months ended August 31, 2003; and $1,451.3 million in the nine months ended September 30, 2002. Bankers Life's annuity premium collections in 2003 were positively impacted by sales inducements provided to purchasers of our annuities and sales incentives to our career agents. These programs ended at various times during the second quarter of 2003. Premium collections on Bankers Life's other products have been negatively impacted by the A.M. Best ratings downgrade to "B (Fair)." See
"-- Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR INSURANCE PRODUCTS, NET OF REINSURANCE CEDED, were $7.3 billion in the one month ended September 30, 2003; $6.3 billion in the eight months ended August 31, 2003; and $5.4 billion in the nine months ended September 30, 2002. The increase in such liabilities through August 31, 2003 is primarily due to increases in annuity reserves. As discussed above under "-- Total premium collections", annuity premium collections in our Bankers Life segment were positively impacted during 2003 by sales inducements and incentives. The increase in such liabilities for the one month ended September 30, 2003 reflects the adoption of fresh start accounting as further discussed under "-- Critical Accounting Policies -- Liabilities for Insurance Products."

     INSURANCE POLICY INCOME is comprised of (1) premiums earned on policies which provide mortality or morbidity coverage and (2) fees and other charges made against other policies. See "Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS (which excludes income on policyholder and reinsurer accounts) was $32.4 million in the one month ended September 30, 2003; $253.4 million in the eight months ended August 31, 2003; and $286.1 million in the nine months ended September 30, 2002. The average balance of general account invested assets was $6.9 billion in the one month ended September 30, 2003; $6.6 billion in the eight months ended August 31, 2003; and $6.1 billion in the nine months ended September 30, 2002. The yield on these assets was 5.6 percent in the one month ended September 30, 2003;
5.7 percent in the eight months ended August 31, 2003; and 6.3 percent in the nine months ended September 30, 2002. The decrease in yield during 2003 reflects the lower interest rate environment and the resulting lower rates earned on invested assets from the 2003 annuity sales.

     NET INVESTMENT INCOME RELATED TO EQUITY-INDEXED PRODUCTS BASED ON THE CHANGE IN VALUE OF THE S&P 500 CALL OPTIONS represents the change in the estimated fair value of Bankers Life's S&P 500 Index Call Options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies. Option costs that are attributable to benefits provided were $0.8 million in the one month ended September 30, 2003; $7.7 million in the eight months ended August 31, 2003; and $10.2 million in the nine months ended September 30, 2002. These costs are reflected in the change in market value of the S&P 500 Call Options included in the investment income amounts. Net investment income (loss) related to equity-indexed products before this expense was $(0.6) million in the one month ended September 30, 2003; $12.5 million in the eight months ended August 31, 2003; and $(4.4) million in the nine months ended September 30, 2002. Such amounts were partially offset by the corresponding charge (credit) to AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX of $(2.2) million in the one month ended September 30, 2003; nil in the eight months ended August 31, 2003; and $0.6 million in the nine months ended September 30, 2002. Such income and related charge fluctuate based on the value of options embedded in the segment's equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

     CHANGE IN VALUE OF EMBEDDED DERIVATIVES RELATED TO MODIFIED COINSURANCE AGREEMENTS are described in the note to our consolidated financial statements for the period ended September 30, 2003 entitled "Accounting for Derivatives." We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as trading account income. We expect the change in the value of the embedded derivatives largely to be offset by the change in value of the trading securities.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During the one month ended September 30, 2003, we recognized net realized investment gains in our Bankers Life segment of $2.8 million related to the net gains from the sales of investments (primarily fixed maturities). There were no writedowns of fixed maturity investments in the one month period. During the first eight months of 2003, we recognized net investment gains of $5.5 million. During the first eight months of 2003, the net realized investment gains included (1) $20.1 million of net gains from the sales of investments (primarily fixed maturities) net of (2) $14.6 million of writedowns of fixed maturity investments as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary. The net realized investment losses during the first nine months of 2002 included (1) $120.9 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investments was other than temporary and (2) $10.5 million of net losses from the sales of investments (primarily fixed maturities). The facts and circumstances resulting in the other-than-temporary losses are described in "Investments with Other-Than-Temporary Losses" included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     INSURANCE POLICY BENEFITS fluctuated as a result of the factors summarized in the explanations for loss ratios related to specific products which follow. Loss ratios are calculated by taking the related insurance product's (1) insurance policy benefits divided by (2) policy income.

     The loss ratios on Bankers Life's Medicare supplement products have generally been within our range of expectations. Governmental regulations generally require us to attain and maintain a statutory loss ratio, after three years, of not less than 65 percent on these products.

     The loss ratios on Bankers Life's long-term care products have generally been within our range of expectations. The net cash flows from our long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for long-term care products is calculated by taking the insurance product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income.

     The loss ratios on our other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business have generally been within our expectations.

     AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR ANNUITY PRODUCTS AND INTEREST-SENSITIVE LIFE PRODUCTS were $13.1 million in the one month ended September 30, 2003; $93.2 million in the eight months ended August 31, 2003; and $89.5 million in the nine months ended September 30, 2002. This increase is primarily due to increases in annuity reserves. The weighted average crediting rates for these products were 4.2 percent for the one month ended September 30, 2003; 4.0 percent for the eight months ended August 31, 2003; and 4.3 percent for the nine months ended September 30, 2002.

     AMOUNTS ADDED TO EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX correspond to the related investment income accounts described above.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of the value of policies inforce at the Effective Date, cost of policies produced and the cost of policies purchased (such amortization is collectively referred to as "amortization of insurance intangibles"). Insurance intangibles are amortized:
(1) in relation to the estimated gross profits for universal life-type and investment-type products; or (2) in relation to future anticipated premium revenue for other products. Bankers Life's amortization expense in the 2003 periods and the nine months ended September 30, 2002 was generally within our range of expectations given the related premium revenue and gross profits for the periods.

     AMORTIZATION RELATED TO NET REALIZED INVESTMENT GAINS (LOSSES) represents the increases or decreases in amortization which result from realized investment gains or losses. When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of insurance intangibles in order to reflect the change in future expected yields. Sales of fixed maturity investments resulted in an increase (decrease) in the amortization of insurance intangibles of nil in the one month ended September 30, 2003; $0.5 million in the eight months ended August 31, 2003; and $(3.9) million in the nine months ended September 30, 2002.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS fluctuates along with our investment borrowing activities and the interest rates thereon. Average investment borrowings in our Bankers Life segment (excluding borrowings related to the GM building) were $208.1 million during the one month ended September 30, 2003; $263.7 million during the eight months ended August 31, 2003; and $465.7 million in the nine months ended September 30, 2002. The weighted average interest rates on such borrowings (excluding borrowings related to the GM building) were 1.1 percent during the one month ended September 30, 2003; 1.9 percent during the eight months ended August 31, 2003; and 0.9 percent during the nine months ended September 30, 2002.

     OTHER OPERATING COSTS AND EXPENSES in our Bankers Life segment were $10.8 million in the one month ended September 30, 2003; $84.6 million in the eight months ended August 31, 2003; and $63.0 million in the nine months ended September 30, 2002. Increases in these expenses in 2003 are primarily related to increased policy acquisition costs which were non-deferrable.

     SPECIAL CHARGES in the nine months ended September 30, 2002 included: (1) losses of $39.0 million on a reinsurance transaction entered into as part of our cash raising initiatives; and (2) other items totaling $4.8 million primarily related to severance benefits.

  PREDECESSOR'S YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     TOTAL PREMIUM COLLECTIONS in 2002 were $2.0 billion, up 7.5 percent from 2001. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR INSURANCE PRODUCTS, NET OF REINSURANCE CEDED were $5.5 billion in 2002 and $5.3 billion in 2001. Bankers Life's average life reserves decreased by $414.5 million, or 30 percent, due primarily to a first quarter 2002 reinsurance transaction which ceded approximately $400 million of liabilities to the assuming company. See the notes to our consolidated financial statements for the year ended December 31, 2002, included in this prospectus for additional discussion of the reinsurance transaction. Bankers Life's average annuity liabilities increased during 2002 reflecting increased annuity sales.

     INSURANCE POLICY INCOME is comprised of: (i) premiums earned on policies which provide mortality or morbidity coverage; and (ii) fees and other charges made against other policies. See "Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS (which excludes the income (loss), cost and change in the fair value of S&P 500 Call Options related to equity-indexed products) decreased by 2.5 percent, to $382.2 million in 2002. Bankers Life's average balance of general account invested assets increased by 7.1 percent in 2002 to $6.1 billion. The yield on these assets was
6.3 percent in 2002 and 6.9 percent in 2001. The decrease in yield reflects general decreases in market interest rates between 2002 and 2001. Net investment income and the average balance of general account invested assets both reflect the transfer of a portion of our investment portfolio to the reinsurer pursuant to the above-mentioned first quarter 2002 reinsurance transaction. See the notes to our consolidated financial statements for the year ended December 31, 2002, included in this prospectus for additional discussion of the reinsurance transaction.

     NET INVESTMENT INCOME RELATED TO EQUITY-INDEXED PRODUCTS BASED ON THE CHANGE IN VALUE OF THE S&P 500 CALL OPTIONS represents the change in the estimated fair value of Bankers Life's S&P 500 Call Options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies. Option costs that are attributable to benefits provided were $15.2 million and $16.0 million in 2002 and 2001, respectively. These costs are reflected in the change in market value of the S&P 500 Call Options included in the investment income amounts. Net investment income related to equity-indexed products before this expense was $.4 million and $.5 million in 2002 and 2001, respectively. Such amounts were partially offset by the corresponding charge (credit) to AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX of $.6 million in both 2002 and 2001. Such income and related charge fluctuated based on the value of options embedded in our equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During 2002 and 2001, Bankers Life recognized net realized investment losses of $128.7 million and $43.5 million, respectively. The net realized investment losses during 2002 included: (i) $138.5 million to write down certain securities to fair value due to an other-than-temporary decline in value (including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.); and (ii) $9.8 million of net gains from the sales of investments (primarily fixed maturities). The net realized investment losses during 2001 included writedowns of $69.4 million related to: (i) the impact of higher default rate assumptions on certain structured investments; (ii) losses on investments held in our private equity portfolio; and (iii) the writedown of certain securities to fair value due to an other-than-temporary decline in value or our plan to sell the securities in connection with investment restructuring activities (including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.).

     INSURANCE POLICY BENEFITS fluctuated in 2002 and 2001 as a result of the factors summarized in the explanations for loss ratios related to specific products which follow. Loss ratios are calculated by taking the related insurance product's: (i) insurance policy benefits; divided by (ii) policy income.

     The loss ratio for Bankers Life's Medicare supplement products was within the ranges expected during 2002 and 2001. Governmental regulations generally require us to attain and maintain a statutory loss ratio, after three years, of not less than 65 percent.

     The loss ratio on Bankers Life's long-term care products during 2001 reflected the elimination of reserve redundancies based on the ultimate development of reserves at December 31, 2000.

     The loss ratios on Bankers Life's other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business were generally within our expectations during 2002 and 2001.

     AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR ANNUITY PRODUCTS AND INTEREST-SENSITIVE LIFE PRODUCTS increased by 11 percent, to $122.0 million, in 2002. The increase in 2002 is primarily due to the above-mentioned increase in Bankers Life's average annuity liabilities, partially offset by a decrease in the weighted average crediting rates. The weighted average crediting rates for these products were 4.3 percent and 4.9 percent in 2002 and 2001, respectively.

     AMOUNTS ADDED TO EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX correspond to the related investment income accounts described above.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of insurance intangibles. Amortization generally fluctuates in relationship to the total account balances subject to amortization. Bankers Life's amortization expense for the years ended December 31, 2002 and 2001 was generally within our range of expectations given the related premium revenue and gross profits for the periods.

     AMORTIZATION RELATED TO NET REALIZED INVESTMENT GAINS (LOSSES) represents the decreases in amortization which result from realized investment losses. When we sell securities at a loss and reinvest the proceeds at a different yield, we reduce the amortization of insurance intangibles in order to reflect the change in future expected yields. Sales of fixed maturity investments resulted in reductions in the amortization of insurance intangibles of $3.2 million in 2002 and $5.0 million in 2001.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS decreased in 2002 due to lower interest rates while our investment borrowing activities increased. Average investment borrowings were $452.2 million during 2002, compared to $222.4 million during 2001. The weighted average interest rate on such borrowings were
1.0 percent and 2.7 percent during 2002 and 2001, respectively.

     OTHER OPERATING COSTS AND EXPENSES decreased in 2002 by $36.2 million, or 28 percent compared to 2001, reflecting cost cutting programs implemented in the Bankers Life segment.

     SPECIAL CHARGES in 2002 included: (i) a loss of $39.0 million on a reinsurance transaction entered into as part of our cash raising initiatives; and (ii) other items totaling $6.0 million primarily related to severance benefits and costs incurred with the transfer of certain customer service and backroom operations to our India subsidiary. Special charges in 2001 were $6.0 million. Such charges primarily related to severance benefits and costs incurred in conjunction with the transfer of certain customer service and backroom operations to our former India subsidiary.

CONSECO INSURANCE GROUP (DOLLARS IN MILLIONS)

                                           SUCCESSOR                         PREDECESSOR
                                         -------------   ----------------------------------------------------
                                           ONE MONTH     EIGHT MONTHS    NINE MONTHS         YEARS ENDED
                                             ENDED          ENDED           ENDED           DECEMBER 31,
                                         SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   ---------------------
                                             2003            2003           2002          2002        2001
                                         -------------   ------------   -------------     ----        ----
Premiums and asset accumulation product
  collections:
    Annuities..........................    $     5.2      $    74.0       $   307.3     $   351.9   $   710.6
    Supplemental health................         65.0          525.3           614.3         830.3       784.1
    Life...............................         34.5          280.7           384.1         498.0       553.3
                                           ---------      ---------       ---------     ---------   ---------
      Collections on insurance products
         from continuing lines of
         business......................    $   104.7      $   880.0       $ 1,305.7     $ 1,680.2   $ 2,048.0
                                           =========      =========       =========     =========   =========
    Deposit type contracts.............    $    27.0      $   220.5       $   209.6     $   246.9   $   155.0
                                           =========      =========       =========     =========   =========
Average liabilities for insurance and
  asset accumulation products:
    Annuities:
      Mortality based..................    $   244.1      $   171.0       $   174.6     $   175.0   $   198.8
      Equity-linked....................      1,354.6        1,514.7         2,065.5       1,983.1     2,311.4
      Deposit based....................      4,057.0        4,245.4         5,520.2       5,352.1     5,993.4
      Separate accounts and investment
         trust liabilities.............         62.6          401.3           695.9         672.6       738.0
    Health.............................      2,284.5        2,046.8         1,968.4       1,981.6     1,969.7
    Life:
      Interest sensitive...............      3,347.3        3,407.8         3,743.5       3,798.7     3,733.2
      Non-interest sensitive...........      1,494.1        1,493.9         1,428.7       1,327.6     1,399.8
                                           ---------      ---------       ---------     ---------   ---------
         Total average liabilities for
           insurance and asset
           accumulation products.......    $12,844.2      $13,280.9       $15,596.8     $15,290.7   $16,344.3
                                           =========      =========       =========     =========   =========
Revenues:
  Insurance policy income..............    $   102.9      $   892.8       $ 1,089.0     $ 1,454.9   $ 1,377.4
  Net investment income:
    General account invested assets....         60.0          562.2           751.4         982.0     1,114.2
    Equity-indexed products based on
      the change in value of the S&P
      500 Call Options.................         (6.9)          20.4           (83.2)        (85.7)      (98.7)
    Separate account assets............           --             --            (8.5)           --        (5.4)
    Trading account income related to
      policyholder and reinsurer
      accounts.........................          8.4             --              --            --          --
    Change in value of embedded
      derivatives related to modified
      coinsurance agreements...........         (2.2)            --              --            --          --
    Net realized investment gains
      (losses).........................          3.1          (17.1)         (314.7)       (368.1)     (209.1)
  Fee revenue and other income.........           --           17.0            19.1          25.4        31.4
                                           ---------      ---------       ---------     ---------   ---------
         Total revenues................        165.3        1,475.3         1,453.1       2,008.5     2,209.8
                                           ---------      ---------       ---------     ---------   ---------

                                           SUCCESSOR                         PREDECESSOR
                                         -------------   ----------------------------------------------------
                                           ONE MONTH     EIGHT MONTHS    NINE MONTHS         YEARS ENDED
                                             ENDED          ENDED           ENDED           DECEMBER 31,
                                         SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   ---------------------
                                             2003            2003           2002          2002        2001
                                         -------------   ------------   -------------     ----        ----
Expenses:
  Insurance policy benefits............         83.8          461.3           746.6         998.2       977.5
  Amounts added to policyholder account
    balances:
      Annuity products and
         interest-sensitive life
         products other than those
         listed below..................         25.0          218.4           287.8         379.7       417.8
      Equity-indexed products based on
         S&P 500 Index.................         (3.0)          66.6           (19.5)          (.9)         .2
    Separate account liabilities.......           --             --            (8.5)           --        (5.4)
  Amortization related to operations...          9.9          202.7           426.0         566.0       356.9
  Amortization related to net realized
    investment gains (losses)..........           --            (.9)          (20.7)        (24.6)      (32.3)
  Interest expense on investment
    borrowings.........................           .4            4.7             7.7          10.2        19.7
  Other operating costs and expenses...         29.0          222.6           213.9         292.1       273.9
  Special charges......................           --             --            (1.8)          (.7)       15.5
                                           ---------      ---------       ---------     ---------   ---------
         Total benefits and expenses...        145.1        1,175.4         1,631.5       2,220.0     2,023.8
                                           ---------      ---------       ---------     ---------   ---------
Income (loss) before income taxes,
  minority interest, discontinued
  operations and cumulative effect of
  accounting change....................    $    20.2      $   299.9       $  (178.4)    $  (211.5)  $   186.0
                                           =========      =========       =========     =========   =========
Health loss ratios:
  All health lines:
    Insurance policy benefits..........    $    44.5      $   381.3       $   415.3     $   550.7   $   533.1
    Loss ratio(a)......................        66.17%         70.95%          66.81%        66.36%      66.97%
  Medicare Supplement:
    Insurance policy benefits..........    $    22.0      $   167.2       $   162.0     $   217.6   $   192.8
    Loss ratio(a)......................        68.24%         65.49%          61.63%        61.28%      61.81%
  Specified Disease:
    Insurance policy benefits..........    $    18.3      $   184.7       $   192.6     $   259.5   $   250.9
    Loss ratio(a)......................        60.68%         75.77%          68.72%        69.61%      67.35%
    Interest-adjusted loss ratio(b)....        30.90%         46.33%          41.48%        42.10%      41.70%
  Other:
    Insurance policy benefits..........    $     4.2      $    29.4       $    60.7     $    73.6   $    89.4
    Loss ratio(a)......................        86.89%         76.66%          77.33%        72.22%      80.09%

---------------

(a) We calculate loss ratios by taking the related product's (1) insurance policy benefits divided by (2) insurance policy income.

(b) We calculate the interest-adjusted loss ratio for Conseco Insurance Group's specified disease products by taking the product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from specified disease products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     COLLECTIONS ON INSURANCE PRODUCTS FROM CONTINUING LINES OF BUSINESS were $104.7 million in the one month ended September 30, 2003; $880.0 million in the eight months ended August 31, 2003; and $1,305.7 million in the nine months ended September 30, 2002. Premium collections through the independent agents in our Conseco Insurance Group segment have been negatively impacted by the A.M. Best ratings downgrade to "B (Fair)" and our decision to de-emphasize the sale of certain products. See "Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR INSURANCE AND ASSET ACCUMULATION PRODUCTS were $12.8 billion in the one month ended September 30, 2003; $13.3 billion in the eight months ended August 31, 2003; and $15.6 billion in the nine months ended September 30, 2002. The decrease in such liabilities is primarily due to the increase in policyholder redemptions and lapses following the downgrade of our A.M. Best financial strength rating to "B (Fair)". See "-- Liquidity for insurance and fee-based operations" for additional discussion of the A.M. Best ratings downgrade.

     INSURANCE POLICY INCOME is comprised of (i) premiums earned on policies which provide mortality or morbidity coverage and (ii) fees and other charges made against other policies. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS (which excludes income on policyholder and reinsurer accounts) was $60.0 million in the one month ended September 30, 2003; $562.2 million in the eight months ended August 31, 2003; and $751.4 million in the nine months ended September 30, 2002. The average balance of general account invested assets was $13.2 billion in the one month ended September 30, 2003; $13.7 billion in the eight months ended August 31, 2003; and $15.4 billion in the nine months ended September 30, 2002. The yield on these assets was 5.4 percent in the one month ended September 30, 2003;
6.2 percent in the eight months ended August 31, 2003; and 6.5 percent in the nine months ended September 30, 2002. The decrease in yield for the one month ended September 30, 2003 reflects the adoption of fresh start accounting which effectively reset the yields to market rates at August 31, 2003.

     NET INVESTMENT INCOME RELATED TO EQUITY-INDEXED PRODUCTS BASED ON THE CHANGE IN VALUE OF THE S&P 500 CALL OPTIONS represents the change in the estimated fair value of Conseco Insurance Group's S&P 500 Index Call Options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies. Option costs that are attributable to benefits provided were $4.4 million in the one month ended September 30, 2003; $45.8 million in the eight months ended August 31, 2003; and $62.7 million in the nine months ended September 30, 2002. These costs are reflected in the change in market value of the S&P 500 Call Options included in the investment income amounts. Net investment income (loss) related to equity-indexed products before this expense was $(2.5) million in the one month ended September 30, 2003; $66.2 million in the eight months ended August 31, 2003; and $(20.5) million in the nine months ended September 30, 2002. Such amounts were partially offset by the corresponding charge (credit) to amounts added to policyholder account balances for equity-indexed products of $(3.0) million in the one month ended September 30, 2003; $66.6 million in the eight months ended August 31, 2003; and $(19.5) million in the nine months ended September 30, 2002. Such income and related charge fluctuate based on the value of options embedded in the segment's equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

     NET INVESTMENT INCOME (LOSS) FROM SEPARATE ACCOUNT ASSETS is offset by a corresponding charge (credit) to amounts added to policyholder account balances for separate account liabilities. Such income (loss) and related charge (credit) fluctuated in relationship to total separate account assets and the return earned on such assets.

     TRADING ACCOUNT INCOME RELATED TO POLICYHOLDER AND REINSURER ACCOUNTS represents the income on trading security accounts established on August 31, 2003, which are designed to act as a hedge for embedded derivatives related to (1) Conseco Insurance Group's equity-indexed products and
(2) certain modified coinsurance agreements. In addition, such income includes the income on investments backing the market strategies of certain annuity products which provide for different rates of cash value growth based on the experience of a particular market strategy. The income on our trading account securities is designed to substantially offset (1) the change in value of embedded derivatives related to modified coinsurance agreements described below and (2) certain amounts included in insurance policy benefits.

     CHANGE IN VALUE OF EMBEDDED DERIVATIVES RELATED TO MODIFIED COINSURANCE AGREEMENTS are described in the note to our consolidated financial statements for the period ended September 30, 2003 entitled "Accounting for Derivatives." We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as trading account income. The change in the value of the embedded derivatives has largely been offset by the change in value of the trading securities.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During the one month ended September 30, 2003, we recognized net realized investment gains in our Conseco Insurance Group segment of $3.1 million related to the net gains from the sales of investments (primarily fixed maturities). There were no writedowns of fixed maturity investments in the one month period. During the first eight months of 2003, we recognized net realized investment losses of $17.1 million. During the first eight months of 2003, the net realized investment losses included (1) $12.3 million of net gains from the sales of investments (primarily fixed maturities) net of (2) $29.4 million of writedowns of fixed maturity investments as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary. The net realized investment losses during the first nine months of 2002 included (1) $321.0 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investments was other than temporary and (2) $6.3 million of net gains from the sales of investments (primarily fixed maturities). The facts and circumstances resulting in the other-than-temporary losses are described in "Investments with Other-Than-Temporary Losses" included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     FEE REVENUE AND OTHER INCOME primarily represents income earned by a subsidiary which was sold in September 2003.

     INSURANCE POLICY BENEFITS fluctuated as a result of the factors summarized in the explanations for loss ratios related to specific products which follow and, in the eight months ended August 31, 2003, as a result of a change in estimates of future losses on certain policies, as discussed below in further detail. Loss ratios are calculated by taking the related insurance product's (1) insurance policy benefits divided by (2) policy income.

     The loss ratios on Conseco Insurance Group's Medicare supplement products increased slightly in the 2003 periods, although they have generally been within our range of expectations. Governmental regulations generally require us to attain and maintain a loss ratio, after three years, of not less than 65 percent on these products. The lower loss ratio for the nine months ended September 30, 2002 was primarily due to the elimination of reserve redundancies based on the ultimate development of reserves at December 31, 2001.

     The loss ratio on Conseco Insurance Group's specified disease products reflected higher than expected incurred claims on certain cancer insurance policies during the first eight months of 2003. These policies generally provide fixed or limited benefits. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. We had favorable claims experience in the one month ended September 30, 2003. Approximately 77 percent of our specified disease policies inforce (based on policy count) are sold with return of premium or cash value riders. The return of premium rider generally provides that after a policy has been inforce for a specified number of years or upon the policyholder reaching a specified age, we will pay to the policyholder, or a beneficiary under the policy, the aggregate amount of all premiums paid under the policy, without interest, less the aggregate amount of all claims incurred under the policy. Accordingly, the net cash flows from these products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for specified disease products is calculated by taking the insurance product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (2) policy income.

     The loss ratios on Conseco Insurance Group's other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business have generally been within our expectations.

     In August 2003, we decided to change a non-guaranteed element of certain Conseco Insurance Group policies. This element was not required by the policy and the change will eliminate the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policies. As a result of this decision, our estimates of future expected gross profits on these products used as a basis for amortization of cost of policies purchased and cost of policies produced and the establishment of insurance liabilities has changed. We adjusted the total amortization and reserve charge we had recorded since the acquisition of these policies as a result of the change to our earlier estimates in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises of Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." The effect of the change in estimate was a $220.2 million reduction to insurance policy benefits and a $39.8 million reduction to amortization recorded in the eight months ended August 31, 2003.

     AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR ANNUITY PRODUCTS AND INTEREST-SENSITIVE LIFE PRODUCTS were $25.0 million in the one month ended September 30, 2003; $218.4 million in the eight months ended August 31, 2003; and $287.8 million in the nine months ended September 30, 2002. The decrease during 2003 is primarily due to a smaller block of annuity business inforce. The weighted average crediting rates for these products were 4.2 percent for the one month ended September 30, 2003; 4.4 percent for the eight months ended August 31, 2003; and 4.3 percent for the nine months ended September 30, 2002.

     AMOUNTS ADDED TO EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX correspond to the related investment income accounts described above.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of insurance intangibles. Conseco Insurance Group's amortization recorded in the eight months ended August 31, 2003 was affected by the change in estimates of future losses on certain policies described above under "insurance policy benefits." Policyholder redemptions of annuity and, to a lesser extent, life products increased following the downgrade of our A.M. Best financial strength rating to "B (Fair)" in August of 2002. When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of insurance intangibles to write off the balance associated with the redeemed policies. Amortization in the periods presented has fluctuated as a result of the acceleration of the amortization of insurance intangibles associated with policy redemptions and changes in future lapse assumptions with respect to the policies inforce. In 2002, we changed the lapse assumptions used to determine the amortization of insurance intangibles related to certain universal life products and our annuities to reflect our then current estimates of future lapses. For certain universal life products, we changed the ultimate lapse assumption from
(1) a range of 6 percent to 7 percent to (2) a tiered assumption based on the level of funding of the policy of a range of 2 percent to 10 percent. We recorded additional amortization related to higher redemptions and changes to our lapse assumptions of $162.5 million in the nine months ended September 30, 2002. Policyholder redemptions during the 2003 periods have generally been consistent with our revised lapse assumptions.

     AMORTIZATION RELATED TO NET REALIZED INVESTMENT GAINS (LOSSES) represents the increases or decreases in amortization which result from realized investment gains or losses. When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of insurance intangibles in order to reflect the change in future expected yields. Sales of fixed maturity investments resulted in a decrease in the amortization of insurance intangibles of nil in the one month ended September 30, 2003; $0.9 million in the eight months ended August 31, 2003; and $20.7 million in the nine months ended September 30, 2002.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS fluctuates along with Conseco Insurance Group's investment borrowing activities and the interest rates thereon. Average investment borrowings (excluding borrowings related to the GM building) were $308.4 million during the one month ended September 30, 2003; $403.4 million during the eight months ended August 31, 2003; and $679.4 million in the nine months ended September 30, 2002. The weighted average interest rates on such borrowings (excluding borrowings related to the GM building) were 1.5 percent during the one month ended September 30, 2003; 1.7 percent during the eight months ended August 31, 2003; and 1.5 percent during the nine months ended September 30, 2002.

     OTHER OPERATING COSTS AND EXPENSES were $29.0 million in the one month ended September 30, 2003; $222.6 million in the eight months ended August 31, 2003; and $213.9 million in the nine months ended September 30, 2002. Increases in these expenses in 2003 are primarily related to increased policy acquisition costs which were non-deferrable.

     SPECIAL CHARGES in the nine months ended September 30, 2002 included: (1) a gain of $4.5 million related to an asset sale transaction entered into as part of our cash raising initiatives and (2) other expenses totaling $2.7 million primarily related to severance benefits and costs incurred with the transfer of certain customer service and backroom operations to our India subsidiary.

  PREDECESSOR'S YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     COLLECTIONS ON INSURANCE PRODUCTS FROM CONTINUING LINES OF BUSINESS in 2002 were $1.7 billion, down 18 percent from 2001. Sales of Conseco Insurance Group's insurance products were adversely affected by the declines in our financial strength ratings during 2002. See "Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR INSURANCE AND ASSET ACCUMULATION PRODUCTS were $15.3 billion in 2002, down 6.4 percent from 2001. The decrease in such liabilities is primarily due to policyholder redemptions and lapses following the downgrade of our A.M. Best financial strength rating to "B (fair)". See "-- Liquidity for Insurance Operations" for additional discussion of the A.M. Best ratings downgrade.

     INSURANCE POLICY INCOME is comprised of: (i) premiums earned on policies which provide mortality or morbidity coverage; and (ii) fees and other charges made against other policies. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS (which excludes income on separate account assets related to variable annuities; and the income
(loss), cost and change in the fair value of S&P 500 Call Options related to equity-indexed products) decreased by 12 percent, to $982.0 million, in 2002, compared to $1,114.2 million in 2001. The average balance of general account invested assets decreased by 6.0 percent in 2002 to $15.0 billion. The yield on these assets was 6.5 percent in 2002 and 7.0 percent in 2001. The decrease in yield reflected general decreases in market interest rates between 2002 and 2001.

     NET INVESTMENT INCOME RELATED TO EQUITY-INDEXED PRODUCTS BASED ON THE CHANGE IN VALUE OF THE S&P 500 CALL OPTIONS represents the change in the estimated fair value of Conseco Insurance Group's S&P 500 Call Options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 Call Options and other costs related to these policies. Option costs that are attributable to benefits provided were $82.3 million and $103.0 million in 2002 and 2001, respectively. These costs are reflected in the change in market value of the S&P 500 Call Options included in the investment income amounts. Net investment income (loss) related to equity-indexed products before this expense was $(3.4) million and $4.3 million in 2002 and 2001, respectively. Such amounts were partially offset by the corresponding charge (credit) to amounts added to policyholder account balances for equity-indexed products of $(.9) million and $.2 million in 2002 and 2001, respectively. Such income and related charge fluctuated based on the value of options embedded in the Company's equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

     NET INVESTMENT INCOME (LOSS) FROM SEPARATE ACCOUNT ASSETS is offset by a corresponding charge (credit) to amounts added to policyholder account balances for separate account liabilities. Such income (loss) and related charge (credit) fluctuated in relationship to total separate account assets and the return earned on such assets.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During 2002 and 2001, we recognized net realized investment losses of $368.1 million and $209.1 million, respectively, in our Conseco Insurance Group segment. The net realized investment losses during 2002 included: (1) $365.2 million to write down certain securities to fair value due to an other-than-temporary decline in value (including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.); and
(2) $2.9 million of net losses from the sales of investments (primarily fixed maturities). The net realized investment losses during 2001 included writedowns of $209.6 million related to: (1) the impact of higher default rate assumptions on certain structured investments; (2) losses on investments held in our private equity portfolio; and (3) the writedown of certain securities to fair value due to an other-than-temporary decline in value, or our plan to sell the securities in connection with investment restructuring activities (including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.).

     FEE REVENUE AND OTHER INCOME primarily represents fees received for marketing insurance products of other companies. Such amounts decreased in 2002 primarily as a result of the sale, in April 2001, of one of our subsidiaries which provided such services.

     INSURANCE POLICY BENEFITS fluctuated between 2002 and 2001 as a result of the factors summarized in the explanations for loss ratios related to specific products which follow. Loss ratios are calculated by taking the related insurance product's: (1) insurance policy benefits; divided by (2) policy income.

     Loss ratios for Conseco Insurance Group's Medicare supplement products have generally been within our expected ranges. Governmental regulations generally require us to attain and maintain a loss ratio, after three years, of not less than 65 percent. The loss ratios in 2002 and 2001 reflected eliminations of reserve redundancies based on the ultimate development of reserves at December 31, 2001 and December 31, 2000.

     Loss ratios on Conseco Insurance Group's specified disease products were within our expectations in 2002 and 2001. Our general expectation during these periods was for the loss ratio for specified disease products to be approximately 68 percent.

     The loss ratios on Conseco Insurance Group's other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business were generally within our expectations in 2002 and 2001.

     AMOUNTS ADDED TO POLICYHOLDER ACCOUNT BALANCES FOR ANNUITY PRODUCTS AND INTEREST-SENSITIVE LIFE PRODUCTS decreased by 9.1 percent, to $379.7 million, in 2002. The decrease was primarily due to the smaller block of annuities inforce. Average liabilities for these products were $8.8 billion in 2002 and $9.4 billion in 2001. The weighted average crediting rate for these products was 4.3 percent in 2002 and 4.4 percent in 2001.

     AMOUNTS ADDED TO EQUITY-INDEXED PRODUCTS BASED ON S&P 500 INDEX AND SEPARATE ACCOUNT LIABILITIES correspond to the related investment income accounts described above.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of insurance intangibles. Insurance intangibles are amortized: (1) in relation to the estimated gross profits for universal life-type and investment-type products; or
(2) in relation to future anticipated premium revenue for other products.

     Policyholder redemptions of annuity and, to a lesser extent, life products increased during 2002 following the downgrade of our A.M. Best financial strength rating to "B (fair)". When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of our insurance intangibles to write off the balance associated with the redeemed policies. Accordingly, amortization expense increased during 2002. In addition, we changed the lapse assumptions used to determine the amortization of insurance intangibles related to certain universal life products and our annuities to reflect revised estimates of future lapses. For certain universal life products, we changed the ultimate lapse assumption from: (1) a range of 6 percent to 7 percent; to (2) a tiered assumption based on the level of funding of the policy of a range of 2 percent to 10 percent. Policyholder withdrawals in 2002 exceeded our estimates. Accordingly, we increased the expected future lapse rates on these products to reflect the expectation that lapses on these policies would continue to be higher than previously expected for several quarters. We recorded additional amortization of $203.2 million in 2002 related to higher redemptions and changes to lapse assumptions.

     As a result of economic developments, actual experience of our products and changes in our expectations, we changed our investment yield assumptions used in calculating the estimated gross profits to be earned on our annuity products in 2001. Such changes resulted in additional amortization of insurance intangibles of $27.8 million in 2001.

     AMORTIZATION RELATED TO NET REALIZED INVESTMENT GAINS (LOSSES) represents the increases or decreases in amortization which result from realized investment gains (losses). When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of insurance intangibles in order to reflect the change in future yields. Sales of fixed maturity investments resulted in a reduction in the amortization of insurance intangibles of $24.6 million in 2002 and $32.3 million in 2001.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS decreased in 2002 due to lower interest rates while our investment borrowing activities increased. Average investment borrowings were $639.1 million during 2002, compared to $618.1 million during 2001. The weighted average interest rate on such borrowings were
1.6 percent and 3.2 percent during 2002 and 2001, respectively.

     OTHER OPERATING COSTS AND EXPENSES increased in 2002 primarily as a result of increased policy acquisition costs which were not deferrable.

     SPECIAL CHARGES in 2002 included (i) a gain of $4.0 million on asset sale transactions entered into as part of our cash raising initiatives; and (ii) other expenses totaling $3.3 million primarily related to severance benefits and costs incurred with the transfer of certain customer service and backroom operations to our India subsidiary. Special charges in 2001 were $15.5 million. The 2001 charges primarily related to severance benefits and costs incurred in conjunction with the transfer of certain customer service and backroom operations to our former India subsidiary.

OTHER BUSINESS IN RUN-OFF (DOLLARS IN MILLIONS)

                                             SUCCESSOR                        PREDECESSOR
                                           -------------   --------------------------------------------------
                                             ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                               ENDED          ENDED           ENDED          DECEMBER 31,
                                           SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                               2003            2003           2002          2002       2001
                                           -------------   ------------   -------------     ----       ----
Premiums and asset accumulation product
  collections:
    Long-term care.......................    $   30.1        $  268.0       $  325.3      $  434.5   $  463.0
    Major medical........................        17.9           156.4          337.4         409.5      737.1
                                             --------        --------       --------      --------   --------
      Total premium collections..........    $   48.0        $  424.4       $  662.7      $  844.0   $1,200.1
                                             ========        ========       ========      ========   ========
Average liabilities for other business in
  run-off:
    Long-term care.......................    $3,291.1        $1,977.9       $1,729.7      $1,768.7   $1,639.0
    Major medical........................       108.5           120.0          260.6         232.3      407.1
                                             --------        --------       --------      --------   --------
      Total average liabilities for other
         business in run-off, net of
         reinsurance ceded...............    $3,399.6        $2,097.9       $1,990.3      $2,001.0   $2,046.1
                                             ========        ========       ========      ========   ========

                                             SUCCESSOR                        PREDECESSOR
                                           -------------   --------------------------------------------------
                                             ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                               ENDED          ENDED           ENDED          DECEMBER 31,
                                           SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                               2003            2003           2002          2002       2001
                                           -------------   ------------   -------------     ----       ----
Revenues:
  Insurance policy income................    $   41.6        $  418.8       $  675.1      $  847.3   $1,215.2
  Net investment income on general
    account invested assets..............        13.5           101.5          117.6         155.8      166.7
  Net realized investment gains
    (losses).............................          .8             6.3          (45.7)        (58.2)     (24.6)
  Fee revenue and other income...........          .3              --             .6            .8        1.2
                                             --------        --------       --------      --------   --------
      Total revenues.....................        56.2           526.6          747.6         945.7    1,358.5
                                             --------        --------       --------      --------   --------
Expenses:
  Insurance policy benefits..............        43.0           597.3          663.4         864.6    1,089.6
  Amortization related to operations.....         1.5            25.7          105.2         112.2      160.1
  Interest expense on investment
    borrowings...........................          --              .2             .5            .6        2.0
  Other operating costs and expenses.....         8.1            74.7          140.3         185.1      212.8
                                             --------        --------       --------      --------   --------
      Total benefits and expenses........        52.6           697.9          909.4       1,162.5    1,464.5
                                             --------        --------       --------      --------   --------
         Income (loss) before income
           taxes, minority interest,
           discontinued operations and
           cumulative effect of
           accounting change.............    $    3.6        $ (171.3)      $ (161.8)     $ (216.8)  $ (106.0)
                                             ========        ========       ========      ========   ========
Health loss ratios:
  Long-Term Care:
    Insurance policy benefits............    $   36.4        $  458.0       $  450.3      $  595.9   $  446.5
    Loss ratio(a)........................      106.28%         169.76%        139.01%       139.11%     96.44%
    Interest-adjusted loss ratio(b)......       71.28%         134.58%        110.95%       110.19%     73.13%
  Major medical:
    Insurance policy benefits............    $    6.5        $  139.2       $  213.1      $  268.7   $  643.2
    Loss ratio(a)........................       88.98%          93.43%         60.70%        64.15%     85.61%

---------------

(a) We calculate loss ratios by taking the related product's (1) insurance policy benefits divided by (2) insurance policy income.
(b) We calculate the interest-adjusted loss ratio for long-term care products included in this segment by taking the product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     TOTAL PREMIUM COLLECTIONS in this segment were $48.0 million in the one month ended September 30, 2003; $424.4 million in the eight months ended August 31, 2003; and $662.7 million in the nine months ended September 30, 2002. We have ceased marketing the long-term care business included in this segment. Accordingly, collected premiums will decrease over time. Decreases in long-term care premium collections are the result of policy lapses, partially offset by premium rate increases. We have ceased marketing and have not renewed our major medical business, which has resulted in the significant reduction in major medical collected premiums. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR OTHER BUSINESS IN RUN-OFF, NET OF REINSURANCE CEDED were $3.4 billion in the one month ended September 30, 2003; $2.1 billion in the eight months ended August 31, 2003; and $2.0 billion in the nine months ended September 30, 2002. The increase in the one month ended September 30, 2003 reflects the adoption of fresh start accounting as further discussed under "-- Critical Accounting Policies -- Liabilities for Insurance Products."

     INSURANCE POLICY INCOME is comprised of premiums earned on the segment's long-term care and major medical policies. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS was $13.5 million in the one month ended September 30, 2003; $101.5 million in the eight months ended August 31, 2003; and $117.6 million in the nine months ended September 30, 2002. The average balance of general account invested assets was $2.8 billion in the one month ended September 30, 2003; $2.5 billion in the eight months ended August 31, 2003; and $2.4 billion in the nine months ended September 30, 2002. The yield on these assets was 5.7 percent in the one month ended September 30, 2003; 6.1 percent in the eight months ended August 31, 2003; and 6.7 percent in the nine months ended September 30, 2002. The decrease in yield for the one month ended September 30, 2003 reflects the adoption of fresh start accounting which effectively re-set the yields to market rates at August 31, 2003.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During the one month ended September 30, 2003, we recognized net realized investment gains of $.8 million in our Other Business in Run-off segment related to the net gains from the sales of investments (primarily fixed maturities). There were no writedowns of fixed maturity investments in the one month period. During the first eight months of 2003, we recognized net realized investment gains of $6.3 million. During the first eight months of 2003, the net realized investment gains included: (1) $8.2 million of net gains from the sales of investments (primarily fixed maturities); net of (2) $1.9 million of writedowns of fixed maturity investments as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary. The net realized investment losses during the first nine months of 2002 included:
(1) $46.7 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and (2) $1.0 million of net gains from the sales of investments (primarily fixed maturities). The facts and circumstances resulting in the other-than-temporary losses are described in "Investments with Other-Than-Temporary Losses."

     INSURANCE POLICY BENEFITS fluctuated primarily as a result of the factors summarized below related to loss ratios in the blocks of long-term care business in this segment. Loss ratios are calculated by taking the product's (1) insurance policy benefits divided by (2) policy income.

     This segment includes long-term care insurance products issued through independent agents by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997. The loss experience on these products has been worse than we expected. Although we anticipated a higher level of benefits to be paid out on these products as the policies age, the paid claims have exceeded our projections. We are experiencing adverse developments on home health care policies issued in certain areas of Florida and other states. This adverse experience is reflected in the higher loss ratios in the eight months ended August 31, 2003. We are aggressively seeking rate increases and pursuing other actions on certain of these long-term care policies. We hired an actuarial consulting firm to help evaluate the adequacy of this segment's long-term care reserves given our recent adverse experience and claim reserve deficiencies. Based on the results of their study and our internal evaluations, we modified our claim continuance tables to reflect longer benefit payment periods consistent with our current estimate of future loss experience. Accordingly, claim reserves increased by approximately $85 million in the eight months ended August 31, 2003, most of which was due to the new continuance tables. The decrease in the long-term care loss ratio for the one month ended September 30, 2003 reflects the adoption of fresh start accounting.

     The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for long-term care products is calculated by taking the insurance product's (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (2) policy income.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of insurance intangibles. The decrease in amortization expense for the one month ended September 30, 2003 reflects the adoption of fresh start accounting, and also reflects the relatively small amount of value of policies inforce associated with the business comprising this segment.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS fluctuates along with our investment borrowing activities which have not been significant in this segment.

     OTHER OPERATING COSTS AND EXPENSES were $8.1 million in the one month ended September 30, 2003; $74.7 million in the eight months ended August 31, 2003; and $140.3 million in the nine months ended September 30, 2002. The decrease in 2003 expenses was due primarily to expense cuts in the major medical operations. Since our decision in 2001 to nonrenew the small group and individual major medical business, the total number of employees dedicated to major medical has been reduced by approximately 550 during the period June 30, 2001 through September 30, 2003.

  PREDECESSOR'S YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     TOTAL PREMIUM COLLECTIONS in 2002 were $844.0 million, down 30 percent from 2001. The decrease was concentrated primarily in major medical premiums reflecting our decision to begin nonrenewing major medical business in 2001. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     AVERAGE LIABILITIES FOR OTHER BUSINESS IN RUN-OFF, NET OF REINSURANCE CEDED decreased by 2.2 percent to $2,001.0 million in 2002. Average major medical liabilities decreased by $174.8 million, or 43 percent, reflecting the run-off of this product line. Average long-term care liabilities increased by $129.7 million or 7.9 percent reflecting the aging of the block of acquired long-term care business included in this segment and the changes in estimation in calculating the reserves as described below under INSURANCE POLICY BENEFITS.

     INSURANCE POLICY INCOME is comprised of: (i) premiums earned on policies which provide mortality or morbidity coverage; and (ii) fees and other charges made against other policies. See "-- Premium and Asset Accumulation Product Collections" for further analysis.

     NET INVESTMENT INCOME ON GENERAL ACCOUNT INVESTED ASSETS in this segment decreased by 6.5 percent to $155.8 million in 2002 as compared to 2001. The average balance of general account invested assets increased by 2.0 percent in 2002 to $2.4 billion. The yield on these assets was 6.6 percent in 2002 and 7.2 percent in 2001. The decrease in yield reflected general decreases in market interest rates between 2002 and 2001.

     NET REALIZED INVESTMENT GAINS (LOSSES) fluctuate from period to period. During 2002 and 2001, we recognized net realized investment losses in the Other Business in Run-off segment of $58.2 million and $24.6 million, respectively. The net realized investment losses during 2002 included: (i) $51.8 million to writedown certain securities to fair value due to an other-than-temporary decline in value (including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.); and (ii) $6.4 million of net losses from the sales of investments (primarily fixed maturities). The net realized investment losses during 2001 included writedowns of $21.9 million related to:
(i) the impact of higher default rate assumptions on certain structured investments; (ii) losses on investments held in our private equity portfolio; and (iii) the writedown of certain securities to fair value due to an other-than-temporary decline in value or our plan to sell the securities in connection with investment restructuring activities (including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.).

     INSURANCE POLICY BENEFITS fluctuated in 2002 and 2001 as a result of the factors summarized in the explanations for loss ratios related to specific products which follow. Loss ratios are calculated by taking the related insurance product's: (i) insurance policy benefits; divided by (ii) policy income.

     During 2002, we conducted an extensive examination of the assumptions used to estimate our claim reserves for long-term care products sold through our independent agent distribution channel. The examination was prompted by the continuing claim reserve deficiencies that we were experiencing based on the assumptions and estimates made by our actuaries. We engaged an independent actuarial firm to assist in the examination.

     Our prior estimates for long-term care reserves were based on claim continuance tables using experience for the period from January 1, 1990 through September 30, 1999. These tables are used to estimate the length of time an insured will receive covered long-term care for an incurred event. In 2002, we completed studies which indicated that the average length of time an insured will receive covered care had increased in recent periods. In addition, we have experienced significant fluctuations in claim inventories for these products. Accordingly, our actuaries and the independent actuarial firm concluded that estimates of future claim payments for incurred claims using the more recent data reflecting the longer covered care time periods were more appropriate than estimates based on prior data. The changes in estimation in calculating the reserves resulted in an increase to insurance policy benefits of $130.0 million in 2002. Excluding this adjustment related to the change in estimate, insurance policy benefits on long-term care policies would have been $465.9 million, the loss ratio for the year ended December 31, 2002 would have been 108.76 percent, and the interest-adjusted loss ratio for the year ended December 31, 2002 would have been 79.84 percent.

     The loss ratios for long-term care products also increased in 2002 due to the higher level of benefits paid out on these products as the policies age. The net cash flows from our long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for long-term care products is calculated by taking the insurance product's (i) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (ii) policy income.

     The loss ratio on the major medical business decreased during 2002. This decrease resulted primarily from lower than expected claims experience as the business began running off following our decision, in 2001, to begin nonrenewing major medical business.

     AMORTIZATION RELATED TO OPERATIONS includes amortization of insurance intangibles. Amortization generally fluctuates in relationship to the total account balances subject to amortization. In 2001, we stopped renewing portions of our major medical lines of business in several unprofitable states in accordance with the contractual terms of the policies. As a result, we determined that approximately $77.4 million of insurance intangibles would not be recoverable. Such amount is recorded as amortization related to operations.

     INTEREST EXPENSE ON INVESTMENT BORROWINGS fluctuates along with our investment borrowing activities, which were not significant for this segment in 2002 and 2001.

     OTHER OPERATING COSTS AND EXPENSES decreased in 2002 by $27.7 million, or 13 percent, primarily as a result of expense reductions in the major medical operations. As noted above, we began nonrenewing major medical business in 2001.

CORPORATE (DOLLARS IN MILLIONS)

                                    SUCCESSOR                        PREDECESSOR
                                  -------------   --------------------------------------------------
                                    ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                      ENDED          ENDED           ENDED          DECEMBER 31,
                                  SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                      2003            2003           2002          2002       2001
                                  -------------   ------------   -------------     ----       ----
Corporate operations:
  Interest expense on corporate
     debt, net of investment
     income on cash and cash
     equivalents................     $ (6.3)        $ (181.8)      $  (228.4)    $  (312.4)  $(337.0)
  Investment income.............         --              3.8             1.0           1.0       7.1
  Provision for losses related
     to stock purchase plan.....         --            (55.6)         (199.9)       (240.0)   (169.6)
  Venture capital income (loss)
     related to investment in
     AT&T Wireless Service, Inc.
     ("AWE"), net of related
     expenses...................       (2.7)            10.5          (106.6)        (99.3)    (23.4)
  Fee revenue and other
     income.....................        1.5             17.1            49.8          59.2      68.5
  Net realized investment
     losses.....................         --              (.1)           (2.1)         (1.3)    (62.8)
  Other items...................       (3.4)           (40.4)         (108.9)       (182.8)   (137.8)
  Goodwill amortization                  --               --              --            --    (108.2)
  Gain on sale of interest in
     riverboat..................         --               --              --            --     192.4
  Special charges...............         --               --           (61.1)        (52.2)    (58.9)
  Gain on extinguishment of
     debt.......................         --               --             1.8           1.8      17.0
  Goodwill impairment...........         --               --          (500.0)       (500.0)       --
  Reorganization items..........         --          2,130.5              --         (14.4)       --
                                     ------         --------       ---------     ---------   -------
       Income (loss) before
          income taxes and
          minority interest.....     $(10.9)        $1,884.0       $(1,154.4)    $(1,340.4)  $(612.7)
                                     ======         ========       =========     =========   =======

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     INTEREST EXPENSE ON CORPORATE DEBT, NET OF INVESTMENT INCOME ON CASH AND CASH EQUIVALENTS in the one month ended September 30, 2003 includes interest expense on the Senior Credit Facility. Interest expense decreased in the eight months ended August 31, 2003 primarily as a result of our ceasing to accrue interest on notes payable (excluding predecessor's senior credit facility, the guaranteed senior notes and certain secured senior notes).

     PROVISION FOR LOSSES RELATED TO STOCK PURCHASE PLAN represents the non-cash provision we established in connection with guarantees of bank loans to former directors and current and former officers and key employees and our related loans for interest (the "D&O loans"). In connection with our bankruptcy plan, the D&O loans due to the banks with a principal balance of $481.3 million were transferred to us. In addition, we hold loans to participants for interest on the bank loans which total approximately $200 million. We regularly evaluate the collectibility of these loans in light of the collateral we hold and the creditworthiness of the participants. At September 30, 2003, we have estimated that approximately $52.3 million of the D&O loans are collectible. The provision for losses established in periods prior to August 31, 2003 reduces the recorded balance of the D&O loans to this balance.

     VENTURE CAPITAL INCOME (LOSS) relates to our investment in AT&T Wireless ("AWE"), a company in the wireless communication business. Our investment in AWE is carried at estimated fair value, with changes in fair value recognized as investment income (loss). We sold all of our holdings of AWE during the fourth quarter of 2003.

     FEE REVENUE AND OTHER INCOME includes (1) revenues we receive for managing investments for other companies and (2) fees received for marketing insurance products of other companies. In the nine months ended September 30, 2002, this amount included $14.5 million of affiliated fee revenue earned by our subsidiary in India. Such revenue is eliminated in consolidation. Excluding such affiliated income, fee revenue and other income decreased in the 2003 periods primarily as a result of a decrease in the market value of investments managed for others, upon which these fees are based. We sold our India subsidiary in the fourth quarter of 2002 and have substantially eliminated the customer service and other operations conducted there.

     OTHER ITEMS include general corporate expenses, net of amounts charged to subsidiaries for services provided by the corporate operations. During the first eight months of 2003, disputes with certain of our insurance carriers were resolved and a previously established liability of $40 million was released which was substantially offset by increases to various litigation reserves of $30 million. The first nine months of 2002 includes expenses related to our subsidiary in India which was sold in the fourth quarter of 2002.

     SPECIAL CHARGES in corporate operations for 2002 include: (1) an impairment charge of $20.0 million associated with the value of a subsidiary which we had entered into an agreement to sell; (2) $17.7 million related to refinancing transactions; (3) restructuring expenses of $12.1 million; (4) other items totaling $18.8 million; partially offset by (5) net gains of $7.5 million related to the sale of certain non-core assets. These charges are described in greater detail in the note to the accompanying consolidated financial statements for the period ended September 30, 2003 entitled "Special Charges" included in this prospectus.

     During the first nine months of 2002, we recognized a GAIN ON THE EXTINGUISHMENT OF DEBT as we repurchased $77.4 million par value of our predecessor's notes payable (resulting in a gain of $1.8 million).

     In the first nine months of 2002, we recognized a GOODWILL IMPAIRMENT of $500.0 million as discussed in greater detail in the notes to the consolidated financial statements for the year ended December 31, 2002, included in this prospectus.

     REORGANIZATION ITEMS in the eight months ended August 31, 2003 included:
(1) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (2) $(950.0) million related to fresh start adjustments; and (3) $(70.9) million related to professional fees associated with our bankruptcy proceedings which are expensed as incurred in accordance with SOP 90-7.

  PREDECESSOR'S YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     INTEREST EXPENSE ON CORPORATE DEBT, NET OF INVESTMENT INCOME ON CASH AND CASH EQUIVALENTS decreased in 2002 as a result of the repayment of debt and lower interest rates. The average debt outstanding was $4.1 billion and $4.5 billion in 2002 and 2001, respectively. The average interest rate on such debt was 8.0 percent and 8.2 percent in 2002 and 2001, respectively.

     INVESTMENT INCOME included the income from our investment in a riverboat casino (prior to its sale in the first quarter of 2001) and miscellaneous other income.

     PROVISION FOR LOSSES AND EXPENSE RELATED TO STOCK PURCHASE PLAN represents the non-cash provision we established in connection with our guarantees of bank loans to approximately 155 current and former directors, officers and key employees and our related loans for interest. The funds from the bank loans were used by the participants to purchase approximately 18.0 million shares of our predecessor's common stock. In 2002 and 2001, we established provisions of $240.0 million and $169.6 million, respectively, in connection with these guarantees and loans. We determine the reserve based upon the value of the collateral held by the banks. At December 31, 2002, the reserve for losses on the loan guarantees totaled $660.0 million. The outstanding principal balance on the bank loans was $481.3 million. In addition, our predecessor provided loans to participants for interest on the bank loans totaling $179.2 million. During 2002, our predecessor purchased $55.5 million of loans from the banks utilizing cash held in a segregated cash account as collateral for our guarantee of the bank loans (including accrued interest, the balance on these loans was $56.7 million at December 31, 2002). The guarantees of the bank loans are discussed in greater detail in the notes to our consolidated financial statements for the year ended December 31, 2002, included in this prospectus.

     VENTURE CAPITAL LOSS relates to our investment in AWE. Our investment in AWE is carried at estimated fair value, with changes in fair value recognized as investment income.

     FEE REVENUE AND OTHER INCOME includes: (1) revenues we receive for managing investments for other companies; and (2) affiliated fee revenue earned by our subsidiary in India. Such affiliated fee revenue, which is eliminated in consolidation, totaled $16.7 million and $5.4 million in 2002 and 2001, respectively. Excluding such affiliated income, fee revenue and other income decreased primarily as a result of a decrease in the market value of investments managed for others, upon which these fees are based. We sold our India subsidiary in the fourth quarter of 2002 and have significantly reduced the customer service and other operations conducted there.

     NET REALIZED INVESTMENT GAINS (LOSSES) often fluctuate from period to period. During 2002 and 2001, we recorded writedowns in the Corporate segment totaling $1.3 million and $60.7 million, respectively, on certain securities due to an other than temporary decline in value.

     OTHER ITEMS include general expenses of our corporate segment. Such amount in 2002 included the establishment of a $40.0 million allowance for a claim receivable as further discussed in the notes to our consolidated financial statements for the year ended December 31, 2002, included in this prospectus.

     GOODWILL AMORTIZATION in 2001 was $108.2 million. Pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequently under certain circumstances) effective January 1, 2002.

     GAIN ON SALE OF INTEREST IN RIVERBOAT represents the gain recognized in the first quarter of 2001 as a result of our sale of our 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million.

     SPECIAL CHARGES in the Corporate segment for 2002 included: (1) a loss of $20.0 million associated with the sale of our India subsidiary; (2) $17.7 million related to debt modification and refinancing transactions; (3) other items totaling $22.0 million; partially offset by (4) net gains of $7.5 million related to the sale of certain non-core assets. Special charges in this segment for 2001 included: (1) litigation accrual and expenses of $23.8 million; (2) severance benefits of $2.9 million; (3) losses related to office closings and the sale of artwork totaling $6.8 million; (4) losses related to disputed reinsurance balances totaling $8.5 million; and (5) other losses totaling $16.9 million.

     During 2002, we recognized a GAIN ON THE EXTINGUISHMENT OF DEBT as we repurchased $77.4 million par value of our predecessor's notes payable (resulting in a gain of $1.8 million).

     During 2001, we repurchased: $893.8 million par value of our predecessor's notes payable (resulting in a gain of $17.0 million).

     In 2002, we recognized a GOODWILL IMPAIRMENT of $500.0 million as discussed in greater detail in the notes to the consolidated financial statements for the year ended December 31, 2002, included in this prospectus.

     REORGANIZATION ITEMS are professional fees associated with our predecessor's bankruptcy proceedings which are expensed as incurred in accordance with SOP 90-7.

PREMIUM AND ASSET ACCUMULATION PRODUCT COLLECTIONS

     In accordance with GAAP, insurance policy income as shown in our consolidated statement of operations consists of premiums earned for policies that have life contingencies or morbidity features. For annuity and universal life contracts without such features, premiums collected are not reported as revenues, but as deposits to insurance liabilities. We recognize revenues for these products over time in the form of investment income and surrender or other charges.

     Agents, insurance brokers and marketing companies who market our products and prospective purchasers of our products use the ratings of our insurance subsidiaries as an important factor in determining which insurer's products to market or purchase. Ratings have the most impact on our annuity and interest-sensitive life insurance products. In July 2002, A.M. Best downgraded the financial strength ratings of our primary insurance subsidiaries from "A- (Excellent)" to "B++ (Very Good)" and placed the ratings "under review with negative implications." On August 14, 2002, A.M. Best lowered the financial strength ratings of our primary insurance subsidiaries from "B++ (Very Good)" to "B (Fair)". A.M. Best ratings for the industry currently range from "A++ (Superior)" to "F (In Liquidation)" and some companies are not rated. An "A++" rating indicates superior overall performance and a superior ability to meet ongoing obligations to policyholders. The "B" rating is assigned to companies which have, on balance, fair balance sheet strength, operating performance and business profile, when compared to the standards established by A.M. Best, and a fair ability in A.M. Best's opinion to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions. According to a press release issued by A.M. Best at the time of the downgrade, the rating reflected their view of the uncertainty surrounding our restructuring initiatives and the potential adverse financial impact on our subsidiaries. On September 11, 2003, A.M. Best affirmed its financial strength ratings of our primary insurance companies ("B (Fair)") and removed the ratings from under review. On October 3, 2003, A.M. Best assigned a positive outlook to all of our ratings.

     On August 2, 2002, S&P downgraded the financial strength rating of our primary insurance companies from BB+ to B+. On November 19, 2003, S&P assigned a "BB-" counterparty credit and financial strength rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a "CCC" rating. S&P financial strength ratings range from "AAA" to "R" and some companies are not rated. Rating categories from "BB" to "CCC" are classified as "vulnerable", and pluses and minuses show the relative standing within a category. In S&P's view, an insurer rated "BB" has marginal financial security characteristics and although positive attributes exist, adverse business conditions could lead to an insufficient ability to meet financial commitments. In S&P's view, an insurer rated "CCC" has very weak financial security characteristics and is dependent on favorable business conditions to meet financial commitments. On July 1, 2003, Moody's downgraded the financial strength rating of our primary insurance companies from Ba3 to B3. On December 4, 2003, Moody's assigned a "Ba3" rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a "Caa1" rating. Moody's financial strength ratings range from "Aaa" to "C". Rating categories from "Ba" to "C" are classified as "vulnerable" by Moody's, and may be supplemented with numbers "1", "2", or "3" to show relative standing within a category. In Moody's view, an insurer rated "Ba" offers questionable financial security and the ability of the insurer to meet policyholder obligations may be very moderate and thereby not well-safeguarded in the future. In Moody's view, an insurer rated "Caa" offers very poor financial security and may default on its policyholder obligations, or there may be elements of danger with respect to punctual payment of policyholder obligations and claims.

     The lowered ratings assigned to our insurance subsidiaries caused sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commissions or sales incentives we must pay in order to retain them. These events have had a material adverse effect on our financial results.

     We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial results may be adversely affected. Our estimates of insurance liabilities assume we will be able to raise rates if future experience results in blocks of our health insurance business becoming unprofitable. We generally cannot raise our health insurance premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates due to unfavorable actual claims experience, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in anti-selection if healthier policyholders allow their policies to lapse. This would reduce our premium income and profitability in future periods. Increased lapse rates also could require us to expense all or a portion of our insurance intangibles relating to lapsed policies in the period in which those policies lapse, adversely affecting our financial results in that period.

     Our insurance segments sell insurance products through three primary distribution channels -- career agents and direct marketing (our Bankers Life segment) and independent producers (our Conseco Insurance Group segment). Our career agency force in the Bankers Life segment sells primarily Medicare supplement and long-term care insurance policies, senior life insurance and annuities. These agents visit the customer's home, which permits one-on-one contact with potential policyholders and promotes strong personal relationships with existing policyholders. Bankers Life's direct marketing distribution channel is engaged primarily in the sale of "graded benefit life" insurance policies which are sold directly to the policyholder. Our independent producer distribution channel in the Conseco Insurance Group segment consists of a general agency and insurance brokerage distribution system comprised of independent licensed agents doing business in all fifty states, the District of Columbia, and certain protectorates of the United States. Independent producers are a diverse network of independent agents, insurance brokers and marketing organizations.

     Total premiums and accumulation product collections were as follows:

BANKERS LIFE (DOLLARS IN MILLIONS):

                                      SUCCESSOR                        PREDECESSOR
                                    -------------   --------------------------------------------------
                                      ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                        ENDED          ENDED           ENDED          DECEMBER 31,
                                    SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,      ------------
                                        2003            2003           2002          2002       2001
                                    -------------   ------------   -------------     ----       ----
Premiums collected:
  Annuities:
     Equity-indexed
       (first-year)...............     $   .6         $   10.0       $   25.9      $   30.4   $   41.4
                                       ------         --------       --------      --------   --------
     Other fixed (first-year).....       62.7            685.4          468.5         707.1      469.1
     Other fixed (renewal)........         .2              3.0            2.4           3.4        2.6
                                       ------         --------       --------      --------   --------
       Subtotal -- other fixed
          annuities...............       62.9            688.4          470.9         710.5      471.7
                                       ------         --------       --------      --------   --------
       Total annuities............       63.5            698.4          496.8         740.9      513.1
                                       ------         --------       --------      --------   --------
  Supplemental health:
     Medicare supplement
       (first-year)...............        4.7             37.6           57.0          75.8       74.4
     Medicare supplement
       (renewal)..................       48.3            381.5          433.2         588.1      582.3
                                       ------         --------       --------      --------   --------
       Subtotal -- Medicare
          supplement..............       53.0            419.1          490.2         663.9      656.7
                                       ------         --------       --------      --------   --------
     Long-term care
       (first-year)...............        6.0             48.7           66.0          87.7       87.8
     Long-term care (renewal).....       36.6            282.8          289.1         395.2      337.5
                                       ------         --------       --------      --------   --------
       Subtotal -- long-term
          care....................       42.6            331.5          355.1         482.9      425.3
                                       ------         --------       --------      --------   --------
     Other health (first-year)....         --               .8             .8           1.0        1.2
     Other health (renewal).......        1.0              8.2            8.7          11.6       14.2
                                       ------         --------       --------      --------   --------
       Subtotal -- other health...        1.0              9.0            9.5          12.6       15.4
                                       ------         --------       --------      --------   --------
       Total supplemental
          health..................       96.6            759.6          854.8       1,159.4    1,097.4
                                       ------         --------       --------      --------   --------
  Life insurance:
     First-year...................        3.9             25.1           27.4          37.5       50.2
     Renewal......................        8.1             77.6           72.3         101.5      236.1
                                       ------         --------       --------      --------   --------
       Total life insurance.......       12.0            102.7           99.7         139.0      286.3
                                       ------         --------       --------      --------   --------
Collections on insurance products:
     Total first-year premium
       collections on insurance
       products...................       77.9            807.6          645.6         939.5      724.1
     Total renewal premium
       collections on insurance
       products...................       94.2            753.1          805.7       1,099.8    1,172.7
                                       ------         --------       --------      --------   --------
       Total collections on
          insurance products......     $172.1         $1,560.7       $1,451.3      $2,039.3   $1,896.8
                                       ======         ========       ========      ========   ========
Deposit type contracts............     $  3.8         $   39.6       $   28.0      $   40.7   $   23.0
                                       ======         ========       ========      ========   ========

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     ANNUITIES in the Bankers Life segment include equity-indexed and other fixed annuities sold to the senior market through our career agents. In order to maintain our career agency distribution force during the parent company's Chapter 11 reorganization process, we provided certain sales inducements to purchasers of annuities and sales incentives to our career agents. These programs ended at various times during the second quarter of 2003. Annuity collections from career agents totaled $63.5 million in the one month ended September 30, 2003; $698.4 million in the eight months ended August 31, 2003; and $496.8 million in the nine months ended September 30, 2002. Annuity premium collections in 2003 were favorably impacted by the sales inducements and incentives discussed above. In addition, the minimum guaranteed crediting rates on certain of our annuity products were very attractive. We recently introduced new annuity products which have lower minimum guaranteed crediting rates. As a result of the elimination of the sales inducements and incentives and the lower minimum guaranteed crediting rates, sales of fixed rate annuity products have declined.

     SUPPLEMENTAL HEALTH products in the Bankers Life segment include Medicare supplement, long-term care and other insurance products distributed through our career agency force. Our profits on supplemental health policies depend on the overall level of sales, the length of time the business remains inforce, investment yields, claim experience and expense management.

     Collected premiums on Medicare supplement policies in the Bankers Life segment were $53.0 million in the one month ended September 30, 2003; $419.1 million in the eight months ended August 31, 2003; and $490.2 million in the nine months ended September 30, 2002. Collected premiums have been affected by new sales levels, which have declined in the Bankers Life segment since our ratings downgrades.

     Premiums collected on Bankers Life's long-term care policies totaled $42.6 million in the one month ended September 30, 2003; $331.5 million in the eight months ended August 31, 2003; and $355.1 million in the nine months ended September 30, 2002. New sales of long-term care policies through our career agents have declined since our ratings downgrades, as reflected in the declines in first-year collected premiums in 2003.

     Other health products include various other health insurance products which we have not been actively marketing. Premiums collected totaled $1.0 million in the one month ended September 30, 2003; $9.0 million in the eight months ended August 31, 2003; and $9.5 million in the nine months ended September 30, 2002.

     LIFE products in our Bankers Life segment are sold primarily to the senior market through our career agents and our direct response distribution channel. Life premiums collected in this segment totaled $12.0 million in the one month ended September 30, 2003; $102.7 million in the eight months ended August 31, 2003; and $99.7 million in the nine months ended September 30, 2002. The A.M. Best ratings downgrade to "B (Fair)" has not had a significant impact on sales of life products through these channels.

     DEPOSIT TYPE CONTRACTS include guaranteed interest contracts, supplemental contracts without life contingencies and short-term deposit funds. Amounts collected from deposit type contracts were $3.8 million in the one month ended September 30, 2003; $39.6 million in the eight months ended August 31, 2003; and $28.0 million in the nine months ended September 30, 2002. Such amounts often fluctuate from period-to-period.

  PREDECESSOR'S 2002 PREMIUM AND ACCUMULATION PRODUCT COLLECTIONS COMPARED TO
2001

     Annuity premiums collected increased by 44 percent, to $740.9 million, in 2002 compared to $513.1 million in 2001. The demand for traditional fixed-rate annuity contracts increased in 2002 due to the general stock market performance.

     Collected premiums on Bankers Life's Medicare supplement policies in 2002 were comparable to 2001.

     Premiums collected on Bankers Life's long-term care policies increased by 14 percent, to $482.9 million, in 2002 compared to $425.3 million, in 2001. Such sales have been affected by increased premium rates.

     Premiums collected from other health products in 2002 were $12.6 million, down 18 percent from 2001. The other health insurance products are generally not being actively marketed.

     Life premiums collected in our Bankers Life segment in 2002 were $139.0 million, down 51 percent from 2001. The decrease was primarily a result of the reinsurance agreement we entered into during 2002.

CONSECO INSURANCE GROUP (DOLLARS IN MILLIONS):

                                    SUCCESSOR                        PREDECESSOR
                                  -------------   --------------------------------------------------
                                    ONE MONTH     EIGHT MONTHS    NINE MONTHS        YEARS ENDED
                                      ENDED          ENDED           ENDED          DECEMBER 31,
                                  SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,   -------------------
                                      2003            2003           2002          2002       2001
                                  -------------   ------------   -------------     ----       ----
Premiums collected:
  Annuities:
     Equity-indexed
       (first-year).............     $  1.4          $ 32.8        $  141.1      $  162.6   $  306.2
     Equity-indexed (renewal)...         .9            12.1            22.2          27.1       33.3
                                     ------          ------        --------      --------   --------
      Subtotal -- equity-indexed
            annuities...........        2.3            44.9           163.3         189.7      339.5
                                     ------          ------        --------      --------   --------
     Other fixed (first-year)...         .6            14.3           123.1         134.9      339.8
     Other fixed (renewal)......        2.3            14.8            20.9          27.3       31.3
                                     ------          ------        --------      --------   --------
          Subtotal -- other
            fixed annuities.....        2.9            29.1           144.0         162.2      371.1
                                     ------          ------        --------      --------   --------
          Total annuities.......        5.2            74.0           307.3         351.9      710.6
                                     ------          ------        --------      --------   --------
  Supplemental health:
     Medicare supplement
       (first-year).............        4.0            36.5            65.6          90.8       47.0
     Medicare supplement
       (renewal)................       25.8           213.9           203.2         279.1      271.4
                                     ------          ------        --------      --------   --------
          Subtotal -- Medicare
            supplement..........       29.8           250.4           268.8         369.9      318.4
                                     ------          ------        --------      --------   --------
     Specified disease
       (first-year).............        2.4            19.7            28.0          36.8       42.1
     Specified disease
       (renewal)................       27.1           216.7           248.4         331.8      329.7
                                     ------          ------        --------      --------   --------
          Subtotal -- specified
            disease.............       29.5           236.4           276.4         368.6      371.8
                                     ------          ------        --------      --------   --------
     Other health
       (first-year).............        1.9             9.7             8.5          12.9       10.3
     Other health (renewal).....        3.8            28.8            60.6          78.9       83.6
                                     ------          ------        --------      --------   --------
          Subtotal -- other
            health..............        5.7            38.5            69.1          91.8       93.9
                                     ------          ------        --------      --------   --------
          Total supplemental
            health..............       65.0           525.3           614.3         830.3      784.1
                                     ------          ------        --------      --------   --------
  Life insurance:
     First-year.................        1.7            20.6            48.5          59.2       69.9
     Renewal....................       32.8           260.1           335.6         438.8      483.4
                                     ------          ------        --------      --------   --------
          Total life
            insurance...........       34.5           280.7           384.1         498.0      553.3
                                     ------          ------        --------      --------   --------
Collections on insurance
  products:
  Total first-year premium
     collections on insurance
     products...................       12.0           133.6           414.8         497.2      815.3
  Total renewal premium
     collections on insurance
     products...................       92.7           746.4           890.9       1,183.0    1,232.7
                                     ------          ------        --------      --------   --------
       Total collections on
          insurance products....     $104.7          $880.0        $1,305.7      $1,680.2   $2,048.0
                                     ======          ======        ========      ========   ========
Deposit type contracts..........     $ 27.0          $220.5        $  209.6      $  246.9   $  155.0
                                     ======          ======        ========      ========   ========

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     ANNUITIES in our Conseco Insurance Group segment include equity-indexed annuities and other fixed annuities sold through professional independent producers. Many professional independent producers discontinued marketing our annuity products after A.M. Best lowered our financial strength ratings. Accordingly, we took actions to reduce our expenses related to marketing these products through this distribution channel, and began to focus instead on the sale of products that were less ratings sensitive. Total annuity collected premiums in this segment were $5.2 million in the one month ended September 30, 2003; $74.0 million in the eight months ended August 31, 2003; and $307.3 million in the nine months ended September 30, 2002.

     We introduced our first equity-indexed annuity product in 1996. The accumulation value of these annuities is credited with interest at an annual guaranteed minimum rate of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts). These annuities provide for potentially higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 Call Options in an effort to hedge increases to policyholder benefits resulting from increases in the S&P 500 Index. Total collected premiums for this product were $2.3 million in the one month ended September 30, 2003; $44.9 million in the eight months ended August 31, 2003; and $163.3 million in the nine months ended September 30, 2002. The decreases can be attributed to (i) the general stock market performance in recent years which has made other investment products more attractive to certain customers and (ii) the effect of the A.M. Best ratings downgrade to "B (Fair)."

     Other fixed rate annuity products include single-premium deferred annuities ("SPDAs"), flexible-premium deferred annuities ("FPDAs") and single-premium immediate annuities ("SPIAs"), which are credited with a declared rate. SPDA and FPDA policies typically have an interest rate that is guaranteed for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The interest rate credited on SPIAs is based on market conditions existing when a policy is issued and remains unchanged over the life of the SPIA. Annuity premiums on these products were $2.9 million in the one month ended September 30, 2003; $29.1 million in the eight months ended August 31, 2003; and $144.0 million in the nine months ended September 30, 2002. The decreases can be attributed to the effect of the A.M. Best ratings downgrade.

     SUPPLEMENTAL HEALTH products in our Conseco Insurance Group segment include Medicare supplement, specified disease and other insurance products distributed through professional independent producers. Our profits on supplemental health policies depend on the overall level of sales, the length of time the business remains inforce, investment yields, claim experience and expense management.

     Collected premiums on Medicare supplement policies in the Conseco Insurance Group segment were $29.8 million in the one month ended September 30, 2003; $250.4 million in the eight months ended August 31, 2003; and $268.8 million in the nine months ended September 30, 2002. Collected premiums have been affected by the decrease in new Medicare supplement sales since our ratings downgrades.

     Premiums collected on specified disease products totaled $29.5 million in the one month ended September 30, 2003; $236.4 million in the eight months ended August 31, 2003; and $276.4 million in the nine months ended September 30, 2002. Collected premiums have been affected by decreases in new sales since our ratings downgrades.

     Other health products include disability income, dental and various other health insurance products. We no longer actively market many of these products. The disability income and dental products have been marketed to school systems located in nearly all states. Premiums collected totaled $5.7 million in the one month ended September 30, 2003; $38.5 million in the eight months ended August 31, 2003; and $69.1 million in the nine months ended September 30, 2002.

     LIFE products in the Conseco Insurance Group segment are sold through professional independent producers. Life premiums collected totaled $34.5 million in the one month ended September 30, 2003; $280.7 million in the eight months ended August 31, 2003; and $384.1 million in the nine months ended September 30, 2002. The A.M. Best ratings downgrade to "B (Fair)" has negatively affected our sales of life products. We stopped actively marketing many of our life insurance products sold through the professional independent producer channel in the second quarter of 2003.

     DEPOSIT TYPE CONTRACTS include guaranteed interest contracts, supplemental contracts without life contingencies and short-term deposit funds. Amounts collected from deposit type contracts were $27.0 million in the one month ended September 30, 2003; $220.5 million in the eight months ended August 31, 2003; and $209.6 million in the nine months ended September 30, 2002. Such amounts often fluctuate from period-to-period.

  PREDECESSOR'S 2002 PREMIUM AND ACCUMULATION PRODUCT COLLECTIONS COMPARED TO
  2001

     Total collected premiums for equity-indexed annuities decreased by 44 percent, to $189.7 million, in 2002, compared to $339.5 million, in 2001. The decrease can be attributed to: (i) the general stock market performance which has made other investment products more attractive; and (ii) the effect of the A.M. Best ratings downgrade to "B (fair)".

     Fixed rate annuity premiums decreased by 56 percent, to $162.2 million, in 2002, compared to $371.1 million, in 2001, due primarily to the impact of the A.M. Best ratings downgrades.

     Collected premiums on Medicare supplement policies increased by 16 percent, to $369.9 million, in 2002, compared to $318.4 million, in 2001. The increase was due to increased premium rates and new sales.

     Premiums collected in 2002 on specified disease products were comparable to 2001.

     Premiums collected from other health products in 2002 were $91.8 million, down 2.2 percent from 2001.

     Life premiums collected in 2002 were $498.0 million, down 10 percent from 2001. The A.M. Best ratings downgrade to "B (fair)" negatively affected our sales of life products.

     DEPOSIT TYPE CONTRACTS include guaranteed interest contracts, supplemental contracts without life contingencies and other deposit funds. Amounts collected from deposit type contracts increased by 59 percent, to $246.9 million, in 2002, compared to $155.0 million, in 2001. Such amounts often fluctuate from period-to-period.

OTHER BUSINESS IN RUN-OFF (DOLLARS IN MILLIONS):

                                           SUCCESSOR                       PREDECESSOR
                                         -------------   ------------------------------------------------
                                           ONE MONTH     EIGHT MONTHS    NINE MONTHS       YEARS ENDED
                                             ENDED          ENDED           ENDED         DECEMBER 31,
                                         SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,     ------------
                                             2003            2003           2002         2002      2001
                                         -------------   ------------   -------------    ----      ----
Premiums collected:
  Long-term care:
    First-year.........................      $  .2          $  3.2         $  8.1       $ 10.0   $   17.4
    Renewal............................       29.9           264.8          317.2        424.5      445.6
                                             -----          ------         ------       ------   --------
      Total long-term care.............       30.1           268.0          325.3        434.5      463.0
                                             -----          ------         ------       ------   --------
  Major medical:
    Group (first-year).................         --              --             .4           .5       16.4
    Group (renewal)....................       17.4           152.4          247.8        315.1      354.5
                                             -----          ------         ------       ------   --------
      Subtotal -- group major
         medical.......................       17.4           152.4          248.2        315.6      370.9
                                             -----          ------         ------       ------   --------
    Individual (first-year)............         --              --           15.4         15.6      112.8
    Individual (renewal)...............         .5             4.0           73.8         78.3      253.4
                                             -----          ------         ------       ------   --------
      Subtotal -- individual major
         medical.......................         .5             4.0           89.2         93.9      366.2
                                             -----          ------         ------       ------   --------
      Total major medical..............       17.9           156.4          337.4        409.5      737.1
                                             -----          ------         ------       ------   --------
Collections on insurance products:
    Total first-year premium
      collections on insurance
      products.........................         .2             3.2           23.9         26.1      146.6
    Total renewal premium collections
      on insurance products............       47.8           421.2          638.8        817.9    1,053.5
                                             -----          ------         ------       ------   --------
      Total collections on insurance
         products......................      $48.0          $424.4         $662.7       $844.0   $1,200.1
                                             =====          ======         ======       ======   ========

     As described elsewhere, the Other Business in Run-off segment includes (1) long-term care products written in prior years through independent agents and
(2) group and individual major medical business in run-off.

  PERIODS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     LONG-TERM CARE premiums collected in this segment totaled $30.1 million in the one month ended September 30, 2003; $268.0 million in the eight months ended August 31, 2003; and $325.3 million in the nine months ended September 30, 2002. Most of the long-term care premiums in this segment relate to business written by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997. We ceased selling new long-term care policies through professional independent producers in the second quarter of 2003. As a result, decreases in this segment's long-term care collected premiums reflect policy lapses partially offset by premium rate increases.

     GROUP MAJOR MEDICAL premiums totaled $17.4 million in the one month ended September 30, 2003; $152.4 million in the eight months ended August 31, 2003; and $248.2 million in the nine months ended September 30, 2002. We no longer actively market new sales of group products. In early 2002, we decided to stop renewing all inforce small group business and discontinued new sales.

     INDIVIDUAL MAJOR MEDICAL premiums collected were $0.5 million in the one month ended September 30, 2003; $4.0 million in the eight months ended August 31, 2003; and $89.2 million in the nine months ended September 30, 2002. In the second half of 2001, we stopped renewing a large portion of our major medical lines of business. In early 2002, we decided to stop renewing all inforce individual major medical business and discontinued new sales.

  PREDECESSOR'S 2002 PREMIUM AND ACCUMULATION PRODUCT COLLECTIONS COMPARED TO
2001

     LONG-TERM CARE premiums collected in this segment totaled $434.5 million in 2002 compared to $463.0 million in 2001. Most of the premiums in this segment relate to business written by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997. The 2002 decrease reflected policy lapses partially offset by premium rate increases.

     GROUP MAJOR MEDICAL premiums totaled $315.6 million in 2002 and $370.9 million in 2001. We no longer actively market these products.

     INDIVIDUAL MAJOR MEDICAL premiums collected were $93.9 million in 2002 and $366.2 million in 2001. In the second half of 2001, we stopped renewing a large portion of our major medical lines of business. In early 2002, we decided to stop renewing all inforce individual major medical business and discontinued new sales. These premiums will continue to decrease in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in our consolidated balance sheet between September 30, 2003 and December 31, 2002, reflect (1) the reorganization of our capital structure pursuant to the Plan of Reorganization and (2) the effect of the sale of CFC.

     In accordance with GAAP, we record our actively managed fixed maturity investments, equity securities and certain other invested assets at estimated fair value with any unrealized gain or loss (excluding impairment losses which are recognized through earnings), net of tax and related adjustments, recorded as a component of shareholders' equity. At September 30, 2003, we increased the carrying value of such investments by $470.6 million as a result of this fair value adjustment.

     Our capital structure was determined in accordance with the terms of the Plan of Reorganization and consisted of: (1) our $1.3 billion Senior Credit Facility; (2) Class A Preferred Stock with an aggregate liquidation preference of $865.0 million as of September 30, 2003; (3) warrants to purchase six million shares of common stock; and (4) 100 million shares of new common stock. Our capital structure as of September 30, 2003, is as follows (dollars in millions):

Total capital:
  Corporate notes payable...................................  $1,300.0
  Shareholders' equity:
     Class A Preferred stock................................     865.0
     Common stock and additional paid-in capital............   1,640.3
     Accumulated other comprehensive income.................     273.2
     Retained earnings......................................      18.9
                                                              --------
       Total shareholders' equity...........................   2,797.4
                                                              --------
       Total capital........................................  $4,097.4
                                                              ========

     The following table summarizes certain financial ratios as of and for the one month ended September 30, 2003:

Book value per common share.................................  $19.31
Ratio of earnings to fixed charges..........................    1.82x
Ratio of earnings to fixed charges and preferred
  dividends.................................................    1.54x
Debt to total capital ratios:
  Corporate debt to total capital...........................      32%
  Corporate debt and preferred stock to total capital.......      53%

LIQUIDITY FOR INSURANCE OPERATIONS

     Our insurance operating companies generally receive adequate cash flow from premium collections and investment income to meet their obligations. Life insurance and annuity liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to any applicable surrender and withdrawal penalty provisions. We seek to balance the duration of our invested assets with the estimated duration of benefit payments arising from contract liabilities.

     On August 14, 2002, A.M. Best lowered the financial strength ratings of our primary insurance subsidiaries from "B++ (Very Good)" to "B (Fair)". A.M. Best ratings for the industry currently range from "A++ (Superior)" to "F (In Liquidation)" and some companies are not rated. An "A++" rating indicates superior overall performance and a superior ability to meet ongoing obligations to policyholders. The "B" rating is assigned to companies which have, on balance, fair balance sheet strength, operating performance and business profile, when compared to the standards established by A.M. Best, and a fair ability in A.M. Best's opinion to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions. The rating reflected A.M. Best's view of the uncertainty surrounding our restructuring initiatives and the potential adverse financial impact on our subsidiaries. On September 11, 2003, A.M. Best affirmed its financial strength ratings of our primary insurance companies ("B (Fair)") and removed the ratings from under review, indicating that the ratings outlook is positive. On October 3, 2003, A.M. Best assigned a positive outlook to all of our ratings. According to a press release issued by A.M. Best, the assignment of a positive outlook to Conseco's ratings reflects their favorable view of our bankruptcy reorganization and a number of management initiatives including the sale of the GM building, sale of CFC, restructuring of our investment portfolios, expense reductions, merging of certain subsidiaries, stabilization of surrenders and a commitment in the near-to medium-term to focus on selling higher margin products with lower capital requirements.

     On August 2, 2002, S&P downgraded the financial strength rating of our primary insurance companies from BB+ to B+. On November 19, 2003, S&P assigned a "BB-" counterparty credit and financial strength rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a "CCC" rating. S&P financial strength ratings range from "AAA" to "R" and some companies are not rated. Rating categories from "BB" to "CCC" are classified as "vulnerable", and pluses and minuses show the relative standing within a category. In S&P's view, an insurer rated "BB" has marginal financial security characteristics and although positive attributes exist, adverse business conditions could lead to an insufficient ability to meet financial commitments. In S&P's view, an insurer rated "CCC" has very weak financial security characteristics and is dependent on favorable business conditions to meet financial commitments. On July 1, 2003, Moody's downgraded the financial strength rating of our primary insurance companies from Ba3 to B3. On December 4, 2003, Moody's assigned a "Ba3" rating to our primary insurance companies with the exception of Conseco Senior Health Insurance Company, which was assigned a "Caa1" rating. Moody's financial strength ratings range from "Aaa" to "C". Rating categories from "Ba" to "C" are classified as "vulnerable" by Moody's, and may be supplemented with numbers "1", "2", or "3" to show relative standing within a category. In Moody's view, an insurer rated "Ba" offers questionable financial security and the ability of the insurer to meet policyholder obligations may be very moderate and thereby not well safeguarded in the future. In Moody's view, an insurer rated "Caa" offers very poor financial security and may default on its policyholder obligations or there may be elements of danger with respect to punctual payment of policyholder obligations and claims.

     The lowered ratings assigned to our insurance subsidiaries caused sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commission on sales incentives we must pay in order to retain them. These events have had a material adverse effect on our financial results.

     As more fully described under the caption "Statutory Information" within "Management's Discussion and Analysis of Financial Condition and Results of Operations", our two insurance subsidiaries domiciled in Texas entered into consent orders with the Texas Department of Insurance, which were formally released on November 19, 2003. The consent orders applied to all of our insurance subsidiaries and, among other things, restricted the ability of our insurance subsidiaries to pay dividends and other amounts to the parent company without regulatory consent. State laws generally provide state insurance regulatory agencies with broad authority to protect policyholders in their jurisdictions. Accordingly, we cannot assure you that the regulators will not seek to assert greater supervision and control over our insurance subsidiaries' businesses and financial affairs. We have agreed with the Texas Department of Insurance to provide prior notice of certain transactions, including up to 30 days prior notice for the payment of dividends by an insurance subsidiary to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

     Our insurance subsidiaries experienced increased lapse rates on annuity policies during 2002. Aggregate annuity surrenders have declined in 2003. We believe that the diversity of the investment portfolios of our insurance subsidiaries and the concentration of investments in high-quality, liquid securities provide sufficient liquidity to meet foreseeable cash requirements of our insurance subsidiaries. We believe our insurance subsidiaries could readily liquidate sufficient portions of their investments, if lapses were to increase to the levels experienced in 2002.

LIQUIDITY OF THE HOLDING COMPANIES

     Pursuant to the Plan of Reorganization, we entered into the Senior Credit Facility. The Senior Credit Facility consists of two tranches: Tranche A -- $1.0 billion; and Tranche B -- $0.3 billion. See the note to the consolidated financial statements included in this prospectus for further discussion related to the Senior Credit Facility. Principal repayments are due as follows (dollars in millions):

                                                               TRANCHE A      TRANCHE B
                                                               ---------      ---------
June 30, 2004...............................................    $   50.0        $  3.0
June 30, 2005...............................................        50.0           3.0
June 30, 2006...............................................        50.0           1.5
December 31, 2006...........................................        50.0           1.5
June 30, 2007...............................................        75.0           1.5
December 31, 2007...........................................        75.0           1.5
June 30, 2008...............................................        75.0           1.5
December 31, 2008...........................................        75.0           1.5
June 30, 2009...............................................          --           1.5
September 10, 2009..........................................       500.0            --
December 31, 2009...........................................          --           1.5
September 10, 2010..........................................          --         282.0
                                                                --------        ------
                                                                $1,000.0        $300.0
                                                                ========        ======

     At September 30, 2003, Conseco Inc. and CDOC held unrestricted cash of $12.7 million and additional restricted cash of $22.1 million held in trust for the payment of bankruptcy-related professional fees. In addition, our other non-life insurance companies held unrestricted cash of approximately $69.6 million which could be upstreamed to the parent companies if needed.

     Conseco Inc. and CDOC are holding companies with no business operations of their own; they depend on their operating subsidiaries for cash to make principal and interest payments on debt, and to pay administrative expenses and income taxes. The cash Conseco and CDOC receive from insurance subsidiaries consists of dividends and distributions, principal and interest payments on surplus debentures, fees for services, tax-sharing payments, and from our non-insurance subsidiaries, loans and advances. A further deterioration in the financial condition, earnings or cash flow of the material subsidiaries of Conseco or CDOC for any reason could further limit such subsidiaries' ability to pay cash dividends or other disbursements to Conseco and/or CDOC, which, in turn, would limit Conseco's and/or CDOC's ability to meet debt service requirements and satisfy other financial obligations.

     The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations and is based on the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities, which differ from GAAP. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of) (1) statutory net gain from operations or net income for the prior year and (2) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. Also, we have agreed with the Texas Department of Insurance to provide up to 30 days prior notice of the payment of dividends by an insurance subsidiary to any non-insurance company parent. As described under the caption "-- Statutory Information", we recently were subject to consent orders with the Commissioner of Insurance for the State of Texas that, among other things, limited the ability of our insurance subsidiaries to pay dividends. If our financial condition were to deteriorate, we may be required to enter into similar orders in the future. In addition, we may need to contribute additional capital to improve the RBC ratios of our insurance subsidiaries and this could affect the ability of our top tier insurance subsidiary to pay dividends.

     Our cash flow may be affected by a variety of factors, many of which are outside of our control, including insurance and banking regulatory issues, competition, financial markets and other general business conditions. We cannot assure you that we will possess sufficient income and liquidity to meet all of our liquidity requirements and other obligations. Although we believe that amounts required for us to meet our financial and operating obligations will be available from our subsidiaries and from funds currently held by, or available to Conseco and CDOC, our results for future periods are subject to numerous uncertainties. We may encounter liquidity problems, which could affect our ability to meet our obligations while attempting to meet competitive pressures or adverse economic conditions.

     If an insurance company subsidiary were to be liquidated, that liquidation would be conducted under the insurance law of its state of domicile by such state's insurance regulator as the receiver with respect to such insurer's property and business. In the event of a default on our debt or our insolvency, liquidation or other reorganization, our creditors and stockholders will not have the right to proceed against the assets of our insurance subsidiaries or to cause their liquidation under federal and state bankruptcy laws.

     We have adopted several initiatives designed to reduce the expense levels that exceed product pricing at our Conseco Insurance Group segment. These initiatives include the elimination of duplicate processing systems by converting all similar systems to a single system. We expect to spend over $35 million on capital expenditures in 2004 (including amounts related to the aforementioned initiatives). We believe we have adequate cash flows from operations to fund these initiatives.

     Under our Senior Credit Facility, we have agreed to a number of covenants and other provisions that restrict our ability to engage in various financing transactions and pursue certain operating activities without the prior consent of the lenders under the Senior Credit Facility. In January 2004, the Senior Credit Facility was amended to remove requirements that our insurance subsidiaries maintain minimum A.M. Best financial strength ratings. We have also agreed to meet or maintain various financial ratios. Our ability to meet these financial covenants may be affected by events beyond our control. These requirements represent significant restrictions on the manner in which we may operate our business. If we default under any of these requirements, the lenders could declare all outstanding borrowings, accrued interest and fees to be immediately due and payable. If that were to occur, we cannot assure you that we would have sufficient liquidity to repay or refinance this indebtedness or any of our other debts.

INVESTMENTS

     At September 30, 2003, our investment portfolio included the following (dollars in millions):

                                                                          PERCENTAGE
                                                                TOTAL      OF TOTAL
                                                              ---------   ----------
Actively managed fixed maturities...........................  $19,352.7      86.3%
Equity securities...........................................      107.5        .5
Mortgage loans..............................................    1,154.1       5.1
Policy loans................................................      514.2       2.3
Trading securities..........................................      944.9       4.2
Venture capital investment in AT&T Wireless Services,
  Inc. .....................................................       33.7        .2
Other invested assets.......................................      308.7       1.4
                                                              ---------     -----
  Total investments.........................................  $22,415.8     100.0%
                                                              =========     =====

     At September 30, 2003, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows (dollars in millions):

                                                    GROSS        GROSS      ESTIMATED
                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                        COST        GAINS        LOSSES       VALUE
                                      ---------   ----------   ----------   ---------
Investment grade:
  Corporate securities..............  $10,868.2     $345.3       $12.3      $11,201.2
  United States Treasury securities
     and obligations of United
     States government corporations
     and agencies...................     812.6        16.4         0.1          828.9
  States and political
     subdivisions...................     564.5        12.0         0.2          576.3
  Debt securities issued by foreign
     governments....................      84.9         2.3          --           87.2
  Structured securities.............   5,767.9        99.2         4.0        5,863.1
Below-investment grade (primarily
  corporate securities).............     787.4        12.0         3.4          796.0
                                      ---------     ------       -----      ---------
  Total actively managed fixed
     maturities.....................  $18,885.5     $487.2       $20.0      $19,352.7
                                      =========     ======       =====      =========
Equity securities...................  $  104.6      $  2.9       $  --      $   107.5
                                      =========     ======       =====      =========

CONCENTRATION OF CORPORATE SECURITIES

     At September 30, 2003, our corporate securities (including below-investment grade) were concentrated in the following industries:

                                                                           PERCENT OF
                                                              PERCENT OF   ESTIMATED
                                                              AMORTIZED       FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Media and communications....................................     12.0%        12.1%
Bank/savings and loan.......................................     11.3         11.4
Electric utility............................................      9.5          9.4
Energy......................................................      8.2          8.2
Insurance...................................................      7.7          7.7
Real estate and real estate investment trusts...............      7.3          7.3
Financial institutions......................................      6.2          6.2

     With respect to our corporate securities, no other industry accounted for more than 5.0 percent of amortized cost or estimated fair value.

BELOW-INVESTMENT GRADE SECURITIES

     At September 30, 2003, the amortized cost of our below-investment grade fixed-maturity securities was $787.4 million, or 4.2 percent of our fixed maturity portfolio. The estimated fair value of the below-investment grade portfolio was $796.0 million, or 101 percent of the amortized cost. The value of these securities varies based on the economic terms of the securities, structural considerations and the creditworthiness of the issuer of the securities. During 2002 and 2001, a number of large, highly leveraged issuers have experienced significant financial difficulties, which resulted in our recognition of significant other-than-temporary impairments.

     Below-investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below-investment grade securities than with other corporate debt securities. Below-investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below-investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. We attempt to reduce the overall risk in the below-investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

NET REALIZED INVESTMENT GAINS (LOSSES)

     During the one month ended September 30, 2003, we recognized net realized investment gains of $6.7 million resulting from the sales of investments (primarily fixed maturities) which generated proceeds of $2.1 billion. There were no writedowns of fixed maturity investments as a result of conditions which caused us to conclude a decline in fair value of the investments was other than temporary. During the first eight months of 2003, we recognized net realized investment losses of $5.4 million. The net realized investment losses during the first eight months of 2003 included (1) $40.5 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $5.4 billion net of (2) $45.9 million of writedowns of fixed maturity investments as a result of conditions which caused us to conclude a decline in fair value of the investments was other than temporary. At September 30, 2003, fixed maturity securities in default as to the payment of principal or interest had an aggregate amortized cost of $21.4 million and a carrying value of $21.5 million. Net realized investment losses during the first nine months of 2002 included (1) $489.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investments was other than temporary and (2) $4.1 million of net losses from the sales of investments (primarily fixed maturities).

     During the one month ended September 30, 2003, we sold $50.9 million of fixed maturity investments which resulted in gross realized investment losses (before income taxes) of $0.8 million. During the first eight months of 2003, we sold $2.7 billion of fixed maturity investments which resulted in gross realized investment losses (before income taxes) of $59.4 million. Securities sold at a loss are sold for a number of reasons including: (1) changes in the investment environment; (2) expectation that the market value could deteriorate further;
(3) desire to reduce our exposure to an issuer or an industry; (4) changes in credit quality; and (5) our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

     The following summarizes the investments sold at a loss during the first eight months of 2003 which had been continuously in an unrealized loss position exceeding 20 percent of the amortized cost basis prior to the sale for the period indicated (there were no such investments sold at a loss during the one month ended September 30, 2003) (dollars in millions):

                                                                     AT DATE OF SALE
                                                                     ---------------
                                                         NUMBER     AMORTIZED   FAIR
                       PERIOD                          OF ISSUERS     COST      VALUE
                       ------                          ----------   ---------   -----
Less than 6 months prior to sale.....................      16         $32.0     $24.0
Greater than or equal to 6 and less than 12 months
  prior to sale......................................       8          40.6      25.7
Greater than 12 months prior to sale.................      20          39.8      23.7

INVESTMENTS WITH OTHER-THAN-TEMPORARY LOSSES

     During the one month ended September 30, 2003, we did not record any writedowns of fixed maturity investments. During the eight months ended August 31, 2003, we recorded writedowns of fixed maturity investments totaling $45.9 million as further described in the following paragraphs:

     During the eight months ended August 31, 2003, we recognized a loss of $11.1 million to record certain commercial loans at their estimated fair value as we intended to liquidate them and use the proceeds to repay the senior financing used to acquire the loans. No additional gain or loss was recognized upon the ultimate disposition of the loans.

     During the eight months ended August 31, 2003, we recorded writedowns of $8.4 million related to our holdings of fixed maturity investments in a major airline that has filed for bankruptcy. Although our investments are backed by collateral, our analysis of the value of the underlying collateral indicated that the decline in fair value of the investment is other than temporary.

     During the eight months ended August 31, 2003, we recorded writedowns of $3.7 million related to our holdings of fixed maturity investments in a fertilizer company that has filed for bankruptcy. A significant portion of the issuer's production capacity was rendered unprofitable due to high raw material costs and was temporarily idled. Accordingly, we concluded that the decline in fair value was other than temporary.

     During the eight months ended August 31, 2003, we recorded writedowns of $1.8 million related to holdings in a health care company that has had financial problems due to financial misstatements, substantial regulatory and litigation exposure and its failure to meet debt service requirements. Accordingly, we concluded the decline in fair value was other than temporary.

     During the eight months ended August 31, 2003, we recorded writedowns of $1.5 million related to holdings of a fixed income security of a finance company that has had significant financial and liquidity problems. Accordingly, we concluded the decline in fair value was other than temporary.

     During the eight months ended August 31, 2003, we recorded writedowns of $9.6 million related to holdings of a fixed income security in a trust which leases airplanes and related equipment. We believe that the collateral value supporting these investments has eroded and, therefore, we concluded the decline in fair value was other than temporary.

     In addition to the specific investments discussed above, we recorded $9.8 million of writedowns related to various other fixed maturity investments during the eight months ended August 31, 2003. No other writedown of a single issuer exceeded $1.5 million.

RECOGNITION OF LOSSES

     We regularly evaluate all of our investments for possible impairment based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security's net realizable value that is other than temporary, the decline is recognized as a realized loss and the cost basis of the security is reduced to its estimated fair value.

     Our evaluation of investments for impairment requires significant judgments to be made including: (1) the identification of potentially impaired securities;
(2) the determination of their estimated fair value; and (3) assessment of whether any decline in estimated fair value is other than temporary. If new information becomes available or the financial condition of the investee changes, our judgments may change resulting in the recognition of an investment loss at that time.

     Our periodic assessment of whether unrealized losses are "other than temporary" requires significant judgment. Factors considered include: (1) the extent to which market value is less than the cost basis; (2) the length of time that the market value has been less than cost; (3) whether the unrealized loss is event driven, credit-driven or a result of changes in market interest rates;
(4) the near-term prospects for improvement in the issuer and/or its industry;
(5) whether the investment is investment-grade and our view of the investment's rating and whether the investment has been downgraded since its purchase; (6) whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment; (7) our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery; and (8) the underlying current and prospective asset and enterprise values of the issuer and the extent to which our investment may be affected by changes in such values.

     If a decline in value is determined to be other than temporary and the cost basis of the security is written down to fair value, we review the circumstances which caused us to believe that the decline was other than temporary with respect to other investments in our portfolio. If such circumstances exist with respect to other investments, those investments are also written down to fair value. Future events may occur, or additional or updated information may become available, which may necessitate future realized losses related to securities in our portfolio. Significant losses in the carrying value of our investments could have a material adverse effect on our earnings in future periods.

     The following table sets forth the amortized cost and estimated fair value of those actively managed fixed maturities with unrealized losses at September 30, 2003, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the structured securities shown below provide for periodic payments throughout their lives.

                                                                          ESTIMATED
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
Due in one year or less.....................................  $   11.3    $   11.3
Due after one year through five years.......................     119.7       117.6
Due after five years through ten years......................     165.7       163.6
Due after ten years.........................................     336.5       324.6
                                                              --------    --------
  Subtotal..................................................     633.2       617.1
Structured securities.......................................     753.9       750.0
                                                              --------    --------
  Total.....................................................  $1,387.1    $1,367.1
                                                              ========    ========

     Investments in fixed maturities rated below-investment grade or classified as equity-type securities that were in an unrealized loss position exceeding 20 percent of the cost basis as of September 30, 2003 had a cost basis of $0.2 million.

     Our investment strategy is to maximize over a sustained period, and within acceptable parameters of risk, investment income and total investment return through active investment management. Accordingly, we may sell securities at a gain or a loss to enhance the total return of the portfolio as market opportunities change. While we have both the ability and intent to hold securities with unrealized losses until they mature or recover in value, we may sell securities at a loss in the future because of actual or expected changes in our view of the particular investment, its industry, its type or the general investment environment.

     Based on management's current assessment of securities and other investments with unrealized losses at September 30, 2003, we believe the issuers of the securities will continue to meet their obligations (or with respect to equity-type securities, the investment value will recover to its cost basis). We have no current plans to sell these securities and, in the case of fixed-maturity securities, have the ability to hold them to maturity. The recognition of an other-than-temporary impairment through a charge to earnings may be recognized in future periods if management later concludes that the decline in market value below the cost basis is other than temporary.

INVESTMENT IN GENERAL MOTORS BUILDING

     During the summer of 2003, we successfully enforced our contractual right to buy out our 50 percent equity partner in the GM building, a landmark 50-story office tower in New York City. After obtaining an award in arbitration, and confirming that award in the New York court system, we finally settled our differences with our equity partner, thus permitting us to put the building up for sale. On September 26, 2003, we sold our investment in the GM building. We received net cash of $636.8 million, which was approximately equal to the net cash value established upon the adoption of fresh start accounting.

     Our investment in the GM building was made through a partnership which acquired the building in 1998 for $878 million. The initial capital structure of the partnership consisted of: (1) a $700 million senior mortgage; (2) $200 million of subordinated debt with a stated fixed return of 12.7 percent payable-in-kind, and the opportunity to earn an additional residual return; and
(3) $30 million of partnership equity, owned 50 percent by Conseco and 50 percent by an affiliate of Donald Trump. A Trump affiliate also served as general manager of the acquired building. We owned 100 percent of the subordinated debt.

     The $30 million of partnership equity represented less than 10 percent of the total capital of the partnership. In addition, the subordinated debt was intended to absorb virtually all expected losses and receive a significant portion of expected residual returns. Based on our 100 percent ownership of the subordinated debt, we were the primary beneficiary of the GM building. The partnership was consolidated in our financial statements effective August 31, 2003 in accordance with the requirements of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities", which was implemented in conjunction with fresh start accounting. The August 31, 2003 fresh start balance sheet reflected the following balances of the partnership: the GM building at $1,336.3 million; cash of $28.4 million; and a non-recourse loan of $700 million (classified as an investment borrowing). Our income statement for the month of September 2003 reflected investment income of $2.9 million related to this investment (representing our equity interest in the income from the building for the 26 days prior to the sale).

STRUCTURED SECURITIES

     At September 30, 2003, fixed maturity investments included $5.9 billion of structured securities (or 30 percent of all fixed maturity securities). Structured securities include mortgage-backed securities, collateralized mortgage obligations, asset-backed securities and commercial mortgage-backed securities. The yield characteristics of structured securities differ from those of traditional fixed-income securities. Interest and principal payments for structured securities occur more frequently, often monthly. Structured securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages or other loans backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

     In general, prepayments on the underlying loans and the securities backed by these loans increase when prevailing interest rates decline significantly relative to the interest rates on such loans. The yields on structured securities purchased at a discount to par will increase when the underlying loans prepay faster than expected. The yields on structured securities purchased at a premium will decrease when the underlying loans prepay faster than expected. When interest rates decline, the proceeds from the prepayment of structured securities may be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on structured securities decrease as fewer underlying loans are refinanced. When this occurs, the average maturity and duration of the structured securities increase, which decreases the yield on structured securities purchased at a discount, because the discount is realized as income at a slower rate, and increases the yield on those purchased at a premium as a result of a decrease in the annual amortization of the premium.

     Pursuant to fresh start reporting, we were required to mark all of our investments to market value. The current interest rate environment is much lower than when most of our investments were purchased. Accordingly, the fresh start values of our investments generally exceed the par values of such investments. The amount of value exceeding par is referred to as a "purchase premium" which is amortized against future income. If prepayments in any period are higher than expected, premium amortization is increased. In periods of unexpectedly high prepayment activity, the increased amortization will reduce net investment income.

     The following table sets forth the par value, amortized cost and estimated fair value of structured securities, summarized by interest rates on the underlying collateral at September 30, 2003 (dollars in millions):

                                                       PAR      AMORTIZED   ESTIMATED
                                                      VALUE       COST      FAIR VALUE
                                                      -----     ---------   ----------
Below 5 percent....................................  $  798.4   $  773.7     $  796.0
5 percent-6 percent................................     945.3      939.2        964.0
6 percent-7 percent................................   3,158.5    3,264.9      3,303.2
7 percent-8 percent................................     658.9      690.9        700.4
8 percent and above................................      97.2      102.8        103.1
                                                     --------   --------     --------
  Total structured securities(a)...................  $5,658.3   $5,771.5     $5,866.7
                                                     ========   ========     ========

---------------

(a) Includes below-investment grade structured securities with an amortized cost and estimated fair value of $3.4 million.

     The amortized cost and estimated fair value of structured securities at September 30, 2003, summarized by type of security, were as follows (dollars in millions):

                                                                 ESTIMATED FAIR VALUE
                                                                 --------------------
                                                                            PERCENT OF
                                                     AMORTIZED                FIXED
TYPE                                                   COST       AMOUNT    MATURITIES
----                                                 ---------    ------    ----------
Pass-throughs and sequential and targeted
  amortization classes.............................  $3,816.4    $3,863.0       20%
Planned amortization classes and accretion-directed
  bonds............................................     656.5       673.5        4
Commercial mortgage-backed securities..............   1,018.7     1,050.5        5
Subordinated classes and mezzanine tranches........     276.2       276.0        1
Other..............................................       3.7         3.7       --
                                                     --------    --------       --
  Total structured securities(a)...................  $5,771.5    $5,866.7       30%
                                                     ========    ========       ==

---------------

(a) Includes below-investment grade structured securities with an amortized cost and estimated fair value of $3.4 million.

     Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market. Pass-throughs are also used frequently in the dollar roll market and can be used as the collateral when creating collateralized mortgage obligations. Sequential classes are a series of tranches that return principal to the holders in sequence. Targeted amortization classes offer slightly better structure in return of principal than sequentials when prepayment speeds are close to the speed at the time of creation.

     Planned amortization classes and accretion-directed bonds are some of the most stable and liquid instruments in the mortgaged-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support or companion classes. This insulates the planned amortization class from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

     Commercial mortgage-backed securities ("CMBS") are bonds secured by commercial real estate mortgages. Commercial real estate encompasses income producing properties that are managed for economic profit. Property types include multi-family dwellings including apartments, retail centers, hotels, restaurants, hospitals, nursing homes, warehouses and office buildings. The CMBS market currently offers higher yields, stronger credits, and more favorable call protection compared to similar-rated corporate bonds. Most CMBS have strong call protection features where borrowers are locked out from prepaying their mortgages for a stated period of time. If the borrower does prepay any or all of the loan, they will be required to pay prepayment penalties.

     Subordinated and mezzanine tranches are classes that provide credit enhancement to the senior tranches. The rating agencies require that this credit enhancement not deteriorate due to prepayments for a period of time, usually five years of complete lockout, followed by another period of time where prepayments are shared pro rata with senior tranches. Subordinated and mezzanine tranches bear a majority of the risk of loss due to property owner defaults. Subordinated bonds are generally rated "AA" or lower; we typically do not hold securities rated lower than "BB".

MORTGAGE LOANS

     At September 30, 2003, the mortgage loan balance of $1,154.1 million was primarily comprised of commercial loans. Less than one percent of the mortgage loan balance was noncurrent (loans with two or more scheduled payments past due) at September 30, 2003.

INVESTMENT BORROWINGS

     Our investment borrowings (excluding borrowings related to the GM building) averaged approximately $531.5 million during the one month ended September 30, 2003; $689.1 million during the eight months ended August 31, 2003; and $1,226.4 million during the nine months ended September 30, 2002 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rates on such borrowings (excluding borrowings related to the GM building) were 1.3 percent during the one month ended September 30, 2003; 1.8 percent during the eight months ended August 31, 2003; and 1.3 percent during the nine months ended September 30, 2002, respectively.

STATUTORY INFORMATION

     Statutory accounting practices prescribed or permitted by regulatory authorities for our insurance subsidiaries differ from GAAP. The statutory net income (loss) of our insurance subsidiaries was $255.6 million and $(273.3) million in the first nine months of 2003 and 2002, respectively (including realized investment gains (losses) of $33.3 million and $(315.4) million, respectively). Our insurance subsidiaries reported the following amounts to regulatory agencies at September 30, 2003, after appropriate eliminations of intercompany accounts among such subsidiaries (dollars in millions):

Statutory capital and surplus...............................   $1,412.4
AVR.........................................................       78.4
Interest maintenance reserve................................      358.5
                                                               --------
  Total.....................................................   $1,849.3
                                                               ========

     The statutory capital and surplus shown above included investments in the preferred stock of CDOC of $159.0 million, all of which were eliminated in the consolidated financial statements prepared in accordance with GAAP.

     The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (i) statutory net gain from operations or statutory net income for the prior year; and (ii) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department.

     On October 30, 2002, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas (on behalf of itself and all other Conseco insurance subsidiaries), our insurance subsidiaries domiciled in Texas, each entered into consent orders with the Commissioner of Insurance for the State of Texas whereby they agreed: (1) not to request any dividends or other distributions before January 1, 2003 and, thereafter, not to pay any dividends or other distributions to parent companies outside of the insurance system without the prior approval of the Texas Insurance Commissioner; (2) to continue to maintain sufficient capitalization and reserves as required by the Texas Insurance Code; (3) to request approval from the Texas Insurance Commissioner before making any disbursements not in the ordinary course of business; (4) to complete any pending transactions previously reported to the proper insurance regulatory officials prior to and during Conseco's restructuring, unless not approved by the Texas Insurance Commissioner; (5) to obtain a commitment from Conseco to maintain their infrastructure, employees, systems and physical facilities prior to and during Conseco's restructuring; and
(6) to continue to permit the Texas Insurance Commissioner to examine its books, papers, accounts, records and affairs. The consent orders were formally released on November 19, 2003. We have agreed with the Texas Insurance Commissioner to provide prior notice of certain transactions, including 30 days prior notice of the payment of dividends by an insurance subsidiary to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

     The National Association of Insurance Commissioners' Risk-Based Capital for Life and/or Health Insurers Model Act (the "Model Act") provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company's total adjusted capital (defined as the total of its statutory capital and surplus, AVR and certain other adjustments) to its RBC:
(1) if a company's total adjusted capital is less than or equal to 100 percent but greater than 75 percent of its RBC (the "Company Action Level"), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position; (2) if a company's total adjusted capital is less than or equal to 75 percent but greater than 50 percent of its RBC (the "Regulatory Action Level"), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be followed; (3) if a company's total adjusted capital is less than or equal to 50 percent but greater than 35 percent of its RBC (the "Authorized Control Level"), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and (4) if a company's total adjusted capital is less than or equal to 35 percent of its RBC (the "Mandatory Control Level"), the regulatory authority must place the company under its control. In addition, the Model Act provides for an annual trend test if a company's total adjusted capital is between 100 percent and 125 percent of its RBC at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over RBC: (1) between the current year and the prior year; and (2) for the average of the last 3 years. It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95 percent of its RBC would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

     Two of our subsidiaries' RBC ratios, based on the capital balances reported in their 2002 audited statutory financial statements, were less than 125 percent. As a result of an additional adjustment made in the amended 2002 annual statement relating to one such subsidiary's investment in the GM building, its RBC ratio exceeded 125 percent. As a result of the sale of the GM building, the RBC ratio for the other such subsidiary has increased to a level above 125 percent. However, as a result of losses on the long-term care business within the Other Business in Run-off segment during the third quarter of 2003, including long-term care claim reserve strengthening of $87 million, we will need to contribute additional capital to one subsidiary to enable its RBC ratio to equal or exceed 125 at December 31, 2003.

     The consolidated RBC ratio for our insurance subsidiaries was approximately 250 percent at September 30, 2003. We calculate the consolidated RBC ratio by assuming all of the assets, liabilities, capital and surplus and other aspects of the business of our insurance subsidiaries were combined together in one insurance subsidiary, with appropriate intercompany eliminations.

     Our insurance subsidiaries hold securities of three trusts which invest in fixed maturities, mortgages, preferred stock, common stock and limited partnerships. We consolidate the trusts in our financial statements prepared in accordance with GAAP and at September 30, 2003, the estimated fair value of the trust investments was approximately equal to their GAAP book value.

     During the fourth quarter of 2003, the trusts began liquidating their portfolios, a process which is expected to be completed in 2004. Our September 30, 2003 GAAP book value approximates the expected proceeds from this liquidation. Statutory accounting practices on this type of investment differ from GAAP and, as a result, the statutory book value exceeds the expected proceeds by approximately $150 million. We have been and will be discussing the appropriate statutory accounting treatment for this difference with its state insurance regulators. The ultimate outcome of these discussions could result in a reduction to our statutory capital and surplus and RBC. In any case, we do not believe the potential outcome will have any effect on our compliance with applicable risk-based capital requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Our spread-based insurance business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited on policyholder deposits, thereby adversely affecting our results. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell investment assets at a loss in order to fund such surrenders. At December 31, 2002, approximately 20 percent of our total insurance liabilities (or approximately $4.5 billion) could be surrendered by the policyholder without penalty. Finally, changes in interest rates can have significant effects on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/liability strategies that are designed to mitigate the effect of interest rate changes on our profitability. However, there can be no assurance that management will be successful in implementing such strategies and achieving adequate investment spreads.

     We seek to invest our available funds in a manner that will fund future obligations to policyholders, subject to appropriate risk considerations. We seek to meet this objective through investments that: (1) have similar characteristics to the liabilities they support; (2) are diversified among industries, issuers and geographic locations; and (3) make up a predominantly investment-grade fixed maturity securities portfolio. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency.

     We seek to maximize the total return on our investments through active investment management. Accordingly, we have determined that our entire portfolio of fixed maturity securities is available to be sold in response to: (1) changes in market interest rates; (2) changes in relative values of individual securities and asset sectors; (3) changes in prepayment risks; (4) changes in credit quality outlook for certain securities; (5) liquidity needs; and (6) other factors. From time to time, we invest in securities for trading purposes, although such investments account for a relatively small portion of our total portfolio.

     The profitability of many of our products depends on the spreads between the interest yield we earn on investments and the rates we credit on our insurance liabilities. In addition, changes in competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. Approximately 46 percent of our insurance liabilities were subject to interest rates that may be reset annually; 36 percent have a fixed explicit interest rate for the duration of the contract; 12 percent have credited rates which approximate the income earned by the Company; and the remainder have no explicit interest rates. As of December 31, 2002, the average yield, computed on the cost basis of our investment portfolio, was 6.7 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 5.1 percent.

     We use computer models to simulate the cash flows expected from our existing insurance business under various interest rate scenarios. These simulations help us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments. With such estimates, we seek to closely match the duration of our assets to the duration of our liabilities.

     We seek to balance the interest rate risk inherent in our invested assets with the interest rate characteristics of our insurance liabilities. We attempt to manage this exposure by measuring the duration of our fixed maturity investments and insurance liabilities. Duration measures the expected change in the fair value of assets and liabilities for a given change in interest rates. For example, if interest rates increase by 1 percent, the fair value of a fixed maturity security with a duration of 5 years is expected to decrease in value by approximately 5 percent. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities.

     We calculate duration using our estimates of future asset and liability cash flows. These cash flows are discounted using appropriate interest rates based on the current yield curve and investment type. Duration is determined by calculating the present value of the cash flows using different interest rates, and measuring the change in value. At December 31, 2002, the duration of our fixed maturity investments (as modified to reflect prepayments and potential calls) was approximately 6.6 years and the duration of our insurance liabilities was approximately 6.0 years. The difference between these durations indicates that our investment portfolio had a longer duration and, consequently, was more sensitive to interest rate fluctuations than that of our liabilities at that date. We seek to minimize the gap between asset and liability durations. We estimate that our fixed maturity securities and short-term investments (net of corresponding changes in the value of cost of policies purchased, cost of policies produced and insurance liabilities) would decline in fair value by approximately $595 million if interest rates were to increase by 10 percent from their December 31, 2002 levels. This compares to a decline in fair value of $555 million based on amounts and rates at December 31, 2001. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

     We are subject to the risk that our investments will decline in value. This has occurred in the past and may occur again. During 2002, we recognized net realized investment losses of $556.3 million, compared to net realized investment losses of $340.0 million during 2001. The net realized investment losses during 2002 included: (1) $556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and (2) $.5 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $19.5 billion. During 2002, we recognized other-than-temporary declines in value of several of our investments, including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.

     Our operations are subject to risk resulting from fluctuations in market prices of our equity securities and venture-capital investments. In general, these investments have more year-to-year price variability than our fixed maturity investments. However, returns over longer time frames have been consistently higher. We manage this risk by limiting our equity securities and venture-capital investments to a relatively small portion of our total investments.

     Our investment in S&P 500 Call Options is closely matched with our obligation to equity-indexed annuity holders. Market value changes associated with that investment are substantially offset by an increase or decrease in the amounts added to policyholder account balances for equity-indexed products.

                                    BUSINESS

     We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing. As of September 30, 2003, we had $2.8 billion of shareholders' equity and $29.9 billion of assets. For the one month ended September 30, 2003, we had $366.3 million of revenues and $24.2 million of net income.

     We are the successor to Conseco, Inc., an Indiana corporation. On December 17, 2002, our predecessor and certain of its non-insurance company subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. We became the successor to our predecessor in connection with our emergence from bankruptcy on September 10, 2003. As part of our reorganization, we sold substantially all of the assets of the predecessor's finance business and exited from this line of business in the second quarter of 2003.

     We conduct our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of businesses in run-off:

     - BANKERS LIFE, which consists of the businesses of Bankers Life & Casualty and Colonial Penn. Bankers Life & Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life & Casualty and Colonial Penn market their products under their own brand names.

     - CONSECO INSURANCE GROUP, which markets and distributes specified disease insurance, Medicare supplement insurance, and certain life and annuity products to the senior and middle-income markets through over 500 IMOs that represent over 9,100 producing independent agents. This segment markets its products under the "Conseco" brand.

     - OTHER BUSINESS IN RUN-OFF, which includes blocks of business that we no longer market or underwrite. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

     We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our operating segments.

     The following table sets forth information on our segments for the one month ended September 30, 2003 (dollars in millions):

                                                   COLLECTED PREMIUMS
                                                   -------------------   INCOME BEFORE
                                                     $      PERCENTAGE   INCOME TAXES
                                                   ------   ----------   -------------
Bankers Life.....................................  $172.1      53.0%        $ 24.9
Conseco Insurance Group..........................   104.7      32.2           20.2
Other Business In Run-off........................    48.0      14.8            3.6
Corporate........................................      --        --          (10.9)
                                                   ------     -----         ------
Total............................................  $324.8     100.0%        $ 37.8
                                                   ======     =====         ======

                               OUR RESTRUCTURING

     We are in the process of significantly restructuring our business through a process which included the bankruptcy of our predecessor company and our subsequent emergence from bankruptcy on September 10, 2003. None of our insurance company subsidiaries were a part of the bankruptcy petitions, although the bankruptcy did cause disruptions to our insurance operations.

     We have achieved several critical financial goals as part of our restructuring, including:

     - reducing our debt and other obligations by $5.7 billion,

     - disposing of the assets of our predecessor's finance business,

     - selling non-core operating subsidiaries such as CVIC,

     - improving the risk profile of our investment portfolio, and

     - improving the financial strength of our insurance companies as measured by risk-based capital.

     We have also recruited and integrated new members into our management team, and we have a new board of directors. Since our emergence from bankruptcy, management has continued to take steps in an effort to improve our profitability and further streamline our business. For example, in September 2003, we sold our stake in the GM building, which increased the statutory capital and surplus of our insurance subsidiaries by over $350 million.

     We have also undertaken several strategic initiatives to streamline our business lines, focusing on those businesses we believe are most profitable. These initiatives include emphasizing the sales of Medicare supplement and specified disease products and de-emphasizing sales of certain annuity and life products, ceasing sales of long-term care products in Conseco Insurance Group and attempting to re-price certain lines of business through significant rate increases.

     The next stage of our restructuring, which includes the offering of our common stock and the offering of the Class B Preferred Stock, is the Recapitalization. The offering of our Class B Preferred Stock is conditioned upon the offering of our common stock. The offering of our common stock is not conditioned upon the offering of our Class B Preferred Stock. Our current capitalization is presented below:

                                                                    AS OF
                                                              SEPTEMBER 30, 2003
                                                              ------------------
                                                                (IN MILLIONS)
Notes payable...............................................       $1,300.0
                                                                   --------
Equity:
  Preferred Stock, par value $0.01 per share, 265,000,000
     authorized; 34,386,740 shares of Class A Senior
     Cumulative Convertible Exchangeable Preferred Stock
     issued and outstanding.................................          865.0
  Common Stock, par value $0.01 per share, 8,000,000,000
     authorized; 100,098,119 issued and outstanding.........            1.0
  Additional paid-in-capital................................        1,639.3
  Accumulated other comprehensive income....................          273.2
  Retained earnings.........................................           18.9
                                                                   --------
     Total equity...........................................        2,797.4
                                                                   --------
       Total capitalization.................................       $4,097.4
                                                                   ========

     The Recapitalization has two components:

     - REDEMPTION OF OUR EXISTING PREFERRED STOCK. We plan to use a portion of the proceeds of the offerings to redeem our outstanding Class A Preferred Stock.

- REDUCTION AND REPLACEMENT OR RENEGOTIATION OF OUR EXISTING BANK CREDIT FACILITY. We intend to reduce our overall senior indebtedness, reduce our borrowing costs and improve the terms and conditions of our existing bank credit facility. We believe that we can achieve these goals by using a portion of the proceeds of the offerings of our common stock and our Class B Preferred Stock to retire a portion of our existing debt, or by renegotiating the terms of our existing bank credit facility.

     By redeeming all or a part of the Class A Preferred Stock and reducing our overall indebtedness, our goals are to improve the financial flexibility of our top-tier holding company and improve the financial strength ratings of our insurance companies. The completion of the common stock offering is not conditioned upon completion of the Class B Preferred Stock offering, and if we complete the common stock offering but not the Class B Preferred Stock offering, we will have fewer proceeds to apply in this regard.

                             COMPETITIVE STRENGTHS

     We believe our competitive strengths have enabled and will continue to enable us to capitalize on the opportunities in our target markets. These strengths include:

     - our position as a leading national provider of life and health insurance products to the senior market,

     - our broad-based distribution networks,

     - our strong nationally recognized brand names, and

     - our experienced management with a proven track record.

     LEADING NATIONAL PROVIDER OF LIFE AND HEALTH INSURANCE PRODUCTS TO THE SENIOR MARKET. The Bankers Life segment is one of the leading national providers of life and health insurance products focused primarily on the senior market. The career agents and direct distribution channels within Bankers Life provide a number of products that are important to the financial well-being of seniors: supplemental health coverage, including Medicare supplement and long-term care insurance, as well as selected life and annuity products. According to the most recently published study on the Medicare Supplement market by the Life Insurance Marketing Research Association, we were ranked second in sales of agent-distributed Medicare supplement insurance based on collected premiums in 2002. Our approximately 4,000 career agents are trained to cater to the needs of the senior market. Current demographic trends indicate that the senior market will continue to grow, and we believe our focus on seniors will provide us with a significant opportunity to increase our share of this market.

     BROAD-BASED DISTRIBUTION NETWORKS. Our broad-based distribution networks provide us with a number of ways to reach our target market. Our career agents and direct distribution channels focus on the senior market. We also have independent agents who focus on senior market products such as Medicare supplement insurance. Our independent agents also sell certain of our products that are specifically designed for the under-age-65 middle-income market. These products include our specified disease insurance coverage, such as cancer and heart/stroke products, as well as equity-indexed life insurance and equity-indexed annuities. Despite the bankruptcy, we have retained the majority of our career agents, including 80 percent of our top 1,000 career agents, who accounted for over 50 percent of Bankers Life & Casualty's sales during 2003. In 2002, 55 percent of our sales were through independent distributors, 43 percent were through career agents, and 2 percent were through direct marketing by Colonial Penn.

     STRONG, NATIONALLY RECOGNIZED BRAND NAMES. We believe our brands are widely recognized by our customers and distributors. We believe we have successfully developed product-focused consumer recognition in our chosen markets through three distinct brands -- Conseco, Bankers Life & Casualty and Colonial Penn. According to Communicus, an independent research firm, we have increased the awareness of the Conseco brand from 28 percent of consumers in our target market in 1998 to 50 percent in 2003. Additionally, we believe our multiple-brand strategy has helped us maintain sales of certain key products, such as Medicare supplement, and retain business through our reorganization. We continue to raise the profile of our brands through our "Step Up" campaign and several national and local community sponsorship arrangements, including Indy Racing League and the Conseco Fieldhouse in Indianapolis, home to the Indiana Pacers NBA basketball team. In addition, we continue to raise the profile of our Bankers Life brand through our continued relationship with the Alzheimer's Association and International Longevity Center as well as a renewed relationship with Paul Harvey, who for many years was the spokesperson for Bankers Life & Casualty. We believe that our brands give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors.

     EXPERIENCED MANAGEMENT WITH A PROVEN TRACK RECORD. Our strong, experienced senior management team has led us through our restructuring to date. Our management is led by our President and Chief Executive Officer, William J. Shea, who has over 25 years of financial services experience and joined Conseco in 2001. Mr. Shea has served as Vice Chairman and Chief Financial Officer of BankBoston Corporation and as Partner and Vice Chairman of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP). In addition to our experienced senior management team, our Non-Executive Chairman, R. Glenn Hilliard, has over 35 years of insurance experience, having served most recently as Chairman and CEO of ING Americas. Mr. Hilliard joined our board in September 2003. Our management's knowledge and experience have helped us maintain our business operations through the restructuring and are expected to provide us with opportunities to further enhance the Company in the future.

                                    STRATEGY

     Our objective is to generate attractive returns on equity while growing a stable, well capitalized insurance business focused on serving the middle-income and senior markets. We intend to achieve these objectives by executing the following strategies:

     - focus on the senior and middle-income markets,

     - continue to improve our financial condition,

     - leverage our distribution network to strengthen market access, and

     - continue to improve our operational efficiency.

     FOCUS ON THE SENIOR AND MIDDLE-INCOME MARKETS. We are committed to serving the senior and middle-income markets in the United States. Our customer base includes approximately 3.8 million policyholders. According to the January 2004 issue of "Journal of Financial Service Professionals," the population of the United States age 50 or older is projected to increase by approximately 27 percent from 2004 to 2014. We have taken several steps in recent periods to sharpen our focus on both markets by strengthening our distribution, reducing our sales of non-core life and annuity products and introducing new and innovative supplemental health and retirement savings products targeting senior and middle-income customers.

     CONTINUE TO IMPROVE OUR FINANCIAL CONDITION. We seek to continue to improve our financial condition by reducing leverage at the holding company, maintaining adequate risk-based capital in our operating subsidiaries and focusing on marketing profitable products. We took a series of actions in 2002 and 2003 to enhance our financial condition. In addition to reducing our debt and other obligations at the holding company by $5.7 billion through the bankruptcy, we improved the risk profile of our investment portfolio and the financial strength of our insurance companies as measured by risk-based capital. Our fixed maturity investment portfolio is primarily comprised of government, investment-grade and structured securities. Below-investment grade securities comprised 4.1 percent of our fixed maturity portfolio as of September 30, 2003, down from 6.5 percent as of December 31, 2002. Our insurance companies' consolidated company action level RBC improved from 166 percent at December 31, 2002 to approximately 250 percent at September 30, 2003. The RBC ratio is one of the tools insurance regulators use to determine the adequacy of an insurance company's capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Statutory Information" for further information. We intend to continue to manage our business with a view to improving our capitalization, financial strength and ratings.

     LEVERAGE OUR DISTRIBUTION NETWORK TO STRENGTHEN MARKET ACCESS. We seek to leverage our broad distribution channels to meet our customers' needs and enhance our market presence. We believe we have created appropriate incentives focused on persistent and profitable production, as well as improved monitoring and tracking of production and persistency levels by distributor. We promote cross-selling of life, supplemental health and retirement savings products in certain markets to capture a greater share of our policyholders' coverage needs. In addition, we utilize our independent producers and career agent network as important sources of information regarding the evolving needs of our customer base. As a result, our products are tailored to include the specific features that we believe are most important to our customers. If we are successful in raising our ratings, we expect to be able to add new agents to our career and independent agency distribution channels, which we believe will result in increased sales of our insurance products.

     CONTINUE TO IMPROVE OUR OPERATIONAL EFFICIENCY. We have undertaken several initiatives to improve our operational efficiency and lower costs. We have simplified our organizational structure by divesting certain businesses and consolidating several legal entities. We are in the process of integrating policy administration and claims management systems from previous acquisitions to lower our operational costs in our Conseco Insurance Group Segment. We intend to reduce the number of policy administration and related support systems by 50 percent over the next 12 to 18 months. We have also reduced our headcount over the past two years and have focused on improving the productivity of our employees, career agents and independent distributors. We intend to continue to work to improve our operational efficiency by rationalizing expenses and systems in an effort to enhance our service standards and profitability.

PRODUCTS

     The following table summarizes premium collections by major category and distribution channels for the nine month periods ended September 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 (dollars in millions):

TOTAL PREMIUM COLLECTIONS

                                                NINE MONTHS ENDED        YEARS ENDED
                                                  SEPTEMBER 30,         DECEMBER 31,
                                               -------------------   -------------------
                                                 2003       2002       2002       2001
                                                 ----       ----       ----       ----
Supplemental health:
  Bankers Life...............................  $  856.2   $  854.8   $1,159.4   $1,097.4
  Conseco Insurance Group....................     590.3      614.3      830.3      784.1
  Other Business in Run-off..................     472.4      662.7      844.0    1,200.1
                                               --------   --------   --------   --------
     Total supplemental health...............   1,918.9    2,131.8    2,833.7    3,081.6
                                               --------   --------   --------   --------
Annuities:
  Bankers Life...............................     761.9      496.8      740.9      513.1
  Conseco Insurance Group....................      79.2      307.3      351.9      710.6
                                               --------   --------   --------   --------
     Total annuities.........................     841.1      804.1    1,092.8    1,223.7
                                               --------   --------   --------   --------
Life:
  Bankers Life...............................     114.7       99.7      139.0      286.3
  Conseco Insurance Group....................     315.2      384.1      498.0      553.3
                                               --------   --------   --------   --------
     Total...................................     429.9      483.8      637.0      839.6
                                               --------   --------   --------   --------
Total premium collections....................  $3,189.9   $3,419.7   $4,563.5   $5,144.9
                                               ========   ========   ========   ========

     Our insurance companies offer the following products:

SUPPLEMENTAL HEALTH

SUPPLEMENTAL HEALTH PREMIUM COLLECTIONS (DOLLARS IN MILLIONS)

                                                        NINE MONTHS ENDED        YEARS ENDED
                                                          SEPTEMBER 30,         DECEMBER 31,
                                                       -------------------   -------------------
                                                         2003       2002       2002       2001
                                                         ----       ----       ----       ----
Medicare Supplement:
  Bankers Life.......................................  $  472.1   $  490.2   $  663.9   $  656.7
  Conseco Insurance Group............................     280.2      268.8      369.9      318.4
                                                       --------   --------   --------   --------
  Total..............................................     752.3      759.0    1,033.8      975.1
                                                       --------   --------   --------   --------
Long-Term Care:
  Bankers Life.......................................     374.1      355.1      482.9      425.3
  Conseco Insurance Group(1).........................       N/A        N/A        N/A        N/A
  Other Business in Run-off..........................     298.1      325.3      434.5      463.0
                                                       --------   --------   --------   --------
  Total..............................................     672.2      680.4      917.4      888.3
                                                       --------   --------   --------   --------
Specified-disease products from
  Conseco Insurance Group............................     265.9      276.4      368.6      371.8
                                                       --------   --------   --------   --------
Major medical business included in the Other Business
  in Run-off.........................................     174.3      337.4      409.5      737.1
                                                       --------   --------   --------   --------
Other
  Bankers Life.......................................      10.0        9.5       12.6       15.4
  Conseco Insurance Group............................      44.2       69.1       91.8       93.9
                                                       --------   --------   --------   --------
  Total..............................................      54.2       78.6      104.4      109.3
                                                       --------   --------   --------   --------
Total -- Supplemental Health.........................  $1,918.9   $2,131.8   $2,833.7   $3,081.6
                                                       ========   ========   ========   ========

---------------

(1) We have ceased writing long-term care through Conseco Insurance Group and all major medical insurance and, as such, classifies associated collected premiums as part of "Other Business in Run-off."

     Supplemental health products include Medicare supplement, long-term care and specified disease insurance and major medical insurance business in run-off. During the nine months ended September 30, 2003, we collected supplemental health premiums of $1,918.9 million or 60 percent of our total premiums collected. During the nine months ended September 30, 2003, we collected Medicare supplement premiums of $752.3 million, long-term care premiums of $672.2 million, specified disease premiums of $265.9 million, major medical premiums of $174.3 million and other supplemental health premiums of $54.2 million. Medicare supplement, long-term care, specified disease, major medical and other supplemental health premiums represented 24 percent, 21 percent, 8 percent, 5 percent and 2 percent, respectively, of our total premiums collected in the first nine months of 2003. Sales of supplemental health products are affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. See "Competition" below.

     The following describes our major supplemental health products:

     MEDICARE SUPPLEMENT. Medicare supplement collected premiums were $752.3 million during the nine months ended September 30, 2003 or 24 percent of our total collected premiums. Medicare is a two-part federal health insurance program for disabled persons and senior citizens (age 65 and older). Part A of the program provides protection against the costs of hospitalization and related hospital and skilled nursing home care, subject to an initial deductible, related coinsurance amounts and specified maximum benefit levels. The deductible and coinsurance amounts are subject to change each year by the federal government. Part B of

Medicare covers doctor's bills and a number of other medical costs not covered by Part A, subject to deductible and coinsurance amounts for "approved" charges.

     Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as deductibles, coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. Our Medicare supplement plans automatically adjust coverage to reflect changes in Medicare benefits. In marketing these products, we concentrate on individuals who have recently become eligible for Medicare by reaching the age of 65. We offer a higher first-year commission to agents for sales to these policyholders and competitive premium pricing for our policyholders. Approximately 26 percent of new sales of Medicare supplement policies in 2002 were to individuals who have recently reached the age of 65.

     Both Bankers Life and Conseco Insurance Group sell Medicare supplement insurance.

     LONG-TERM CARE. Long-term care collected premiums were $672.2 million during the nine months ended September 30, 2003 or 21 percent of our total collected premiums. Long-term care products provide coverage, within prescribed limits, for nursing home, home healthcare, or a combination of both nursing home and home healthcare expenses. The long-term care plans are sold primarily to retirees and, to a lesser degree, to older self-employed individuals and others in middle-income levels.

     Current nursing home care policies cover incurred and daily fixed-dollar benefits available with an elimination period (which, similar to a deductible, requires the insured to pay for a certain number of days of nursing home care before the insurance coverage begins), subject to a maximum benefit. Home healthcare policies cover the usual and customary charges after a deductible or elimination period and are subject to a daily or weekly maximum dollar amount, and an overall benefit maximum. We monitor the loss experience on our long-term care products and, when necessary, apply for rate increases in the jurisdictions in which we sell such products. Regulatory approval is required to increase our premiums on these products.

     The long-term care insurance blocks of business sold through the professional independent producer distribution channel were largely underwritten by certain of our subsidiaries prior to their acquisition by Conseco in 1996 and 1997. The performance of these blocks of business has been significantly less favorable than our expectations when the blocks were acquired. As a result, we ceased selling new long-term care policies through this distribution channel.

     We continue to sell long-term care insurance through the career agent distribution channel. The long-term care business sold through Bankers Life's career agents was underwritten using stricter underwriting and pricing standards than our acquired blocks of long-term care business included in the Other Business in Run-off segment. In addition, Bankers Life's claim management procedures are more advanced than those of our other subsidiaries. The performance of this block has been better and more predictable than the acquired business.

     SPECIFIED DISEASE PRODUCTS. Specified disease collected premiums were $265.9 million during the nine months ended September 30, 2003 or 8 percent of our total collected premiums. These policies generally provide fixed or limited benefits. Cancer insurance and heart/stroke products are guaranteed renewable individual accident and health insurance policies. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. Heart/stroke policies provide for payments directly to the policyholder for treatment of a covered heart disease, heart attack or stroke. The benefits provided under the specified disease policies do not necessarily reflect the actual cost incurred by the insured as a result of the illness and benefits are not reduced by any other medical insurance payments made to or on behalf of the insured.

     Approximately 77 percent of our specified disease policies inforce (based on a count of policies) are sold with return of premium or cash value riders. The return of premium rider generally provides that after a policy has been in force for a specified number of years or upon the policyholder reaching a specified age, we will pay to the policyholder, or a beneficiary under the policy, the aggregate amount of all premiums paid under the policy, without interest, less the aggregate amount of all claims incurred under the policy.

     Our specified disease products are sold through the independent distribution network of Conseco Insurance Group.

     MAJOR MEDICAL. Our major medical business is included in our Other Business in Run-off segment. Sales of our major medical health insurance products were targeted to self-employed individuals, small business owners, large employers and early retirees. Various deductible and coinsurance options are available, and most policies require certain utilization review procedures. The profitability of this business depends largely on the overall persistency of the business inforce, claim experience and expense management. During 2001, we decided to discontinue a large block of major medical business by not renewing these policies because this business was not profitable. During the nine months ended September 30, 2003, we collected major medical premiums of $174.3 million, or 5.5 percent of our total collected premiums.

  OTHER SUPPLEMENTAL HEALTH PRODUCTS. Other supplemental health product collected premiums were $54.2 million, or 1.7 percent of our total collected premiums. These products include various other products such as disability income insurance. We no longer actively market these products.

  ANNUITIES

ANNUITY PREMIUM COLLECTIONS (DOLLARS IN MILLIONS)

                                                          NINE MONTHS
                                                             ENDED             YEARS ENDED
                                                         SEPTEMBER 30,        DECEMBER 31,
                                                        ---------------   ---------------------
                                                         2003     2002      2002        2001
                                                         ----     ----      ----        ----
Equity-indexed annuity
  Bankers Life........................................  $ 10.6   $ 25.9   $    30.4   $    41.4
  Conseco Insurance Group.............................    47.2    163.3       189.7       339.5
                                                        ------   ------   ---------   ---------
     Total equity-indexed annuity premium
       collections....................................    57.8    189.2       220.1       380.9
                                                        ------   ------   ---------   ---------
Other fixed annuity
  Bankers Life........................................   751.3    470.9       710.5       471.7
  Conseco Insurance Group.............................    32.0    144.0       162.2       371.1
                                                        ------   ------   ---------   ---------
     Total fixed annuity premium collections..........   783.3    614.9       872.7       842.8
                                                        ------   ------   ---------   ---------
Total annuity collections.............................  $841.1   $804.1   $1,092.80   $1,223.70
                                                        ======   ======   =========   =========

     During the nine months ended September 30, 2003, we collected annuity premiums of $841.1 million or 26 percent of our total premiums collected. Annuity products include equity-indexed annuity, traditional fixed rate annuity and market value-adjusted annuity products sold through both Bankers Life and Conseco Insurance Group. Annuities offer a tax-deferred means of accumulating savings for retirement needs, and provide a tax-efficient source of income in the payout period. Our major source of income from annuities is the spread between the investment income earned on the underlying general account assets and the interest credited to contractholders' accounts.

     More than our other products, annuities are affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. Many of our professional independent agents discontinued marketing our annuity products after A.M. Best lowered the financial strength ratings assigned to our insurance subsidiaries. In addition, the annuity business we were selling through this distribution channel required more statutory capital and surplus than our other insurance products. Accordingly, we took actions in our Conseco Insurance Group Segment to reduce expenses by eliminating the marketing expenses related to annuity products sold through professional independent producers and instead focused on the sale of products that are less ratings sensitive and capital intensive. Our career agents, in our Bankers Life segment who sell annuity products are less sensitive in the near-term to A.M. Best ratings, since these agents only sell our products. Accordingly, we continue to actively market annuities through Bankers Life. In order to maintain

Bankers Life's career agency distribution force during the bankruptcy process, we provided certain sales inducements to purchasers of annuities and sales incentives to our career agents.

     The following describes the major annuity products:

     EQUITY-INDEXED ANNUITIES.  These products accounted for $57.8 million, or
1.8 percent, of our total premium collections during the nine months ended September 30, 2003. The accumulation value of these annuities is credited with interest at an annual minimum guaranteed average rate over the term of the contract of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts), but the annuities provide for potentially higher returns based on a percentage (the "participation rate") of the change in the S&P 500 Index during each year of their term. We have the discretionary ability to annually change the participation rate, which currently ranges from 50 percent to 100 percent, and may include a first-year "bonus" participation rate, similar to the bonus interest described below for traditional fixed rate annuity products, which generally ranges from an additional 10 percent to 30 percent. The minimum guaranteed values are equal to:

     - 90 percent of premiums collected for annuities for which premiums are received in a single payment (single-premium deferred annuities "SPDAs"), or 75 percent of first year and 87.5 percent of renewal premiums collected for annuities which allow for more than one payment (flexible premium deferred annuities "FPDAs"); plus

     - interest credited on such percentage of the premiums collected at an annual rate of 3 percent. The annuity provides for penalty-free withdrawals of up to 10 percent of premiums in each year after the first year of the annuity's term.

Other withdrawals from SPDA products are generally subject to a surrender charge of 9 percent over the eight year contract term at the end of which the contract must be renewed or withdrawn. Other withdrawals from FPDA products are subject to a surrender charge of 12 percent to 20 percent in the first year, declining
1.2 percent to 1.3 percent each year, to zero over a 10 to 15 year period, depending on issue age. We purchase S&P 500 Index call options in an effort to offset, or "hedge," potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked.

     OTHER FIXED RATE ANNUITIES. These products include fixed rate SPDAs, FPDAs and single-premium immediate annuities ("SPIAs"). These products accounted for $783.3 million, or 24 percent, of our total premium collections during the nine months ended September 30, 2003. Our fixed rate SPDAs and FPDAs typically have an interest rate (the "crediting rate") that is guaranteed by the Company for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The guaranteed rate on annuities written recently ranges from 3 percent to 4 percent, and the rate on all policies inforce ranges from 3 percent to 6 percent. The initial crediting rate is largely a function of:

     - the interest rate we can earn on invested assets acquired with the new annuity fund deposits;

     - the costs related to marketing and maintaining the annuity products; and

     - the rates offered on similar products by our competitors.

For subsequent adjustments to crediting rates, we take into account current and prospective yields on investments, annuity surrender assumptions, competitive industry pricing and the crediting rate history for particular groups of annuity policies with similar characteristics.

     In 2002, approximately 77 percent of our new annuity sales have been "bonus" products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1 percent to 6 percent of the annuity deposit for the first policy year only. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. As of December 31, 2002, crediting rates on our outstanding traditional annuities were at an average rate of 4.3 percent.

     The policyholder is typically permitted to withdraw all or part of the premium paid plus the accumulated interest credited to his or her account (the "accumulation value"), subject in virtually all cases to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our traditional annuities provide for penalty-free withdrawals of up to 10 percent of the accumulation value each year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which generally ranges from five to 12 years after the date a policy is issued. The initial surrender charge is generally 6 percent to 12 percent of the accumulation value and generally decreases by approximately 1 to 2 percentage points per year during the penalty period. Surrender charges are set at levels intended to protect us from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice is intended to lengthen the effective duration of policy liabilities and enable us to maintain profitability on such policies.

     SPIAs accounted for $21.1 million, or 0.7 percent, of our total premiums collected in the nine months ended September 30, 2003. SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder's choice at the time of issue. Once the payments begin, the amount, frequency and length of time for which they are payable are fixed. SPIAs often are purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The single premium is often the payout from a terminated annuity contract. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on our outstanding SPIAs averaged 6.9 percent at December 31, 2002.

     We also offered a multibucket annuity product which provides for different rates of cash value growth based on the experience of a particular market strategy. Earnings are credited to this product based on the market activity of a given strategy, less management fees, and funds may be moved between cash value strategies. Portfolios available include high-yield bond, investment-grade bond, convertible bond and guaranteed-rate portfolios. During the nine months ended September 30, 2003, this product accounted for $3.4 million, or .1 percent, of our total premiums collected. Sales of this product were discontinued in 2003.

     In October 2002, we sold Conseco Variable Insurance Company, a company engaged in the variable annuity business. In connection with that sale, we agreed with the buyer not to engage in the variable annuity business for a period of three years. We no longer offer variable annuity products.

LIFE

LIFE INSURANCE PREMIUM COLLECTIONS (DOLLARS IN MILLIONS)

                                                               Nine months
                                                                  ended          Years ended
                                                              September 30,     December 31,
                                                             ---------------   ---------------
                                                              2003     2002     2002     2001
                                                              ----     ----     ----     ----
Bankers Life
  First year...............................................  $ 29.0   $ 27.4   $ 37.5   $ 50.2
  Renewal..................................................    85.7     72.3    101.5    236.1
     Total life insurance -- Bankers Life..................   114.7     99.7    139.0    286.3
                                                             ------   ------   ------   ------
Conseco Insurance Group
  First year...............................................    22.3     48.5     59.2     69.9
  Renewal..................................................   292.9    335.6    438.8    483.4
     Total life insurance -- Conseco Insurance Group.......   315.2    384.1    498.0    553.3
                                                             ------   ------   ------   ------
Total life insurance premium collections...................  $429.9   $483.8   $637.0   $839.6
                                                             ======   ======   ======   ======

     Life products include traditional, interest-sensitive and other life insurance products. These products are currently sold through both Bankers Life and Conseco Insurance Group. During the nine months ended September 30, 2003, we collected life insurance premiums of $429.9 million, or 14 percent, of our total collected premiums. In April 2003, we took actions to de-emphasize new sales of several of our life insurance products through Conseco Insurance Group's professional independent producers. Sales of life products are

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affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. See "Competition" below.

     INTEREST-SENSITIVE LIFE PRODUCTS. These products include universal life products that provide whole life insurance with adjustable rates of return related to current interest rates. They accounted for $228.7 million, or 7.2 percent of our total collected premiums in the nine months ended September 30, 2003. These products are marketed through professional independent producers and, to a lesser extent, career agents. The principal differences between universal life products and other interest-sensitive life insurance products are policy provisions affecting the amount and timing of premium payments. Universal life policyholders may vary the frequency and size of their premium payments, and policy benefits may also fluctuate according to such payments. Premium payments under other interest-sensitive policies may not be varied by the policyholders.

     TRADITIONAL LIFE. These products accounted for $201.2 million, or 6.3 percent, of our total collected premiums in the nine months ended September 30, 2003. Traditional life policies, including whole life, graded benefit life and term life products, are marketed through professional independent producers, career agents and direct response marketing. Under whole life policies, the policyholder generally pays a level premium over an agreed period or the policyholder's lifetime. The annual premium in a whole life policy is generally higher than the premium for comparable term insurance coverage in the early years of the policy's life, but is generally lower than the premium for comparable term insurance coverage in the later years of the policy's life. These policies, which we continue to market on a limited basis, combine insurance protection with a savings component that gradually increases in amount over the life of the policy. The policyholder may borrow against the savings generally at a rate of interest lower than that available from other lending sources. The policyholder may also choose to surrender the policy and receive the accumulated cash value rather than continuing the insurance protection. Term life products offer pure insurance protection for a specified period of time -- typically five, 10 or 20 years. We stopped selling most term life products through the professional independent producer distribution channel during the second quarter of 2003.

     Traditional life products also include graded benefit life insurance products. Graded benefit life products accounted for $83 million, or 2.6 percent, of our total collected premiums in the nine months ended September 30, 2003. Graded benefit life insurance products are offered on an individual basis primarily to persons age 50 to 80, principally in face amounts of $350 to $10,000, without medical examination or evidence of insurability. Premiums are paid as frequently as monthly. Benefits paid are less than the face amount of the policy during the first two years, except in cases of accidental death. Our Bankers Life segment markets graded benefit life policies under the Colonial Penn brand name using direct response marketing techniques. New policyholder leads are generated primarily from television and print advertisements.

MARKETING AND DISTRIBUTION

     Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We sell these products through three primary distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing. We had over $324 million of premium and asset accumulation product collections during the one month ended September 30, 2003, $2.9 billion in the eight month period ended August 31, 2003, and $4.6 billion during 2002.

     Our insurance subsidiaries collectively hold licenses to market our insurance products in all fifty states, the District of Columbia, and certain protectorates of the United States. Sales to residents of the following states accounted for at least 5 percent of our 2002 collected premiums: Florida (8.5 percent), California (7.5 percent), Illinois (7.3 percent), Texas (7.1 percent) and Michigan (5.3 percent).

     We believe that people purchase most types of life insurance, accident and health insurance and annuity products only after being contacted and solicited by an insurance agent. Accordingly, we believe the success

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of our distribution system is largely dependent on our ability to attract and retain agents who are experienced and highly motivated. A description of our primary distribution channels is as follows:

     CAREER AGENTS. This agency force of approximately 4,000 agents working from 140 branch offices, permits one-on-one contacts with potential policyholders and promotes strong personal relationships with existing policyholders. The career agents sell primarily Medicare supplement and long-term care insurance policies, senior life insurance and annuities. During the nine months ended September 30, 2003, this distribution channel accounted for $1,649.8 million, or 52 percent, of our total collected premiums. These agents sell only Bankers Life & Casualty's policies and typically visit the prospective policyholder's home to conduct personalized "kitchen-table" sales presentations. After the sale of an insurance policy, the agent serves as a contact person for policyholder questions, claims assistance and additional insurance needs.

     PROFESSIONAL INDEPENDENT PRODUCERS. This distribution channel consists of a general agency and insurance brokerage distribution system comprised of independent licensed agents doing business in all fifty states, the District of Columbia, and certain protectorates of the United States. During the nine months ended September 30, 2003, this distribution channel accounted for $984.7 million, or 31 percent, of our total collected premiums. The collected premium amounts summarized in the preceding two sentences exclude the collected premiums in our Other Business in Run-off segment which was originally sold through professional independent producers. During the nine months ended September 30, 2003, premiums collected attributed to that segment were $472.4 million, or 15 percent, of total collected premiums.

     Professional independent producers are a diverse network of independent agents, insurance brokers and marketing organizations. Marketing companies typically recruit agents for the Conseco Insurance Group segment by advertising our products and commission structure through direct mail advertising or through seminars for insurance agents and brokers. These organizations bear most of the costs incurred in marketing our products. We compensate the marketing organizations by paying them a percentage of the commissions earned on new sales generated by the agents recruited by such organizations. Certain of these marketing organizations are specialty organizations that have a marketing expertise or a distribution system relating to a particular product, such as flexible-premium annuities for educators. During 1999 and 2000, the Conseco Insurance Group segment purchased four organizations that specialize in marketing and distributing supplemental health products. In 2002, these four organizations accounted for $244.9 million, or 5.4 percent, of our total collected premiums.

     During the second quarter of 2003, we decided to emphasize the sale of specified disease and Medicare supplement insurance policies through this distribution channel. We also decided to de-emphasize annuity and life insurance sales and eliminate long-term care insurance sales through this channel of distribution.

     DIRECT MARKETING. This distribution channel is engaged primarily in the sale of "graded benefit life" insurance policies. During the nine months ended September 30, 2003, this distribution channel accounted for $83.0 million, or
2.6 percent, of our total collected premiums.

INSURANCE UNDERWRITING

     Under regulations promulgated by the NAIC (an association of state regulators and their staffs) and adopted as a result of the Omnibus Budget Reconciliation Act of 1990, we are prohibited from underwriting our Medicare supplement policies for certain first-time purchasers. If a person applies for insurance within six months after becoming eligible by reason of age, or disability in certain limited circumstances, the application may not be rejected due to medical conditions. Some states prohibit underwriting of all Medicare supplement policies. For other prospective Medicare supplement policyholders, such as senior citizens who are transferring to our products, the underwriting procedures are relatively limited, except for policies providing prescription drug coverage.

     Before issuing long-term care or comprehensive major medical products to individuals and groups, we generally apply detailed underwriting procedures designed to assess and quantify the insurance risks. We require medical examinations of applicants (including blood and urine tests, where permitted) for certain health insurance products and for life insurance products which exceed prescribed policy amounts. These

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requirements vary according to the applicant's age and may vary by type of policy or product. We also rely on medical records and the potential policyholder's written application. In recent years, there have been significant regulatory changes with respect to underwriting certain types of health insurance. An increasing number of states prohibit underwriting and/or charging higher premiums for substandard risks. We monitor changes in state regulation that affect our products, and consider these regulatory developments in determining the products we market and where we market them.

     Most of our life insurance policies are underwritten individually, although standardized underwriting procedures have been adopted for certain low face-amount life insurance coverages. After initial processing, insurance underwriters review each file and obtain the information needed to make an underwriting decision (such as medical examinations, doctors' statements and special medical tests). After collecting and reviewing the information, the underwriter either:

     - approves the policy as applied for, or with an extra premium charge because of unfavorable factors; or

     - rejects the application.

We underwrite group insurance policies based on the characteristics of the group and its past claim experience. Graded benefit life insurance policies are issued without medical examination or evidence of insurability. There is minimal underwriting on annuities.

LIABILITIES FOR INSURANCE AND ASSET ACCUMULATION PRODUCTS

     At September 30, 2003, the total balance of our liabilities for insurance and asset accumulation products was $24.5 billion. These liabilities are often payable over an extended period of time and the profitability of the related products is dependent on the pricing of the products and other factors. Differences between our expectations when we sold these products and our actual experience could result in future losses.

     We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions. For our supplemental health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and historical experience. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our financial results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, which would negatively affect our operating results.

     Liabilities for insurance products are calculated using management's best judgments of mortality, morbidity, lapse rates, investment experience and expense levels that are based on our past experience and standard actuarial tables.

REINSURANCE

     Consistent with the general practice of the life insurance industry, our subsidiaries enter into both facultative and treaty agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by our insurance products. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to diversify its risk. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. Our reinsured business is ceded to numerous reinsurers. We believe the assuming companies are able to honor all

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contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

     As of December 31, 2002, the individual policy risk retention limit was generally $0.8 million or less on the policies of our subsidiaries. Reinsurance ceded by Conseco represented 27 percent of gross combined life insurance inforce and reinsurance assumed represented 4.8 percent of net combined life insurance inforce. At December 31, 2002, the total ceded business inforce of $26.4 billion was primarily ceded to insurance companies rated "A- (Excellent)" or better by A.M. Best. Our principal reinsurers at December 31, 2002 were American Founders Life Insurance Company, General & Cologne Life Re of America, Lincoln National Life Insurance Company, Munich American Reassurance Company, Reassure America Life Insurance Company, RGA Reinsurance Company, Security Life of Denver Life Insurance Company and Swiss Re Life and Health America Inc. No other single reinsurer assumes greater than 4 percent of the total ceded business inforce.

     In the first quarter of 2002, we completed a reinsurance agreement pursuant to which we ceded 80 percent of the inforce traditional life business of our subsidiary, Bankers Life, to Reassure America Life Insurance Company (rated A++ by A.M. Best). The total insurance liabilities ceded pursuant to the contract were approximately $400 million.

     During the second quarter of 2002, one of our subsidiaries, Colonial Penn, ceded a block of graded benefit life insurance policies to an unaffiliated company pursuant to a modified coinsurance agreement.

INVESTMENTS

     40Y86 Advisors, Inc., a registered investment adviser and wholly-owned subsidiary of Conseco, Inc., manages the investment portfolios of our insurance subsidiaries. 40Y86 Advisors had approximately $27.3 billion of assets (at fair value) under management at September 30, 2003, of which $23.1 billion were assets of our subsidiaries and $4.2 billion were assets we manage for third parties. Our general account investment philosophy is to maintain a largely investment-grade diversified fixed-income portfolio, maximize the spread between the investment income we earn and the yields we pay on investment products within acceptable levels of risk, provide adequate liquidity for expected liability durations and other requirements and maximize total return through active investment management. During 2002, we recognized net realized investment losses of $556.3 million, compared to net realized investment losses of $340.0 million during 2001. The net realized investment losses during 2002 included:

     - $556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and

     - $.5 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $19.5 billion.

During 2002, we recognized other-than-temporary declines in value of several of our investments, including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.

     Investment activities are an integral part of our business as investment income is a significant component of our total revenues. Profitability of many of our insurance products is significantly affected by spreads between interest yields on investments and rates credited on insurance liabilities. Although substantially all credited rates on SPDAs and FPDAs may be changed annually (subject to minimum guaranteed rates), changes in crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition, minimum guaranteed rates and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 2002, the average yield, computed on the cost basis of our investment portfolio, was 6.7 percent, and the average interest rate credited or accruing to our total insurance liabilities was 5.1 percent.

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     We manage the equity-based risk component of our equity-indexed annuity products by:

     - purchasing S&P 500 call options in an effort to hedge such risk; and

     - adjusting the participation rate to reflect the change in the cost of such options (such cost varies based on market conditions).

Accordingly, we are able to focus on managing the interest rate spread component of these products.

     We seek to balance the interest rate risk inherent in our invested assets with the interest rate characteristics of our insurance liabilities. We attempt to manage this exposure by measuring the duration of our fixed maturity investments and insurance liabilities. Duration measures the expected change in the fair value of assets and liabilities for a given change in interest rates. For example, if interest rates increase by 1 percent, the fair value of a fixed maturity security with a duration of 5 years is expected to decrease in value by approximately 5 percent when the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities.

     We calculate duration using our estimates of future asset and liability cash flows. These cash flows are discounted using appropriate interest rates based on the current yield curve and investment type. Duration is determined by calculating the present value of the cash flows using different interest rates, and measuring the change in value. At December 31, 2002, the duration of our fixed maturity investments (as modified to reflect prepayments and potential calls) was approximately 6.6 years and the duration of our insurance liabilities was approximately 6.0 years. The difference between these durations indicates that our investment portfolio had a longer duration and, consequently, was more sensitive to interest rate fluctuations than that of our liabilities at that date. We seek to minimize the gap between asset and liability durations.

     For information regarding the composition and diversification of the investment portfolio of our subsidiaries, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investments."

COMPETITION

     Each of the markets in which we operate is highly competitive, and our highly leveraged capitalization, our ratings downgrades and our recent bankruptcy proceedings have had a material adverse impact on our ability to compete in these markets. The financial services industry consists of a large number of companies, many of which are larger and have greater capital, technological and marketing resources, access to capital and other sources of liquidity at a lower cost, broader and more diversified product lines and larger staffs than those of Conseco. An expanding number of banks, securities brokerage firms and other financial intermediaries also market insurance products or offer competing products, such as mutual fund products, traditional bank investments and other investment and retirement funding alternatives. We also compete with many of these companies and others in providing services for fees. In most areas, competition is based on a number of factors, including pricing, service provided to distributors and policyholders and ratings. Conseco's subsidiaries must also compete with their competitors to attract and retain the allegiance of agents, insurance brokers and marketing companies.

     In the individual health insurance business, insurance companies compete primarily on the basis of marketing, service and price. Pursuant to federal regulations, the Medicare supplement products offered by all companies have standardized policy features. This increases the comparability of such policies and has intensified competition based on factors other than product features. See "Insurance Underwriting" and "-- Government Regulation." In addition to competing with the products of other insurance companies, commercial banks, thrifts, mutual funds and broker-dealers, our insurance products compete with health maintenance organizations, preferred provider organizations and other health care-related institutions which provide medical benefits based on contractual agreements.

     An important competitive factor for life insurance companies is the ratings they receive from nationally recognized rating organizations. Agents, insurance brokers and marketing companies who market our products

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and prospective purchasers of our products use the ratings of our insurance subsidiaries as one factor in determining which insurer's products to market or purchase. Ratings have the most impact on our annuity and interest-sensitive life insurance products. Insurance financial strength ratings are opinions regarding an insurance company's financial capacity to meet the obligations of its insurance policies in accordance with their terms. They are not directed toward the protection of investors, and such ratings are not recommendations to buy, sell or hold securities.

RATINGS

     In July 2002, A.M. Best Company downgraded the financial strength ratings of our primary insurance subsidiaries from "A- (Excellent)" to "B++ (Very good)" and placed the ratings "under review with negative implications." On August 14, 2002, A.M. Best again lowered the financial strength ratings of our primary insurance subsidiaries from "B++ (Very good)" to "B (Fair)". A.M. Best ratings for the industry currently range from "A++ (Superior)" to "F (In Liquidation)" and some companies are not rated. An "A++" rating indicates superior overall performance and a superior ability to meet ongoing obligations to policyholders. The "B" rating is assigned to companies which have, on balance, fair balance sheet strength, operating performance and business profile, when compared to the standards established by A.M. Best, and a fair ability in A.M. Best's opinion to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions. The rating reflected A.M. Best's view of the uncertainty surrounding our restructuring initiatives and the potential adverse financial impact on our subsidiaries. On September 11, 2003, A.M. Best affirmed its financial strength ratings of our primary insurance companies ("B (Fair)") and removed the ratings from under review. On October 3, 2003, A.M. Best assigned a positive outlook to all of our ratings. According to A.M. Best's press release, the assignment of a positive outlook to our ratings reflects its favorable view of our bankruptcy reorganization and a number of management initiatives, including the sale of the GM building, restructuring of our investment portfolios, expense reductions, merging of certain subsidiaries, stabilization of surrenders and a commitment in the near-to-medium-term to focus on selling higher margin products with lower capital requirements.

     On August 2, 2002, S&P downgraded the financial strength rating of our primary insurance companies from BB+ to B+. On November 19, 2003, S&P assigned a "BB-" counterparty credit and financial strength rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a "CCC" rating. S&P financial strength ratings range from "AAA" to "R" and some companies are not rated. Rating categories from "BB" to "CCC" are classified as "vulnerable", and pluses and minuses show the relative standing within a category. In S&P's view, an insurer rated "BB" has marginal financial security characteristics and although positive attributes exist, adverse business conditions could lead to an insufficient ability to meet financial commitments. In S&P's view, an insurer rated "CCC" has very weak financial security characteristics and is dependent on favorable business conditions to meet financial commitments. On July 1, 2003, Moody's downgraded the financial strength rating of our primary insurance companies from Ba3 to B3. On December 4, 2003, Moody's assigned a "Ba3" rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a "Caa1" rating. Moody's financial strength ratings range from "Aaa" to "C". Rating categories from "Ba" to "C" are classified as "vulnerable" by Moody's, and may be supplemented with numbers "1", "2", or "3" to show relative standing within a category. In Moody's view, an insurer rated "Ba" offers questionable financial security and the ability of the insurer to meet policyholder obligations may be very moderate and thereby not well-safeguarded in the future. In Moody's view, an insurer rated "Caa" offers very poor financial security and may default on its policyholder obligations, or there may be elements of danger with respect to punctual payment of policyholder obligations and claims.

     The ratings downgrades have generally caused sales of our insurance products to decline and policyholder redemptions and lapses to increase. In some cases, the downgrades have also caused defections among our independent agent sales force and increases in the commissions we must pay in order to retain them. These events have had a material adverse effect on our financial results. Further downgrades by

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A.M. Best or S&P would likely have further material and adverse effects on our financial results and liquidity.

     A.M. Best, S&P and Moody's each reviews its ratings from time to time. We cannot provide any assurance that the ratings of our insurance subsidiaries will remain at their current levels or predict the impact any downgrades could have on our business.

EMPLOYEES

     At December 31, 2003, we had approximately 4,350 employees, of which 4,200 are full time employees, including 1,900 employees supporting our Bankers Life segment and 2,300 employees supporting both our Conseco Insurance Group segment and our Other Business in Run-off segment. None of our employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

GOVERNMENT REGULATION

     Our insurance businesses are subject to extensive regulation and supervision in the jurisdictions in which they operate. This regulation and supervision is primarily for the benefit and protection of customers, and not for the benefit of investors or creditors.

     Our insurance subsidiaries are subject to regulation and supervision by the insurance regulatory agencies of the jurisdictions in which they transact business. State laws generally establish supervisory agencies with broad regulatory authority, including the power to:

     - grant and revoke business licenses;

     - regulate and supervise trade practices and market conduct;

     - establish guaranty associations;

     - license agents;

     - approve policy forms;

     - approve premium rates for some lines of business;

     - establish reserve requirements;

     - prescribe the form and content of required financial statements and reports;

     - determine the reasonableness and adequacy of statutory capital and surplus;

     - perform financial, market conduct and other examinations;

     - define acceptable accounting principles;

     - regulate the type and amount of permitted investments; and

     - limit the amount of dividends and of surplus debenture payments that can be paid without obtaining regulatory approval.

     Because of limits on the payment of dividends and surplus debenture payments from our insurance subsidiaries, not all of our consolidated cash flows from operations are available to the parent company to service our debt. Our insurance subsidiaries are subject to periodic examinations by state regulatory authorities.

     We recently were subject to consent orders with the Commissioner of Insurance for the State of Texas that, among other things, limited the ability of our insurance subsidiaries to pay dividends. The Texas Department of Insurance formally released the consent orders on November 19, 2003. We have agreed with the Commissioner of Insurance for the State of Texas to provide prior notice of certain transactions, including

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up to 30 days prior notice for the payment of dividends to any non-insurance company parent, and periodic reporting of information concerning our financial performance and operations.

     In addition to the limitations imposed by the laws described above, most states have also enacted laws or regulations with respect to the activities of insurance holding company systems, including acquisitions, the payment of ordinary and extraordinary dividends by insurance companies, the terms of surplus debentures, the terms of transactions between insurance companies and their affiliates and other related matters. Various notice and reporting requirements generally apply to transactions between insurance companies and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. These requirements may include prior regulatory approval or prior notice for certain material transactions. Currently, the Company and its insurance subsidiaries have registered as holding company systems pursuant to such laws and regulations in the domiciliary states of the insurance subsidiaries, and they routinely report to other jurisdictions.

     Most states have also enacted legislation or adopted administrative regulations that affect the acquisition (or sale) of control of insurance companies. The nature and extent of such legislation and regulations vary from state to state. Generally, these regulations require an acquirer of control to file detailed information concerning such acquirer and the plan of acquisition, and to obtain administrative approval prior to the acquisition of control. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is rebuttably presumed to exist if a person or group of affiliated persons directly or indirectly owns or controls 10 percent or more of the voting securities of another person.

     On the basis of statutory statements filed with state regulators annually, the NAIC calculates certain financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. In the past, variances in certain ratios of our insurance subsidiaries have resulted in inquiries from insurance departments, to which we have responded. These inquiries have not led to any restrictions affecting our operations.

     In addition, the NAIC issues model laws and regulations, many of which have been adopted by state insurance regulators, relating to:

     - investment reserve requirements;

     - RBC standards;

     - codification of insurance accounting principles;

     - additional investment restrictions;

     - restrictions on an insurance company's ability to pay dividends; and

     - product illustrations.

     The Model Act provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company's total adjusted capital (defined as the total of its statutory capital and surplus, AVR and certain other adjustments) to its RBC:

     - if a company's total adjusted capital is less than or equal to 100 percent but greater than 75 percent of its RBC (the "Company Action Level"), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position;

     - if a company's total adjusted capital is less than or equal to 75 percent but greater than 50 percent of its RBC (the "Regulatory Action Level"), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be followed;

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

     - if a company's total adjusted capital is less than or equal to 50 percent but greater than 35 percent of its RBC (the "Authorized Control Level"), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and

     - if a company's total adjusted capital is less than or equal to 35 percent of its RBC (the "Mandatory Control Level"), the regulatory authority must place the company under its control.

     In addition, the Model Law provides for an annual trend test if a company's total adjusted capital is between 100 percent and 125 percent of its RBC at the end of the year.

     The trend test calculates the greater of the decrease in the margin of total adjusted capital over CALRBC:

     - between the current year and the prior year; and

     - for the average of the last 3 years.

     It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95 percent of its RBC would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

     Refer to the section entitled "Statutory Information" within "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on our RBC ratios.

     The NAIC has adopted a revised manual of statutory accounting principles in a process referred to as codification. These principles are summarized in the Accounting Practices and Procedures Manual. The revised manual was effective January 1, 2001. The domiciliary states of our insurance subsidiaries have adopted the provisions of the revised manual or, with respect to some states, adopted the manual with certain modifications. The revised manual has changed, to some extent, prescribed statutory accounting practices which resulted in changes to the accounting practices that our insurance subsidiaries use to prepare their statutory-basis financial statements. These changes increased our insurance subsidiaries' statutory-based capital and surplus by approximately $198 million as of January 1, 2001.

     The NAIC has adopted model long-term care policy language providing nonforfeiture benefits and has proposed a rate stabilization standard for long-term care policies. Various bills are proposed from time to time in the U.S. Congress which would provide for the implementation of certain minimum consumer protection standards for inclusion in all long-term care policies, including guaranteed renewability, protection against inflation and limitations on waiting periods for pre-existing conditions. Federal legislation permits premiums paid for qualified long-term care insurance to be treated as tax-deductible medical expenses and for benefits received on such policies to be excluded from taxable income.

     Our insurance subsidiaries are required under guaranty fund laws of most states in which we transact business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. Assessments can be partially recovered through a reduction in future premium taxes in some states.

     Most states mandate minimum benefit standards and loss ratios for accident and health insurance policies. We are generally required to maintain, with respect to our individual long-term care policies, minimum anticipated loss ratios over the entire period of coverage of not less than 60 percent. With respect to our Medicare supplement policies, we are generally required to attain and maintain an actual loss ratio, after three years, of not less than 65 percent. We provide to the insurance departments of all states in which we conduct business annual calculations that demonstrate compliance with required minimum loss ratios for both long-term care and Medicare supplement insurance. These calculations are prepared utilizing statutory lapse and interest rate assumptions. In the event that we fail to maintain minimum mandated loss ratios, our insurance subsidiaries could be required to provide retrospective refunds and/or prospective rate reductions. We believe that our insurance subsidiaries currently comply with all applicable mandated minimum loss ratios.

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     NAIC model regulations, adopted in substantially all states, created 10 standard Medicare supplement plans (Plans A through J). Plan A provides the least extensive coverage, while Plan J provides the most extensive coverage. Under NAIC regulations, Medicare insurers must offer Plan A, but may offer any of the other plans at their option. Our insurance subsidiaries currently offer nine of the model plans. We have declined to offer Plan J, due in part to its high benefit levels and, consequently, high costs to the consumer.

     The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation, privacy laws and federal taxation, do affect the insurance business. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role.

     Numerous proposals to reform the current health care system (including Medicare) have been introduced in Congress and in various state legislatures. Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of "managed competition" among health plans, and a single-payer, public program. Changes in health care policy could significantly affect our business. For example, Federal comprehensive major medical or long-term care programs, if proposed and implemented, could partially or fully replace some of Conseco's current products.

     During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals which could have the effect of increasing our loss ratios and adversely affecting our financial results. In particular, Medicare reform and legislation concerning prescription drugs could affect our ability to price or sell our products.

     The United States Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act ("HIPAA") relating to standardized electronic transaction formats, code sets and the privacy of member health information. These regulations, and any corresponding state legislation, will affect our administration of health insurance.

     A number of states have passed or are considering legislation that would limit the differentials in rates that insurers could charge for health care coverages between new business and renewal business for similar demographic groups. State legislation has also been adopted or is being considered that would make health insurance available to all small groups by requiring coverage of all employees and their dependents, by limiting the applicability of pre-existing conditions exclusions, by requiring insurers to offer a basic plan exempt from certain benefits as well as a standard plan, or by establishing a mechanism to spread the risk of high risk employees to all small group insurers. Congress and various state legislators have from time to time proposed changes to the health care system that could affect the relationship between health insurers and their customers, including external review. We cannot predict with certainty the effect that any proposals, if adopted, or legislative developments could have on our insurance businesses and operation.

     The asset management activities of 40Y86 Advisors are subject to federal and state securities, fiduciary (including the Employee Retirement Income Security Act of 1974, as amended) and other laws and regulations. The SEC, the National Association of Securities Dealers, state securities commissions and the Department of Labor are the principal regulators of our asset management operations.

FEDERAL INCOME TAXATION

     The annuity and life insurance products marketed and issued by our insurance subsidiaries generally provide the policyholder with an income tax advantage, as compared to other savings investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until it is received by the policyholder. With other savings investments, the increase in value is generally taxed as earned. Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities (other than structured settlements) are recognized

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as taxable income ratably, as opposed to the methods used for some other investments which tend to accelerate taxable income into earlier years. The tax advantage for annuities and life insurance is provided in the Code, and is generally followed in all states and other United States taxing jurisdictions.

     Recently, Congress enacted legislation to lower marginal tax rates, reduce the federal estate tax gradually over a ten-year period, with total elimination of the federal estate tax in 2010, and increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will sunset at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products. Additionally, Congress has considered, from time to time, other possible changes to the U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. It is possible that further tax legislation will be enacted which would contain provisions with possible adverse effects on our annuity and life insurance products.

PROPERTIES

     Our headquarters and the administrative operations of our Conseco Insurance Group segment are located on a Company-owned 146-acre corporate campus in Carmel, Indiana, immediately north of Indianapolis. The ten buildings on the campus contain approximately 854,500 square feet of space and house Conseco's executive offices and certain administrative operations of its subsidiaries. Management believes that Conseco's offices are adequate for its current needs.

     Our Bankers Life distribution segment is primarily administered from two facilities in Chicago. Bankers Life has 177,000 square feet in downtown Chicago, Illinois, leased under an agreement whereby 107,000 square feet are leased until 2018 and 70,000 square feet are leased until 2008. We also lease approximately 130,000 square feet of space in a second Chicago facility. This lease expires in October 2004, at which time the operations of this facility will be moved to a new location (with approximately 222,000 square feet) in downtown Chicago under a lease with a life of approximately 10 years. We own an office building in Philadelphia, Pennsylvania (127,000 square feet), which serves as the administrative center for the direct marketing operation of our Bankers Life segment. We occupy approximately 60 percent of this space, with the remainder leased to tenants. We also lease 206 sales offices in various states totaling approximately 507,000 square feet. These leases are short-term in length, with remaining lease terms expiring between 2004 and 2009.

LEGAL PROCEEDINGS

     We are involved on an ongoing basis in lawsuits (including purported class actions) relating to our operations, including with respect to sales practices, and we and current and former officers and former directors are defendants in a pending class action lawsuit asserting claims under the securities laws. The ultimate outcome of these lawsuits cannot be predicted with certainty and we have estimated the potential exposure for each of the matters and have recorded a liability if a loss is deemed probable.

SECURITIES LITIGATION

     Since we announced our intention to restructure our capital on August 9, 2002, a total of eight purported securities fraud class action lawsuits have been filed in the United States District Court for the Southern District of Indiana. The complaints name us as a defendant, along with certain of our current and former officers. These lawsuits were filed on behalf of persons or entities who purchased our predecessor's common stock on various dates between October 24, 2001 and August 9, 2002. In each case the plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and allege material omissions and dissemination of materially misleading statements regarding, among other things, the liquidity of Conseco and alleged problems in CFC's manufactured housing division, allegedly resulting in the artificial inflation of our predecessor's stock price. On March 13, 2003, all of these cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned Franz Schleicher, et al. v. Conseco, Inc., et al., File No. 02-CV-1332 DFH-TAB. The

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lawsuits were stayed as to all defendants by order of the United States
Bankruptcy Court for the Northern District of Illinois. The stay was lifted on October 15, 2003. The plaintiffs have filed a consolidated class action complaint with respect to the individual defendants. Our liability with respect to these lawsuits was discharged in the Plan of Reorganization and our obligation to indemnify individual defendants who were not serving one of our officers or directors on the Effective Date is limited to $3 million in the aggregate under the Plan of Reorganization. Our liability to indemnify individual defendants who were serving as an officer or director on the Effective Date, of which there is one such defendant, is not limited by the Plan of Reorganization. We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

DERIVATIVE LITIGATION

     Nine shareholder derivative suits were filed in 2000 in the United States District Court for the Southern District of Indiana. The complaints named as defendants the then current directors, certain former directors, certain non-director officers of our predecessor (in one case), and, alleging aiding and abetting liability, certain banks that made loans in relation to our predecessor's "Stock Purchase Plan" (in three cases). Our predecessor was also named as a nominal defendant in each complaint. Plaintiffs alleged that the defendants breached their fiduciary duties by, among other things, intentionally disseminating false and misleading statements concerning the acquisition, performance and proposed sale of CFC, and engaged in corporate waste by causing our predecessor to guarantee loans that certain officers, directors and key employees of our predecessor used to purchase stock under the Stock Purchase Plan. These cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned: In Re Conseco, Inc. Derivative Litigation, Case Number IP00655-C-Y/S. An amended complaint was filed on April 12, 2001, making generally the same allegations and allegations of violation of the Federal Reserve Board's margin rules. Three similar cases were filed in the Hamilton County Superior Court in Indiana. Schweitzer v. Hilbert, et al., Case No. 29D01-0004CP251; Evans v. Hilbert, et al., Case No. 29D01-0005CP308 (both Schweitzer and Evans name as defendants certain non-director officers); and Gintel v. Hilbert, et al., Case No. 29003-0006CP393 (naming as defendants, and alleging aiding and abetting liability as to, banks that allegedly made loans in relation to the Stock Purchase Plan). All of these cases have been dismissed.

OTHER LITIGATION

     Collection efforts by the Company and Conseco Services, LLC related to the 1996-1999 director and officer loan programs have been commenced against various past board members and executives with outstanding loan balances. In addition, certain former officers and directors have sued the companies for declaratory relief concerning their liability for the loans. Currently, we are involved in litigation with Stephen C. Hilbert, James D. Massey, Dennis E. Murray, Sr., Rollin M. Dick, James S. Adams, Maxwell E. Bublitz, Ngaire E. Cuneo, David R. Decatur, Donald F. Gongaware and Bruce A. Crittenden. The specific lawsuits include: Hilbert v. Conseco, Case No. 03A 04283 (Bankr. N.D. Ill.); Conseco Services v. Hilbert, Case No. 29C01-0310 MF 1296 (Cir. Ct. Hamilton Cty, Ind.); Murray and Massey v. Conseco, Case No. 1:03-CV-1482 LJM-WTL (S.D. Ind.); Conseco Services v. Adams, et al, Case No. 29DO2-0312-CC-1035(Cir. Ct. Hamilton Cty. Ind.); Conseco v. Adams, et al, Case No. 03A 04545, (Bankr. N.D. Ill.) Dick v. Conseco Services, Case No. 29 D01-0207-PL-549 (Sup. Ct. Hamilton Cty, Ind.); Conseco Services v. Dick, et al., Case No. 06C01-0311-CC-356 (Cir. Ct. Boone Ct. Ind.) and Crittenden v. Conseco, Case No.IP02-1823-C B/S (S.D. Ind.). The Company and Conseco Services, LLC believe that all amounts due under the director and officer loan programs, including all applicable interest, are valid obligations owed to the companies. As part of the Plan of reorganization, we have agreed to pay 45 percent of any net proceeds recovered in connection with these lawsuits, in an aggregate amount not to exceed $30 million, to former holders of our predecessor's trust preferred securities that opted out of a settlement reached with the committee representing holders of these securities. We are required to use the balance of any net proceeds recovered in connection with these lawsuits to pay down our Senior Credit Facility. Any remaining proceeds will be used to contribute capital to our insurance subsidiaries. We intend to prosecute these claims to obtain the maximum recovery possible. Further, with regard to the various claims brought against the Company and
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Conseco Services, LLC by certain former directors and officers, we believe that these claims are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

     In October 2002, Roderick Russell, on behalf of himself and a class of persons similarly situated, and on behalf of the ConsecoSave Plan, filed an action in the United States District Court for the Southern District of Indiana against our predecessor, Conseco Services, LLC and certain of our current and former officers (Roderick Russell, et al. v Conseco, Inc., et al., Case No. 1:02-CV-1639 LJM). The purported class action consists of all individuals whose 401(k) accounts held common stock of our predecessor at any time since April 28, 1999. The complaint alleges, among other things, breaches of fiduciary duties under ERISA by continuing to permit employees to invest in our predecessor's common stock without full disclosure of the Company's true financial condition. We filed a motion to dismiss the complaint in December 2002. This lawsuit was stayed as to all defendants by order of the Bankruptcy Court. The stay was lifted on October 15, 2003. It is expected that there will be a ruling on the motion to dismiss before further proceedings occur in this matter. We believe the lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On June 24, 2002, the heirs of a former officer, Lawrence Inlow, commenced an action against our predecessor, Conseco Services, LLC and two former officers in the Boone Circuit Court (Inlow et al. v. Conseco, Inc., et al., Cause No. 06C01-0206-CT-244). The heirs assert that unvested options to purchase 756,248 shares of our predecessor's common stock should have been vested at Mr. Inlow's death. The heirs further claim that if such options had been vested, they would have been exercised, and that the resulting shares of common stock would have been sold for a gain of approximately $30 million based upon a stock price of $58.125 per share, the highest stock price during the alleged exercise period of the options. We believe the heirs' claims are without merit and will defend the action vigorously. The maximum exposure to the Company for this lawsuit is estimated to be $33 million. The heirs did not file a proof of claim with the Bankruptcy Court. Subject to dispositive motions which are yet to be filed, the matter will continue to trial against Conseco Services, LLC and the other co-defendants on September 13, 2004. The ultimate outcome cannot be predicted with certainty.

     On June 27, 2001, two suits against the Company's subsidiary, Philadelphia Life Insurance Company (now known as Conseco Life Insurance Company), both purported nationwide class actions seeking unspecified damages, were consolidated in the U.S. District Court, Middle District of Florida (In Re PLI Sales Litigation, Cause No. 01-MDL-1404), alleging among other things, fraudulent sales and a "vanishing premium" scheme. Philadelphia Life filed a motion for summary judgment against both named plaintiffs, which motion was granted in June 2002. Plaintiffs appealed to the 11th Circuit. The 11th Circuit, in July 2003, affirmed in part and reversed in part, allowing two fraud counts with respect to one plaintiff to survive. The plaintiffs' request for a rehearing with respect to this decision has been denied. Philadelphia Life has filed a summary judgment motion with respect to the remaining claims. Philadelphia Life believes this lawsuit is without merit and intends to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On December 1, 2000, the Company's former subsidiary, Manhattan National Life Insurance Company, was named in a purported nationwide class action seeking unspecified damages in the First Judicial District Court of Santa Fe, New Mexico (Robert Atencio and Theresa Atencio, for themselves and all other similarly situated v. Manhattan National Life Insurance Company, an Ohio corporation, Cause No. D-0101-CV-2000-2817), alleging among other things fraud by non-disclosure of additional charges for those policyholders wishing to pay premium modes other than annual. We retained liability for this litigation in connection with the sale of Manhattan National Life in June 2002. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On December 19, 2001, four of the Company's subsidiaries were named in a purported nationwide class action seeking unspecified damages in the District Court of Adams County, Colorado (Jose Medina and others similarly situated v. Conseco Annuity Assurance Company, Conseco Life Insurance Company, Bankers National Life Insurance Company and Bankers Life and Casualty Company, Cause No. 01-CV-2465), alleging

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among other things breach of contract regarding alleged non-disclosure of additional charges for those policy holders wishing to pay premium modes other than annual. On July 14 and 15, 2003 the plaintiff's motion for class certification was heard and the Court took the matter under advisement. On November 10, 2003, the Court denied the motion for class certification. The plaintiff has indicated he will appeal trial court's ruling denying class certification. All further proceedings have been stayed pending the outcome of the appeal. The defendants believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On July 31, 2001, the Company's subsidiary, Conseco Senior Health Insurance Company, was named in an action filed by the State of Texas in the District Court of Travis County, Texas (State of Texas v. Conseco Senior Health Insurance Company, Cause No. GV102103), alleging among other things a violation of the Deceptive Trade Practices Act related to allegations of failure to adequately notify policyholders that premium rates could increase. Conseco Senior has reached a settlement with the State of Texas.

     On December 30, 2002 and December 31, 2002, five suits were filed in various Mississippi counties against the Company's subsidiary, Conseco Life Insurance Company (Kathie Allen, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Jones County, Mississippi, Cause No. 2002-448-CV12; Malcolm Bailey, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Claiborne County, Mississippi, Cause No. CV-2002-371; Anthony Cascio, et al.
v. Conseco Life Insurance Company, et al, Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0242-CICI; William Garrard, et al. v. Conseco Life insurance Company, et al., Circuit Court of Sunflower County, Mississippi, Cause No. CV-2002-0753-CRL; and William Weaver, et al. v. Conseco Life Insurance Company, et al., Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0238-CICI) alleging, among other things, a "vanishing premium" scheme. Conseco Life removed all of the cases to the U.S. District Courts in Mississippi. In September 2003, plaintiffs' Motion to Remand was denied in the Garrard and Weaver matters, but granted in the Cascio matter. In November 2003, Conseco Life again removed the Cascio matter to U.S. District Court. Conseco Life awaits the court's ruling on Plaintiff's Motion to Remand in the Allen matter. In Bailey the parties have agreed to stay in Federal court and the plaintiffs are attempting to amend their complaint to include class action allegations. Conseco Life believes the lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

     In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits and arbitrations (including purported class actions) related to their operations. The ultimate outcome of all of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and, although such lawsuits are not expected individually to have a material adverse effect on the Company, such lawsuits could have, in the aggregate, a material adverse effect on the Company's consolidated financial condition, cash flows or results of operations.

OTHER PROCEEDINGS

     The Company has been notified that the staff of the SEC has obtained a formal order of investigation in connection with an inquiry that relates to events in and before the spring of 2000, including CFC's accounting for its interest-only securities and servicing rights. These issues were among those addressed in the Company's writedown and restatement in the spring of 2000, and were the subject of shareholder class action litigation, which was settled in the second quarter of 2003. The Company is cooperating fully with the SEC staff in this matter.

     The deadline to file administrative claims in the bankruptcy proceeding was October 9, 2003. The Plan provides that all such claims must be paid in full, in cash. We are reviewing all timely filed administrative claims and may resolve disputes regarding allowance of such claims in the Bankruptcy Court. If significant administrative claims are allowed, our cash flow would be negatively affected.

     On September 18, 2003, the Company received a grand jury subpoena from the U.S. District Court for the Southern District of Indiana in connection with a Department of Justice investigation requiring production of documents relating to the valuation of interest-only securities held by CFC, our predecessor's former finance subsidiary, contemporaneous earnings estimates for the predecessor, certain personnel records and
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other accounting and financial disclosure records for the period June 1, 1998 to
June 30, 2000. The Company has subsequently received follow-up grand jury document subpoenas concerning other matters. All of these follow-up requests have been limited to the time period prior to the December 17, 2002 bankruptcy filing. The Company has been advised by the Department of Justice that neither it nor any of its current directors or employees are subjects or targets of this investigation. The Company is cooperating fully with the Department of Justice investigation.

     On October 29, 2003, the New York Attorney General served Conseco Life Insurance Company of Texas ("Conseco Life") with a document subpoena concerning customer transfers between mutual fund sub-accounts offered by CVIC, a former wholly-owned subsidiary of Conseco Life, that occurred prior to the sale of CVIC to an unrelated third party in October 2002. The SEC served the Company with a similar subpoena shortly after we received the Attorney General's subpoena. Certain of our employees have also received subpoenas regarding duties they previously performed in respect of annuity sales by CVIC. The purchase agreement pursuant to which CVIC was sold contains indemnification provisions with respect to certain liabilities relating to Conseco Life's period of ownership, including provisions concerning certain business activities (including marketing activities) of CVIC. Conseco Life and the Company have cooperated with the Attorney General and the SEC in producing documents responsive to their subpoenas. In January 2004, the Company received telephonic notification of a potential enforcement action by the Attorney General and a Wells notification from the SEC regarding alleged market timing on the part of holders of variable annuity policies issued by CVIC. The Company and its affiliates have not issued any variable annuity policies since the sale of CVIC. The Company and Conseco Life believe, based on the information obtained and supplied to the investigators to date, that CVIC violated no federal or state law prior to the October 2002 sale. The investigations are in a preliminary stage and their outcome cannot be predicted with certainty. The Company and Conseco Life are cooperating fully with the Attorney General and the SEC in these investigations.

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                                   MANAGEMENT

EXECUTIVE OFFICERS

     Our executive officers are as follows:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Edward M. Berube......................  55    President and Chief Executive Officer,
                                              Bankers Life and Casualty Company
Eugene M. Bullis......................  58    Executive Vice President and Chief
                                              Financial Officer
Eric R. Johnson.......................  43    President, 40Y86 Advisors, Inc.
William S. Kirsch.....................  47    Executive Vice President, General
                                              Counsel and Secretary
John R. Kline.........................  46    Senior Vice President and Chief
                                              Accounting Officer
William J. Shea.......................  56    Director, President and Chief
                                              Executive Officer

     EDWARD M. BERUBE joined Conseco in 1999 and has been president and chief executive officer of Bankers Life & Casualty since 2000. From 1998 to 1999 he was president and chief operating officer of American Life Insurance Company. From 1975 to 1997 Mr. Berube held various positions with CIGNA.

     EUGENE M. BULLIS has been executive vice president and chief financial officer since November 2002. From 2000 until 2002, Mr. Bullis served as chief financial officer of Managed Ops.Com, Inc. From 1999 until 2000 he was executive vice president and chief financial officer of Manufacturers Services, Ltd. and from 1998 to 1999 he served as senior vice president and chief financial officer of Physicians Quality Care.

     ERIC R. JOHNSON has been president and chief executive officer of 40Y86 Advisors, Inc. (formerly Conseco Capital Management, Inc.), Conseco's wholly-owned registered investment advisor, since September 2003 and has held various positions since joining Conseco Capital Management, Inc. in 1997.

     JOHN R. KLINE has been senior vice president and chief accounting officer since July 2002. Mr. Kline has served in various accounting and finance capacities with Conseco since 1990.

     WILLIAM S. KIRSCH has been executive vice president, general counsel and secretary since September 2003. His professional corporation, William S. Kirsch, P.C., is a partner in the law firm Kirkland & Ellis LLP. Mr. Kirsch has been with Kirkland & Ellis LLP since 1981.

     WILLIAM J. SHEA has served as a director of Conseco and its predecessor since September 2002. He has served as president and chief executive officer of Conseco since October 2002 and was president and chief operating officer from September 2001 until October 2002. Before joining Conseco, Mr. Shea served as CEO of View Tech, Inc. (integrated video-conferencing solutions) from 1999 until 2000. From 1993 to 1998, he was vice chairman and chief financial officer of Bank Boston Corporation. Mr. Shea is also a director of the AIG/Sunamerica Mutual Funds.

     Messrs. Shea, Bullis, Berube and Kline served as officers, and Mr. Shea served as a director, of our predecessor company, which filed a bankruptcy petition on December 17, 2002. Mr. Shea and Mr. Bullis also served as directors and/or officers of several subsidiaries of our predecessor that also filed bankruptcy petitions on December 17, 2002.

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

DIRECTORS

     Our directors are as follows:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
R. Glenn Hilliard(2)(3)(5)................  61    Non-Executive Chairman
Philip R. Roberts(1)(4)...................  62    Director
Neal Schneider(1)(4)......................  59    Director
Michael S. Shannon(2)(3)..................  45    Director
William J. Shea(4)(5).....................  56    Director, President and Chief Executive
                                                  Officer
Michael T. Tokarz(2)(3)...................  53    Director
John G. Turner(1)(4)(5)...................  64    Director

---------------

(1) Member of the Audit and Enterprise Risk Committee

(2) Member of the Governance and Strategy Committee

(3) Member of the Human Resources and Compensation Committee

(4) Member of the Investment Committee

(5) Member of the Executive Committee

     R. GLENN HILLIARD became the non-executive chairman of our board of directors in September 2003. Mr. Hilliard has been Chairman and CEO of Hilliard Group, LLC, an investment and consulting firm, since June 2003. From 1999 until his retirement in April 2003, Mr. Hilliard served as chairman and CEO of ING Americas. From 1994 to 1999 he was chairman and CEO of ING North America.

     PHILIP R. ROBERTS joined our board of directors in September 2003. Mr. Roberts is principal of Roberts Ventures L.L.C., consultant for merger and acquisition and product development for investment management firms. From 1996 until 2000, Mr. Roberts served as chief investment officer of trust business for Mellon Financial Corporation and headed its institutional asset management businesses from 1990 to 1996.

     NEAL SCHNEIDER joined our board of directors in September 2003. Since June 2002, Mr. Schneider has been a partner of Smart and Associates, LLP, a business advisory and accounting firm. Between August 2000 and June 2002, he was an independent consultant. Until his retirement in August 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Mr. Schneider is a director of PMA Capital Corporation.

     MICHAEL S. SHANNON joined our board of directors in September 2003. Mr. Shannon is co-founder and current president and chief executive officer of KSL Recreation Corporation (owner and operator of golf courses and destination resorts in the U.S.). Mr. Shannon was lead director of ING Americas before joining our board. Mr. Shannon is a director of Startek, Inc.

     MICHAEL T. TOKARZ joined our board of directors in September 2003. Mr. Tokarz is managing member of the Tokarz Group, LLC (venture capital investments). He was a general partner with Kohlberg Kravis Roberts & Co. until he retired in 2002. Mr. Tokarz is also a director of Walter Industries, Inc, Idex Corp. and MEVC Draper Fisher Jurvetson Fund I Inc.

     JOHN G. TURNER joined our board of directors in September 2003. Mr. Turner is chairman of Hillcrest Capital Partners, a private equity investment firm. Mr. Turner served as chairman and CEO of ReliaStar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition he became vice chairman and a member of the executive committee for ING Americas until his retirement in 2002. Mr. Turner is a director of Hormel Foods Corporation, Shopko Stores, Inc. and ING Funds.

BOARD OF DIRECTORS

     Our board of directors is currently comprised of seven members, divided into two classes as follows: Messrs. Shea, Roberts and Tokarz are Class I directors, and Messrs. Hilliard, Schneider, Shannon and Turner are Class II directors. The term of office of the Class I directors expires at our 2004 annual meeting of stockholders and the term of office of the initial Class II directors expires at our 2005 annual meeting of stockholders. Other than the term of office of the initial Class II directors, the term of office of each Class of directors will expire at the next succeeding annual meeting of stockholders. Accordingly, the term of office of the Class I directors expires at the 2004 annual meeting of stockholders, at which time three new directors will be elected for a one year term, and the term of office of the Class II directors, as well as the Class I directors elected at the 2004 annual meeting of stockholders, will expire at the 2005 annual meeting of stockholders, at which time seven new directors will be elected.

     The initial Class I and Class II directors are those directors elected in connection with the adoption of our certificate of incorporation on September 10, 2003. At each annual meeting of stockholders, directors to replace those of a class or classes whose terms expire at such annual meeting will be elected to hold office until the next succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

BOARD COMMITTEES

     AUDIT AND ENTERPRISE RISK COMMITTEE. The Audit and Enterprise Risk Committee's functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The audit committee currently consists of Messrs. Schneider, Roberts and Turner, with Mr. Schneider serving as chairman of the committee and as "audit committee financial expert," as defined under SEC rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are "independent" within the meaning of the new regulations adopted by the SEC and the listing requirements adopted by the NYSE regarding audit committee membership. A copy of the Audit and Enterprise Risk Committee's charter is available on our website at www.conseco.com.

     GOVERNANCE AND STRATEGY COMMITTEE. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; considering questions of possible conflicts of interest involving board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Messrs. Hilliard, Tokarz and Shannon, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are "independent" within the meaning of the new listing requirements adopted by the NYSE regarding nominating committee membership. A copy of the Governance and Strategy Committee's charter is available on our website at www.conseco.com.

     HUMAN RESOURCES AND COMPENSATION COMMITTEE. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the Chief Executive Officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Messrs. Hilliard, Tokarz and Shannon, with Mr. Shannon serving as chairman of the committee. All current members of the Human Resources and Compensation Committee are "independent" within the meaning of the new listing requirements adopted by the NYSE regarding compensation committee membership. A copy of the Human Resources and Compensation Committee's charter is available on our website at www.conseco.com.

     INVESTMENT COMMITTEE. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; overseeing the investment of funds in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Messrs. Shea, Schneider, Roberts and Turner, with Mr. Roberts serving as chairman of the committee. A copy of the Investment Committee's charter is available on our website at www.conseco.com.

     EXECUTIVE COMMITTEE. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Messrs. Hilliard, Shea and Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee's charter is available on our website at www.conseco.com.

COMPENSATION COMMITTEE INTERLOCKS

     None of the members of the Human Resources and Compensation Committee is or has been an officer or employee of our Company. None of our executive officers serves, or served during 2003, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.

DIRECTOR COMPENSATION

     Our non-employee directors (other than our non-executive chairman) receive an annual cash retainer of $70,000. The chairman of the Audit and Enterprise Risk Committee receives an additional annual cash fee of $30,000, and directors who serve as chairman of one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee also receives an annual cash retainer of $30,000. Directors are also entitled to receive $70,000 in annual equity awards under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. Directors are reimbursed for out-of-pocket expenses incurred in connection with the performance of their responsibilities as directors.

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

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other compensation paid to each person who served as chief executive officer and the other five most highly compensated individuals who served as executive officers of Conseco in 2003 (collectively, the "named executive officers") for services rendered during 2003.

                                                                                    LONG-TERM COMPENSATION
                                                                                            AWARDS
                                                                               --------------------------------
                                                                                                   NUMBER OF
                                                                                                   SECURITIES
                                                 ANNUAL COMPENSATION                               UNDERLYING
                                          ----------------------------------     RESTRICTED       OPTIONS/SARS       ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS(1)    OTHER(2)   STOCK AWARDS(3)   (IN SHARES)(4)   COMPENSATION(5)
   ---------------------------     ----     ------      --------    --------   ---------------   --------------   ---------------
William J. Shea..................  2003   $1,026,122   $1,000,000                $9,195,000         500,000          $ 68,379
  President and Chief Executive
    Officer                        2002      774,038    1,100,000   $87,625              --              --             3,677
                                   2001      147,756      250,000                   340,000         450,000                92
Edward M. Berube.................  2003      660,000      660,000                        --              --               774
  President, Bankers Life and
    Casualty                       2002      660,000      660,000                        --              --             5,500
                                   2001      660,000      693,000                        --         100,000           269,778
Maxwell E. Bublitz(6)............  2003      497,372      762,375                        --              --           703,031
  Senior Vice President,
    Investments                    2002      700,000      450,000                        --              --             6,790
                                   2001      625,000      450,000                        --          25,000             6,750
Eugene M. Bullis(7)(8)...........  2003      609,135    1,800,000                        --              --           162,090
  Executive Vice President and     2002      243,590      600,000                        --              --                --
  Chief Financial Officer
Eric R. Johnson(7)(9)............  2003      505,961    1,100,000                        --              --               180
  President, 40Y86 Advisors, Inc.
John R. Kline(7)(10).............  2003      275,000       68,750                        --              --               270
  Senior Vice President and        2002      214,571    1,052,500                        --              --             6,310
  Chief Accounting Officer

---------------

 (1) Bonus amounts shown for 2003 include payments approved by the Bankruptcy Court but do not include performance bonuses to be paid with respect to 2003, the amounts of which bonuses have not yet been determined.

 (2) Includes for Mr. Shea $68,541 relating to his personal use of Company aircraft in 2002.

 (3) The amount shown in this column for Mr. Shea in 2003 represents the value of the award of 500,000 shares of restricted stock based on the closing price of the common stock on the date of grant, September 29, 2003. The amount shown in this column for Mr. Shea in 2001 represents the value of the award of 50,000 shares of restricted common stock of our predecessor company. Those shares were cancelled in the Reorganization and Mr. Shea received no payment for them.

 (4) No stock appreciation rights have been granted.

 (5) For 2003, the amounts reported in this column represent the following amounts paid for the named executive officers: (i) severance payment (Mr. Bublitz, $650,000); (ii) accrued vacation payment (Mr. Bublitz, $51,538);
     (iii) amounts imputed as income for accommodation and business commuting expenses (Mr. Shea, $65,170 and Mr. Bullis, $130,337); (iv) relocation expenses (Mr. Bullis, $30,979); (v) individual life insurance premiums (Mr. Shea, $2,435 and Mr. Bublitz, $1,290); and (vi) group life insurance premiums (Mr. Shea, $774, Mr. Berube, $774, Mr. Bublitz, $203, Mr. Bullis, $774, Mr. Johnson, $180 and Mr. Kline, $270).

 (6) Mr. Bublitz' employment was terminated in September 2003.

 (7) No compensation information is reported for years prior to the year in which the named executive officer became an executive officer of the Company.

 (8) Mr. Bullis' employment commenced in July 2002.

 (9) Mr. Johnson became an executive officer in September 2003.

(10) Mr. Kline became an executive officer in July 2002.

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

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 2003 of options to purchase common stock by the named executive officers and the unexercised options to purchase common stock held by such individuals as of December 31, 2003.

         AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                        OPTIONS (IN SHARES) AT        IN-THE-MONEY OPTIONS AT
                                            NUMBER OF                      DECEMBER 31, 2003           DECEMBER 31, 2003(1)
                                         SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                                       ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                     ---------------   --------   -----------   -------------   -----------   -------------
William J. Shea........................         0             0            0           500,000           0         $2,700,000
Edward M. Berube.......................         0             0            0                 0           0                  0
Maxwell E. Bublitz.....................         0             0            0                 0           0                  0
Eugene M. Bullis.......................         0             0            0                 0           0                  0
Eric R. Johnson........................         0             0            0                 0           0                  0
John R. Kline..........................         0             0            0                 0           0                  0

---------------

(1) The value is calculated based on the aggregate amount of the excess of $21.80 (the last sale prices of the Common Stock as reported by the NYSE for the last business day of 2003) over the relevant exercise prices.

     The following table sets forth certain information concerning options to purchase common stock granted in 2003 to the named executive officers.

                             OPTION GRANTS IN 2003

                                                                      INDIVIDUAL GRANTS
                               ------------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL RATES OF
                                                         % OF TOTAL                               STOCK PRICE APPRECIATION FOR
                                     NUMBER OF         OPTIONS GRANTED   PER SHARE                        OPTIONS TERM
                               SECURITIES UNDERLYING   TO EMPLOYEES IN   EXERCISE    EXPIRATION   -----------------------------
NAME                              OPTIONS GRANTED           2003           PRICE        DATE          5%               10%
----                           ---------------------   ---------------   ---------   ----------   -----------      ------------
William J. Shea(1)...........         500,000                100%         $16.40      9/29/13     $6,777,686       $15,649,462
Edward M. Berube.............               0                 --              --           --             --                --
Maxwell E. Bublitz...........               0                 --              --           --             --                --
Eugene M. Bullis.............               0                 --              --           --             --                --
Eric R. Johnson..............               0                 --              --           --             --                --
John R. Kline................               0                 --              --           --             --                --

---------------

(1) The options reported are non-qualified stock options which vest in four equal annual installments beginning September 29, 2004.

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

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information about our common stock that may be issued under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan.

                                                                                           NUMBER OF
                                                                                           SECURITIES
                                                                                      REMAINING AVAILABLE
                                                                                      FOR FUTURE ISSUANCE
                                      NUMBER OF SECURITIES                                UNDER EQUITY
                                        TO BE ISSUED UPON       WEIGHTED-AVERAGE       COMPENSATION PLANS
                                           EXERCISE OF          EXERCISE PRICE OF          (EXCLUDING
                                      OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,    SECURITIES REFLECTED
           PLAN CATEGORY              WARRANTS OR RIGHTS(A)   WARRANTS OR RIGHTS(B)    IN COLUMN (A))(C)
           -------------              ---------------------   ---------------------   --------------------
Equity compensation plans approved
  by security holders...............        1,000,000                $18.01                7,982,370
Equity compensation plans not
  approved by security holders......               --                    --                       --
Total...............................        1,000,000                $18.01                7,982,370

     As described immediately below under "Non-Executive Chairman Agreement," we granted Mr. Hilliard a signing bonus of 98,119 shares of common stock. These shares were not issued under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan.

NON-EXECUTIVE CHAIRMAN AGREEMENT

     On June 18, 2003, our predecessor entered into an agreement with R. Glenn Hilliard pursuant to which Mr. Hilliard provided consulting services to our predecessor during the pendency of the Chapter 11 cases and agreed to serve as our non-executive chairman for an initial term of four years following our emergence from bankruptcy. This agreement, which became effective upon our emergence from bankruptcy, was negotiated with our predecessor's creditors committee and was approved by the Bankruptcy Court in connection with the approval of the Plan of Reorganization. The agreement provides for (i) an annual director's fee of $1,000,000 for the first two years of the term, and director's fees similar to those paid to similarly situated non-executive chairmen for the latter two years of the term; (ii) a signing bonus of 98,119 shares of common stock, which were issued shortly after our emergence from bankruptcy; and (iii) a retention bonus of $1,500,000, payable as soon as practicable following the first anniversary of our emergence from bankruptcy, and a retention bonus of $750,000, payable as soon as practicable following the second anniversary of our emergence from bankruptcy. Under the agreement, we also issued Mr. Hilliard options to purchase 500,000 shares of common stock and 500,000 shares of restricted stock, all of which are subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Hilliard will receive a grant of options to purchase 0.25% of our then-outstanding common stock and a restricted stock grant of 0.25% of our then-outstanding common stock, all of which will be subject to vesting, as soon as practicable following the first anniversary of our emergence from bankruptcy. After the second anniversary of our emergence from bankruptcy, the agreement provides that Mr. Hilliard will receive the same equity-based compensation as other non-employee members of our board of directors. Under the agreement, Mr. Hilliard is entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. Mr. Hilliard also receives a monthly allowance of $3,000 per month for office space and related expenses in connection with the maintenance of an office in Atlanta, Georgia. If Mr. Hilliard's service as non-executive chairman ends as a result of his death, disability, removal other than for cause or failure to be re-elected (each a "qualifying termination") before the first anniversary of our emergence from bankruptcy, he is entitled to receive the prorated portion of his first-year retention bonus. If Mr. Hilliard's service as non-executive chairman ends as a result of a qualifying termination after the first anniversary but before the second anniversary of our emergence from bankruptcy, he is entitled to receive the prorated portion of his second-year retention bonus. In addition, upon a qualifying termination, vesting of previously granted options and restricted stock will occur as if Mr. Hilliard continued to serve through the next anniversary of our emergence from bankruptcy following his separation. Mr. Hilliard has agreed not to commence full-time employment with any other company during the 18-month period following our emergence from bankruptcy, and Mr. Hilliard is subject to a non-competition clause under the agreement in the event his service with us terminates prior to the end of the term. On December 30, 2003, Mr. Hilliard, who serves as one of our independent directors, agreed to irrevocably waive his right to receive compensation with respect to services rendered by him to our predecessor prior to our emergence from bankruptcy.

EMPLOYMENT AGREEMENTS

     CHIEF EXECUTIVE OFFICER. On May 27, 2003, our predecessor entered into an employment agreement with William J. Shea pursuant to which he would serve as our President and Chief Executive Officer for an initial term of three years. This agreement, which became effective upon our emergence from bankruptcy, was negotiated with our predecessor's creditors committee and was approved by the Bankruptcy Court in connection with the approval of the Plan of Reorganization. The agreement provides for an annual base salary of $1,000,000, an annual performance-based bonus with a target of 100% of base salary, and an emergence bonus of $1,000,000, which was paid shortly after our emergence from bankruptcy. Under the agreement, we issued Mr. Shea options to purchase 500,000 shares of common stock and 500,000 shares of restricted stock, all of which are subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Shea will receive a retirement benefit of $500,000 per year and term life insurance with a face amount of $1,500,000. Mr. Shea's retirement benefit is guaranteed by our subsidiaries, Conseco Services LLC and Conseco Life Insurance Company of Texas. Mr. Shea is also entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. If Mr. Shea is terminated by the Company without just cause or resigns for good reason, he will be entitled to a payment of $6,250,000 and a pro rata portion of the greater of (i) his annual bonus for the year in which the separation occurs or (ii) $500,000. In addition, vesting of previously granted options and restricted stock will occur as if Mr. Shea were employed through the next anniversary of our emergence from bankruptcy following his separation. Mr. Shea is subject to a non-competition clause under the agreement in the event his service with the Company terminates prior to the end of the term.

     CHIEF FINANCIAL OFFICER. We have entered into an employment agreement, effective September 10, 2003, with Eugene M. Bullis pursuant to which he would serve as our Executive Vice President and Chief Financial Officer for a term of three years. The agreement provides for an annual base salary of $600,000, an annual performance-based bonus with a target of 100% of base salary and emergence bonus of $1,200,000, which was paid shortly after our emergence from bankruptcy. Mr. Bullis is also entitled to a future success bonus of $1,200,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $1,200,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and Senior Credit Facility, (ii) our obtaining a financial strength rating from A.M. Best of "A-" or higher, and (iii) achievement of agreed upon expense reductions. Under the agreement, we will provide Mr. Bullis with an initial equity award comprised of options to purchase 250,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 250,000 shares or restricted stock, all of which will be subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Bullis will receive a supplemental retirement benefit of $250,000 per year, one-third of which will vest each anniversary of the agreement. We will provide Mr. Bullis a life insurance policy with a face value of $600,000 and cover the cost of certain relocation expenses. If Mr. Bullis is terminated by the Company without just cause, the unpaid amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In addition, vesting of previously granted options and restricted stock will occur as if Mr. Bullis were employed through the next anniversary of our emergence from bankruptcy following his separation. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. In the event that Mr. Bullis' employment is terminated 6 months prior to or within 2 years after a change of control, the unvested amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In addition, if Mr. Bullis' employment is terminated 6 months prior to a change of control, all
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

of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Bullis is subject to a non-competition clause under the agreement in the event his service with the Company terminates prior to the end of the term.

     CHIEF ACCOUNTING OFFICER. Effective July 15, 2002, our predecessor entered into an employment agreement with John R. Kline pursuant to which he would serve as our Senior Vice President and Chief Accounting Officer for an initial term of two years. The agreement provides for an annual salary of at least $275,000, bonuses at the discretion of Conseco, a signing bonus of $865,000 subject to payment to Conseco in a pro rata amount in the event Mr. Kline voluntarily leaves Conseco (based on the portion of the two year period remaining after the date of such voluntary termination of employment), a severance allowance upon termination of employment and other fringe benefits.

     PRESIDENT, 40Y86 ADVISORS, INC. 40Y86 Advisors, Inc., a wholly-owned investment management subsidiary of Conseco, Inc. that manages the investment portfolios of our insurance subsidiaries, has entered into an employment agreement, effective September 10, 2003, with Eric R. Johnson pursuant to which he would serve as 40Y86 Advisor's President for a term of three years. The agreement provides for an annual base salary of $500,000, an annual performance-based bonus with a target of 100% of base salary and a bonus of $950,000 that was paid in January 2004. Mr. Johnson is also entitled to a future success bonus of $950,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $950,000 future success bonus would be paid upon the occurrence of each of: (i) the first refinancing of our Class A Preferred Stock and Senior Credit Facility, (ii) our obtaining a financial strength rating from A.M. Best of "A-" or higher, and
(iii) the achievement of mutually agreed-upon improvements in investment return and quality. Under the agreement, we will provide Mr. Johnson with an initial equity award comprised of options to purchase 150,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 75,000 shares or restricted stock, all of which will be subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. We will provide Mr. Johnson a life insurance policy with a face value of $500,000. If Mr. Johnson is terminated by 40Y86 Advisors without just cause, any unvested portion of the $950,000 future success bonus will become due and payable. In the event of a change of control of the Company, all previously granted options and restricted stock will vest. In the event that Mr. Johnson's employment is terminated 6 months prior to or within 2 years after a change of control, any unvested portion of the $950,000 future success bonus will become due and payable. In addition, if Mr. Johnson's employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Johnson is subject to a non-competition clause under the agreement in the event his service with 40Y86 Advisors terminates prior to the end of the term.

     PRESIDENT AND CHIEF EXECUTIVE OFFICER, BANKERS LIFE AND CASUALTY
COMPANY. Edward M. Berube has an agreement with Conseco Services, LLC, a subsidiary of Conseco, which provides for a base salary of $660,000 per year, annual bonuses based on the achievement of performance parameters and certain other benefits. Pursuant to this agreement, it was agreed that Mr. Berube would be entitled to additional compensation to the extent his accumulated incentive compensation from our predecessor company did not exceed $1,234,000 (he received no such incentive compensation from stock options granted by our predecessor company). This provision was designed to compensate Mr. Berube for the loss of certain incentive compensation that would have been available from his prior employer otherwise. Under the terms of his agreement, Mr. Berube is entitled to a severance payment equal to two years of total cash compensation, but in no case less than $2,320,000 in the event of a change of control, a major change in strategy resulting in the elimination of his role, a material reduction in his responsibilities or termination of employment for other than cause. Upon any such event, Mr. Berube is also entitled to receive a payment of $1,234,000.

CONSECO, INC. 2003 LONG-TERM EQUITY INCENTIVE PLAN

     OVERVIEW. As of the effective date of the Plan of Reorganization, the Bankruptcy Court, pursuant to the confirmation order approving the Plan of Reorganization, approved, and our board of directors adopted, the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by providing selected directors, officers and employees of the Company and its
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

subsidiaries, as well as other persons who provide services to us, with incentives to maximize stockholder value and otherwise contribute to our success, and enable us to attract, retain and reward the best available persons for positions of responsibility.

     TYPES OF AWARDS. The plan provides for the grant of stock options and restricted stock to eligible participants.

     ELIGIBILITY. Directors, officers and employees of the Company and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive awards under the plan. In each case, the Human Resources and Compensation Committee of the board of directors will select the actual participants and determine the amounts and terms of their awards.

     SHARE RESERVE/LIMITATIONS. 10,000,000 shares of our common stock are available for issuance under the plan. Of these 10,000,000 shares, only 3,333,333 may be granted in the form of restricted stock.

     ADMINISTRATION. The Human Resources and Compensation Committee of our board of directors administers the plan. Our board of directors also has the authority to administer the plan and to take all actions that the Human Resources and Compensation Committee is otherwise authorized to take under the plan.

     TERMS OF AWARDS. The exercise price of an option issued under the plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. The Human Resources and Compensation Committee determines, in connection with each grant under the plan, when options become exercisable and when they expire. The Human Resources and Compensation Committee also determines the vesting periods of restricted stock granted under the plan.

     CHANGE IN CONTROL. The Human Resources and Compensation Committee may provide, in award agreements, for appropriate adjustments to option and restricted stock awards, including the acceleration of vesting, if a change in control of the Company occurs.

     AMENDMENT AND TERMINATION. The Human Resources and Compensation Committee or our board of directors may amend or terminate the plan at any time, as long as the amendment or termination does not negatively affect any options or restricted stock that have been previously granted under the plan without the consent of the holders, but cannot increase the number of shares available for issuance under the plan, materially modify the requirements for eligibility under the plan, or materially increase the benefits to participants under the plan without the approval of a majority of stockholders. Unless earlier terminated by the board of directors, the plan will terminate on September 10, 2013.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Beginning in 1996, our predecessor adopted stock purchase plans (the "Purchase Plans") to encourage direct, long-term ownership of its common stock by directors, executive officers and certain key employees. Purchases of common stock under the Purchase Plans were financed by personal loans made to the participants from banks. These loans were collateralized by the common stock purchased. Approximately 170 directors, officers and key employees of our predecessor and its subsidiaries participated in the Purchase Plans and purchased an aggregate of approximately 19.0 million shares of our predecessor's common stock offered under the Purchase Plans. Our predecessor guaranteed the loans but had recourse to the participants if it incurred a loss under the guarantees. As a result of the Reorganization, Conseco acquired the right to collect these loans from the participants. The only current director or executive officer that had an outstanding Purchase Plan loan during 2003 was Mr. Johnson, who had borrowed $205,903, relating to his purchase of 5,000 shares under the Purchase Plans. Mr. Johnson repaid this loan in full in 2003.

     In addition, our predecessor provided loans to the participants for the interest payments payable on the guaranteed bank loans. The largest amount owed during 2003 by Mr. Johnson on the loan to cover interest was $58,912. Mr. Johnson repaid his interest payment loan in full in January 2004. The interest payment loans bore interest at a variable annual rate equal to the lowest annual rate our predecessor paid under its most recent senior credit facility.
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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of our common stock as of December 31, 2003 by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, each of our named executive officers and all of our directors and named executive officers as a group.

                                                        SHARES                   SHARES
                                                  BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                PRIOR TO THE OFFERING      AFTER THE OFFERING
                                                ----------------------   ----------------------
               NAME AND ADDRESS                  NUMBER     PERCENTAGE    NUMBER     PERCENTAGE
               ----------------                  ------     ----------    ------     ----------
David A. Tepper(1)............................  7,321,550      7.3%      7,321,550
Angelo, Gordon & Co., L.P.(2).................  5,716,487      5.7       5,716,487
R. Glenn Hilliard.............................    598,119        *         598,119       *
William J. Shea...............................    500,000        *         500,000       *
Neal Schneider................................      3,526        *           3,526       *
Philip R. Roberts.............................      3,526        *           3,526       *
John G. Turner................................      3,526        *           3,526       *
Michael T. Tokarz.............................      3,526        *           3,526       *
Michael S. Shannon............................      3,526        *           3,526       *
Eugene M. Bullis..............................          0        0               0       0
Edward M. Berube..............................          0        0               0       0
Eric R. Johnson...............................          0        0               0       0
John R. Kline.................................          0        0               0       0
All directors and named executive officers as
  a group (12 persons)........................  1,115,749      1.1%      1,115,749

---------------

 *  Less than 1%.

(1) Based solely on the Schedule 13D/A filed with the SEC on October 7, 2003, and the Schedule 13G filed with the SEC on October 8, 2003, by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palamino Fund Ltd. ("Palamino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper (collectively, the "Reporting Persons"). The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, New Jersey 07928. Of the shares reported in this table: 2,928,644 shares may be deemed to be beneficially owned by AILP; 2,565,998 shares may be deemed to be owned beneficially by Palamino; 5,494,642 shares may be deemed beneficially owned by AMLP; 5,494,642 may be deemed to be beneficially owned by API; and 7,321,550 may be deemed to be owned beneficially by Mr. Tepper. Of the shares reported in this table: AILP may be deemed to have shared voting and dispositive power with respect to 2,928,644 shares; Palomino may be deemed to have shared voting and dispositive power with respect to 2,565,998 shares; AMLP may be deemed to have shared voting and dispositive power with respect to 5,494,642 shares; API may be deemed to have shared voting and dispositive power with respect to 5,494,642 shares; Mr. Tepper may be deemed to have shared voting and dispositive power with respect to 5,494,642 shares and sole voting and dispositive power with respect to 1,826,908 shares.

(2) Based solely on the Schedule 13G filed with the SEC on September 22, 2003 by and on behalf of Angelo, Gordon & Co., L.P. ("Angelo, Gordon"); John M. Angelo, in his capacities as general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon, and as the chief executive officer of Angelo, Gordon; and Michael L. Gordon, in his capacities as the other general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon, and as the operating officer of Angelo, Gordon. The business address of each of Angelo, Gordon, Mr. Angelo and Mr. Gordon is 245 Park Avenue, New York, New York 10167.

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

         [P] DESCRIPTION OF THE MANDATORILY CONVERTIBLE PREFERRED STOCK

     The description in this prospectus of the terms of the Class B Mandatorily Convertible Preferred Stock (the "Class B Preferred Stock") is only a summary. The terms of the Class B Preferred Stock are contained in a certificate of designations that will amend our amended and restated certificate of incorporation. We have previously filed with the SEC copies of our amended and restated certificate of incorporation. See "Where You Can Find More Information." The form of certificate of designations is filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

     Our amended and restated certificate of incorporation authorizes the issuance of 265,000,000 shares of preferred stock, par value $.01 per share, of which 34,386,740 shares of Class A Preferred Stock were issued and outstanding as of September 30, 2003. The Class A Preferred Stock will be redeemed in full with a portion of the combined net proceeds of the Class B Preferred Stock and the concurrent offering of common stock. The Class B Preferred Stock constitutes a new series of our preferred stock. See "Description of Capital Stock" in this prospectus for a description of our other classes of capital stock, as well as the Series A Warrants referred to below.

     The Class B Preferred Stock is a single series consisting of
shares of Class B Preferred Stock (or           shares of Class B Preferred
Stock if the underwriters exercise their option to purchase additional shares of Class B Preferred Stock in full in accordance with the procedures set forth in "Underwriting"). The holders of the shares of Class B Preferred Stock will have no preemptive rights. Upon issuance, all of the shares of Class B Preferred Stock will be fully paid and non-assessable.

     The Class B Preferred Stock will rank:

     - junior to all of our existing and future debt obligations;

     - junior to any class or series of our capital stock the terms of which provide that such class or series will rank senior to the Class B Preferred Stock (any such stock being referred to herein as "Senior Stock");

     - senior to any class or series of our capital stock the terms of which provide that such class or series will rank junior to the Class B Preferred Stock;

     - senior in right of payment to all of our Class A Preferred Stock and common stock now outstanding or to be issued in the future; and

     - on a parity with any other class or series of our capital stock ranking pari passu with the Class B Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up (any such stock being herein referred to as "Parity Stock").

     We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to the Class B Preferred Stock without the consent of the holders of at least two-thirds of the shares of the Class B Preferred Stock. See "-- Voting Rights."

     As of the date of this prospectus, we are authorized to issue up to 8,000,000,000 shares of common stock, $.01 par value per share (the "common stock"). As of September 30, 2003, 100,098,119 shares of common stock were issued and outstanding. In addition, as of such date, there were outstanding Series A Warrants exercisable for an aggregate of 6,000,000 shares of our common stock at an exercise price of $27.60 per share, subject to certain anti-dilution provisions. As of September 30, 2003, there were 34,386,740 shares of our Class A Preferred Stock outstanding, with an aggregate liquidation preference amount of approximately $865 million.

     Under Delaware law, we may declare or pay dividends on the Class B Preferred Stock solely out of legally available assets for the payment of dividends. Under Delaware law, legally available assets means the amount of our surplus. If there is no surplus, legally available assets also means, in the case of a dividend,

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

the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. Our surplus is the amount by which our total assets exceeds the sum of

     - our total liabilities, including our contingent liabilities, and

     - the amount of our capital.

     When the need to make a determination of legally available assets arises, the amount of our total assets and total liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

DIVIDENDS

  GENERAL

     Dividends on the shares of Class B Preferred Stock will be payable quarterly in cash on the March 1, June 1, September 1 and December 1 of each year (or the following business day if such day is not a business day) (each, a
"Dividend Payment Date") at the annual rate of $     per share. The initial
dividend on the Class B Preferred Stock, for the first dividend period, assuming
the issue date is           , 2004, will be $     per share of Class B Preferred
Stock, and will be payable on           , 2004. Each subsequent quarterly
dividend on the shares of Class B Preferred Stock will be $     per share of
Class B Preferred Stock.

     The amount of dividends payable on each share of Class B Preferred Stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable on a Dividend Payment Date will be payable to holders of record on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant Dividend Payment Date, as fixed for the purpose by our board of directors in advance of payment of the relevant dividend. The shares of Class B Preferred Stock are entitled to receive payment of dividends on a parity with any class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the Class B Preferred Stock.

     We will pay dividends in cash on the Class B Preferred Stock on each Dividend Payment Date unless (1) we do not have legally available assets for such payment or (2) such dividend payment would result in a default under our Senior Credit Agreement. "Senior Credit Agreement" means the Credit Agreement dated as of September 10, 2003, among Conseco, Inc., Bank of America, N.A. and the other financial institutions party thereto, as in effect on the issue date of the Class B Preferred Stock (the "Issue Date"), as the same may be amended, modified or replaced following the Issue Date. Notwithstanding the foregoing, the right of holders of the Class B Preferred Stock to receive payments of dividends on the Class B Preferred Stock is subject to the rights of any Senior Stock and Parity Stock issued in accordance with the terms of the Class B Preferred Stock. For the quarter ended December 31, 2003, we would have been
able to pay dividends of up to $     in accordance with the terms of our Senior
Credit Agreement on an as adjusted basis to give effect to the concurrent offerings of our common stock and Class B Preferred Stock and the use of proceeds thereof as described under "Use of Proceeds."

     Dividends on the Class B Preferred Stock will be cumulative, whether or not there are assets legally available for the payment of such dividends. This means that, if our board of directors does not declare a dividend for any reason, the dividend will accumulate until declared and paid. Accumulated unpaid dividends
will cumulate dividends at the annual rate of   % and are payable in the manner
provided above. We will undertake to disclose in our quarterly and annual reports filed with the SEC the amount of any accumulated and unpaid dividends on the shares of the Class B Preferred Stock as of the date of such reports, including any dividends cumulated thereon.

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

     We are not obligated to pay holders of Class B Preferred Stock any dividend in excess of the full dividends on the shares of Class B Preferred Stock that are payable as described above.

  PAYMENT RESTRICTIONS

     Unless all dividends on the Class B Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

     - declare or pay any dividend or make any distribution of assets on any of our capital stock now or hereafter authorized that ranks junior to the Class B Preferred Stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, including our common stock, which we call junior stock, other than dividends or distributions in the form of junior stock;

     - redeem, purchase or otherwise acquire any junior stock other than Class A Preferred Stock, except upon conversion or exchange for other junior stock, or

     - redeem, purchase or otherwise acquire any of our capital stock now or hereafter authorized that ranks equally with the Class B Preferred Stock as to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, except upon conversion or exchange for junior stock.

REDEMPTION

     The Class B Preferred Stock will not be redeemable.

MANDATORY CONVERSION

     Each of the shares of Class B Preferred Stock, unless previously converted,
will automatically convert on           , which we call the mandatory conversion
date, into a number of newly issued shares of our common stock equal to the conversion rate described below.

     Subject to the immediately following paragraph, the conversion rate, which is the number of newly issued shares of our common stock issuable upon conversion of each share of Class B Preferred Stock on the applicable conversion date, will, subject to adjustment under certain circumstances as described under "-- Anti-Dilution Adjustments" below, be as follows:

     - If the Applicable Market Value of our common stock is equal to or greater
       than $     , which we call the threshold appreciation price, then the
       conversion rate will be           shares of our common stock per share of
       Class B Preferred Stock (the "minimum conversion rate").

     - If the Applicable Market Value of our common stock is less than the
       threshold appreciation price but greater than $     , which we call the
       initial price, the conversion rate will be equal to $          divided by
       the applicable market value of our common stock per share of Class B Preferred Stock.

     - If the Applicable Market Value of our common stock is less than or equal
       to the initial price, the conversion rate will be           shares of our
       common stock per share of Class B Preferred Stock (the "maximum conversion rate").

     We refer to the minimum conversion rate and the maximum conversion rate collectively as the fixed conversion rates.

     Accordingly, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares you receive upon conversion will be

     - greater than the liquidation preference of the shares of Class B Preferred Stock if the Applicable Market Value is greater than the threshold appreciation price,

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

     - equal to the liquidation preference if the Applicable Market Value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

     - less than the liquidation preference if the Applicable Market Value is less than the initial price.

     In addition to the number of newly issued shares of our common stock issuable upon conversion of each share of Class B Preferred Stock on the conversion date determined as provided above, holders will receive on the mandatory conversion date an amount in cash equal to any accrued and unpaid dividends on the shares of Class B Preferred Stock due on the mandatory conversion date, whether or not declared prior to that date, provided that we have legally available assets at such time and paying such dividend in cash would not result in a default under our Senior Credit Agreement. If on the mandatory conversion date we do not have adequate legally available assets to pay in cash all or any portion of the accrued and unpaid dividends payable in cash on such date as provided in this paragraph, or if such payment would result in a default under our Senior Credit Agreement, then, in either such case, with respect to the portion of such dividends which we are unable to pay in cash, we shall deliver to the holders a number of common shares per share of Class B Preferred Stock equal to (1) the aggregate amount of such portion per share of Class B Preferred Stock divided by (2) the greater of (A) the Applicable Market Value of our common stock and (B) $0.15. We will use our reasonable best efforts to cause any such shares of common stock delivered in respect of dividends on the mandatory conversion date to be freely transferable by the recipients thereof, including, if necessary, the filing of a registration statement in respect of such common shares.

     "Applicable Market Value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The initial price is the closing price of our common stock on the New York Stock
Exchange on           , 2004. The threshold appreciation price represents an
approximately      % appreciation over the initial price.

     The closing price of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market price of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which our common stock:

     - is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     - has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

CONVERSION

     Conversion into common stock will occur on the mandatory conversion date, unless:

     - we have caused the conversion of the shares of Class B Preferred Stock prior to the mandatory conversion date in the manner described in "-- Provisional Conversion at Our Option";

     - you have converted your shares of Class B Preferred Stock prior to the mandatory conversion date in the manner described in "-- Conversion at the Option of the Holder"; or

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

     - we are involved in a merger prior to the mandatory conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have converted your shares of Class B Preferred Stock through an exercise of the merger early conversion right as described in "-- Early Conversion upon Cash Merger."

     On the applicable conversion date, or as soon as practicable thereafter, certificates representing our common stock will be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the shares of Class B Preferred Stock, if the shares of Class B Preferred Stock are held in certificated form.

     Prior to the date on which shares of common stock are issued upon conversion, our common stock underlying the shares of Class B Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the Class B Preferred Stock.

PROVISIONAL CONVERSION AT OUR OPTION

     Prior to the mandatory conversion date and on or after the first day immediately following the Issue Date, we may at our option cause the conversion of all, but not less than all, of the shares of Class B Preferred Stock then outstanding into shares of our common stock at the minimum conversion rate of shares of our common stock for each share of Class B Preferred Stock, subject to adjustment under certain circumstances as described under "-- Anti-Dilution Adjustments" below; provided that the closing price per share of our common
stock has exceeded 150% of the threshold appreciation price, initially $     ,
subject to anti-dilution adjustments, for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify you of the optional conversion. We will provide each holder of Class B Preferred Stock notice of the option by mail and issue a press release and publish such information on our website on the World Wide Web. The date specified in such notice for the optional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you shares of our common stock as described above, we pay you in cash (1) an amount equal to any accrued and unpaid dividends on your shares of Class B Preferred Stock, whether or not declared, and (2) the present value of all remaining dividend payments on your
shares of Class B Preferred Stock through and including           , in each
case, out of legally available assets. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield. "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the
then remaining term to           , provided, however, that if the then remaining
term to           is not equal to the constant maturity of a U.S. Treasury
security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such
yields are given, except that if the then remaining term to           is less
than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

CONVERSION AT THE OPTION OF THE HOLDER

     The holders of shares of Class B Preferred Stock have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date and on or after the first day immediately following the Issue Date, into shares
of our common stock at the minimum conversion rate of           shares of our
common stock for each share of Class B Preferred Stock, subject to adjustment under certain circumstances as described under "-- Anti-Dilution Adjustments" below.

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

     Assuming a dividend is declared, holders of shares of Class B Preferred Stock at the close of business on the record date for the payment of such dividend will be entitled to receive such dividend on the corresponding Dividend Payment Date even if optional conversion of the shares of Class B Preferred Stock occurs between that record date and the corresponding Dividend Payment Date.

     Except as described above, upon any optional conversion of shares of Class B Preferred Stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on the shares of Class B Preferred Stock, or for prior dividends or distributions on the shares of our common stock issued upon conversion.

EARLY CONVERSION UPON CASH MERGER

     Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of shares of Class B Preferred Stock will have the right to convert their shares of Class B Preferred Stock at the conversion rate determined as set forth under "-- Mandatory Conversion" assuming that the trading day immediately before the cash merger is the mandatory conversion date. We refer to this right as the "merger early conversion right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify the conversion date, which shall be not less than 20 nor more than 35 days after the date of the notice, on which the merger early conversion will occur and a date by which each holder's merger early conversion right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, a holder must deliver to us, on or before the date specified in the notice, the certificate evidencing such holder's shares of Class B Preferred Stock, if the shares of Class B Preferred Stock are held in certificated form. If a holder exercises the merger early conversion right, we will deliver to such holder on the merger early conversion date the kind and amount of securities, cash or other property that such holder would have been entitled to receive if it had converted its shares of Class B Preferred Stock immediately before the cash merger at the conversion rate (determined as set forth under "-- Mandatory Conversion") in effect at such time. If a holder does not elect to exercise the merger early conversion right, such holder's shares of Class B Preferred Stock will remain outstanding and subject to mandatory conversion on the mandatory conversion date.

ANTI-DILUTION ADJUSTMENTS

     Each fixed conversion rate and the number of shares of common stock to be delivered as a result of the conversion described under "-- Mandatory Conversion", "-- Provisional Conversion at Our Option", "-- Conversion at the Option of the Holder" and "-- Early Conversion upon Cash Merger" will be adjusted if the following events occur:

         (1) We pay dividends (and other distributions) on our common stock in shares of our common stock.

         (2) We issue to all holders of our common stock rights or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price," as defined below, of our common stock.

         (3) We subdivide, split or combine our common stock.

         (4) We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clauses (1) or (2) above and, with respect to any dividend or distribution paid exclusively in cash, excluding any dividend or distribution in connection with our liquidation, dissolution or termination), in which event each fixed conversion rate will be multiplied by a fraction,

        - the numerator of which is the current market price of our common stock, and

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        - the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the assets or evidences of indebtedness, shares, securities, cash or property so distributed applicable to one share of common stock.

     In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, each fixed conversion rate will be adjusted based on the market value of the securities being distributed relative to the market value of our common stock, in each case based on the average of the closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the "ex-date" for such distribution.

         (5) We or any of our subsidiaries successfully completes a tender or exchange offer for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event each fixed conversion rate will be divided by a fraction,

        - the numerator of which shall be equal to (A) the product of (I) the closing price per share of our common stock on the first trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of common stock outstanding (including any purchased shares) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the shares of our common stock we purchased in such tender or exchange offer; and

        - the denominator of which will be the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the first trading day after the date of expiration of the tender or exchange offer.

         (6) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event each fixed conversion rate will be multiplied by a fraction,

        - the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

        - the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

     The adjustment referred to in this clause (6) will only be made if:

        - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

        - the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

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     The "current market price" is the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex-date," when used with respect to any such issuance or distribution, means the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

     To the extent that we have a rights plan in effect with respect to our common stock, upon conversion of any share of Class B Preferred Stock, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to such conversion, the rights have separated from the common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each share of Class B Preferred Stock that thereafter remains outstanding would, without the consent of the holders of the Class B Preferred Stock, become convertible into such other securities, cash or property instead of our common stock. In such event, on the applicable conversion date, the conversion rate then in effect will be applied to the value on the applicable conversion date of the securities, cash or property a holder of one share of our common stock would have received in such transaction. Holders have the right to convert their shares of Class B Preferred Stock early in the event of certain cash mergers as described under "-- Early Conversion upon Cash Merger."

     In addition, we may make such increases in each fixed conversion rate as we deem advisable for any reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

     In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of shares of Class B Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Class B Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Certain United States Federal Income Tax
Considerations -- Adjustment of Conversion Rate" in this prospectus.

     Adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share. We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in each fixed conversion rate, to provide written notice to the holders of Class B Preferred Stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

     If an adjustment is made to the fixed conversion rates, an adjustment also will be made to the threshold appreciation price and the initial price.

FRACTIONAL SHARES

     No fractional shares of our common stock will be issued to holders of Class B Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Class B Preferred Stock of any holder that are converted upon mandatory conversion or any optional conversion, that holder will be entitled to receive an amount in cash equal to the same fraction of:

     - in the case of mandatory conversion, an early conversion at our option or a merger early conversion, the current market price of a share of common stock; or

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     - in the case of an optional conversion by a holder, the closing price per share of our common stock determined as of the trading day immediately preceding the effective date of conversion.

COMMON STOCK RIGHTS

     Reference is made to the "Description of Capital Stock" for a description of the rights of holders of common stock to be delivered upon conversion of Class B Preferred Stock.

LIQUIDATION RIGHTS

     In the event of our liquidation, dissolution or winding up, the holders of Class B Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution or payment is made on any junior stock as to the distribution of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, a
liquidating distribution in the amount of $     per share, plus an amount equal
to the sum of all accrued and unpaid dividends, whether or not declared, for the then-current dividend period and all prior dividend periods.

     For the purpose of the preceding paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

     - the sale, lease or conveyance of all or substantially all of our property or business;

     - the consolidation or merger of Conseco, Inc. with or into any other corporation; or

     - the consolidation or merger of any other corporation with or into Conseco, Inc.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the shares of Class B Preferred Stock then outstanding are not paid in full as provided above, no distribution may be made on account of any Parity Stock unless a pro rata distribution is made on the Class B Preferred Stock. The holders of the Class B Preferred Stock then outstanding and the holders of any Parity Stock then outstanding will share ratably in any distribution of assets upon such liquidation, dissolution or winding up. The amount allocable to the Class B Preferred Stock and each series of Parity Stock then outstanding will be based on the proportion of their full respective liquidation preference to the aggregate liquidation preference of the outstanding shares of each such series.

     After the payment to the holders of Class B Preferred Stock of the full preferential amounts provided above, the holders of Class B Preferred Stock will have no right or claim to any of our remaining assets.

VOTING RIGHTS

     The holders of the shares of Class B Preferred Stock are not entitled to any voting rights, except as required by applicable state law, our amended and restated certificate of incorporation and as described below.

     Unless the approval of a greater number of shares of Class B Preferred Stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of Class B Preferred Stock then outstanding, voting together as a single class:

     - amend, alter or repeal any provisions of our amended and restated certificate of incorporation or by-laws by way of merger, consolidation or otherwise, that would affect adversely any right, preference, privilege or voting power of the Class B Preferred Stock;

     - reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the Class B Preferred Stock;

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking senior to the Class B Preferred Stock; provided, that we may issue, authorize or increase the authorized amount of, or issue or

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       authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking on a parity with or junior to the Class B Preferred Stock without the vote of the holders of the Class B Preferred Stock; or

     - voluntarily liquidate, dissolve or wind up our affairs, or sell, lease or convey (other than by mortgage) all or substantially all of our property or business, or consolidate or merge with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of the Class B Preferred Stock or the holders thereof are adversely affected.

     In addition, we will not, without the approval of each holder of shares of Class B Preferred Stock affected thereby, amend our amended and restated certificate of incorporation in a manner that:

     - adversely changes the dividends payable on the Class B Preferred Stock;

     - adversely changes the liquidation preference of the Class B Preferred Stock; or

     - adversely affects the conversion provisions of the Class B Preferred
       Stock.

     If and whenever six full quarterly dividends, whether or not consecutive, payable on the Class B Preferred Stock or any Parity Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Class B Preferred Stock and any Parity Stock, voting together as a single class (such vote being in proportion to the relative liquidation values of the voting shares), will be entitled to elect those additional directors. In the event of such a non-payment, any holder of such preferred stock, including the Class B Preferred Stock, may request that we call a special meeting of the holders of such preferred stock for the purpose of electing the additional directors and we must call such meeting within 30 days of such request. If we fail to call such a meeting within 30 days of such request, then holders of 10% of such outstanding preferred stock (determined by liquidation value), including the Class B Preferred Stock, taken as a single class, can call a meeting. If all accumulated dividends on such preferred stock, including the Class B Preferred Stock, have been paid in full or set apart for payment and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of the Class B Preferred Stock and such other preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

     In addition to the requirements set forth above, under Delaware law any amendment of our amended and restated certificate of incorporation, including any amendment related solely to the terms of the Class B Preferred Stock, must be approved by a majority of all of our capital stock, including our common stock.

MISCELLANEOUS

     We will at all times on and after the first business day immediately following the Issue Date reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the shares of Class B Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Class B Preferred Stock then outstanding. Any shares of Class B Preferred Stock converted into our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

               will act as transfer agent, registrar, and paying agent for the payment of dividends for the Class B Preferred Stock.

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TITLE

     We, the transfer agent, registrar and paying agent may treat the registered holder of shares of Class B Preferred Stock as the absolute owner of such shares of Class B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Depository Trust Company, or DTC, will act as securities depositary for the Class B Preferred Stock. The shares of Class B Preferred Stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of Class B Preferred Stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in shares of Class B Preferred Stock so long as shares of Class B Preferred Stock are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

     Except as otherwise required by applicable law, no shares of Class B Preferred Stock represented by global security certificates may be exchanged in whole or in part for shares of Class B Preferred Stock registered, and no transfer of global security certificates will be made in whole or in part for shares of Class B Preferred Stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or we decide to discontinue the use of book-entry transfer through the depositary. All of the shares of Class B Preferred Stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the shares of Class B Preferred Stock represented by those certificates for all purposes under the Class B Preferred Stock. Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares of Class B Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the

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shares of Class B Preferred Stock in exchange and will not be considered to be owners or holders of the global security certificates or any of the shares of Class B Preferred Stock represented by those certificates for any purpose under the Class B Preferred Stock. All payments on the shares of Class B Preferred Stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

REPLACEMENT OF CLASS B PREFERRED STOCK CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed or lost, together with any indemnity that may be required by the transfer agent and us.

     We, however, are not required to issue any certificates representing shares of Class B Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of the Class B Preferred Stock formerly evidenced by the certificate.

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               [P] CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class B Preferred Stock and the common stock acquired upon the conversion thereof, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document. These authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary deals only with holders that will hold our Class B Preferred Stock or any of our common stock received upon conversion thereof as a "capital asset" (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, certain financial institutions, tax-exempt organizations, S Corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, expatriates subject to Code Section 877 and taxpayers subject to the alternative minimum tax. This summary also does not discuss our Class B Preferred Stock held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the "functional currency" of a U.S. holder (as defined below) is not the U.S. dollar. Moreover, the effect of any applicable estate, state, local or non-U.S. tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS B PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     The term "U.S. holder" means a holder of our Class B Preferred Stock (or common stock received upon conversion thereof) that is, for U.S. federal income tax purposes:

         (1) a citizen or resident of the United States;

         (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any political subdivision thereof;

         (3) an estate, the income of which is subject to U.S. federal income taxation regardless of source; or

         (4) a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions, or
     (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

     The term "non-U.S. holder" means a holder of our Class B Preferred Stock (or common stock received upon conversion thereof) that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

     A holder of our Class B Preferred Stock (or common stock received upon conversion thereof) that is a partnership for U.S. federal income tax purposes is not subject to income tax on income or gain derived from our Class B Preferred Stock (or common stock received upon conversion thereof). A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. holders or

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non-U.S. holders depending on whether (i) the partner is a U.S. or a non-U.S.
person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which the income or gain is effectively connected. If you are a partner of a partnership holding our Class B Preferred Stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class B Preferred Stock (or common stock received upon conversion thereof).

U.S. HOLDERS

     DISTRIBUTIONS. Distributions of cash on our Class B Preferred Stock (or common stock received upon conversion thereof) will be taxed as dividends to the extent they are paid out of our current or accumulated earnings and profits (as calculated for U.S. federal income tax purposes). To the extent that the amount of any distribution paid on our Class B Preferred Stock (or common stock received upon conversion thereof) exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. holder's adjusted tax basis in the Class B Preferred Stock (or common stock received upon conversion thereof) and thereafter as capital gain, which will be long-term capital gain if the holder has held such stock for more than one year.

     Dividends received by non-corporate U.S. holders on or before December 31, 2008 will be "qualified dividends," taxed at the rates applicable to long-term capital gains if (i) the holder has held the stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and ending 60 days after the ex-dividend date and (ii) the holder is not obligated to make related payments with respect to those positions in substantially similar or related property. Non-corporate U.S. holders should consult their own tax advisors regarding their eligibility for such lower tax rates.

     Corporate U.S. holders of our Class B Preferred Stock (or common stock received upon conversion thereof) generally should be eligible for the 70% dividends received deduction with respect to the portion of any distribution which is taxed as a dividend for U.S. federal income tax purposes. However, corporate U.S. holders should consider the possible effect on them of (i)
section 1059 of the Code, which reduces a corporate shareholder's basis in stock (and may result in the recognition of gain) by the nontaxed portion of an "extraordinary dividend" where such holder has not held the stock for more than two years before the dividend announcement date, (ii) section 246A of the Code, which reduces the dividends received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in "portfolio stock," (iii) section 246(b) of the Code, which limits the amount of the dividends received deduction to a percentage of the shareholder's taxable income, and (iv) section 246(c) of the Code, which, among other things, disallows the dividends received deduction in respect of any dividend on a share of stock that has been held for 45 days or less during the 90-day period beginning on the date which is 45 days before the ex-dividend date with respect to such dividend (or held 90 days or less during a 180-day period, in the case of certain preferred dividends attributable to periods aggregating in excess of 366 days). For this purpose, any period in which a holder of our Class B Preferred Stock (or common stock received upon conversion thereof) (i) has an option to sell, (ii) is under a contractual obligation to sell, has made (and not closed) a short sale of, or has granted certain options to buy substantially identical stock or securities, or (iii) holds one or more other positions with respect to substantially similar or related property that diminish the risk of loss of holding such stock, will not be counted toward the 45-day (or 90-day) holding period. Corporate U.S. holders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation's alternative minimum taxable income for the tax year and which is calculated without regard to the dividends received deduction. Corporate U.S. holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction.

     SALE OR EXCHANGE. A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of our Class B Preferred Stock (or common stock received upon conversion thereof) equal to the difference between the amount of cash and the fair market value of property received and the U.S. Holder's adjusted tax basis in the stock sold or exchanged. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stock was held for a period exceeding one year. The deductibility of

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capital losses is subject to certain limitations; U.S. holders should consult their tax advisors regarding these limitations.

     CONVERSION. A U.S. holder generally will not recognize gain or loss upon the conversion of our Class B Preferred stock into shares of our common stock except with respect to any cash the U.S. holder receives in lieu of fractional shares of our common stock. However, a U.S. holder may recognize dividend income to the extent that it receives cash or common stock in respect of dividends in arrears on the Class B Preferred Stock at the time of its conversion into common stock.

     A U.S. holder that receives cash in lieu of fractional shares will be treated as receiving a "dividend" subject to tax in accordance with the principles described above in "Distributions" if such receipt of cash has "the effect of the distribution of a dividend" (as described below) for U.S. federal income tax purposes. In such a case, the portion of the U.S. holder's tax basis (reduced for amounts, if any, treated as a return of capital) in the Class B Preferred Stock allocable to the fractional share will be transferred to the common stock received upon conversion, subject, in the case of a corporate holder, to reduction or possible gain recognition under Section 1059 of the Code. If the receipt of cash in lieu of fractional shares does not have "the effect of the distribution of a dividend," a U.S. holder that receives cash in lieu of fractional shares will recognize gain or loss in an amount equal to the difference between the portion of such holder's tax basis in our Class B Preferred Stock allocable to the fractional share and the cash payment received in lieu thereof. Such gain or loss would be capital gain and would be long-term capital gain if the holding period for such stock exceeded one year.

     If there is a Provisional Conversion, the income tax consequences regarding the receipt of the additional cash amount equal to the present value of all remaining dividend payments (see "Description of the Mandatorily Convertible Preferred Stock -- Provisional Conversion") are unclear. The additional cash amount could be treated as a distribution, subject to tax as a dividend to the extent of our current and accumulated earnings and profits, as described above under "Distributions." Alternatively, the additional cash amount could be treated as an additional payment received in connection with the conversion of our Class B Preferred Stock into common stock, in which case any gain realized by a holder on such conversion (i.e., the excess (if any) of the amount of cash and the fair market value of common stock received over the adjusted tax basis of Class B Preferred Stock relinquished) would be recognized to the extent of the additional cash amount. This recognized gain would be subject to tax as a dividend, to the extent of our current and accumulated earnings and profits, if the receipt of the additional cash amount is treated as the distribution of a dividend under section 302(a) of the Code. Gain recognized in excess of a holder's ratable share of our current and accumulated earnings and profits would be capital gain. If the receipt of the additional cash amount is not treated as the distribution of a dividend under section 302(a) of the Code, the gain recognized by a U.S. holder would be capital gain and would be long-term capital gain if the holding period exceeded one year.

     To determine if the receipt of the cash paid in lieu of fractional shares or of the additional cash amount is treated as the distribution of a dividend for U.S. federal income tax purposes, a U.S. holder would be treated as if it received solely our common stock upon conversion of our Class B Preferred Stock and then exchanged the extra shares of common stock for the cash received. The receipt of the additional cash will be treated as the distribution of a dividend under section 302(a) of the Code unless the deemed redemption of the common stock meets one of the tests set forth in section 302(b) of the Code. Under one of these tests, the deemed purchase of such extra shares by the Company for cash will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in the Company as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." Prospective investors are advised to consult their tax advisors to determine the tax treatment of the receipt of cash paid in lieu of fractional shares or of the additional cash.

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     The tax basis of the common stock received upon conversion of shares of our
Class B Preferred Stock will generally be equal to the tax basis of the shares of Class B Preferred Stock so converted and the holding period of the common stock will generally include the holding period of the shares of Class B Preferred Stock converted. The tax basis of any common stock received on conversion and treated as a dividend will be equal to its fair market value on the date of the distribution and the holding period of such common stock will commence on the day after its receipt.

     Holders of our Class B Preferred Stock may not receive fewer shares of common stock upon conversion than the number they would receive by application of the minimum conversion rate nor more shares than the number they would receive by application of the maximum conversion rate, depending on when the shares are converted and, if converted on the mandatory conversion date, the market value of our common stock on such date. A holder's right to receive a greater number of shares of our common stock at the mandatory conversion date than they would receive by application of the minimum conversion rate could be viewed as a constructive distribution of stock to such holder under section 305 of the Code, which, if so treated, would be subject to tax as a dividend to the extent of our current and accumulated earnings and profits. While the matter is not free from doubt due to a lack of authority directly on point, such a right on the part of a holder of our Class B Preferred Stock should not result in a constructive distribution of stock. Accordingly, absent a change of law or a differing interpretation by the IRS after the date hereof, the Company will consistently treat the receipt of shares in a number greater than the number the shareholder would receive using the minimum conversion rate as other than a dividend. Prospective investors are urged to consult their tax advisors to determine the tax treatment of the additional common stock.

     ADJUSTMENT OF CONVERSION RATE. U.S. holders of our Class B Preferred Stock may be deemed to have received a constructive distribution of stock that is subject to tax as a dividend when the conversion rate is adjusted as described under "Description of the Mandatorily Convertible Preferred
Stock -- Anti-dilution Adjustments." An adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. holders generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided for in our Class B Preferred Stock (e.g., to take account of distributions of cash or property with respect to other classes of stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such a non-qualifying adjustment were made (or if adjustments were not made in certain cases), U.S. holders of our Class B Preferred Stock would be deemed to have received a taxable stock distribution. In such case, the amount of the taxable stock distribution to be included in income would be the fair market value of the additional common stock to which U.S. holders of our Class B Preferred Stock would be entitled by reason of the increase in such holders' proportionate equity interest in the Company to the extent of our current and accumulated earnings and profits. The taxable stock distribution would be taxable in the same manner as a cash distribution of an equal amount would be taxed (as explained above in "Dividends"). U.S. holders of our Class B Preferred Stock would be required to include their allocable share of that constructive dividend in gross income but would not receive any cash related to it.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. In general, a payor must report certain information to the IRS with respect to payments of dividends on, and payments of the proceeds of the sale or redemption of, our Class B Preferred Stock to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in
Section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

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NON-U.S. HOLDERS

     DIVIDENDS. In general, distributions treated as dividends (possibly including certain constructive distributions described above in "Adjustment of Conversion Rate") received by non-U.S. holders on our Class B Preferred Stock (or common stock received upon conversion thereof) will be subject to a 30% U.S. federal withholding tax, subject to reduction if the holder is eligible for the benefits of an applicable income tax treaty. Dividends that are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (or if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements described below). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

     For purposes of obtaining a reduced rate of withholding under an income tax treaty or to establish an exemption from withholding on effectively connected dividends, a non-U.S. holder should provide a properly executed Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form to us or our paying agent.

     SALE OR OTHER TAXABLE DISPOSITION. Non-U.S. holders will generally not be subject to U.S. federal income taxes, including withholding taxes, on gain recognized on a disposition of our Class B Preferred Stock (or common stock received upon conversion thereof) as long as (i) the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder); (ii) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; and (iii) we are not and have not been a "United States real property holding corporation," within the meaning of section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period. We do not believe that we are currently, nor do we anticipate becoming, a United States real property holding corporation.

     CONVERSION. Non-U.S. holders generally will not recognize any gain or loss for United States federal income tax purposes upon the conversion of our Class B Preferred Stock into our common stock. However a non-U.S. holder (i) receiving cash in lieu of fractional shares, (ii) receiving additional cash amounts pursuant to a Provisional Conversion or (iii) receiving dividends in arrears in the form of cash or additional common stock on conversion will be treated as described in the discussion above pertaining to U.S. holders with respect to those distributions. If any of those distributions are treated as dividends for U.S. federal income tax purposes, we must withhold 30% of such distribution as described above in "Non-U.S. Holders -- Dividends" unless we receive the forms and certifications described in that section. If we withhold tax from any payment of such amounts and such payment were determined not to be subject to tax in the United States, a non-U.S. holder would be entitled to a refund of any tax withheld.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. United States information reporting requirements and backup withholding tax generally will not apply to payments made on, and payments of the proceeds of the sale or redemption of, our Class B Preferred Stock (or common stock received upon conversion thereof) to a non-U.S. holder if the statement described in "Non-U.S. holders -- Dividends" is duly provided by such holder, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person. If a non-U.S. holder holds our Class B Preferred Stock through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to us.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock that we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our certificate of incorporation, including any certificates of designations that are a part of our certificate of incorporation, and our bylaws and the DGCL, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation, including any certificates of designations, and our bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

     Our certificate of incorporation authorizes us to issue 8,000,000,000 shares of common stock, par value $0.01 per share, and 265,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2003 there were 100,115,749 shares of our common stock outstanding and 34,386,740 shares of our Class A Preferred Stock outstanding. We have also issued Series A Warrants to purchase shares of our common stock. The Series A Warrants are exercisable for an aggregate of 6,000,000 shares of our common stock at an exercise price of $27.60 per share, subject to certain anti-dilution provisions, and expire on September 10, 2008.

CLASS A PREFERRED STOCK

     In connection with our predecessor's Plan of Reorganization, we issued 34,386,740 shares of Class A Preferred Stock to holders of our predecessor's senior bank debt.

     RANKING. The shares of Class A Preferred Stock have preference over the shares of common stock with respect to payment of dividends and the distribution of assets in the event of our liquidation, winding up or dissolution.

     LIQUIDATION. Upon our liquidation, dissolution or winding up, no distribution shall be made:

     - to the holders of stock ranking junior to the Class A Preferred Stock unless, prior thereto, the holders of Class A Preferred Stock shall have received $25.00 per share (the "liquidation preference"), plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, through the date of such payment, or

     - to the holders of stock ranking on a parity with the Class A Preferred Stock, except distributions made ratably on the Class A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     DIVIDENDS. Holders of shares of Class A Preferred Stock are initially entitled to receive dividends at a rate per annum equal to 10.5% of the liquidation preference per share. The dividend rate per annum increases to 11% on September 10, 2005, the second anniversary of the issue date. These dividends are cumulative and are payable semi-annually in additional shares of Class A Preferred Stock until the later of:

     - September 10, 2005, the second anniversary of the issue date; and

     - the next fiscal quarter after the date that our principal insurance subsidiaries achieve at least an "A-" category financial strength rating by A.M. Best.

Thereafter, such dividends are payable semi-annually in cash out of funds legally available for the payment of dividends or, at our option, in additional shares of Class A Preferred Stock.

     We may not declare, pay or set apart for payment any dividends or other distributions on parity securities or junior securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any parity securities or junior securities, and will not permit any corporation or other entity we directly or indirectly control to
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purchase or redeem any parity securities or junior securities, unless full cumulative dividends have been paid on the Class A Preferred Stock.

     VOTING. Holders of Class A Preferred Stock vote as a class on each of the following events or transactions, unless all of the Class A Preferred Stock is redeemed concurrently with such event or transaction:

     - sale of all or substantially all of our assets;

     - our merger or consolidation;

     - our liquidation or dissolution;

     - issuances of subsidiary preferred stock to a third party;

     - issuances of debt (with certain exceptions) or senior equity securities unless the proceeds are used to pay down debt under our Senior Credit Facility;

     - issuances of pari passu securities unless the proceeds are used to pay down debt under our Senior Credit Facility or to redeem Class A Preferred Stock (subject to certain limitations);

     - amendments to our certificate of incorporation or Class A Preferred Stock certificate of designations that adversely change the rights or preferences of the Class A Preferred Stock; and

     - redemptions of and payment of cash dividends on pari passu and junior securities (subject to an exception for any bona fide plan for the benefit of our directors, officers or employees).

     Following the occurrence of a "trigger event," the holders of Class A Preferred Stock will have the right to vote on an as-converted basis on all corporate matters on which holders of common stock have the right to vote and will have the right to call a shareholders meeting for the election of directors and nominate directors to serve on the board of directors (subject to our right to cure certain trigger events until September 10, 2004, the first anniversary of the issue date). For purposes of the preceding sentence, a "trigger event" is defined to include:

     - reduction in certain A.M. Best ratings;

     - any payment default under our Senior Credit Facility;

     - any material adverse regulatory event affecting any material insurance subsidiary;

     - conversion rights under the Class A Preferred Stock becoming exercisable;

     - failure to comply with the minimum EBITDA requirements as set forth on Schedule A to the Class A Preferred Stock certificate of designations; and

     - failure to maintain certain minimum risk-based capital ratios as set forth on Schedules B and C to the Class A Preferred Stock certificate of designations.

     REDEMPTION. Subject to the limitations contained in our Senior Credit Facility, the availability of cash, and the limitations under applicable insurance laws, if any, we may, in our sole discretion, redeem any or all of the shares of Class A Preferred Stock, at a redemption price equal to the liquidation preference, plus all accrued but unpaid dividends, whether or not declared, for each share as of the redemption date. In the event of a redemption of only a portion of the then outstanding shares of Class A Preferred Stock, we will effect such redemption on a pro rata basis according to the number of shares held by each holder of Class A Preferred Stock, provided that we may redeem any or all such shares held by any holder of fewer than 100 shares (or shares held by any holder who would hold less than 100 shares as a result of such redemption), as we may determine.

     CONVERSION. Shares of Class A Preferred Stock are convertible by holders at any time on or after September 30, 2005 into shares of common stock at a conversion price of $20.35 per share, subject to adjustment upon the occurrence of certain events.

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     EXCHANGE.  On and after September 10, 2013, the tenth anniversary of the effective date of our predecessor's Plan of Reorganization, shares of Class A Preferred Stock are exchangeable, at the holder's option, into shares of common stock having a fair market value on the exchange date equal to the liquidation preference, plus accrued and unpaid dividends, whether declared or not, subject to a maximum number of shares of common stock issuable upon exchange. At our option, we may pay cash in an amount equal to the liquidation preference, plus accrued and unpaid dividends, whether declared or not, in lieu of delivering shares of common stock upon exchange.

     OTHER. Our Class A Preferred Stock currently is quoted on the Over-the-Counter Bulletin Board under the symbol "CNSJP." Wachovia Bank, N.A. is the transfer agent and registrar for our Class A Preferred Stock.

[C] CLASS B PREFERRED STOCK

     Concurrently with this offering of common stock, we plan to issue shares of Class B Preferred Stock.

     RANKING. The shares of Class B Preferred Stock have preference over the shares of common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, winding up or dissolution.

     LIQUIDATION. Upon our liquidation, dissolution or winding up, no distribution shall be made:

     - to the holders of stock ranking junior to the Class B Preferred Stock unless, prior thereto, the holders of Class B Preferred Stock shall have
       received $     per share (the "liquidation preference"), plus an amount
       equal to accrued but unpaid dividends thereon, whether or not declared, through the date of such payment, or

     - to the holders of stock ranking on a parity with the Class B Preferred Stock, unless such distributions are made ratably on the Class B Preferred Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     DIVIDENDS.  Holders of shares of Class B Preferred Stock are entitled to
receive dividends in cash at a rate per annum equal to $     per share. The
initial dividend on the Class B Preferred Stock, for the first dividend period,
assuming the issue date is           , 2004, will be $     per share of Class B
Preferred Stock. Each subsequent quarterly dividend on the shares of Class B Preferred Stock will be $ per share of Class B Preferred Stock. Accumulated
unpaid dividends will cumulate dividends at the annual rate of      %.

     We are obligated to pay a dividend on the Class B Preferred Stock unless prohibited by the terms of our senior credit facility or applicable law. The shares of Class B Preferred Stock are entitled to receive payment of dividends pro rata with any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the Class B Preferred Stock.

     PAYMENT RESTRICTIONS. Unless all dividends on the Class B Preferred Stock have been paid, we may not declare or pay any dividend or make any distribution of assets on any of our junior securities now or hereafter authorized, including our common stock, which we call junior stock, other than dividends or distributions in the form of junior stock. We may not redeem, purchase or otherwise acquire any junior stock, except upon conversion or exchange for other junior stock other than the Class A Preferred Stock, or redeem, purchase or otherwise acquire any parity securities now or hereafter authorized, except upon conversion or exchange for junior stock.

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     VOTING.  Unless the approval of a greater number of shares of Class B
Preferred Stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of Class B Preferred Stock then outstanding, voting together as a single class:

     - sell, lease or convey all or substantially all of our assets;

     - merge or consolidate with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of the Class B Preferred Stock or the holders thereof are adversely affected;

     - voluntarily liquidate, dissolve or wind up our affairs;

     - amend, alter or repeal any provisions of our amended and restated certificate of incorporation or by-laws by way of merger, consolidation or otherwise, that would affect adversely any right, preference, privilege or voting power of the Class B Preferred Stock;

     - reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the Class B Preferred Stock; or

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking senior to the Class B Preferred Stock; provided, that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking on a parity with or junior to the Class B Preferred Stock without the vote of the holders of the Class B Preferred Stock;

     In addition, we will not, without the approval of each holder of shares of Class B Preferred Stock affected thereby, amend our amended and restated certificate of incorporation in a manner that:

     - adversely changes the dividends payable on the Class B Preferred Stock;

     - adversely changes the liquidation preference of the Class B Preferred Stock; or

     - adversely affects the conversion provisions of the Class B Preferred
       Stock.

     If and whenever six full quarterly dividends, whether or not consecutive, payable on the Class B Preferred Stock or any Parity Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of our Class B Preferred Stock and any Parity Stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of such preferred stock, including the Class B Preferred Stock, may request that we call a special meeting of the holders of such preferred stock for the purpose of electing the additional directors and we must call such meeting within 30 days of such request. If we fail to call such a meeting within 30 days of such request, then holders of 10% of such outstanding preferred stock, including the Class B Preferred Stock, taken as a single class, can call a meeting. If all accumulated dividends on such preferred stock, including the Class B Preferred Stock, have been paid in full or set apart for payment and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of the Class B Preferred Stock and such other preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

     REDEMPTION.  The Class B Preferred Stock is not redeemable.

     MANDATORY CONVERSION.  Each of the shares of Class B Preferred Stock,
unless previously converted, will automatically convert on           ,
          , which we call the mandatory conversion date, into a number of newly issued shares of our common stock at the conversion rate described below:

     - If the applicable market value of our common stock is equal to or greater
       than $     , which we call the threshold appreciation price, then the
       conversion rate will be      shares of our common stock per share of
       Class B Preferred Stock (the "minimum conversion rate").
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     - If the applicable market value of our common stock is less than the
       threshold appreciation price but greater than $     , which we call the
       initial price, the conversion rate will be equal to $          divided by
       the applicable market value of our common stock per share of Class B Preferred Stock.

     - If the applicable market value of our common stock is less than or equal
       to the initial price, the conversion rate will be          shares of our
       common stock per share of Class B Preferred Stock (the "maximum conversion rate").

     In addition to the number of newly issued shares of our common stock issuable upon conversion of each share of Class B Preferred Stock on the mandatory conversion date as provided above, holders will receive on the mandatory conversion date a payment in cash equal to all accumulated and unpaid dividends on the Class B Preferred Stock, to the extent not prohibited by the terms of our senior credit facility or applicable law. In the event that applicable law or our senior credit facility prohibit us from paying such accumulated and unpaid dividends in cash on the mandatory conversion date, we are obligated to deliver shares of our common stock in respect of such unpaid dividends.

     PROVISIONAL CONVERSION. Prior to the mandatory conversion date and on or after the day following the issue date of the Class B Preferred Stock, we may at our option cause the conversion of all, but not less than all, of the shares of Class B Preferred Stock then outstanding into shares of our common stock at the
minimum conversion rate of      shares of our common stock for each share of
Class B Preferred Stock; provided that the closing price per share of our common
stock has exceeded 150% of the threshold appreciation price, initially $     ,
for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we give notice of the optional conversion. We will be able to cause this conversion only if, in addition to issuing holders shares of our common stock as described above, we pay in cash
(1) an amount equal to any accrued and unpaid dividends on the shares of Class B Preferred Stock, whether or not declared, and (2) the present value of all remaining dividend payments on the shares of Class B Preferred Stock through and
including           , in each case, out of legally available assets.

     CONVERSION AT THE OPTION OF THE HOLDER. The holders of shares of Class B Preferred Stock have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date and on or after the day following the issue date of the Class B Preferred Stock, into shares of our common stock at
the minimum conversion rate of      shares of our common stock for each share of
Class B Preferred Stock.

     MANDATORY CONVERSION UPON CASH MERGER. Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of shares of Class B Preferred Stock will have the right to convert their shares of Class B Preferred Stock at the applicable mandatory conversion rate assuming that the trading day immediately before the cash merger is the mandatory conversion date.

     ANTI-DILUTION ADJUSTMENTS. The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

     - we pay dividends (and other distributions) on our common stock in shares of our common stock;

     - we issue to all holders of our common stock rights or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price" of our common stock;

     - we subdivide, split or combine our common stock;

     - we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property;

     - we or any of our subsidiaries successfully completes a tender or exchange offer for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next

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       succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

     - someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     OTHER. On or after the day immediately following the issue date of the Class B Preferred Stock, we will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the shares of Class B Preferred Stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Class B Preferred Stock then outstanding.

COMMON STOCK

     Our common stock is listed on the NYSE under the symbol "CNO." Wachovia Bank, N.A. is the transfer agent and registrar for our common stock. All outstanding shares of common stock are, and the shares of common stock issued under this prospectus will be, fully paid and non-assessable.

     DIVIDENDS. Except as otherwise provided by the DGCL or our certificate of incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise.

     VOTING. Except as otherwise provided by the DGCL or our certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of our stockholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share held by such holder on all matters voted upon by our stockholders.

     Notwithstanding the voting rights granted to holders of common stock and preferred stock in our certificate of incorporation or in any certificate of designations relating to any preferred stock, the voting rights of any common stock or preferred stock held by any holder as of September 10, 2003, the effective date of our predecessor's Plan of Reorganization, is automatically reduced with respect to any particular stockholder vote or action by written consent to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any of our direct or indirect insurance company subsidiaries, provided that no such reduction reduces (without such holder's written consent) such voting rights:

     - by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all stock entitled to vote or consent with respect to such vote or action, or

     - to the extent that such holder's acquisition of control or deemed acquisition of control of our direct and indirect insurance company subsidiaries has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries.

     BOARD OF DIRECTORS; CLASSIFICATION OF DIRECTORS. Except as otherwise provided in our certificate of incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders at which directors are elected and entitled to vote in the election of directors or pursuant to a valid written consent in lieu of a meeting.

     At each annual meeting of stockholders, directors are elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if
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

any such election is not so held, such election will take place at a stockholders' meeting called and held in accordance with the DGCL. Our directors are initially divided into two classes as nearly equal in size as is practicable, designated Class I and Class II. The term of office of the initial Class I directors expires at the next succeeding annual meeting of stockholders and the term of office of the initial Class II directors expires at the second succeeding annual meeting of stockholders. Other than the term of office of the initial Class II directors, the term of office of each Class of directors expires at the next succeeding annual meeting of stockholders. The initial Class I and Class II directors are those directors elected in connection with the adoption of our certificate of incorporation on September 10, 2003. At each annual meeting of stockholders, directors to replace those of a class or classes whose terms expire at such annual meeting will be elected to hold office until the next succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

     OTHER. Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of Conseco. Shares of common stock are not subject to calls or assessments.

SERIES A WARRANTS

     In connection with our predecessor's Plan of Reorganization, we issued Series A Warrants to purchase shares of our common stock to holders of our predecessor's trust preferred securities.

     GENERAL. Each Series A Warrant entitles its holder to purchase one share of common stock at a price of $27.60 per share. The Series A Warrants are exercisable for an aggregate of 6,000,000 shares of common stock and expire on September 10, 2008.

     ANTIDILUTION PROVISIONS.  If we:

     - pay a dividend or make a distribution on our common stock in shares of common stock,

     - subdivide the outstanding shares of common stock into a greater number of shares,

     - combine the outstanding shares of our common stock into a smaller number of shares, or

     - issue by reclassification of our common stock any shares of our capital stock,

     then the exercise price of the Series A Warrants in effect immediately prior to such action will be proportionately adjusted so that the holder of any Series A Warrant thereafter exercised may receive the aggregate number and kind of shares of our capital stock that such holder would have owned immediately following such action if such Series A Warrant had been exercised immediately prior to such action.

     The exercise price of the Series A Warrants will be adjusted if we issue any rights, options, warrants or other securities exercisable for, or convertible into, shares of our common stock to all holders of our common stock entitling them to purchase shares of common stock at a price per share less than the market price per share on the record date applicable to such distribution.

     No adjustment in the exercise price will be made unless the adjustment would require an increase or decrease of at least 1% in the exercise price. Any adjustments that are not made will be carried forward and taken into account in any subsequent adjustment.

     Upon each adjustment of the exercise price, each Series A Warrant outstanding prior to the making of the adjustment in the exercise price will thereafter evidence the right to receive upon payment of the adjusted exercise price a number of shares of common stock proportionately adjusted to reflect the adjustment in the exercise price.

     REORGANIZATION, MERGER OR SALE. If we consolidate or merge with or into, or transfer or lease all or substantially all our assets to, any person, upon consummation of such transaction the Series A Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder

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

of a Series A Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Series A Warrant immediately before the effective date of the transaction.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing our future takeover or change of control unless the takeover or change of control is approved by our Board of Directors. These provisions may also render the removal of the current Board of Directors and of management more difficult. These provisions include:

     - a classified Board of Directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our Board of Directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our predecessor's Plan of Reorganization;

     - advance notice requirements for stockholder proposals and nominations;

     - removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our predecessor's Plan of Reorganization; and

     - the authority of our Board of Directors to issue, without stockholder approval, certain series of preferred stock with such terms as the Board of Directors may determine.

ANTI-TAKEOVER EFFECTS OF CERTAIN INSURANCE LAWS

     The insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

REGISTRATION RIGHTS AGREEMENTS

     In connection with the Plan of Reorganization, we entered into registration rights agreements with certain of our predecessor's creditors who, upon our emergence from bankruptcy:

     - would be holders of 5% or more of a class of our equity securities,

     - notified us in writing that they are members of a "group" (as defined under the Exchange Act) owning 5% or more of a class of our equity securities, or

     - notified us in writing that they are "underwriters" within the meaning of
       Section 1145 of the Bankruptcy Code.

     The registration rights agreements cover our common stock and Class A Preferred Stock, and contain similar material terms and conditions. The following summary of our registration rights agreements describes some of their more important provisions. The complete agreements, which contain precise legal terms and conditions and other information summarized here, are filed as exhibits to the registration statement of which this prospectus forms a part.

     SHELF REGISTRATION. As soon as practicable after our emergence from bankruptcy, but in no event later than December 9, 2003, we were required to file a shelf registration statement covering the resale of registrable securities of the holders, and use reasonable best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable. Subject to customary blackouts referred to below, we

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

are required to use reasonable best efforts to keep the shelf registration statement continuously effective until the earliest of:

     - the date the registrable securities could be sold free of any volume limitations imposed by Rule 144,

     - the date all holders of registrable securities have disposed of all registrable securities, or

     - three years from the date on which the shelf registration statement was declared effective.

     All parties to the registration rights agreements declined to be included in any shelf registration statement. Accordingly, we did not file this shelf registration statement.

     DEMAND REGISTRATION. Any holder of registrable securities may make a written request for registration under the Securities Act of all or part of its registrable securities. We, however, are not obligated to effect:

     - any demand registration, except for the first demand registration under the agreement, unless the aggregate market value of the registrable securities covered by the request is at least $50,000,000,

     - more than one demand registration in any six-month period,

     - more than three demand registrations requested by any holder of registrable securities,

     - any demand registration within three months of a previous registration in which holders of registrable securities were given piggy-back rights (described below) and in which there was no reduction in the number of registrable securities included in such registration, or

     - any demand registration by holders of common stock that would be inconsistent with certain registration rights of holders of Class A Preferred Stock.

     The registration rights agreements contain customary provisions limiting, under certain circumstances, the number of registrable securities a holder may offer in a demand registration.

     PIGGY-BACK REGISTRATION. If we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities (other than registration statements on Form S-4 or Form S-8), we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request. The registration rights agreements contain customary provisions limiting, under certain circumstances, the number of registrable securities a holder may offer in a piggy-back registration.

     EXPENSES. We have agreed to pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one firm of attorneys for the holders of registrable securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Based on the confirmation order we received from the Bankruptcy Court on September 9, 2003, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt the offer and sale of our common stock, Class A Preferred Stock and Series A Warrants, which may have been deemed to have occurred through the solicitation of acceptances of the Plan of Reorganization, from the registration requirements of the Securities Act of 1933, as amended.

     Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied:

     - the securities are issued by a company (a "debtor" under the Bankruptcy
       Code), or its affiliates or successors, under a plan of reorganization;

     - the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and

     - the securities are issued in exchange for the recipients' claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than "underwriters," are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of common stock, Class A Preferred Stock and Series A Warrants issued under the Plan of Reorganization were advised to consult with their own legal counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability. It was a condition to consummation of the Plan of Reorganization that the Section 1145 exemption apply to the common stock, Class A Preferred Stock and Series A Warrants.

     The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) was not available to a recipient of common stock, Class A Preferred Stock or Series A Warrants if such individual or entity was deemed to be an "underwriter" with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term "underwriter" as one who

     - purchases a claim with a view toward distribution of any security to be received in exchange for the claim,

     - offers to sell securities issued under a plan for the holders of such securities,

     - offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or

     - is a control person of the issuer of the securities.

     Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein) which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a Chapter 11 plan), subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions. Recipients of common stock, Class A Preferred Stock and Series A Warrants under the Plan of Reorganization who believed they may have been statutory underwriters as defined by Section 1145 of the Bankruptcy Code were advised to consult with their own counsel as to the availability of the exemption provided by Rule 144. These holders also have rights to have their shares registered for resale under the Securities Act. See "Description of Capital Stock -- Registration Rights" above.

     On September 16, 2003, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued and reserved for future issuance under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The registration statement, which covers 10,000,000 shares, became effective upon filing. Accordingly, shares of restricted stock and shares issued upon the exercise of stock options granted under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan are eligible for resale in the public market from time to time, subject to vesting restrictions.

     [C] After the completion of this offering, [P] After the completion of the
concurrent common stock offering, we will have           shares of common stock
outstanding. This number includes           million shares that we are selling
[C] in this offering [P] in the concurrent common stock offering, which may be resold immediately in the public market. In addition, shares of our outstanding Class A Preferred Stock are convertible by holders at any time on or after September 30, 2005 into shares of our common stock. The Class A Preferred Stock is convertible into an aggregate amount of approximately 42.5 million shares of our common stock, determined as of September 30, 2003. This amount will increase as the holders receive dividends, payable in additional shares of Class A Preferred Stock, at a rate per annum equal to 10.5% of the liquidation preference per share, semi-annually until September 10, 2005, when the rate increases to 11%, and may increase as a result of anti-dilution adjustments. Holders of our outstanding Series A Warrants are entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The Series A Warrants are exercisable for an aggregate of up to 6.0 million shares of common stock and expire on September 10, 2008. [C] Holders of our Class B Preferred Stock issued in the concurrent offering will be entitled at their option at any time on or after the first day after issuance of the Class B Preferred Stock to convert the shares of
Class B Preferred Stock into an aggregate of           shares of our common
stock and, under specified circumstances, such shares could be convertible into
an aggregate of up to           shares of our common stock. In the event that we
are unable to pay all accumulated dividends on the Class B Preferred Stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. [P] Holders of our Class B Preferred Stock issued in this offering will be entitled at their option at any time on or after the first day after issuance of the Class B Preferred Stock to convert the shares of Class B
Preferred Stock into an aggregate of           shares of our common stock and,
under specified circumstances, such shares could be convertible into an
aggregate of up to           shares of our common stock. In the event that we
are unable to pay all accumulated dividends on the Class B Preferred Stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. See "Description of Capital Stock" [P] and "Description of the Mandatory Convertible Preferred Stock, Class B."

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

                                [C] UNDERWRITING

     We and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

                                                              Number of
                        Underwriters                           Shares
                        ------------                          ---------
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
Banc of America Securities LLC..............................
  Total.....................................................

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase      additional shares.

                                                                 Paid by Conseco
                                                           ---------------------------
                                                           No Exercise   Full Exercise
                                                           -----------   -------------
Per Share................................................   $              $
Total....................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to other brokers
or dealers at a discount of up to $     per share from the initial price to
public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     We and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period
from the date of this prospectus continuing through the date      days after the
date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to any transfers (i) under our existing employee benefit plans or (ii) by gift or for estate planning purposes, so long as in each case the transferee agrees to be bound in writing by the restrictions for the remaining period, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or (iv) by us in the concurrent offering of our Class B Preferred Stock.

     In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter effecting a stabilizing transaction has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it will have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter acknowledges that the shares may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "Securities and Futures Act")
(ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

     Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     We estimate that our total out-of-pocket expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $     .

     A prospectus in electronic format will be made available on Internet web sites maintained by one or more of the lead or co-managers of this offering and may also be made available on web sites maintained by other underwriters.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as underwriters in the concurrent public offering of our Class B Preferred Stock. Furthermore, Banc of America Securities LLC is joint lead arranger and joint bookrunner under our existing credit facility.

                                [P] UNDERWRITING

     We and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class B Preferred Stock being offered. The closing of the offering of the Class B Preferred Stock is conditioned upon the closing of the concurrent offering of common stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

                                                               Number of
                        Underwriters                            Shares
                        ------------                           ---------
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
J.P. Morgan Securities Inc. ................................
  Total.....................................................

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase           additional shares.

                                                                 Paid by Conseco
                                                           ---------------------------
                                                           No Exercise   Full Exercise
                                                           -----------   -------------
Per Share................................................       $              $
Total....................................................       $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to other brokers
or dealers at a discount of up to $     per share from the initial price to
public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     We and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period
from the date of this prospectus continuing through the date    days after the
date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to any transfers (i) under our existing employee benefit plans or (ii) by gift or for estate planning purposes, so long as in each case the transferee agrees to be bound in writing by the restrictions for the remaining period, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or (iv) by us in the concurrent offering of our common stock.

     In connection with this offering, the underwriters may purchase and sell shares of our Class B Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class B Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class B Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter effecting a stabilizing transaction has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our Class B Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class B Preferred Stock. As a result, the price of our Class B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it will have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter acknowledges that the shares may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

     Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     We estimate that our total out-of-pocket expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $     .

     A prospectus in electronic format will be made available on Internet web sites maintained by one or more of the lead or co-managers of this offering and may also be made available on web sites maintained by other underwriters.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as underwriters in the concurrent public offering of our common stock. Furthermore, J.P. Morgan Securities Inc. is joint lead arranger and joint bookrunner under our existing credit facility.

                                 LEGAL MATTERS

     [C] The validity of the shares of common stock offered hereby will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. William S. Kirsch has served as Executive Vice President, General Counsel and Corporate Secretary of Conseco, Inc. since September 2003. Mr. Kirsch's professional corporation, William S. Kirsch, P.C., is a partner of Kirkland & Ellis LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

     [P] The validity of the shares of Class B Preferred Stock offered hereby will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. William S. Kirsch has served as Executive Vice President, General Counsel and Corporate Secretary of Conseco, Inc. since September 2003. Mr. Kirsch's professional corporation, William S. Kirsch, P.C., is a partner of Kirkland & Ellis LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

                                    EXPERTS

     The predecessor financial statements included in this prospectus as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been so included in reliance on the report (which contains an explanatory paragraph related to the predecessor filing voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the securities offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information presented in the registration statement. Whenever one of our contracts or other documents is described, summarized or referred to in this prospectus, please be aware that this description, summary or reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission's website at http://www.sec.gov.

     We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we and our predecessor have filed annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any documents at the address set forth above.

     You may request copies of the filings, at no cost, by writing to the following address or calling the following telephone number:

                               Investor Relations
                                 Conseco, Inc.
                          11825 N. Pennsylvania Street
                             Carmel, Indiana 46032
                                (317) 817-2893.

                                 CONSECO, INC.

                         INDEX TO FINANCIAL STATEMENTS

         UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CONSECO, INC.,
                   A DELAWARE CORPORATION (THE "SUCCESSOR"),
               AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2003

Consolidated Balance Sheet..................................   F-2
Consolidated Statement of Operations........................   F-3
Consolidated Statement of Shareholders' Equity (Deficit)....   F-5
Consolidated Statement of Cash Flows........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                 AUDITED FINANCIAL STATEMENTS OF CONSECO, INC.,
                  AN INDIANA CORPORATION (THE "PREDECESSOR"),
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Report of Independent Accountants...........................   F-42
Consolidated Balance Sheet..................................   F-43
Consolidated Statement of Operations........................   F-45
Consolidated Statement of Shareholders' Equity (Deficit)....   F-47
Consolidated Statement of Cash Flows........................   F-50
Notes to Consolidated Financial Statements..................   F-51

                         CONSECO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                      SUCCESSOR            PREDECESSOR
                                                              --------------------------   ------------
                                                              SEPTEMBER 30,   AUGUST 31,   DECEMBER 31,
                                                                  2003           2003          2002
                                                              -------------   ----------   ------------
                                                                     (UNAUDITED)
                                                                        (DOLLARS IN MILLIONS)
                                                ASSETS
Investments:
  Actively managed fixed maturities at fair value (amortized cost:
    September 30, 2003 -- $18,885.5; August 31,
      2003 -- $18,701.0; December 31, 2002 -- $18,989.8)....    $19,352.7     $18,701.0     $19,417.4
  Equity securities at fair value (cost: September 30,
    2003, -- $104.6; August 31, 2003 -- $101.4; December 31,
    2002 -- $161.4).........................................        107.5         101.4         156.0
  Mortgage loans............................................      1,154.1       1,159.7       1,308.3
  Policy loans..............................................        514.2         515.8         536.2
  General Motors building...................................           --       1,336.3            --
  Trading securities........................................        944.9         952.1            --
  Venture capital investment in AT&T Wireless Services, Inc.
    at fair value (cost: September 30, 2003 -- $36.4; August
    31, 2003 -- $36.4; December 31, 2002 -- $14.2)..........         33.7          36.4          25.0
  Other invested assets.....................................        308.7         321.5         340.8
                                                                ---------     ---------     ---------
      Total investments.....................................     22,415.8      23,124.2      21,783.7
Cash and cash equivalents:
  Unrestricted..............................................      1,724.3       1,215.9       1,268.9
  Restricted................................................         22.1            --            --
Accrued investment income...................................        316.0         304.6         389.8
Value of policies inforce at the Effective Date.............      2,770.4       2,836.9            --
Cost of policies purchased..................................           --            --       1,170.0
Cost of policies produced...................................         23.2            --       2,014.4
Reinsurance receivables.....................................        933.6         932.3         934.2
Income tax assets...........................................         86.7          88.0         101.5
Goodwill....................................................        935.4       1,102.8         100.0
Other tangible assets.......................................        173.8         174.8            --
Assets held in separate accounts and investment trust.......         37.5          87.7         447.0
Assets of discontinued operations...........................           --            --      17,624.3
Other assets................................................        421.1         545.7         675.2
                                                                ---------     ---------     ---------
    Total assets............................................    $29,859.9     $30,412.9     $46,509.0
                                                                =========     =========     =========

                            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Liabilities for insurance and asset accumulation products:
    Interest-sensitive products.............................    $12,851.5     $12,837.9     $13,469.5
    Traditional products....................................     10,727.5      10,701.0       7,971.4
    Claims payable and other policyholder funds.............        873.1         886.7         909.2
    Liabilities related to separate accounts and investment
      trust.................................................         37.5          87.7         447.0
  Other liabilities.........................................        748.5         875.2         673.5
  Liabilities of discontinued operations....................           --            --      17,624.3
  Investment borrowings.....................................        524.4       1,224.4         669.7
  Notes payable -- direct corporate obligations.............      1,300.0       1,300.0            --
                                                                ---------     ---------     ---------
      Total liabilities not subject to compromise...........     27,062.5      27,912.9      41,764.6
                                                                ---------     ---------     ---------
  Liabilities subject to compromise.........................           --            --       4,873.3
                                                                ---------     ---------     ---------
      Total liabilities.....................................     27,062.5      27,912.9      46,637.9
                                                                ---------     ---------     ---------
Minority interest:
  Company-obligated mandatorily redeemable preferred
    securities of subsidiary trusts.........................           --            --       1,921.5
Shareholders' equity (deficit):
  Preferred stock...........................................        865.0         859.7         501.7
  Common stock and additional paid-in capital ($0.01 par
    value, 8,000,000,000 shares authorized, shares issued
    and outstanding: September 30, 2003 -- 100,098,119;
    August 31, 2003 -- 100,098,119; no par value,
    1,000,000,000 shares authorized, shares issued and
    outstanding at December 31, 2002 -- 346,007,133)........      1,640.3       1,640.3       3,497.0
  Accumulated other comprehensive income....................        273.2            --         580.6
  Retained earnings (deficit)...............................         18.9            --      (6,629.7)
                                                                ---------     ---------     ---------
      Total shareholders' equity (deficit)..................      2,797.4       2,500.0      (2,050.4)
                                                                ---------     ---------     ---------
      Total liabilities and shareholders' equity
        (deficit)...........................................    $29,859.9     $30,412.9     $46,509.0
                                                                =========     =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                SUCCESSOR              PREDECESSOR
                                                              --------------   ----------------------------
                                                                ONE MONTH      TWO MONTHS     THREE MONTHS
                                                                  ENDED           ENDED          ENDED
                                                              SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                                                   2003           2003            2002
                                                              -------------    ----------    -------------
                                                                               (UNAUDITED)
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Insurance policy income...................................   $      256.2     $   516.8      $   902.6
  Net investment income:
    General account assets..................................          106.0         237.3          373.0
    Policyholder and reinsurer accounts.....................           (2.1)          6.8          (32.6)
    Venture capital income (loss) related to investment in
      AT&T Wireless Services, Inc...........................           (2.7)          2.0           (6.6)
    Net realized investment gains (losses)..................            6.7         (35.8)        (261.1)
  Fee revenue and other income..............................            2.2           7.8           15.5
                                                               ------------     ---------      ---------
      Total revenues........................................          366.3         734.9          990.8
                                                               ------------     ---------      ---------
Benefits and expenses:
  Insurance policy benefits.................................          243.3         407.4          883.4
  Provision for losses......................................             --          24.5           59.9
  Interest expense (contractual interest of $73.7 for the
    two months ended August 31, 2003).......................            7.0          55.4           84.5
  Amortization..............................................           26.9          44.8          200.2
  Other operating costs and expenses........................           51.3         106.8          180.8
  Goodwill impairment.......................................             --            --          500.0
  Special charges...........................................             --            --           34.9
  Reorganization items......................................             --      (2,163.0)            --
                                                               ------------     ---------      ---------
      Total benefits and expenses...........................          328.5      (1,524.1)       1,943.7
                                                               ------------     ---------      ---------
      Income (loss) before income taxes, minority interest
         and discontinued operations........................           37.8       2,259.0         (952.9)
Income tax expense (benefit):
  Tax expense (benefit) on period income (losses)...........           13.6          17.7         (154.8)
  Valuation allowance for deferred tax assets...............             --            --          311.4
                                                               ------------     ---------      ---------
      Income (loss) before minority interest and
         discontinued operations............................           24.2       2,241.3       (1,109.5)
Minority interest:
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts, net of income
    taxes...................................................             --            --           29.2
                                                               ------------     ---------      ---------
      Income (loss) before discontinued operations..........           24.2       2,241.3       (1,138.7)
  Discontinued operations, net of income taxes..............             --            --         (630.3)
                                                               ------------     ---------      ---------
      Net income (loss).....................................           24.2       2,241.3       (1,769.0)
  Preferred stock dividends.................................            5.3            --             .2
                                                               ------------     ---------      ---------
      Net income (loss) applicable to common stock..........   $       18.9     $ 2,241.3      $(1,769.2)
                                                               ============     =========      =========
Earnings per common share:
  Basic:
    Weighted average shares outstanding.....................    100,098,000
                                                               ============
    Net income..............................................   $        .19
                                                               ============
  Diluted:
    Weighted average shares outstanding.....................    144,671,000
                                                               ============
    Net income..............................................   $        .17
                                                               ============

   The accompanying notes are an integral part of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                                                               SUCCESSOR             PREDECESSOR
                                                             -------------   ----------------------------
                                                               ONE MONTH     EIGHT MONTHS    NINE MONTHS
                                                                 ENDED          ENDED           ENDED
                                                             SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                                                 2003            2003           2002
                                                             -------------   ------------   -------------
                                                                             (UNAUDITED)
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Insurance policy income..................................  $      256.2     $ 2,204.3       $ 2,726.2
  Net investment income:
    General account assets.................................         106.0         933.3         1,164.2
    Policyholder and reinsurer accounts....................          (2.1)         25.2          (106.3)
    Venture capital income (loss) related to investment in
      AT&T Wireless Services, Inc..........................          (2.7)         10.5          (106.6)
    Net realized investment gains (losses).................           6.7          (5.4)         (493.9)
  Fee revenue and other income.............................           2.2          34.3            56.1
                                                             ------------     ---------       ---------
      Total revenues:......................................         366.3       3,202.2         3,239.7
                                                             ------------     ---------       ---------
Benefits and expenses:
  Insurance policy benefits................................         243.3       2,138.7         2,469.9
  Provision for losses.....................................            --          55.6           199.9
  Interest expense (contractual interest of $268.5 for the
    eight months ended August 31, 2003)....................           7.0         202.5           248.8
  Amortization.............................................          26.9         341.4           635.2
  Other operating costs and expenses.......................          51.3         422.3           510.1
  Goodwill impairment......................................            --            --           500.0
  Special charges..........................................            --            --           103.1
  Extraordinary gain on extinguishment of debt.............            --            --            (1.8)
  Reorganization items.....................................            --      (2,130.5)             --
                                                             ------------     ---------       ---------
      Total benefits and expenses..........................         328.5       1,030.0         4,665.2
                                                             ------------     ---------       ---------
      Income (loss) before income taxes, minority interest,
         discontinued operations and cumulative effect of
         accounting change.................................          37.8       2,172.2        (1,425.5)
Income tax expense (benefit):
  Tax expense (benefit) on period income (losses)..........          13.6         (13.5)         (316.1)
  Valuation allowance for deferred tax assets..............            --            --         1,314.4
                                                             ------------     ---------       ---------
      Income (loss) before minority interest, discontinued
         operations and cumulative effect of accounting
         change............................................          24.2       2,185.7        (2,423.8)
Minority interest:
  Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts, net of
    income taxes...........................................            --            --            87.6
                                                             ------------     ---------       ---------
      Income (loss) before discontinued operations and
         cumulative effect of accounting change............          24.2       2,185.7        (2,511.4)
Discontinued operations, net of income taxes...............            --          16.0          (686.6)
Cumulative effect of accounting change for goodwill
  impairment, net of income taxes..........................            --            --        (2,949.2)
                                                             ------------     ---------       ---------
      Net income (loss)....................................          24.2       2,201.7        (6,147.2)
Preferred stock dividends..................................           5.3            --             2.1
                                                             ------------     ---------       ---------
      Net income (loss) applicable to common stock.........  $       18.9     $ 2,201.7       $(6,149.3)
                                                             ============     =========       =========
Earnings per common share:
  Basic:
    Weighted average shares outstanding....................   100,098,000
                                                             ============
    Net income.............................................  $        .19
                                                             ============
  Diluted:
    Weighted average shares outstanding....................   144,671,000
                                                             ============
    Net income.............................................  $        .17
                                                             ============

   The accompanying notes are an integral part of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                 COMMON STOCK     ACCUMULATED
                                                                                AND ADDITIONAL       OTHER       RETAINED
                                                                    PREFERRED      PAID-IN       COMPREHENSIVE   EARNINGS
                                                          TOTAL       STOCK        CAPITAL       INCOME (LOSS)   (DEFICIT)
                                                          -----     ---------   --------------   -------------   ---------
                                                                                   (UNAUDITED)
                                                                              (DOLLARS IN MILLIONS)
Predecessor balance, January 1, 2003..................  $(2,050.4)   $ 501.7       $ 3,497.0        $ 580.6      $(6,629.7)
  Comprehensive income, net of tax:
    Net income........................................    2,201.7         --              --             --        2,201.7
    Change in unrealized appreciation of investments
      (net of applicable income tax benefit of nil)...     (151.6)        --              --         (151.6)            --
                                                        ---------
        Total comprehensive income....................    2,050.1
  Change in shares for employee benefit plans.........         .3         --              .3             --             --
                                                        ---------    -------       ---------        -------      ---------
Predecessor balance, August 31, 2003..................         --      501.7         3,497.3          429.0       (4,428.0)
Elimination of Predecessor's equity securities........   (3,999.0)    (501.7)       (3,497.3)            --             --
Issuance of Successor's equity securities.............    2,500.0      859.7         1,640.3             --             --
Fresh start adjustments...............................    3,999.0         --              --         (429.0)       4,428.0
                                                        ---------    -------       ---------        -------      ---------
Successor balance, August 31, 2003....................    2,500.0      859.7         1,640.3             --             --
  Comprehensive income, net of tax:
    Net income........................................       24.2         --              --             --           24.2
    Change in unrealized appreciation of investments
      (net of applicable income tax expense of
      $154.4).........................................      273.2         --              --          273.2             --
                                                        ---------
        Total comprehensive income....................      297.4
    Payment-in-kind dividends on convertible
      exchangeable preferred stock....................        5.3        5.3              --             --             --
    Dividends on preferred stock......................       (5.3)        --              --             --           (5.3)
                                                        ---------    -------       ---------        -------      ---------
Successor balance, September 30, 2003.................  $ 2,797.4    $ 865.0       $ 1,640.3        $ 273.2      $    18.9
                                                        =========    =======       =========        =======      =========
Predecessor balance, January 1, 2002..................  $ 4,753.0    $ 499.6       $ 3,484.3        $(439.0)     $ 1,208.1
  Comprehensive loss, net of tax:
    Net loss..........................................   (6,147.2)        --              --             --       (6,147.2)
    Change in unrealized depreciation of investments
      (net of applicable income tax expense of
      $324.0).........................................      569.4         --              --          569.4             --
                                                        ---------
        Total comprehensive loss......................   (5,577.8)
  Issuance of shares for stock options and for
    employee benefit plans............................       13.0         --            13.0             --             --
  Payment-in-kind dividends on convertible preferred
    stock.............................................        2.1        2.1              --             --             --
  Dividends on preferred stock........................       (2.1)        --              --             --           (2.1)
                                                        ---------    -------       ---------        -------      ---------
Predecessor balance, September 30, 2002...............  $  (811.8)   $ 501.7       $ 3,497.3        $ 130.4      $(4,941.2)
                                                        =========    =======       =========        =======      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             SUCCESSOR             PREDECESSOR
                                                           -------------   ----------------------------
                                                             ONE MONTH     EIGHT MONTHS    NINE MONTHS
                                                               ENDED          ENDED           ENDED
                                                           SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                                               2003            2003           2002
                                                           -------------   ------------   -------------
                                                                           (UNAUDITED)
                                                                      (DOLLARS IN MILLIONS)
Cash flows from operating activities:
  Insurance policy income................................    $   223.7      $ 1,876.2      $  2,313.1
  Net investment income..................................        103.6          933.5         2,723.6
  Fee revenue and other income...........................          2.2           34.3           236.6
  Insurance policy benefits..............................       (178.1)      (1,466.1)       (1,810.4)
  Interest expense.......................................           --             --        (1,013.1)
  Policy acquisition costs...............................        (25.6)        (287.5)         (391.4)
  Special charges........................................           --             --           (46.7)
  Reorganization items...................................           --          (26.5)             --
  Other operating costs..................................        (73.6)        (360.8)       (1,143.9)
  Taxes..................................................           .3           44.2          (130.4)
                                                             ---------      ---------      ----------
      Net cash provided by operating activities..........         52.5          747.3           737.4
                                                             ---------      ---------      ----------
Cash flows from investing activities:
  Sales of investments...................................      2,121.9        5,378.9        15,592.4
  Maturities and redemptions of investments..............        288.7        1,854.7         1,143.9
  Purchases of investments...............................     (1,225.6)      (7,385.9)      (15,771.7)
  Cash received from the sale of finance receivables, net
    of expenses..........................................           --             --         1,450.6
  Finance receivables originated.........................           --             --        (6,401.8)
  Consolidation of partnership which holds General Motors
    building.............................................         28.4             --              --
  Principal payments received on finance receivables.....           --             --         6,196.6
  Charge in restricted cash..............................        (22.1)            --              --
  Other..................................................          4.3          (19.6)         (139.2)
                                                             ---------      ---------      ----------
      Net cash provided (used) by investing activities...      1,195.6         (171.9)        2,070.8
                                                             ---------      ---------      ----------
Cash flows from financing activities:
  Amounts received for deposit products..................        121.8        1,272.7         3,465.0
  Withdrawals from deposit products......................       (133.1)      (1,784.2)       (4,228.6)
  Issuance of notes payable..............................           --             --         6,034.3
  Payments on notes payable..............................           --             --        (7,918.0)
  Ceding commission received on reinsurance
    transaction..........................................           --             --            83.0
  Change in cash held in restricted accounts for
    settlement of borrowings.............................           --             --          (210.7)
  Investment borrowings..................................       (700.0)        (145.3)       (1,399.6)
  Dividends on preferred shares and distributions on
    Company-obligated mandatorily redeemable preferred
    securities of subsidiary trusts......................           --             --           (86.2)
                                                             ---------      ---------      ----------
      Net cash used by financing activities..............       (711.3)        (656.8)       (4,260.8)
                                                             ---------      ---------      ----------
      Net increase (decrease) in cash and cash
         equivalents.....................................        536.8          (81.4)       (1,452.6)
Cash and cash equivalents, beginning of period...........      1,187.5        1,268.9         3,060.8
                                                             ---------      ---------      ----------
Cash and cash equivalents, end of period.................    $ 1,724.3      $ 1,187.5      $  1,608.2
                                                             =========      =========      ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following notes should be read together with the notes to the consolidated financial statements included in the 2002 Form 10-K of our predecessor, Conseco, Inc., an Indiana corporation ("Old Conseco").

     Conseco, Inc., a Delaware corporation ("CNO"), is the top tier holding company for our insurance subsidiaries that develop, market and administer supplemental health insurance, annuity, individual life insurance and other products. CNO became the successor to Old Conseco in connection with our bankruptcy reorganization. The terms "Conseco," the "Company," "we," "us," and "our" as used in this report refer to CNO and its subsidiaries and, unless the context requires otherwise, Old Conseco and its subsidiaries.

PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     On December 17, 2002 (the "Petition Date"), Old Conseco and three of its non-insurance company subsidiaries (collectively, the "Filing Entities") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). During the pendency of the Chapter 11 cases, the Filing Entities continued to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

     We emerged from bankruptcy protection under the Sixth Amended Joint Plan of Reorganization (the "Plan"), which was confirmed pursuant to an order of the Bankruptcy Court on September 9, 2003 (the "Confirmation Date"), and became effective on September 10, 2003 (the "Effective Date"). In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," ("SOP 90-7"), we adopted fresh start accounting on the Effective Date. However, in light of the proximity of such date to the August month end, for accounting convenience purposes, the effects of fresh start accounting have generally been reported "as if" they occurred on August 31, 2003. See the note entitled "Fresh Start Reporting" for more information relating to fresh start accounting.

     The Plan generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, fully secured claims and certain intercompany claims, and the distribution of new equity securities (including warrants) of CNO to partially secured and unsecured creditors of the Filing Entities. Holders of claims arising under Old Conseco's $1.5 billion senior bank credit facility also received a pro rata interest in a new $1.3 billion senior bank credit facility. Holders of Old Conseco's common stock and preferred stock did not receive any distribution under the Plan, and these securities, together with all other prepetition securities and the $1.5 billion senior bank credit facility of Old Conseco, were cancelled on the Effective Date.

     On the Effective Date, under the terms of the Plan, we emerged from the bankruptcy proceedings with a capital structure consisting of: (i) a new $1.3 billion senior bank credit facility; (ii) approximately 34.4 million shares of Class A Senior Cumulative Convertible Exchangeable Preferred Stock of CNO (the "Preferred Stock") with an initial aggregate liquidation preference of $859.7 million; (iii) 100 million shares of common stock of CNO, excluding shares issued to our new non-executive chairman upon his appointment and shares issued or to be issued to directors, officers, or employees under a new equity incentive plan; and (iv) warrants to purchase 6.0 million shares of CNO common stock. Under the terms of the Plan, we distributed CNO equity securities to the creditors of Old Conseco in the amounts outlined below:

     - lenders under Old Conseco's senior bank credit facility and director and officer loan program received approximately 34.4 million shares of our Preferred Stock with an initial aggregate liquidation preference of $859.7 million;

     - holders of Old Conseco's senior notes received approximately 32.3 million shares of our common stock;

                         CONSECO, INC. AND SUBSIDIARIES

     - holders of Old Conseco's guaranteed senior notes received approximately
       60.6 million shares of our common stock;

     - holders of Old Conseco's general unsecured claims received approximately
       2.9 million shares of our common stock; and

     - holders of trust preferred securities issued by Old Conseco's subsidiary trusts received approximately 1.5 million shares of our common stock and warrants to purchase 6.0 million shares of our common stock at an exercise price of $27.60 per share.

     The distribution of our common stock summarized above represents approximately 97 percent of all of the shares of common stock to be distributed under the Plan. Approximately 2.7 million shares of common stock have been reserved for distribution under the Plan in respect of disputed claims, the resolution of which is still pending. If reserved shares remain after resolution of these disputed claims, then the reserved shares will be reallocated to other general unsecured creditors of Old Conseco as provided for under the Plan.

     For a complete discussion of the distributions provided for under the Plan, investors should refer to the complete text of the Plan confirmed by the Bankruptcy Court on September 9, 2003, and filed with the Securities and Exchange Commission on September 15, 2003 with our Current Report on Form 8-K.

     Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CNO," and our warrants are listed on the NYSE under the symbol "CNO WS." Our Preferred Stock currently trades on the Over-the-Counter Bulletin Board under the symbol "CNSJP."

DISCONTINUED FINANCE BUSINESS -- SALE OF CFC

     As part of our Chapter 11 reorganization, we sold substantially all of the assets of our finance business and exited from this line of business. Our finance business was conducted through our indirect wholly-owned subsidiary, Conseco Finance Corp. ("CFC"). We accounted for our finance business as a discontinued operation in 2002 once we formalized plans to sell it. On April 1, 2003, CFC and 22 of its direct and indirect subsidiaries, which collectively comprised substantially all of our finance business, filed liquidating plans of reorganization with the Bankruptcy Court in order to facilitate the sale of this business. The sale of the finance business was completed in the second quarter of 2003. We did not receive any proceeds from this sale in respect of our interest in CFC, nor did any creditors of Old Conseco. As of March 31, 2003, we ceased to include the assets and liabilities of CFC on our consolidated balance sheet.

BASIS OF PRESENTATION

     References in these consolidated financial statements to "Predecessor" refer to Old Conseco prior to August 31, 2003. References to "Successor" refer to the Company on and after August 31, 2003, after giving effect to the implementation of fresh start reporting. The accompanying consolidated financial statements have been prepared in accordance with SOP 90-7. Accordingly, all prepetition liabilities subject to compromise have been segregated in the Predecessor's consolidated balance sheet and classified as "liabilities subject to compromise" at the estimated amount of allowable claims.

     Pursuant to SOP 90-7, professional fees associated with the Chapter 11 cases are expensed as incurred and reported as reorganization items. Interest expense is reported only to the extent that it was paid during the Chapter 11 cases. During the period January 1, 2003 through August 31, 2003, the Company recognized a charge of $70.9 million associated with the Chapter 11 cases for fees payable to professionals to assist with the Chapter 11 cases.

     Upon our emergence from bankruptcy, we implemented fresh start reporting in accordance with SOP 90-7. These rules required the Company to revalue its assets and liabilities to current estimated fair value, re-establish shareholders' equity at the reorganization value determined in connection with the Plan,

                         CONSECO, INC. AND SUBSIDIARIES
and record any portion of the reorganization value which cannot be attributed to specific tangible or identified intangible assets as goodwill. As a result, the Company's financial statements for periods following August 31, 2003, will not be comparable with those of Old Conseco prepared before that date.

     Our unaudited consolidated financial statements reflect normal recurring adjustments that are necessary to present fairly our financial position and results of operations on a basis consistent with that of our prior audited consolidated financial statements. As permitted by rules and regulations of the Securities and Exchange Commission, applicable to quarterly reports on Form 10-Q, we have condensed or omitted certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). We have also reclassified certain amounts from the prior periods to conform to the 2003 presentation. These reclassifications have no effect on net income or shareholders' equity. Results for interim periods are not necessarily indicative of the results that may be expected for a full year.

     During the third quarter of 2002, Old Conseco entered into an agreement to sell Conseco Variable Insurance Company ("CVIC"), its wholly owned subsidiary and the primary writer of its variable annuity products. The sale was completed in October 2002. The operating results of CVIC have been reported as discontinued operations in all periods presented in the accompanying consolidated statement of operations. See the note to the consolidated financial statements entitled "Discontinued Operations."

     During 2001, we stopped renewing a large portion of our major medical lines of business. These lines of business are referred to herein as the "major medical business in run-off".

     When we prepare financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating values for the cost of policies produced, the cost of policies purchased, the value of policies inforce at the Effective Date, certain investments, assets and liabilities related to income taxes, goodwill, liabilities for insurance and asset accumulation products, liabilities related to litigation, guaranty fund assessment accruals and liabilities related to guarantees of bank loans and the related interest loans to certain former directors and to certain current and former officers and key employees. If our future experience differs from these estimates and assumptions, our financial statements would be materially affected.

     Our consolidated financial statements exclude the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates.

FRESH START REPORTING

     Upon the confirmation of the Plan on September 9, 2003, we implemented fresh start reporting in accordance with SOP 90-7. However, in light of the proximity of this date to the August month end, for accounting convenience purposes, we have reported the effects of fresh start accounting as if they occurred on August 31, 2003. We engaged an independent financial advisor to assist in the determination of our reorganization value as defined in SOP 90-7. We determined a reorganization value, together with our financial advisor, using various valuation methods, including: (i) selected comparable companies analysis; and (ii) actuarial valuation analysis. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Changes in these estimates and assumptions may have had a significant effect on the determination of our reorganization value. The estimated reorganization value of the Company was calculated to be approximately $3.7 billion to $3.9 billion. We selected the midpoint of the range, $3.8 billion, as the reorganization value. Such value was confirmed by the Bankruptcy Court on the Confirmation Date.

                         CONSECO, INC. AND SUBSIDIARIES

     Under fresh start reporting, a new reporting entity is considered to be created and the Company is required to revalue its assets and liabilities to current estimated fair value, re-establish shareholders' equity at the reorganization value determined in connection with the Plan, and record any portion of the reorganization value which can not be attributed to specific tangible or identified intangible assets as goodwill. In addition, all accounting standards that are required to be adopted in the financial statements within twelve months following the adoption of fresh start accounting were adopted as of August 31, 2003. Adjustments to the Predecessor's consolidated balance sheet as of August 31, 2003, to reflect the discharge of debt, change in capital structure and the fair value of our assets and liabilities are presented in the following table (dollars in millions):

                                              PREDECESSOR    DEBT DISCHARGE
                                                BALANCE            AND          FRESH START     SUCCESSOR
                                               SHEET(A)     REORGANIZATION(B)   ADJUSTMENTS   BALANCE SHEET
                                              -----------   -----------------   -----------   -------------
Assets:
  Investments...............................   $22,018.3        $      --        $ 1,043.5 (c)   $23,124.2
                                                                                      62.4 (d)
  Cash and cash equivalents.................     1,187.5               --             28.4 (c)     1,215.9
  Accrued investment income.................       304.6               --               --          304.6
  Value of policies inforce at the Effective
    Date....................................          --               --          2,836.9 (e)     2,836.9
  Cost of policies purchased................     1,099.2               --         (1,099.2)(e)          --
  Cost of policies produced.................     2,019.5               --         (2,019.5)(e)          --
  Reinsurance receivables...................       878.3               --             54.0 (f)       932.3
  Goodwill..................................        99.4               --          1,003.4 (f)     1,102.8
  Other intangible assets...................          --               --            174.8 (f)       174.8
  Income tax assets.........................        88.0               --               --           88.0
  Assets held in separate accounts and
    investment trust........................        87.7               --               --           87.7
  Other assets..............................       535.6               --             10.1 (f)       545.7
                                               ---------        ---------        ---------      ---------
      Total assets..........................   $28,318.1        $      --        $ 2,094.8      $30,412.9
                                               =========        =========        =========      =========
Liabilities:
  Liabilities for insurance and asset
    accumulation products...................   $22,175.6        $      --        $ 2,337.7 (g)   $24,513.3
  Other liabilities.........................       868.1               --            (23.7)(f)       875.2
                                                                                      30.8 (c)
  Investment borrowings.....................       524.4               --            700.0 (c)     1,224.4
  Notes payable -- direct corporate
    obligations.............................          --          1,300.0               --        1,300.0
                                               ---------        ---------        ---------      ---------
      Total liabilities not subject to
         compromise.........................    23,568.1          1,300.0          3,044.8       27,912.9
  Liabilities subject to compromise.........     6,951.4         (6,951.4)              --             --
                                               ---------        ---------        ---------      ---------
      Total liabilities.....................    30,519.5         (5,651.4)         3,044.8       27,912.9
                                               ---------        ---------        ---------      ---------
Shareholders' equity (deficit):
  Convertible preferred stock...............       501.7               --           (501.7)            --
  Convertible exchangeable preferred
    stock...................................          --            859.7               --          859.7
  Common stock and additional paid-in
    capital.................................     3,497.3          1,640.3         (3,497.3)       1,640.3
  Retained earnings (accumulated deficit)...    (6,629.4)         3,151.4          3,478.0             --
  Accumulated other comprehensive income....       429.0               --           (429.0)            --
                                               ---------        ---------        ---------      ---------
      Total shareholders' equity
         (deficit)..........................    (2,201.4)         5,651.4           (950.0)       2,500.0
                                               ---------        ---------        ---------      ---------
      Total liabilities and shareholders'
         equity (deficit)...................   $28,318.1        $      --        $ 2,094.8      $30,412.9
                                               =========        =========        =========      =========

                         CONSECO, INC. AND SUBSIDIARIES

---------------

(a) Predecessor balance sheet as of August 31, 2003, prior to the recording of the discharge of prepetition liabilities and the effects of the fresh start adjustments.

(b) The fresh start balance sheet reflects the reorganization value for Conseco of $3,800.0 million. After deducting from Conseco's reorganization value the long-term indebtedness of Conseco at the Effective Date, consisting of $1,300 million of indebtedness under the new senior secured bank credit facility, the total equity of Conseco is $2,500 million. After deducting from Conseco's total equity the value of the new Preferred Stock of $859.7 million, the value of the new common stock is $1,640.3 million. These adjustments also reflect the gain on the discharge of prepetition liabilities.

(c) In accordance with a new accounting pronouncement, the Company was required to consolidate the assets and liabilities of the partnership which owned the General Motors building into its balance sheet. As a result of the consolidation and the adoption of fresh start accounting we increased our investment in the General Motors building by $1,043.5 million and recognized the following other assets and liabilities held by the partnership which owns the General Motors building: (i) cash of $28.4 million; (ii) other liabilities of $30.8 million; and (iii) a note payable of $700 million. We sold the General Motors building in September 2003 at a value that was approximately equal to the fresh start value. The note payable of the partnership was paid in full and the net proceeds from the sale were distributed to the partners.

(d) The values of our mortgage loans, policy loans and other invested assets were adjusted to market value at the Effective Date. In addition, the cost basis of our actively managed fixed maturities was increased by $436.6 million to recognize all of the unrealized appreciation based on the Predecessor cost basis at the Effective Date.

(e) The Company's historical cost of policies purchased and cost of policies produced are eliminated and replaced with the value of policies inforce at the Effective Date. The value of policies inforce reflects the estimated fair value of the Company's business inforce and represents the portion of the estimated reorganization value allocated to the value of the right to receive future cash flows from the policies inforce on the Effective Date.

    A discount rate of 12 percent was used to determine the value of policies inforce and is the rate of return which management of the Company (with assistance from an independent actuarial firm) believes would be required by a purchaser of the business based on conditions existing as of the Effective Date. In determining such rate of return, the following factors, among others, are considered.

      - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

      - Market rates of interest that would be applicable to an acquisition of the business.

      - The perceived likelihood of changes in insurance regulations and tax laws.

      - The complexity of the business.

      - Prices paid for similar blocks of business.

(f) Assets and liabilities are adjusted to reflect their estimated fair market value. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets has been recorded as goodwill.

(g) The Company establishes reserves for insurance policy benefits based on assumptions as to investment yields, mortality, morbidity, withdrawals and lapses. These reserves include amounts for estimated future payment of claims based on actuarial assumptions. Many factors can affect these reserves, such as economic conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra contractual damage awards. The balance is based on the Company's best estimate (with assistance from an independent actuarial firm) of the future performance of this business, given recent and expected future changes in experience.

                         CONSECO, INC. AND SUBSIDIARIES

REORGANIZATION ITEMS

     Reorganization items represent amounts the Predecessor incurred as a result of its Chapter 11 reorganization, and are presented separately in the consolidated statement of operations. These items consist of the following (dollars in millions):

                                                       TWO MONTHS       EIGHT MONTHS
                                                          ENDED             ENDED
                                                     AUGUST 31, 2003   AUGUST 31, 2003
                                                     ---------------   ---------------
Gain on discharge of prepetition liabilities.......     $3,151.4          $3,151.4
Fresh start adjustments............................       (950.0)           (950.0)
Professional fees..................................        (38.4)            (70.9)
                                                        --------          --------
  Total reorganization items.......................     $2,163.0          $2,130.5
                                                        ========          ========

LIABILITIES SUBJECT TO COMPROMISE

     Under the Bankruptcy Code, actions by creditors to collect indebtedness owed prior to the Petition Date were stayed and certain other prepetition contractual obligations could not be enforced against the Filing Entities. The Filing Entities received approval from the Bankruptcy Court to pay certain prepetition liabilities including employee salaries and wages, benefits and other employee obligations. All other prepetition liabilities were classified as "liabilities subject to compromise" in the accompanying consolidated balance sheet.

     The following table summarizes the components of the liabilities included in the line "liabilities subject to compromise" in our consolidated balance sheet at December 31, 2002 (dollars in millions):

Other liabilities:
  Liability for guarantee of bank loans to former directors
     and current and former officers and key employees of
     Old Conseco to purchase common stock of Old Conseco....  $  480.8
  Interest payable..........................................     171.6
  Accrual of distributions on Company-obligated mandatorily
     redeemable preferred securities of subsidiary trusts of
     Old Conseco............................................      90.1
  Liability for retirement benefits pursuant to executive
     employment agreements..................................      22.6
  Liability for deferred compensation.......................       2.3
  Other liabilities.........................................      48.8
                                                              --------
       Total other liabilities subject to compromise........     816.2
Notes payable -- direct corporate obligations...............   4,057.1
                                                              --------
       Total liabilities subject to compromise..............  $4,873.3
                                                              ========

GOODWILL

     Upon our emergence from bankruptcy, we revalued our assets and liabilities to current estimated fair value and established our capital accounts at the reorganization value determined in connection with the Plan. We recorded the $1,102.8 million of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. Under current accounting rules (which became effective January 1, 2002) goodwill is not amortized but is subject to an annual impairment test (or more frequent under certain circumstances). We obtained an independent appraisal of our business in connection with the preparation of the Plan and our implementation of fresh start accounting.

                         CONSECO, INC. AND SUBSIDIARIES

     Although the goodwill balance will not be subject to amortization, it will be reduced by future use of the Company's net deferred income tax assets (including the tax operating loss carryforwards) existing at August 31, 2003 (such balance was reduced by $167.4 million in the one month ended September 30, 2003). A valuation allowance has been provided for the remaining balance of such net deferred income tax assets due to the uncertainties regarding their realization. See the note entitled "Income Taxes" for further discussion.

     Changes in the carrying amount of goodwill are as follows (dollars in millions):

                                                                  SUCCESSOR
                                                              ------------------
                                                               ONE MONTH ENDED
                                                              SEPTEMBER 30, 2003
                                                              ------------------
Goodwill balance, beginning of period.......................       $1,102.8
Recognition of tax valuation reserve established at the
  Effective Date............................................         (167.4)
                                                                   --------
Goodwill balance, end of period.............................       $  935.4
                                                                   ========

OTHER INTANGIBLE ASSETS

     In conjunction with our adoption of fresh start accounting, we identified certain intangible assets other than goodwill. We determined the value of these assets with assistance from an independent valuation firm. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), other intangible assets with indefinite lives are not amortized, but are subject to impairment tests on an annual basis (or more frequent under certain circumstances). SFAS 142 requires intangible assets with finite useful lives to be amortized over their estimated useful lives and to be reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

     The following summarizes other identifiable intangible assets as of September 30, 2003 (dollars in millions):

Indefinite lived other intangible assets:
  Trademarks and tradenames.................................  $ 25.1
  State licenses and charters...............................    34.0
                                                              ------
     Total indefinite lived other intangible assets.........    59.1
                                                              ------
Finite lived other intangible assets:
  Career agency force.......................................    64.7
  Independent agency force..................................    49.8
  Other.....................................................     1.2
  Less accumulated amortization.............................    (1.0)
                                                              ------
     Total finite lived other intangible assets.............   114.7
                                                              ------
Total other intangible assets...............................  $173.8
                                                              ======

CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND GOODWILL IMPAIRMENT RELATED TO PREDECESSOR

     The Financial Accounting Standards Board ("FASB") issued SFAS 142, in June 2001. Under the new rule, intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequent under certain circumstances), effective January 1, 2002. The Company determined that all of its goodwill had an indefinite life and was therefore subject to the new rules. The Company adopted SFAS 142 on January 1, 2002.

                         CONSECO, INC. AND SUBSIDIARIES

     Pursuant to the transitional rules of SFAS 142, we completed the two-step impairment test during 2002 and, as a result of that test, we recorded the cumulative effect of the accounting change for the goodwill impairment charge of $2,949.2 million. The impairment charge is reflected as the cumulative effect of an accounting change in the accompanying consolidated statement of operations for the nine months ended September 30, 2002. Subsequent impairment tests will be performed on an annual basis, or more frequently if circumstances indicate a possible impairment. Subsequent impairment charges are classified as an operating expense. As described below, the Company performed an impairment test in the quarter ended September 30, 2002, as a result of circumstances which indicated a possible impairment.

     The significant factors used to determine the amount of the initial impairment included analyses of industry market valuations, historical and projected performance of our insurance segment, discounted cash flow analyses and the market value of our capital. The valuation utilized the best available information, including assumptions and projections we considered reasonable and supportable. The assumptions we used to determine the discounted cash flows involve significant judgments regarding the best estimate of future premiums, expected mortality and morbidity, interest earned and credited rates, persistency and expenses. The discount rate used was based on an analysis of the weighted average cost of capital for several insurance companies and considered the specific risk factors related to Conseco. Pursuant to the guidance in SFAS 142, quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for measurement, if available.

     On August 14, 2002, our insurance subsidiaries' financial strength ratings were downgraded by A.M. Best to "B (fair)" and on September 8, 2002, the Company defaulted on its public debt. These developments caused sales of our insurance products to fall and policyholder redemptions and lapses to increase. The adverse impact on our insurance subsidiaries resulting from the ratings downgrade and parent company default required that an additional impairment test be performed as of September 30, 2002, in accordance with SFAS 142.

     In connection with the preparation of the Plan, we retained an outside actuarial consulting firm to assist in valuing our insurance subsidiaries. That valuation work and our internal evaluation were used in performing the additional impairment tests that resulted in an impairment charge to goodwill in the third quarter of 2002 of $500.0 million. The charge is reflected in the line item entitled "Goodwill impairment" in our consolidated statement of operations for the three and nine months ended September 30, 2002. The most significant changes made to the January 1, 2002 valuation that resulted in the additional impairment charge were: (i) reduced estimates of projected future sales of insurance products; (ii) increased estimates of future policyholder redemptions and lapses; and (iii) a higher discount rate to reflect the current rates used by the market to value life insurance companies. Management believes that the assumptions and estimates used were reasonable given all available facts and circumstances at the time made.

     Prior to the adoption of SFAS 142, we determined whether goodwill was recoverable from projected undiscounted net cash flows for the earnings of our subsidiaries over the remaining amortization period. If we determined that undiscounted projected cash flows were not sufficient to recover the goodwill balance, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period. Cash flows considered in such an analysis were those of the business acquired, if separately identifiable, or the product line that acquired the business, if such earnings were not separately identifiable.

                         CONSECO, INC. AND SUBSIDIARIES

     Changes in the carrying amount of Predecessor's goodwill are as follows (dollars in millions):

                                                           PREDECESSOR
                                             ---------------------------------------
                                             EIGHT MONTHS ENDED   NINE MONTHS ENDED
                                              AUGUST 31, 2003     SEPTEMBER 30, 2002
                                             ------------------   ------------------
Goodwill balance, beginning of period......        $100.0             $ 3,695.4
Cumulative effect of accounting change.....            --              (2,949.2)
Impairment charge..........................            --                (500.0)
Reduction of tax valuation contingencies
  established at acquisition date for
  acquired companies.......................           (.6)               (146.2)
                                                   ------             ---------
Goodwill balance, end of period............        $ 99.4             $   100.0
                                                   ======             =========

ACCOUNTING FOR INVESTMENTS

     We classify our fixed maturity securities into three categories: (i) "actively managed" (which we carry at estimated fair value with any unrealized gain or loss, net of tax and related adjustments, recorded as a component of shareholders' equity (deficit)); (ii) "trading" (which we carry at estimated fair value with changes in such value recognized as trading income); and (iii) "held to maturity" (which we carry at amortized cost). We had no fixed maturity securities classified as held to maturity during the periods presented in these financial statements.

     At August 31, 2003, we established trading security accounts which are designed to act as a hedge for embedded derivatives related to: (i) our equity-indexed annuity products; and (ii) certain modified coinsurance agreements. See the note entitled "Accounting for Derivatives" for further discussion regarding the embedded derivatives and the trading accounts. In addition, the trading account includes the investments backing the market strategies of our multibucket annuity products. The change in market value of these securities is substantially offset by the change in insurance policy benefits for these products. All of our trading securities totaled $944.9 million at September 30, 2003. The change in the market value of these securities is recognized currently in investment income (classified as income from policyholder and reinsurer accounts).

     Accumulated other comprehensive income is primarily comprised of unrealized gains on actively managed fixed maturity investments. These amounts, included in shareholders' equity (deficit) as of September 30, 2003, and December 31, 2002, were as follows (dollars in millions):

                                                          SUCCESSOR     PREDECESSOR
                                                        -------------   ------------
                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            2003            2002
                                                        -------------   ------------
Unrealized gains on investments.......................     $ 470.6         $448.1
Adjustments to value of policies inforce at the
  Effective Date......................................       (43.0)            --
Adjustments to cost of policies purchased and cost of
  policies produced...................................          --          (95.3)
Deferred income tax asset (liability).................      (154.4)         249.6
Other.................................................          --          (21.8)
                                                           -------         ------
  Accumulated other comprehensive income..............     $ 273.2         $580.6
                                                           =======         ======

                         CONSECO, INC. AND SUBSIDIARIES

VENTURE CAPITAL INVESTMENT IN AT&T WIRELESS SERVICES, INC.

     At September 30, 2003, our venture capital investments consisted of 4.1 million shares of AT&T Wireless Services, Inc. ("AWE") with a value of $33.7 million. Our investment in AWE is carried at fair value, with changes in fair value recognized as investment income (loss). We recognized venture capital investment income (losses) of $(2.7) million in the one month ended September 30, 2003; $2.0 million in the two months ended August 31, 2003; and $10.5 million in the eight months ended August 31, 2003, related to this investment. Our venture capital investment losses related to this investment were $6.6 million and $106.6 million in the three and nine months ended September 30, 2002, respectively.

COST OF POLICIES PRODUCED

     In conjunction with the implementation of fresh start accounting, we eliminated the historical balance of Old Conseco's cost of policies produced as of August 31, 2003 and replaced it with the value of policies inforce at the Effective Date.

     The costs that vary with, and are primarily related to, producing new insurance business in the period after August 31, 2003 are referred to as cost of policies produced. We amortize these costs (using the interest rate credited to the underlying policy for universal life or investment-type products and the projected investment earnings rate for other products): (i) in relation to the estimated gross profits for universal life-type and investment-type products; or
(ii) in relation to future anticipated premium revenue for other products.

     When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders' equity (deficit).

     When we replace an existing insurance contract with another insurance contract with substantially different terms, all unamortized cost of policies produced related to the replaced contract is immediately written off. When we replace an existing insurance contract with another insurance contract with substantially similar terms, we continue to defer the cost of policies produced associated with the replaced contract.

     We regularly evaluate the recoverability of the unamortized balance of the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

VALUE OF POLICIES INFORCE AT THE EFFECTIVE DATE

     In conjunction with the implementation of fresh start accounting, we eliminated the historical balances of Old Conseco's cost of policies purchased and cost of policies produced as of the Effective Date and replaced them with the value of policies inforce as of the Effective Date.

     The cost assigned to the right to receive future cash flows from contracts existing at August 31, 2003 is referred to as the value of policies inforce as of the Effective Date. We also defer renewal commissions paid in excess of ultimate commission levels related to the existing policies in this account. The balance of this account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described above.

     The discount rate we used to determine the value of policies inforce as of the Effective Date is the rate of return we need to earn in order to invest in the business. In determining this required rate of return, we

                         CONSECO, INC. AND SUBSIDIARIES
consider many factors including: (i) the magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows; (ii) the cost of our capital; (iii) the likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws; (iv) the compatibility of the business with our future business plans that may favorably affect future cash flows; (v) the complexity of the business; and (vi) recent prices (i.e., discount rates used in determining valuations) paid by others to acquire similar blocks of business. The weighted average discount rate we used to determine the value of business inforce as of the Effective Date was 12 percent.

     The Company expects to amortize approximately 2 percent of the August 31, 2003 balance of cost of policies inforce during the remainder of 2003, 8 percent in 2004, 9 percent in 2005, 9 percent in 2006 and 8 percent in 2007.

EARNINGS PER SHARE

     A reconciliation of net income and shares used to calculate basic and diluted earnings per share is as follows:

                                                                   ONE MONTH ENDED
                                                                  SEPTEMBER 30, 2003
                                                                  ------------------
                                                               (DOLLARS IN MILLIONS AND
                                                                 SHARES IN THOUSANDS)
Net income..................................................           $   24.2
Preferred stock dividends...................................               (5.3)
                                                                       --------
  Income applicable to common stock for basic earnings per
     share..................................................               18.9
Effect of dilutive securities:
  Preferred stock dividends.................................                5.3
                                                                       --------
Income applicable to common stock and assumed conversions
  for diluted earnings per share............................           $   24.2
                                                                       ========
Shares:
  Weighted average shares outstanding for basic earnings per
     share..................................................            100,098
                                                                       --------
  Effect of dilutive securities on weighted average shares:
     Preferred Stock(a).....................................             44,566
     Stock options and employee benefit plans...............                  7
                                                                       --------
       Dilutive potential common shares.....................             44,573
                                                                       --------
Weighted average shares outstanding for diluted earnings per
  share.....................................................            144,671
                                                                       ========

---------------

(a) The dilutive effect is determined under the treasury stock method using the average market price during the period.

     On the Effective Date, the Successor adopted a new long-term incentive plan, which permits the grant of CNO incentive or non-qualified stock options and restricted stock awards to certain directors, officers and employees of CNO and certain other individuals who perform services for the Company. A maximum of 10 million shares may be issued under the plan. Restricted share grants are limited to 3.3 million shares. During September 2003, the Company granted options to purchase 500,000 shares of CNO common stock at $16.40 per share and 500,000 restricted shares of CNO common stock to the Chief Executive Officer in accordance with his employment agreement. These options and restricted stock vest over the next four years. In addition, the Company granted options to purchase 500,000 shares of CNO common stock at $19.61 per share and 500,000 restricted shares of CNO common stock to the non-executive Chairman of the Board of Directors in accordance with his agreement. These options and restricted shares vest over the next three years.

                         CONSECO, INC. AND SUBSIDIARIES

     Basic earnings per common share ("EPS") is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding for the period. Restricted shares are not included in basic EPS until vested. Diluted EPS reflects the potential dilution that could occur if the Preferred Stock were converted into common stock, the options were exercised and the restricted stock was vested. The dilution from options and restricted shares are calculated using the treasury stock method.

STOCK-BASED COMPENSATION

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", an Amendment of FASB Statement No. 123 ("SFAS 148"), which provides three alternative methods of transition to the fair value method of accounting for stock options. SFAS 148 also amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

     We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. Since the amount an employee must pay to acquire the stock is equal to the market price of the stock on the grant date, no compensation cost has been recognized for our stock option plans. Had compensation cost been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net income (loss) and pro forma earnings
(loss) per share would have been as follows (dollars in millions, except per share amounts):

                                                SUCCESSOR                     PREDECESSOR
                                                ---------   -----------------------------------------------
                                                   ONE         TWO         THREE       EIGHT        NINE
                                                  MONTH       MONTHS      MONTHS       MONTHS      MONTHS
                                                  ENDED       ENDED        ENDED       ENDED        ENDED
                                                SEPT. 30,   AUGUST 31,   SEPT. 30,   AUGUST 31,   SEPT. 30,
                                                  2003         2003        2002         2003        2002
                                                ---------   ----------   ---------   ----------   ---------
Net income (loss), as reported................    $24.2      $2,241.3    $(1,769.0)   $2,201.7    $(6,147.2)
Less stock-based employee compensation expense
  determined under the fair value based method
  for all awards, net of income taxes.........       --          (2.0)         2.5         7.2         10.5
                                                  -----      --------    ---------    --------    ---------
Pro forma net income (loss)...................    $24.2      $2,243.3    $(1,771.5)   $2,194.5    $(6,157.7)
                                                  =====      ========    =========    ========    =========
Earnings per share:
  Basic, as reported..........................    $ .19
                                                  =====
  Basic, pro forma............................    $ .19
                                                  =====
  Diluted, as reported........................    $ .17
                                                  =====
  Diluted, pro forma..........................    $ .17
                                                  =====

     All outstanding stock options of the Predecessor were cancelled pursuant to the Plan. Pro forma compensation expense in the two and eight months ended August 31, 2003, has been reduced by $5.0 million due to the reversal of expense for options that were not vested upon cancellation of the outstanding stock options of the Predecessor.

BUSINESS SEGMENTS

     We have historically managed our business operations through two segments, based on the products offered, in addition to the corporate segment. We are reorganizing our business and plan to manage them through three segments in the future: (i) products marketed through career agents and direct marketing; (ii) products marketed through professional independent producers; and (iii) the long-term care products

                         CONSECO, INC. AND SUBSIDIARIES
which were sold through professional independent producers but are no longer being marketed. The Company is currently modifying its accounting and reporting systems to provide information consistent with this structure.

     Insurance and fee-based segment. Our insurance and fee-based segment provides supplemental health, annuity and life insurance products to a broad spectrum of customers through multiple distribution channels, each focused on a specific market segment. These products are primarily marketed through career agents, professional independent producers and direct marketing. Fee-based activities include services performed for other companies, including investment management and insurance product marketing.

     Finance segment. CFC historically provided a variety of finance products including: (i) loans for the purchase of manufactured housing, home improvements and various consumer products; (ii) home equity loans; and (iii) private label credit card programs. As a result of the formalization of the plan to sell the finance business and the filing of petitions under the Bankruptcy Code by CFC and several of its subsidiaries, we accounted for the finance business as a discontinued business in our consolidated financial statements in 2002. As of March 31, 2003, we no longer included the assets and liabilities of CFC in our consolidated financial statements.

     Corporate and other segment. Our corporate segment includes certain investment activities, such as our venture capital investment in AWE. In addition, the corporate segment includes interest expense related to the Company's corporate debt, special corporate charges, income (loss) from the major medical business in run-off and other income and expenses. Corporate expenses are net of charges to our subsidiaries for services provided by the corporate operations.

                         CONSECO, INC. AND SUBSIDIARIES

     Operating information regarding the insurance and corporate segments was as follows (dollars in millions):

                                    SUCCESSOR                            PREDECESSOR
                                  -------------   ----------------------------------------------------------
                                    ONE MONTH     TWO MONTHS   THREE MONTHS    EIGHT MONTHS     NINE MONTHS
                                      ENDED         ENDED          ENDED           ENDED           ENDED
                                  SEPTEMBER 30,   AUGUST 31,   SEPTEMBER 30,    AUGUST 31,     SEPTEMBER 30,
                                      2003           2003          2002            2003            2002
                                  -------------   ----------   -------------   -------------   -------------
Revenues:
  Insurance and fee-based
    segment:
    Insurance policy income:
      Annuities.................     $  7.3         $ 16.0       $   48.1        $   84.5        $  111.3
      Supplemental health.......      192.2          380.3          568.6         1,529.2         1,705.9
      Life......................       43.6           94.9          155.0           395.4           469.8
      Other.....................        5.8            8.5           28.8            46.2            88.1
    Net investment income(a)....      103.2          239.5          332.5           938.6         1,034.7
    Fee revenue and other
      income(a).................        1.9            8.2           19.9            34.4            69.9
    Net realized investment
      gains (losses)(a).........        6.7          (35.8)        (261.1)           (5.4)         (493.9)
                                     ------         ------       --------        --------        --------
         Total insurance and
           fee-based segment
           revenues.............      360.7          711.6          891.8         3,022.9         2,985.8
                                     ------         ------       --------        --------        --------
Corporate and other:
  Net investment income.........         .1            3.2            3.5            12.4             8.8
  Venture capital gain (loss)
    related to investment in
    AWE.........................       (2.7)           2.0           (6.6)           10.5          (106.6)
  Revenue from the major medical
    business in run-off.........        8.2           18.1          107.0           156.4           366.8
                                     ------         ------       --------        --------        --------
         Total corporate segment
           revenues.............        5.6           23.3          103.9           179.3           269.0
Eliminations....................         --             --           (4.9)             --           (15.1)
                                     ------         ------       --------        --------        --------
         Total revenues.........      366.3          734.9          990.8         3,202.2         3,239.7
                                     ------         ------       --------        --------        --------
Expenses:
  Insurance and fee-based
    segment:
    Insurance policy benefits...      236.8          380.1(b)       841.1         1,999.5         2,256.9
    Amortization................       27.0           58.4(b)       160.1           337.6           555.1
    Interest expense on
      investment borrowings.....         .6            1.9            2.1             8.3            12.4
    Other operating costs and
      expenses..................       47.0          100.7          133.6           380.6           378.7
    Goodwill impairment.........         --             --          500.0              --           500.0
    Special charges.............         --             --            2.3              --            42.0
                                     ------         ------       --------        --------        --------
         Total insurance and
           fee-based segment
           expenses.............      311.4          541.1        1,639.2         2,726.0         3,745.1
                                     ------         ------       --------        --------        --------

                         CONSECO, INC. AND SUBSIDIARIES

                                           SUCCESSOR                            PREDECESSOR
                                         -------------   ---------------------------------------------------------
                                           ONE MONTH     TWO MONTHS   THREE MONTHS    EIGHT MONTHS    NINE MONTHS
                                             ENDED         ENDED          ENDED          ENDED           ENDED
                                         SEPTEMBER 30,   AUGUST 31,   SEPTEMBER 31,    AUGUST 31,    SEPTEMBER 30,
                                             2003           2003          2002            2003           2002
                                         -------------   ----------   -------------   ------------   -------------
Corporate and other:
  Interest expense on corporate debt...        6.4            53.5          82.5           194.1           236.5
  Provision for losses and interest
    expense related to stock purchase
    plan...............................         --            24.5          59.9            55.6           199.9
  Expenses from the major medical
    business in run-off................        8.2            18.1         107.0           156.4           366.8
  Other corporate expenses, less
    charges to subsidiaries for
    services provided..................        2.5             1.7          27.4            28.4            72.7
  Extraordinary gain on extinguishment
    of debt............................         --              --            --              --            (1.8)
  Reorganization items.................         --        (2,163.0)           --        (2,130.5)             --
  Special charges......................         --              --          32.6              --            61.1
                                            ------       ---------      --------       ---------       ---------
    Total corporate segment expenses...       17.1        (2,065.2)        309.4        (1,696.0)          935.2
Eliminations...........................         --              --          (4.9)             --           (15.1)
                                            ------       ---------      --------       ---------       ---------
    Total expenses.....................      328.5        (1,524.1)      1,943.7         1,030.0         4,665.2
                                            ------       ---------      --------       ---------       ---------
Income (loss) before income taxes,
  minority interest, discontinued
  operations and cumulative effect of
  accounting change:
    Insurance and fee-based
      operations.......................       49.3           170.5        (747.4)          296.9          (759.3)
    Corporate operations...............      (11.5)        2,088.5        (205.5)        1,875.3          (666.2)
                                            ------       ---------      --------       ---------       ---------
      Income (loss) before income
        taxes, minority interest,
        discontinued operations and
        cumulative effect of accounting
        change.........................     $ 37.8       $ 2,259.0      $ (952.9)      $ 2,172.2       $(1,425.5)
                                            ======       =========      ========       =========       =========

---------------

(a) It is not practicable to provide additional components of revenue by product or service.

(b) In August 2003, the Company decided to change a non-guaranteed element of certain policies. This element was not required by the policy and the change will eliminate the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policies. As a result of this decision, our estimates of future expected gross profits on these products used as a basis for amortization of cost of policies purchased and cost of policies produced and the establishment of insurance liabilities has changed. We adjusted the total amortization and reserve charge we had recorded since the acquisitions of these policies as a result of the change to our earlier estimates in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises of Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." The effect of the change in estimate was a $220.2 million reduction to insurance policy benefits and a $39.8 million reduction in amortization recorded in the two months ended August 31, 2003.

ACCOUNTING FOR DERIVATIVES

     Our equity-indexed annuity products provide a guaranteed base rate of return and a higher potential return linked to the performance of the S&P 500 Index based on a percentage (the participation rate) over an annual period. At the beginning of each policy year, a new index period begins. We are able to change the participation rate at the beginning of each index period, subject to contractual minimums. We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in

                         CONSECO, INC. AND SUBSIDIARIES
the pricing of these products. Policyholder account balances for these annuities fluctuate in relation to changes in the values of these options. We reflect changes in the estimated market value of these options in net investment income. Option costs that are attributable to benefits provided were $5.2 million in the one month ended September 30, 2003; $53.5 million in the eight months ended August 31, 2003; and $72.9 million in the first nine months of 2002. These costs are reflected in the change in market value of the S&P 500 Call Options included in investment income. Net investment income (loss) related to equity-indexed products before this expense was $(3.1) million in the one month ended September 30, 2003; $78.7 million in the eight months ended August 31, 2003; and $(24.9) million in the first nine months of 2002. These amounts were substantially offset by the corresponding charge to insurance policy benefits. The estimated fair value of the S&P 500 Call Options was $83.7 million and $32.8 million at September 30, 2003 and December 31, 2002, respectively. We classify these instruments as other invested assets. The Company accounts for the options attributed to the policyholder for the estimated life of the annuity contract as embedded derivatives as defined by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". We record the change in the fair values of the embedded derivatives in current earnings as a component of policyholder benefits. The fair value of these derivatives, which are classified as "liabilities for interest-sensitive products", was $243.7 million and $301.9 million at September 30, 2003 and December 31, 2002, respectively. We have transferred a specified block of investments which are equal to the balance of these liabilities to our trading securities account, which we carry at estimated fair value with changes in such value recognized as investment income (classified as investment income from policyholder accounts). The change in value of these trading securities should largely offset the portion of the change in the value of the embedded derivative which is caused by interest rate fluctuations.

     If the counterparties for the derivatives we hold fail to meet their obligations, we may have to recognize a loss. We limit our exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At September 30, 2003, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation.

     The FASB's Derivative Implementation Group issued SFAS No. 133 Implementation Issue No. B36, "Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments that Incorporate Credit Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Obligor of Those Instruments" ("DIG B36") in April 2003. DIG B36 addresses specific circumstances under which bifurcation of an instrument into a host contract and an embedded derivative is required. DIG B36 requires the bifurcation of a derivative from the receivable or payable related to a modified coinsurance agreement, where the yield on the receivable and payable is based on a return of a specified block of assets rather than the creditworthiness of the ceding company. We implemented this guidance on August 31, 2003, in conjunction with our adoption of fresh start accounting. We have determined that certain of our reinsurance payable balances contain embedded derivatives. Such derivatives had an estimated fair value of $20.9 million and $29.5 million at August 31, 2003 and September 30, 2003, respectively. We record the change in the fair value of these derivatives as a component of investment income (classified as investment income from policyholder and reinsurer accounts). We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as investment income (also classified as investment income from reinsurer accounts). The change in value of these trading securities should largely offset the change in value of the embedded derivatives.

                         CONSECO, INC. AND SUBSIDIARIES

GUARANTEES

     In conjunction with the Plan, $481.3 million principal amount of bank loans made to certain former directors and certain current and former officers and key employees to enable them to purchase common stock of Old Conseco were transferred to the Company. These loans had been guaranteed by Old Conseco. We received all rights to collect the balances due pursuant to the original terms of these loans. In addition, we hold loans to participants for interest on the bank loans which total approximately $200 million. The former bank loans and the interest loans are collectively referred to as the "D&O loans." We regularly evaluate the collectibility of these loans in light of the collateral we hold and the credit worthiness of the participants. At August 31, 2003 and September 30, 2003, we have estimated that approximately $52.3 million of the D&O balance (which is included in other assets) is collectible (net of the cost of collection). An allowance has been established to reduce the recorded balance of the D&O loans to this balance.

     Pursuant to the settlement that was reached with the Official Committee of the Trust Originated Preferred Securities ("TOPrS") Holders and the Official Committee of Unsecured Creditors in the Plan, the former holders of TOPrS (issued by Old Conseco's subsidiary trusts and eliminated in our reorganization) who did not opt out of the bankruptcy settlement, will be entitled to receive 45 percent of any proceeds from the collection of certain D&O loans in an aggregate amount not to exceed $30 million. We have established a liability of $23.5 million (which is included in other liabilities), representing our estimate of the amount which will be paid to the former holders of TOPrS pursuant to the settlement.

     In accordance with the terms of the Company's former Chief Executive Officer's employment agreement, Bankers Life and Casualty Company, a wholly-owned subsidiary of the Company, is the guarantor of the former executive's nonqualified supplemental retirement benefit. The liability for such benefit at September 30, 2003 was $15.4 million and is included in the caption "Other liabilities" in the liability section of the consolidated balance sheet.

REINSURANCE

     The cost of reinsurance ceded totaled $25.0 million in the one month ended September 30, 2003; $199.1 million in the eight months ended August 31, 2003; and $258.9 million in the first nine months of 2002. We deducted this cost from insurance policy income. In each case, the ceding Conseco subsidiary is contingently liable for claims reinsured if the assuming company is unable to pay. Reinsurance recoveries netted against insurance policy benefits totaled $24.9 million in the one month ended September 30, 2003; $183.4 million in the eight months ended August 31, 2003; and $232.8 million in the first nine months of 2002. Reinsurance premiums assumed totaled $10.6 million in the one month ended September 30, 2003; $57.3 million in the eight months ended August 31, 2003; and $56.3 million in the first nine months of 2002. See the note entitled "Accounting for Derivatives" for a discussion of the derivative embedded in the payable related to certain modified coinsurance agreements.

                         CONSECO, INC. AND SUBSIDIARIES

INCOME TAXES

     The components of income tax expense (benefit) are as follows (dollars in millions):

                                           SUCCESSOR             PREDECESSOR
                                         -------------   ----------------------------
                                           ONE MONTH     EIGHT MONTHS    NINE MONTHS
                                             ENDED          ENDED           ENDED
                                         SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                             2003            2003           2002
                                         -------------   ------------   -------------
Current tax provision..................      $  .6          $(13.5)       $  127.7
Deferred tax provision (benefit).......       13.0              --          (443.8)
                                             -----          ------        --------
  Income tax expense (benefit) on
     period income.....................       13.6           (13.5)         (316.1)
Valuation allowance....................         --              --         1,314.4
                                             -----          ------        --------
  Total income tax expense (benefit)...      $13.6          $(13.5)       $  998.3
                                             =====          ======        ========

     A reconciliation of the U.S. statutory corporate tax rate to the effective rate reflected in the consolidated statement of operations is as follows:

                                           SUCCESSOR             PREDECESSOR
                                         -------------   ----------------------------
                                           ONE MONTH     EIGHT MONTHS    NINE MONTHS
                                             ENDED          ENDED           ENDED
                                         SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                             2003            2003           2002
                                         -------------   ------------   -------------
U.S. statutory corporate rate..........      35.0%           35.0%          (35.0)%
Valuation allowance....................        --            25.8            92.2
Gain on debt restructuring.............        --           (39.7)             --
Subsidiary stock basis adjustment......        --           (21.8)             --
Nondeductible goodwill amortization and
  impairment...........................        --              --            12.2
Other nondeductible expenses...........        .1             (.1)             --
State taxes............................        .9              .2             (.1)
Provision for tax issues and other.....        --              --              .7
                                             ----           -----           -----
  Effective tax rate...................      36.0%            (.6)%          70.0%
                                             ====           =====           =====

     Conseco and its affiliates are currently under examination by the Internal Revenue Service (the "IRS") for tax years ending December 31, 1999 through December 31, 2001. The outcome of the examination is not expected to result in material adverse deficiencies, but may result in utilization or adjustment to the income tax loss carryforwards reported below.

                         CONSECO, INC. AND SUBSIDIARIES

     The components of the Company's income tax assets and liabilities were as follows (dollars in millions):

                                                         SUCCESSOR     PREDECESSOR
                                                       -------------   ------------
                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           2003            2002
                                                       -------------   ------------
Deferred tax assets:
  Net operating loss carryforwards:
     Portion attributable to CFC worthless
       investment....................................    $ 1,133.9      $      --
     Other...........................................        135.2          615.0
  Deductible temporary differences:
     Actively managed fixed maturities...............           --          196.0
     Capital loss carryforwards......................        406.8          112.8
     Interest-only securities........................           --          536.3
     Insurance liabilities...........................      1,258.5          750.4
     Allowance for loan losses.......................           --          252.2
     Reserve for loss on loan guarantees.............        221.5          229.2
     Venture capital income..........................         26.6             --
     Unrealized depreciation.........................           --             --
     Debt obligations................................           --           39.4
     Other...........................................         75.4           14.0
                                                         ---------      ---------
       Gross deferred tax assets.....................      3,257.9        2,745.3
                                                         ---------      ---------
Deferred tax liabilities:
  Actively managed fixed maturities..................         (9.3)            --
  Cost of policies purchased and cost of policies
     produced........................................       (613.6)        (773.8)
  Unrealized appreciation............................       (154.4)        (126.2)
  Other..............................................        (60.8)        (125.7)
                                                         ---------      ---------
       Gross deferred tax liabilities................       (838.1)      (1,025.7)
                                                         ---------      ---------
  Valuation allowance................................     (2,419.8)      (1,719.6)
                                                         ---------      ---------
       Net deferred tax assets.......................           --             --
                                                         ---------      ---------
Current income taxes prepaid.........................         86.7           66.9
Income tax liabilities classified as liabilities of
  discontinued operations............................           --           34.6
                                                         ---------      ---------
       Net income tax assets.........................    $    86.7      $   101.5
                                                         =========      =========

     Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. In addition, the use of the Company's net ordinary loss carryforwards is dependent, in part, on whether the IRS ultimately agrees with the tax position we plan to take in our current and future tax returns. We evaluate the realizability of our deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis.

     A valuation allowance has been provided for the entire balance of net deferred income tax assets at September 30, 2003, as we believe the realization of such assets in future periods is uncertain. We reached this conclusion after considering the availability of taxable income in prior carryback years, tax planning

                         CONSECO, INC. AND SUBSIDIARIES
strategies, our recent history of significant losses and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards.

     As of September 30, 2003, we had about $3.6 billion of net operating loss carryforwards (after taking into account the reduction in tax attributes described in the paragraph which follows and the loss resulting from the worthlessness of CFC discussed below), which expire as follows: $2.3 million in 2003; $11.2 million in 2004; $4.5 million in 2005; $0.2 million in 2006; $5.7 million in 2007; $6.6 million in 2008; $10.5 million in 2009; $4.2 million in 2010; $2.5 million in 2011; $16.0 million in 2012; $43.4 million in 2013; $6.9 million in 2014; $60.5 million in 2016; $116.7 million in 2017; $3,322.5 million in 2018; $.2 million in 2019; $12.1 million in 2020. The timing and manner in which we will utilize the net operating loss carryforwards in any year or in total may be limited by various provisions of the Internal Revenue Code (the "Code") (and interpretation thereof) and our ability to generate sufficient future taxable income in the relevant carryforward period.

     The Code provides that any income realized as a result of the cancellation of indebtedness (cancellation of debt income or "CODI") in bankruptcy, will reduce certain tax attributes including net operating loss carryforwards. We realized an estimated $2.5 billion of CODI when we emerged from bankruptcy. Accordingly, our net operating loss carryforwards were reduced by $2.5 billion.

     The following paragraphs summarize some of the various limitations and contingencies which exist with respect to the future utilization of the net operating loss carryforwards.

     The Company realized an estimated $5.4 billion tax loss in 2003 as a result of its investment in CFC. In consultation with our tax advisors and based on relevant provisions of the Code, the Company intends to treat this loss as an ordinary loss, thereby increasing the Company's net operating loss carryforward. The Company has requested a pre-filing examination by the IRS to confirm that this loss should be treated as an ordinary loss. If the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss would be treated as a capital loss, which would only be available to reduce future capital gains for the next 5 years. The procedures related to the pre-filing examination are in process, but are not expected to be completed before August 2004.

     The Code limits the extent to which losses realized by a non-life entity (or entities) may offset income from a life insurance company (or companies) to the lesser of: (i) 35 percent of the income of the life insurance company; or
(ii) 35 percent of the total loss. There is no limitation with respect to the ability to utilize net operating losses generated by a life insurance company. Subsequent to our emergence from bankruptcy, we reorganized certain of our subsidiaries to improve their capital position. As a result of the reorganization, the loss related to CFC was realized by a life insurance company. Accordingly, we believe the loss should be treated as a life insurance loss and would not be subject to the limitations described above.

     The timing and manner in which the Company will be able to utilize its net operating loss carryforward will be limited by Section 382 of the Code. Section 382 imposes on a corporation's ability to use its net operating losses if the company undergoes an ownership change. Because the Company underwent an ownership change pursuant to its reorganization, we have determined that this limitation applies to the Company. In order to determine the amount of this limitation we must determine how much of our net operating loss carryforward relates to the period prior to our emergence from bankruptcy (such amount will be subject to the 382 limitation) and how much relates to the period after emergence (such amount will not be subject to the 382 limitation). Pursuant to the Code, we may: (i) allocate the current year tax loss on a pro rata basis to determine earnings (loss) post- and pre-emergence; or (ii) specifically identify transactions in each period and record it in the period it actually occurred. We intend to elect the latter, which we believe will result in a substantial portion of the loss related to CFC being treated as post emergence and therefore not subject to the Section 382 limitation. Any losses that are subject to the
Section 382 limitation will only

                         CONSECO, INC. AND SUBSIDIARIES
be utilized by the Company up to approximately $140 million per year with any unused amounts carried forward to the following year.

     The use of the Company's net deferred income tax assets (including the net operating loss carryforwards) existing as of August 31, 2003, will be accounted for as a reduction of goodwill when utilized pursuant to SOP 90-7. If goodwill is eliminated, any additional use of net deferred income tax assets existing at August 31, 2003 will be accounted for as a reduction of other intangible assets until exhausted and thereafter as an addition to paid-in-capital. Goodwill was reduced by $167.4 million during the one month ended September 30, 2003, due to a reduction in the valuation allowance for net deferred income tax assets established at the Effective Date.

CHANGES IN DIRECT CORPORATE OBLIGATIONS

     This note contains information regarding the following notes payable that were direct corporate obligations of the Company as of September 30, 2003 and December 31, 2002 (dollars in millions):

                                                         SUCCESSOR     PREDECESSOR
                                                       -------------   ------------
                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           2003            2002
                                                       -------------   ------------
$1.3 billion credit agreement........................    $1,300.0       $      --
$1.5 billion senior credit facility..................          --         1,531.4
8.5% senior notes due 2002...........................          --           224.9
8.5% guaranteed senior notes due 2003................          --             1.0
8.125% senior notes due 2003.........................          --            63.5
6.4% senior notes due 2003...........................          --           234.1
6.4% guaranteed senior notes due 2004................          --            14.9
10.5% senior notes due 2004..........................          --            24.5
8.75% senior notes due 2004..........................          --           423.7
8.75% guaranteed senior notes due 2006...............          --           364.3
6.8% senior notes due 2005...........................          --            99.2
6.8% guaranteed senior notes due 2007................          --           150.8
9.0% senior notes due 2006...........................          --           150.8
9.0% guaranteed senior notes due 2008................          --           399.2
10.75% senior notes due 2008.........................          --            37.6
10.75% guaranteed senior notes due 2009..............          --           362.4
                                                         --------       ---------
     Total principal amount..........................     1,300.0         4,082.3
Unamortized net discount related to issuance of notes
  payable............................................          --           (34.0)
Unamortized fair market value of terminated interest
  rate swap agreements...............................          --             8.8
                                                         --------       ---------
Less amounts subject to compromise...................          --        (4,057.1)
                                                         --------       ---------
     Direct corporate obligations....................    $1,300.0       $      --
                                                         ========       =========

                         CONSECO, INC. AND SUBSIDIARIES

     Pursuant to the Plan, we entered into a senior secured bank credit facility with a principal balance of $1.3 billion (the "New Credit Facility"). The New Credit Facility consists of two tranches: Tranche A -- $1.0 billion; and Tranche B -- $.3 billion. Principal repayments are due as follows (dollars in millions):

                                                             TRANCHE A   TRANCHE B
                                                             ---------   ---------
June 30, 2004..............................................  $   50.0     $  3.0
June 30, 2005..............................................      50.0        3.0
June 30, 2006..............................................      50.0        1.5
December 31, 2006..........................................      50.0        1.5
June 30, 2007..............................................      75.0        1.5
December 31, 2007..........................................      75.0        1.5
June 30, 2008..............................................      75.0        1.5
December 31, 2008..........................................      75.0        1.5
June 30, 2009..............................................        --        1.5
September 10, 2009.........................................     500.0         --
December 31, 2009..........................................        --        1.5
September 10, 2010.........................................        --      282.0
                                                             --------     ------
                                                             $1,000.0     $300.0
                                                             ========     ======

     Tranche A and Tranche B borrowings bear interest, payable monthly, based on either an offshore rate or a base rate. Offshore rates are equal to LIBOR plus an applicable margin based on the rating of the Company's senior secured long-term debt securities by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("S&P"). Base rates are equal to: (i) the greater of: (a) the Federal funds rate plus .50 percent; or (b) Bank of America's prime rate; plus (ii) an applicable margin based on the rating of the Company's senior secured long-term debt securities by Moody's or S&P. With respect to Tranche A, the LIBOR rate may not be less than 2.0 percent through September 30, 2004, or less than 2.50 percent thereafter. With respect to Tranche B, the LIBOR rate may not be less than 2.25 percent through September 30, 2004, or less than 2.75 percent thereafter. The range of applicable margins are summarized in the following table:

                                                        OFFSHORE          BASE
                                                       RATE MARGIN     RATE MARGIN
                                                       -----------     -----------
Tranche A...........................................  3.75% - 5.25%   1.75% - 3.25%
Tranche B...........................................  5.75% - 7.25%   3.75% - 5.25%

     On September 30, 2003, the interest rates on our Tranche A and Tranche B borrowings were 7.25 percent and 9.50 percent, respectively.

     Pursuant to the New Credit Facility, the Company is required to make mandatory prepayments with all or a portion of the proceeds from the following transactions or events including: (i) the issuance of certain indebtedness; (ii) equity issuances; (iii) certain asset sales or casualty events; (iv) a certain percentage of amounts received or recovered with respect to the D&O loans; and
(v) excess cash flow as defined in the credit agreement. Proceeds not used to prepay indebtedness must generally be: (i) used to redeem a portion of our Preferred Stock; or (ii) contributed to the capital of our insurance subsidiaries.

     The New Credit Facility requires the Company to maintain various financial ratios and balances, as defined in the agreement including: (i) a debt-to-total capitalization ratio of less than .358:1.0 or less at September 30, 2003, and decreasing over time to .200:1.0 at June 30, 2008 (such ratio was .341:1.0 at September 30, 2003); (ii) an interest coverage ratio greater than or equal to 1.00:1.0 for the quarter ending December 31, 2003, and increasing over time to 4.50:1.0 for the year ending December 31, 2009;

                         CONSECO, INC. AND SUBSIDIARIES

(iii) EBITDA, as defined in the credit agreement, greater than or equal to $490.0 million for the two quarters ended March 31, 2004, and increasing over time to $1,296.0 million for the four quarters ending March 31, 2010; (iv) an aggregate risk-based capital ratio, as defined in the credit agreement, greater than or equal to 158 percent at September 30, 2003, and increasing over time to 225 percent at March 31, 2006 (such ratio was 257 percent at September 30,
2003); (v) minimum individual risk-based capital ratios for certain insurance companies as of the end of each fiscal year; (vi) minimum levels of statutory capital and surplus, as defined in the credit agreement (statutory capital and surplus at September 30, 2003 exceeded such requirements); and (vii) minimum investment portfolio requirements (such minimum investment portfolio requirements were met at September 30, 2003). In addition, if we experience a ratings downgrade, or if we fail to achieve an A.M. Best "A-" rating by August 15, 2005 (or December 31, 2005 if we meet certain financial ratios), we will suffer an event of default under the New Credit Facility. If we experience a ratings downgrade below "B (Fair)" or a downgrade by two or more levels in any six-month period, a "trigger event" will also occur and holders of our Preferred Stock will have the right to vote with holders of our common stock on all matters on an as-converted basis.

     The New Credit Facility prohibits or restricts, among other things: (i) the payment of cash dividends on the Company's common or preferred stock; (ii) the repurchase of our common stock; (iii) the issuance of additional debt or capital stock; (iv) liens; (v) asset dispositions; (vi) affiliate transactions; (vii) certain investment activities; (viii) change in business; and (ix) prepayment of indebtedness (other than the New Credit Facility). The obligations under our New Credit Facility are guaranteed by Conseco's current and future domestic subsidiaries, other than: (i) its insurance companies; (ii) subsidiaries of the insurance companies; or (iii) certain immaterial subsidiaries as defined in the credit agreement. This guarantee was secured by granting liens on substantially all the assets of the guarantors including the capital stock of our top tier insurance company, Conseco Life Insurance Company of Texas.

     Pursuant to the New Credit Facility, the Company is required to pay a fee of $6.5 million on June 30, 2004, unless all borrowings under the credit agreement have been repaid.

     The outstanding notes payable that were direct corporate obligations of Old Conseco prior to our emergence from bankruptcy and the $1.5 billion senior credit facility were discharged in accordance with the Plan.

PREFERRED STOCK

     Pursuant to the Plan, CNO issued 34.4 million shares of Preferred Stock with an aggregate liquidation preference of approximately $859.7 million. The Preferred Stock has a par value of $.01 per share and a liquidation preference of $25 per share. Dividends are payable at a rate equal to 10.5 percent of the liquidation preference per share, payable semi-annually on March 1 and September
1. This rate will increase to 11 percent beginning September 11, 2005. These dividends are payable in additional shares of Preferred Stock until the later of: (i) September 10, 2005; or (ii) the beginning of the first fiscal quarter after which our primary insurance companies have received a financial strength rating of at least "A-" by A.M. Best Company ("A.M. Best"). Thereafter, dividends are payable, at our option, in cash or additional shares of Preferred Stock. The Preferred Stock may be redeemed by CNO, in whole or in part, at any time in cash equal to the liquidation preference plus cumulative unpaid dividends thereon.

     The Preferred Stock is convertible, at the option of the holder, into common stock of CNO at any time on or after September 30, 2005. The conversion rate is equal to the total liquidation preference plus cumulative unpaid dividends thereon divided by the greater of: (i) the average price of CNO's common stock, as defined, for each of the trading days in the 60 calendar day period immediately preceding January 8, 2004; or (ii) $.15 per share of common stock.

                         CONSECO, INC. AND SUBSIDIARIES

     The Preferred Stock is exchangeable, at the option of the holder, into common stock of CNO at any time on or after September 10, 2013. The exchange rate is equal to the total liquidation preference plus cumulative unpaid dividends thereon divided by the average market price of CNO's common stock, as defined, for the ten trading days ending on the date of exchange. The maximum number of common shares that can be issued shall not exceed the greater of: (i)
7.84 billion shares of common stock; or (ii) the number of authorized but unissued shares of CNO's common stock. In addition, CNO, at its option, may pay cash in an amount equal to the liquidation preference in lieu of delivering the exchanged common stock.

     The holders of the Preferred Stock will be entitled to voting rights beginning September 30, 2005 or earlier if there is: (i) a reduction in the financial strength rating assigned to any of our active material insurance subsidiaries (as defined) by A.M. Best; (ii) an event of default under our credit agreement; (iii) the occurrence of a material adverse regulatory event, as defined, with respect to any of our material insurance subsidiaries (as defined); or (iv) a failure to maintain various financial ratios and balances (none of which are more restrictive than the covenants contained in our credit agreement).

WARRANTS

     Pursuant to the Plan, we issued 6.0 million Series A Warrants (the "Warrants") entitling the holders to purchase shares of CNO common stock at a price of $27.60 per share. The Warrants expire on September 10, 2008. The exercise price and number of common shares issuable are subject to adjustment based on the occurrence of certain events, including: (i) stock dividends; (ii) stock splits; and (iii) the issuance of instruments or securities which are exercisable for or convertible into shares of common stock entitling the holders to purchase shares of common stock at a price per share that is less than the market price on the date of issuance.

SALE OF THE GENERAL MOTORS BUILDING

     During the summer of 2003, we successfully enforced our contractual right to buy out our 50 percent equity partner in the General Motors building ("GM building"), a landmark 50-story office tower in New York City. After obtaining an award in arbitration, and confirming that award in the New York court system, we finally settled our differences with our equity partner, thus permitting us to put the building up for sale. On September 26, 2003, we sold our investment in the GM building. We received cash of $636.8 million, which was approximately equal to the value established upon the adoption of fresh start accounting.

     Our investment in the GM building was made through a partnership which acquired the building in 1998 for $878 million. The initial capital structure of the partnership consisted of: (i) a $700 million senior mortgage; (ii) $200 million of subordinated debt with a stated fixed return of 12.7 percent payable-in-kind, and the opportunity to earn an additional residual return; and
(iii) $30 million of partnership equity, owned 50 percent by Conseco and 50 percent by an affiliate of Donald Trump. A Trump affiliate also served as general manager of the acquired building. We owned 100 percent of the subordinated debt.

     The $30 million of partnership equity represented less than 10 percent of the total capital of the partnership. In addition, the subordinated debt was intended to absorb virtually all expected losses and receive a significant portion of expected residual returns. Based on our 100 percent ownership of the subordinated debt, we were the primary beneficiary of the GM building. The partnership was consolidated in our financial statements effective August 31, 2003 in accordance with the requirements of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which was implemented in conjunction with fresh start accounting. The August 31, 2003 fresh start balance sheet reflected the following balances of the partnership: the GM building at $1,336.3 million; cash of $28.4 million; and a non-recourse loan of $700 million (classified as an investment borrowing). Our income statement for the one month ended

                         CONSECO, INC. AND SUBSIDIARIES

September 30, 2003, reflected investment income of $2.9 million related to this investment (representing our equity interest in the income from the building for the 26 days prior to the sale).

RECENTLY ISSUED ACCOUNTING STANDARDS

     Pursuant to SOP 90-7, we have implemented the provisions of accounting principles required to be adopted within twelve months of the adoption of fresh start accounting. The following summarizes the new accounting pronouncements we have recently adopted:

     The FASB's Derivative Implementation Group issued DIG B36 in April 2003. DIG B36 addresses specific circumstances under which bifurcation of an instrument into a host contract and an embedded derivative is required. DIG B36 requires the bifurcation of a derivative from the receivable or payable related to a modified coinsurance agreement, where the yield on the receivable and payable is based on a return of a specified block of assets rather than the creditworthiness of the ceding company. We implemented this guidance on August 31, 2003, in conjunction with our adoption of fresh start accounting. See the note entitled "Accounting for Derivatives" for a discussion of the impact of implementing this guidance.

     The FASB issued Financial Accounting Standards No. 149 "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") in April 2003. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Except for certain implementation guidance included in SFAS 149 which is already effective, the new guidance is effective for: (i) contracts entered into or modified after June 30, 2003; and (ii) hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company's consolidated financial statements.

     The FASB issued Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150") in May 2003. SFAS 150 establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. For example, mandatorily redeemable preferred stock is required to be classified as a liability pursuant to SFAS 150. SFAS 150 is effective immediately for financial instruments entered into or modified after May 31, 2003, and for all other financial instruments beginning with the third quarter of 2003. Effective July 1, 2003, Old Conseco's Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, or TOPrS, with an aggregate carrying value of $1,921.5 million, were reclassified to liabilities pursuant to the provisions of SFAS 150. The adoption of SFAS 150 does not impact the financial statements of Conseco subsequent to the Effective Date since the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts are no longer outstanding.

     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" ("SOP 03-01") in July 2003. SOP 03-01 provides guidance on several insurance company disclosure and accounting matters including the appropriate accounting for: (i) separate accounts; (ii) additional interest (for example, persistency bonus) accruing to the investment contract holder; (iii) the liability for contracts where the amounts assessed against the contract holder each period are assessed in a manner that is expected to result in profits in earlier years and losses in subsequent years; (iv) potential benefits to annuity holders in addition to their account balance; (v) sales inducements to contract holders; and (vi) other provisions. The Company recently sold most of its separate account business. Accordingly, the new guidance related to separate accounts will have no impact on the Company's consolidated financial position, results of operations or cash flows. As a result of our adoption of fresh start accounting, we were required to revalue our insurance product liabilities and record them at their estimated fair market value. In calculating the value of the liabilities for insurance and asset

                         CONSECO, INC. AND SUBSIDIARIES
accumulation products, we followed the guidance of SOP 03-01. We have changed the way we classify the costs related to sales inducements in accordance with the new guidance. However, such change was not material. Our reserve for sales inducement persistency bonus benefits was $280.0 million at September 30, 2003, and $278.6 million at August 31, 2003.

     In January 2003, the FASB issued FIN 46, which requires expanded disclosures for and, in some cases, consolidation of significant investments in variable interest entities ("VIE"). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under FIN 46, a company is required to consolidate a VIE if it is the primary beneficiary of the VIE. FIN 46 defines primary beneficiary as the party which will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual returns, or both.

     The Company has investments in various types of VIEs, some of which require additional disclosure under FIN 46, and several of which will require consolidation under FIN 46. As further discussed in the note to the consolidated financial statements entitled "Investments in Variable Interest Entities", we have consolidated all of our investments in VIEs. The adoption of the consolidation requirements of FIN 46 did not have a material impact on our financial condition or results of operations. The note entitled "Investments in Variable Interest Entities" includes the expanded disclosures required by FIN 46.

     The FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") in November 2002. FIN 45 requires certain guarantees to be recognized as liabilities at fair value. In addition, it requires a guarantor to make new disclosures regarding its obligations. We implemented the new disclosure requirements as of December 31, 2002. FIN 45's liability recognition requirement is effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not impact the Company's results of operations or financial condition.

     The FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") in June 2002. SFAS 146 addresses financial accounting and reporting for costs that are associated with exit and disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 is required to be used to account for exit or disposal activities that are initiated after December 31, 2002. The provisions of EITF 94-3 shall continue to apply for an exit activity initiated prior to the adoption of SFAS 146. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The Company adopted the provisions of SFAS 146 on January 1, 2003. The initial adoption of SFAS 146 did not have an impact on the Company's consolidated financial statements.

     The FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145") in April 2002. Under previous guidance all gains and losses resulting from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 rescinds that guidance and requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they are both unusual and infrequent in occurrence. SFAS 145 also amends previous guidance to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-leaseback transactions. The Company adopted SFAS 145 on January 1, 2003. Prior period amounts related to extraordinary gains on the extinguishment of debt have been reclassified in accordance with the new guidance.

                         CONSECO, INC. AND SUBSIDIARIES

     The FASB issued SFAS 144 in August 2001. This standard addresses the measurement and reporting for impairment of all long-lived assets. It also broadens the definition of what may be presented as a discontinued operation in the consolidated statement of operations to include components of a company's business segments. SFAS 144 requires that long-lived assets currently in use be written down to fair value when considered impaired. Long-lived assets to be disposed of are written down to the lower of cost or fair value less the estimated cost to sell. The Company adopted this standard on January 1, 2002. We followed this standard in determining when it was appropriate to recognize impairments on assets we decided to sell as part of our efforts to raise cash. We also followed this standard in determining that our variable annuity business line and CFC should be presented as discontinued operations in our consolidated financial statements (see the note to the consolidated financial statements entitled "Discontinued Operations").

DISCONTINUED OPERATIONS

     As previously described in the notes to the consolidated financial statements entitled "Discontinued Finance Business -- Sale of CFC" and "Basis of Presentation", the operations of CFC and CVIC were classified as discontinued operations in the 2002 consolidated statement of operations. The following summarizes selected financial information of CFC and CVIC:

                                         THREE MONTHS ENDED               NINE MONTHS ENDED
                                         SEPTEMBER 30, 2002               SEPTEMBER 30, 2002
                                    -----------------------------   ------------------------------
                                      CFC      CVIC       TOTAL       CFC       CVIC       TOTAL
                                      ---      ----       -----       ---       ----       -----
                                                        (DOLLARS IN MILLIONS)
Insurance policy income...........  $    --   $  12.4   $    12.4   $     --   $  30.5   $    30.5
Net investment income (loss)......    533.3    (120.6)      412.7    1,647.2    (217.3)    1,429.9
Impairment charge.................   (701.3)       --      (701.3)    (701.3)       --      (701.3)
Fee revenue and other income......     70.1        --        70.1      201.3        .2       201.5
Total revenues....................   (129.2)   (128.3)     (257.5)   1,133.3    (244.4)      888.9
Provision for losses..............    234.2        --       234.2      550.9        --       550.9
Insurance policy benefits.........       --    (125.9)     (125.9)        --    (234.7)     (234.7)
Interest expense..................    282.2        .1       282.3      852.4       1.0       853.4
Amortization......................       --     132.8       132.8         --     224.6       224.6
Other operating costs and
  expenses........................    174.0       4.6       178.6      472.1      15.5       487.6
Special charges...................     53.4        --        53.4      109.9        --       109.9
Extraordinary gain on
  extinguishment of debt..........       --        --          --       (6.2)       --        (6.2)
Total expenses....................    743.8      11.6       755.4    1,979.1       6.4     1,985.5
Pre-tax loss......................   (873.0)   (139.9)   (1,012.9)    (845.8)   (250.8)   (1,096.6)
Income tax benefit................   (331.6)    (51.0)     (382.6)    (321.3)    (88.7)     (410.0)
                                    -------   -------   ---------   --------   -------   ---------
Amount classified as discontinued
  operations......................  $(541.4)  $ (88.9)  $  (630.3)  $ (524.5)  $(162.1)  $  (686.6)
                                    =======   =======   =========   ========   =======   =========

     In addition, in the nine months ended September 30, 2002, CVIC recognized a $43.8 million cumulative effect of accounting change for goodwill impairment pursuant to the adoption of SFAS 142.

     During 2002, we recognized estimated losses related to the ultimate sale and disposition of the aforementioned discontinued businesses, including estimated costs to sell and costs related to the resolution of contingencies. During the eight months ended August 31, 2003, we reduced the accrual for such estimated costs by $16.0 million (after income taxes of $.7 million) to reflect our current estimate. We recorded the reduction of such accrual as income from discontinued operations.

                         CONSECO, INC. AND SUBSIDIARIES

LITIGATION AND OTHER LEGAL PROCEEDINGS

     We are involved on an ongoing basis in lawsuits (including purported class actions) relating to our operations, including with respect to sales practices, and we and current and former officers and former directors are defendants in pending class action lawsuits asserting claims under the securities laws and derivative lawsuits. The ultimate outcome of these lawsuits cannot be predicted with certainty and we have estimated the potential exposure for each of the matters and have recorded a liability if a loss is deemed probable.

SECURITIES LITIGATION

     Since we announced our intention to restructure our capital on August 9, 2002, a total of eight purported securities fraud class action lawsuits have been filed in the United States District Court for the Southern District of Indiana. The complaints name us as a defendant, along with certain current and former officers of Old Conseco. These lawsuits were filed on behalf of persons or entities who purchased Old Conseco's common stock on various dates between October 24, 2001 and August 9, 2002. In each case Plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and allege material omissions and dissemination of materially misleading statements regarding, among other things, the liquidity of Conseco and alleged problems in CFC's manufactured housing division, allegedly resulting in the artificial inflation of Old Conseco's stock price. On March 13, 2003, all of these cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned Franz Schleicher, et al. v. Conseco, Inc., et al., File No. 02-CV-1332 DFH-TAB. The lawsuits were stayed as to all defendants by order of the United States Bankruptcy Court for the Northern District of Illinois. The stay was lifted on October 15, 2003. It is expected that plaintiffs will file a consolidated class action complaint with respect to the individual defendants in November 2003. Our liability with respect to these lawsuits was discharged in the Plan and our obligation to indemnify certain individual defendants is limited by the Plan. We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

DERIVATIVE LITIGATION

     Nine shareholder derivative suits were filed in 2000 in the United States District Court for the Southern District of Indiana. The complaints named as defendants the then current directors, certain former directors, certain non-director officers of Old Conseco (in one case), and, alleging aiding and abetting liability, certain banks that made loans in relation to Old Conseco's "Stock Purchase Plan" (in three cases). Old Conseco is also named as a nominal defendant in each complaint. Plaintiffs allege that the defendants breached their fiduciary duties by, among other things, intentionally disseminating false and misleading statements concerning the acquisition, performance and proposed sale of CFC, and engaged in corporate waste by causing Old Conseco to guarantee loans that certain officers, directors and key employees of Old Conseco used to purchase stock under the Stock Purchase Plan. These cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned: In Re Conseco, Inc. Derivative Litigation, Case Number IP00655-C-Y/S. An amended complaint was filed on April 12, 2001, making generally the same allegations and allegations of violation of the Federal Reserve Board's margin rules. Three similar cases have been filed in the Hamilton County Superior Court in Indiana. Schweitzer v. Hilbert, et al., Case No. 29D01-0004CP251; Evans v. Hilbert, et al., Case No. 29D01-0005CP308 (both Schweitzer and Evans name as defendants certain non-director officers); Gintel
v. Hilbert, et al., Case No. 29003-0006CP393 (naming as defendants, and alleging aiding and abetting liability as to, banks that allegedly made loans in relation to the Stock Purchase Plan). We believe that these lawsuits are without merit and intend to defend them vigorously. The cases filed in Hamilton County have been stayed pending resolution of the derivative suits filed in the United States District Court. We have asserted that these lawsuits are assets of the estate pursuant to section 541(a) of the Bankruptcy Code and do not intend to pursue them

                         CONSECO, INC. AND SUBSIDIARIES
following emergence from bankruptcy because they are meritless. In October and November 2003, CNO filed motions to dismiss all the pending derivative matters. The ultimate outcome of these lawsuits cannot be predicted with certainty.

OTHER LITIGATION

     Collection efforts by the Company and Conseco Services, LLC related to the 1996-1999 director and officer loan programs have been commenced against various past board members and executives/officers with outstanding loan balances. In addition, certain former officers and directors have sued the companies for declaratory relief concerning their liability for the loans. Currently, we are involved in litigation with Stephen C. Hilbert, James D. Massey, Dennis E. Murray, Sr., Rollin Dick and Bruce Crittenden. The specific lawsuits include:
Hilbert v. Conseco, Case No. 03A 04283 (Bankr. N.D. Ill.); Conseco Services v. Hilbert, Case No. 29C01-0310 MF 1296 (Cir. Ct. Hamilton Cty, Ind.); Murray and Massey v. Conseco, Case No. 1:03-CV-1482 LJM-WTL (S.D. Ind.); Dick v. Conseco Services, Case No. 29 D01-0207-PL-549 (Sup. Ct. Hamilton Cty, Ind.); and Crittenden v. Conseco, Case No.IP02-1823-C B/S (S.D. Ind.). The Company and Conseco Services, LLC believe that all amounts due under the director and officer loan programs, including all applicable interest, are valid obligations owed to the companies. We intend to prosecute these claims to obtain the maximum recovery possible. Further, with regard to the various claims brought against the Company and Conseco Services, LLC by certain former directors and officers, we believe that these claims are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     In October 2002, Roderick Russell, on behalf of himself and a class of persons similarly situated, and on behalf of the ConsecoSave Plan filed an action in the United States District Court for the Southern District of Indiana against Old Conseco, Conseco Services, LLC and certain current and former officers of Old Conseco (Roderick Russell, et al. v Conseco, Inc., et al., Case No. 1:02-CV-1639 LJM). The purported class action consists of all individuals whose 401(k) accounts held common stock of Old Conseco at any time since April 28, 1999. The complaint alleges, among other things, breaches of fiduciary duties under ERISA by continuing to permit employees to invest in Old Conseco's common stock without full disclosure of the Company's true financial condition. Old Conseco filed a motion to dismiss the complaint in December 2002. This lawsuit was stayed as to all defendants by order of the Bankruptcy Court. The stay was lifted on October 15, 2003. It is expected that there will be a ruling on the motion to dismiss before further proceedings occur in this matter. We believe the lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On June 24, 2002, the heirs of a former officer, Lawrence Inlow, commenced an action against Old Conseco, Conseco Services, LLC, and two former officers in the Boone Circuit Court (Inlow et al. v. Conseco, Inc., et al., Cause No. 06C01-0206-CT-244). The heirs assert that unvested options to purchase 756,248 shares of Old Conseco common stock should have been vested at Mr. Inlow's death. The heirs further claim that if such options had been vested, they would have been exercised, and that the resulting shares of common stock would have been sold for a gain of approximately $30 million based upon a stock price of $58.125 per share, the highest stock price during the alleged exercise period of the options. We believe the heirs' claims are without merit and will defend the action vigorously. The maximum exposure to the Company for this lawsuit is estimated to be $33 million. The heirs did not file a proof of claim with the Bankruptcy Court. Subject to dispositive motions which are yet to be filed, the matter will continue to trial against Conseco Services, LLC and the other co-defendants on September 13, 2004. The ultimate outcome cannot be predicted with certainty.

     On June 27, 2001, two suits against the Company's subsidiary, Philadelphia Life Insurance Company (now known as Conseco Life Insurance Company), both purported nationwide class actions seeking unspecified damages, were consolidated in the U.S. District Court, Middle District of Florida (In Re PLI

                         CONSECO, INC. AND SUBSIDIARIES

Sales Litigation, Cause No. 01-MDL-1404), alleging among other things, fraudulent sales and a "vanishing premium" scheme. Philadelphia Life filed a motion for summary judgment against both named plaintiffs, which motion was granted in June 2002. Plaintiffs appealed to the 11th Circuit. The 11th Circuit, in July 2003, affirmed in part and reversed in part, allowing two fraud counts with respect to one plaintiff to survive. The plaintiffs' request for a rehearing with respect to this decision has been denied. Philadelphia Life has filed a summary judgment motion with respect to the remaining claims. Philadelphia Life believes this lawsuit is without merit and intends to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On December 1, 2000, the Company's former subsidiary, Manhattan National Life Insurance Company, was named in a purported nationwide class action seeking unspecified damages in the First Judicial District Court of Santa Fe, New Mexico (Robert Atencio and Theresa Atencio, for themselves and all other similarly situated v. Manhattan National Life Insurance Company, an Ohio corporation, Cause No. D-0101-CV-2000-2817), alleging among other things fraud by non-disclosure of additional charges for those policyholders wishing to pay premium modes other than annual. We retained liability for this litigation in connection with the sale of Manhattan National Life in June 2002. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On December 19, 2001, four of the Company's subsidiaries were named in a purported nationwide class action seeking unspecified damages in the District Court of Adams County, Colorado (Jose Medina and others similarly situated v. Conseco Annuity Assurance Company, Conseco Life Insurance Company, Bankers National Life Insurance Company and Bankers Life and Casualty Company, Cause No. 01-CV-2465), alleging among other things breach of contract regarding alleged non-disclosure of additional charges for those policy holders wishing to pay premium modes other than annual. On July 14 and 15, 2003 the plaintiff's motion for class certification was heard and the Court took the matter under advisement. On November 10, 2003, the Court denied the motion for class certification. The defendants believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

     On July 31, 2001, the Company's subsidiary, Conseco Senior Health Insurance Company, was named in an action filed by the State of Texas in the District Court of Travis County, Texas (State of Texas v. Conseco Senior Health Insurance Company, Cause No. GV102103), alleging among other things a violation of the Deceptive Trade Practices Act related to allegations of failure to adequately notify policyholders that premium rates could increase. Conseco Senior has reached a tentative settlement with the State of Texas, however in the event a settlement is not consummated, Conseco Senior intends to defend this matter vigorously as it believes the lawsuit is without merit. The ultimate outcome of this lawsuit cannot be predicted with certainty.

     On December 30, 2002 and December 31, 2002, five suits were filed in various Mississippi counties against the Company's subsidiary, Conseco Life Insurance Company (Kathie Allen, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Jones County, Mississippi, Cause No. 2002-448-CV12; Malcolm Bailey, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Claiborne County, Mississippi, Cause No. CV-2002-371; Anthony Cascio, et al.
v. Conseco Life Insurance Company, et al, Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0242-CICI; William Garrard, et al. v. Conseco Life insurance Company, et al., Circuit Court of Sunflower County, Mississippi, Cause No. CV-2002-0753-CRL; and William Weaver, et al. v. Conseco Life Insurance Company, et al., Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0238 -CICI), alleging among other things, a "vanishing premium" scheme. Conseco Life removed all of the cases to the U.S. District Courts in Mississippi. In September 2003, plaintiffs' Motion to Remand was denied in the Garrard and Weaver matters, but granted in the Cascio matter. Conseco Life awaits the court's ruling on Plaintiff's Motion to Remand in the Allen matter. In Bailey the parties have agreed to stay in Federal court. Conseco Life believes the lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

                         CONSECO, INC. AND SUBSIDIARIES

     In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits and arbitrations (including purported class actions) related to their operations. The ultimate outcome of all of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and, although such lawsuits are not expected individually to have a material adverse effect on the Company, such lawsuits could have, in the aggregate, a material adverse effect on the Company's consolidated financial condition, cash flows or results of operations.

OTHER PROCEEDINGS

     The Company has been notified that the staff of the SEC has obtained a formal order of investigation in connection with an inquiry that relates to events in and before the spring of 2000, including CFC's accounting for its interest-only securities and servicing rights. These issues were among those addressed in the Company's write-down and restatement in the spring of 2000, and were the subject of shareholder class action litigation, which was settled in the second quarter of 2003. The Company is cooperating fully with the SEC staff in this matter.

     The deadline to file administrative claims in the bankruptcy proceeding was October 9, 2003. The Plan provides that all such claims must be paid in full, in cash. We are reviewing all timely filed administrative claims and may resolve disputes regarding allowance of such claims in the Bankruptcy Court. If significant administrative claims are allowed, our cash flow would be negatively affected.

                         CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

     The following disclosures supplement our consolidated statement of cash flows (dollars in millions):

                                                     SUCCESSOR             PREDECESSOR
                                                   -------------   ----------------------------
                                                     ONE MONTH     EIGHT MONTHS    NINE MONTHS
                                                       ENDED          ENDED           ENDED
                                                   SEPTEMBER 30,    AUGUST 31,    SEPTEMBER 30,
                                                       2003            2003           2002
                                                   -------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss)..............................     $ 24.2        $ 2,201.7       $(6,147.2)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Interest-only securities investment
         income..................................         --               --           (15.8)
      Cash received from interest-only
         securities, net.........................         --               --           (54.2)
      Servicing income...........................         --               --           (54.5)
      Cash received from servicing activities....         --               --            33.7
      Provision for losses.......................         --             55.6           735.2
      Gain on sale of finance receivables........         --               --            13.9
      Amortization and depreciation..............       30.3            369.8           800.3
      Income taxes...............................       13.9             31.4           410.7
      Insurance liabilities......................       35.8            265.8           279.9
      Accrual and amortization of investment
         income..................................        (.7)            43.2           162.8
      Deferral of cost of policies produced and
         purchased...............................      (25.6)          (287.5)         (391.4)
      Impairment charges.........................         --               --           701.3
      Goodwill impairment........................         --               --           500.0
      Special charges............................         --               --           166.3
      Reorganization items.......................         --         (2,157.0)             --
      Cumulative effect of accounting change.....         --               --         2,949.2
      Minority interest..........................         --               --           134.8
      Net realized investment (gains) losses.....       (6.7)             5.4           551.7
      Discontinued operations....................         --            (16.7)          109.3
      Extraordinary gain on extinguishment of
         debt....................................         --               --            (8.1)
      Other......................................      (18.7)           235.6          (140.5)
                                                      ------        ---------       ---------
         Net cash provided by operating
           activities............................     $ 52.5        $   747.3       $   737.4
                                                      ======        =========       =========
Non-cash items not reflected in the investing and
  financing activities sections of the
  consolidated statement of cash flows:
    Issuance of common stock under stock option
      and employee benefit plans.................     $   --        $      .3       $    13.0
    Issuance of convertible preferred shares.....        5.3               --             2.1

     At September 30, 2003, we held restricted cash of $22.1 million in trust for the payment of bankruptcy-related professional fees.

                         CONSECO, INC. AND SUBSIDIARIES

INVESTMENTS IN VARIABLE INTEREST ENTITIES

     The Company has investments in various types of special purpose entities and other entities, some of which are VIEs under FIN 46. The following are descriptions of our significant investments in VIEs:

BRICKYARD TRUST

     We liquidated and distributed all the assets of the Brickyard Loan Trust ("Brickyard") during the third quarter of 2003. We recognized a loss of $11.1 million during the second quarter of 2003 to record our investment at its estimated fair value as we intended to liquidate it. No additional gain or loss was recognized upon the ultimate disposition of Brickyard.

     Brickyard was a collateralized debt obligation trust which participated in an underlying pool of commercial loans. The initial capital structure of Brickyard consisted of $575 million of senior financing provided by unrelated third party investors and $127 million of notes and subordinated certificates owned by the Company and others. As a result of our 85 percent ownership interest in the subordinated certificates, we were the primary beneficiary of Brickyard. In accordance with ARB 51 "Consolidated Financial Statements", Brickyard was consolidated in our financial statements because: (i) our investment management subsidiary, 40Y86 Advisors, Inc. was the investment manager; and (ii) we owned a significant interest in the subordinated certificates. Included in "Assets held in separate accounts and investment trust" at December 31, 2002 were $410.2 million of assets which served as collateral for Brickyard's obligations. These amounts were offset by a corresponding liability account, the value of which fluctuated in relation to changes in the values of the investments. The senior note obligations had no recourse to the general credit of the Company.

OTHER INVESTMENT TRUSTS

     In December 1998, Old Conseco formed three investment trusts which were special purpose entities formed to hold various fixed maturity, limited partnership and other types of investments. The initial capital structure of each of the trusts consisted of: (i) approximately 96 percent principal-protected senior notes; (ii) approximately 3 percent subordinated junior notes; and (iii) 1 percent equity. The senior principal-protected notes are collateralized by zero coupon treasury notes with par values and maturities matching the par values and maturities of the principal-protected senior notes. Conseco's life insurance subsidiaries own 100 percent of the senior principal-protected notes. Certain of Conseco's non-life insurance subsidiaries own all of the subordinated junior notes, which have a preferred return equal to the total return on the trusts' assets in excess of principal and interest on the senior notes. The equity of the trusts is owned by unrelated third parties.

     The three investment trusts are VIEs under FIN 46 because the trusts' equity represents significantly less than 10 percent of total capital and the subordinated junior notes were intended to absorb expected losses and receive virtually all expected residual returns. Based on our 100 percent ownership of the subordinated junior notes, we are the primary beneficiary of the investment trusts. All three trusts are consolidated in our financial statements. The carrying value of the total invested assets in the three trusts was approximately $397 million and $382 million at September 30, 2003 and December 31, 2002, respectively, which also represents Conseco's maximum exposure to loss as a result of our ownership interests in the trusts. The trusts have no obligations or debt to outside parties.

                         CONSECO, INC. AND SUBSIDIARIES

INVESTMENT IN GENERAL MOTORS BUILDING

     See the note entitled "Sale of the General Motors Building" for a discussion of this investment.

SPECIAL CHARGES

2002

     The following table summarizes the special charges incurred by the Company during the three and nine months ended September 30, 2002, which are further described in the paragraphs which follow (dollars in millions):

                                             THREE MONTHS ENDED   NINE MONTHS ENDED
                                             SEPTEMBER 30, 2002   SEPTEMBER 30, 2002
                                             ------------------   ------------------
Loss related to reinsurance transaction and
  businesses sold to raise cash............        $20.0                $ 47.0
Costs related to debt modification and
  refinancing transactions.................           .3                  17.7
Restructuring costs........................         12.1                  12.1
Expenses related to the termination of the
  former chief financial officer...........           --                   6.5
Other items................................          2.5                  19.8
                                                   -----                ------
  Special charges before income tax
     benefit...............................        $34.9                $103.1
                                                   =====                ======

LOSS RELATED TO DEBT MODIFICATION AND REINSURANCE TRANSACTION AND BUSINESSES SOLD TO RAISE CASH

     We completed various asset sales and reinsurance transactions to raise cash which resulted in net losses of $47.0 million during the first nine months of 2002. These amounts included: (i) a loss of $39.0 million related to the reinsurance of a portion of our life insurance business; (ii) a loss of $20.0 million associated with the sale of our subsidiary in India; partially offset by
(iii) asset sales resulting in a net gain of $12.0 million.

COSTS RELATED TO DEBT MODIFICATION AND REFINANCING TRANSACTIONS

     In conjunction with the various modifications to borrowing arrangements (including the debt exchange offer completed in April 2002) entered into in the first nine months of 2002, we incurred costs of $17.7 million which are not permitted to be deferred pursuant to GAAP.

RESTRUCTURING COSTS

     We incurred expenses totaling $12.1 million in the three and nine months ended September 30, 2002, related to professional and advisory fees incurred related to the restructuring of our capital.

EXPENSES RELATED TO TERMINATION OF THE FORMER CHIEF FINANCIAL OFFICER

     The employment of Old Conseco's chief financial officer was terminated in the first quarter of 2002. As a result, the vesting provisions associated with the restricted stock issued to the chief financial officer pursuant to his employment agreement were accelerated. We recognized a charge of $5.1 million related to the immediate vesting of such restricted stock in the first quarter of 2002. In addition, we recognized severance benefits of $1.4 million associated with the termination.

                         CONSECO, INC. AND SUBSIDIARIES

OTHER ITEMS

     Other items include expenses incurred: (i) in conjunction with the transfer of certain customer service and backroom operations to our India subsidiary;
(ii) for severance benefits related to the transfer of such operations; and
(iii) for other items which are not individually significant. The Company sold its India subsidiary in the fourth quarter of 2002 and has significantly reduced the customer service and backroom operations conducted there.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors
Conseco, Inc.


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Conseco, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that Conseco, Inc. will continue as a going concern, which contemplates continuity of Conseco's operations and realization of its assets and payments of its liabilities in the ordinary course of business. As more fully described in the notes to the consolidated financial statements, on December 17, 2002, Conseco, Inc. and several of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the bankruptcy process and Conseco's recurring losses from operations raise substantial doubt about Conseco's ability to continue as a going concern. Conseco, Inc. is currently operating its business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and continuation of Conseco as a going concern is contingent upon, among other things, the confirmation of Conseco's Plan of Reorganization and Conseco's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. If no reorganization plan is approved, it is possible that Conseco's assets may be liquidated. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

     As discussed in note 4 to the consolidated financial statements, the Company adopted Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" in 2000 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2002.


                                       /s/ PricewaterhouseCoopers LLP
                                       ----------------------------------
                                       PricewaterhouseCoopers LLP


Indianapolis, Indiana
April 11, 2003

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                           CONSOLIDATED BALANCE SHEET
                           December 31, 2002 and 2001
                              (Dollars in millions)


                                     ASSETS


                                                                                            2002              2001
                                                                                            ----              ----
Investments:
    Actively managed fixed maturities at fair value (amortized cost:
       2002 - $18,989.8; 2001 - $22,422.8).............................................   $19,417.4         $21,818.5
    Retained interests in securitization trusts at fair value (amortized cost:
       2001 - $876.1)..................................................................         -               710.1
    Equity securities at fair value (cost: 2002 - $161.4; 2001 - $257.3)...............       156.0             227.0
    Mortgage loans.....................................................................     1,308.3           1,228.0
    Policy loans.......................................................................       536.2             635.8
    Venture capital investment in AT&T Wireless Services, Inc. at fair value
       (cost: 2002 - $14.2; 2001 - $39.0)..............................................        25.0             155.3
    Other invested assets .............................................................       340.8             292.4
                                                                                          ---------         ---------

          Total investments............................................................    21,783.7          25,067.1

Cash and cash equivalents:
    Held by the parent company.........................................................        41.9             152.2
    Held by the parent company in segregated accounts..................................         -                54.7
    Held by subsidiaries...............................................................     1,227.0           2,853.9
Accrued investment income..............................................................       389.8             688.6
Finance receivables....................................................................         -             3,810.7
Finance receivables - securitized......................................................         -            14,198.5
Cost of policies purchased.............................................................     1,170.0           1,657.8
Cost of policies produced..............................................................     2,014.4           2,570.2
Reinsurance receivables................................................................       934.2             663.0
Income tax assets......................................................................       101.5             678.1
Goodwill  .............................................................................       100.0           3,695.4
Assets held in separate accounts and investment trust..................................       447.0           2,376.3
Cash held in segregated accounts for investors.........................................         -               550.2
Cash held in segregated accounts related to servicing agreements and
    securitization transactions........................................................         -               994.6
Assets of discontinued operations......................................................    17,624.3              -
Other assets...........................................................................       675.2           1,420.9
                                                                                          ---------         ---------

          Total assets.................................................................   $46,509.0         $61,432.2
                                                                                          =========         =========


                            (continued on next page)









                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                     CONSOLIDATED BALANCE SHEET (Continued)
                           December 31, 2002 and 2001
                              (Dollars in millions)


                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                            2002              2001
                                                                                            ----              ----
Liabilities:
    Liabilities for insurance and asset accumulation products:
       Interest-sensitive products.....................................................   $13,469.5         $15,787.7
       Traditional products............................................................     7,971.4           8,172.8
       Claims payable and other policyholder funds.....................................       909.2           1,005.5
       Liabilities related to separate accounts and investment trust...................       447.0           2,376.3
       Liabilities related to certificates of deposit..................................         -             1,790.3
    Investor payables..................................................................         -               550.2
    Guarantee liability related to interests in securitization trusts held by others...         -                39.9
    Other liabilities..................................................................       673.5           1,701.9
    Liabilities of discontinued operations.............................................    17,624.3               -
    Investment borrowings..............................................................       669.7           2,242.7
    Notes payable:
       Direct corporate obligations....................................................         -             4,085.0
       Direct finance obligations:
          Master repurchase agreements.................................................         -             1,670.8
          Credit facility collateralized by retained interests in securitizations......         -               507.3
          Other borrowings.............................................................         -               349.8
       Related to securitized finance receivables structured as collateralized
          borrowings...................................................................         -            14,484.5
                                                                                          ---------         ---------


            Total liabilities not subject to compromise................................    41,764.6          54,764.7

    Liabilities subject to compromise..................................................     4,873.3               -
                                                                                          ---------         ---------

          Total liabilities............................................................    46,637.9          54,764.7
                                                                                          ---------         ---------

Minority interest:
    Company-obligated mandatorily redeemable preferred securities
       of subsidiary trusts............................................................     1,921.5           1,914.5

Shareholders' equity (deficit):
    Preferred stock....................................................................       501.7             499.6
    Common stock and additional paid-in capital (no par value, 1,000,000,000 shares authorized, shares issued and outstanding: 2002 - 346,007,133;
       2001 - 344,743,196).............................................................     3,497.0           3,484.3
    Accumulated other comprehensive income (loss)......................................       580.6            (439.0)
    Retained earnings (deficit)........................................................    (6,629.7)          1,208.1
                                                                                          ---------         ---------

            Total shareholders' equity (deficit).......................................    (2,050.4)          4,753.0
                                                                                          ---------         ---------

            Total liabilities and shareholders' equity (deficit).......................   $46,509.0         $61,432.2
                                                                                          =========         =========



                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                      CONSOLIDATED STATEMENT OF OPERATIONS
              for the years ended December 31, 2002, 2001 and 2000
                  (Dollars in millions, except per share data)

                                                                                       2002            2001             2000
                                                                                       ----            ----             ----
Revenues:
    Insurance policy income.......................................................    $ 3,602.3      $3,992.7         $ 4,170.7
    Net investment income:
       Insurance and fee-based segment general account assets.....................      1,528.0       1,706.1           1,800.8
       Equity-indexed and separate account products...............................       (100.5)       (119.6)            (56.1)
       Venture capital loss related to investment in AT&T Wireless Services, Inc..        (99.3)        (42.9)           (199.5)
       Other .....................................................................         14.7          20.9              51.8
    Gain on sale of interest in riverboat.........................................          -           192.4               -
    Net realized investment losses................................................       (597.0)       (379.4)           (346.5)
    Fee revenue and other income..................................................         70.1          96.9             137.4
                                                                                      ---------      --------         ---------

       Total revenues.............................................................      4,418.3       5,467.1           5,558.6
                                                                                      ---------      --------         ---------

Benefits and expenses:
    Insurance policy benefits.....................................................      3,332.5       3,588.5           3,807.6
    Provision for losses..........................................................        210.8         169.6             231.5
    Interest expense (contractual interest for 2002 of $366.5)....................        363.1         400.0             454.3
    Amortization..................................................................        822.9         766.8             657.2
    Other operating costs and expenses............................................        712.1         722.2             872.9
    Goodwill impairment...........................................................        500.0           -                 -
    Special charges...............................................................         96.5          80.4             305.0
    Reorganization items..........................................................         14.4           -                 -
                                                                                      ---------      --------         ---------

       Total benefits and expenses................................................      6,052.3       5,727.5           6,328.5
                                                                                      ---------      --------         ---------

       Loss before income taxes, minority interest, discontinued operations,
         extraordinary gain (loss) and cumulative effect of accounting change.....     (1,634.0)       (260.4)           (769.9)

Income tax expense (benefit):

       Tax expense (benefit) on period income.....................................         53.1         (63.5)           (166.2)
       Valuation allowance for deferred tax assets................................        811.2           -                 -
                                                                                      ---------      --------         ---------

       Loss before minority interest, discontinued operations,
         extraordinary gain (loss) and cumulative effect of accounting change.....     (2,498.3)       (196.9)           (603.7)

Minority interest:
    Distributions on Company-obligated mandatorily redeemable
       preferred securities of subsidiary trusts, net of income taxes
       (contractual distributions for 2002 of $179.8).............................        173.2         119.5             145.3
                                                                                      ---------      --------         ---------

       Loss before discontinued operations, extraordinary gain (loss)
         and cumulative effect of accounting change ..............................     (2,671.5)       (316.4)           (749.0)

Discontinued operations, net of income taxes......................................     (2,223.1)       (106.7)           (381.9)
Extraordinary gain (loss) on extinguishment of debt, net of income taxes..........          8.1          17.2              (5.0)
Cumulative effect of accounting change, net of income taxes.......................     (2,949.2)          -               (55.3)
                                                                                      ---------      --------         ---------

       Net loss...................................................................     (7,835.7)       (405.9)         (1,191.2)

Preferred stock dividends (contractual distributions for 2002 of $2.1)............          2.1          12.8              11.0
                                                                                      ---------      --------         ---------

       Net loss applicable to common stock........................................    $(7,837.8)     $ (418.7)        $(1,202.2)
                                                                                      =========      ========         =========

                                   (continued)

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                CONSOLIDATED STATEMENT OF OPERATIONS (Continued)
              for the years ended December 31, 2002, 2001 and 2000
                  (Dollars in millions, except per share data)

                                                                           2002             2001             2000
                                                                           ----             ----             ----
Loss per common share:
    Basic:
       Weighted average shares outstanding.........................    345,807,000     338,145,000       325,953,000
       Loss before discontinued operations, extraordinary
         gain (loss) and cumulative effect of accounting change ...       $ (7.73)        $  (.97)           $(2.34)
       Discontinued operations.....................................         (6.43)           (.32)            (1.17)
       Extraordinary gain (loss) on extinguishment of debt.........           .02             .05              (.01)
       Cumulative effect of accounting change......................         (8.53)             -               (.17)
                                                                          -------          ------            ------

         Net loss..................................................       $(22.67)        $ (1.24)           $(3.69)
                                                                          =======         =======            ======

    Diluted:
       Weighted average shares outstanding.........................    345,807,000     338,145,000       325,953,000
       Loss before discontinued operations, extraordinary
         gain (loss) and cumulative effect of accounting change....       $ (7.73)        $  (.97)           $(2.34)
       Discontinued operations.....................................         (6.43)           (.32)            (1.17)
       Extraordinary gain (loss) on extinguishment of debt ........           .02             .05              (.01)
       Cumulative effect of accounting change......................         (8.53)             -               (.17)
                                                                          -------          ------            ------

         Net loss..................................................       $(22.67)         $(1.24)           $(3.69)
                                                                          =======          ======            ======






























                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)


                                                                                   Common stock     Accumulated other
                                                                       Preferred  and additional      comprehensive   Retained
                                                              Total      stock    paid-in capital         loss        earnings
                                                              -----      -----    ---------------         ----        --------

 Balance, December 31,1999................................$ 5,556.2      $478.4        $2,987.1          $(771.6)      $2,862.3

   Comprehensive loss, net of tax:
     Net loss............................................. (1,191.2)        -               -                -         (1,191.2)
     Change in unrealized depreciation
       of investments (net of applicable income tax
       expense of $72.0)..................................    120.6         -               -              120.6            -
                                                          ---------

         Total comprehensive loss......................... (1,070.6)

   Issuance of common shares for stock options and for
     employee benefit plans...............................      6.6         -               6.6              -              -
   Issuance of convertible preferred shares...............      8.4         8.4             -                -              -
   Issuance of warrants...................................     21.0         -              21.0              -              -
   Settlement of forward contract.........................    (90.5)        -             (90.5)             -              -
   Cost of shares acquired................................    (12.4)        -             (12.4)             -              -
   Dividends on preferred stock...........................    (11.0)        -               -                -            (11.0)
   Dividends on common stock..............................    (33.3)        -               -                -            (33.3)
                                                          ---------      ------        --------          -------       --------

Balance, December 31, 2000................................$ 4,374.4      $486.8        $2,911.8          $(651.0)      $1,626.8



                          (continued on following page)






















                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)


                                                                               Common stock      Accumulated other
                                                                   Preferred  and additional       comprehensive     Retained
                                                          Total      stock    paid-in capital          loss          earnings
                                                          -----      -----    ---------------          ----          --------

Balance, December 31, 2000 (carried forward
       from prior page)..............................  $4,374.4      $486.8       $2,911.8            $(651.0)       $1,626.8

   Comprehensive loss, net of tax:
     Net loss........................................    (405.9)        -              -                  -            (405.9)
     Change in unrealized depreciation of
       investments (net of applicable income tax
       expense of $121.8)............................     212.0         -              -                212.0             -
                                                       --------
         Total comprehensive loss....................    (193.9)

   Issuance of shares pursuant to stock purchase
     contracts related to FELINE PRIDES..............     496.6         -            496.6                -               -
   Issuance of shares pursuant to acquisition of
     ExlService.com, Inc.............................      52.1         -             52.1                -
   Issuance of shares for stock options and for
     employee benefit plans..........................      23.8         -             23.8                -               -
   Payment-in-kind dividends on convertible
     preferred stock.................................      12.8        12.8            -                  -               -
   Dividends on preferred stock......................     (12.8)        -              -                  -             (12.8)
                                                       --------      ------       --------            -------        --------

Balance, December 31, 2001...........................  $4,753.0      $499.6       $3,484.3            $(439.0)       $1,208.1




                          (continued on following page)



















                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (Continued)
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)


                                                                                Common stock     Accumulated other
                                                                     Preferred and additional      comprehensive      Retained
                                                           Total       stock   paid-in capital     income (loss) earnings (deficit)
                                                           -----       -----   ---------------     ------------  ------------------

Balance, December 31, 2001 (carried forward
   from prior page) ..................................  $ 4,753.0      $499.6      $3,484.3           $(439.0)        $ 1,208.1

   Comprehensive loss, net of tax:
     Net loss.........................................   (7,835.7)        -             -                 -            (7,835.7)
     Change in unrealized depreciation
       of investments and other (net of applicable
       income tax expense of nil).....................    1,019.6         -             -             1,019.6               -
                                                         --------

         Total comprehensive loss.....................   (6,816.1)

   Issuance of shares for stock options and for
     employee benefit plans...........................       12.7         -            12.7               -                -
   Payment-in-kind dividends on convertible
     preferred stock..................................        2.1         2.1           -                 -                -
   Dividends on preferred stock.......................       (2.1)         -            -                 -                (2.1)
                                                         --------      ------      --------           -------         ---------


Balance, December 31, 2002............................  $(2,050.4)     $501.7      $3,497.0           $ 580.6         $(6,629.7)
                                                        =========      ======      ========           =======         =========



























                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)

                                                                                              2002          2001         2000
                                                                                              ----          ----         ----
Cash flows from operating activities:
   Insurance policy income.............................................................    $ 3,041.3     $ 3,518.8    $  3,634.4
   Net investment income...............................................................      3,323.9       3,913.6       3,864.1
   Fee revenue and other income........................................................        307.1         389.1         518.7
   Insurance policy benefits...........................................................     (1,996.9)     (2,792.8)     (2,686.5)
   Interest expense....................................................................     (1,279.6)     (1,570.5)     (1,331.6)
   Policy acquisition costs............................................................       (509.2)       (667.0)       (794.2)
   Special charges.....................................................................        (47.2)        (29.5)       (216.3)
   Reorganization items, net...........................................................        (31.7)          -             -
   Other operating costs...............................................................     (1,406.1)     (1,466.8)     (1,741.7)
   Taxes...............................................................................       (105.9)         29.8         (41.6)
                                                                                           ---------     ---------    ----------

       Net cash provided by operating activities.......................................      1,295.7       1,324.7       1,205.3
                                                                                           ---------     ---------    ----------

Cash flows from investing activities:
   Sales of investments................................................................     19,465.4      24,179.7       6,987.5
   Maturities and redemptions of investments...........................................      1,623.9       1,381.4         825.5
   Purchases of investments............................................................    (19,879.4)    (25,509.5)     (7,952.6)
   Cash received from the sale of finance receivables, net of expenses.................      2,372.9         867.2       2,501.2
   Principal payments received on finance receivables..................................      8,294.0       8,611.3       8,490.1
   Finance receivables originated......................................................     (7,877.9)    (12,320.3)    (18,515.9)
   Cash held by Conseco Finance Corp. and classified as assets held by
     discontinued operations...........................................................       (562.3)          -             -
   Other...............................................................................        (27.6)       (136.7)       (165.2)
                                                                                           ---------     ---------    ----------

       Net cash provided (used) by investing activities ...............................      3,409.0      (2,926.9)     (7,829.4)
                                                                                           ---------     ---------    ----------

Cash flows from financing activities:
   Amounts received for deposit products...............................................      4,584.8       4,204.8       4,966.7
   Withdrawals from deposit products...................................................     (5,682.8)     (4,489.4)     (4,545.9)
   Issuance of notes payable...........................................................      6,671.9      12,160.5      22,548.9
   Payments on notes payable...........................................................    (10,481.3)    (10,480.5)    (14,416.2)
   Ceding commission received on reinsurance transaction...............................         83.0           -             -
   Change in cash held in restricted accounts for settlement of borrowings.............        (13.0)       (241.8)       (689.7)
   Investment borrowings...............................................................     (1,573.0)      2,022.9        (609.1)
   Repurchase of Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts...................................................          -             -          (250.0)
   Issuance of common and convertible preferred shares.................................          -             4.1            .8
   Payments for settlement of forward contract and to repurchase equity securities.....          -             -          (102.6)
   Dividends on common and preferred shares and distributions on
     Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts.........................................        (86.2)       (181.2)       (302.1)
                                                                                           ---------     ---------    ----------

       Net cash provided (used) by financing activities................................     (6,496.6)      2,999.4       6,600.8
                                                                                           ---------     ---------    ----------

       Net increase (decrease) in cash and cash equivalents............................     (1,791.9)      1,397.2         (23.3)

Cash and cash equivalents, beginning of year...........................................      3,060.8       1,663.6       1,686.9
                                                                                           ---------     ---------    ----------

Cash and cash equivalents, end of year.................................................    $ 1,268.9     $ 3,060.8    $  1,663.6
                                                                                           =========     =========    ==========

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       1. PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

       Conseco, Inc. ("CNC") is the top tier holding company for our two operating businesses: insurance and finance. Our insurance business is operated through subsidiaries owned directly and indirectly by CIHC, Incorporated ("CIHC"), an intermediate holding company that is controlled by CNC. Our finance business has been historically operated through Conseco Finance Corp. ("CFC"), a wholly-owned subsidiary of CIHC, and its subsidiaries. Effective December 17, 2002 (the date CFC filed a petition for relief under the Bankruptcy Code as further described below), we began to account for our finance business as a discontinued operation. Our subsidiaries operate throughout the United States. We sometimes collectively refer to CNC, together with its consolidated subsidiaries, as "we," "Conseco" or the "Company."

       Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. Our finance business has historically provided a variety of finance products including manufactured housing and floor plan loans, home equity mortgages, home improvement and consumer product loans and private label credit cards.

       On December 17, 2002 (the "Petition Date"), CNC, CIHC, CTIHC, Inc. and Partners Health Group, Inc. (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Northern District of Illinois. The following discussion provides general background information regarding the Debtors' Chapter 11 cases, but is not intended to be a comprehensive summary. The Debtors are currently operating their business as debtors-in-possession pursuant to the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court, after notice and an opportunity for a hearing. The Company's insurance subsidiaries are separate legal entities and are not included in the petitions filed by the Debtors. On March 18, 2003, the Bankruptcy Court approved the Debtor's Second Amended Joint Plan of Reorganization (the "Plan"), and the Second Amended Disclosure Statement (the "Disclosure Statement").

       CFC and Conseco Finance Servicing Corp. also filed petitions under the Bankruptcy Code with the Bankruptcy Court on the Petition Date. In addition, on February 3, 2003, the following subsidiaries of CFC filed petitions under the Bankruptcy Code with the Bankruptcy Court: Conseco Finance Corp. - Alabama, Conseco Finance Credit Corp., Conseco Finance Consumer Discount Company, Conseco Finance Canada Holding Company, Conseco Finance Canada Company, Conseco Finance Loan Company, Rice Park Properties Corporation, Landmark Manufactured Housing, Inc., Conseco Finance Net Interest Margin Finance Corp. I, Conseco Finance Net Interest Margin Finance Corp. II, Green Tree Finance Corp. - Two, Green Tree Floorplan Funding Corp., Conseco Agency of Nevada, Inc., Conseco Agency of New York, Inc., Conseco Agency, Inc., Conseco Agency of Alabama, Inc., Conseco Agency of Kentucky, Inc., Crum-Reed General Agency, Inc. The foregoing entities are referred to as the "Finance Company Debtors." The Finance Company Debtors filed a separate plan in connection with their bankruptcy proceedings. The bankruptcy proceedings of the Debtors and the Finance Company Debtors are referred to as the "Chapter 11 Cases".

       Since commencing operations in 1982, CNC pursued a strategy of growth through acquisitions. Primarily as a result of these acquisitions and the funding requirements necessary to operate and expand the acquired businesses, CNC amassed outstanding indebtedness of approximately $6.0 billion as of June 30, 2002. In 2001 and early 2002, we undertook a series of steps designed to reduce and extend the maturities of our parent company debt. Notwithstanding these efforts, the Company's financial position continued to deteriorate, principally due to our leveraged condition, losses experienced by our finance business and losses in the value of our investment portfolio.

       As a result of these developments, on August 9, 2002, we announced that we would seek to fundamentally restructure the Company's capital, and announced that we had retained legal and financial advisors to assist us in these efforts. We ultimately decided to seek to reorganize under Chapter 11 of the Bankruptcy Code.

       Under the Bankruptcy Code, actions to collect prepetition indebtedness, as well as most pending litigation, are stayed and other contractual obligations against the Debtors generally may not be enforced. Absent an order of the Bankruptcy Court, substantially all prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and other stakeholders and approved by the Bankruptcy Court. On March 18, 2003, the Bankruptcy Court approved the Debtors' Plan, as summarized in the Disclosure Statement, as containing adequate information, as such term is defined in
Section 1125 of the Bankruptcy Code, to permit the solicitation of votes from creditors on whether or not to accept the Plan. The Debtors commenced solicitation on April 4, 2003. The voting record date has been set as March 19, 2003 and the deadline for returning completed ballots is May 14, 2003. A hearing to consider confirmation of the Plan is scheduled to begin on May 28, 2003. The Debtors will emerge from bankruptcy if and when

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

the Plan receives the requisite stakeholder approval and is approved by the Bankruptcy Court, and all conditions to the consummation of the Plan, have been satisfied or waived.

       The United States Trustee has appointed a creditors committee representing the unsecured creditors of the Debtors and a TOPrS committee representing the claims of the holders of the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts ("Trust Preferred Securities"). Before the Petition Date, the Company met with and provided materials to certain prepetition committees and entered into extensive arms-length negotiations with committees representing the holders of bank debt and publicly held notes of CNC. Shortly before the Petition Date, the Company reached a non-binding agreement in principle with respect to the general terms of a restructuring with certain prepetition committees. However, there can be no assurance that the appointed committees will support the Debtors' positions in the bankruptcy proceedings or approve the Plan. The TOPrS committee has raised certain objections to the Plan which are summarized in the Disclosure Statement. Disagreements between the Debtors and the appointed committees could protract the bankruptcy proceedings, could negatively impact the Company's ability to operate and the results of those operations during bankruptcy, and could delay the Debtors' emergence from bankruptcy.

       The Debtors previously filed with the Bankruptcy Court schedules of assets and liabilities of the Debtors as reflected on our books and records. Subject to certain limited exceptions, the Bankruptcy Court established a bar date of February 21, 2003, for all prepetition claims against the Debtors. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the bankruptcy proceedings. The Debtors notified all known or potential claimants subject to the February 21, 2003 bar date of their need to file a proof of claim with the Bankruptcy Court. Approximately 9,000 proofs of claim were filed on or before the February 21, 2003 bar date and the Company has begun objecting to claims and otherwise reconciling claims that differ from the Debtors' records. Any differences that cannot be resolved through negotiations between the Debtors and the claimant will be resolved by the Bankruptcy Court. Certain creditors have filed claims substantially in excess of amounts reflected in the Debtors' records. Accordingly, the ultimate number and amount of allowed claims is not presently known. Similarly, the ultimate distribution with respect to allowed claims is not presently known.

       We have filed several motions in the Chapter 11 Cases pursuant to which the Bankruptcy Court has granted us authority or approval with respect to various items required by the Bankruptcy Code and/or necessary for our reorganization efforts. We have obtained orders providing for, among other things: (i) payment of prepetition and postpetition employee compensation and benefits; (ii) continuing a key-employee retention plan; (iii) obtaining debtor-in-possession financing for the Finance Company Debtors; and (iv) increasing the amount of the servicing fee paid to the Finance Company Debtors as servicers of various manufactured housing securitization trusts.

       Under the priority schedule established by the Bankruptcy Code, certain postpetition and prepetition liabilities need to be satisfied before unsecured creditors and holders of CNC's common and preferred stock and Trust Preferred Securities are entitled to receive any distribution. The Plan (as summarized in the Disclosure Statement) sets forth the Debtors' proposed treatment of claims and equity interests. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Our Plan would result in holders of CNC's common stock and preferred stock (other than Series F Common-Linked Convertible Preferred Stock ("Series F Preferred Stock")) receiving no value and the holders of CNC's Trust Preferred Securities and Series F Preferred Stock receiving little value on account of the cancellation of their interests. In addition, holders of unsecured claims against the Debtors would, in most cases, receive less than full recovery for the cancellation of their interests.

       At this time, it is not possible to predict with certainty the effect of the Chapter 11 cases on our business or various creditors, or when we will emerge from Chapter 11. Our future results depend upon our confirming and successfully implementing, on a timely basis, a plan of reorganization.

       2. DISCONTINUED FINANCE BUSINESS - PLANNED SALE OF CFC

       In October 2002, we announced that we had engaged financial advisors to pursue various alternatives with respect to our finance business and that CNC's board of directors had approved a plan to sell or seek new investors for our finance business. On December 19, 2002, CFC entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with CFN Investment Holdings LLC ("CFN"), an affiliate of Fortress Investment Group LLC, J.C. Flowers & Co. LLC and Cerberus Capital Management, L.P., pursuant to which CFC would, subject to the satisfaction of certain conditions, sell all or substantially all of its assets (the "CFC Assets") in a sale pursuant to Section 363 of the Bankruptcy Code as part of CFC's Chapter 11 proceedings, subject to the right of CFN to exclude certain assets from its purchase. In accordance with Section 363 of the Bankruptcy Code and the terms of the Asset Purchase Agreement, CFC continued to seek alternative transactions that would provide greater value to CFC and its creditors than the

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

transactions contemplated by the Asset Purchase Agreement.

       As a result of the formalization of the plans to sell the finance business and the filing of petitions under the Bankruptcy Code by CFC and certain of its subsidiaries, the finance business is being accounted for as a discontinued operation. See the note to the consolidated financial statements entitled "Financial Information Regarding CFC" for information regarding this discontinued operation.

       As part of CFC's efforts to seek alternative transactions that would provide greater value to CFC, and in accordance with the bidding procedures order approved by the Bankruptcy Court, CFC conducted an auction for the sale of its businesses and assets. Potential bidders that submitted bids for the purchase of the CFC Assets that, by their own terms or aggregated with other bids, were for more than the purchase price payable under the Asset Purchase Agreement, plus the amount of the break-up fee of $30 million, plus $5 million in expense reimbursements, plus the profit sharing rights relating to the manufactured housing business, were allowed to participate in the auction. The auction, which commenced on February 28, 2003, promptly adjourned, and was continued to March 4, 2003, ultimately concluding the morning of March 5, 2003.

       At the auction, CFC, with the assistance of its advisors, analyzed each of the bids presented and determined that CFN's bid of $970 million in cash, plus the assumption of certain liabilities, represented the highest and best bid. The terms of the sale included an option for CFC to sell the assets of Mill Creek Bank, Inc. ("Mill Creek Bank", formerly known as Conseco Bank, Inc.) to General Electric Capital Corporation ("GE") for approximately $310 million in cash, plus certain assumed liabilities, which option, if exercised, would provide CFN with a credit of $270 million to its $970 million bid.

       On March 6, 2003, CFC received an offer from Berkadia Equity Holdings, L.L.C. ("Berkadia") that purported to be a bid in the recently concluded auction. Concurrently therewith, Berkadia filed an objection to the sale that the Bankruptcy Court heard, and summarily dismissed, on March 7, 2003. After further negotiations during the March 7-14, 2003 period, CFN and GE significantly increased the amount of cash to be paid for the CFC Assets. Ultimately, each of the major constituencies, including the CFC Committee, the Ad Hoc Securitization Holders' Committee, U.S. Bank as securitization trustee for the certificate holders of certain lower-rated securities that are senior in payment priority to the interest-only securities (the "B-2 securities"), and Federal National Mortgage Association, as a major B-2 securities certificate holder, agreed to support the sale of CFC Assets to CFN and GE. The total value to be received as part of the transactions with CFN and GE upon closing is expected to be approximately $1.3 billion, representing approximately $1.1 billion in cash and approximately $200 million in assumed liabilities, subject to certain purchase price adjustments. On March 14, 2003, the Bankruptcy Court entered orders approving the terms of the sale of the CFC Assets free and clear of all liens to each of CFN and GE. The closing of the sale of the CFC Assets is subject to various closing conditions, but is currently expected to occur in the second quarter of 2003.

       Overall, CFC is seeking to maximize the value obtainable from all restructuring transactions it contemplates as part of its Chapter 11 filing. However, there can be no assurance that any such transaction will be completed. Moreover, if such a transaction is completed, no proceeds resulting therefrom will be available to satisfy any creditors, other than creditors, of CFC or parties with a security interest in CFC's assets.

       3. BASIS OF PRESENTATION

       The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). Accordingly, all prepetition liabilities subject to compromise have been segregated in the consolidated balance sheet and classified as "liabilities subject to compromise" at the estimated amount of allowable claims.

       Pursuant to SOP 90-7, professional fees associated with the Chapter 11 Cases are expensed as incurred and reported as reorganizational items. Interest expense is reported only to the extent that it will be paid during the Chapter 11 Cases or when it is probable that it will be an allowed claim. During 2002, the Company recognized a charge of $14.4 million associated with the Chapter 11 Cases for fees payable to professionals to assist with the filing of the Chapter 11 Cases.

       The Company is currently operating under the jurisdiction of Chapter 11 of the Bankruptcy Code and the Bankruptcy Court, and continuation of Conseco as a going concern is contingent upon our ability to obtain confirmation of the Plan, our ability to return to profitability, generate sufficient cash flows from operations, obtain financing sources to meet our future obligations and many other

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

issues, ongoing other bankruptcy considerations and risks related to our business and financial condition. These matters raise substantial doubt about Conseco's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties. Additionally, our Plan will materially change amounts reported in the consolidated financial statements, which do not give effect to all adjustments of the carrying value of assets and liabilities that are necessary as a consequence of a reorganization under Chapter 11 of the Bankruptcy Code.

       As described in the note entitled "Discontinued Finance Business - Planned Sale of CFC", CFC is being accounted for as a discontinued operation.

       During the third quarter of 2002, Conseco entered into an agreement to sell Conseco Variable Insurance Company ("CVIC"), its wholly owned subsidiary and the primary writer of its variable annuity products. The sale was completed in October 2002. The operating results of CVIC have been reported as discontinued operations in all periods presented in the accompanying consolidated statement of operations. See the note to the consolidated financial statements entitled "Financial Information Regarding CVIC."

       During 2001, we stopped renewing a large portion of our major medical lines of business. These lines of business are referred to herein as the "major medical business in run-off". These actions had a significant effect on the Company's operating results during 2001 and 2000. These lines had pre-tax losses of $130.3 million in 2001 (including a write off of $77.4 million of the cost of policies produced and the cost of policies purchased related to this business that is not recoverable) and $51.3 million in 2000.

       On July 31, 2001, we completed the acquisition of ExlService.com, Inc. ("Ex1"), a firm that specializes in customer service and backroom outsourcing with operations in India. We issued 3.4 million shares of our common stock in exchange for Ex1's common stock. The total value of the transaction was $52.1 million. The Conseco Board of Directors (without Gary C. Wendt, the Company's former Chief Executive Officer, voting) approved the transaction, after receiving the recommendation of a special committee of outside directors. Mr. Wendt was one of the founders of Exl. Mr. Wendt and his wife owned 20.3 percent of Exl and his other relatives owned an additional 9.4 percent. Mr. Wendt and his wife received 692,567 shares of Conseco common stock in the transaction (worth approximately $9.7 million at the time the agreement was negotiated). However, these shares were restricted until Conseco recovered its $52.1 million acquisition price through cost savings achieved by transferring work to Exl and/or pre-tax profits from services provided to third parties by Exl. The shares also become unrestricted upon a change of control of 51 percent of the outstanding shares of Conseco common stock. In November 2002, the Company completed the sale of Exl and recognized a loss of $20.0 million on the transaction. The Company had previously written off a significant portion of the value of this investment in conjunction with the impairment charge related to goodwill pursuant to the Company's adoption of SFAS 142 (as defined in the following paragraph). Since Conseco did not recover the acquisition price prior to its sale of Exl, the shares held by Mr. Wendt and his wife remain restricted.

       Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") eliminated the pooling-of-interests method of accounting for business combinations initiated after July 1, 2001 and also changed the criteria used to recognize intangible assets apart from goodwill. We were required to apply these rules in accounting for the Exl acquisition. Pursuant to these rules, in the Exl acquisition Conseco acquired: (i) goodwill with a value of $38.6 million, which had an indeterminate life; and (ii) other intangible assets with a value of $7.5 million, which were expected to have an average life of approximately 5 years. Pursuant to SFAS 141 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") described below under "Recently Issued Accounting Standards", this goodwill was not amortized but was subject to annual impairment tests, effective January 1, 2002.

       The accompanying financial statements include the accounts of the Company and all of its wholly owned insurance subsidiaries. Our consolidated financial statements exclude the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates. We reclassified certain amounts in our 2001 and 2000 consolidated financial statements and notes to conform with the 2002 presentation. These reclassifications have no effect on net income (loss) or shareholders' equity (deficit).

       For certain other special purpose entities related to our investment portfolio, we consider the requirements of Emerging Issues Task Force Issue Topic D-14, "Transactions Involving Special-Purpose Entities" ("EITF D-14") in determining whether to consolidate such entities. We consolidate such entities if: (i) an independent third party has not made a substantial capital investment in the entity; (ii) such independent third party does not control the activities of the entity; and (iii) the independent party does not retain substantial risks and rewards of the special purpose entity's assets. See the note to the consolidated financial statements entitled "Investments in Variable Interest Entities" for additional information.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The following summary explains the significant accounting policies we use to prepare our financial statements. We prepare our financial statements in accordance with generally accepted accounting principles ("GAAP"). We follow the accounting standards established by the Financial Accounting Standards Board ("FASB"), the American Institute of Certified Public Accountants ("AICPA") and the Securities and Exchange Commission (the "SEC").

       Investments

       Fixed maturities are securities that mature more than one year after issuance and include bonds, certain notes receivable and redeemable preferred stock. Fixed maturities that we may sell prior to maturity are classified as actively managed and are carried at estimated fair value, with any unrealized gain or loss, net of tax and related adjustments, recorded as a component of shareholders' equity (deficit). Fixed maturity securities that we intend to sell in the near term are classified as trading and included in other invested assets. We include any unrealized gain or loss on trading securities in net realized investment losses.

       Retained interests in securitization trusts represent the right to receive certain future cash flows from securitization transactions structured prior to our September 8, 1999 announcement (see "Revenue Recognition for Sales of Finance Receivables and Amortization of Servicing Rights" below). Such cash flows generally are equal to the value of the principal and interest to be collected on the underlying financial contracts of each securitization in excess of the sum of the principal and interest to be paid on the securities sold and contractual servicing fees. We carry retained interests at estimated fair value. We determine fair value by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. We determine the appropriate discount rate to value these securities based on our estimates of current market rates of interest for securities with similar yield, credit quality and maturity characteristics. The discount rate was 16 percent at December 31, 2002 and December 31, 2001. We record any unrealized gain or loss determined to be temporary, net of tax, as a component of shareholders' equity. Declines in value are considered to be other than temporary when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations. The assumptions used to determine new values are based on our internal evaluations. See the note to the consolidated financial statements entitled "Financial Information Regarding CFC" for additional discussion of gain on sale of receivables and interest-only securities.

       Equity securities include investments in common stocks and non-redeemable preferred stock. We carry these investments at estimated fair value. We record any unrealized gain or loss, net of tax and related adjustments, as a component of shareholders' equity. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations.

       Mortgage loans held in our investment portfolio are carried at amortized unpaid balances, net of provisions for estimated losses.

       Policy loans are stated at their current unpaid principal balances.

       Venture capital investment in AT&T Wireless Services, Inc. ("AWE") is carried at fair value, with changes in such value recognized as venture capital investment income (loss). In 2002, we sold 10.3 million shares of AWE common stock which generated proceeds of $75.7 million. At December 31, 2002, we held
4.1 million shares of AWE common stock with a value of $25 million. The market values of AWE common stock and other companies in AWE's business sector have declined significantly in recent periods. We recognized venture capital investment losses of $99.3 million, $42.9 million and $199.5 million in 2002, 2001 and 2000, respectively, related to this investment.

       Other invested assets include: (i) trading securities; (ii) Standard & Poor's 500 Index Call Options ("S&P 500 Call Options"); and (iii) certain non-traditional investments. Trading securities are carried at market value with the change in value recognized as a charge to net income (loss). These securities are expected to be sold in the near term or relate to our multibucket annuity products as described under "Multibucket Annuity Product" below. We carry the S&P 500 Call Options at estimated fair value as further described below under "Accounting for Derivatives". Non-traditional investments include investments in certain limited partnerships and promissory notes; we account for them using either the cost method, or for investments in partnerships, the equity method.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       We defer any fees received or costs incurred when we originate investments. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider anticipated prepayments on mortgage-backed securities in determining estimated future yields on such securities.

       When we sell a security (other than trading securities or venture capital investments), we report the difference between the sale proceeds and amortized cost (determined based on specific identification) as an investment gain or loss.

       We regularly evaluate all of our investments based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security's fair value that is other than temporary, we treat it as a realized loss and reduce the cost basis of the security to its estimated fair value.

       Cash and Cash Equivalents

       Cash and cash equivalents include commercial paper, invested cash and other investments purchased with original maturities of less than three months. We carry them at amortized cost, which approximates estimated fair value.

       Finance Receivables

       Finance receivables relate to the business of CFC and include manufactured housing, home equity, home improvement, retail credit and floor plan loans. CFC carries finance receivables at amortized cost, net of an allowance for credit losses.

       CFC defers fees received and costs incurred when it originates finance receivables. CFC amortizes deferred fees, costs, discounts and premiums over the estimated lives of the receivables. CFC includes such deferred fees or costs in the amortized cost of finance receivables.

       CFC generally stops accruing investment income on finance receivables after three consecutive months of contractual delinquency.

       Finance receivables transferred to securitization trusts in transactions structured as securitized borrowings are classified as finance receivables - securitized. These receivables are held as collateral for the notes issued to investors in the securitization trusts. Finance receivables held by CFC that have not been securitized are classified as finance receivables.

       Provision for Losses

       The provision for credit losses charged to expense is related to the business of CFC. This expense is based upon an assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, and other relevant factors. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that adequately provides for losses inherent in the portfolio.

       CFC reduces the carrying value of finance receivables to net realizable value at the earlier of: (i) six months of contractual delinquency; or (ii) when it takes possession of the property securing the finance receivable.

       In addition, during 2002, 2001 and 2000, we established additional provisions for losses related to our guarantees of bank loans and the related interest loans to approximately 155 current and former directors, officers and key employees for the purchase of Conseco common stock (see the note to the consolidated financial statements entitled "Other Disclosures" for additional information on this provision).

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Cost of Policies Produced

       The costs that vary with, and are primarily related to, producing new insurance business are referred to as cost of policies produced. We amortize these costs using the interest rate credited to the underlying policy: (i) in relation to the estimated gross profits for universal life-type and investment-type products; or (ii) in relation to future anticipated premium revenue for other products.

       When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders' equity.

       When we replace an existing insurance contract with another insurance contract with substantially different terms, all unamortized cost of policies produced related to the replaced contract is immediately written off. When we replace an existing insurance contract with another insurance contract with substantially similar terms, we continue to defer the cost of policies produced associated with the replaced contract. Such costs related to the replaced contracts which continue to be deferred were $7.6 million, $10.0 million and $5.6 million in 2002, 2001 and 2000, respectively.

       Each year, we evaluate the recoverability of the unamortized balance of the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

       Cost of Policies Purchased

       The cost assigned to the right to receive future cash flows from contracts existing at the date of an acquisition is referred to as the cost of policies purchased. We also defer renewal commissions paid in excess of ultimate commission levels related to the purchased policies in this account. The balance of this account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described above.

       The discount rate we use to determine the value of the cost of policies purchased is the rate of return we need to earn in order to invest in the business being acquired. In determining this required rate of return, we consider many factors including: (i) the magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows; (ii) the cost of our capital required to fund the acquisition; (iii) the likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws; (iv) the acquired company's compatibility with other Conseco activities that may favorably affect future cash flows; (v) the complexity of the acquired company; and (vi) recent prices (i.e., discount rates used in determining valuations) paid by others to acquire similar blocks of business.

       Goodwill

       Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets. We adopted SFAS 142 effective January 1, 2002, as further described under the caption "Cumulative Effect of Accounting Change and Goodwill Impairment". Prior to the adoption of SFAS 142, our analysis of acquired businesses indicated that the anticipated ongoing cash flows from the earnings of the purchased businesses extended beyond the maximum 40-year period allowed for goodwill amortization. Accordingly, for periods prior to 2002, we amortized goodwill on a straight-line basis generally over a 40-year period. Pursuant to GAAP in effect at December 31, 2001, we had determined that goodwill was fully recoverable from projected undiscounted net cash flows from earnings of the subsidiaries over the remaining amortization period. If we had determined that the undiscounted projected cash flows no longer supported the recoverability of goodwill over the remaining amortization period, we would have reduced its carrying value with a corresponding charge to expense or shortened the amortization period. Cash flows considered in such an analysis were those of the business acquired, if separately identifiable, or the product line that acquired the business, if such earnings were not separately identifiable.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Assets Held in Separate Accounts and Investment Trust

       Separate accounts are funds on which investment income and gains or losses accrue directly to certain policyholders. The assets of these accounts are legally segregated. They are not subject to the claims that may arise out of any other business of Conseco. We report separate account assets at market value; the underlying investment risks are assumed by the contractholders. We record the related liabilities at amounts equal to the market value of the underlying assets. We record the fees earned for administrative and contractholder services performed for the separate accounts in insurance policy income.

       In addition, we hold investments in a trust for the benefit of the purchasers of certain products of our asset management subsidiary; this amount is offset by a corresponding liability account, the value of which fluctuates in relation to changes in the values of these investments. Because we hold the residual interests in the cash flows from the trust and actively manage its investments, we are required to include the accounts of the trust in our consolidated financial statements. We record the fees earned for investment management and other services provided to the trust as fee revenue. See the caption "Brickyard Trust" in the note to the consolidated financial statements entitled "Investments in Variable Interest Entities" for further information on these investments.

       Recognition of Insurance Policy Income and Related Benefits and Expenses on Insurance Contracts

       Generally, we recognize insurance premiums for traditional life and accident and health contracts as earned over the premium-paying periods. We establish reserves for future benefits on a net-level premium method based upon assumptions as to investment yields, mortality, morbidity, withdrawals and dividends. We record premiums for universal life-type and investment-type contracts that do not involve significant mortality or morbidity risk as deposits to insurance liabilities. Revenues for these contracts consist of mortality, morbidity, expense and surrender charges. We establish reserves for the estimated present value of the remaining net costs of all reported and unreported claims.

       Liabilities Related to Certificates of Deposit

       These liabilities relate to the certificates of deposits issued by the bank subsidiaries of CFC. The liability and interest expense account are also increased for the interest which accrues on the deposits. At December 31, 2002 and 2001, the weighted average interest crediting rate on these deposits was 3.5 percent and 4.7 percent, respectively.

       Reinsurance

       In the first quarter of 2002, we completed a reinsurance agreement pursuant to which we ceded 80 percent of the inforce traditional life business of our subsidiary, Bankers Life & Casualty Company, to Reassure America Life Insurance Company (rated A++ by A.M. Best). The total insurance liabilities ceded pursuant to the contract were approximately $400 million. The reinsurance agreement and the related dividends of $110.5 million were approved by the appropriate state insurance departments and the dividends were paid to CNC. The ceding commission approximated the amount of the cost of policies purchased and cost of policies produced related to the ceded business.

       On June 28, 2002, we completed a reinsurance transaction pursuant to which we ceded 100 percent of the traditional life and interest-sensitive life insurance business of our subsidiary, Conseco Variable Insurance Company, to Protective Life Insurance Company (rated A+ by A.M. Best). The total insurance liabilities ceded pursuant to the contract were approximately $470 million. Our insurance subsidiary received a ceding commission of $49.5 million.

       During the second quarter of 2002, one of our subsidiaries, Colonial Penn Life Insurance Company (formerly known as Conseco Direct Life Insurance Company), ceded a block of graded benefit life insurance policies to an unaffiliated company pursuant to a modified coinsurance agreement. Our subsidiary received a ceding commission of $83.0 million. The cost of policies purchased and the cost of policies produced were reduced by $123.0 million and we recognized a loss of $39.0 million related to the transaction.

       In the normal course of business, we seek to limit our exposure to loss on any single insured or to certain groups of policies by ceding reinsurance to other insurance enterprises. We currently retain no more than $.8 million of mortality risk on any one policy. We diversify the risk of reinsurance loss by using a number of reinsurers that have strong claims-paying ratings. If any reinsurer could not meet its obligations, the Company would assume the liability. The likelihood of a material loss being incurred as a result of the failure of one of our reinsurers is considered remote. The cost of reinsurance is recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policy. The cost of reinsurance ceded totaled $327.8 million,

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

$249.4 million and $237.2 million in 2002, 2001 and 2000, respectively. A receivable is recorded for the reinsured portion of insurance policy benefits paid and liabilities for insurance products. Reinsurance recoveries netted against insurance policy benefits totaled $323.6 million, $201.3 million and $273.2 million in 2002, 2001 and 2000, respectively.

       From time-to-time, we assume insurance from other companies. Any costs associated with the assumption of insurance are amortized consistent with the method used to amortize the cost of policies produced described above. Reinsurance premiums assumed totaled $78.7 million, $146.0 million and $300.5 million in 2002, 2001 and 2000, respectively.

       Income Taxes

       Our income tax expense includes deferred income taxes arising from temporary differences between the tax and financial reporting bases of assets and liabilities and net operating loss carryforwards. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends upon generating future taxable income during the periods in which temporary differences become deductible and net operating loss carryforwards expire. As of December 31, 2002, a valuation reserve of $1.7 billion has been provided as the realization of the net deferred tax asset is uncertain.

       Investment Borrowings

       As part of our investment strategy, we may enter into reverse repurchase agreements and dollar-roll transactions to increase our investment return or to improve our liquidity. We account for these transactions as collateral borrowings, where the amount borrowed is equal to the sales price of the underlying securities. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that, with dollar rolls, the repurchase involves securities that are substantially the same as the securities sold (rather than being the same security). Such borrowings averaged $1,155.8 million during 2002 and $927.0 million during 2001. These borrowings were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rate on short-term collateralized borrowings was 1.3 percent and 3.3 percent in 2002 and 2001, respectively. The primary risk associated with short-term collateralized borrowings is that a counterparty will be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (such excess was not material at December 31, 2002). We believe the counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that the counterparty risk is minimal.

       Liabilities Subject to Compromise

       Under the Bankruptcy Code, actions by creditors to collect indebtedness we owe prior to the Petition Date are stayed and certain other prepetition contractual obligations may not be enforced against the Debtors. We have received approval from the Court to pay certain prepetition liabilities including employee salaries and wages, benefits and other employee obligations. All other prepetition liabilities have been classified as "liabilities subject to compromise" in the December 31, 2002 consolidated balance sheet.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       The following table summarizes the components of the liabilities included in the line "liabilities subject to compromise" in our consolidated balance sheet as of December 31, 2002 (dollars in millions):

Other liabilities
    Liability for guarantee of bank loans to current and former directors, officers and key employees to purchase
       CNC common stock................................................   $  480.8
    Interest payable...................................................      171.6
    Accrual for distributions on Company-obligated mandatorily
       redeemable preferred securities of subsidiary trusts............       90.1
    Liability for litigation...........................................       41.8
    Liability for retirement benefits pursuant to executive
       employment agreements...........................................       22.6
    Liability for deferred compensation................................        2.3
    Other payables.....................................................        7.0
                                                                          --------

       Total other liabilities subject to compromise...................      816.2

Notes payable - direct corporate obligations...........................    4,057.1
                                                                          --------

       Total liabilities subject to compromise.........................   $4,873.3
                                                                          ========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       The following table summarizes condensed consolidating financial information segregating such information between the Debtors and non-Debtor subsidiaries.

          Condensed Consolidating Balance Sheet as of December 31, 2002
                              (Dollars in millions)

                                                                   Conseco and     Subsidiaries                  Conseco, Inc.
                                                                 subsidiaries in      not in                   and subsidiaries
                                                                 reorganization   reorganization   Eliminations   consolidated
                                                                 --------------   --------------   ------------   ------------

                                     ASSETS
Cash and cash equivalents.......................................    $    41.5        $ 1,227.4      $     -       $ 1,268.9
Investments.....................................................          5.9         21,777.8            -        21,783.7
Investment in wholly-owned subsidiaries
    (eliminated in consolidation)...............................      5,521.5          1,239.0       (6,760.5)         -
Receivable from affiliates
    (eliminated in consolidation)...............................      1,280.3          1,153.7       (2,434.0)         -
Income tax assets...............................................         77.8             23.7            -           101.5
Other assets....................................................         66.8          5,663.8            -         5,730.6
Assets of discontinued operations...............................     17,624.3             -               -        17,624.3
                                                                    ---------        ---------      ---------     ---------

          Total assets..........................................    $24,618.1        $31,085.4      $(9,194.5)    $46,509.0
                                                                    =========        =========      =========     =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
    Liabilities for insurance and asset accumulation products...    $    -           $22,797.1      $     -       $22,797.1
    Payables to subsidiaries (eliminated in consolidation)......          4.8          1,298.3       (1,303.1)          -
    Other liabilities...........................................         -             1,343.2                      1,343.2
    Liabilities of discontinued operations......................     17,624.3             -              -         17,624.3
    Liabilities subject to compromise...........................      4,873.3             -              -          4,873.3
    Affiliated liabilities subject to compromise................      1,177.4             -          (1,177.4)         -
                                                                    ---------        ---------      ---------     ---------


          Total liabilities.....................................     23,679.8         25,438.6       (2,480.5)     46,637.9
                                                                    ---------        ---------      ---------     ---------

Company-obligated mandatorily redeemable preferred securities
     of subsidiary trusts.......................................      1,921.5             -               -         1,921.5

Shareholders' equity (deficit):
    Preferred stock.............................................      1,644.7             -          (1,143.0)        501.7
    Common stock and additional paid-in capital (no par value,
       1,000,000,000 shares authorized, shares issued and
       outstanding: 2002 - 346,007,133; 2001 - 344,743,196).....      3,497.3          6,393.4       (6,393.7)      3,497.0
    Accumulated other comprehensive income (loss)...............        580.6            470.0         (470.0)        580.6
    Retained earnings (deficit).................................     (6,705.8)        (1,216.6)       1,292.7      (6,629.7)
                                                                    ----------       ---------      ---------     ---------

          Total shareholders' equity (deficit)..................       (983.2)         5,646.8       (6,714.0)     (2,050.4)
                                                                    ---------        ---------      ---------     ---------

          Total liabilities and shareholders' equity (deficit)..    $24,618.1        $31,085.4      $(9,194.5)    $46,509.0
                                                                    =========        =========      =========     =========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


                 Condensed Consolidating Statement of Operations
                      for the year ended December 31, 2002
                              (Dollars in millions)

                                                                   Conseco and     Subsidiaries                  Conseco, Inc.
                                                                 subsidiaries in      not in                   and subsidiaries
                                                                 reorganization   reorganization   Eliminations  consolidated
                                                                 --------------   --------------   ------------  ------------
Revenues:
    Insurance policy income.......................................   $    -         $3,602.3         $    -       $ 3,602.3
    Net investment income.........................................        2.4        1,439.8              -         1,442.2
    Net investment income from venture capital investments........      (67.1)         (32.2)             -           (99.3)
    Dividends from subsidiaries...................................      276.0            -             (276.0)          -
    Fee and interest income - affiliated..........................       65.5           58.5           (124.0)          -
    Net investment losses.........................................        -           (597.0)             -          (597.0)
    Fee revenue and other income..................................        1.5           68.6              -            70.1
                                                                     --------       --------         --------     ---------

          Total revenue...........................................      278.3        4,540.0           (400.0)      4,418.3
                                                                     --------       --------         --------     ---------

Expenses:
    Insurance policy benefits.....................................        -          3,332.5              -         3,332.5
    Interest expense on notes payable.............................      326.2           36.9              -           363.1
    Interest expense on notes payable - affiliated................        8.4           48.8            (57.2)          -
    Provision for loss............................................      147.2           63.6              -           210.8
    Amortization..................................................        -            822.9              -           822.9
    Operating costs and expenses - affiliated.....................       17.5           32.2            (49.7)          -
    Operating costs and expenses..................................       74.2          637.9              -           712.1
    Goodwill impairment...........................................        -            500.0              -           500.0
    Special charges...............................................       30.5           66.0              -            96.5
    Reorganization items, net.....................................       14.4            -                -            14.4
                                                                     --------       --------         --------     ---------

          Total expenses..........................................      618.4        5,540.8           (106.9)      6,052.3
                                                                     --------       --------         --------     ---------

          Loss before income taxes, equity in undistributed
             earnings of subsidiaries, distributions on Company-
             obligated mandatorily redeemable preferred securities
             of subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effect of
             accounting change....................................     (340.1)      (1,000.8)          (293.1)     (1,634.0)

    Income tax expense expense (benefit):
       Tax (benefit) expense on period income ....................      (49.3)         102.4              -            53.1
       Valuation allowance for deferred tax assets................      811.2            -                -           811.2
                                                                     --------       --------         --------     ---------

             Loss before equity in undistributed earnings of
             subsidiaries, distributions on Company-obligated
             mandatorily redeemable preferred securities of
             subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effect of
             accounting change (eliminated in consolidation)......   (1,102.0)      (1,103.2)          (293.1)     (2,498.3)

       Equity in undistributed earnings of subsidiaries before
          discontinued operations, extraordinary charge and
          cumulative effect of accounting change
          (eliminated in consolidation)...........................   (4,298.2)           -            4,298.2           -
                                                                     --------       --------         --------     ---------


                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


                 Condensed Consolidating Statement of Operations
                for the year ended December 31, 2002 (Continued)
                              (Dollars in millions)

                                                                   Conseco and     Subsidiaries                  Conseco, Inc.
                                                                 subsidiaries in      not in                   and subsidiaries
                                                                 reorganization   reorganization   Eliminations  consolidated
                                                                 --------------   --------------   ------------  ------------

             Loss before distributions on Company-obligated
               mandatorily redeemable preferred securities of
               subsidiary trusts, discontinued operations,
               extraordinary gain and cumulative effect
               of accounting change...............................   (5,400.2)      (1,103.2)         4,005.1      (2,498.3)

    Distributions on Company-obligated mandatorily redeemable
       preferred securities of subsidiary trusts..................      173.2           -                -            173.2
                                                                    ---------      ---------         --------     ---------

       Loss before discontinued operations, extraordinary gain
         and cumulative effect of accounting change...............   (5,573.4)      (1,103.2)         4,005.1      (2,671.5)

    Discontinued operations of subsidiaries, net of income tax....   (1,961.6)        (253.5)            (8.0)     (2,223.1)
    Extraordinary gain on extinguishment of debt,
       net of income taxes:
         Parent company...........................................        1.8            -                -             1.8
         Subsidiary...............................................        6.3            -                -             6.3
     Cumulative effect of accounting change of subsidiaries, net of
       income taxes...............................................       (0.8)      (2,948.4)             -        (2,949.2)
                                                                    ---------      ---------         --------     ----------

         Net loss.................................................   (7,527.7)      (4,305.1)         3,997.1      (7,835.7)

    Preferred stock dividends.....................................        2.1            -                -             2.1
    Preferred stock dividends - affiliated........................       60.7            -              (60.7)          -
                                                                    ---------      ---------         --------     ---------


         Loss applicable to common stock..........................  $(7,590.5)     $(4,305.1)        $4,057.8     $(7,837.8)
                                                                    =========      =========         ========     =========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


                 Condensed Consolidating Statement of Cash Flows
                      for the year ended December 31, 2002
                              (Dollars in millions)

                                                                   Conseco and     Subsidiaries                  Conseco, Inc.
                                                                 subsidiaries in      not in                   and subsidiaries
                                                                 reorganization   reorganization   Eliminations  consolidated
                                                                 --------------   --------------   ------------  ------------

    Net cash provided (used) by operating activities..............   $   395.2      $  982.3        $(81.8)     $1,295.7
    Net cash provided by investing activities.....................     2,555.7       1,119.5        (266.2)      3,409.0
    Net cash used by financing activities.........................    (3,455.1)     (3,389.5)        348.0      (6,496.6)
                                                                     ---------      --------        ------      --------

    Net increase (decrease) in cash and cash equivalents..........      (504.2)     (1,287.7)          -        (1,791.9)
    Cash and cash equivalents, beginning of year..................       545.7       2,515.1           -         3,060.8
                                                                     ---------      --------        ------      --------

       Cash and cash equivalents, end of year.....................   $    41.5      $1,227.4        $  -        $1,268.9
                                                                     =========      ========        ======      ========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Subject to certain limited exceptions, the Bankruptcy Court established a bar date of February 21, 2003, for all prepetition claims against the Debtors. A bar date is the date by which claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 Cases. The Debtors have notified all known or potential claimants subject to the February 21, 2003, bar date of their need to file a proof of claim with the Bankruptcy Court.

       Approximately 9,000 proofs of claim have been filed in connection with the February 21, 2003, bar date, and the Debtors have begun reconciling claims that differ from their records. Any remaining differences that cannot be resolved by negotiated agreement between the Debtors and the claimants will be resolved by the Bankruptcy Court.

       Certain creditors have filed claims substantially in excess of amounts reflected in the Debtors' records. Consequently, the amount included in the consolidated balance sheet at December 31, 2002, as liabilities subject to compromise may be adjusted.

       Use of Estimates

       When we prepare financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating values for the cost of policies produced, the cost of policies purchased, retained interest in securitization trusts (including interest-only securities and B-2 securities), certain investments, servicing rights, assets and liabilities related to income taxes, goodwill, liabilities for insurance and asset accumulation products, the guarantee liability related to interests in securitizations, liabilities related to litigation, guaranty fund assessment accruals, liabilities related to guarantees of securitized debt issued in conjunction with certain sales of finance receivables and liabilities related to guarantees of bank loans and the related interest loans to certain current and former directors, officers and key employees, gain on sale of finance receivables and allowance for credit losses on finance receivables. If our future experience differs from these estimates and assumptions, our financial statements would be materially affected.

       Accounting for Derivatives

       Our equity-indexed annuity products provide a guaranteed base rate of return and a higher potential return linked to the performance of the Standard & Poor's 500 Index ("S&P 500 Index") based on a percentage (the participation rate) over an annual period. At the beginning of each policy year, a new index period begins. The Company is able to change the participation rate at the beginning of each index period, subject to contractual minimums. We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in the pricing of these products. Policyholder account balances for these annuities fluctuate in relation to changes in the values of these options. We reflect changes in the estimated market value of these options in net investment income. Option costs that are attributable to benefits provided were $97.5 million, $119.0 million and $123.9 million during 2002, 2001 and 2000, respectively. These costs are reflected in the change in market value of the S&P 500 Call Options included in investment income. Net investment income (loss) related to equity-indexed products before this expense was $(3.0) million, $4.8 million and $12.9 million in 2002, 2001 and 2000, respectively. Such amounts were substantially offset by the corresponding charge to insurance policy benefits. The estimated fair value of the S&P 500 Call Options was $32.8 million and $49.8 million at December 31, 2002 and 2001, respectively. We classify such instruments as other invested assets. The Company accounts for the options attributed to the policyholder for the estimated life of the annuity contract as embedded derivatives as defined by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS 138"). The Company records the change in the fair values of the embedded derivatives in current earnings as a component of policyholder benefits. The fair value of these derivatives, which are classified as "liabilities for interest-sensitive products" was $274.0 million and $491.2 million at December 31, 2002 and 2001, respectively.

       On June 29, 2001, we entered into interest rate swap agreements to convert the fixed rate on our senior notes (10.75 percent) to a variable rate based on LIBOR plus 4.75 percent. In accordance with the requirements of SFAS 138, the change in the fair value of the interest rate swap and the gain or loss on the hedged senior notes attributable to the hedged interest rate risk were recorded in current-period earnings. Because the terms of the interest rate swap agreements substantially matched the terms of the senior notes, the gain or loss on the swap and the senior notes was generally equal and offsetting (although the effective interest rate on our debt was affected).

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       In early October 2001, we terminated these interest rate swap agreements for cash proceeds of $19.0 million (the value of the terminated swap agreements). No gain was recognized upon the termination of the interest rate swap agreements. Instead, the change in the fair value of the senior notes recorded while the interest rate swaps were outstanding will be amortized as a reduction to interest expense over the remaining life of our senior notes.

       In October 2001, we also entered into new interest rate swap agreements to replace the terminated agreements which convert the fixed rate on our 10.75% senior notes to a variable rate based on LIBOR plus 5.7525 percent. At December 31, 2001, "notes payable-direct corporate obligations" was decreased by $13.5 million to reflect the estimated fair value of such interest rate swap agreements. Such interest rate swap agreements were terminated in April 2002 generating cash proceeds of $3.5 million. Such amount represented $11.9 million of cash due to the Company pursuant to the terms of the swaps, net of $8.4 million which represented the fair value of the interest rate swaps on the date of termination. The $8.4 million will be amortized as additional interest expense over the remaining life of our senior notes.

       In the past, we have used interest-rate swaps to hedge the interest rate risk associated with our borrowed capital. These agreements were terminated during 2000. We realized a net investment loss of $38.6 million (net of an income tax benefit of $20.6 million) related to such terminations during 2000.

       The Company entered into a forward sale contract related to a portion of its venture capital investment in AWE. Such contract was carried at market value, with the change in such value being recognized as venture capital income
(loss). The value of the derivative fluctuated in relation to the AWE common stock it related to. In the third quarter of 2002, we agreed with the counterparties to unwind the forward sale contract. The net effect of unwinding the forward purchase contract resulted in a small gain.

       If the counterparties for the derivatives we hold fail to meet their obligations, Conseco may have to recognize a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At December 31, 2002, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation ("S&P").

       Multibucket Annuity Product

       The Company's multibucket annuity is a fixed annuity product that credits interest based on the experience of a particular market strategy. Policyholders allocate their annuity premium payments to several different market strategies based on different asset classes within the Company's investment portfolio. Interest is credited to this product based on the market return of the given strategy, less management fees, and funds may be moved between different strategies. The Company guarantees a minimum return of premium plus approximately 3 percent per annum over the life of the contract. The investments backing the market strategies of these products are designated by the Company as trading securities. The change in the fair value of these securities is included in investment income which is substantially offset by the change in insurance policy benefits for these products.

       Revenue Recognition for Sales of Finance Receivables and Amortization of Servicing Rights

       Subsequent to September 8, 1999, CFC generally structured its securitizations in a manner that required them to be accounted for under the portfolio method, whereby the loans and securitization debt remain on CFC's balance sheet pursuant to Financial Accounting Standards Board Statement No. 140, "Accounting for the Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). The ratings downgrades and other events that followed the Company's August 9, 2002, announcement, eliminated CFC's access to the securitization markets.

       For securitizations structured prior to September 8, 1999, CFC accounted for the transfer of finance receivables as sales. In accordance with GAAP, CFC recognized a gain, representing the difference between the proceeds from the sale (net of related sale costs) and the carrying value of the component of the finance receivable sold. CFC determined such carrying value by allocating the carrying value of the finance receivables between the portion sold and the interests retained (generally interest-only securities, servicing rights and, in some instances, other subordinated securities), based on each portion's relative fair values on the date of the sale.

       CFC amortizes the servicing rights it retains after the sale of finance receivables in proportion to, and over the estimated period of, net servicing income.

       CFC evaluates servicing rights for impairment on an ongoing basis, stratified by product type and securitization period. To the extent that the recorded amount exceeds the fair value for any strata, CFC establishes a valuation allowance through a charge to

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

earnings. If CFC determines, upon subsequent measurement of the fair value of these servicing rights, that the fair value equals or exceeds the amortized cost, any previously recorded valuation allowance would be deemed unnecessary and restored to earnings.

       Fair Values of Financial Instruments

       We use the following methods and assumptions to determine the estimated fair values of financial instruments:

       Investment securities. For fixed maturity securities (including redeemable preferred stocks) and for equity and trading securities, we use quotes from independent pricing services, where available. For investment securities for which such quotes are not available, we use values obtained from broker-dealer market makers or by discounting expected future cash flows using a current market rate appropriate for the yield, credit quality, and (for fixed maturity securities) the maturity of the investment being priced.

       Retained interests in securitization trusts. These assets relate to the business of CFC. Management of CFC discounts future expected cash flows over the expected life of the receivables sold using current estimates of future prepayment, default, loss severity and interest rates. They consider any potential payments related to the guarantees of certain lower-rated securities issued by the securitization trusts in the projected cash flows used to determine the value of CFC's retained interests in securitization trusts.

       Venture capital investment in AWE. We carry this investment at estimated fair value based on quoted market prices.

       Cash and cash equivalents. The carrying amount for these instruments approximates their estimated fair value.

       Mortgage loans and policy loans. We discount future expected cash flows for loans included in our investment portfolio based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. We aggregate loans with similar characteristics in our calculations. The market value of policy loans approximates their carrying value.

       Other invested assets. We use quoted market prices, where available. When quotes are not available, we estimate the fair value based on: (i) discounted future expected cash flows; or (ii) independent transactions which establish a value for our investment. When we are unable to estimate a fair value, we assume a market value equal to carrying value.

       Finance receivables. These assets relate to the business of CFC. The estimated fair value of finance receivables, including those that have been securitized, is determined based on general market transactions which establish values for similar loans.

       Insurance liabilities for interest-sensitive products. We discount future expected cash flows based on interest rates currently being offered for similar contracts with similar maturities.

       Liabilities related to certificates of deposit. These assets relate to the business of CFC. Management of CFC estimates the fair value of these liabilities using discounted cash flow analyses based on current crediting rates. Since crediting rates are generally not guaranteed beyond one year, market value approximates carrying value.

       Investment borrowings and notes payable. For publicly traded debt, we use current market values. For other notes, we use discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

       Trust Preferred Securities. We use quoted market prices.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------



       Here are the estimated fair values of our financial instruments:

                                                                            2002                           2001
                                                                 -----------------------       --------------------------
                                                                 Carrying          Fair        Carrying            Fair
                                                                  Amount           Value        Amount             Value
                                                                                  (Dollars in millions)
Financial assets:
   Actively managed fixed maturities..........................  $19,417.4        $19,417.4       $21,818.5       $21,818.5
   Retained interests in securitization trusts (a)............        -                -             710.1           710.1
   Equity securities .........................................      156.0            156.0           227.0           227.0
   Mortgage loans.............................................    1,308.3          1,335.7         1,228.0         1,210.7
   Policy loans...............................................      536.2            536.2           635.8           635.8
   Venture capital investment in AT&T Wireless
     Services, Inc............................................       25.0             25.0           155.3           155.3
   Other invested assets......................................      340.8            340.8           292.4           292.4
   Cash and cash equivalents..................................    1,268.9          1,268.9         3,060.8         3,060.8
   Finance receivables (including finance
     receivables-securitized) (a).............................        -                -          18,009.2        18,376.7

Financial liabilities:
   Insurance liabilities for interest-sensitive products (b)..   13,469.5         13,469.5        15,787.7        15,787.7
   Liabilities related to certificates of deposit (a).........        -                -           1,790.3         1,790.3
   Guarantee liability related to interests in securitization
     trusts held by others (a)................................        -                -              39.9            39.9
   Investment borrowings......................................      669.7            669.7         2,242.7         2,242.7
   Notes payable:
     Corporate (c)............................................        -                -           4,085.0         2,863.5
     Finance (a)..............................................        -                -           2,527.9         2,455.2
     Related to securitized finance receivables structured
       as collateralized borrowings (a).......................        -                -          14,484.5        14,774.3
   Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts................    1,921.5              9.7         1,914.5         1,206.5

--------------------
   (a) These accounts relate to the business of CFC, which are classified as discontinued operations at December 31, 2002. See "Basis of Presentation" above.

   (b) The estimated fair value of the liabilities for interest-sensitive products was approximately equal to its carrying value at December 31, 2002 and 2001. This was because interest rates credited on the vast majority of account balances approximate current rates paid on similar products and because these rates are not generally guaranteed beyond one year. We are not required to disclose fair values for insurance liabilities, other than those for interest-sensitive products. However, we take into consideration the estimated fair values of all insurance liabilities in our overall management of interest rate risk. We attempt to minimize exposure to changing interest rates by matching investment maturities with amounts due under insurance contracts.

   (c) At December 31, 2002, corporate notes payable are classified as liabilities subject to compromise as such amounts may be subject to adjustment.

       Cumulative Effect of Accounting Change and Goodwill Impairment

       The FASB issued SFAS 142, in June 2001. Under the new rule, intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequently under certain circumstances), effective January 1, 2002. The Company has determined that all of its goodwill has an indefinite life and is therefore subject to the new rules.

       Pursuant to SFAS 142, the goodwill impairment test has two steps. For Conseco, the first step consisted of comparing the estimated fair value of each of the business units comprising our insurance segment to the unit's book value. Since all of our goodwill relates to the insurance segment (which is also a reportable segment), the goodwill impairment test is not relevant to the finance

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

business. If the estimated fair value exceeds the book value, the test is complete and goodwill is not impaired. If the fair value is less than the book value, the second step of the impairment test must be performed, which compares the implied fair value of the applicable business unit's goodwill with the book value of that goodwill to measure the amount of goodwill impairment, if any.

       Pursuant to the transitional rules of SFAS 142, we completed the two-step impairment test during 2002 and, as a result of that test, we recorded the cumulative effect of the accounting change for the goodwill impairment charge of $2,949.2 million. The impairment charge is reflected in the cumulative effect of an accounting change in the accompanying consolidated statement of operations for the year ended December 31, 2002. Subsequent impairment tests will be performed on an annual basis, or more frequently if circumstances indicate a possible impairment. Subsequent impairment charges are classified as an operating expense. As described below, the Company performed additional impairment tests in 2002, as a result of circumstances which indicated a possible impairment.

       The significant factors used to determine the amount of the initial impairment included analyses of industry market valuations, historical and projected performance of our insurance segment, discounted cash flow analyses and the market value of our capital. The valuation utilized the best available information, including assumptions and projections we considered reasonable and supportable. The assumptions we used to determine the discounted cash flows involve significant judgments regarding the best estimate of future premiums, expected mortality and morbidity, interest earned and credited rates, persistency and expenses. The discount rate used was based on an analysis of the weighted average cost of capital for several insurance companies and considered the specific risk factors related to Conseco. Pursuant to the guidance in SFAS 142, quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for measurement, if available.

       On August 14, 2002, our insurance subsidiaries' financial strength ratings were downgraded by A.M. Best to "B (fair)" and on September 8, 2002, the Company defaulted on its public debt. These developments caused sales of our insurance products to fall and policyholder redemptions and lapses to increase. The adverse impact on our insurance subsidiaries resulting from the ratings downgrade and parent company default required that an additional impairment test be performed as of September 30, 2002, in accordance with SFAS 142.

       In connection with our negotiations with debt holders, we retained an outside actuarial consulting firm to assist in valuing our insurance subsidiaries. That valuation work and our internal evaluation were used in performing the additional impairment tests that resulted in an impairment charge to goodwill of $500.0 million. The charge is reflected in the line item entitled "Goodwill impairment" in our consolidated statement of operations for the year ended December 31, 2002. The most significant changes made to the January 1, 2002 valuation that resulted in the additional impairment charge were: (i) reduced estimates of projected future sales of insurance products; (ii) increased estimates of future policyholder redemptions and lapses; and (iii) a higher discount rate to reflect the current rates used by the market to value life insurance companies. Management believes that the assumptions and estimates used are reasonable given all available facts and circumstances. However, if projected cash flows are not realized in the future, we may be required to recognize additional impairments.

       Prior to the adoption of SFAS 142, we determined whether goodwill was recoverable from projected undiscounted net cash flows for the earnings of our subsidiaries over the remaining amortization period. If we determined that undiscounted projected cash flows were not sufficient to recover the goodwill balance, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period. Cash flows considered in such an analysis were those of the business acquired, if separately identifiable, or the product line that acquired the business, if such earnings were not separately identifiable.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       Changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001, are as follows:

                                                                                 2002        2001
                                                                                 ----        ----
                                                                              (Dollars in millions)

Goodwill balance, beginning of year.........................................  $ 3,695.4     $3,800.8
Amortization expense........................................................        -         (109.6)
Cumulative effect of accounting change......................................   (2,949.2)         -
Impairment charge...........................................................     (500.0)         -
Reduction of tax valuation contingencies established at acquisition date
    for acquired companies..................................................     (146.2)         -
Goodwill related to the acquisition of ExlServices, Inc.....................        -           46.1
Goodwill related to businesses sold.........................................        -          (41.9)
                                                                              ---------     --------

Goodwill balance, end of year...............................................  $   100.0     $3,695.4
                                                                              =========     ========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       In accordance with SFAS 142, we discontinued the amortization of goodwill expense effective January 1, 2002. The following information summarizes the impact of goodwill amortization on income before discontinued operations, extraordinary gain (loss) and cumulative effect of accounting change; net income; and the respective earnings per share amounts for the periods presented in our consolidated statement of operations for periods prior to January 1, 2002:

                                                                                                      2001         2000
                                                                                                     -----         ----
                                                                                        (Dollars in millions, except per share data)
Reported loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change...................................      $(316.4)     $  (749.0)
Add back:  goodwill amortization..............................................................       108.2          108.5
                                                                                                   -------      ---------
Adjusted loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change....................................     $(208.2)     $  (640.5)
                                                                                                   =======      =========

Reported net loss applicable to common stock.................................................      $(418.7)     $(1,202.2)
Add back:  goodwill amortization..............................................................       109.6          112.5
                                                                                                     -----      ---------
Adjusted net loss applicable to common stock..................................................     $(309.1)     $(1,089.7)
                                                                                                   =======      =========

Basic earnings per share:

Reported loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change....................................     $  (.97)     $   (2.34)
Add back:  goodwill amortization..............................................................         .32            .33
                                                                                                   -------      ---------
Adjusted loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change....................................     $  (.65)     $   (2.01)
                                                                                                   =======      =========

Reported net loss applicable to common stock..................................................     $ (1.24)     $   (3.69)
Add back:  goodwill amortization..............................................................         .32            .35
                                                                                                   -------      ---------
Adjusted net loss applicable to common stock..................................................     $  (.92)     $   (3.34)
                                                                                                   =======      =========

Diluted earnings per share:

Reported loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change...................................      $  (.97)     $   (2.34)
Add back:  goodwill amortization.............................................................          .32            .33
                                                                                                   -------      ---------
Adjusted loss before discontinued operations, extraordinary
    gain (loss) and cumulative effect of accounting change....................................     $  (.65)     $   (2.01)
                                                                                                   =======      =========

Reported net loss applicable to common stock.................................................      $ (1.24)     $   (3.69)
Add back:  goodwill amortization..............................................................         .32            .35
                                                                                                   -------      ---------
Adjusted net loss applicable to common stock..................................................     $  (.92)     $   (3.34)
                                                                                                   =======      =========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       Pursuant to the transitional rules of SFAS 142, the cumulative effect of the accounting change for goodwill impairment is reflected in the consolidated financial statements for the quarter ended March 31, 2002. Accordingly, the consolidated statement of operations for the three months ended March 31, 2002, has been restated to reflect the change as summarized below (dollars in millions, except per share data):

Net loss applicable to common stock, as reported................ $     (96.9)
Cumulative effect of accounting change..........................    (2,949.2)
                                                                 -----------

Net loss applicable to common stock, as adjusted................ $  (3,046.1)
                                                                 ===========

Net loss per common share:
Basic:
   Net loss, as reported........................................      $ (.28)
   Cumulative effect of accounting change.......................       (8.54)
                                                                      ------

   Net loss, as adjusted........................................      $(8.82)
                                                                      ======

Diluted:
   Net loss, as reported........................................      $ (.28)
   Cumulative effect of accounting change.......................       (8.54)
                                                                      ------

   Net loss, as adjusted........................................      $(8.82)
                                                                      ======


       During the third quarter of 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board issued EITF 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20").

       Under the prior accounting rule, declines in the value of our interest-only securities and other retained beneficial interests in securitized financial assets were recognized in the statement of operations when the present value of estimated cash flows discounted at a risk-free rate using current assumptions was less than the carrying value of the interest-only security.

       Under the new accounting rule, declines in value are recognized when: (i) the fair value of the retained beneficial interests are less than their carrying value; and (ii) the timing and/or amount of cash expected to be received from the retained beneficial interests have changed adversely from the previous valuation which determined the carrying value of the retained beneficial interests. When both occur, the retained beneficial interests are written down to fair value.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       We adopted the new accounting rule on July 1, 2000. The cumulative effect of the accounting change for periods prior to July 1, 2000 was a charge to the statement of operations of $55.3 million (net of an income tax benefit of $29.9 million), or $.17 per diluted share. The cumulative effect of the accounting change includes: (i) $45.5 million (net of an income tax benefit of $24.7 million) related to interest-only securities held by CFC; and (ii) $9.8 million (net of an income tax benefit of $5.2 million) related to other retained beneficial interests in securitized financial assets held by our insurance segment.

       Impairment Charge

     During 2002, 2001 and 2000, the retained interests held by CFC did not perform as well as anticipated. In addition, CFC's expectations regarding future economic conditions changed. Accordingly, CFC changed various underlying assumptions (including default, severity, credit loss, discount rate and servicing cost assumptions) related to the future performance of the underlying loans to be consistent with management's expectations. As a result, the expected future cash flows (including any potential payments related to the guarantees of certain lower-rated securities issued by the securitization trusts) from interest-only securities changed adversely from previous estimates. Pursuant to the requirements of EITF 99-20, the effect of these changes was reflected immediately in earnings as an impairment charge. In 2002, CFC recognized an impairment charge of $1,077.2 million related to its retained interests. CFC also recognized a $336.5 million increase in the valuation allowance related to its servicing rights as a result of the changes in assumptions in 2002. The valuation allowance related to the servicing rights increased as a result of changes to the expected future cost of servicing the finance receivables. The levels of delinquent and defaulting loans have caused servicing costs to increase. In addition, future servicing costs are expected to increase as the portfolio ages. In addition, CFC recognized impairment charges of: (i) $29.3 million to establish a valuation allowance for advances CFC was required to make to the securitization trusts which are potentially uncollectible; and (ii) $6.9 million to establish a liability of guarantee payments due to certain holders of lower-rated securities issued by the securitization trusts which CFC was unable to pay. In 2001, CFC recognized an impairment charge of $264.8 million ($171.3 million after the income tax benefit) related to its retained interests. CFC also recognized a $122.1 million ($79.1 million after the income tax benefit) increase in the valuation allowance related to its servicing rights as a result of the changes in assumptions in 2001. In 2000, the effect of the impairment charge and adjustments to the value of its retained interests totaled $515.7 million ($324.9 million after the income tax benefit) in addition to the cumulative effect of adopting EITF 99-20 of $70.2 million ($45.5 million after the income tax benefit).

       Recently Issued Accounting Standards

       In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires expanded disclosures for and, in some cases, consolidation of significant investments in variable interest entities ("VIE"). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under FIN 46, a company is required to consolidate a VIE if it is the primary beneficiary of the VIE. FIN 46 defines primary beneficiary as the party which will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual returns, or both. FIN 46 is effective immediately for VIEs created after January 31, 2003. For VIEs acquired before February 1, 2003, the additional disclosure requirements are effective for financial statements issued after January 31, 2003 and the consolidation requirements must be applied not later than the fiscal year or interim period beginning after June 15, 2003.

       The Company has investments in various types of VIEs, some of which require additional disclosure under FIN 46, and several of which that will require consolidation under FIN 46. As further discussed in the note to the consolidated financial statements entitled "Investments in Variable Interest Entities", certain of our investments in VIEs are already consolidated in our financial statements. We have identified one additional VIE investment in which we are the primary beneficiary and, accordingly, will require consolidation in our financial statements beginning with our September 30, 2003 financial statements. The additional liabilities, which will be recognized as a result of consolidating the VIE, do not represent claims on the general assets of the Company. Likewise, the additional assets, which will be recognized upon consolidation, are collateral for the additional recognized liabilities. Consequently, the adoption of the consolidation requirements of FIN 46 is not expected to have a material impact on our financial condition or results of operations. The note entitled "Investments in Variable Interest Entities" includes the expanded disclosures required by FIN 46.

       The FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") in November 2002. FIN 45 requires certain guarantees to be recognized as liabilities at fair value. In addition, it requires a guarantor to make new disclosures regarding its obligations. We implemented the new disclosure requirements as of December 31, 2002; see the note to the consolidated financial statements entitled "Other Disclosures." FIN 45's liability recognition requirement is effective on a prospective basis for guarantees issued or modified after December 31, 2002.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

We do not expect that FIN 45 will materially impact the Company's results of operations or financial condition.

       The FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") in June 2002. SFAS 146 addresses financial accounting and reporting for costs that are associated with exit and disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 is required to be used to account for exit or disposal activities that are initiated after December 31, 2002. The provisions of EITF 94-3 shall continue to apply for an exit activity initiated prior to the adoption of SFAS 146. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The Company plans to adopt the provisions of SFAS 146 on January 1, 2003. We do not expect the initial adoption of SFAS 146 to have a material impact on the Company's consolidated financial statements.

       The FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145") in April 2002. Under previous guidance all gains and losses resulting from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 rescinds that guidance and requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they are both unusual and infrequent in occurrence. SFAS 145 also amends previous guidance to require certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This new guidance is effective for fiscal years beginning after May 15, 2002. We do not expect SFAS 145 to materially impact the Company's results of operations and financial position.

       The FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144") in August 2001. This standard addresses the measurement and reporting for impairment of all long-lived assets. It also broadens the definition of what may be presented as a discontinued operation in the consolidated statement of operations to include components of a company's business segments. SFAS 144 requires that long-lived assets currently in use be written down to fair value when considered impaired. Long-lived assets to be disposed of are written down to the lower of cost or fair value less the estimated cost to sell. The Company adopted this standard on January 1, 2002. We have followed this standard in determining when it is appropriate to recognize impairments on assets we have decided to sell as part of our efforts to raise cash. We have also followed this standard in determining that our variable annuity business line and CFC should be presented as discontinued operations in our consolidated financial statements (see the notes to the consolidated financial statements entitled "Financial Information Regarding CFC" and "Financial Information Regarding CVIC").

       The FASB issued SFAS 141 and SFAS 142 in June 2001. Under the new rules, intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequently under certain circumstances), effective January 1, 2002. The Company adopted SFAS 141 and SFAS 142 effective January 1, 2002 (see the note to the consolidated financial statements entitled "Summary of Significant Accounting Policies" for additional discussion).

       The FASB issued SFAS 140 (which is a replacement for Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities") and a related implementation guide in September 2000. SFAS 140 and the implementation guide have changed the criteria that must be met for securitization transactions to be recorded under the portfolio method. We did not need to make any significant changes to our securitization structures to meet the new criteria which are effective for securitization transactions completed after March 31, 2001. We first adopted the SFAS 140 requirement for additional disclosures on securitization in our December 31, 2000, consolidated financial statements.

       SFAS 138 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income (loss), depending on whether a derivative is designated as part of a hedge transaction and, if it is, on the type of hedge transaction. We adopted SFAS 138 on January 1, 2001. The initial adoption of the new standard did not have a material impact on the Company's financial position or results of operations and there was no cumulative effect of an accounting change related to its adoption.

       Statement of Position No. 98-7, "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" ("SOP 98-7") provides guidance on the method of accounting for insurance and reinsurance contracts that do not transfer risk. We adopted SOP 98-7 on January 1, 2000. The adoption did not have a material impact on the Company's consolidated financial condition or results of operations.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       5. INVESTMENTS:

       At December 31, 2002, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows:


                                                                                                   Gross       Gross       Estimated
                                                                                   Amortized     unrealized  unrealized       fair
                                                                                      cost         gains       losses         value
                                                                                      ----         -----       ------         -----
                                                                                                  (Dollars in millions)
Investment grade:
   Corporate securities........................................................... $10,529.0        $517.5      $293.9     $10,752.6
   United States Treasury securities and obligations of
     United States government corporations and agencies...........................     442.4          25.2         9.0         458.6
   States and political subdivisions..............................................     418.0          23.2          .9         440.3
   Debt securities issued by foreign governments..................................      83.3           7.3         -            90.6
   Mortgage-backed securities ....................................................   6,082.0         336.3         4.2       6,414.1
Below-investment grade (primarily corporate securities)...........................   1,435.1          17.1       191.0       1,261.2
                                                                                   ---------        ------      ------     ---------

     Total actively managed fixed maturities...................................... $18,989.8        $926.6      $499.0     $19,417.4
                                                                                   =========        ======      ======     =========

Equity securities.................................................................    $161.4          $4.5        $9.9        $156.0
                                                                                      ======          ====        ====        ======

       At December 31, 2001, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows:

                                                                                                   Gross       Gross       Estimated
                                                                                   Amortized     unrealized  unrealized       fair
                                                                                     cost          gains       losses         value
                                                                                     ----          -----       ------         -----
                                                                                                  (Dollars in millions)
Investment grade:
   Corporate securities........................................................... $12,827.2        $121.5      $501.1     $12,447.6
   United States Treasury securities and obligations of
     United States government corporations and agencies...........................     240.9          11.8         1.0         251.7
   States and political subdivisions..............................................     225.7           5.0         2.0         228.7
   Debt securities issued by foreign governments..................................     103.9           3.8          .9         106.8
   Mortgage-backed securities ....................................................   7,488.1          82.8        74.3       7,496.6
Below-investment grade (primarily corporate securities)...........................   1,537.0          15.2       265.1       1,287.1
                                                                                   ---------       -------      ------    ----------

     Total actively managed fixed maturities...................................... $22,422.8        $240.1      $844.4     $21,818.5
                                                                                   =========        ======      ======     =========

Equity securities.................................................................    $257.3          $6.0       $36.3        $227.0
                                                                                      ======          ====       =====        ======

       Accumulated other comprehensive income (loss) is primarily comprised of unrealized gains (losses) on actively managed fixed maturity investments. Such amounts, included in shareholders' equity (deficit) as of December 31, 2002 and 2001, were as follows:

                                                                                                        2002       2001
                                                                                                        ----       ----
                                                                                                     (Dollars in millions)

Unrealized gains (losses) on investments...........................................................    $448.1     $(816.0)
Adjustments to cost of policies purchased and cost of policies produced............................     (95.3)      133.9
Deferred income tax benefit........................................................................     249.6       249.6
Other..............................................................................................     (21.8)       (6.5)
                                                                                                       ------     -------

       Accumulated other comprehensive income (loss)...............................................    $580.6     $(439.0)
                                                                                                       ======     =======


                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Concentration of Corporate Securities

       At December 31, 2002, our corporate securities (including below-investment grade) were concentrated in the following industries:

                                                                                     Percent of        Percent of
                                                                                      amortized         estimated
                                                                                       cost            fair value
                                                                                  --------------       ----------

Media and communications.........................................................         13.7%            13.5%
Financial institutions...........................................................         10.5             10.5
Bank/savings and loan............................................................         10.2             10.7
Electric utility.................................................................          9.0              9.0
Energy...........................................................................          8.2              8.8
Insurance .......................................................................          4.7              5.5

       With respect to our corporate securities, no other industry accounted for more than 5.0 percent of amortized cost or estimated fair value.

       Below-Investment Grade Securities

       At December 31, 2002, the amortized cost of the Company's fixed maturity securities in below-investment grade securities was $1,435.1 million, or 7.6 percent of the Company's fixed maturity portfolio. The estimated fair value of the below-investment grade portfolio was $1,261.2 million, or 88 percent of the amortized cost. The value of these securities varies based on the economic terms of the securities, structural considerations and the credit worthiness of the issuer of the securities. Recently a number of large highly leveraged issuers have experienced significant financial difficulties, which resulted in our recognition of other-than-temporary impairments. These impairments have had a material adverse effect on us.

       Below-investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below-investment grade securities than with other corporate debt securities. Below-investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below-investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. The Company attempts to reduce the overall risk in the below-investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

       Contractual Maturity

       The following table sets forth the amortized cost and estimated fair value of actively managed fixed maturities at December 31, 2002, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the mortgage-backed securities shown below provide for periodic payments throughout their lives.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


                                                                                                                 Estimated
                                                                                                 Amortized         fair
                                                                                                   cost            value
                                                                                                   ----            -----
                                                                                                   (Dollars in millions)

Due in one year or less......................................................................    $   160.0      $   162.0
Due after one year through five years........................................................      1,147.8        1,189.6
Due after five years through ten years.......................................................      4,094.7        4,228.8
Due after ten years..........................................................................      7,498.4        7,420.8
                                                                                                 ---------      ---------

    Subtotal.................................................................................     12,900.9       13,001.2
Mortgage-backed securities (a)...............................................................      6,088.9        6,416.2
                                                                                                 ---------      ---------

        Total actively managed fixed maturities .............................................    $18,989.8      $19,417.4
                                                                                                 =========      =========

--------------------
   (a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $6.9 million and $2.1 million, respectively.

       Net Investment Income

       Net investment income consisted of the following:

                                                                                          2002         2001         2000
                                                                                          ----         ----         ----
                                                                                               (Dollars in millions)

    Fixed maturities.................................................................   $1,375.2      $1,510.7    $1,550.5
    Venture capital investment loss..................................................      (99.3)        (42.9)     (199.5)
    Equity securities................................................................       13.2          17.8        35.2
    Mortgage loans...................................................................       99.0          90.2        96.4
    Policy loans.....................................................................       32.6          35.9        33.7
    Change in value of S&P 500 Call Options related to equity-indexed products.......     (100.5)       (114.2)     (111.0)
    Other invested assets............................................................        7.7          24.6        91.9
    Cash and cash equivalents........................................................       27.6          60.5        58.0
    Separate accounts................................................................        -            (5.4)       54.9
                                                                                        --------      --------    --------

       Gross investment income.......................................................    1,355.5       1,577.2     1,610.1
    Less investment expenses.........................................................       12.6          12.7        13.1
                                                                                        --------      --------    --------

       Net investment income.........................................................   $1,342.9      $1,564.5    $1,597.0
                                                                                        ========      ========    ========

       The carrying value of fixed maturity investments and mortgage loans not accruing investment income totaled $169.6 million, $140.2 million and $98.0 million at December 31, 2002, 2001 and 2000, respectively.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       Net Realized Investment Losses

       Investment losses, net of related investment expenses, were included in revenue as follows:

                                                                                           2002         2001         2000
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Fixed maturities:
    Gross gains......................................................................    $ 260.8      $ 295.8      $  83.6
    Gross losses.....................................................................     (251.8)      (260.3)      (154.4)
    Other-than-temporary decline in fair value.......................................     (500.6)      (293.2)      (139.4)
                                                                                         -------      -------      -------

         Net investment losses from fixed maturities before expenses.................     (491.6)      (257.7)      (210.2)

Equity securities....................................................................       (7.5)        (1.8)        11.5
Mortgages............................................................................       (1.4)        (1.9)        (3.2)
Other-than-temporary decline in fair value of equity securities and
    other invested assets............................................................      (56.2)       (68.5)       (41.2)
Loss related to termination of interest rate swap agreements.........................        -            -          (59.2)
Other ...............................................................................        .4         (10.1)        (2.4)
                                                                                         -------      -------      -------

         Net investment losses before expenses.......................................     (556.3)      (340.0)      (304.7)
Investment expenses..................................................................       40.7         39.4         41.8
                                                                                         -------      -------      -------

         Net investment losses.......................................................    $(597.0)     $(379.4)     $(346.5)
                                                                                         =======      =======      =======

       Net realized investment losses during 2002 included: (i) $556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and (ii) $40.2 million of net losses from the sales of investments (primarily fixed maturities) which generated proceeds of $19.5 billion. At December 31, 2002, fixed maturity securities in default as to the payment of principal or interest had an aggregate amortized cost of $203.9 million and a carrying value of $174.8 million. Net realized investment losses during 2001 included: (i) $361.7 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and (ii) $17.7 million of net losses from the sales of investments (primarily fixed maturities).

       During 2002, we sold $11.3 billion of fixed maturity investments which resulted in gross investment losses (before income taxes) of $251.8 million. Securities sold at a loss are sold for a number of reasons including: (i) changes in the investment environment; (ii) expectation that the market value could deteriorate further; (iii) desire to reduce our exposure to an issuer or an industry; (iv) changes in credit quality; and (v) our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

       The following summarizes the investments sold at a loss during 2002 which had been continuously in an unrealized loss position exceeding 20 percent of the amortized cost basis prior to the sale for the period indicated:

                                                                                                    At date of sale
                                                                                                   -----------------
                                                                                  Number of     Amortized    Estimated Fair
                         Period                                                    issuers        cost            value
                         ------                                                    -------        ----            -----
                                                                                                 (Dollars in millions)

                         Less than 6 months prior to sale.......................     90            $231.3         $130.4

                         Greater than or equal to 6 and less than 12 months
                            prior to sale.......................................     28              79.2           43.1

                         Greater than 12 months
                            prior to sale.......................................     24              79.3           48.8

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Investments with Other-Than-Temporary Losses

       During 2002, we recorded writedowns of fixed maturity investments, equity securities and other invested assets totaling $556.8 million. The following is a brief description of the facts and circumstances that resulted in the other-than-temporary losses.

       During 2002, we recorded writedowns totaling $130.1 million on securitized investments backed by various debt securities and/or commercial loans (referred to herein as "collateralized debt obligations" or "CDOs"). Principal and interest payments on CDOs are made from cash flows from underlying loans held by the trusts. The current value of these investments are influenced by a number of factors, such as the performance of the underlying loans, the current and future expected economic environment, and the payment priority of our investment in the securitization structure. In recent periods, general rates of defaults on commercial loans have increased. In addition, the ratings of several CDOs which we hold have been downgraded by nationally recognized statistical rating organizations. Accordingly, we reviewed our CDO portfolio for potential other-than-temporary impairments in accordance with EITF 99-20.

       During 2002, we recorded writedowns totaling $73.7 million related to fixed maturity investments issued by a merchant energy company rated B3/B-. The issuer's operating results and liquidity have deteriorated due to lower energy prices, diminished energy trading profits and higher working capital demands. Although the issuer has successfully executed certain cash raising activities and has remained in compliance with the terms of all of its debt securities, its earnings have significantly declined and its debt service requirements are significant. We concluded the decline in fair value was other than temporary.

       During 2002, we recorded writedowns totaling $67.8 million on certain lower-rated securities issued by the non-consolidated securitization trusts which hold loans to purchase manufactured housing originated and managed by CFC. These securities were acquired by our insurance subsidiaries prior to our acquisition of CFC. Due to the performance of the underlying portfolios, the payments on lower-priority securities are dependent on the guarantees of CFC. Given the current financial condition of CFC, there can be no assurance it will be able to honor its commitments with respect to such guarantees. Accordingly, we wrote these investments down to estimated fair value.

       During 2002, we recorded writedowns totaling $29.9 million related to investments in a large capitalization stock fund, a balanced fund, and a diversified science and technology fund. The events of September 11, 2001 caused a decline in the value of most equity securities, including net assets in these funds. Based on the belief that the economy was improving at year-end 2001, combined with the general equity market improvement in late 2001, we concluded that the unrealized loss at December 31, 2001 was temporary. However, the equity markets in the first half of 2002 suffered additional significant losses due to a combination of corporate restatements, fears over a double-dip recession and decreased corporate capital spending. We changed our intent to hold these funds once we concluded that the loss was other than temporary. All of our holdings in such funds were sold by August 5, 2002.

       During 2002, we recorded writedowns totaling $30.2 million related to an investment in a telecommunications company that was rated investment grade at the time of purchase and was subsequently downgraded to below-investment grade. The issuer faced significant financial difficulties and accounting irregularities that resulted in sequential and material restatements of its financial statements. The issuer defaulted and filed for Chapter 11 Bankruptcy protection in July 2002.

       During 2002, we recorded writedowns totaling $24.5 million related to holdings of fixed maturity investments in a retail chain that defaulted in early 2002. A writedown was taken as of December 31, 2001 based upon the estimated fair value of the investment at that time. Given the subsequent decrease in the estimated fair value of our investment, subsequent writedowns were taken in 2002.

       During 2002, we recorded writedowns totaling $26.5 million based upon our analysis of the value of the underlying collateral of various investments in the airline sector. Many major airlines are facing significant liquidity issues and we believe the current market value of the collateral backing these loans is less than the book value of our investment. We believe that the decline in fair value of these investments is other than temporary.

       During 2002, we recorded writedowns totaling $10.8 million on a fixed maturity investment in an Australian nickel mining company. The construction costs of the processing plant at this start-up nickel project were higher than anticipated and the plant's ultimate production capacity did not meet projected levels. Initially, the project's equity sponsors supported this project through additional equity and cash infusions. However, during the first six months of 2002, the equity sponsors notified bond investors that they were no longer willing to support the project without a restructuring of the issuer's debt. As a result, we believe the decline in market value of this security is other than temporary.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       During 2002, we recorded writedowns totaling $9.4 million of fixed maturity investments issued by a global energy services company. The issuer is suffering from reduced profitability due to declining energy prices in key markets plus the effect of above market purchase contracts. Due to very high financial leverage related to several acquisitions at high prices and diminished cash flows, we believe that the decline in fair value is other than temporary.

       During 2002, we recorded writedowns totaling $8.5 million related to investments issued by a moving and storage company. The issuer failed to make a scheduled principal payment on a public debt security. The issuer recently cancelled a proposed offering of long-term notes. While the issuer has publicly expressed its intention and belief that a successful refinancing can be completed, we believe that the decline in market value of this security is other than temporary.

       During 2002, we recorded writedowns of $8.1 million of fixed maturity investments issued by a copper producer. The financial condition of this issuer is significantly affected by the price of copper, which has dropped from as high as $0.80 per pound earlier this year to a low of $0.68 near the end of the second quarter. In addition, the issuer was downgraded by a national rating agency during the first six months of 2002. Despite the fact that the issuer was still making the coupon payments on this issue, we believed that the decline in market value of this security was other than temporary. All of our holdings in this issuer were sold by August 8, 2002.

       During 2002, in addition to the specific securities discussed above, we recorded $105.3 million of writedowns related to various other investments. In accordance with GAAP, we are required to recognize an impairment charge when we no longer have an intent to hold an investment with unrealized loss for a period of time sufficient to allow for any anticipated recovery. In early 2003, we sold certain securities at a loss in conjunction with decisions made in 2003 to restructure our portfolio by reducing our exposure to certain credits. We recorded $32.0 million of investment writedowns in 2002 related to such sales. No other writedowns of a single issuer exceeded $7.0 million.

       Recognition of Losses

       We regularly evaluate all of our investments for possible impairment based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security's net realizable value that is other than temporary, the decline is recognized as a realized loss and the cost basis of the security is reduced to its estimated fair value.

       Our evaluation of investments for impairment requires significant judgments to be made including: (i) the identification of potentially impaired securities; (ii) the determination of their estimated fair value; and (iii) assessment of whether any decline in estimated fair value is other than temporary. If new information becomes available or the financial condition of the investee changes, our judgments may change resulting in the recognition of an investment loss at that time.

       Our periodic assessment of whether unrealized losses are "other than temporary" requires significant judgment. Factors considered include: (i) the extent to which market value is less than the cost basis; (ii) the length of time that the market value has been less than cost; (iii) whether the unrealized loss is event driven, credit-driven or a result of changes in market interest rates; (iv) the near-term prospects for improvement in the issuer and/or its industry; (v) whether the investment is investment-grade and our security analyst's view of the investment's rating and whether the investment has been downgraded since its purchase; (vi) whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment; (vii) our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery; and (viii) the underlying asset and enterprise values of the issuer.

       If a decline in value is determined to be other than temporary and the cost basis of the security is written down to fair value, we review the circumstances which caused us to believe that the decline was other than temporary with respect to other investments in our portfolio. If such circumstances exist with respect to other investments, those investments are also written down to fair value. Future events may occur, or additional or updated information may become available, which may necessitate future realized losses of securities in our portfolio. Significant losses in the carrying value of our investments could have a material adverse effect on our earnings in future periods.

       The following table sets forth the amortized cost and estimated fair value of those actively managed fixed maturities with unrealized losses at December 31, 2002, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the mortgage-backed securities shown below provide for periodic payments throughout their lives.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------



                                                                                                            Estimated
                                                                                             Amortized        fair
                                                                                              cost            value
                                                                                             ---------      ---------
                                                                                               (Dollars in millions)

Due in one year or less...................................................................    $   57.3       $   56.9
Due after one year through five years.....................................................       259.7          241.0
Due after five years through ten years....................................................       864.4          786.4
Due after ten years.......................................................................     3,108.9        2,716.0
                                                                                              --------       --------

   Subtotal...............................................................................     4,290.3        3,800.3

Mortgage-backed securities (a)............................................................       127.1          118.1
                                                                                              --------       --------

   Total..................................................................................    $4,417.4       $3,918.4
                                                                                              ========       ========

--------------------
   (a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $6.8 million and $2.1 million, respectively.

       The following summarizes the investments in our portfolio rated below-investment grade or classified as equity-type securities which have been continuously in an unrealized loss position exceeding 20 percent of the cost basis for the period indicated as of December 31, 2002:

                                                                   Number           Cost          Unrealized      Estimated
          Period                                                 of issuers         basis            loss       fair value
          ------                                                 ----------         -----            ----       ----------
                                                                                             (Dollars in millions)


          Less than 6 months(1)...............................         25           $190.2              $59.7              $130.5

          Greater than or equal to
                  6 months and less
                  than 12 months(2)...........................         10             97.4               37.5                59.9

          Greater than 12 months(3)...........................         21            238.4               76.4               162.0

          -----------------------

          (1) These investments include fixed maturity investments in three commercial airlines with a cost basis of $35.2 million and an estimated fair value of $20.0 million. See "Investments with Unrealized Losses" for additional information. No other single issuer in this category had an unrealized loss exceeding $7.0 million.

          (2) These investments include: (i) an investment in an oil-related production facility with a cost basis of $50.4 million and an estimated fair value of $33.0; and (ii) an investment in a telecommunications company with a cost basis of $19.7 million and an estimated fair value of $10.6 million. See "Investments with Unrealized Losses" for additional information. No other single issuer in this category had an unrealized loss exceeding $7.0 million.

          (3) These investments include: (i) a fixed maturity investment issued by a commercial property and casualty insurance company with a cost basis of $31.6 million and an estimated fair value of $24.1 million; and (ii) a fixed maturity investment in a telecommunications company with a cost basis of $34.4 million and an estimated fair value of $21.9 million; and (iii) a fixed maturity investment issued by a regional retail chain with an amortized cost basis of $28.8 million and an estimated fair value of $20.1 million. See "Investments with Unrealized Losses" for additional information. No other single issuer in this category had an unrealized loss exceeding $7.0 million.


                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Our investment strategy is to maximize investment income and total investment return through active investment management. Accordingly, we may sell securities at a gain or a loss to enhance the total return of the portfolio as market opportunities change. While we have both the ability and intent to hold securities with unrealized losses until they mature or recover in value, we may sell securities at a loss in the future because of actual or expected changes in our view of the particular investment, its industry, its type or the general investment environment.

       Based on management's current assessment of these securities and other investments with unrealized losses at December 31, 2002, the Company believes the issuers of the securities will continue to meet their obligations (or with respect to equity-type securities, the investment value will recover to its cost basis). The Company has no current plans to sell these securities and has the ability to hold them to maturity. The recognition of an other-than-temporary impairment through a charge to earnings may be recognized in future periods if management later concludes that the decline in market value below the cost basis is other than temporary.

       Investments with Unrealized Losses

       The following is a brief description of our assessment of the potential other-than-temporary losses related to investments in our below-investment grade portfolio (or equity-type securities) with significant unrealized losses at December 31, 2002 (unrealized losses which exceed $7.0 million and 20 percent of the cost basis of the securities by the same issuer):

       At December 31, 2002, we held fixed maturity investments issued by a telecommunications company with ratings of Ba3/B- and Caa1/C with an amortized cost basis of $54.1 million and an estimated fair value of $32.6 million. The issuer reduced total debt in the fourth quarter of 2002 by $4.6 billion due to the closing of a sales transaction and a debt exchange offer. The issuer also expects to receive regulatory approval to close a $4.3 billion transaction in mid-2003, the proceeds of which will be used to further reduce debt. We believe that the issuer has sufficient liquidity and the underlying value of the issuer's customer base provides sufficient value to cover the existing debt. Therefore, we concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002, we held fixed maturity investments in an oil-related production facility rated Ba1 with an amortized cost basis of $53.9 million and an estimated fair value of $35.5 million. Proceeds from the sale of the oil produced are used to service the debt. This joint venture includes purchase guarantees from investment grade companies that will provide sufficient liquidity to service the debt. Therefore, we concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002, we held fixed maturity investments issued by a commercial property and casualty insurance company rated Ba2/BB+ with an amortized cost basis of $32.1 million and an estimated fair value of $24.5 million. We believe this issuer currently has sufficient liquidity to cover its debt service through 2005. They believe the underwriting cycle will improve before then (consistent with prior cycles), allowing the issuer to continue to service its debt beyond 2005. In addition, this issuer recently completed the public issuance of equity securities, which further improves its liquidity and demonstrates the ability to access the capital market, if needed, to service its future debt obligations. Therefore, we concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002, we held secured fixed maturity investments issued by a commercial airline rated Ba2/BB+ with an amortized cost of $17.2 million and an estimated fair value of $10.5 million. The issuer is facing financial challenges that affect the entire industry, but is implementing a plan to increase liquidity, reduce debt and reduce costs. Given that the issuer has demonstrated that it has sufficient cash flows and liquidity to meet its obligations, we concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002, we held fixed maturity investments issued by a commercial airline rated Ba3/B+ and Caa1/CCC+ with an amortized cost of $29.8 million and an estimated fair value of $14.4 million. We previously recorded writedowns related to these securities. We believe the collateral supporting these investments is sufficient and, therefore, concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002, we held fixed maturity investments issued by a regional retail chain rated B2/B+ with an amortized cost basis of $28.8 million, a par amount of $24.2 million and an estimated fair value of $20.1 million. We have observed that this issuer has improving fundamentals including its liquidity position, leverage and operating performance. This fixed maturity has a long duration and was purchased at a price in excess of par as an investment grade credit. The market value of this security has increased significantly during 2002 (from 70 percent of par at December 31, 2001 to 83 percent of par at December 31, 2002). We believe that

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

we will recover full value from this investment and we intend to hold the security to maturity. Therefore, we concluded that the unrealized loss at December 31, 2002 is temporary.

       At December 31, 2002 we held fixed maturity investments in a reinsurance company rated Ba2/BB+ with an amortized cost of $23.1 million and an estimated fair value of $16.0 million. The reinsurance on the books of the issuer is high quality, with counter parties rated AA or better. The issuer recently received a capital infusion and is seeing strong price increases across most product lines. The issuer appears to have sufficient cash flow to retire existing debt. We concluded that the unrealized loss at December 31, 2002 is temporary.

       Investment in General Motors Building

       At December 31, 2002, Conseco holds $292.9 million of investments related to a 50 story office building in New York City known as the General Motors Building. Such investments are primarily held in our fixed maturity investment portfolio. In January 2002, Conseco exercised its right to purchase the interest of the other investor in the building.

       Pursuant to GAAP, Conseco's future earnings on these investments are limited to amounts which are based on the actual earnings related to the operation of the building (including adjustments to reflect Conseco's actual cost basis). These earnings were not material in 2002 and are not expected to be material in 2003; accordingly, our income from these investments will be less than the stated return on the investment of 12.7 percent.

       The other investor in the building has filed a lawsuit against Conseco which is described in the note to the consolidated financial statements entitled "Other Disclosures". See the caption "Investment in General Motors Building" in the note to the consolidated financial statements entitled "Investments in Variable Interest Entities" for further information on this investment.

       Mortgage-Backed Securities

       At December 31, 2002, fixed maturity investments included $6.4 billion of mortgage-backed securities (or 33 percent of all fixed maturity securities). The yield characteristics of mortgage-backed securities differ from those of traditional fixed-income securities. Interest and principal payments for mortgage-backed securities occur more frequently, often monthly. Mortgage-backed securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

       In general, prepayments on the underlying mortgage loans and the securities backed by these loans increase when prevailing interest rates decline significantly relative to the interest rates on such loans. The yields on mortgage-backed securities purchased at a discount to par will increase when the underlying mortgages prepay faster than expected. The yields on mortgage-backed securities purchased at a premium will decrease when they prepay faster than expected. When interest rates decline, the proceeds from the prepayment of mortgage-backed securities are likely to be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on mortgage-backed securities decrease as fewer underlying mortgages are refinanced. When this occurs, the average maturity and duration of the mortgage-backed securities increase, which decreases the yield on mortgage-backed securities purchased at a discount, because the discount is realized as income at a slower rate, and increases the yield on those purchased at a premium as a result of a decrease in the annual amortization of the premium.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       The following table sets forth the par value, amortized cost and estimated fair value of mortgage-backed securities, summarized by interest rates on the underlying collateral at December 31, 2002:

                                                                                         Par        Amortized    Estimated
                                                                                        value         cost      fair value
                                                                                        -----         ----      ----------
                                                                                              (Dollars in millions)

Below 7 percent.....................................................................    $4,895.4      $4,857.3    $5,125.2
7 percent - 8 percent...............................................................     1,000.4       1,007.6     1,059.1
8 percent - 9 percent...............................................................       171.9         179.8       187.1
9 percent and above.................................................................        42.1          44.2        44.8
                                                                                        --------      --------    --------

       Total mortgage-backed securities (a).........................................    $6,109.8      $6,088.9    $6,416.2
                                                                                        ========      ========    ========

-------------------
   (a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $6.9 million and $2.1 million, respectively.

       The amortized cost and estimated fair value of mortgage-backed securities at December 31, 2002, summarized by type of security, were as follows:

                                                                                               Estimated fair value
                                                                                               --------------------
                                                                                                             Percent
                                                                            Amortized                        of fixed
Type                                                                           cost          Amount          maturities
----                                                                           ----          ------          ----------
                                                                               (Dollars in millions)

Pass-throughs and sequential and targeted amortization classes............    $2,849.5        $3,000.8            16%
Planned amortization classes and accretion-directed bonds.................     2,439.8         2,580.6            13
Commercial mortgage-backed securities.....................................       441.3           461.4             2
Subordinated classes and mezzanine tranches...............................       348.7           365.7             2
Other.....................................................................         9.6             7.7             -
                                                                              --------        --------            --

       Total mortgage-backed securities (a)...............................    $6,088.9        $6,416.2            33%
                                                                              ========        ========            ==

-------------------------
   (a) Includes below-investment grade mortgage-backed securities with an amortized cost and estimated fair value of $6.9 million and $2.1 million, respectively.

       Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market. Pass-throughs are also used frequently in the dollar roll market and can be used as the collateral when creating collateralized mortgage obligations. Sequential classes are a series of tranches that return principal to the holders in sequence. Targeted amortization classes offer slightly better structure in return of principal than sequentials when prepayment speeds are close to the speed at the time of creation.

       Planned amortization classes and accretion-directed bonds are some of the most stable and liquid instruments in the mortgage-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support or companion classes. This insulates the planned amortization class from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

       Commercial mortgage-backed securities ("CMBS") are bonds secured by commercial real estate mortgages. Commercial real estate encompasses income producing properties that are managed for economic profit. Property types include multi-family dwellings including apartments, retail centers, hotels, restaurants, hospitals, nursing homes, warehouses, and office buildings. The CMBS market currently offers high yields, strong credits, and call protection compared to similar-rated corporate bonds. Most CMBS have strong call protection features where borrowers are locked out from prepaying their mortgages for a stated period of time. If the

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

borrower does prepay any or all of the loan, he or she will be required to pay prepayment penalties.

       Subordinated and mezzanine tranches are classes that provide credit enhancement to the senior tranches. The rating agencies require that this credit enhancement not deteriorate due to prepayments for a period of time, usually five years of complete lockout, followed by another period of time where prepayments are shared pro rata with senior tranches. The credit risk of subordinated and mezzanine tranches is derived from owning a small percentage of the mortgage collateral, while bearing a majority of the risk of loss due to property owner defaults. Subordinated bonds can be rated "AA" or lower; we typically do not buy anything rated lower than "BB".

       Mortgage Loans

       At December 31, 2002, the mortgage loan balance was primarily comprised of commercial loans. Approximately 9 percent, 8 percent, 7 percent, 6 percent, 6 percent and 6 percent of the mortgage loan balance were on properties located in New York, Massachusetts, Florida, California, Ohio and Pennsylvania, respectively. No other state comprised greater than 5 percent of the mortgage loan balance. Less than one percent of the mortgage loan balance was noncurrent at December 31, 2002. Our allowance for loss on mortgage loans was $3.5 million and $3.8 million at December 31, 2002 and 2001, respectively.

       Investment Borrowings

       Our investment borrowings averaged approximately $1,155.8 million during 2002, compared with approximately $927.0 million during 2001 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rates on such borrowings were 1.3 percent and 3.3 percent during 2002 and 2001, respectively.

       Other Investment Disclosures

       Life insurance companies are required to maintain certain investments on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $144.5 million at December 31, 2002.

       Conseco had two investments in excess of 10 percent of the absolute dollar amount of shareholders' deficit at December 31, 2002, (other than investments issued or guaranteed by the United States government or a United States government agency) which are summarized below:

                                                 Amortized         Estimated
         Issuer                                    cost           fair value
         ------                                    ----           ----------
                                                    (Dollars in millions)

         Investors Guaranty Assurance...........  $305.0             $283.7
         Carmel Fifth, LLC......................   212.7              212.5


                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       6. LIABILITIES FOR INSURANCE AND ASSET ACCUMULATION PRODUCTS:

       These liabilities consisted of the following:

                                                                                    Interest
                                                         Withdrawal    Mortality      rate
                                                         assumption   assumption   assumption      2002            2001
                                                         ----------   ----------   ----------      ----            ----
                                                                                                   (Dollars in millions)
   Future policy benefits:
     Interest-sensitive products:
       Investment contracts............................      N/A          N/A          (c)        $ 9,203.6      $11,117.1
       Universal life-type contracts...................      N/A          N/A          N/A          4,265.9        4,670.6
                                                                                                  ---------      ---------

         Total interest-sensitive products.............                                            13,469.5       15,787.7
                                                                                                  ---------      ---------
     Traditional products:
       Traditional life insurance contracts............    Company        (a)          6%           1,821.3        2,091.5
                                                         experience

       Limited-payment contracts.......................    Company        (b)          7%             569.7          869.9
                                                         experience,
                                                        if applicable

       Individual and group accident and health .......    Company     Company         6%           5,580.4        5,211.4
                                                          experience  experience                  ---------      ---------


         Total traditional products....................                                             7,971.4        8,172.8
                                                                                                  ---------      ---------

   Claims payable and other policyholder funds ........      N/A          N/A          N/A            909.2        1,005.5
   Liabilities related to separate accounts and
     investment trust..................................      N/A          N/A          N/A            447.0        2,376.3
                                                                                                  ---------      ---------

       Total...........................................                                           $22,797.1      $27,342.3
                                                                                                  =========      =========

--------------------
   (a) Principally, modifications of the 1965 - 70 and 1975 - 80 Basic, Select and Ultimate Tables.
   (b) Principally, the 1984 United States Population Table and the NAIC 1983 Individual Annuitant Mortality Table.
   (c) In both 2002 and 2001: (i) approximately 96 percent of this liability represented account balances where future benefits are not guaranteed; and (ii) approximately 4 percent represented the present value of guaranteed future benefits determined using an average interest rate of approximately 6 percent.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       Changes in the unpaid claims reserve and liabilities related to accident and health insurance were as follows:

                                                            2002                  2001                  2000
                                                            ----                  ----                  -----
                                                                          (Dollars in millions)

Balance, beginning of year.............................    $1,324.2             $1,324.9              $1,224.7
   Less reinsurance ceded..............................      (132.7)               (89.7)                (85.5)
                                                           --------             --------              --------

                                                            1,191.5              1,235.2               1,139.2
                                                           --------             --------              --------
Incurred claims related to:
   Current year........................................     1,906.5              1,986.4               2,053.1
   Prior year (a)......................................        73.1                (19.5)                 55.0
                                                           --------             --------              --------

      Total incurred...................................     1,979.6              1,966.9               2,108.1
                                                           --------             --------              --------

Paid claims related to:
   Current year........................................     1,137.9              1,232.4               1,277.4
   Prior year..........................................       699.3                778.2                 734.7
                                                           --------             --------              --------

      Total paid.......................................     1,837.2              2,010.6               2,012.1
                                                           --------             --------              --------

Balance, end of year...................................     1,333.9              1,191.5               1,235.2
   Reinsurance ceded...................................       107.5                132.7                  89.7
                                                           --------             --------              --------

                                                           $1,441.4             $1,324.2              $1,324.9
                                                           ========             ========              ========

-------------
   (a) Such amounts will fluctuate based upon the estimation procedures used to determine the amount of unpaid losses. Such estimates are the result of ongoing analysis related to recent loss development trends.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       7. INCOME TAXES:

       Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. The net deferred tax assets totaled $1,719.6 million at December 31, 2002 (including $925.7 million of deferred tax assets related to CFC which are classified as discontinued operations). In assessing the realization of our deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. We evaluate the realizability of our deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. A valuation allowance of $1,719.6 million (of which $925.7 million relates to discontinued operations) has been provided for the entire balance of net deferred income tax assets at December 31, 2002, as we believe the realization of such assets in future periods is uncertain. We reached this conclusion after considering the availability of taxable income in prior carryback years, tax planning strategies, and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards. This conclusion was greatly influenced by recent unfavorable developments affecting the Company such as rating downgrades that decrease the Company's likelihood to generate adequate future taxable income to realize the tax benefits.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       The Company established valuation contingencies related to certain tax uncertainties of the insurance companies we acquired on the date of their acquisition. We have determined that $146.2 million of such valuation contingencies are no longer necessary because the tax uncertainties no longer exist. Pursuant to Statement of Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes", the benefit for the reduction of such valuation contingencies shall be first applied to reduce the goodwill balance related to the acquisition. Accordingly, in the second quarter of 2002, we reduced such valuation contingencies (increasing deferred tax asset) and reduced goodwill by $146.2 million. The components of the Company's income tax assets and liabilities were as follows:

                                                                                                 2002          2001
                                                                                                 ----          ----
                                                                                                (Dollars in millions)
Deferred tax assets:
    Net operating loss carryforwards..................................................         $  615.0     $  411.7
    Deductible temporary differences:
       Actively managed fixed maturities..............................................            196.0        124.9
       Capital loss carryforwards.....................................................            112.8          -
       Interest-only securities.......................................................            536.3          -
       Insurance liabilities..........................................................            750.4        827.5
       Allowance for loan losses......................................................            252.2        148.2
       Reserve for loss on loan guarantees............................................            229.2        147.0
       Unrealized depreciation........................................................              -          247.1
       Debt obligations...............................................................             39.4          -
       Other..........................................................................             14.0          -
                                                                                               --------     --------

         Total deferred tax assets....................................................          2,745.3      1,906.4

       Valuation allowance............................................................          1,719.6          -
                                                                                               --------     --------

         Net deferred tax assets......................................................          1,025.7      1,906.4
                                                                                               --------     --------

Deferred tax liabilities:
       Venture capital income (loss)..................................................              -          (36.7)
       Interest-only securities.......................................................              -          (75.2)
       Cost of policies purchased and cost of policies produced.......................           (773.8)    (1,075.6)
       Unrealized appreciation........................................................           (126.2)         -
       Other..........................................................................           (125.7)       (56.2)
                                                                                               --------     --------

         Total deferred tax liabilities...............................................         (1,025.7)    (1,243.7)
                                                                                               --------     --------

Current income taxes prepaid..........................................................             66.9         15.4
Income tax liabilities classified as liabilities of discontinued operations...........             34.6          -
                                                                                               --------     --------

         Net income tax assets........................................................         $  101.5     $  678.1
                                                                                               ========     ========

       Included in the components of the consolidated net deferred tax asset are $925.7 million of net deferred tax assets related to CFC (see the note entitled "Financial Information Regarding CFC" for further detail). These assets are offset by a $925.7 million valuation reserve. The CFC deferred taxes are presented assuming a continuation of its business. The actual realization of CFC's deferred items may be materially different as the result of the conclusion of bankruptcy proceedings and the disposition of certain businesses.

       At December 31, 2002, Conseco had federal income tax loss carryforwards of $1,757.4 million available (subject to various statutory restrictions) for use on future tax returns (including $552.4 million of federal income tax carryforwards attributable to discontinued operations). These carryforwards will expire as follows: $2.3 million in 2003; $11.2 million in 2004; $4.9 million in 2005; $.6 million in 2006; $7.9 million in 2007; $7.5 million in 2008; $14.7 million in 2009; $30.7 million in 2010; $6.2 million in 2011; $10.1 million in 2012; $43.9 million in 2013; $6.9 million in 2014; $60.5 million in 2016; $90.0 million in 2017; $244.6 million in 2018; $159.1 million in 2019; $594.3 million in 2020; and $462.0 million in 2022.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       At December 31, 2002, Conseco had $322.4 million of capital loss carryforwards. These carryforwards will expire as follows: $23.2 million in 2006; and $299.2 million in 2007.

       Income tax expense (benefit) was as follows:

                                                                                               2002       2001       2000
                                                                                               ----       ----       ----
                                                                                                  (Dollars in millions)

Current tax provision.....................................................................    $ 53.1     $ 132.2    $  65.9
Deferred tax provision (benefit)..........................................................       -        (195.7)    (232.1)
                                                                                              ------     -------    -------

         Income tax expense (benefit) on period income....................................      53.1       (63.5)    (166.2)

Valuation allowance.......................................................................     811.2         -           -
                                                                                              ------     -------    -------

         Total income tax expense (benefit)...............................................    $864.3     $ (63.5)   $(166.2)
                                                                                              ======     =======    =======

       The income tax expense (benefit) recorded in 2002 has been allocated entirely to continuing operations before the following items: minority interest, discontinued operations, extraordinary gain, cumulative effect of accounting change and other comprehensive income. This accounting treatment is required because the calculation of income tax expense is the same, both "with and without" the items other than continuing operations discussed above.

       A reconciliation of the U.S. statutory corporate tax rate to the effective rate reflected in the consolidated statement of operations is as follows:

                                                                                                2002       2001       2000
                                                                                                ----       ----       ----

U.S. statutory corporate rate.............................................................     (35.0)%     (35.0)%    (35.0)%
Valuation allowance.......................................................................      49.6         -          -
Net deferred benefits not recognized in the current period................................      27.7         -          -
Nondeductible goodwill amortization and impairment........................................      10.9        15.9        5.1
Other nondeductible expenses..............................................................       (.1)       (1.6)       3.8
State taxes...............................................................................       (.2)        3.0        1.2
Provision for tax issues and other........................................................       -          (6.7)       3.3
                                                                                               -----       -----      -----

         Effective tax rate...............................................................      52.9%      (24.4)%    (21.6)%
                                                                                               =====       =====      =====

       Conseco and its affiliates are currently under examination by the Internal Revenue Service for tax years ending June 30, 1998 through December 31, 1999. The outcome of the examination is not expected to result in material adverse deficiencies, but may result in utilization or adjustment to the income tax loss carryforwards reported above.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       8. NOTES PAYABLE:

       Direct Corporate Obligations of CNC

       This note contains information regarding notes payable that were direct corporate obligations of CNC as of December 31, 2002 and 2001. As a result of the filing of the Chapter 11 Cases previously described, no payments have been made by CNC on these prepetition notes payable:

                                                                              December 31,     December 31,
                                                                                  2002             2001
                                                                                  ----             ----
                                                                                  (Dollars in millions)

$1.5 billion Senior Credit Facility..........................................   $1,531.4          $1,493.3
8.5% senior notes due 2002...................................................      224.9             302.3
8.5% guaranteed senior notes due 2003........................................        1.0               -
8.125% senior notes due 2003.................................................       63.5              63.5
6.4% senior notes due 2003...................................................      234.1             250.0
6.4% guaranteed senior notes due 2004........................................       14.9                -
10.5% senior notes due 2004..................................................       24.5              24.5
8.75% senior notes due 2004..................................................      423.7             788.0
8.75% guaranteed senior notes due 2006.......................................      364.3               -
6.8% senior notes due 2005...................................................       99.2             250.0
6.8% guaranteed senior notes due 2007........................................      150.8               -
9.0% senior notes due 2006...................................................      150.8             550.0
9.0% guaranteed senior notes due 2008........................................      399.2               -
10.75% senior notes due 2008.................................................       37.6             400.0
10.75% guaranteed senior notes due 2009......................................      362.4               -
                                                                                --------          --------

     Total principal amount..................................................    4,082.3           4,121.6
Unamortized net discount related to issuance of notes payable ...............      (34.0)            (42.1)
Mark-to-market adjustment related to hedging transactions (as described in
       the note entitled "Summary of Significant Accounting Policies").......        -                 5.5
Unamortized fair market value of terminated interest rate swap agreements (as described in the note entitled "Summary of
       Significant Accounting Policies").....................................        8.8               -
                                                                                --------          --------

Less amounts subject to compromise...........................................   (4,057.1)              -
                                                                                --------          --------

     Direct corporate obligations............................................   $    -            $4,085.0
                                                                                ========          ========

       CNC has not made any interest or principal payments on any of its direct corporate obligations since its August 9, 2002 announcement that it intends to effectuate a fundamental restructuring of the Company's capital structure. As a result of its failure to make such payments and the filing of the Chapter 11 Cases, CNC has defaulted on its debt obligations, $481.3 million of principal amount of the guaranteed D&O loans and approximately $1.9 billion of trust preferred securities through cross-default provisions contained in the governing instruments. CNC is also not in compliance with certain covenants under its bank credit agreement and the guarantees of the D&O loans. During the reorganization proceedings the Debtors are not subject to the restrictions contained in the bank credit agreement and the guarantees of the D&O loans.

       CNC has a $1.5 billion credit facility (the "Senior Credit Facility") with Bank of America, N.A., as administrative agent, and various other lending institutions. The Senior Credit Facility was scheduled to mature on December 31, 2003. Approximately $38 million of accrued and unpaid interest was added to the outstanding principal amount of the Senior Credit Facility pursuant to a waiver dated September 8, 2002.

       In 1993, CNC issued $200 million of 8.125% senior notes due February 15, 2003 (the "93 Notes"). In 1994, CCP Insurance, Inc. ("CCP") issued $200 million of 10.5% senior notes due December 15, 2004 (the "94 Notes"). CNC acquired CCP by merger on

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

August 31, 1995 and assumed CCP's obligations under the 94 Notes in connection with the merger.

       We sometimes refer to the 93 Notes and the 94 Notes collectively as the "93/94 Notes." The 93/94 Notes are secured by the stock of CIHC, Conseco Capital Management, Inc. (a registered investment advisor and wholly-owned subsidiary of CNC), CFC and certain of its subsidiaries and certain intercompany notes. It is anticipated that substantially all of CFC's assets will be sold in connection with the Company's reorganization. If certain of these assets have been pledged to the holders of the 93/94 Notes, and if proceeds of these pledged assets are used to pay the 93/94 Notes, then CFC may assert, by subrogation, the rights of such holders against the Debtors.

       The collateral that secures the 93/94 Notes was pledged pursuant to an "equal and ratable" clause in the indentures governing the 93/94 Notes. The indentures of the 93/94 Notes provide that if another creditor obtains a security interest in certain property of CNC or any of its significant subsidiaries, then the 93/94 Notes will automatically obtain an "equal and ratable" security interest in such property. Certain parties have alleged that the legal mechanism by which the 93/94 Notes obtained a security interest somehow impairs that security interest. Such parties allege that because the holders of the 93/94 Notes did not provide consideration for the security interest that they received simply because another party received that security interest, the 93/94 Notes' security interest may be voided under a theory of unjust enrichment, fraudulent conveyance or lack of consideration. Wilmington Trust Company, the indenture trustee under the 93/94 Notes, maintains that any and all claims with respect to the avoidability of the 93/94 Notes are frivolous and wholly without merit.

       Between 1998 and 2001, CNC issued the following series of senior notes:
(i) $450,000,000 of 8.5% senior notes due October 15, 2002 (the "8.5% Original Notes"); (ii) $250,000,000 of 6.4% senior notes due February 10, 2003 (the "6.4% Original Notes"); (iii) $800,000,000 of 8.75% senior notes due February 9, 2004 (the "8.75% Original Notes"); (iv) $250,000,000 of 6.8% senior notes due June 15, 2005 (the "6.8% Original Notes"); (v) $550,000,000 of 9.0% senior notes due
October 15, 2006 (the "9.0% Original Notes"); and (vi) $400,000,000 of 10.75%
senior notes due June 15, 2008 (the "10.75% Original Notes").

       In April 2002, CNC completed an exchange of approximately $1.3 billion aggregate principal amount of newly issued guaranteed notes for its senior unsecured notes held by "qualified institutional buyers," institutional "accredited investors", or non-U.S. persons in transactions outside the United States. The bonds which were exchanged have identical principal and interest components, but the new bonds have extended maturities in exchange for an enhanced ranking in the Company's capital structure. The purpose of the exchange offer was to extend the maturity profile of the existing notes in an effort to improve the Company's financial flexibility and to enhance its future ability to refinance public debt. The new notes are guaranteed on a senior subordinated basis by CIHC. As a result, the new notes are structurally senior to the existing notes. The new notes were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from registration. CNC entered into a registration rights agreement for the benefit of each exchange participant in which we agreed to file, and did file, an exchange offer registration statement with the SEC with respect to the new notes. However, as a result of the decision to restructure the Company's capital, CNC does not intend to make the registered exchange offer. Accordingly, the affected notes will accrue additional interest as liquidated damages under the registration rights agreement.

       In connection with the exchange offer CNC issued: (i) $991,000 of 8.5% senior notes due October 15, 2003, in exchange for an equal amount of 8.5% Original Notes due October 15, 2002 (the "8.5% Exchange Notes"); (ii) $14,936,000 of 6.4% senior notes due February 10, 2004 in exchange for an equal amount of 6.4% Original Notes due February 10, 2003 (the "6.4% Exchange Notes");
(iii) $364,294,000 of 8.75% senior notes due August 9, 2006 in exchange for an equal amount of 8.75% Original Notes due February 9, 2004 (the "8.75% Exchange Notes"); (iv) $150,783,000 of 6.8% senior notes due June 15, 2007 in exchange for an equal amount of 6.8% Original Notes due June 15, 2005 (the "6.8% Exchange Notes"); (v) $399,200,000 of 9.0% senior notes due April 15, 2008 in exchange for an equal amount of 9.0% Original Notes due October 15, 2006 (the "9.0% Exchange Notes"); and (vi) $362,433,000 of 10.75% senior notes due June 15, 2009 in exchange for an equal amount of 10.75% Original Notes due June 15, 2008 (the "10.75% Exchange Notes").

       Effective March 20, 2002, CNC reached agreement with the participating banks in its bank credit facility to modify certain terms and conditions within the $1.5 billion Senior Credit Facility. The most significant changes in the amended facility include (i) a change in financial covenant requirements; (ii) a change in the distribution of proceeds on asset sales; (iii) a reduction in the minimum liquidity requirement at the holding company necessary to pay trust preferred dividends; and (iv) a provision permitting the Company to exchange up to $2.54 billion aggregate principal amount of newly issued notes guaranteed by CIHC. As noted above, the new notes are structurally senior to the existing notes, but subordinated to the CIHC guarantee of the Senior Credit Facility. Absent the default described above, the amended facility would have been due on December 31, 2003, and could have been extended to March

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

31, 2005, subject to the satisfaction of a number of conditions.

       Our Senior Credit Facility requires the Company to maintain various financial ratios and balances, as defined in the agreement. At December 31, 2002, we were not in compliance with these covenants in our Senior Credit Facility. We were in violation of the following financial covenants we agreed to maintain at December 31, 2002: (i) a debt to capitalization ratio of less than ..375:1.0 at December 31, 2002 and decreasing over time, as defined in the agreement, to 0.300:1.0 at March 31, 2004 and thereafter (such ratio was ..567:1.0 at December 31, 2002); (ii) an interest coverage ratio greater than 1.10:1.0 for the four quarters ending December 31, 2002 and changing over time, as defined in the agreement, to 2.50:1.0 for the four quarters ending June 30, 2004 and thereafter (such ratio was .11:1.0 for the four quarters ended December 31, 2002); (iii) adjusted earnings, as defined in the agreement, of at least $1,300.0 million for the four quarters ending December 31, 2002 and increasing over time, as defined in the agreement, to $1,700.0 million for the four quarters ending September 30, 2004 (the adjusted earnings for the four quarters ended December 31, 2002 were $926.7 million); and (iv) CFC tangible net worth, as defined in the agreement, of at least $1.2 billion at December 31, 2002; and $1.6 billion at March 31, 2005 (such tangible net worth was less than zero at December 31, 2002). We also agreed to maintain the ratio of aggregate total adjusted capital to aggregate authorized control level risk-based capital (as defined by the National Association of Insurance Commissioners) with respect to our insurance subsidiaries of at least 250 percent (such ratio was greater than 250 percent at December 31, 2002). Our amended credit facility provides that any charges taken to write off goodwill to the extent required by SFAS 142 will be excluded from the various financial ratios and covenants that we are required to meet or maintain.

       The Senior Credit Facility reduces the 90-day moving average cash balance we must maintain at the parent company from $100 million to $50 million. The Company is required to have at least $50 million of cash on hand immediately after making a trust preferred dividend payment in addition to the 90-day moving average requirement. The parent company had less than $50 million in cash at December 31, 2002. The Senior Credit Facility also states that in the event one of Conseco's significant insurance subsidiaries is rated "B" or below by A.M. Best, the Company must take certain actions to generate liquidity and accelerate the repayment of the amended credit facility. All of our significant insurance subsidiaries are rated "B" by A.M. Best.

       The Senior Credit Facility prohibits the payment of cash dividends on our common stock until the Company has received investment grade ratings on its outstanding public debt. Such agreement also prohibits the repurchase of our common stock. The Senior Credit Facility limits the issuance of additional debt, contingent obligations, liens, asset dispositions, other restrictive agreements, affiliate transactions, change in business and modification of terms of debt or preferred stock, all as defined in the agreements. The obligations under our credit facility are also guaranteed by CIHC.

       Effective September 9, 2002, we were subject to the default interest rate on the Senior Credit Facility. Such rate is based on the prime rate plus a margin of 3.75 percent. Prior to September 9, 2002, the interest rate on the amended credit facility was based on an IBOR rate plus a margin of 3.25 percent. Borrowings under our Senior Credit Facility averaged $1,499.2 million during 2002, at a weighted average interest rate of 6.0 percent. The interest rate on the Senior Credit Facility was 8.0 percent at December 31, 2002.

       On June 29, 2001, the Company completed the public offering of $400.0 million of senior notes with a stated rate of 10.75 percent (the "10.75% Original Notes") due June 15, 2008. We entered into interest rate swap agreements to convert the fixed rate on these notes to a weighted average variable rate based on LIBOR plus approximately 5.75 percent. Such interest rate swap agreements were terminated in 2002. See the note to the consolidated financial statements entitled "Summary of Significant Accounting Policies" for additional information on these interest rate swap agreements. The indenture for the 10.75% Original Notes limits our ability to, among other things (all as described in the indenture): (i) incur additional debt and issue preferred stock; (ii) make loans and investments; (iii) pay dividends; (iv) create additional loans on our assets; (v) engage in transactions with our affiliates;
(vi) consolidate, merge or transfer all or substantially all our assets; or
(vii) change lines of business. Most of the foregoing restrictions will expire if the 10.75% Original Notes have been rated as investment grade securities by either S & P or Moody's. The 10.75% Original Notes are unsecured and rank equally with all other unsecured senior indebtedness of CNC. Proceeds from the offering of approximately $385.9 million (after underwriting discounts and estimated offering expenses) were used to reduce amounts outstanding under our credit facilities. As a result, we recognized an extraordinary charge of $.4 million (net of an income tax benefit of $.2 million) in 2001.

       During 2002, we repurchased: (i) $76.4 million par value of the 8.5% Original Notes (resulting in an extraordinary gain of $1.7 million); and (ii) $1.0 million of the 6.4% Original Notes (resulting in an extraordinary gain of $.2 million).

       During 2001, we repurchased: (i) $64.6 million par value of the 7.6% senior notes due June 2001 (resulting in an extraordinary gain of $.3 million, net of income taxes of $.2 million); and (ii) $147.7 million par value of the 8.5% Original Notes (resulting in an

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

extraordinary gain of $15.8 million, net of income taxes of $8.5 million).

       Pursuant to the terms of the Mandatory Par Put Remarketed Securities, the Company elected to redeem the notes at a redemption price defined in the remarketing agreement. As a result, the Company recognized an extraordinary charge of $4.6 million (net of an income tax benefit of $2.5 million) in the second quarter of 2001.

       During 2000, we repurchased: (i) $18.5 million par value of the 7.875 percent notes due 2000 for $16.7 million; and (ii) $12 million par value of the 8.75% Original Notes for $8.7 million. We recognized an extraordinary gain of $3.2 million (net of income taxes of $1.7 million) related to these repurchases. In addition, during 2000, the Company repurchased $250 million of notes payable due 2003. We recognized an extraordinary loss of $4.9 million (net of an income tax benefit of $2.6 million) related to this repurchase.

       9. OTHER DISCLOSURES:

       Leases

       The Company rents office space, equipment and computer software under noncancellable operating leases. Rental expense was $41.5 million in 2002, $45.3 million in 2001 and $42.4 million in 2000. Future required minimum rental payments as of December 31, 2002, were as follows (dollars in millions):

2003   ......................................................................       $ 33.5
2004   ......................................................................         19.5
2005   ......................................................................         15.9
2006   ......................................................................         11.2
2007   ......................................................................          9.5
Thereafter...................................................................         10.8
                                                                                    ------

        Total................................................................       $100.4
                                                                                    ======


       Postretirement Plans

       One of our insurance subsidiaries has a noncontributory, unfunded deferred compensation plan for qualifying members of its career agency force. Benefits are based on years of service and career earnings. The liability recognized in the consolidated balance sheet for the agents' deferred compensation plan was $54.2 million and $48.4 million at December 31, 2002 and 2001, respectively. Included as an adjustment to accumulated other comprehensive income (loss) is a $9.1 million adjustment representing the additional minimum liability associated with this plan. Substantially all of this liability represents vested benefits. Costs incurred on this plan, primarily representing interest on unfunded benefit costs, were $5.1 million, $4.9 million and $4.4 million during 2002, 2001 and 2000, respectively.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       The Company provides certain health care and life insurance benefits for certain eligible retired employees under partially funded and unfunded plans in existence at the date on which certain subsidiaries were acquired. Certain postretirement benefit plans are contributory, with participants' contributions adjusted annually. Amounts related to the postretirement benefit plans were as follows:

                                                                                     Postretirement
                                                                                         benefits
                                                                                     --------------
                                                                                     2002      2001
                                                                                     ----      ----
                                                                                 (Dollars in millions)

Benefit obligation, beginning of year........................................     $ 24.5       $ 21.1
    Interest cost............................................................        1.6          1.5
    Plan participants' contributions.........................................        1.1          1.1
    Actuarial loss (gain)....................................................         .4          3.1
    Benefits paid............................................................       (3.0)        (2.3)
                                                                                  ------       ------

Benefit obligation, end of year..............................................     $ 24.6       $ 24.5
                                                                                  ======       ======

Fair value of plan assets, beginning of year.................................     $  2.0       $  3.0
    Actual return on plan assets.............................................        -             .3
    Employer contributions...................................................        2.1          1.0
    Benefits paid............................................................       (3.0)        (2.3)
                                                                                  ------       ------

Fair value of plan assets, end of year.......................................     $  1.1       $  2.0
                                                                                  ======       ======

Funded status................................................................     $(23.5)      $(22.5)
Unrecognized net actuarial loss (gain).......................................       (7.1)        (7.6)
Unrecognized prior service cost..............................................       (1.4)        (1.6)
                                                                                  ------       ------

       Prepaid (accrued) benefit cost........................................     $(32.0)      $(31.7)
                                                                                  ======       ======

       We used the following weighted average assumptions to calculate benefit obligations for our 2002 and 2001 valuations: discount rate of approximately 6.5 percent and 7.0 percent, respectively; an expected return on plan assets of approximately 4.6 percent and 4.6 percent, respectively. Beginning in 2000, as a result of plan amendments, no assumption for compensation increases was required. For measurement purposes, we assumed an 11.5 percent annual rate of increase in the per capita cost of covered health care benefits for 2003, decreasing gradually to 5 percent in 2015 and remaining level thereafter.

       Components of the cost we recognized related to postretirement plans were as follows:

                                                                                              Postretirement
                                                                                                 benefits
                                                                                      ----------------------------
                                                                                        2002       2001       2000
                                                                                        ----       ----       ----
                                                                                             (Dollars in millions)

Interest cost........................................................................   $1.6      $ 1.5        $1.5
Expected return of plan assets.......................................................    (.1)       (.1)        (.2)
Amortization of prior service cost...................................................    (.2)      (1.0)        (.9)
Recognized net actuarial loss........................................................    (.5)       (.1)         -
                                                                                        ----      -----        ----

       Net periodic cost (benefit)...................................................   $ .8      $  .3        $ .4
                                                                                        ====      =====        ====

       A one-percentage-point change in the assumed health care cost trend rates would have an insignificant effect on the net periodic benefit cost of our postretirement benefit obligation.

       The Company has qualified defined contribution plans for which substantially all employees are eligible. Company contributions, which match certain voluntary employee contributions to the plan, totaled $6.6 million in 2002, $4.7 million in 2001, and $9.1 million in 2000. Prior to 2002, employer matching contributions were made in CNC common stock. For the first nine months of 2002, employer matching

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

contributions were made in cash. In September 2002, the plans were amended to make future employer matching contributions discretionary. Subsequently, the Company determined that no additional employer matching contributions will be made until the Plan of Reorganization has been confirmed.

       Litigation

       As described in the note to the consolidated financial statements entitled "Proceedings under Chapter 11 of the Bankruptcy Code", CNC and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Company's insurance subsidiaries and other subsidiaries who did not file petitions are separate legal entities and are not included in the petitions filed by the parent. The Debtors retain control of the insurance subsidiaries and related subsidiaries and are authorized to operate these businesses as debtors-in-possession while being subject to the jurisdiction of the Bankruptcy Court. The Finance Company Debtors filed a separate plan in connection with their Chapter 11 Cases on April 2, 2003. As of the Petition Date, pending litigation against the Debtors or the Finance Company Debtors is stayed, and absent further order of the Bankruptcy Court, substantially all prepetition liabilities of the Debtors and the Finance Company Debtors are subject to settlement under a plan of reorganization. Based on the Plan of the Debtors, liabilities subject to compromise exceed the fair value of the Debtors' assets, and unsecured claims will be satisfied at less than 100 percent of their fair value.

       We and our subsidiaries are involved on an ongoing basis in lawsuits (including purported class actions) relating to our operations, including with respect to sales practices, and we and current and former officers and directors are defendants in pending class action lawsuits asserting claims under the securities laws and derivative lawsuits. The ultimate outcome of these lawsuits cannot be predicted with certainty.

       Legal Proceedings Related to CFC Only

       CFC was served with various related lawsuits filed in the United States District Court for the District of Minnesota. These lawsuits were generally filed as purported class actions on behalf of persons or entities who purchased common stock or options to purchase common stock of CFC during alleged class periods that generally run from July 1995 to January 1998. One action (Florida State Board of Admin. v. Green Tree Financial Corp., et. al, Case No. 98-1162) was brought not on behalf of a class, but by the Florida State Board of Administration, which invests and reinvests retirement funds for the benefit of state employees. In addition to CFC, certain former officers and directors of CFC are named as defendants in one or more of the lawsuits. CFC and other defendants obtained an order consolidating the lawsuits seeking class action status into two actions, one of which pertains to a purported class of common stockholders (In re Green Tree Financial Corp. Stock Litig., Case No. 97-2666) and the other of which pertains to a purported class of stock option traders (In re Green Tree Financial Corp. Options Litig., Case No. 97-2679). Plaintiffs in the lawsuits assert claims under Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that CFC and the other defendants violated federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of CFC (particularly with respect to prepayment assumptions and performance of certain loan portfolios of CFC), which allegedly rendered CFC's financial statements false and misleading. On August 24, 1999, the United States District Court for the District of Minnesota issued an order dismissing with prejudice all claims alleged in the lawsuits. The plaintiffs subsequently appealed the decision to the U.S. Court of Appeals for the 8th Circuit. A three judge panel issued an opinion on October 25, 2001, reversing the United States District Court's dismissal order and remanding the actions to the United States District Court. The parties to these lawsuits have entered into a stipulation of settlement, which is subject only to review and approval by the court.

       CFC is a defendant in two arbitration proceedings in South Carolina (Lackey v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp. and Bazzle v. Green Tree Financial Corporation, n/k/a Conseco Finance Corp.) where the arbitrator, over CFC's objection, allowed the plaintiffs to pursue purported class action claims in arbitration. The two purported arbitration classes consist of South Carolina residents who obtained real estate secured credit from CFC's Manufactured Housing Division (Lackey) and Home Improvement Division (Bazzle) in the early and mid 1990s, and did not receive a South Carolina specific disclosure form relating to selection of attorneys and insurance agents in connection with the credit transactions. The arbitrator, in separate awards issued on July 24, 2000, awarded a total of $26.8 million in penalties and attorneys' fees. The awards were confirmed as judgments in both Lackey and Bazzle. These cases were consolidated into one case, and CFC appealed them to the South Carolina Supreme Court. Oral argument was heard on March 21, 2002. On August 26, 2002 the South Carolina Supreme Court affirmed the arbitration judgments, and CFC filed a petition for writ of certiorari with the U.S. Supreme Court on October 23, 2002. CFC's petition was granted in January 2003, and the U.S. Supreme Court will hear oral argument on April 22, 2003. CFC has posted appellate bonds, including $23 million of cash, for these cases. CFC intends to challenge the awards vigorously and believes that the arbitrator erred by, among other things, conducting class action arbitrations without the authority to do so. The ultimate outcome of this proceeding

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

cannot be predicted with certainty.

       Securities Litigation

       A total of forty-five suits were filed in 2000 against CNC in the United States District Court for the Southern District of Indiana. Nineteen of these cases were putative class actions on behalf of persons or entities that purchased CNC's common stock during alleged class periods that generally run from April 1999 through April 2000. Two cases were putative class actions on behalf of persons or entities that purchased CNC's bonds during the same alleged class periods. Three cases were putative class actions on behalf of persons or entities that purchased or sold option contracts, not issued by CNC, on CNC's common stock during the same alleged class periods. One case was a putative class action on behalf of persons or entities that purchased CNC's "FELINE PRIDES" convertible preferred stock instruments during the same alleged class periods. With four exceptions, in each of these twenty-five cases two former officers/directors of CNC were named as defendants. In each case, the plaintiffs asserted claims under Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs alleged that CNC and the individual defendants violated the federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of CFC (particularly with respect to performance of certain loan portfolios of CFC) which allegedly rendered CNC's financial statements false and misleading.

       Eleven of the cases in the United States District Court for the Southern District of Indiana were filed as purported class actions on behalf of persons or entities that purchased preferred securities issued by various Conseco Financing Trusts, including Conseco Financing Trust V, Conseco Financing Trust VI, and Conseco Financing Trust VII. Each of these complaints named as defendants CNC, the relevant trust (with two exceptions), two former officers/directors of CNC, and underwriters for the particular issuance (with one exception). One complaint also named an officer and all of CNC's directors at the time of issuance of the preferred securities by Conseco Financing Trust
VII. In each case, plaintiffs asserted claims under Section 11 and Section 15 of the Securities Act of 1933, and eight complaints also asserted claims under
Section 12(a)(2) of that Act. Two complaints also asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and one complaint also asserted a claim under Section 10(b) of that Act. In each case, plaintiffs alleged that the defendants violated the federal securities laws by, among other things, making false and misleading statements in Prospectuses and/or Registration Statements related to the issuance of preferred securities by the Trust involved regarding the current state and future prospects of CFC (particularly with respect to performance of certain loan portfolios of CFC) which allegedly rendered the disclosure documents false and misleading.

       All of the CNC securities cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned:
"In Re Conseco, Inc. Securities Litigation", Case number IP00-C585-Y/S (the "securities litigation"). An amended complaint was filed on January 12, 2001, which asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, with respect to common stock and various other securities issued by CNC and Conseco Financing Trust VII. The Company filed a motion to dismiss the amended complaint on April 27, 2001. On January 10, 2002, CNC entered into a Memorandum of Understanding (the "MOU") to settle the litigation for $120 million subject to court approval. Under the MOU, as amended on February 12, 2002, $106 million was required to be placed in escrow by March 8, 2002; the remaining $14 million was to be paid in two installments: $6 million by April 1, 2002, and $8 million by October 1, 2002 (all payments with interest from January 25, 2002). The $106 million due on March 8, 2002, was not paid, for reasons set forth in the following paragraph, and the MOU was terminated by the plaintiffs. On April 15, 2002, a new MOU was executed (the "April 15 MOU"). Pursuant to the April 15 MOU, $95 million was funded on April 25, 2002, with the remaining $25 million to await the outcome of the coverage litigation between CNC and certain of its directors' and officers' liability insurance carriers as described in the next paragraph. Court approval of the settlement was received on August 7, 2002.

       We maintained certain directors' and officers' liability insurance that was in force at the time the Indiana securities and derivative litigation (the derivative litigation is described below) was commenced and which, in our view, applies to the claims asserted in that litigation. The insurers denied coverage for those claims, so we commenced a lawsuit against them on June 13, 2001, in Marion County Circuit Court in Indianapolis, Indiana (Conseco, Inc., et al. v. National Union Fire Insurance Company of Pittsburgh, PA, Royal & SunAlliance, Westchester Fire Insurance Company, RLI Insurance Company, Greenwich Insurance Company and Certain Underwriters at Lloyd's of London, Case No. 49C010106CP001467) (the "coverage litigation") seeking, among other things, a judicial declaration that coverage for those claims exists. The primary insurance carrier, National Union Fire Insurance Co. of Pittsburgh, PA, has paid its full $10 million in policy proceeds toward the settlement of the securities litigation; in return, National Union has been released from the coverage litigation. The first excess insurance carrier, Royal & SunAlliance ("Royal"), has paid its full $15 million in policy proceeds toward the settlement, but reserved rights to continue to litigate coverage. Royal subsequently asserted counterclaims seeking repayment of the $15 million it previously provided to CNC as part of the

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

settlement. The second excess insurance carrier, Westchester Fire
Insurance Company, has paid its full $15 million in policy proceeds toward the settlement without a reservation of rights and has been released from the coverage litigation. The third excess insurance carrier, RLI Insurance Company ("RLI"), has paid its full $10 million in policy proceeds toward the settlement, but initially reserved rights to continue to litigate coverage. RLI has subsequently settled (for $50,000 paid by certain of the individual insureds as partial payment of RLI's attorneys' fees incurred in the coverage litigation), and RLI is no longer continuing to dispute coverage. The fourth excess insurance carrier, Greenwich Insurance Company ("Greenwich"), has paid its full $25 million in policy proceeds toward the settlement without a reservation of rights and has been released from the coverage litigation. The final excess carrier, Certain Underwriters at Lloyd's of London ("Lloyd's"), refused to pay or to escrow its $25 million in policy proceeds toward the settlement and is continuing to litigate coverage. Under the April 15 MOU, the settlement of the securities litigation will proceed notwithstanding the continuing coverage litigation between CNC, Royal and Lloyd's. Since the United States District Court for the Southern District of Indiana has approved the settlement of the securities litigation prior to resolution of the coverage litigation, $90 million plus accrued interest is available for distribution to the putative class. The remaining funds, with interest, will be distributed at the conclusion of the coverage litigation (or, in the case of the $25 million at issue in the litigation with Lloyd's, on December 31, 2005, if the litigation with Lloyd's has not been resolved by that date), with such funds coming either from Lloyd's (if CNC prevails in the coverage litigation) or from CNC (if CNC does not prevail). We intend to pursue our coverage rights vigorously. Because the directors' and officers' liability insurance that was in force at the time the litigation commenced provides for coverage of $100 million, CNC believes its exposure in the litigation should be $20 million (i.e., the excess of the $100 million in coverage). CNC believes that the insurance applies to the claims in the securities litigation and that the two insurers who are continuing to litigate the coverage issue were obligated to pay their policy limits to fund the settlement, as the other four carriers have done. We recorded $20 million as our best estimate of a probable loss in 2001. Such amount has been placed in escrow. We also previously established the estimated remaining liability of $40 million and a claim receivable of $40 million. Such amount includes: (i) $15 million related to Royal who paid its portion of the settlement into a fund but reserved its rights to continue to litigate coverage (which litigation is proceeding); and (ii) $25 million related to Lloyd's who has refused to pay. Following the filing of our Chapter 11 Case, the trial court granted Lloyd's motion to dismiss our lawsuit resulting in our decision to establish an allowance for the entire $40 million claim receivable CNC believes is due from Royal and Lloyd's. We intend to appeal the decision to dismiss in part because we believe the decision violates the stay in the Chapter 11 Case. CNC believes that the coverage litigation should result in a determination that the insurer that paid under a reservation of rights has no right to recoup the payment that it made, and that the insurer that refused to pay is obligated to do so under its policy. We believe the latter insurer should pay its portion of the coverage once such determination is made. The ultimate outcome cannot be predicted with certainty. CNC is also pursuing settlement discussions with Royal and Lloyd's. In the event that CNC does not reach settlement and does not prevail in the coverage litigation, it will seek to subordinate the securities plaintiffs' claims under section 510 of the Bankruptcy Code, or disallow such claims under sections 502(d) and 547 of the Bankruptcy Code, in which case CNC may not be required to pay the portion of the settlement not covered by its directors' and officers' liability insurance. CNC has asked the Bankruptcy Court to stay the Indiana state court action, and the Bankruptcy Court is scheduled to hear that motion on May 19, 2003.

       Since we announced our intention to restructure our capital on August 9, 2002, a total of eight purported securities fraud class action lawsuits have been filed in the United States District Court for the Southern District of Indiana. The complaints name CNC as a defendant, along with certain current and former officers of CNC. These lawsuits were filed on behalf of persons or entities who purchased CNC's common stock on various dates between October 24, 2001 and August 9, 2002. In each case Plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and allege material omissions and dissemination of materially misleading statements regarding, among other things, the liquidity of CNC and alleged problems in CFC's manufactured housing division, allegedly resulting in the artificial inflation of CNC's stock price. Plaintiffs in one of these lawsuits have filed an uncontested consolidation and lead plaintiff motion, which, if granted, would result in the consolidation of these eight cases into one. On March 13, 2003, all of these cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned "Franz Schleicher, et al. v. Conseco, Inc., et al.," File No. 02-CV-1332 DFH-TAB. CNC believes these lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty. CNC has filed an adversary proceeding to extend the automatic stay provided for by the Bankruptcy Code to this litigation as it pertains to current and former officers and directors of CNC.

       In October 2002, Roderick Russell, on behalf of himself and a class of persons similarly situated, and on behalf of the ConsecoSave Plan filed an action in the United States District Court for the Southern District of Indiana against CNC, Conseco Services LLC and certain current and former officers of CNC (Roderick Russell, et al. v Conseco, Inc., et al., Case No. 1:02-CV-1639 LJM). The purported class action consists of all individuals whose 401(k) accounts held common stock of CNC at any time from April 28, 1999 through the present. The complaint alleges, among other things, breaches of fiduciary duties under ERISA by continuing to permit employees to invest in CNC's common stock without full disclosure of the Company's true financial condition. CNC believes the lawsuit is without merit and intends to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty. CNC has filed an adversary proceeding to extend the automatic stay provided for by the Bankruptcy Code to this litigation as it pertains to current and former officers and directors of CNC.

       Derivative Litigation

       Nine shareholder derivative suits were filed in 2000 in the United States District Court for the Southern District of Indiana. The complaints named as defendants the current directors, certain former directors, certain non-director officers of CNC (in one case), and, alleging aiding and abetting liability, certain banks that allegedly made loans in relation to CNC's "Stock Purchase Plan" (in three cases). CNC is also named as a nominal defendant in each complaint. Plaintiffs allege that the defendants breached their fiduciary duties by, among other things, intentionally disseminating false and misleading statements concerning the acquisition, performance and proposed sale of CFC, and engaged in corporate waste by causing CNC to guarantee loans that certain officers, directors and key employees of CNC used to purchase stock under the Stock Purchase Plan. These cases have now been consolidated into one case in the United States District Court for the Southern District of Indiana, captioned:
"In Re Conseco, Inc. Derivative Litigation", Case Number IP00655-C-Y/S. An amended complaint was filed on April 12, 2001, making generally the same allegations and allegations of violation of the Federal Reserve Board's margin rules. Three similar cases have been filed in the Hamilton County Superior Court in Indiana. Schweitzer v. Hilbert, et al., Case No. 29D01-0004CP251; Evans v. Hilbert, et al., Case No. 29D01-0005CP308 (both Schweitzer and Evans name as defendants certain non-director officers); Gintel v. Hilbert, et al., Case No. 29003-0006CP393 (naming as defendants, and alleging aiding and abetting liability as to, banks that allegedly made loans in relation to the Stock Purchase Plan). CNC believes that these lawsuits are without merit and intends to defend them vigorously. The cases filed in Hamilton County have been stayed pending resolution of the derivative suits filed in the United States District Court. CNC asserts that these lawsuits are assets of the estate pursuant to section 541(a) of the Bankruptcy Code and does not currently intend to pursue them postpetition because they are meritless. The ultimate outcome of these lawsuits cannot be predicted with certainty.

       Other Litigation

       On January 15, 2002, Carmel Fifth, LLC ("Carmel"), an indirect, wholly-owned subsidiary of CNC, exercised its rights to require 767 Manager, LLC ("Manager"), an affiliate of Donald J. Trump, to elect within 60 days, either to acquire Carmel's interests in 767 LLC for $499.4 million, or to sell its interests in 767 LLC to Carmel for $15.6 million (the "Buy/Sell Right"). Such rights were exercised pursuant to the Limited Liability Company Agreement of 767 LLC. 767 LLC is a Delaware limited liability company that indirectly owns the General Motors Building, a 50-story office building in New York, New York (the "GM Building"). 767 LLC is owned by Carmel and Manager. On February 6, 2002, Mr. Trump commenced a civil action against CNC, Carmel and 767 LLC in New York State Supreme Court, entitled Donald J. Trump v. Conseco, Inc., et al. (the "State Court Action"). Plaintiff claims that CNC and Carmel breached an agreement, dated July 3, 2001, to sell Carmel's interests to plaintiff for $295 million on or before September 15, 2001 (the "July 3rd Agreement"). Specifically, plaintiff claims that CNC and Carmel improperly refused to accept a reasonable guaranty of plaintiff's payment obligations, refused to complete the sale of Carmel's interest before the September 15, 2001 deadline, repudiated an oral promise to extend the September 15 deadline indefinitely and repudiated the July 3rd Agreement by exercising Carmel's Buy/Sell Right. Plaintiff asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, promissory estoppel, unjust enrichment and breach of fiduciary duty. Plaintiff is seeking compensatory and punitive damages of approximately $1 billion and declaratory and injunctive relief blocking Carmel's Buy/Sell Right. On March 25, 2002, Carmel filed a Demand for Arbitration and Petition and Statement of Claim with the American Arbitration Association ("AAA") to have the issues relating to the Buy/Sell Right resolved by arbitration (the "Arbitration"). Manager and Mr. Trump requested the New York State Supreme Court to stay that arbitration, but the Court denied Manager's and Trump's request on May 2, 2002, allowing the arbitration to proceed. In addition, CNC and Carmel filed a Motion to Dismiss Mr. Trump's lawsuit on March 25, 2002. By Stipulation and Order, dated June 14, 2002, the State Court Action was stayed, pending resolution of the Arbitration. CNC plans to vigorously pursue its options to compel prompt resolution of this dispute. CNC believes that Mr. Trump's lawsuit is without merit and intends to vigorously pursue its own rights to acquire the GM Building. The ultimate outcome cannot be predicted with certainty. On February 21, 2003, the Trump entities filed a proof of claim asserting a general unsecured claim of $1 billion against CNC. On March 3, 2003, CNC and Carmel Fifth initiated an adversary proceeding against the Trump entities. CNC and Carmel Fifth's adversary complaint seeks declaratory and injunctive relief against the Trump entities. CNC and Carmel Fifth's adversary action requests that the court find (1) that the July 3rd Agreement terminated due to Trump's failure to comply with the terms of that agreement, and (2) that the Trump entities are required to convey their interest in 767 LLC to Carmel Fifth pursuant to Carmel Fifth's rights under the LLC Agreement. On March 5, 2003, CNC and Carmel Fifth, in the adversary proceeding, filed an emergency motion for preliminary injunction and an emergency motion for expedited hearing. Through those motions, CNC and Carmel Fifth sought: an accelerated schedule for resolution of their claims against the Trump entities, removal of Mr. Trump from management of the GM Building, and

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

an order restraining Mr. Trump and the Trump entities from interference with CNC and Carmel Fifth's efforts to market the GM Building. The Bankruptcy Court has assumed jurisdiction of the matters related to the July 3rd Agreement and has denied jurisdiction with respect to Carmel Fifth's rights under the LLC Agreement and ordered that the arbitration of the LLC Agreement matters be completed or nearly completed by May 19, 2003. After such time, the Bankruptcy Court will set the July 3rd Agreement matters for trial. In connection with the Bankruptcy Court's ruling on the jurisdictional issues, the parties stipulated that they would appear before the Bankruptcy Court to provide updates with respect to the pending arbitration in order to keep the arbitration process on schedule for resolution or near resolution by May 19, 2003. The Court also ordered the Trump entities to stipulate that they would take no actions that would delay completion or near completion of arbitration by May 19, 2003.

       On June 24, 2002, the heirs of a former officer, Lawrence Inlow, commenced an action against CNC, Conseco Services, LLC, and two former officers in the Boone Circuit Court (Inlow et al. v. Conseco, Inc., et al., Cause No. 06C01-0206-CT-244). The heirs assert that unvested options to purchase 756,248 shares of CNC common stock should have been vested at Mr. Inlow's death. The heirs further claim that if such options had been vested, they would have been exercised, and that the resulting shares of common stock would have been sold for a gain of approximately $30 million based upon a stock price of $58.125 per share, the highest stock price during the alleged exercise period of the options. CNC believes the heirs' claims are without merit and will defend the action vigorously. The maximum exposure to the Company for this lawsuit is estimated to be $33 million. The ultimate outcome cannot be predicted with certainty.

       CNC is also a party to litigation related to the death of Lawrence Inlow with the manufacturer of a corporate helicopter and other parties. This litigation was consolidated in the United States District Court for the Southern District of Indiana (In re: Inlow Accident Litigation, Cause No. IP99-0830-C-H/G) and is currently on appeal to the Seventh Circuit Court of Appeals. The maximum exposure for this litigation is estimated to be $25 million, although CNC believes that the claims against it are without merit. The ultimate outcome cannot be predicted with certainty. CNC is also party to litigation with Associated Aviation Underwriters, Inc. in Hamilton County Superior Court (Associated Aviation Underwriters, Inc. v. Conseco Inc., et al, Cause No. 29C01-9909-CP588) relating to Associated Aviation Underwriters' obligation to defend and/or indemnify CNC in the aforementioned litigation. If CNC prevails in this lawsuit, Associated Underwriters may be obligated to indemnify CNC for all or part of its liability in the aforementioned litigation. This litigation has been stayed until final judgments are rendered in the former litigation.

       In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits and arbitrations (including purported class actions) related to their operations. These actions include one action brought by the Texas Attorney General regarding long-term care policies, two purported nationwide class actions involving claims related to "vanishing premiums," and two purported nationwide class actions involving claims related to "modal premiums" (the alleged imposition and collection of insurance premium surcharges in excess of stated annual premiums. The ultimate outcome of all of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and, although such lawsuits are not expected individually to have a material adverse effect on the Company, such lawsuits could have, in the aggregate, a material adverse effect on the Company's consolidated financial condition, cash flows or results of operations.

       Other Proceedings

       The Company has been notified that the staff of the SEC has obtained a formal order of investigation in connection with an inquiry that relates to events in and before the spring of 2000, including CFC's accounting for its interest-only securities and servicing rights. These issues were among those addressed in the Company's write-down and restatement in the spring of 2000, and were the subject of shareholder class action litigation, which has recently been settled as described above. The Company is cooperating with the SEC staff in this matter.

       The Company has been notified that the Alabama Securities Commission is examining the Company's 1998 Directors/Officers & Key Employees Stock Purchase Program and the 2000 Employee Stock Purchase Program Work-Down Plan. The Company is cooperating with the Commission's staff in this matter.

       Guaranty Fund Assessments

       The balance sheet at December 31, 2002, includes: (i) accruals of $11.5 million, representing our estimate of all known assessments that will be levied against the Company's insurance subsidiaries by various state guaranty associations based on premiums written through December 31, 2002; and (ii) receivables of $7.5 million that we estimate will be recovered through a reduction in future premium taxes as a result of such assessments. At December 31, 2001, such guaranty fund assessment related accruals were $18.7

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

million and such receivables were $8.0 million. These estimates are subject to change when the associations determine more precisely the losses that have occurred and how such losses will be allocated among the insurance companies. We recognized expense (benefit) for such assessments of $(1.7) million in 2002, $6.5 million in 2001 and $7.6 million in 2000.

       Guarantees

       We have guaranteed D&O loans totaling $481.3 million. As previously described, Conseco has defaulted on certain notes, which has resulted in the immediate maturity of the D&O loans through cross-acceleration and cross-default provisions contained in the governing instruments. The proceeds of the bank loans were used by the participants to purchase approximately 18.0 million shares of Conseco common stock in open market or negotiated transactions with independent parties. Such shares have been held by the D&O lenders as collateral for the loans. In addition, Conseco has provided loans to participants for interest on the D&O loans totaling $179.2 million.

       The Company is exploring a number of alternatives to reduce the balance of certain participants' D&O loans. The plan currently being considered would reduce the D&O loan balance of certain participants who collectively owe less than 10 percent of the entire amount due under the stock purchase program. Conseco also granted a security interest in most of its assets in conjunction with the guarantee of a portion of the bank loans. In 2002, 2001, and 2000, we established a noncash provision in connection with these guarantees and loans of $240.0 million, $169.6 million and $231.5 million, respectively. Such provision is included as a component of the provision for losses. At December 31, 2002, the reserve for losses on the loan guarantees and on the loans held by Conseco totaled $660.0 million. During 2002, Conseco purchased $55.5 million of loans from the banks utilizing cash held in a segregated cash account as collateral for our guarantee of the bank loans (including accrued interest, the balance on these loans was $56.7 million at December 31, 2002). At December 31, 2002, the guaranteed bank loans and interest loans exceeded the value of the collateral held and the reserve for losses by approximately $50 million. All participants have agreed to indemnify Conseco for any loss incurred on their loans. We regularly evaluate these guarantees and loans in light of the collateral and the creditworthiness of the participants.

     CIHC is the guarantor of an aggregate principal amount of $125 million with respect to CFC's residual and warehouse lines of credit with Lehman Brothers, Inc. and its affiliates ("Lehman"). Such facilities are collectively referred to as the "CFC Lehman Facilities". In addition, CIHC is the guarantor of: (i) the term portion of the Secured Super-Priority Debtor in Possession Credit Agreement, dated as of December 19, 2002, among CFC, various subsidiaries of CFC, CIHC and FPS DIP, LLC (the "FPS DIP"); and (ii) a cash management facility with U.S. Bank National Association (the "U.S. Bank Facility"). The term portion of the FPS DIP provides for funding in a maximum aggregate amount of $60 million and is fully drawn. The guarantee obligations of CIHC under the FPS DIP and the U.S. Bank Facility are limited to an aggregate of $125 million. The December 31, 2002 balances outstanding on the CFC Lehman Facilities and CFC's debtor-in-possession facility are included in the caption "Liabilities of discontinued operations" in the liability section of the consolidated balance sheet. Also, see the note to the consolidated financial statement entitled "Financial Information Regarding CFC." Assuming the sale of CFC's assets is completed and CFC receives the proceeds from the sale of such assets as contemplated by the CFN and GE transactions, Conseco believes the proceeds will be sufficient to satisfy CFC's obligations pursuant to the Lehman and CFC's debtor-in-possession facility and all claims senior to such facilities. CFC's unsecured creditors have indicated that they intend to challenge Lehman's security position and otherwise attempt to prevent Lehman from being paid in full out of the proceeds from the sale of CFC's assets. If Lehman were not paid in full from the proceeds, Lehman would likely pursue its claim on the CIHC guarantee which, if successful, could impact the ability of the Debtors to complete their proposed Plan.

       In accordance with the terms of the Company's former Chief Executive Officer's employment agreement, Bankers Life & Casualty Company, a wholly-owned subsidiary of the Company, is the guarantor of the former executive's nonqualified supplemental retirement benefit. The liability for such benefit at December 31, 2002 was $14.8 million and is included in the caption "Other liabilities" in the liability section of the consolidated balance sheet.

       Trust Preferred Securities

       Certain wholly-owned subsidiary trusts have issued preferred securities in public offerings. The trusts used the proceeds from these offerings to purchase subordinated debentures from Conseco. The terms of the preferred securities parallel the terms of the debentures, which account for substantially all trust assets. The preferred securities are to be redeemed on a pro rata basis, to the same extent as the debentures are repaid. Under certain circumstances involving a change in law or legal interpretation, the debentures may be distributed to the holders of the preferred securities. Our obligations under the debentures and related agreements, taken together, provide a full and unconditional guarantee of payments due on the preferred securities. The debentures issued to the subsidiary trusts

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

and the common securities purchased by Conseco from the subsidiary trusts are eliminated in the consolidated financial statements.

       On February 16, 2001, the trust preferred securities component of the FELINE PRIDES were retained by the Company (and subsequently retired) as payment under the stock purchase contract in accordance with their terms and, as a result, we issued 11.4 million shares of Conseco common stock to the holders of the FELINE PRIDES. The $496.6 million carrying value of the FELINE PRIDES that were retired (and used for payment pursuant to the stock purchase contracts) was transferred from minority interest to common stock and additional paid-in capital.

       In April 2000, the Company and the holder of the Redeemable Hybrid Income Overnight Shares ("RHINOS") issued in 1999 agreed to the repurchase by the Company of the RHINOS at their $250 million par value. The Company recognized an extraordinary loss of $3.3 million (net of income taxes of $1.8 million) in the second quarter of 2000 related to the redemption.

       Trust Preferred Securities at December 31, 2002, were as follows:

                                                        Year                  Carrying   Distribution     Earliest/mandatory
                                                       issued     Par value     value       rate           redemption dates
                                                       ------     ---------     -----       ----           ----------------
                                                                    (Dollars in millions)

Trust Originated Preferred Securities................   1999     $   300.0     $  296.5       9.44%         2004/2029 (b)
Trust Originated Preferred Securities ...............   1998         500.0        496.9       8.70          2003/2028 (b)
Trust Originated Preferred Securities................   1998         230.0        228.1       9.00          2003/2028 (b)
Capital Securities (a)...............................   1997         300.0        300.0       8.80               2027
Trust Originated Preferred Securities................   1996         275.0        275.0       9.16          2001/2026 (b)
Capital Trust Pass-through Securities (a)............   1996         325.0        325.0       8.70               2026
                                                                 ---------     --------

                                                                 $ 1,930.0     $1,921.5
                                                                 =========     ========

---------------
   (a) These securities may be redeemed anytime at: (i) the principal balance; plus (ii) a premium equal to the excess, if any, of the sum of the discounted present value of the remaining scheduled payments of principal and interest using a current market interest rate over the principal amount of securities to be redeemed.

   (b) The mandatory redemption dates of these securities may be extended for up to 19 years.

       So long as no event of default under the debentures has occurred and is continuing, Conseco has the right to defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date of the subordinated debentures. If Conseco defers interest payments on the subordinated debentures, the trust will also defer distributions on the Trust Preferred Securities. During the deferral period, distributions continue to accumulate on the par amount plus any unpaid distributions at the stated distribution rate. Since the third quarter of 2002, Conseco has not paid certain interest and principal payments on its notes payable which resulted in defaults with respect to the Trust Preferred Securities through cross-default provisions.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Reclassification Adjustments Included in Comprehensive Income

       The changes in unrealized appreciation (depreciation) included in comprehensive income are net of reclassification adjustments for after-tax net gains (losses) from the sale of investments included in net income (loss) of approximately $545 million, $240 million and $220 million for the years ended December 31, 2002, 2001 and 2000, respectively.

       Sale of Interest in Riverboat

       In the first quarter of 2001, the Company sold its 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million. We recognized a net gain on the sale of $192.4 million.

       10. SPECIAL CHARGES

       2002

       The following table summarizes the special charges incurred by the Company during 2002, which are further described in the paragraphs which follow (dollars in millions):

     Loss related to reinsurance transactions and businesses sold to raise cash.....        $47.5
     Costs related to debt modification and refinancing transactions................         17.7
     Other items....................................................................         31.3
                                                                                            -----

         Special charges before income tax benefit..................................        $96.5
                                                                                            =====

       Loss related to reinsurance transactions and businesses sold to raise cash

       We completed various asset sales and reinsurance transactions to raise cash which resulted in net losses of $47.5 million in 2002. Such amounts included: (i) a loss of $39.0 million related to the reinsurance of a portion of our life insurance business; (ii) a loss of $20.0 million associated with the sale of Exl; partially offset by (iii) asset sales resulting in a net gain of $11.5 million.

       Costs related to debt modification and refinancing transactions

       In conjunction with the various modifications to borrowing arrangements (including the debt exchange offer completed in April 2002), we incurred costs of $17.7 million in 2002 which are not permitted to be deferred pursuant to GAAP.

       Other items

       Other items include expenses incurred: (i) as a result of the termination of our chief financial officer; (ii) in conjunction with the transfer of certain customer service and backroom operations to our India subsidiary; (iii) for severance benefits; and (iv) for other items which are not individually significant. The Company sold its India subsidiary in the fourth quarter of 2002 and has significantly reduced the customer service and backroom operations conducted there.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       2001

       The following table summarizes the special charges incurred by the Company during 2001, which are further described in the paragraphs which follow (dollars in millions):

Organizational restructuring:
   Severance benefits....................................................................     $12.4
   Office closings and sale of artwork...................................................       7.9
   Transfer of certain customer service and backroom operations to our
     India subsidiary....................................................................      10.6
Amounts related to disputed reinsurance balances.........................................       8.5
Litigation expenses......................................................................      23.8
Other items..............................................................................      17.2
                                                                                              -----

   Special charges before income tax benefit.............................................     $80.4
                                                                                              =====

       Severance benefits

       During 2001, Conseco undertook several restructuring actions in an effort to improve the Company's operations and profitability. The planned changes included moving a significant number of jobs to India. Pursuant to GAAP, the Company is required to recognize the costs associated with most restructuring activities as the costs are incurred. However, costs associated with severance benefits are required to be recognized when the costs are: (i) attributable to employees' services that have already been rendered; (ii) relate to obligations that accumulate; and (iii) are probable and can be reasonably estimated. Since the severance costs associated with our planned activities met these requirements, we recognized a charge of $12.4 million in 2001.

       Office closings and sale of artwork

       In conjunction with our restructuring activities, we closed certain offices, which resulted in the abandonment of certain leasehold improvements. Further, certain antiques and artwork, formerly displayed in the Company's executive offices were sold. We recognized losses of $7.9 million related to these actions in 2001.

       Amounts related to disputed reinsurance balances

       During 2001, we discontinued marketing certain medical insurance products. Several reinsurers who assumed most of the risks associated with these products disputed the reinsurance receivables due to us. We established an allowance of $8.5 million for disputed balances that were ultimately written off due to their uncollectibility.

       Litigation expenses

       Litigation expenses primarily include the cost and proposed settlement related to our securities litigation class action lawsuit. Such lawsuit is further discussed in the note to the consolidated financial statements entitled "Other Disclosures".

       Other items

       Other items include expenses incurred: (i) for consulting fees with respect to services provided related to various debt and organizational restructuring transactions; (ii) pursuant to the terms of the employment agreement for our chief executive officer; and (iii) for other items which are not individually significant.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       2000

       The Company incurred significant special charges during 2000, primarily related to the restructuring of our debt, asset sales to raise cash and payments made pursuant to employment contracts. The following table summarizes the special charges, which are further described in the paragraphs which follow (dollars in millions):

Advisory and professional fees related to debt restructuring................     $  9.9
Restructuring of finance business:
     Loss on sale of asset-based loans......................................       15.2
     Loss on sale of subprime automobile business...........................       71.6
     Advisory fees paid to Lehman and other investment banks................       44.0

Executive contracts:
     Executive termination payment .........................................       72.5
     Chief Executive Officer signing payment................................       45.0
     Warrants issued to General Electric Company............................       21.0

Other items.................................................................       25.8
                                                                                 ------

         Special charges before income tax benefit..........................     $305.0
                                                                                 ======

       Advisory and professional fees related to debt restructuring

       During 2000, we incurred $9.9 million of non-deferrable advisory and professional fees primarily related to the restructuring of our bank credit facilities.

       Loss on sale of asset-based loans

       During the third quarter of 2000, we sold asset-based loans with a carrying value of $63.9 million in whole loan sale transactions. We recognized a loss of $15.2 million on these sales.

       Loss on sale of subprime automobile business

       During the second quarter of 2000, we sold all of the finance receivables of our subprime automobile financing and servicing companies and terminated their operations. We recognized a net loss on these sales of $71.6 million.

       Advisory fees paid to Lehman and other investment banks

       We paid Lehman $20.0 million in fees for its efforts to form an investor group to purchase Conseco Finance. In addition, the Company paid other investment banks and financial institutions $24.0 million in advisory fees related to the potential sale of Conseco Finance and consultation regarding various other transactions.

       Executive Terminations

       On April 28, 2000, Conseco and Stephen C. Hilbert, the Company's former Chairman and Chief Executive Officer, entered into an agreement pursuant to which Mr. Hilbert's employment was terminated. As contemplated by the terms of his employment agreement, Mr. Hilbert received: (i) $72.5 million (prior to required withholdings for taxes), an amount equal to five times his salary and the non-discretionary bonus amount (as defined in his employment agreement) for 2000; less (ii) the amount due under a secured loan of $23 million, plus accrued interest, made to Mr. Hilbert on April 6, 2000. Mr. Hilbert also received the bonus of $3,375,000 payable under his employment agreement for the first quarter of 2000. Conseco agreed to continue to treat Mr. Hilbert as though he were an employee/participant for purposes of the guaranteed bank loans and the loans for interest on such loans pursuant to the stock purchase program. Conseco also entered into a consulting agreement with Mr. Hilbert pursuant to which Mr. Hilbert agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Mr. Hilbert also agreed not to compete with Conseco during the term of the consulting agreement. On April 27, 2000, Mr. Hilbert was granted options to purchase an aggregate of 2,000,000 shares of Conseco common stock at a price of $5.75 per share (the average of the high and low sales prices on the New York Stock Exchange on such date). The options expire on April 26, 2003.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       On April 28, 2000, Conseco and Rollin M. Dick, the Company's former Chief Financial Officer, entered into an agreement pursuant to which Mr. Dick's employment was terminated. As contemplated by the terms of his employment agreement, Conseco agreed to pay Mr. Dick his salary of $250,000 per year through December 31, 2001, and he also received the bonus of $187,500 payable under his employment agreement for the first quarter of 2000. Conseco also agreed to continue to treat Mr. Dick as though he were an employee/participant for purposes of the guaranteed bank loans and the loans for interest on such loans pursuant to the stock purchase program. Conseco also entered into a consulting agreement with Mr. Dick pursuant to which Mr. Dick agreed to provide consulting services up to an average of 25 hours per month for a period of three years. Mr. Dick also agreed not to compete with Conseco during the term of the consulting agreement. On April 27, 2000, Mr. Dick was granted options to purchase an aggregate of 600,000 shares of Conseco common stock at a price of $5.75 per share. The options expire on April 26, 2003.

       Executive Hiring

       On June 28, 2000, the Company hired Gary C. Wendt as its Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Wendt received a payment of $45 million (prior to required withholdings for taxes) and was granted options to purchase an aggregate of 10,000,000 shares of Conseco common stock at a price of $5.875 per share (the average of the high and low sales price on the New York Stock Exchange on the date on which the substantial terms of Mr. Wendt's employment were agreed to). The options vest over five years and expire on June 28, 2010. The Company also issued 3,200,000 shares of restricted stock to Mr. Wendt. The restrictions on the stock lapse if Mr. Wendt remains employed by Conseco through June 30, 2002, or upon a "change in control" of the Company. The value of the restricted shares ($18.8 million) was recognized as an expense to the Company over the two year period ending June 30, 2002. In 2002, Mr. Wendt's restricted stock agreement was amended to extend the date that the restrictions on the stock would lapse. Prior to the date that the restrictions would lapse, Mr. Wendt resigned his position of Chief Executive Officer (although he remains Chairman of the Board of Conseco) and the shares were canceled. Mr. Wendt is also being provided certain supplemental retirement, insurance and other benefits under the terms of his employment agreement.

       In conjunction with Mr. Wendt's hiring and his release from noncompete provisions of a prior agreement, the Company issued a warrant to a subsidiary of General Electric Company to purchase 10,500,000 shares of Conseco common stock at a purchase price of $5.75 per share. The estimated value of the warrant ($21.0 million) was recognized as a special charge.

       11. SHAREHOLDERS' EQUITY:

       We are authorized to issue up to 20 million shares of preferred stock. On December 15, 1999, we issued $500.0 million (2.6 million shares) of Series F Preferred Stock to Thomas H. Lee Company and affiliated investors. The Series F Preferred Stock is convertible into Conseco common stock at a common equivalent rate of $19.25 per share. The Series F Preferred Stock pays a 4 percent dividend, of which an amount at least equal to the common dividend will be payable in cash, and the remainder may be paid in additional Series F shares valued at a common equivalent rate of $19.25 per share. In September 2000, we suspended the payment of common stock dividends and, as a result, all dividend payments since that date have been paid in additional Series F shares (the carrying value of such additional shares is determined based on the fair value of the equivalent number of Conseco common shares that such shares are convertible into as of the date the dividend is paid). The Series F Preferred Stock ranks senior to the common stock outstanding and has a liquidation preference of $192.50 per share plus all declared and unpaid dividends.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Changes in the number of shares of common stock outstanding during the years ended December 31, 2002, 2001 and 2000 were as follows:

                                                                                       2002           2001          2000
                                                                                       ----           ----          ----
                                                                                              (Shares in thousands)

Balance, beginning of year..........................................................   344,743       325,318       327,679
    Stock options exercised.........................................................         6           432            95
    Stock warrants exercised........................................................         -         3,327             -
    Shares issued in conjunction with the acquisition of Exl........................         -         3,411             -
    Shares issued pursuant to stock purchase contracts related to the
       FELINE PRIDES................................................................         -        11,351             -
    Shares issued under employee benefit compensation plans.........................     1,258           904         1,791
    Settlement of forward contract and common stock acquired........................         -             -        (4,247)
                                                                                       -------       -------       -------

Balance, end of year................................................................   346,007       344,743       325,318
                                                                                       =======       =======       =======

       In February 2001, the Company issued 11.4 million shares of Conseco common stock pursuant to stock purchase contracts related to the FELINE PRIDES. This transaction is discussed in further detail in the note to the consolidated financial statements entitled "Other Disclosures".

       Dividends declared on common stock for 2000, were $.10 per common share. No dividends were declared in 2002 or 2001.

       During 1999, we sold 3.6 million shares of our common stock to an unaffiliated party (the "Buyer"). Simultaneous with the issuance of the common stock, we entered into a forward transaction with the Buyer to be settled at $29.0625 per share in a method of our choosing (i.e., cash settlement, transfer of net shares to or from the Buyer, or transfer of net cash to or from the Buyer). We settled the contract in March 2000 by repurchasing 3.6 million shares held by the Buyer.

       Conseco's 1994 Stock and Incentive Plan authorizes the granting of options to employees and directors of the Company to purchase up to 24 million shares of Conseco common stock at a price not less than its market value on the date the option is granted. In 1997, the Company adopted the 1997 Non-qualified Stock Option Plan, which authorizes the granting of non-qualified options to employees of the Company to purchase shares of Conseco common stock. The aggregate number of shares of common stock for which options may be granted under the 1997 plan, when added to all outstanding, unexpired options under the Company's employee benefit plans, shall not exceed 20 percent of the total of shares of common stock outstanding plus the number of shares issuable upon conversion of any outstanding convertible security on the date of grant (calculated in the manner set forth in the 1997 plan). The options may become exercisable immediately or over a period of time. The 1994 plan also permits granting of restricted stock, stock appreciation rights and certain other awards.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       A summary of the Company's stock option activity and related information for the years ended December 31, 2002, 2001 and 2000, is presented below (shares in thousands):

                                                   2002                       2001                      2000
                                          -----------------------    ---------------------    ----------------------
                                                        Weighted                  Weighted                  Weighted
                                                         average                   average                   average
                                                        exercise                  exercise                  exercise
                                          Shares          price      Shares         price      Shares         price
                                          ------          -----      ------         -----      ------         -----

Outstanding at the beginning of year....   40,292        $15.01      36,107       $18.38        33,750         $32.15

Options granted.........................    2,572          3.57       8,609         6.32        18,404           7.10

Exercised...............................       (6)         1.51        (432)        9.88           (95)          8.15
Forfeited or terminated.................  (19,338)        12.35      (3,992)       27.27       (15,952)         34.56
                                          -------                    ------                    -------

Outstanding at the end of the year......   23,520         15.95      40,292        15.01        36,107          18.38
                                          =======                    ======                    =======

Options exercisable at year-end.........   13,593                    13,591                     13,905
                                          =======                    ======                    =======

Available for future grant..............   52,668                    34,903                     34,853
                                          =======                    ======                    =======


       The following table summarizes information about stock options outstanding at December 31, 2002 (shares in thousands):

                                                      Options outstanding                 Options exercisable
                                            ----------------------------------------    ------------------------
                                                            Weighted        Weighted                    Weighted
                                                             average         average                     average
Range of                                      Number        remaining       exercise      Number        exercise
exercise prices                             outstanding  life (in years)      price     exercisable       price
---------------                             -----------  ---------------      -----     -----------       -----
$   1.51 -   4.24...................           6,781            8.9          $ 3.70       1,432           $ 3.61
    5.75 -   8.87...................           3,587            2.3            6.20       2,852             5.92
    9.19 -  14.73...................           3,520            4.7           11.41       1,659            13.49
   15.03 -  16.57...................             162            6.4           15.25          73            15.43
   17.63 -  26.19...................           3,510            5.5           22.67       2,668            22.83
   27.19 -  30.41...................           1,606           10.5           30.11         963            29.92
   30.81 -  45.44...................           3,964            3.5           34.72       3,700            34.88
   46.71 -  51.28...................             390            5.3           50.51         246            50.44
                                              ------                                     ------

                                              23,520                                     13,593
                                              ======                                     ======

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. Since the amount an employee must pay to acquire the stock is equal to the market price of the stock on the grant date, no compensation cost has been recognized for our stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards granted after January 1, 1995, consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's pro forma net income (loss) and pro forma earnings (loss) per share for the years ended December 31, 2002, 2001 and 2000 would have been as follows:

                                                    2002                        2001                         2000
                                         -------------------------   -------------------------     ------------------------
                                         As reported     Pro forma   As reported     Pro forma     As reported    Pro forma
                                         -----------     ---------   -----------     ---------     -----------    ---------
                                                            (Dollars in millions, except per share amounts)

Net loss..............................  $(7,835.7)     $(7,848.1)      $(405.9)       $(434.1)      $(1,191.2)    $(1,218.3)
Basic loss per share..................     (22.67)        (22.70)        (1.24)         (1.32)          (3.69)        (3.77)
Diluted loss per share................     (22.67)        (22.70)        (1.24)         (1.32)          (3.69)        (3.77)

       We estimated the fair value of each option grant used to determine the pro forma amounts summarized above using the Black-Scholes option valuation model with the following weighted average assumptions for 2002, 2001 and 2000:

                                                     2002 Grants               2001 Grants             2000 Grants
                                                     -----------               -----------             -----------
Weighted average risk-free interest rates......           4.7%                    4.8%                     6.3%
Weighted average dividend yields...............           0.0%                    0.0%                     2.4%
Volatility factors.............................            40%                     40%                      40%
Weighted average expected life.................      6.4 years               6.4 years                6.1 years
Weighted average fair value per share..........          $1.73                   $3.04                    $2.84

       At December 31, 2002, a total of 115 million shares of common stock were reserved for issuance under stock options, stock bonus and deferred compensation plans, Series F Preferred Stock, warrants to buy 700,000 shares of Conseco common stock for $19.71 per share at anytime through September 29, 2006 and warrants to buy 5,250,000 shares of Conseco common stock for $5.75 at any time through June 2005.

       At December 31, 2002, a total of 50,000 shares of restricted common shares issued pursuant to employment agreements were outstanding. The restrictions on such shares will expire in September 2004.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       A reconciliation of net income (loss) and shares used to calculate basic and diluted earnings per share is as follows:


                                                                                 2002          2001           2000
                                                                                 ----          ----           ----
                                                                           (Dollars in millions and shares in thousands)
Net loss:
   Net loss............................................................      $(7,835.7)      $(405.9)       $(1,191.2)
   Preferred stock dividends...........................................            2.1          12.8             11.0
                                                                             ---------       -------        ---------

     Loss applicable to common ownership for basic and diluted
       earnings per share..............................................      $(7,837.8)      $(418.7)       $(1,202.2)
                                                                             =========       =======        =========

Shares:
   Weighted average shares outstanding for basic and diluted earnings
     per share.........................................................        345,807       338,145          325,953
                                                                               =======       =======          =======

       There were no dilutive common stock equivalents during 2002, 2001 and 2000 because of the net loss realized by the Company.


       The following summarizes the equivalent common shares for securities that were not included in the computation of diluted earnings per share during 2002, 2001 and 2000 because doing so would have been antidilutive in the periods presented:

                                                                                  2002         2001          2000
                                                                                  ----         ----          ----
                                                                                        (Shares in thousands)
  Equivalent common shares that were antidilutive during the period:
     Stock options.......................................................           75         9,117          2,798
     Employee benefit plans..............................................        3,080         2,786          1,438
     Assumed conversion of convertible preferred stock...................       28,557        27,443         26,405
     Forward contract....................................................            -             -            476
                                                                                ------        ------         ------

       Antidilutive equivalent common shares.............................       31,712        39,346         31,117
                                                                                ======        ======         ======

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       12. OTHER OPERATING STATEMENT DATA:

       Insurance policy income consisted of the following:

                                                                                           2002         2001         2000
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Traditional products:
    Direct premiums collected.........................................................   $5,100.2     $5,426.3     $5,389.3
    Reinsurance assumed...............................................................       78.7        146.0        300.5
    Reinsurance ceded.................................................................     (327.8)      (249.4)      (237.2)
                                                                                         --------     --------     --------

          Premiums collected, net of reinsurance......................................    4,851.1      5,322.9      5,452.6
    Change in unearned premiums.......................................................      (19.7)         1.9          1.1
    Less premiums on universal life and products
       without mortality and morbidity risk which are
       recorded as additions to insurance liabilities ................................   (1,792.7)    (1,828.2)    (1,833.5)
                                                                                         --------     --------     --------
          Premiums on traditional products with mortality or morbidity risk,
             recorded as insurance policy income......................................    3,038.7      3,496.6      3,620.2
Fees and surrender charges on interest-sensitive products.............................      563.6        496.1        550.5
                                                                                         --------     --------     --------

          Insurance policy income.....................................................   $3,602.3     $3,992.7     $4,170.7
                                                                                         ========     ========     ========

       The five states with the largest shares of 2002 collected premiums were Florida (8.5 percent), California (7.5 percent), Illinois (7.3 percent), Texas (7.1 percent), and Michigan (5.3 percent). No other state accounted for more than 5 percent of total collected premiums.

       Other operating costs and expenses were as follows:

                                                                                           2002        2001          2000
                                                                                           ----        ----          ----
                                                                                                (Dollars in millions)

Commission expense....................................................................     $195.1       $218.6       $270.9
Salaries and wages....................................................................      215.1        206.0        240.0
Other.................................................................................      301.9        297.6        362.0
                                                                                           ------       ------       ------

       Total other operating costs and expenses.......................................     $712.1       $722.2       $872.9
                                                                                           ======       ======       ======

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Changes in the cost of policies purchased were as follows:


                                                                                           2002         2001         2000
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)

Balance, beginning of year............................................................   $1,657.8     $1,954.8    $2,258.5
    Additional acquisition expense on acquired policies...............................       11.3         12.5        14.6
    Amortization......................................................................     (215.5)      (242.0)     (266.0)
    Amounts related to fair value adjustment of actively managed fixed maturities.....      (81.9)       (49.0)      (68.1)
    Reinsurance transactions..........................................................      (73.4)         -           -
    Net amounts related to discontinued operations ...................................      (66.6)       (13.9)      (20.2)
    Amounts related to sales of subsidiaries..........................................      (60.0)         -           -
    Other ............................................................................       (1.7)        (4.6)       36.0
                                                                                         --------     --------    --------

Balance, end of year..................................................................   $1,170.0     $1,657.8    $1,954.8
                                                                                         ========     ========    ========

       Based on current conditions and assumptions as to future events on all policies inforce, the Company expects to amortize approximately 12 percent of the December 31, 2002 balance of cost of policies purchased in 2003, 11 percent in 2004, 9 percent in 2005, 8 percent in 2006 and 7 percent in 2007. The discount rates used to determine the amortization of the cost of policies purchased averaged 7 percent in 2002, 6 percent in 2001 and 7 percent in 2000.

       Changes in the cost of policies produced were as follows:

                                                                                           2002         2001         2000
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)

Balance, beginning of year............................................................   $2,570.2     $2,480.5    $2,087.4
   Additions..........................................................................      486.0        612.8       695.6
   Amortization.......................................................................     (544.3)      (396.3)     (269.6)
   Amounts related to fair value adjustment of actively managed fixed maturities......     (121.0)       (28.2)        7.5
   Reinsurance transactions...........................................................     (134.6)         -           -
   Net amounts related to discontinued operations.....................................     (103.3)        15.0        66.8
   Amounts related to sales of subsidiaries...........................................     (140.8)         -           -
   Other..............................................................................        2.2       (113.6)     (107.2)
                                                                                         --------     --------    --------

Balance, end of year..................................................................   $2,014.4     $2,570.2    $2,480.5
                                                                                         ========     ========    ========

       In 2001, the Company stopped renewing portions of our major medical lines of business in several unprofitable states in accordance with the contractual terms of the policies. As a result, we determined that approximately $77.4 million of the cost of policies produced and the cost of policies purchased would not be recoverable. Such amount is recorded as amortization in the accompanying statement of operations.

       Policyholder redemptions of annuity and, to a lesser extent, life products have increased in recent periods. We have experienced additional redemptions following the downgrade of our A.M. Best financial strength rating to "B (fair)". When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of our cost of policies produced and cost of policies purchased to write off the balance associated with the redeemed policies. Accordingly, amortization expense has increased. We have changed the lapse assumptions used to determine the amortization of the cost of policies produced and the cost of policies purchased related to certain universal life products and our annuities to reflect our current estimates of future lapses. For certain universal life products, we changed the ultimate lapse assumption from: (i) a range of 6 percent to 7 percent; to (ii) a tiered assumption based on the level of funding of the policy of a range of 2 percent to 10 percent. Policyholder withdrawals in recent periods have exceeded our estimates. Such withdrawals were $3,708.3 million in 2002 and $2,528.3 million in 2001. Accordingly, we increased the expected future lapse rates on these products to reflect our current belief that lapses on these policies will continue to be higher than previously expected for the next several quarters. These changes resulted in additional amortization of the cost of policies produced and the cost of policies purchased of $203.2 million in 2002.

       The cost of policies produced and the cost of policies purchased are amortized in relation to the estimated gross profits to be earned

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

over the life of our annuity products. As a result of economic developments, actual experience of our products and changes in our expectations, we changed our investment yield assumptions used in calculating the estimated gross profits to be earned on our annuity products. Such changes resulted in additional amortization of the cost of policies produced and the cost of policies purchased of $35.0 million (of which $7.2 million related to discontinued operations) and $25.6 million in 2001 and 2000, respectively.

       13. CONSOLIDATED STATEMENT OF CASH FLOWS:

       The following disclosures supplement our consolidated statement of cash flows:

                                                                                           2002         2001         2000
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Non-cash items not reflected in the investing and financing activities section of the consolidated statement of cash flows:
     Issuance of common stock under stock option and employee benefit plans.............    $12.7       $ 19.7       $  5.8
     Issuance of convertible preferred shares...........................................      2.1         12.8          8.4
     Value of FELINE PRIDES retired and transferred from minority interest to
       common stock and additional paid-in capital......................................      -          496.6          -
     Issuance of common stock in connection with the acquisition of Exl.................      -           52.1          -
     Decrease in notes payable-direct corporate obligations and increase in other
       liabilities reflecting the estimated fair value of interest rate swap agreements.      -           13.5          -
     Issuance of warrants to Lehman.....................................................      -            -           48.1
     Issuance of warrants to General Electric Company...................................      -            -           21.0

       The following reconciles net loss to net cash provided by operating activities:

                                                                                             2002          2001         2000
                                                                                             ----          ----         ----
                                                                                                   (Dollars in millions)
Cash flows from operating activities:
   Net loss............................................................................   $(7,835.7)     $ (405.9)     $(1,191.2)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Interest-only securities investment income......................................       (10.6)        (51.5)        (106.6)
       Cash received from interest-only securities, net................................       (73.3)         14.3          187.6
       Servicing income................................................................       (83.9)       (115.3)        (108.2)
       Cash received from servicing activities.........................................        46.9          71.7          123.8
       Provision for losses............................................................     1,160.8         707.2          576.2
       (Gain) loss on sale of finance receivables......................................        49.5         (26.9)          (7.5)
       Amortization and depreciation...................................................     1,017.8         848.0          745.9
       Income taxes....................................................................       758.3        (140.7)        (531.1)
       Insurance liabilities...........................................................       509.5         334.4          539.7
       Accrual and amortization of investment income...................................       227.9          97.2          174.6
       Deferral of cost of policies produced and purchased.............................      (509.2)       (667.0)        (794.3)
       Gain on sale of interest in riverboat...........................................         -          (192.4)           -
       Impairment charges..............................................................     1,514.4         386.9          515.7
       Goodwill impairment.............................................................       500.0           -              -
       Special charges.................................................................       171.2          72.4          483.1
       Cumulative effect of accounting change..........................................     2,949.2           -             85.2
       Minority interest...............................................................       173.2         183.9          223.5
       Net investment losses...........................................................       673.7         413.7          358.3
       Loss on CVIC sale...............................................................        93.1           -              -
       Extraordinary (gain) loss on extinguishment of debt.............................        (8.1)        (26.9)           7.7
       Other...........................................................................       (29.0)       (178.4)         (77.1)
                                                                                           --------      --------      ---------

         Net cash provided by operating activities.....................................   $ 1,295.7      $1,324.7      $ 1,205.3
                                                                                          =========      ========      =========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       14. STATUTORY INFORMATION:

       Statutory accounting practices prescribed or permitted by regulatory authorities for the Company's insurance subsidiaries differ from GAAP. Our insurance subsidiaries reported the following amounts to regulatory agencies, after appropriate elimination of intercompany accounts:

                                                                                                      2002          2001
                                                                                                      ----          ----
                                                                                                     (Dollars in millions)

Statutory capital and surplus....................................................................    $1,063.4     $1,649.8
Asset valuation reserve..........................................................................        11.6        105.1
Interest maintenance reserve.....................................................................       311.3        379.3
                                                                                                     --------     --------

      Total......................................................................................    $1,386.3     $2,134.2
                                                                                                     ========     ========

       The statutory capital and surplus shown above included investments in up-stream affiliates, all of which were eliminated in the consolidated financial statements prepared in accordance with GAAP, as follows:

                                                                                                      2002          2001
                                                                                                      ----          ----
                                                                                                     (Dollars in millions)
Securitization debt issued by special purpose entities and guaranteed by our finance subsidiary, all of which was purchased by our insurance subsidiaries
   prior to the acquisition of Conseco Finance (a).................................................    $  2.0       $ 71.7
Preferred and common stock of intermediate holding company.........................................     146.4        145.9
Common stock of Conseco (39.8 million shares)......................................................       -           14.9
Other .............................................................................................       2.5          2.5
                                                                                                       ------       ------

      Total........................................................................................    $150.9       $235.0
                                                                                                       ======       ======

--------------------
   (a) Total par value, amortized cost and fair value of securities issued by special purpose entities which hold loans originated by our finance subsidiary (including the securities that are not guaranteed by Conseco Finance, and therefore are not considered affiliated investments) were $269.3 million, $197.1 million and $177.7 million, respectively.

       The statutory net loss of our life insurance subsidiaries was $466.0 million, $137.8 million and $70.8 million in 2002, 2001 and 2000, respectively. Included in such net loss are net realized capital losses, net of income taxes, of $514.7 million, $188.0 million and $200.8 million in 2002, 2001 and 2000, respectively. In addition, the insurance subsidiaries incur fees and interest to Conseco or its non-life subsidiaries; such amounts totaled $194.8 million, $279.2 million and $264.4 million in 2002, 2001 and 2000, respectively.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (i) net gain from operations or net income for the prior year; or
(ii) 10 percent of capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. During 2002, our insurance subsidiaries paid dividends to Conseco totaling $240.0 million.

       On October 30, 2002, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas (on behalf of itself and its insurance subsidiaries), our insurance subsidiaries domiciled in Texas, each entered into consent orders with the Commissioner of Insurance for the State of Texas whereby they agreed: (i) not to request any dividends or other distributions before January 1, 2003 and, thereafter, not to pay any dividends or other distributions to parent companies outside of the insurance system without the prior approval of the Texas Insurance Commissioner; (ii) to continue to maintain sufficient capitalization and reserves as required by the Texas Insurance Code; (iii) to request approval from the Texas Insurance Commissioner before making any disbursements not in the ordinary course of business; (iv) to complete any pending transactions previously reported to the proper insurance regulatory officials prior to and during Conseco's restructuring, unless not approved by the Texas Insurance Commissioner; (v) to obtain a commitment from Conseco and CIHC to maintain their infrastructure, employees, systems and physical facilities prior

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

to and during Conseco's restructuring; and (vi) to continue to permit the Texas Insurance Commissioner to examine its books, papers, accounts, records and affairs. Conseco Life Insurance Company of Texas is the parent of all of the Company's insurance subsidiaries, except for Bankers National Life Insurance Company. The consent orders do not prohibit the payment of fees in the ordinary course of business pursuant to existing administrative, investment management and marketing agreements with our non-insurance subsidiaries.

       The National Association of Insurance Commissioners ("NAIC") adopted codified statutory accounting principles in a process referred to as codification. Such principles are summarized in the Accounting Practices and Procedures Manual. The revised manual was effective January 1, 2001. The domiciliary states of our insurance subsidiaries have adopted the provisions of the revised manual or, with respect to some states, adopted the manual with certain modifications. The revised manual has changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that our insurance subsidiaries use to prepare their statutory-basis financial statements. The impact of these changes increased our insurance subsidiaries' statutory-based capital and surplus as of January 1, 2001, by approximately $198 million.

     The NAIC's Risk-Based Capital for Life and/or Health Insurers Model Act (the "Model Act") provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company's total adjusted capital (defined as the total of its statutory capital and surplus, asset valuation reserve and certain other adjustments) to its authorized control level risk based capital ("ACLRBC"): (i) if a company's total adjusted capital is less than or equal to 200 percent but greater than 150 percent of its ACLRBC (the "Company Action Level"), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position; (ii) if a company's total adjusted capital is less than or equal to 150 percent but greater than 100 percent of its ACLRBC (the "Regulatory Action Level"), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be followed; (iii) if a company's total adjusted capital is less than or equal to 100 percent but greater than 70 percent of its ACLRBC (the "Authorized Control Level"), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and (iv) if a company's total adjusted capital is less than or equal to 70 percent of its ACLRBC (the "Mandatory Control Level"), the regulatory authority must place the company under its control. In addition the Model Law provides for an annual trend test if a company's total adjusted capital is between 200 percent and 250 percent of its ACLRBC at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over ACLRBC: (i) between the current year and the prior year; and (ii) for the average of the last 3 years. It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 190 percent of its ACLRBC would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

       The 2002 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiary to any regulatory action. However, our ACLRBC ratios have declined significantly over the last year and some of our subsidiaries are near the level which would require them to submit a comprehensive plan aimed at improving their capital position.

     The aggregate ACLRBC ratio for our insurance subsidiaries was 332 percent at December 31, 2002, compared to 480 percent at December 31, 2001. The ratios for our insurance subsidiaries that are subject to the four levels of regulatory attention described above ranged from 250 percent (just above the trend test level) to 563 percent. We are taking actions intended to improve the ACLRBC ratios of our insurance subsidiaries. Such actions include: (i) discontinuing or reducing sales of products that create initial reductions in statutory surplus because of the costs of selling the products; (ii) reducing operating expenses;
(iii) merging some of our insurance subsidiaries with other insurance subsidiaries; and (iv) restructuring our investment portfolio to better match the risk profile of the portfolio with the insurance subsidiary's earnings and capital requirements. We have discussed these actions with insurance regulators in each of the states in which our insurance subsidiaries are domiciled. The audited financial statements of our insurance subsidiaries generally are not completed until around June 1 of each year (the date such audited financial statements are generally required to be filed with state insurance departments). Any significant audit adjustments to the financial statements of our insurance subsidiaries resulting in a reduction in capital could cause the ACLRBC ratio of one or more of our insurance subsidiaries to fall below the trend test level requiring the trended total adjusted capital to be calculated. In addition, the Company has been and will be discussing the appropriate statutory accounting treatment for certain investments with the state insurance regulators. If the ultimate outcome of these discussions resulted in adjustments to the December 31, 2002 statutory financial statements of our insurance subsidiaries, some of our subsidiaries could be required to complete the trend test. If a trend test were required for any of our subsidiaries, such a test would likely result in trended total adjusted capital which is less than 190 percent of ACLRBC.

       Our internal actuaries must annually render opinions concerning the adequacy of our insurance reserves. Our actuaries

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

rendered unqualified opinions at December 31, 2002. Such opinions reference the Chapter 11 Cases and recent downgrades of our insurance company ratings as being outside the scope of the actuarial opinion, meaning that the actuaries did not believe it was appropriate to calculate what impact, if any, such events would have on the life insurance reserves. Regulators have raised the question as to whether or not such references result in the actuarial opinions becoming qualified opinions. We continue to believe the actuarial opinions are unqualified opinions. If the actuarial opinions were qualified opinions, more stringent rules would apply for calculating ACLRBC which we believe would result in the ACLRBC for several of our insurance subsidiaries falling below the trend test level.

       15. BUSINESS SEGMENTS:

       We have historically managed our business operations through two segments, based on the products offered, in addition to the corporate segment.

       Insurance and fee-based segment. Our insurance and fee-based segment provides supplemental health, annuity and life insurance products to a broad spectrum of customers through multiple distribution channels, each focused on a specific market segment. These products are primarily marketed through career agents, professional independent producers and direct marketing. Fee-based activities include services performed for other companies, including investment management and insurance product marketing.

       Finance segment. CFC has historically provided a variety of finance products including: (i) loans for the purchase of manufactured housing, home improvements and various consumer products; (ii) home equity loans; and (iii) private label credit card programs. As a result of the formalization of the plan to sell the finance business and the filing of petitions under the Bankruptcy Code by the Finance Company Debtors, the finance business is being accounted for as a discontinued business in Conseco's consolidated financial statements. See the note to our consolidated financial statements entitled "Discontinued Finance Business - Planned Sale of CFC" for additional information on this segment.

       Corporate and other segment. Our corporate segment includes certain investment activities, such as our venture capital investment in AWE, and, prior to its sale, our ownership interest in the riverboat casino in Lawrenceberg, Indiana. In addition, the corporate segment includes interest expense related to the Company's corporate debt, special corporate charges, income (loss) from the major medical business in run-off and other income and expenses. Corporate expenses are net of charges to our subsidiaries for services provided by the corporate operations.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       Operating information regarding the insurance and corporate segments was as follows:

                                                                                  2002         2001         2000
                                                                                  ----         ----         ----
                                                                                       (Dollars in millions)
Revenues:
   Insurance and fee-based segment:
     Insurance policy income:
       Annuities.............................................................  $   160.9    $    88.2    $   125.5
       Supplemental health...................................................    2,279.1      2,229.9      2,136.6
       Life  ................................................................      628.9        795.7        855.2
       Other ................................................................      114.6        126.7        148.1
     Net investment income (a)...............................................    1,416.2      1,564.0      1,707.7
     Fee and other revenue (a)...............................................       85.8        100.2        128.9
     Net realized investment losses (a)......................................     (597.0)      (379.4)      (346.5)
                                                                               ---------    ---------    ---------

       Total insurance and fee-based segment revenues........................    4,088.5      4,525.3      4,755.5
                                                                               ---------    ---------    ---------

   Corporate and other:
     Net investment income...................................................       13.6         19.2         50.1
     Venture capital loss related to investment in AWE.......................      (99.3)       (42.9)      (199.5)
     Gain on sale of interest in riverboat...................................        -          192.4          -
     Revenue from the major medical business in run-off......................      439.2        777.7        946.3
     Other income............................................................        -             .9          6.7
                                                                               ---------    ---------    ---------

       Total corporate segment revenues......................................      353.5        947.3        803.6
                                                                               ---------    ---------    ---------

   Eliminations..............................................................      (23.7)        (5.5)         (.5)
                                                                               ---------    ---------    ---------

       Total revenues........................................................    4,418.3      5,467.1      5,558.6
                                                                               ---------    ---------    ---------

Expenses:
   Insurance and fee-based segment:
     Insurance policy benefits...............................................    3,063.8      2,945.4      3,050.1
     Amortization............................................................      745.3        665.7        646.5
     Interest expense on investment borrowings...............................       15.4         30.5         15.8
     Other operating costs and expenses......................................      548.6        556.1        663.9
     Goodwill impairment.....................................................      500.0          -            -
     Special charges.........................................................       44.3         21.5          -
                                                                               ---------    ---------    ---------

       Total insurance and fee-based segment expenses........................    4,917.4      4,219.2      4,376.3
                                                                               ---------    ---------    ---------

                          (continued on following page)

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

                                                                                    2002         2001          2000
                                                                                    ----         ----          ----
                                                                                       (Dollars in millions)
                                                                                  (continued from previous page)

Corporate and other:
   Interest expense on corporate debt........................................      325.6        369.5        438.4
   Provision for losses and expenses related to stock purchase plan..........      240.0        169.6        231.5
   Expenses from the major medical business in run-off.......................      439.2        908.0        997.6
   Special charges and other corporate expenses, less charges to
       subsidiaries for services provided....................................      153.8         66.7        285.2
                                                                               ---------    ---------    ---------

       Total corporate segment expenses......................................    1,158.6      1,513.8      1,952.7
                                                                                --------    ---------    ---------

   Eliminations..............................................................      (23.7)        (5.5)         (.5)
                                                                               ---------    ---------    ---------

       Total expenses........................................................    6,052.3      5,727.5      6,328.5
                                                                               ---------    ---------    ---------

Income (loss) before income taxes, minority interest, extraordinary gain (loss)
   and cumulative effect of accounting change:
     Insurance and fee-based operations......................................     (828.9)       306.1        379.2
     Corporate interest expense and other items..............................     (805.1)      (566.5)    (1,149.1)
                                                                               ---------    ---------    ---------

       Loss before income taxes, minority interest,
         extraordinary gain (loss) and cumulative
         effect of accounting change.........................................  $(1,634.0)   $  (260.4)   $  (769.9)
                                                                               =========    =========    =========

       Segment balance sheet information was as follows:

                                                                                 2002          2001
                                                                                 ----          ----
                                                                                (Dollars in millions)

Assets:
   Insurance and fee-based...................................................  $28,649.1    $38,768.2
   Discontinued operations...................................................   17,964.9     22,267.9
   Corporate.................................................................    5,343.7     12,175.8
   Eliminate intercompany amounts............................................   (5,448.7)   (11,779.7)
                                                                               ---------    ---------

        Total assets.........................................................  $46,509.0    $61,432.2
                                                                               =========    =========

Liabilities:
   Insurance and fee-based...................................................  $24,118.5    $30,128.5
   Discontinued operations...................................................   18,051.1     20,318.4
   Corporate.................................................................    5,472.6      5,508.3
   Eliminate intercompany amounts............................................   (1,004.3)    (1,190.5)
                                                                               ---------    ---------

        Total liabilities....................................................  $46,637.9    $54,764.7
                                                                               =========    =========

-------------------
   (a) It is not practicable to provide additional components of revenue by product or services.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


       16. QUARTERLY FINANCIAL DATA (UNAUDITED):

       We compute earnings per common share for each quarter independently of earnings per share for the year. The sum of the quarterly earnings per share may not equal the earnings per share for the year because of: (i) transactions affecting the weighted average number of shares outstanding in each quarter; and
(ii) the uneven distribution of earnings during the year.

                                                                             1st Qtr.     2nd Qtr.    3rd Qtr.     4th Qtr.
                                                                             --------     --------    --------     --------
                                                                              (Dollars in millions, except per share data)
2002
----
   Revenues................................................................ $ 1,253.0     $  981.8    $  982.3     $ 1,201.2
   Loss before income taxes, minority interest, discontinued operations,
     extraordinary gain (loss) and cumulative effect of accounting change .     (85.7)      (275.7)     (846.1)       (426.5)
   Net loss................................................................  (3,045.1)    (1,333.1)   (1,769.0)     (1,688.5)

   Income (loss) per common share:
     Basic:
       Loss before discontinued operations, extraordinary gain (loss)
          and cumulative effect of accounting change .......................   $ (.26)      $(3.39)     $(2.98)       $(1.10)
       Discontinued operations..............................................     (.03)        (.47)      (2.13)        (3.79)
       Extraordinary gain (loss)............................................      .01           -           -            .01
       Cumulative effect of accounting change...............................    (8.54)          -           -             -
                                                                                -----       ------      ------        ------

          Net loss..........................................................   $(8.82)      $(3.86)     $(5.11)       $(4.88)
                                                                               ======       ======      ======        ======

     Diluted:
       Loss before discontinued operations, extraordinary gain (loss) and
          cumulative effect of accounting change............................   $ (.26)      $(3.39)     $(2.98)       $(1.10)
       Discontinued operations..............................................     (.03)        (.47)      (2.13)        (3.79)
       Extraordinary gain (loss)............................................      .01           -           -            .01
       Cumulative effect of accounting change...............................    (8.54)          -           -             -
                                                                              -------       ------      ------        ------

          Net loss..........................................................   $(8.82)      $(3.86)     $(5.11)       $(4.88)
                                                                               ======       ======      ======        ======

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------



                                                                             1st Qtr.     2nd Qtr.    3rd Qtr.     4th Qtr.
                                                                             --------     --------    --------     --------
                                                                             (Dollars in millions, except per share data)
2001
----
   Revenues.................................................................  $1,485.2    $1,456.8   $1,168.3     $1,356.8
   Income (loss) before income taxes, minority interest, discontinued
     operations and extraordinary gain (loss)...............................     124.6          .6     (280.2)      (105.4)
   Net income (loss)........................................................      84.1       (25.7)    (407.5)       (56.8)

   Income (loss) per common share:
     Basic:
       Income (loss) before discontinued operations and extraordinary
          gain (loss).......................................................      $.14       $(.14)     $(.67)       $(.30)
     Discontinued operations................................................       .10         .06       (.54)         .07
     Extraordinary gain (loss) on extinguishment of debt....................        -         (.01)         -          .06
                                                                                  ----       -----      -----        -----

          Net income (loss).................................................      $.24       $(.09)    $(1.21)       $(.17)
                                                                                  ====       =====     ======        =====

     Diluted:
       Income (loss) before discontinued operations and extraordinary
          gain (loss).......................................................      $.14       $(.14)     $(.67)       $(.30)
       Discontinued operations..............................................       .09         .06       (.54)         .07
       Extraordinary gain (loss) on extinguishment of debt..................        -         (.01)         -          .06
                                                                                  ----       -----     ------        -----

          Net income (loss).................................................      $.23       $(.09)    $(1.21)       $(.17)
                                                                                  ====       =====     ======        =====

                                     F - 120

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       17. FINANCIAL INFORMATION REGARDING CFC

       As previously described, CFC filed a petition for relief under the Bankruptcy Code in the United States Bankruptcy Court on December 17, 2002. On March 14, 2003, the Bankruptcy Court entered orders approving the terms of the sale of substantially all of CFC's assets. The closing of the sale of the CFC assets is subject to various closing conditions, but is currently expected to occur in the second quarter of 2003. As a result of the formalization of the plan to sell the finance business and the filing of petitions for relief under the Bankruptcy Code by the Finance Company Debtors, the finance business is being accounted for as a discontinued business in our consolidated financial statements. The consolidated statement of operations reflects the operations of the discontinued finance business in the caption "Discontinued operations" for all periods. Our December 31, 2002 consolidated balance sheet includes the total assets of the finance segment in the caption "Assets of discontinued operations" and the total liabilities of the finance segment in the caption "Liabilities of discontinued operations". We currently believe that it is unlikely that the Company will receive any net proceeds from the ultimate disposition of CFC beyond the extinguishment of CFC's liabilities and the release of related Company guarantees on CFC's debt. Accordingly, we wrote off our entire remaining investment in CFC of $64.5 million on December 31, 2002.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

       The following summarizes selected balance sheet information of CFC as of December 31, 2002 and 2001:

                                       CFC
                     CONSOLIDATED BALANCE SHEET INFORMATION
                           December 31, 2002 and 2001
                              (Dollars in millions)

                                                                                                     2002          2001
                                                                                                     ----          ----
ASSETS

Retained interests in securitization trusts at fair value (amortized cost:
    2002 - $189.1; 2001 - $876.1).............................................................   $   252.6     $    710.1
Cash and cash equivalents.....................................................................       562.3          394.5
Cash held in segregated accounts for investors in securitizations.............................       394.7          550.2
Cash held in segregated accounts related to servicing agreements and
   securitization transactions................................................................       998.4          994.6
Finance receivables...........................................................................     2,023.1        3,810.7
Finance receivables - securitized.............................................................    12,460.0       14,198.5
Receivables due from Conseco, Inc.(a).........................................................       276.1          358.0
Income tax assets.............................................................................         -            267.2
Other assets..................................................................................       997.7          984.1
                                                                                                 ---------      ---------

       Total assets...........................................................................   $17,964.9      $22,267.9
                                                                                                 =========      =========

LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
   Investor payables..........................................................................   $   394.7      $   550.2
   Guarantee liability related to interests in securitization trusts held by others...........       326.7           39.9
   Liabilities related to certificates of deposit.............................................     2,326.0        1,790.3
   Servicing liability........................................................................       333.4           17.8
   Income tax liability.......................................................................        34.6            -
   Other liabilities..........................................................................       279.1          548.5
   Preferred stock dividends payable to Conseco, Inc.(a)......................................         -             86.1
   Notes payable:
     Related to securitized finance receivables structured as collateralized borrowings.......    13,069.7       14,484.5
     Debtor in possession facilities..........................................................        82.0            -
     Master repurchase agreements.............................................................         -          1,691.8
     Credit facility collateralized by retained interests in securitizations..................         -            507.3
     Due to Conseco, Inc.(a)..................................................................         -            249.5
     Other borrowings.........................................................................         -            352.5
                                                                                                 ---------      ---------

          Total liabilities not subject to compromise.........................................    16,846.2       20,318.4
                                                                                                 ---------      ---------

Liabilities subject to compromise ............................................................     1,204.9            -
                                                                                                 ---------      ---------

          Total Liabilities...................................................................    18,051.1       20,318.4
                                                                                                 ---------      ---------
Shareholder's equity (deficit):
   Preferred stock (a)........................................................................       750.0          750.0
   Common stock and additional paid-in capital (a)............................................     1,209.4        1,209.4
   Accumulated other comprehensive income (loss) (net of applicable deferred
     income tax benefit:  2002 - $(63.8); 2001 - $(63.8)) (a).................................       110.6         (108.6)
   Retained earnings (deficit) (a)............................................................    (2,156.2)          98.7
                                                                                                 ---------      ---------

          Total shareholder's equity (deficit)................................................       (86.2)       1,949.5
                                                                                                 ---------      ---------

          Total liabilities and shareholder's equity (deficit)................................   $17,964.9      $22,267.9
                                                                                                 =========      =========

-------------

(a) Intercompany accounts were eliminated when consolidated with Conseco and its other wholly-owned subsidiaries.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------


     The following summarizes selected statement of operations information of CFC for the years ended December 31, 2002, 2001 and 2000:

                                       CFC
              CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION (a) for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)

                                                                                 2002           2001        2000
                                                                                 ----           ----        ----
Revenues:
   Net investment income:
     Finance receivables and other..........................................  $ 2,062.4       $2,150.1    $1,826.7
     Retained interests.....................................................       75.0          125.3       180.7
     Affiliated (b).........................................................       11.8           19.6        26.9
   Gain (loss) on sale of finance receivables...............................      (49.5)          26.9         7.5
   Servicing income.........................................................       83.9          115.3       108.2
   Impairment charges.......................................................   (1,449.9)        (386.9)     (515.7)
   Fee revenue and other income.............................................      189.9          220.5       257.4
                                                                              ---------       --------    --------

         Total revenues.....................................................      923.6        2,270.8     1,891.7
                                                                              ---------       --------    --------

Expenses:
   Provision for losses.....................................................      950.0          537.7       344.7
   Interest expense - affiliated (b)........................................       10.3           28.5       156.3
   Interest expense.........................................................    1,119.7        1,205.9       996.1
   Other operating costs and expenses.......................................      608.0          639.4       750.0
   Other operating costs and expenses - affiliated (b)......................        8.0            3.0         3.5
   Special charges..........................................................      121.9           21.5       394.3
   Reorganization items.....................................................       17.3            -           -
                                                                              ---------       --------    --------

         Total expenses.....................................................    2,835.2        2,436.0     2,644.9
                                                                              ---------       --------    --------

         Loss before income taxes, cumulative effect of accounting change
           and extraordinary gain (loss) on extinguishment of debt..........   (1,911.6)        (165.2)     (753.2)

Income tax expense (benefit):
   Tax (benefit) expense on period income...................................       34.4          (56.4)     (262.8)
   Valuation allowance for deferred tax assets..............................      245.3            -           -
                                                                              ---------       --------    --------

         Loss before cumulative effect of accounting change and
           extraordinary gain (loss) on extinguishment of debt..............   (2,191.3)        (108.8)     (490.4)

Extraordinary gain (loss) on extinguishment of debt, net of income taxes..          3.9            6.1         -
Cumulative effect of accounting change, net of income taxes.................        -              -         (45.5)
                                                                              ---------       --------    ---------

         Net loss...........................................................   (2,187.4)        (102.7)     (535.9)

Preferred stock dividends payable to Conseco (b)............................       67.5           67.5        18.6
                                                                              ---------       --------    --------

         Net loss applicable to common stock................................  $(2,254.9)      $ (170.2)   $ (554.5)
                                                                              =========       ========    ========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

----------------

(a) CFC's statement of operations information has been presented as a discontinued operation in Conseco's consolidated financial statements for the periods summarized.
(b) Intercompany accounts were eliminated when consolidated with Conseco and its other wholly-owned subsidiaries.

     The following table reconciles CFC's loss before extraordinary gain (loss) and cumulative effect of accounting change as presented on the previous page to the amount included in discontinued operations in the accompanying consolidated statement of operations:

                                                                   2002             2001              2000
                                                                   ----             ----              ----
                                                                            (dollars in millions)
       Loss before extraordinary gain (loss) and cumulative
          effect of accounting change........................  $(2,191.3)         $(108.8)          $(490.4)

       Income taxes(a).......................................      279.7              -                 -

       Net expenses eliminated in consolidation, net of
          income tax.........................................        6.5              7.7              90.8

       Impairment charge related to investment in CFC........      (64.5)             -                 -
                                                               ---------          -------           -------

       Loss recognized as discontinued operations............  $(1,969.6)         $(101.1)          $(399.6)
                                                               =========          =======           =======

-------------

(a) Amount is considered in determining the income tax expense in the consolidated statement of operations.

     Refer to the note to the consolidated financial statements entitled "Summary of Significant Accounting Policies" for disclosures related to the accounting policies of CFC. Disclosures related to the significant accounts of CFC are summarized below:

     Liabilities Subject to Compromise

     Under the Bankruptcy Code, actions by creditors to collect indebtedness CFC owes prior to the Petition Date are stayed and certain other prepetition contractual obligations may not be enforced against the Finance Company Debtors. CFC has received approval from the Bankruptcy Court to pay certain prepetition liabilities including employee salaries and wages, benefits, and other employee obligations. All other prepetition liabilities have been classified as "liabilities subject to compromise" in CFC's December 31, 2002 consolidated balance sheet.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     The following table summarizes the components of the liabilities included in the line "liabilities subject to compromise" in CFC's consolidated balance sheet as of December, 2002 (dollars in millions):

Other liabilities:
   Liability for litigation...................................................  $   38.8
   Accounts payable and accrued expenses......................................      65.8
                                                                                --------

       Total other liabilities subject to compromise..........................     104.6
                                                                                --------

Preferred stock dividends payable to Conseco, Inc.............................     153.6
                                                                                --------

Notes payable:
   Master repurchase agreements (a)...........................................     174.4
   Credit facility collateralized by retained
     interests in securitizations (a) ........................................     497.7
   Due to Conseco, Inc........................................................     273.2
   Other borrowings...........................................................       1.4
                                                                                --------

       Total notes payable subject to compromise..............................     946.7
                                                                                --------

       Total liabilities subject to compromise................................  $1,204.9
                                                                                ========

----------------

(a)  The Finance Company Debtors have guaranteed these facilities.

     Finance Receivables and Retained Interests in Securitization Trusts

     During 2002, CFC completed six securitization transactions, securitizing $2.7 billion of finance receivables. These securitizations were structured in a manner that requires them to be accounted for as secured borrowings, whereby the loans and securitization debt remain on our balance sheet, rather than as sales, pursuant to SFAS 140. Such accounting method is referred to as the "portfolio method".

     CFC classifies the finance receivables transferred to the securitization trusts and held as collateral for the notes issued to investors as "finance receivables-securitized". The average interest rate on these receivables was approximately 12.4 percent and 12.5 percent at December 31, 2002 and 2001, respectively. We classify the notes issued to investors in the securitization trusts as "notes payable related to securitized finance receivables structured as collateralized borrowings".

     Conseco's leveraged condition and liquidity difficulties eliminated CFC's ability to access the securitization markets. This has required CFC to pursue whole loan sales to maintain availability under its warehouse facilities for new originations. Accordingly, CFC has classified its unsecuritized finance receivables as held for sale which requires the assets to be carried at the lower of cost or market. At December 31, 2002, CFC has an allowance of $47.1 million for certain finance receivables with current estimated market values below cost.

     During 2002 and 2001, CFC completed various loan sale transactions. During 2002, CFC sold $2.1 billion of finance receivables which generated net losses of $49.5 million. CFC also recognized a loss of $96.0 million related to the sale of $.5 billion of certain finance receivables sold as part of its cash raising initiatives in order to meet its debt obligations. See "Special Charges" elsewhere in the notes to the consolidated financial statements. In 2001, CFC sold $1.6 billion of receivables including: (i) $802.3 million vendor services loan portfolio (which was marked-to-market in the fourth quarter of 2000 and no additional gain or loss was recognized in 2001); (ii) $568.4 million of high-loan-to-value mortgage loans; and (iii) $269.0 million of other loans. These sales resulted in net gains of $26.9 million in 2001.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     The following table summarizes CFC's finance receivables - securitized by business line and categorized as either part of CFC's primary lines or part of other lines (discontinued in previous periods):

                                                                                                December 31,
                                                                                           ---------------------
                                                                                           2002             2001
                                                                                           ----             ----
                                                                                           (Dollars in millions)
Primary lines:
   Manufactured housing.............................................................    $ 6,965.3        $ 6,940.4
   Mortgage services................................................................      5,005.9          5,658.2
   Retail credit....................................................................        641.5            878.9
   Consumer finance - closed-end....................................................        407.7            580.8
                                                                                        ---------        ---------

                                                                                         13,020.4         14,058.3
   Less allowance for credit losses.................................................        560.4            288.5
                                                                                        ---------        ---------

     Net other finance receivables for primary lines................................     12,460.0         13,769.8
                                                                                        ---------        ---------

Other lines (discontinued in previous periods)......................................          -              436.9
   Less allowance for credit losses.................................................          -                8.2
                                                                                        ---------        ---------

     Net other finance receivables for other lines..................................           -             428.7
                                                                                        ---------        ---------

     Total finance receivables - securitized........................................    $12,460.0        $14,198.5
                                                                                        =========        =========

     The following table summarizes CFC's other finance receivables by business line and categorized as either a part of CFC's primary lines or a part of other lines (discontinued in previous periods):

                                                                                                December 31,
                                                                                           ---------------------
                                                                                           2002             2001
                                                                                           ----             ----
                                                                                           (Dollars in millions)
Primary lines:
   Manufactured housing...............................................................   $  159.5         $  609.3
   Mortgage services..................................................................      260.7          1,128.9
   Retail credit......................................................................    1,599.1          1,811.1
   Consumer finance closed-end........................................................       35.8              6.3
                                                                                         --------         --------

                                                                                          2,055.1          3,555.6
   Less allowance for credit losses...................................................       86.5            111.6
                                                                                         --------         --------

     Net other finance receivables for primary lines..................................    1,968.6          3,444.0
                                                                                         --------         --------

Other lines (discontinued in previous periods)........................................       71.4            379.7
   Less allowance for credit losses...................................................       16.9             13.0
                                                                                         --------         --------

     Net other finance receivables for other lines....................................       54.5            366.7
                                                                                         --------         --------

     Total other finance receivables..................................................   $2,023.1         $3,810.7
                                                                                         ========         ========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     The changes in CFC's allowance for credit losses included in finance receivables (both securitized and other portfolios) were as follows:

                                                                                     2002         2001          2000
                                                                                     ----         ----          ----
                                                                                         (Dollars in millions)
Allowance for credit losses, beginning of year...................................  $ 421.3      $ 306.8       $  88.4
Additions to the allowance:
   Provision for losses..........................................................    950.0        537.7         344.7
   Provision for losses related to discontinued lines (further discussed
     under the caption "Special Charges" below)..................................      -            -            45.9
   Provision for losses related to regulatory changes related to CFC's bank
     subsidiary (further discussed under the caption "Special Charges" below)....      -            -            48.0
   Change in allowance due to purchases and sales of certain
     finance receivables.........................................................    (21.3)         (.1)         24.7
Credit losses....................................................................   (686.2)      (423.1)       (244.9)
                                                                                   -------      -------       -------

Allowance for credit losses, end of year.........................................  $ 663.8      $ 421.3       $ 306.8
                                                                                   =======      =======       =======


                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     The securitizations structured prior to September 8, 1999, met the applicable criteria to be accounted for as sales. At the time the loans were securitized and sold, CFC recognized a gain and recorded its retained interest represented by the interest-only security and servicing rights. The interest-only security represents the right to receive, over the life of the pool of receivables: (i) the excess of the principal and interest received on the receivables transferred to the special purpose entity over the principal and interest paid to the holders of other interests in the securitization; and (ii) contractual servicing fees. In some of those securitizations, CFC also retained B-2 securities. CFC's net retained interests in securitization trusts at December 31, 2002 and 2001 are summarized below:

                                                                            December 31, 2002            December 31, 2001
                                                                        -------------------------     ----------------------
                                                                        Amortized       Estimated     Amortized    Estimated
                                                                          cost         fair value       cost      fair value
                                                                          ----         ----------       ----      ----------
                                                                                        (Dollars in millions)
Retained interests in securitization trusts:
     Interests securitized in the form of B-2 securities.............    $ 548.0         $ 611.5       $704.9       $528.5
     Interest-only securities........................................     (358.9)         (358.9)       171.2        181.6
                                                                         -------         -------       ------       ------

         Total retained interests, excluding guarantee liabilities...      189.1           252.6        876.1        710.1

Guarantee liability related to interests in securitization
     trusts held by others...........................................     (326.7)         (326.7)       (39.9)       (39.9)
                                                                         -------         -------       ------       ------

         Total retained interests, net of guarantee liabilities......    $(137.6)        $ (74.1)      $836.2       $670.2
                                                                         =======         =======       ======       ======

     During 2002 and 2001, CFC recognized no gain on sale related to securitized transactions.

     The retained interests in securitization trusts on CFC's balance sheet represent an allocated portion of the cost basis of the finance receivables in the securitization transactions accounted for as sales. CFC's retained interests in those securitization transactions are subordinate to the interests of other investors. Their values are subject to credit, prepayment, and interest rate risk on the securitized finance receivables. Management of CFC determines the discount rate to value these securities based on our estimates of current market rates of interest for securities with similar yield, credit quality and maturity characteristics. CFC includes the difference between estimated fair value and the amortized cost of the retained interests (after adjustments for impairments required to be recognized in earnings) in "accumulated other comprehensive income (loss), net of taxes."

     The determination of the value of CFC's retained interests in securitization trusts requires significant judgment. CFC has recognized significant charges when the interest-only securities did not perform as well as anticipated based on its assumptions and expectations. CFC's current valuation of retained interests may prove inaccurate in future periods. In securitizations to which these retained interests relate, CFC has retained certain contingent risks in the form of guarantees of certain lower-rated securities issued by the securitization trusts. As of December 31, 2002, the total nominal amount of these guarantees was approximately $1.4 billion. CFC considers any potential payments related to these guarantees in the projected cash flows used to determine the value of its retained interests. The discounted present value of the expected future payments related to the guarantees are classified as the "Guarantee liability related to interests in securitization trusts held by others" in CFC's balance sheet. If CFC would have to make more payments on these guarantees than anticipated, or if CFC experienced higher than anticipated rates of repayment, including due to foreclosure or charge-offs, or any adverse changes in its assumptions used for valuation, CFC would be required to recognize additional impairment charges. The $1.4 billion nominal amount of these guarantees represents the par value of the guaranteed lower-rated securities. The maximum potential amount of undiscounted future payments which CFC could be required to make on these guarantees would include both the par value and interest. Because the guaranteed securities do not have fixed maturity dates, such maximum potential amount is not possible to calculate. During 2002, 2001 and 2000, interest and principal payments related to such guarantees totaled $45.5 million, $32.7 million and $22.3 million, respectively. CFC suspended guarantee payments in the fourth quarter of 2002 and without additional liquidity in the near future, CFC will be unable to make these guarantee payments when such payments are required to be made.

     Together, the interest-only securities and the B-2 securities, represent CFC's retained interests in these securitization trusts.

     During 2002, CFC's ability to access the securitization markets was eliminated. The securitization markets are CFC's main source of funding for loans made to purchasers of repossessed manufactured homes. CFC believes that its loss severity rates were

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

positively impacted when it used retail channels to dispose of repossessed inventory (where the repossessed units are sold through company-owned sales lots or its dealer network). Since CFC is no longer able to fund the loans made on repossessed homes sold through these channels, sales through these channels have decreased and CFC must use the wholesale channel to dispose of repossessed manufactured housing units, through which recovery rates are significantly lower. Accordingly, CFC changed the loss severity assumptions used to value its retained interests to reflect the higher loss severity expected to be experienced in the future. In addition, CFC's previous assumptions reflected its belief that the adverse manufactured housing default experience in recent periods would continue through the first half of 2002 and then improve over time. Given recent circumstances, default experience is not expected to improve as previously expected. Accordingly, CFC increased the default assumptions it used to value its retained interests to reflect its future expectations. CFC's home equity/home improvement assumptions have also been adjusted to reflect recent default experience as well as CFC's future expectations.

     As described in the note to the consolidated financial statements entitled "Summary of Significant Accounting Policies", the Company adopted the requirements of EITF 99-20 effective July 1, 2000. Under EITF 99-20, declines in the value of CFC's retained interests in securitization trusts are recognized when: (i) the fair value of the retained beneficial interests are less than their carrying value; and (ii) the timing and/or amount of cash expected to be received from the retained beneficial interests have changed adversely from the previous valuation which determined the carrying value of the retained beneficial interests. When both occur, the retained beneficial interests are written down to fair value as an other-than-temporary impairment.

     As a result of the requirements of EITF 99-20 and the assumption changes described above, CFC recognized an impairment charge of $1,077.2 million in 2002 for the retained beneficial interests. CFC also recognized a $336.5 million increase in the valuation allowance as a result of changes to the expected future cost of servicing the finance receivables. The levels of delinquent and defaulting loans have caused servicing costs to increase. In addition, future servicing costs are expected to increase as the portfolio ages.

     CFC recognized impairment charges of $386.9 million and $515.7 million in 2001 and 2000, respectively, for the interest-only securities that were not performing as well as expected based on its previous valuation estimates.

     The following table summarizes certain cash flows received from and paid to the securitization trusts during 2002 and 2001 (dollars in millions):

                                                                                             2002                  2001
                                                                                          ---------             ---------
Servicing fees received.........................................................          $  46.9               $ 71.7
Cash flows from retained interests, net of guarantee payments...................             22.3                 71.3
Servicing advances paid.........................................................           (275.9)              (677.0)
Repayment of servicing advances.................................................            257.1                665.2


     During the third quarter and again in the fourth quarter of 2002, CFC changed the assumptions used to estimate the value of its retained interests to:
(i) project higher severity losses related to the defaults, reflecting CFC's inability to finance the sale of repossessed manufactured homes resulting in reliance on the wholesale disposition channel for repossessed manufactured homes; and (ii) project higher rates of default in the future, based on its current expectations. As a result of these assumptions, CFC projects that payments related to guarantees issued in conjunction with the sales of certain finance receivables will exceed the gross cash flows from the retained interests by approximately $225 million in 2003, $100 million in 2004, $60 million in 2005 and $10 million in 2006. These projected payments are considered in the projected cash flows CFC used to value its retained interests. Without additional liquidity in the near future, CFC will be unable to make these projected guarantee payments when such payments are required to be made. CFC projects the gross cash flows from the retained interests will exceed the payments related to guarantees issued in conjunction with the sales of certain finance receivables by approximately $175 million in all years thereafter.

     Effective September 30, 2001, CFC transferred substantially all of its interest-only securities into a securitization trust. The transaction provided a means to finance a portion of the value of its interest-only securities by selling some of the cash flows to Lehman. The transfer was accounted for as a sale in accordance with SFAS 140. However, no gain or loss was recognized because the aggregate fair value of the interest retained by CFC and the cash received from the sale were equal to the carrying value of the interest-only securities prior to their transfer to the trust. The trust is a qualifying special purpose entity and is not consolidated pursuant to SFAS 140. CFC received a trust security representing an interest in the trust equal to 85 percent of the estimated future

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

cash flows of the interest-only securities held in the trust. Lehman purchased the remaining 15 percent interest. The value of the interest purchased by Lehman was $20.4 million at December 31, 2002. CFC continues to be the servicer of the finance receivables underlying the interest-only securities transferred to the trust. Lehman has the ability to accelerate the principal payments related to their interest after a stated period. Until such time, Lehman is required to maintain a 15 percent interest in the estimated future cash flows of the trust. By aggregating the interest-only securities into one structure, the impairment tests for these securities are conducted on a single set of cash flows representing CFC's 85 percent interest in the trust. Accordingly, adverse changes in cash flows from one interest-only security are offset by positive changes in another. The new structure does not avoid an impairment charge if sufficient positive cash flows in the aggregate are not available (such as was the case at December 31, 2002).

     On December 2, 2002, Conseco Finance elected not to make approximately $4.7 million in guarantee payments of which $.6 million was owed to outside third parties. Upon filing for protection under Chapter 11 of the United States Bankruptcy Code on December 17, 2002, Conseco Finance has not made any additional guarantee payments. The continued payment of guarantee payments depends on the restructuring results of Conseco Finance Corp. as approved by the Bankruptcy Court. There can be no guarantee that the Court will uphold the continuation of the required guarantee fees (refer to the caption entitled "Subsequent events related to CFC" for further discussion regarding the guarantee payments).

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     At December 31, 2002, key economic assumptions used to determine the estimated fair value of CFC's retained interests in securitizations and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent changes in those assumptions are as follows:

                                                                            Home equity/                       Interests  Interests
                                                             Manufactured       home        Consumer/           held by   held by
                                                                housing      improvement    equipment   Total   others     Conseco
                                                                -------     ------------    ---------   -----   ------     -------
                                                                                      (Dollars in millions)
Carrying amount/fair value of retained interests:

     Retained interests.....................................   $    24.6     $  234.4       $ 14.0   $   273.0   $(20.4)    $ 252.6
     Guarantee liability....................................      (299.7)        (5.8)       (21.2)     (326.7)     -        (326.7)
     Servicing liabilities..................................      (320.1)        (5.9)        (7.4)     (333.4)     -        (333.4)
                                                                 -------     --------       ------   ---------   ------     -------

         Total retained interests...........................   $  (595.2)    $  222.7       $(14.6)  $  (387.1)  $(20.4)    $(407.5)
                                                               =========     ========       ======   =========   ======     =======

Cumulative principal balance of sold finance
     receivables at December 31, 2002.......................   $15,429.6     $3,723.2       $787.2   $19,940.0
Weighted average life in years..............................         6.9          3.6          2.5         6.1
Weighted average stated customer interest rate
     on sold finance receivables............................         9.7%        11.9%        10.5%       10.2%
Assumptions to determine estimated fair value
     of retained interests at December 31, 2002:

Expected prepayment speed as a percentage
     of principal balance of sold finance receivables (a)...         7.1%        18.9%        18.0%        9.8%

     Impact on fair value of 10 percent decrease............       $(6.7)        $2.0         $(.6)      $(5.3)

     Impact on fair value of 20 percent decrease............       (18.1)         5.9         (1.1)      (13.3)

     Impact on fair value of 10 percent increase............         8.0         (1.3)          .4         7.1

     Impact on fair value of 20 percent increase............        15.8         (1.9)          .9        14.8

Expected nondiscounted credit losses as a percentage of
     principal balance of related finance receivables (a)...        20.3%         9.0%        11.7%       17.9%

     Impact on fair value of 10 percent decrease............       $26.8        $17.4         $2.2       $46.4

     Impact on fair value of 20 percent decrease............       115.3         37.6          5.2       158.1

     Impact on fair value of 10 percent increase............        (6.3)       (15.8)        (2.0)      (24.1)

     Impact on fair value of 20 percent increase............       (30.3)       (30.3)        (3.5)      (64.1)

Weighted average discount rate..............................        16.0%        16.0%        16.0%       16.0%

     Impact on fair value of 10 percent decrease............      $(11.8)       $20.3          $.9        $9.4

     Impact on fair value of 20 percent decrease............       (24.4)        43.6          2.0        21.2

     Impact on fair value of 10 percent increase............        11.2        (17.8)        (1.0)       (7.6)

     Impact on fair value of 20 percent increase............        21.6        (33.5)        (1.8)      (13.7)

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

-----------------

(a) The valuation of retained interests in securitization trusts is affected not only by the projected level of prepayments of principal and net credit losses, but also by the projected timing of such prepayments and net credit losses. Should such timing differ materially from CFC's projections, it could have a material effect on the valuation of its retained interests. Additionally, such valuation is determined by discounting cash flows over the entire expected life of the receivables sold.

     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

     The following table summarizes quantitative information about delinquencies, net credit losses, and components of managed finance receivables:

                                                                            Principal balance
                                                                             60 days or more             Net credit
                                                   Principal balance          past due                     losses
                                                 ---------------------      -----------------              ------
                                                                                                     for the year ended
                                                                at December 31,                          December 31,
                                                ----------------------------------------------      --------------------
                                                2002           2001           2002        2001        2002           2001
                                                ----           ----           ----        ----        ----           ----
                                                                            (Dollars in millions)
Type of finance receivables

Manufactured housing......................    $23,022.4       $25,575.1     $  803.3      $610.5    $  756.3     $  555.5
Home equity/home improvement..............      8,842.8        11,851.4        122.6       139.9       282.7        244.4
Consumer..................................      3,334.6         4,198.8         83.8       112.6       219.3        199.5
Commercial................................         82.7         1,377.0          6.5        16.2        17.7         38.3
                                              ---------       ---------     --------      ------    --------     --------

Total managed receivables.................     35,282.5        43,002.3      1,016.2       879.2     1,276.0      1,037.7

Less finance receivables securitized
   and repossessed assets.................     19,908.8        24,297.3        528.5       464.9       589.8        614.7
                                              ---------       ---------     --------      ------    --------     --------

Finance receivables held on balance sheet
   before allowance for credit losses and
   deferred points and other, net.........     15,373.7        18,705.0     $  487.7      $414.3    $  686.2     $  423.0
                                                                            ========      ======    ========     ========

Less allowance for credit losses..........        663.8           421.3

Less deferred points and other, net.......        226.8           274.5
                                              ---------       ---------

Finance receivables held on
   balance sheet..........................    $14,483.1       $18,009.2
                                              =========       =========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     The following schedule reconciles CFC's retained interests, net of guarantee liabilities, from the beginning to the end of the years presented:

                                                                                        2002         2001        2000
                                                                                        ----         ----        ----
                                                                                             (Dollars in millions)

Balance, beginning of year.........................................................  $   670.2     $ 927.5      $1,599.3
   Investment income...............................................................       75.0       125.3         180.7
   Cash paid (received):
     Gross cash received...........................................................      (67.8)     (132.6)       (279.9)
     Guarantee payments related to clean-up calls (a)..............................        -          45.3         100.3
     Guarantee payments related to interests held by others........................       45.5        32.7          22.3
   Impairment charge to reduce carrying value......................................   (1,077.2)     (264.8)       (434.1)
   Sale of securities related to a discontinued line and other.....................       15.9       (12.4)          -
   Change in interest purchased by Lehman in conjunction with
     securitization transaction....................................................       34.8       (55.2)          -
   Transfer to servicing rights in conjunction with securitization transaction.....        -         (50.0)          -
   Cumulative effect of change in accounting principle.............................        -           -           (70.2)
   Change in unrealized appreciation (depreciation) recorded in shareholders'
     equity (deficit)..............................................................      229.5        54.4        (190.9)
                                                                                     ---------     -------      --------

Balance, end of year...............................................................  $   (74.1)    $ 670.2      $  927.5
                                                                                     =========     =======      ========

-----------------------

(a) During 2001 and 2000, clean-up calls were exercised for certain securitizations that were previously recognized as sales. The interest-only securities related to these securitizations had previously been separately securitized with other interest-only securities in transactions recognized as sales. CFC holds the residual interests issued by the securitization trusts. The terms of the residual interests require the holder to make payments to the securitization trust when a clean-up call related to an underlying trust (a trust which issued interest-only securities held by the securitization trust) occurs. These payments are used to accelerate principal payments to the holders of the other securities issued by the securitization trusts. During 2001, CFC was required to make payments to the securitization trusts. These payments increased our basis in the retained interests, as the related liability assumed by CFC (and reflected in the value of the retained interest) was extinguished.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     Income Taxes

     CFC's income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities. These amounts are reflected in the balance of deferred income tax assets which totaled $925.7 million at December 31, 2002. In assessing the realization of deferred income tax assets, CFC considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends upon generating future taxable income during the periods in which temporary differences become deductible. CFC evaluates the realizability of its deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. A valuation allowance of $925.7 million has been provided for the entire net deferred tax asset balance as of December 31, 2002, as CFC believes that the realization of such assets in future periods is uncertain. The components of CFC's income tax assets and liabilities were as follows:


                                                                                                         2002              2001
                                                                                                         ----              ----
                                                                                                           (Dollars in millions)
Deferred tax assets (liabilities):
  Net operating loss carryforwards.................................................................    $ 193.3           $   -
  Deductible timing differences:
     Interest-only securities......................................................................      536.3             (75.2)
     Unrealized (appreciation) depreciation........................................................      (22.4)             61.5
     Allowance for loan losses.....................................................................      252.2             148.2
     Other.........................................................................................      (33.7)            110.8
                                                                                                       --------           ------

          Total deferred tax assets................................................................      925.7             245.3
         Valuation allowance.......................................................................     (925.7)              -
                                                                                                       --------           ------

         Net deferred tax asset (liability)........................................................        -               245.3

Current income taxes prepaid (payable).............................................................      (34.6)             21.9
                                                                                                       -------            ------

         Net income tax assets (liabilities).......................................................    $ (34.6)           $267.2
                                                                                                       =======            ======

     Income tax expense (benefit) was as follows:

                                                                                                      2002       2001      2000
                                                                                                      ----       ----      ----
                                                                                                         (Dollars in millions)
Current tax provision..............................................................................  $ 34.4     $ 59.5    $  60.6
Deferred tax provision (benefit)...................................................................       -     (115.9)    (323.4)
                                                                                                     ------     ------    -------
             Income tax expense (benefit)..........................................................    34.4      (56.4)    (262.8)

Valuation allowance................................................................................   245.3        -          -
                                                                                                     ------     ------    -------

           Net income tax expense (benefit)........................................................  $279.7     $(56.4)   $(262.8)
                                                                                                     ======     ======    =======

     The income tax benefit differed from that computed at the applicable federal statutory rate (35 percent) for the following reasons:

                                                                                                       2002       2001       2000
                                                                                                       ----       ----       ----
                                                                                                          (Dollars in millions)
Tax expense (benefit) on income (loss) before income taxes at statutory rate.......................  $(669.1)   $(57.8)    $(259.9)
Valuation allowance................................................................................    245.3        .2         1.6
Net deferred benefits not recognized in the current period.........................................    760.9       -           -
State taxes, net...................................................................................    (57.4)      1.2        (4.5)
                                                                                                     -------    ------     -------

       Income tax benefit..........................................................................   $279.7    $(56.4)    $(262.8)
                                                                                                      ======    ======     =======

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     At December 31, 2002, CFC had $552.4 million of net operating loss carryforwards. The carryforwards will expire as follows: $54.7 in 2018; $273.6 in 2020; and $224.1 in 2022.

     CFC is under examination by the Internal Revenue Service for the periods ending June 30, 1998 through December 31, 1999. No material deficiencies are known at this time; however, the net operating losses may be reduced, utilized or reattributed as a result of the examinations.

     The above deferred income tax assets are scheduled assuming a continuation of business. The actual realization of CFC's deferred items may be materially different as the result of the conclusion of bankruptcy proceedings and the disposition of certain businesses.

     Pension Plan of CFC

     CFC provided certain pension benefits for certain eligible retired employees under a partially funded plan. Amounts related to the pension plan were as follows:

                                                                      Pension benefits
                                                                      ----------------
                                                                      2002        2001
                                                                      ----        ----
                                                                    (Dollars in millions)
Benefit obligation, beginning of year.............................     $14.8       $17.9
    Interest cost.................................................        .9         1.1
    Actuarial loss................................................       7.1          .6
    Benefits paid.................................................      (4.6)       (4.8)
                                                                       -----       -----

Benefit obligation, end of year...................................     $18.2       $14.8
                                                                       =====       =====

Fair value of plan assets, beginning of year......................     $14.2       $19.9
    Actual return on plan assets..................................      (1.1)       (1.4)
    Employer contributions........................................        .4          .5
    Benefits paid.................................................      (4.6)       (4.8)
                                                                       -----       -----

Fair value of plan assets, end of year............................     $ 8.9       $14.2
                                                                       =====       =====

Funded status.....................................................     $(9.3)      $ (.6)
Unrecognized net actuarial loss...................................      12.9         6.5
                                                                       -----       -----

       Prepaid benefit cost.......................................     $ 3.6       $ 5.9
                                                                       =====       =====

     CFC used the following weighted average assumptions to calculate benefit obligations for its 2002 and 2001 valuations: postretirement discount rate of approximately 5.0 percent and 6.5 percent, respectively; preretirement discount rate of approximately 6.0 percent and 7.0 percent, respectively; and an expected return on plan assets of approximately 9.0 percent and 9.0 percent, respectively. Beginning in 2000, as a result of plan amendments, no assumption for compensation increases was required. Included as an adjustment to accumulated other comprehensive income (loss) is a $12.7 million adjustment representing the additional minimum liability associated with this plan.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     Components of the cost CFC recognized related to its pension plan were as follows:

                                                                          Pension benefits
                                                                     --------------------------
                                                                     2002        2001      2000
                                                                     ----        ----      ----
                                                                        (Dollars in millions)
Interest cost....................................................    $  .9      $ 1.1       $ 1.4
Expected return of plan assets...................................     (1.1)      (1.5)       (1.7)
Settlement (gain) loss...........................................      2.2        1.3         (.3)
Recognized net actuarial loss....................................       .6         .3         -
                                                                     -----      -----       -----

       Net periodic cost (benefit)...............................    $ 2.6      $ 1.2       $ (.6)
                                                                     =====      =====       ======

     Notes Payable, Representing Direct Finance Obligations (Excluding Notes Payable Related to Securitized Finance Receivables Structured as Collateralized Borrowings)

       Notes payable (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) of CFC at December 31, 2002 and 2001, were as follows (interest rates as of December 31, 2002):

                                                                                  2002             2001
                                                                                  ----             ----
                                                                                  (Dollars in millions)
Master repurchase agreements ("Warehouse Facilities") due on various
   dates in 2003 (3.10%).....................................................   $  176.3        $1,679.0
Residual facility collateralized by retained interests in securitizations
   due 2004 ("Residual Facility") (3.88%)....................................      497.7           507.3
Debtor in possession facility due May 2003 (10.0%)...........................       82.0             -
Medium term notes due September 2002 and April 2003..........................        -             189.7
10.25% senior subordinated notes due June 2002...............................        -             161.9 (a)
Bank credit facility due December 2002 ("U.S. Bank Facility")................        -              21.0
Note payable to Conseco (2.91%)..............................................      273.2           249.5
Other........................................................................        1.4             1.5
                                                                                --------        --------

     Total principal amount..................................................    1,030.6         2,809.9

Unamortized net discount and deferred fees...................................       (1.9)           (8.8)
                                                                                --------        --------

     Direct finance obligations..............................................   $1,028.7        $2,801.1
                                                                                ========        ========

-----------------

(a)  Includes $23.7 million held by Conseco.

     As of the Petition Date, CFC's remaining liquidity sources were a warehouse facility (the "Warehouse Facility") and a residual facility ("Residual Facility") with Lehman and a bank credit facility with U.S. Bank and together with the Warehouse Facility and Residual Facility, the "CFC Facilities". The direct borrower under (i) the Warehouse Facility is CFC's non-debtor subsidiary Green Tree Finance Corp. - Five ("GTFC"), and (ii) the Residual Facility is CFC's non-debtor subsidiary Green Tree Residual Finance Corp. I ("GTRFC"). The Warehouse Facility and the Residual Facility are fully guaranteed by CFC and, up to an aggregate of $125 million, by CIHC. CFC was the direct borrower under the U.S. Bank Facility, which was also guaranteed by CIHC up to an aggregate of $125 million.

     Prior to the Petition Date, CFC was in default under the CFC Facilities as a result of (i) cross-defaults triggered by CNC's defaulting on its debt obligations, (ii) cross-defaults among the U.S. Bank Facility, the Warehouse Facility and the Residual Facility, (iii) failure to make payments required by CFC's guarantees of payments on B-2 securities, which were issued to investors in certain finance receivable securitization transactions; and (iv) breaches of several financial covenants under the CFC Facilities. CFC entered into forbearance agreements with Lehman with respect to the Warehouse Facility and Residual Facility and with U.S. Bank with

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

respect to U.S. Bank Facility, pursuant to which Lehman and U.S. Bank agreed to temporarily refrain from exercising any rights arising from events of default that occurred under each CFC Facility prior to the Petition Date.

     The Warehouse Facility is a repurchase facility under which primarily newly originated manufactured housing, home equity, home improvement and recreational vehicle loans originated by CFC or affiliates of CFC and transferred to GTFC are sold by GTFC to Lehman with an agreement to repurchase those loans at a later date and at a higher price. The price differential reflects the cost of financing. The Warehouse Facility provides funding to CFC for new loan origination. The Warehouse Facility and the Residual Facility are cross-collateralized.

     The Residual Facility is collateralized by retained interests in securitizations. CFC is required to maintain collateral based on current estimated fair values in accordance with the terms of such facility. Due to the decrease in the estimated fair value of its retained interests, CFC's collateral was deficient at December 31, 2002 (as calculated in accordance with the relevant transaction documents, which provide that Lehman calculates the value of CFC's collateral within its sole discretion). Pursuant to the forbearance agreement entered into with Lehman on December 20, 2002, Lehman agreed not to accelerate the repayment of the Residual Facility based on the collateral deficiency through June 1, 2003. Under the terms of this forbearance agreement, Lehman retains the cash flows from CFC's retained interests pledged under this facility and applies those cash flows to the margin deficit. As mentioned above, this forbearance agreement is subject to a number of conditions that may cause it to terminate prior to June 1, 2003. The filing by CNC, CIHC and CFC of a Chapter 11 petition triggered additional defaults under the CFC Facilities.

     On December 19, 2002, shortly after the filing of the Chapter 11 Cases, CFC obtained the FPS DIP provided by U.S. Bank and FPS DIP LLC, an affiliate of Fortress Investment Group LLC ("Fortress"), J.C. Flowers & Co. LLC. ("Flowers") and Cerberus Capital Management, L.P. ("Cerberus"). The DIP financing is for up to $125,000,000. The DIP financing motion was granted by the Bankruptcy Court on January 14, 2003.

     From time to time, CFC has failed to comply with certain covenants regarding the maximum permissible variance of the budgets provided to the FPS DIP lenders in connection with the FPS DIP. In each instance, CFC has obtained appropriate waivers. The occurrence of events of default under the FPS DIP, may cause events of default under the Lehman December 20 Agreements (as defined below).

     On December 20, 2002, CFC, GTFC, and GTRFC, entered into several agreements with Lehman: (the "Lehman December 20 Agreements") (i) providing that Lehman temporarily refrain from exercising any rights arising from events of default that occurred under each relevant CFC Facility (including, but not limited to, those arising out of CNC, CIHC and CFC filing for Chapter 11 relief) until June 1, 2003; (ii) indirectly providing CFC with up to $25,000,000 in postpetition financing by allowing GTFC to provide intercompany loans to CFC with cash flows obtained from the Warehouse Facility; (iii) decreasing the capacity of the Warehouse Facility to a maximum of $250,000,000; and (iv) otherwise amending the Warehouse Facility and the Residual Facility. These agreements are subject to a number of conditions that may cause them to terminate prior to June 1, 2003.

     As a result of CFC's defaults and the Lehman December 20 Agreements, CFC may not draw funds from the Residual Facility.

     During 2002, CFC repurchased $46.9 million par value of its senior subordinated notes and medium term notes resulting in an extraordinary gain of $3.9 million (net of income taxes). In March 2002, CFC completed a tender offer pursuant to which it purchased $75.8 million par value of its senior subordinated notes due June 2002. The purchase price was equal to 100 percent of the principal amount of the notes plus accrued interest. The remaining principal amount outstanding of $58.5 million (including $23.7 million held by Conseco) of the senior subordinated notes was retired at maturity on June 3, 2002.

     In April 2002, CFC completed a tender offer pursuant to which it purchased $158.5 million par value of its medium term notes due September 2002 and $3.7 million par value of its medium term notes due April 2003. The purchase price was equal to 100 percent of the principal amount of the notes plus accrued interest. In June 2002, CFC tendered for the remaining $8.2 million par value of its medium term notes due September 2002. Pursuant to the tender offer $5.5 million par value of the notes was tendered in July. The purchase price was equal to 101 percent of the principal amount of the notes plus accrued interest. The remaining principal amount outstanding of the medium term notes after giving effect to both tender offers and other debt repurchases completed prior to the tender offers of $2.7 million was retired at maturity on September 26, 2002.

     During 2001, CFC repurchased $55.4 million par value of its 10.25% senior subordinated notes due June 2002 for $51.9 million (resulting in an extraordinary gain of $2.1 million, net of income taxes of $1.3 million). Also during 2001, CFC repurchased $34.0

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

million par value of its 6.5% medium term notes due September 2002 for $27.5 million (resulting in an extraordinary gain of $4.0 million, net of income taxes of $2.5 million).

     Notes Payable Related to Securitized Finance Receivables Structured as Collateralized Borrowings

     Notes payable related to securitized finance receivables structured as collateralized borrowings were $13,069.7 million and $14,484.5 million at December 31, 2002 and 2001, respectively. The principal and interest on these notes are paid using the cash flows from the underlying finance receivables which serve as collateral for the notes. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying finance receivables which back the notes. In some instances, CFC is required to advance principal and interest payments even though the payments on the underlying finance receivables which back the notes have not yet been received. The average interest rate on these notes was 6.7 percent and 6.4 percent at December 31, 2002 and 2001, respectively. The notes payable balance also includes amounts related to financing transactions securitized by: (i) capitalized expenses related to the refurbishment of repossessed assets; and
(ii) principal and interest advances. The outstanding liability on these facilities at December 31, 2002 was $85 million.

     Special Charges

     2002

     The following table summarizes the special charges incurred by CFC during 2002, which are further described in the paragraphs which follow (dollars in millions):

     Loss related to assets sold to raise cash......................................       $ 97.6
     Costs related to debt modification and refinancing transactions................         39.4
     Reduction in value of Lehman warrant...........................................        (38.1)
     Abandonment of computer processing system......................................         16.3
     Other items....................................................................          6.7
                                                                                           ------

         Special charges before income tax benefit..................................       $121.9
                                                                                           ======

     Loss related to assets sold to raise cash

     CFC completed various asset sales which resulted in net losses of $97.6 million in 2002. Such amounts included the loss of $96.0 million related to the sales of $463 million of certain finance receivables and $1.6 million of additional loss related to receivables required to be repurchased from the purchaser of the vendor services receivables pursuant to the repurchase clauses in the agreements.

     Costs related to debt modification and refinancing transactions

     In conjunction with the various modifications to borrowing arrangements and refinancing transactions and the recognition of deferred expenses for terminated financing arrangements, CFC incurred costs of $39.4 million in 2002 which are not permitted to be deferred pursuant to GAAP.

     Reduction in value of Lehman warrant

     As partial consideration for a financing transaction, Conseco Finance issued a warrant to Lehman which permits the holder to purchase 5 percent of Conseco Finance at a nominal price. The holder of the warrant or Conseco Finance may cause the warrant and any stock issued upon its exercise to be purchased for cash at an appraised value in May 2003. Additionally, until May 2003, the holder has the right (subject to certain terms and conditions) to convert the warrant into convertible preferred stock of Conseco. Since the warrant permits cash settlement at fair value at the option of the holder of the warrant, it has been included in other liabilities and is measured at fair value, with changes in its value reported in earnings. The estimated fair value of the warrant at December 31, 2002 was nil based on current valuations of Conseco Finance. Accordingly, CFC recorded a $38.1 million reduction in the value of the warrant during 2002.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     Abandonment of computer processing systems

     In 2002, CFC incurred a $16.3 million charge for the abandonment of certain computer processing systems. CFC is abandoning such systems given the recent changes to its business and its decision to no longer originate certain types of loans.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     2001

     The following table summarizes the special charges incurred by CFC during 2001, which are further described in the paragraphs which follow (dollars in millions):

Severance benefits, litigation reserves and other restructuring charges...................   $ 20.3
Loss related to sale of certain finance receivables.......................................     11.2
Change in value of warrant................................................................    (10.0)
                                                                                              -----

     Special charges before income tax benefit............................................   $ 21.5
                                                                                             ======

     Severance benefits, litigation reserves and other restructuring charges

     During 2001, Conseco developed plans to change the way it operates. Such changes were undertaken in an effort to improve CFC's operations and profitability. The planned changes included moving a significant number of jobs to India, where a highly-educated, low-cost, English-speaking labor force is available. Pursuant to GAAP, CFC was required to recognize the costs associated with most restructuring activities as the costs were incurred. However, costs associated with severance benefits are required to be recognized when the costs are: (i) attributable to employees' services that have already been rendered;
(ii) relate to obligations that accumulate; and (iii) are probable and can be reasonably estimated. Since the severance costs associated with their planned activities met these requirements, CFC recognized a charge of $6.2 million in 2001 related to severance benefits and other restructuring charges. CFC also recognized charges of: (i) $7.5 million related to its decision to discontinue the sale of certain types of life insurance in conjunction with lending transactions; and (ii) $6.6 million related to certain litigation matters.

     Loss related to the sale of certain finance receivables

     During 2001, CFC recognized a loss of $2.2 million on the sale of $11.2 million of finance receivables. Also, during 2001, the purchaser of certain credit card receivables returned certain receivables pursuant to a return of accounts provision included in the sales agreement. Such returns and the associated losses exceeded the amounts CFC initially anticipated when the receivables were sold. CFC recognized a loss of $9.0 million related to the returned receivables.

     Change in value of warrant

     As partial consideration for a financing transaction, CFC issued a warrant which permits the holder to purchase 5 percent of Conseco Finance at a nominal price. The holder of the warrant or CFC may cause the warrant and any stock issued upon its exercise to be purchased for cash at an appraised value in May 2003. Additionally, until May 2003, the holder has the right (subject to certain terms and conditions) to convert the warrant into preferred stock of Conseco. Since the warrant permits cash settlement at fair value at the option of the holder of the warrant, it has been included in other liabilities and is measured at fair value, with changes in its value reported in earnings. The estimated fair value of the warrant at December 31, 2001 was $38.1 million. The estimated value was determined based on discounted cash flow and market multiple valuation techniques. During 2001, CFC recognized a $10.0 million benefit as a result of the decreased value of the warrant (which was classified as a reduction to special charges).

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     2000

     CFC incurred significant special charges during 2000, primarily related to the restructuring of its debt and its business. The following table summarizes the special charges, which are further described in the paragraphs which follow (dollars in millions):

Lower of cost or market adjustment for finance receivables
     identified for sale....................................................     $103.3
Loss on sale of transportation loans and vendor services
     financing business.....................................................       51.0
Loss on sale of asset-based loans...........................................       53.0
Costs related to closing offices and streamlining businesses................       29.5
Abandonment of computer processing systems..................................       35.8
Transaction fees paid and warrant issued....................................       78.4
Reserve methodology change at bank subsidiary...............................       48.0
Net gain on sale of certain loans and other items...........................       (4.7)
                                                                                 ------

         Special charges before income tax benefit..........................     $394.3
                                                                                 ======

     Lower of cost or market adjustment for finance receivables identified for sale

     On July 27, 2000, CFC announced several courses of action to restructure its business, including the sale or runoff of the finance receivables of several business lines. The carrying value of the loans held for sale was reduced to the lower of cost or market, consistent with CFC's accounting policy for such loans. The reduction in value of these loans of $103.3 million (including a $45.9 million increase to the allowance for credit losses) primarily related to transportation finance receivables (primarily loans for the purchase of trucks and buses). These loans had experienced a significant decrease in value as a result of the adverse economic effect that increases in oil prices and competition had on borrowers in the transportation business during 2000.

     Loss on sale of transportation loans and vendor service financing business

     During the fourth quarter of 2000, CFC sold transportation loans with a carrying value of $566.0 million (after the market adjustment described above) in whole loan sale transactions. CFC recognized an additional loss of $30.7 million on the sale. During 2000, CFC recognized a special charge and reduced goodwill by $20.3 million, representing the difference between: (i) the carrying value of the net assets of the vendor services financing business; and (ii) the anticipated proceeds from the sale of such business, which was completed in the first quarter of 2001.

     Loss on sale of asset-based loans

     During the third quarter of 2000, CFC sold asset-based loans with a carrying value of $152.2 million in whole loan sale transactions. CFC recognized a loss of $53.0 million on these sales.

     Costs related to closing offices and streamlining businesses

     CFC's restructuring activities included the closing of several branch offices and streamlining its businesses. These activities included a reduction in the work force of approximately 1,700 employees. CFC incurred a charge of $6.9 million related to severance costs paid to terminated employees in 2000. CFC also incurred lease termination and direct closing costs of $12.3 million associated with the branch offices closed in conjunction with the restructuring activities. In addition, fixed assets and leasehold improvements of $10.3 million were abandoned when the branch offices were closed.

     Abandonment of computer processing systems

     CFC recorded a $35.8 million charge in 2000 to write off the carrying value of capitalized computer software costs for projects that have been abandoned in conjunction with its restructuring. These costs are primarily associated with:
(i) computer processing systems under development that would require significant additional expenditures to complete and that were inconsistent with its business plan; and (ii) computer systems related to the lines of business discontinued by CFC and therefore were no longer required.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     Advisory fees and warrant paid and/or issued to Lehman and other investment banks

     In May 2000, CFC sold approximately $1.3 billion of finance receivables to Lehman and its affiliates for cash and a right to share in future profits from a subsequent sale or securitization of the assets sold. CFC paid a $25.0 million transaction fee to Lehman in conjunction with the sale, which was included in special charges. Such loans were sold to Lehman at a value which approximated net book value, less the fee paid to Lehman.

     During the second and third quarters of 2000, CFC repurchased a significant portion of the finance receivables sold to Lehman. These finance receivables were subsequently included in securitization transactions structured as financings. The cost of the finance receivables purchased from Lehman did not differ materially from the book value of the loans prior to their sale to Lehman.

     Lehman has also amended its master repurchase financing facilities to expand the types of assets financed. As partial consideration for the financing transaction, Lehman received a warrant, with a nominal exercise price, for five percent of the common stock of CFC. The initial $48.1 million estimated value of the warrant was recognized as an expense during the second quarter of 2000. The estimated fair value of the warrant did not change materially during 2000.

     CFC also paid Lehman $5.3 million in advisory fees related to the business and debt restructuring.

     Reserve Methodology Change at Bank Subsidiary

     During the fourth quarter of 2000, CFC increased the allowance for credit losses related to credit card receivables held by its bank subsidiary. CFC implemented a more conservative approach pursuant to a regulatory examination, which resulted in this special charge.

     Gain on sale of certain loans and other items

     During 2000, CFC sold substantially all of the finance receivables related to its bankcard (Visa and Mastercard) portfolio. CFC recognized a gain of $9.7 million on the sale.

     During 2000, CFC recognized $5.0 million of other costs related to its restructuring.

     Reorganization Items

     During 2002, CFC incurred professional fees associated with its bankruptcy proceedings which totaled $17.3 million. Such items are expensed and classified in accordance with SOP 90-7.

     Subsequent events related to CFC

     On March 14, 2003, the Bankruptcy Court approved a new servicing agreement which was agreed upon by CFC and the securitization bondholders. Pursuant to the agreement the servicing fee for the manufactured housing securitization trusts will increase to 125 bps for the first 12 months subsequent to the closing of the sale of CFC's assets to CFN and 115 bps thereafter. This is an increase from the original servicing fee of 50 bps. This agreement also moves the payment of the servicing fee to the top of the cash flow streams before distributions to the bondholders. Previously, this servicing fee was distributed after all principal and interest payments were made to all bondholders. The modifications to the servicing agreements will have a favorable impact on the cash flow and valuation of CFC's servicing rights. Under the new servicing assumptions, CFC's servicing rights would have been valued at $180.8 million as of December 31, 2002, an increase in value of $514.2 million. The change adversely affects the valuation of our retained interests and guarantee liability related to interests in securitization trusts held by others by $10.3 million and $216.1 million, respectively. The valuations for the retained interests and the guarantee liability related to interests in securitization trusts held by others as of December 31, 2002 under the new assumptions would have been $242.2 million and $(542.8) million, respectively.

     Through April 1, 2003, CFC has failed to make $254.2 million in guarantee payments of which $91.8 million was owed to outside third parties. These amounts are contemplated in the above mentioned valuations using the new servicing agreement and related assumptions.

     On April 14, 2003, the Bankruptcy Court approved an amendment to the FPS DIP to increase the maximum permitted borrowings thereunder, from $125 million to $150 million.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     18.  FINANCIAL INFORMATION REGARDING CVIC

     In October 2002, Conseco Life Insurance Company of Texas (a wholly-owned subsidiary of the Company) completed the sale of CVIC to Inviva, Inc. ("Inviva"), a holding company that owns The American Life Insurance Company of New York. CVIC marketed tax qualified annuities and certain employee benefit-related insurance products through professional independent agents. Pursuant to SFAS 144, CVIC is accounted for as a discontinued operation. Our consolidated statement of operations reflects the operations of CVIC in the caption "Discontinued operations" for all periods. The consideration received from Inviva at closing (subject to adjustment based upon the adjusted statutory balance sheet of CVIC at September 30, 2002) totaled $83.7 million, of which $35.0 million was in the form of Series D Preferred Shares (the "Preferred Shares") issued by Inviva and the remainder was in cash. Under the terms of the purchase agreement, if the adjusted statutory book value of CVIC at September 30, 2002, is less than a specified value, the purchase price shall be reduced by the amount that such specified value exceeds the adjusted statutory book value. In addition, Conseco Life Insurance Company of Texas received a dividend of approximately $75 million from CVIC immediately prior to the closing. We recognized a loss on the sale of $93.1 million. There was no income tax benefit recognized on the transaction.

     The Preferred Shares accrue dividends (in-kind) at an annual rate of 19 percent. On or after December 31, 2002, our insurance subsidiary that holds these shares may elect to exchange the Preferred Shares for non-voting common stock of JNF Holding Company, Inc., a wholly-owned subsidiary of Inviva, ("JNF") that now owns all of the stock of CVIC. If not previously exchanged, on October 15, 2003, the Preferred Shares will be mandatorily exchanged into the common stock of JNF and our insurance subsidiary that holds the Preferred Shares will be entitled to receive a $1.67 million cash fee upon the occurrence of such exchange. After the exchange has occurred, such JNF common stock may be repurchased by JNF at any time at 115 percent of the stated value of the Preferred Shares plus accrued and unpaid dividends thereon immediately prior to the exchange.

     In connection with the sale of CVIC, we agreed to provide, for a fee, various administrative and technical services in order to allow CVIC to continue to operate and to facilitate the transition of CVIC to Inviva. Such services are being provided pursuant to an Administrative and Transition Services Agreement (the "Transition Agreement"). The term of the Transition Agreement is nine months subject to extension or early termination. As part of the CVIC sale, Conseco agreed that it would not engage in the variable annuity or variable insurance business for a period of three years after the closing.

     The following summarizes selected financial information of CVIC:

                                                                                                    December 31,
                                                                                                        2001
                                                                                                    -----------
                                                                                               (Dollars in millions)
     Total investments..........................................................................     $1,399.6
     Cost of policies purchased.................................................................        100.7
     Cost of policies produced..................................................................        228.0
     Assets held in separate accounts........................................................         1,649.1
     Total assets...............................................................................      3,631.1

     Insurance liabilities......................................................................      1,382.9
     Liabilities related to separate accounts...................................................      1,649.1
     Investment borrowings......................................................................        151.8
     Total liabilities..........................................................................      3,242.6

     Net assets of discontinued operations....................................................          388.5

                                     F - 143

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

                                                                                                    Year ended
                                                                                                    December 31,
                                                                                        ---------------------------------
                                                                                        2002             2001        2000
                                                                                        ----             ----        ----
                                                                                               (Dollars in millions)
     Insurance policy income.....................................................     $   30.5         $ 73.0       $ 49.6
     Net investment income.......................................................       (217.3)         (61.7)       309.9
     Net realized investment losses..............................................        (76.7)         (34.3)       (11.8)
     Total revenues..............................................................       (263.3)         (23.0)       347.9

     Insurance policy benefits...................................................       (234.7)         (81.7)       263.4
     Amortization................................................................        117.4           33.7         27.3
     Total expenses..............................................................       (102.9)         (17.4)       319.5

     Pre-tax income (loss).......................................................       (160.4)          (5.6)        28.4

     Net income (loss)...........................................................      $(101.6)        $ (5.6)       $17.7
     Income taxes................................................................        (58.8)(a)        -            -
     Loss on sale of CVIC........................................................        (93.1)           -            -
                                                                                         -----         ------        -----

         Amount classified as discontinued operations............................      $(253.5)        $ (5.6)       $17.7
                                                                                       =======         ======        =====

---------------
(a) Amount is considered in determining the income tax expense in the consolidated statement of operations.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

     19.  INVESTMENTS IN VARIABLE INTEREST ENTITIES

     The Company has investments in various types of special purpose entities and other entities, some of which are VIEs under FIN 46, as described in the note to the consolidated financial statements entitled "Summary of Significant Accounting Policies". The following are descriptions of our significant investments in VIEs:

     Brickyard Trust

     In 1998, the Company invested in an investment trust known as the Brickyard Loan Trust ("Brickyard"). Brickyard is a collateralized debt obligation trust which participates in an underlying pool of commercial loans. The initial capital structure of Brickyard consisted of $575 million of senior financing provided by unrelated third party investors and $127 million of notes and certificates owned by the Company and others. As a result of our 85 percent ownership interest in the subordinated certificates, we are the primary beneficiary of Brickyard. In accordance with ARB 51 "Consolidated Financial Statements", Brickyard is consolidated in our financial statements, because of:
(i) our investment management subsidiary, Conseco Capital Management, Inc. was the investment manager; and (ii) our significant ownership of the subordinated certificates. Included in "Assets held in separate accounts and investment trust" were $410.2 million and $481.1 million at December 31, 2002 and 2001, respectively, of assets which serve as collateral for Brickyard's obligations. These amounts are offset by a corresponding liability account, the value of which fluctuates in relation to changes in the values of the investments. At December 31, 2002 the net carrying value of our investment was $66.7 million, which is also the maximum loss we could recognize if the loans held in the trust experiences significant defaults. The senior note obligations have no recourse to the general credit of the Company.

     Other Investment Trusts

     In December 1998, the Company formed three investment trusts which were special purpose entities formed to hold various fixed maturity, limited partnership and other types of investments. The initial capital structure of each of the trusts consisted of: (i) approximately 96 percent principal-protected senior notes; (ii) approximately 3 percent subordinated junior notes; and (iii) 1 percent equity. The senior principal-protected notes are collateralized by zero coupon treasury notes with par values and maturities matching the par values and maturities of the principal-protected senior notes. Conseco's life insurance subsidiaries own 100 percent of the senior principal-protected notes. Certain of Conseco's non-life insurance subsidiaries own all of the subordinated junior notes, which have a preferred return equal to the total return on the trusts' assets in excess of principal and interest on the senior notes. The equity of the trusts is owned by unrelated third parties.

     The three investment trusts are VIEs under FIN 46 because the trusts' equity represents significantly less than 10 percent of total capital and the subordinated junior notes were intended to absorb expected losses and receive virtually all expected residual returns. Based on our 100 percent ownership of the subordinated junior notes, we are the primary beneficiary of the investment trusts. All three trusts are consolidated in our financial statements at December 31, 2002. The carrying value of the total invested assets in the three trusts were approximately $382 million at December 31, 2002, which also represents Conseco's maximum exposure to loss as a result of our ownership interests in the trusts. The trusts have no obligations or debt to outside parties.

     Investment in General Motors Building

     In 1998, Conseco invested in a partnership which was formed to acquire and own the 50 story office building in New York City known as the General Motors Building (the "GM Building"). The partnership acquired the GM Building for approximately $878 million. The initial capital structure of the partnership consisted of: (i) a $700 million senior mortgage; (ii) $200 million of subordinated debt with a stated fixed return of 12.7 percent payable-in-kind, and the opportunity to earn an additional residual return; and (iii) $30 million of partnership equity, owned 50 percent by Conseco and 50 percent by an affiliate of Donald Trump. A Trump affiliate also served as general manager of the acquired building. We own 100 percent of the subordinated debt. The partnership is a VIE under FIN 46 because the $30 million of equity represents significantly less than 10 percent of total partnership capital and the subordinated debt was intended to absorb virtually all expected losses and receive a significant portion of expected residual returns. Based on our 100 percent ownership of the subordinated debt, we are the primary beneficiary of the GM Building partnership. Accordingly, the partnership will be consolidated in our financial statements beginning in the third quarter 2003. We do not expect the consolidation of the GM Building partnership to have a material impact on our financial condition or results of operations. The real estate asset, which will be added to our balance sheet as a result of consolidation, collateralizes the partnership's senior mortgage obligation. The existing senior mortgage obligation, which would also be added to our balance sheet as a result of consolidation, is not guaranteed by Conseco and does not have recourse against Conseco's general credit. The existing senior mortgage obligation matures

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                   Notes to Consolidated Financial Statements
                           --------------------------

on August 1, 2003.

     At December 31, 2002, actively managed fixed maturities at fair value included $277.8 million of subordinated debt and accrued interest in the GM Building partnership. Other invested assets included our $15 million equity investment at December 31, 2002. The investments in subordinated debt and equity represent our maximum exposure to investment loss as a result of our involvement in the partnership. As more fully described in the note to the consolidated financial statements entitled "Other Disclosures", the other investor in the partnership has filed a lawsuit against Conseco.

     Other Investments in Variable Interest Entities

     Certain limited partnerships and other entities, which are part of our non-traditional investment portfolio, are VIEs. However, our investments in each of those entities are not significant and, therefore, the disclosure and consolidation requirements of FIN 46 are not applicable. In each case, the carrying value included in other invested assets represents the Company's maximum exposure to loss as a result of its involvement with the entity.

[C]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Shares

                                 (CONSECO LOGO)

                                  Common Stock

                             ----------------------

                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                             ----------------------

                         BANC OF AMERICA SECURITIES LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[P]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Shares

                                 (CONSECO LOGO)

                % Mandatorily Convertible Preferred Stock, Class B

                             ----------------------

                              GOLDMAN, SACHS & CO.

                                 MORGAN STANLEY

                             ----------------------

                                    JPMORGAN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be paid by Conseco in connection in connection with the issuance and distribution of the offered securities, excluding underwriting discounts and commissions.

Securities and Exchange Commission registration fee.........  $145,705
NASD filing fee.............................................    30,500
New York Stock Exchange listing fee.........................         *
Blue Sky fees and expenses (including attorneys' fees and
  expenses).................................................         *
Printing expenses...........................................         *
Accounting fees and expenses................................         *
Transfer agent's fees and expenses..........................         *
Legal fees and expenses.....................................         *
Miscellaneous fees and expenses.............................         *
                                                              --------
  Total.....................................................  $      *
                                                              ========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated under the laws of the State of Delaware. Our Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any transaction from which the director derives an improper personal benefit; (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) for any improper payment of dividends or redemption of shares; or (iv) for any breach of the director's duty of loyalty to us or our stockholders.

     Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws further provide, as permitted by Section 145 of the DGCL, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or, while a director or officer, is or was serving at the request of the Company as a director, officer, employee or agent of another company or enterprise (an "indemnitee"), will be indemnified and held harmless by us to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys' fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

     The foregoing statements are subject to the detailed provisions of the DGCL and our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws.

     Our directors and officers are covered under directors' and officers' liability insurance policies maintained by us.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (1) On September 10, 2003, the effective date of our Plan of Reorganization, we issued 100,000,000 shares of our common stock, 34,386,740 shares of our Class A Preferred Stock and 6,000,000 Series A Warrants to our predecessor's pre-bankruptcy creditors pursuant to the Plan of Reorganization.

Based upon the exemption from the registration requirements under the Securities Act provided by Section 1145 of the Bankruptcy Code, which we relied on pursuant to an order from the Bankruptcy Court, we believe that none of these securities were required to be registered under the Securities Act or under any state or local law requiring registration for offer or sale of a security or registration of licensing of an issuer of, underwriter of, or broker or dealer in, such securities, in connection with their issuance and distribution pursuant to the Plan of Reorganization.

     (2) On September 29, 2003, we issued R. Glenn Hilliard, our non-executive chairman, 98,119 shares of our common stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Mr. Hilliard received these shares in connection with a Bankruptcy Court-approved agreement whereby Mr. Hilliard agreed to serve as our non-executive chairman upon our emergence from bankruptcy.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     Reference is made to the attached Exhibit Index.

     (b) Financial Statement Schedules.

     The following financial statement schedules are listed as part of this Registration Statement immediately following the signature pages.

     Schedule II -- Condensed Financial Information of Registrant (Parent
Company)

     Schedule IV -- Reinsurance

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

         1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Conseco, Inc. certifies that it has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel and State of Indiana on January 28, 2004.

                                          CONSECO, INC.

                                          By:       /s/ EUGENE M. BULLIS
                                            ------------------------------------
                                                      Eugene M. Bullis
                                                Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Shea, Eugene M. Bullis, John R. Kline and William S. Kirsch and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURES                             CAPACITY                      DATE
              ----------                             --------                      ----

         /s/ WILLIAM J. SHEA                President, Chief Executive       January 28, 2004
--------------------------------------    Officer and Director (Principal
           William J. Shea                      Executive Officer)

         /s/ EUGENE M. BULLIS              Executive Vice President and      January 28, 2004
--------------------------------------        Chief Financial Officer
           Eugene M. Bullis                (Principal Financial Officer)

          /s/ JOHN R. KLINE               Senior Vice President and Chief    January 28, 2004
--------------------------------------     Accounting Officer (Principal
            John R. Kline                       Accounting Officer)

        /s/ R. GLENN HILLIARD                  Chairman of the Board         January 28, 2004
--------------------------------------
          R. Glenn Hilliard

              SIGNATURES                             CAPACITY                      DATE
              ----------                             --------                      ----

          /s/ NEAL SCHNEIDER                         Director                January 28, 2004
--------------------------------------
            Neal Schneider

        /s/ PHILIP R. ROBERTS                        Director                January 28, 2004
--------------------------------------
          Philip R. Roberts

          /s/ JOHN G. TURNER                         Director                January 28, 2004
--------------------------------------
            John G. Turner

        /s/ MICHAEL T. TOKARZ                        Director                January 28, 2004
--------------------------------------
          Michael T. Tokarz

        /s/ MICHAEL S. SHANNON                       Director                January 28, 2004
--------------------------------------
          Michael S. Shannon

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES





To the Shareholders and Board of Directors
Conseco, Inc.


     Our report on the consolidated financial statements of Conseco, Inc. and subsidiaries is included on page F-42 of this Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed in the index on page II-2 of this Form S-1. In our opinion, the financial statement schedules referred to above, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

     The accompanying consolidated financial statements have been prepared assuming that Conseco, Inc. will continue as a going concern, which contemplates continuity of Conseco's operations and realization of its assets and payments of its liabilities in the ordinary course of business. As more fully described in the notes to the consolidated financial statements, on December 17, 2002, Conseco, Inc. and several of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the bankruptcy process and Conseco's recurring losses from operations raise substantial doubt about Conseco's ability to continue as a going concern. Conseco, Inc. is currently operating its business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and continuation of Conseco as a going concern is contingent upon, among other things, the confirmation of Conseco's Plan of Reorganization and Conseco's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. If no reorganization plan is approved, it is possible that Conseco's assets may be liquidated. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

     As discussed in note 4 to the consolidated financial statements, the Company adopted Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" in 2000 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2002.



                                             /s/ PricewaterhouseCoopers LLP
                                             --------------------------------
                                             PricewaterhouseCoopers LLP


Indianapolis, Indiana
April 11, 2003

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)

                                   SCHEDULE II

         Condensed Financial Information of Registrant (Parent Company)
                                  Balance Sheet
                        as of December 31, 2002 and 2001
                              (Dollars in millions)

                                     ASSETS

                                                                                             2002             2001
                                                                                         ------------    ------------
Cash and cash equivalents ............................................................   $       41.9    $      152.2
Cash held in segregated accounts for the payment of debt .............................             --            54.7
Other invested assets ................................................................            8.0            15.3
Investment in wholly-owned subsidiaries (eliminated in consolidation) ................        3,899.7         9,528.5
Notes receivable from Conseco Finance (eliminated in consolidation) ..................             --           249.5
Receivable from subsidiaries (eliminated in consolidation) ...........................        1,272.9         1,643.7
Income tax assets ....................................................................           54.3           521.2
Other assets .........................................................................           66.9            10.7
                                                                                         ------------    ------------

          Total assets ...............................................................   $    5,343.7    $   12,175.8
                                                                                         ============    ============

                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Notes payable ....................................................................   $         --    $    4,085.0
    Notes payable to subsidiaries (eliminated in consolidation) ......................             --           353.5
    Payable to subsidiaries (eliminated in consolidation) ............................            5.1           477.7
    Liabilities subject to compromise ................................................        4,873.3              --
    Affiliated liabilities subject to compromise .....................................          572.4              --
    Other liabilities ................................................................           21.8           592.1
                                                                                         ------------    ------------

          Total liabilities ..........................................................        5,472.6         5,508.3
                                                                                         ------------    ------------

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts ...        1,921.5         1,914.5

Shareholders' equity (deficit):
    Preferred stock ..................................................................          501.7           499.6
    Common stock and additional paid-in capital (no par value, 1,000,000,000 shares authorized, shares issued and outstanding: 2002 - 346,007,133;
        2001 - 344,743,196) ..........................................................        3,497.0         3,484.3
    Accumulated other comprehensive income (loss) ....................................          580.6          (439.0)
    Retained earnings (deficit) ......................................................       (6,629.7)        1,208.1
                                                                                         ------------    ------------

          Total shareholders' equity (deficit) .......................................       (2,050.4)        4,753.0
                                                                                         ------------    ------------

          Total liabilities and shareholders' equity (deficit) .......................   $    5,343.7    $   12,175.8
                                                                                         ============    ============



                   The accompanying notes are an integral part
                     of the condensed financial information.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II
         Condensed Financial Information of Registrant (Parent Company)
                             Statement of Operations
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)

                                                                                          2002           2001           2000
                                                                                       -----------    -----------    -----------
Revenues:
   Net investment income ...........................................................   $       3.3    $      29.9    $      77.3
   Dividends from subsidiaries (eliminated in consolidation) .......................         276.0          216.3          178.0
   Fee and interest income from subsidiaries (eliminated in consolidation) .........          68.6          170.2          347.3
   Net investment losses ...........................................................          (2.1)         (53.5)         (66.8)
   Gain on sale of interest in riverboat ...........................................            --          192.4             --
   Other income ....................................................................           1.5            1.6            7.6
                                                                                       -----------    -----------    -----------

       Total revenues ..............................................................         347.3          556.9          543.4
                                                                                       -----------    -----------    -----------

Expenses:
   Interest expense on notes payable (contractual interest for 2002 of $328.7) .....         325.3          369.5          438.4
   Provision for loss ..............................................................         147.2          169.6          231.5
   Intercompany expenses (eliminated in consolidation) .............................            --           21.0           28.0
   Operating costs and expenses ....................................................          91.9           53.8           37.0
   Special charges .................................................................          30.5           49.6          281.6
   Reorganization items, net .......................................................          14.4             --             --
                                                                                       -----------    -----------    -----------

       Total expenses ..............................................................         609.3          663.5        1,016.5
                                                                                       -----------    -----------    -----------

       Loss before income taxes, equity in undistributed earnings of subsidiaries, distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations,
         extraordinary gain (loss) and cumulative effect of accounting change ......        (262.0)        (106.6)        (473.1)

Income tax expense (benefit):
   Tax benefit on period income ....................................................         (50.5)        (115.6)        (185.7)
   Valuation allowance for deferred tax assets .....................................         811.2             --             --
                                                                                       -----------    -----------    -----------

       Income (loss) before equity in undistributed earnings of subsidiaries, distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations, extraordinary
         gain (loss) and cumulative effect of accounting change ....................      (1,022.7)           9.0         (287.4)

Equity in undistributed loss of subsidiaries before discontinued operations, extraordinary gain (loss) and cumulative effect of accounting change
   (eliminated in consolidation) ...................................................      (1,475.6)        (205.9)        (316.3)
                                                                                       -----------    -----------    -----------

       Loss before distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations, extraordinary gain (loss) and cumulative effect of
         accounting change .........................................................      (2,498.3)        (196.9)        (603.7)

Distributions on Company-obligated mandatorily redeemable preferred securities
   of subsidiary trusts (contractual distributions for 2002 of $179.8) .............         173.2          119.5          145.3
                                                                                       -----------    -----------    -----------

       Loss before discontinued operations, extraordinary gain (loss)
         and cumulative effect of accounting change ................................      (2,671.5)        (316.4)        (749.0)

Discontinued operations of subsidiaries, net of income taxes .......................      (2,223.1)        (106.7)        (381.9)
Extraordinary gain (loss) on extinguishment of debt, net of income taxes:
   Parent company ..................................................................           1.9           11.1           (5.0)
   Subsidiary ......................................................................           6.2            6.1             --
Cumulative effect of accounting change of subsidiaries, net of income taxes ........      (2,949.2)            --          (55.3)
                                                                                       -----------    -----------    -----------

       Net loss ....................................................................      (7,835.7)        (405.9)      (1,191.2)

Preferred stock dividends (contractual distributions for 2002 of $2.1) .............           2.1           12.8           11.0
                                                                                       -----------    -----------    -----------

       Loss applicable to common stock .............................................   $  (7,837.8)   $    (418.7)   $  (1,202.2)
                                                                                       ===========    ===========    ===========

                   The accompanying notes are an integral part
                     of the condensed financial information.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

         Condensed Financial Information of Registrant (Parent Company)

                             Statement of Cash Flows
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)

                                                                                       2002           2001           2000
                                                                                   -----------    -----------    -----------
Cash flows from operating activities:
     Net loss ..................................................................   $  (7,835.7)   $    (405.9)   $  (1,191.2)
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Equity in undistributed earnings of consolidated subsidiaries * .......       1,475.6          205.9          316.3
         Discontinued operations of subsidiaries ...............................       2,223.1          106.7          381.9
         Cumulative effect of accounting change of subsidiaries ................       2,949.2             --             --
         Provision for loss on loan guarantees .................................         147.2          169.6          231.5
         Net investment losses .................................................           2.1           53.5           66.8
         Income taxes ..........................................................         723.4          (80.1)        (351.7)
         Extraordinary charge on extinguishment of debt ........................          (8.1)         (26.9)           7.7
         Cumulative effect of change in accounting .............................            --             --           85.2
         Distributions on Company-obligated mandatorily redeemable preferred
           securities of subsidiary trusts .....................................         173.2          183.9          223.5
         Special charges .......................................................          10.2           41.9          112.1
         Gain on sale of interest in riverboat .................................            --         (192.4)
         Other .................................................................         272.7           71.8          (19.9)
                                                                                   -----------    -----------    -----------

         Net cash provided (used) by operating activities ......................         132.9          128.0         (137.8)
                                                                                   -----------    -----------    -----------

Cash flows from investing activities:
   Sales and maturities of investments .........................................          16.7          375.9          228.2
   Investments and advances to consolidated subsidiaries* ......................         (72.2)            --       (1,427.2)
   Purchases of investments ....................................................         (59.2)         (50.1)        (220.0)
   Payments from subsidiaries* .................................................          21.5          535.9        2,218.0
                                                                                   -----------    -----------    -----------

         Net cash provided by investing activities .............................         (93.2)         861.7          799.0
                                                                                   -----------    -----------    -----------

Cash flows from financing activities:
   Issuance of common and convertible preferred shares .........................            --            4.1             .8
   Repurchase of Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts ...........................................            --             --         (250.0)
   Issuance of notes payable and commercial paper ..............................            --          410.8        3,537.2
   Payments on notes payable ...................................................         (75.5)      (1,349.4)      (3,114.6)
   Payments on notes payable to affiliates* ....................................            --             --           (3.1)
   Payments to repurchase equity securities of Conseco, Inc. ...................            --             --         (102.6)
   Dividends to subsidiaries* ..................................................         (43.0)         (43.0)         (52.8)
   Dividends and distributions on Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts .................................         (86.2)        (181.2)        (302.1)
                                                                                   -----------    -----------    -----------

         Net cash used by financing activities .................................        (204.7)      (1,158.7)        (287.2)
                                                                                   -----------    -----------    -----------

         Net increase (decrease) in cash and cash equivalents ..................        (165.0)        (169.0)         374.0

   Cash and cash equivalents, beginning of year ................................         206.9          375.9            1.9
                                                                                   -----------    -----------    -----------

   Cash and cash equivalents, end of year ......................................   $      41.9    $     206.9    $     375.9
                                                                                   ===========    ===========    ===========

     *  Eliminated in consolidation

                   The accompanying notes are an integral part
                     of the condensed financial information.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

1.   Basis of Presentation

     The condensed financial information should be read in conjunction with the consolidated financial statements of Conseco, Inc. ("Conseco" or "CNC"). The condensed financial information includes the accounts and activity of the parent company and its wholly-owned non-insurance subsidiaries which act as the holding companies for Conseco's life insurance subsidiaries.

2.   Condensed Consolidating Financial Information

     The obligations under our current bank credit facilities, which had a principal balance of $1,531.4 million at December 31, 2002, are guaranteed by CIHC, Incorporated, ("CIHC") a wholly-owned subsidiary of Conseco, and the ultimate holding company for Conseco's principal operating subsidiaries. In addition, CIHC has guaranteed up to $250.0 million of debt of Conseco Finance Corp. ("CFC"), and up to $481.3 million of bank loans to certain of our current and former directors, officers and key employees which were used to purchase shares of our common stock.

     As described in the note to the consolidated financial statements entitled "Notes Payable", Conseco completed an exchange of approximately $1.3 billion aggregate principal amount of newly issued guaranteed notes for its senior unsecured notes held by "qualified institutional buyers," institutional "accredited investors," or non U.S. persons in transactions outside the United States. The bonds which were exchanged have identical principal and interest amounts, but the new bonds have extended maturities and are guaranteed on a senior subordinated basis by CIHC. Such guarantee is subordinated to the guarantees of CIHC summarized in the preceding paragraph. The guarantee is on parity with CIHC's senior subordinated debt including a $177.4 million note to CFIHC, Inc. CFIHC, Inc. is a subsidiary of CIHC.

     The following condensed consolidating financial information as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, summarizes the accounts of CIHC, Conseco and other holding companies which comprise the parent company. Such condensed consolidating financial information should be read in conjunction with the consolidated financial statements of Conseco.

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

  Condensed Consolidating Financial Information of Registrant (Parent Company)

                                  Balance Sheet
                             as of December 31, 2002

                              (Dollars in millions)

                                     ASSETS

                                                                                    Conseco, Inc.                     Total
                                                                        CIHC,         and other                   Conseco, Inc.
                                                                    Incorporated       holding                       (parent
                                                                  (holding company)   companies    Eliminations      company)
                                                                  -----------------  -----------   ------------   --------------
Cash and cash equivalents .......................................   $        25.9    $      16.0    $        --    $      41.9
Other invested assets ...........................................             5.8            2.2             --            8.0
Investment in wholly-owned subsidiaries
    (eliminated in consolidation) ...............................         4,440.3        5,360.9       (5,901.5)       3,899.7
Receivable from subsidiaries (eliminated in consolidation) ......         1,278.7        1,007.8       (1,013.6)       1,272.9
Income tax assets ...............................................            (4.7)          59.0             --           54.3
Other assets ....................................................              .1           66.8             --           66.9
                                                                    -------------    -----------    -----------    -----------

          Total assets ..........................................   $     5,746.1    $   6,512.7    $  (6,915.1)   $   5,343.7
                                                                    =============    ===========    ===========    ===========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Payable to subsidiaries (eliminated in consolidation) .......   $         4.8    $      71.3    $     (71.0)   $       5.1
    Liabilities subject to compromise ...........................             7.4        4,865.9             --        4,873.3
    Affiliated liabilities subject to compromise ................         1,030.3          558.1       (1,016.0)         572.4
    Other liabilities ...........................................              --           21.8             --           21.8
                                                                    -------------    -----------    -----------    -----------

          Total liabilities .....................................         1,042.5        5,517.1       (1,087.0)       5,472.6
                                                                    -------------    -----------    -----------    -----------

Company-obligated mandatorily redeemable preferred securities
     of subsidiary trusts .......................................              --        1,921.5             --        1,921.5

Shareholders' equity (deficit):
    Preferred stock .............................................           268.8        1,401.7       (1,168.8)         501.7
    Common stock and additional paid-in capital .................         8,718.8        3,800.0       (9,021.8)       3,497.0
    Accumulated other comprehensive income ......................           585.6          580.6         (585.6)         580.6
    Retained earnings (deficit) .................................        (4,869.6)      (6,708.2)       4,948.1       (6,629.7)
                                                                    -------------    -----------    -----------    -----------

          Total shareholders' equity (deficit) ..................         4,703.6         (925.9)      (5,828.1)      (2,050.4)
                                                                    -------------    -----------    -----------    -----------

          Total liabilities and shareholders' equity (deficit) ..   $     5,746.1    $   6,512.7    $  (6,915.1)   $   5,343.7
                                                                    =============    ===========    ===========    ===========

                                      S-6

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

  Condensed Consolidating Financial Information of Registrant (Parent Company)

                                  Balance Sheet
                             as of December 31, 2001

                              (Dollars in millions)

                                     ASSETS

                                                                                      Conseco, Inc.                       Total
                                                                         CIHC,          and other                     Conseco, Inc.
                                                                    Incorporated         holding                         (parent
                                                                  (holding company)     companies     Eliminations       company)
                                                                   ---------------    -------------   ------------    -------------

Cash and cash equivalents ......................................   $           1.0    $       151.2    $        --    $       152.2
Cash held in segregated accounts for the payment of debt .......                --             54.7             --             54.7
Other invested assets ..........................................               3.5             11.8             --             15.3
Investment in wholly-owned subsidiaries
    (eliminated in consolidation) ..............................          10,240.6         10,166.6      (10,878.7)         9,528.5
Notes receivable from Conseco Finance
    (eliminated in consolidation) ..............................             249.5               --             --            249.5
Receivable from subsidiaries (eliminated in consolidation) .....           1,535.8          2,685.1       (2,577.2)         1,643.7
Income taxes ...................................................            (210.8)           648.8           83.2            521.2
Other assets ...................................................               1.0              9.7             --             10.7
                                                                   ---------------    -------------    -----------    -------------

          Total assets .........................................   $      11,820.6    $    13,727.9    $ (13,372.7)   $    12,175.8
                                                                   ===============    =============    ===========    =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Notes payable ..............................................   $            --    $     4,085.0    $        --    $     4,085.0
    Notes payable to subsidiaries (eliminated in
          consolidation) .......................................           1,279.8             77.0       (1,003.3)           353.5
    Payable to subsidiaries (eliminated in consolidation) ......             313.3          1,094.0         (929.6)           477.7
    Other liabilities ..........................................              35.7            556.4             --            592.1
                                                                   ---------------    -------------    -----------    -------------

          Total liabilities ....................................           1,628.8          5,812.4       (1,932.9)         5,508.3
                                                                   ---------------    -------------    -----------    -------------

Company-obligated mandatorily redeemable preferred securities
     of subsidiary trusts ......................................                --          1,914.5             --          1,914.5

Shareholders' equity:
    Preferred stock ............................................             250.8          1,399.6       (1,150.8)           499.6
    Common stock and additional paid-in capital ................           8,763.4          3,789.0       (9,068.1)         3,484.3
    Accumulated other comprehensive loss .......................            (478.2)          (438.9)         478.1           (439.0)
    Retained earnings ..........................................           1,655.8          1,251.3       (1,699.0)         1,208.1
                                                                   ---------------    -------------    -----------    -------------

          Total shareholders' equity ...........................          10,191.8          6,001.0      (11,439.8)         4,753.0
                                                                   ---------------    -------------    -----------    -------------

          Total liabilities and shareholders' equity ...........   $      11,820.6    $    13,727.9    $ (13,372.7)   $    12,175.8
                                                                   ===============    =============    ===========    =============

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

  Condensed Consolidating Financial Information of Registrant (Parent Company)

                             Statement of Operations
                      for the year ended December 31, 2002

                              (Dollars in millions)

                                                                                       Conseco, Inc.                       Total
                                                                          CIHC,          and other                     Conseco, Inc.
                                                                      Incorporated        holding                         (parent
                                                                    (holding company)    companies      Eliminations      company)
                                                                    ----------------   -------------    ------------   ------------
Revenues:
    Net investment income .........................................   $           .1    $        3.2    $         --    $       3.3
    Dividends from subsidiaries (eliminated in consolidation) .....            276.0              --              --          276.0
    Fee and interest income from subsidiaries
       (eliminated in consolidation) ..............................             67.3            39.6           (38.3)          68.6
    Net investment gains (losses) .................................               --            (2.1)             --           (2.1)
    Other income ..................................................               --             1.5              --            1.5
                                                                      --------------    ------------    ------------    -----------

          Total revenues ..........................................            343.4            42.2           (38.3)         347.3
                                                                      --------------    ------------    ------------    -----------

Expenses:
    Interest expense on notes payable .............................               --           325.3              --          325.3
    Provision for loss ............................................               --           147.2              --          147.2
    Intercompany expenses (eliminated in consolidation) ...........             32.5             1.2           (33.7)            --
    Operating costs and expenses ..................................              4.7            89.6            (2.4)          91.9
    Special charges ...............................................               .1            30.4              --           30.5
    Reorganization items, net .....................................               --            14.4              --           14.4
                                                                      --------------    ------------    ------------    -----------

          Total expenses ..........................................             37.3           608.1           (36.1)         609.3
                                                                      --------------    ------------    ------------    -----------

          Income (loss) before income taxes, equity in
             undistributed earnings ofsubsidiaries, distributions
             on Company-obligated mandatorilyredeemable preferred
             securities of subsidiary trusts, discontinued
             operations, extraordinary gain and cumulative effect
             of accounting change .................................            306.1          (565.9)           (2.2)        (262.0)

Income tax expense (benefit):
       Tax benefit on period income ...............................             37.0           (87.5)             --          (50.5)
       Valuation allowance for deferred tax assets ................               --           811.2              --          811.2
                                                                      --------------    ------------    ------------    -----------

       Income (loss) before equity in undistributed earnings of
             subsidiaries,distributions on Company-obligated
             mandatorily redeemable preferredsecurities of
             subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effectof
             accounting change ....................................            269.1        (1,289.6)           (2.2)      (1,022.7)

Equity in undistributed earnings of subsidiaries before
    discontinued operations,extraordinary gain and cumulative
    effect of accounting change(eliminated in consolidation) ......         (1,664.1)       (6,274.1)        6,462.6       (1,475.6)
                                                                      --------------    ------------    ------------    -----------

       Income (loss) before distributions on Company-obligated
             mandatorily redeemable preferred securities of
             subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effect
             of accounting change .................................         (1,395.0)       (7,563.7)        6,460.4       (2,498.3)

Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts .....................               --           173.2              --          173.2
                                                                      --------------    ------------    ------------    -----------

       Income (loss) before discontinued operations,
       extraordinary gain and cumulative effect of
       accounting change ..........................................         (1,395.0)       (7,736.9)        6,460.4       (2,671.5)
Discontinued operations of subsidiaries, net of tax ...............         (2,223.1)             --              --       (2,223.1)
Extraordinary gain on extinguishment of debt, net of tax
    Parent company ................................................               --             1.9              --            1.9
    Subsidiary ....................................................              6.2              --              --            6.2
Cumulative effect of accounting change of subsidiaries,
    net of tax ....................................................         (2,857.1)          (92.1)             --       (2,949.2)
                                                                      --------------    ------------    ------------    -----------

       Net income (loss) ..........................................         (6,469.0)       (7,827.1)        6,460.4       (7,835.7)

Preferred stock dividends .........................................             27.1            38.1           (63.1)           2.1
                                                                      --------------    ------------    ------------    -----------

       Income (loss) applicable to common stock ...................   $     (6,496.1)   $   (7,865.2)   $    6,523.5    $  (7,837.8)
                                                                      ==============    ============    ============    ===========

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

  Condensed Consolidating Financial Information of Registrant (Parent Company)

                             Statement of Operations
                      for the year ended December 31, 2001

                              (Dollars in millions)

                                                                                       Conseco, Inc.                     Total
                                                                           CIHC,        and other                     Conseco, Inc.
                                                                       Incorporated      holding                        (parent
                                                                     (holding company)  companies      Eliminations     company)
                                                                     ---------------   -------------   ------------   -------------
Revenues:
    Net investment income ..........................................  $           .7   $        29.2   $         --   $        29.9
    Dividends from subsidiaries (eliminated in consolidation) ......           192.3            24.0             --           216.3
    Fee and interest income from subsidiaries
       (eliminated in consolidation) ...............................           172.5           180.4         (182.7)          170.2
    Net investment gains (losses) ..................................             4.3           (57.8)            --           (53.5)
    Gain on sale of interest in riverboat ..........................              --           192.4             --           192.4
    Other income ...................................................              --             1.6             --             1.6
                                                                      --------------   -------------   ------------   -------------

          Total revenues ...........................................           369.8           369.8         (182.7)          556.9
                                                                      --------------   -------------   ------------   -------------
Expenses:
    Interest expense on notes payable ..............................             2.6           369.2           (2.3)          369.5
    Provision for loss .............................................              --           169.6             --           169.6
    Intercompany expenses (eliminated in consolidation) ............           122.0             5.3         (106.3)           21.0
    Operating costs and expenses ...................................             2.5            70.4          (19.1)           53.8
    Special charges ................................................              .2            36.9           12.5            49.6
                                                                      --------------   -------------   ------------   -------------

          Total expenses ...........................................           127.3           651.4         (115.2)          663.5
                                                                      --------------   -------------   ------------   -------------
          Income (loss) before income taxes, equity in
             undistributed earnings ofsubsidiaries, distributions
             on Company-obligated mandatorily redeemable preferred
             securities of subsidiary trusts, discontinued
             operations, extraordinary gain and cumulative effect
             of accounting change ..................................           242.5          (281.6)         (67.5)         (106.6)

Income tax expense (benefit) .......................................            16.3          (107.5)         (24.4)         (115.6)
                                                                      --------------   -------------   ------------   -------------
       Income (loss) before equity in undistributed earnings of
             subsidiaries, distributions on Company-obligated
             mandatorily redeemable preferred securities of
             subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effect of
             accounting change .....................................           226.2          (174.1)         (43.1)            9.0

Equity in undistributed earnings of subsidiaries before
    discontinued operations, extraordinary gain and cumulative
    effect of accounting change (eliminated in consolidation) ......          (193.9)          (78.3)          66.3          (205.9)
                                                                      --------------   -------------   ------------   -------------
       Income (loss) before distributions on Company-obligated
             redeemable mandatorily preferred securities of
             subsidiary trusts, discontinued operations,
             extraordinary gain and cumulative effect of
             accounting change .....................................            32.3          (252.4)          23.2          (196.9)

Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts ......................              --           119.5             --           119.5
                                                                      --------------   -------------   ------------   -------------
       Income (loss) before discontinued operations, extraordinary
       gain and cumulative effect of accounting change .............            32.3          (371.9)          23.2          (316.4)

Discontinued operations of subsidiaries, net of tax ................          (106.7)             --             --          (106.7)

Extraordinary gain on extinguishment of debt, net of tax:
    Parent company .................................................              --            11.1             --            11.1
    Subsidiary .....................................................             6.1              --             --             6.1
                                                                      --------------   -------------   ------------   -------------

       Net income (loss) ...........................................           (68.3)         (360.8)          23.2          (405.9)

Preferred stock dividends ..........................................              --            12.8             --            12.8
                                                                      --------------   -------------   ------------   -------------

       Income (loss) applicable to common stock ....................  $        (68.3)  $      (373.6)  $       23.2   $      (418.7)
                                                                      ==============   =============   ============   =============

                         CONSECO, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF DECEMBER 17, 2002)
                                   SCHEDULE II

                    Notes to Condensed Financial Information

  Condensed Consolidating Financial Information of Registrant (Parent Company)

                             Statement of Operations
                      for the year ended December 31, 2000

                              (Dollars in millions)

                                                                                        Conseco, Inc.                     Total
                                                                             CIHC,        and other                   Conseco, Inc.
                                                                         Incorporated      holding                       (parent
                                                                      (holding company)  companies     Eliminations      company)
                                                                      ----------------- ------------   ------------   -------------
Revenues:
    Net investment income ...........................................   $          --   $       77.3   $         --   $        77.3
    Dividends from subsidiaries (eliminated in consolidation) .......           178.0             --             --           178.0
    Fee and interest income from subsidiaries
       (eliminated in consolidation) ................................           197.4          335.3         (185.4)          347.3
    Net investment gains (losses) ...................................             2.7          (69.5)            --           (66.8)
    Other income ....................................................              --            7.6             --             7.6
                                                                        -------------   ------------   ------------   -------------

          Total revenues ............................................           378.1          350.7         (185.4)          543.4
                                                                        -------------   ------------   ------------   -------------
Expenses:
    Interest expense on notes payable ...............................            12.5          425.9             --           438.4
    Provision for loss ..............................................              --          231.5             --           231.5
    Intercompany expenses (eliminated in consolidation) .............           198.9           11.6         (182.5)           28.0
    Operating costs and expenses ....................................             6.9           30.1             --            37.0
    Special charges .................................................              --          281.6             --           281.6
                                                                        -------------   ------------   ------------   -------------

          Total expenses ............................................           218.3          980.7         (182.5)        1,016.5
                                                                        -------------   ------------   ------------   -------------

          Income (loss) before income taxes, equity in undistributed earnings of subsidiaries, distributions on Company-
             obligated mandatorily redeemable preferred securities
             of subsidiary trusts, discontinued operations,
             extraordinary charge and cumulative effect of
             accounting change ......................................           159.8         (630.0)          (2.9)         (473.1)

Income tax expense (benefit) ........................................            (2.6)        (182.1)          (1.0)         (185.7)
                                                                        -------------   ------------   ------------   -------------

       Income (loss) before equity in undistributed earnings of
             subsidiaries, distributions on Company-obligated
             mandatorily redeemable preferred securities of
             subsidiary trusts, discontinued operations,extraordinary
             charge and cumulative effect of accounting change ......           162.4         (447.9)          (1.9)         (287.4)

Equity in undistributed earnings of subsidiaries before discontinued
    operations, extraordinary charge and cumulative effect of
    accounting change (eliminated in consolidation) .................          (321.1)        (584.4)         589.2          (316.3)
                                                                        -------------   ------------   ------------   -------------

       Loss before distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts,
             discontinued operations, extraordinary charge and
             cumulative effect of accounting change .................          (158.7)      (1,032.3)         587.3          (603.7)

Distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts .......................              --          145.3             --           145.3
                                                                        -------------   ------------   ------------   -------------

       Loss before discontinued operations, extraordinary charge
       and cumulative effect of accounting change ...................          (158.7)      (1,177.6)         587.3          (749.0)

Discontinued operations of subsidiaries, net of tax .................          (381.9)            --             --          (381.9)
Extraordinary charge on extinguishment of debt, net of tax ..........            (4.9)           (.1)            --            (5.0)
Cumulative effect of accounting change, net of tax, of
    subsidiaries ....................................................           (55.3)            --             --           (55.3)
                                                                        -------------   ------------   ------------   -------------

       Net loss .....................................................          (600.8)      (1,177.7)         587.3        (1,191.2)

Preferred stock dividends ...........................................              --           11.0             --            11.0
                                                                        -------------   ------------   ------------   -------------

       Loss applicable to common stock ..............................   $      (600.8)  $   (1,188.7)  $      587.3   $    (1,202.2)
                                                                        =============   ============   ============   =============

                         CONSECO, INC. AND SUBSIDIARIES

                                   SCHEDULE IV

                                   Reinsurance
              for the years ended December 31, 2002, 2001 and 2000
                              (Dollars in millions)


                                                              2002            2001              2000
                                                          ------------     ------------     ------------
Life insurance inforce:
   Direct .............................................   $   94,098.3     $  116,075.0     $  117,556.2
   Assumed ............................................        3,380.7          1,996.5          4,878.0
   Ceded ..............................................      (26,368.9)       (26,088.6)       (27,106.3)
                                                          ------------     ------------     ------------

         Net insurance inforce ........................   $   71,110.1     $   91,982.9     $   95,327.9
                                                          ============     ============     ============

         Percentage of assumed to net .................            4.8%             2.2%             5.1%
                                                          ============     ============     ============

Premiums recorded as revenue for generally accepted
  accounting principles:
     Direct ...........................................   $    3,287.8     $    3,600.0     $    3,556.7
     Assumed ..........................................           78.7            146.0            300.5
     Ceded ............................................         (327.8)          (249.4)          (237.1)
                                                          ------------     ------------     ------------

         Net premiums .................................   $    3,038.7     $    3,496.6     $    3,620.1
                                                          ============     ============     ============

         Percentage of assumed to net .................            2.6%             4.2%             8.3%
                                                          ============     ============     ============

                                      S-11

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  1.1*          Form of Underwriting Agreement.
  2.1           Sixth Amended Joint Plan of Reorganization of Conseco, Inc.
                and affiliated Debtors, incorporated by reference to Exhibit
                2.2 of our Current Report on Form 8-K filed September 15,
                2003.
  2.2           Order Confirming Reorganizing Debtors' Sixth Amended Joint
                Plan of Reorganization, incorporated by reference to Exhibit
                2.3 of our Current Report on Form 8-K filed September 15,
                2003.
  3.1           Amended and Restated Certificate of Incorporation of
                Conseco, Inc., incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed September 15, 2003.
  3.2           Second Amended and Restated Bylaws of Conseco, Inc.
  4.1           Certificate of Designations relating to Class A Senior
                Cumulative Convertible Exchangeable Preferred Stock of
                Conseco, Inc., incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed September 15, 2003.
  4.2           Series A Warrant Agreement between Conseco, Inc. and
                Wachovia Bank, N.A., as Warrant Agent, incorporated by
                reference to Exhibit 4.2 of our Current Report on Form 8-K filed September 15, 2003.
  4.3*          Certificate of Designations relating to Mandatorily
                Convertible Preferred Stock, Class B.
  5.1*          Opinion of Kirkland & Ellis LLP.
 10.1           Credit Agreement dated as of September 10, 2003 among
                Conseco, Inc., Bank of America, N.A., as Agent, and other
                financial institutions, incorporated by reference to Exhibit
                10.1 of our Current Report on Form 8-K filed September 15,
                2003.
 10.2           Amendment No. 1 to Credit Agreement dated as of January 15,
                2004 among Conseco, Inc., Bank of America, N.A., as Agent, and other financial institutions.
 10.3           Guarantee and Security Agreement dated as of September 10,
                2003 among Conseco, Inc., the Subsidiary Guarantors Party
                Thereto and Bank of America, N.A., as Agent, incorporated by reference to Exhibit 10.4 of our Quarterly Report on Form
                10-Q for the quarter ended September 30, 2003.
 10.4           Common Stock Registration Rights Agreement dated as of
                September 10, 2003, incorporated by reference to Exhibit
                10.2 of our Current Report on Form 8-K filed September 15,
                2003.
 10.5           Preferred Stock Registration Rights Agreement dated as of
                September 10, 2003, incorporated by reference to Exhibit
                10.3 of our Current Report on Form 8-K filed September 15,
                2003.
 10.6           Employment Agreement dated as of May 27, 2003 between
                Conseco, Inc. and William J. Shea, incorporated by reference to Exhibit 10.5 of our Quarterly Report on Form 10-Q for the
                quarter ended September 30, 2003.
 10.7           Agreement dated as of June 18, 2003 between Conseco, Inc.
                and R. Glenn Hilliard, incorporated by reference to Exhibit
                10.6 of our Quarterly Report on Form 10-Q for the quarter
                ended September 30, 2003.
 10.8           Amendment dated as of December 30, 2003 to Agreement dated as of June 18, 2003 between Conseco, Inc. and R. Glenn
                Hilliard.
 10.9           Employment Agreement dated as of September 10, 2003 between
                Conseco, Inc. and Eugene M. Bullis.
 10.10          Employment Agreement dated as of July 15, 2002 between
                Conseco, Inc. and John R. Kline.
 10.11          Employment Agreement dated as of September 10, 2003 between
                40Y86 Advisors, Inc. and Eric R. Johnson.
 10.12          Conseco, Inc. 2003 Long-Term Equity Incentive Plan,
                incorporated by reference to Exhibit 4 of our Registration
                Statement on Form S-8 (No. 333-108835).

EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
 12.1           Computation of Ratio of Earnings to Fixed Charges, Preferred
                Stock Dividends and Distributions on Company-obligated
                Mandatorily Redeemable Preferred Securities of Subsidiary
                Trusts.
 21.1           Subsidiaries of Conseco, Inc.
 23.1           Consent of PricewaterhouseCoopers LLP.
 23.2*          Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
 24.1           Powers of Attorney (included in Part II to the Registration
                Statement).

---------------

* To be filed by amendment.